AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1997

                                                     REGISTRATION NO. 333-37215
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                          GENERAL MOTORS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                 38-0572515                    7374
     (STATE OR OTHER           (I.R.S. EMPLOYER          (PRIMARY STANDARD
     JURISDICTION OF          IDENTIFICATION NO.)    INDUSTRIAL CLASSIFICATION
     INCORPORATION OR                                       CODE NUMBER)
      ORGANIZATION)

     100 RENAISSANCE CENTER, DETROIT, MICHIGAN 48243-7301; (313) 556-5000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                PETER R. BIBLE
                           CHIEF ACCOUNTING OFFICER
                          GENERAL MOTORS CORPORATION
                            100 RENAISSANCE CENTER
                         DETROIT, MICHIGAN 48243-7301
                                (313) 556-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

WARREN G. ANDERSEN ROBERT S. OSBORNE,  CHARLES S. REAM HE   FREDERICK S. GREEN
  GENERAL MOTORS     P.C. KIRKLAND &     HOLDINGS, INC.      WEIL, GOTSHAL &
 CORPORATION 3031    ELLIS 200 EAST        7200 HUGHES        MANGES LLP 767
    WEST GRAND       RANDOLPH DRIVE        TERRACE LOS       FIFTH AVENUE NEW
BOULEVARD DETROIT, CHICAGO, IL 60601-  ANGELES, CA 90045-     YORK, NY 10153
   MI 48202-3091     6636 (312) 861-     0066 (310) 568-      (212) 310-8000
  (313) 556-5000          2000                7200

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the requisite consents are obtained pursuant to the solicitation by General Motors Corporation referred to in the Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    LOGO

                                SOLICITATION OF WRITTEN CONSENT OF
                                GENERAL MOTORS CORPORATION
                                COMMON STOCKHOLDERS


                            THE HUGHES TRANSACTIONS


                                      LOGO

                WE ARE ASKING OUR COMMON STOCKHOLDERS TO APPROVE
 THE FOLLOWING "HUGHES TRANSACTIONS" RELATING TO THE THREE PRINCIPAL BUSINESSES
                     OF OUR HUGHES ELECTRONICS SUBSIDIARY.

                              DEFENSE ELECTRONICS

    WE PROPOSE TO SPIN OFF OUR DEFENSE ELECTRONICS BUSINESS, APPROXIMATELY 58.7% TO OUR CLASS H COMMON STOCKHOLDERS AND 41.3% TO OUR $1 2/3 COMMON STOCKHOLDERS (ESTIMATED BASED ON RECENT STOCK PRICES). IMMEDIATELY AFTER THE SPIN-OFF, THIS BUSINESS WILL MERGE WITH RAYTHEON COMPANY.

                             AUTOMOTIVE ELECTRONICS

    WE PROPOSE TO TRANSFER OUR AUTOMOTIVE ELECTRONICS BUSINESS FROM HUGHES ELECTRONICS TO GENERAL MOTORS. AS A RESULT, THE APPROXIMATELY 25.6% TRACKING STOCK INTEREST IN THIS BUSINESS CURRENTLY HELD BY OUR CLASS H COMMON STOCKHOLDERS WILL IN EFFECT BE ALLOCATED TO OUR $1 2/3 COMMON STOCKHOLDERS.

                          TELECOMMUNICATIONS AND SPACE

    WE PROPOSE TO RECAPITALIZE OUR CLASS H COMMON STOCK INTO A NEW TRACKING STOCK INTEREST OF APPROXIMATELY 25.6% IN OUR
  TELECOMMUNICATIONS AND SPACE BUSINESS. THIS BUSINESS WILL ALSO BE PROVIDED WITH A SUBSTANTIAL AMOUNT OF NEW CAPITAL FUNDING.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE HUGHES TRANSACTIONS OR THE NEW CLASS H COMMON STOCK OR THE CLASS A COMMON STOCK TO BE ISSUED PURSUANT TO THIS SOLICITATION STATEMENT/PROSPECTUS. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE HUGHES TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 THE DATE OF THIS SOLICITATION STATEMENT/PROSPECTUS IS NOVEMBER 10, 1997.

  UNTIL 25 DAYS AFTER THE DATE OF MAILING OF THIS SOLICITATION STATEMENT/PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN CLASS A COMMON STOCK OR NEW GM CLASS H COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                                               TABLE OF CONTENTS
                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
CHAPTER 1: INTRODUCTION...................................................   1
  Introduction to the Hughes Transactions.................................   3
  Summary Financial Information...........................................  10
  Recent Developments.....................................................  23
CHAPTER 2: RISK FACTORS...................................................  25
  Risk Factors Relating to the Hughes Transactions........................  27
  Risk Factors Relating to the Business of New Hughes Electronics.........  30
  Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure.  32
  Additional Risk Factors Regarding New GM Class H Common Stock...........  34
  Risk Factors Regarding New Raytheon After the Raytheon Merger...........  36
CHAPTER 3: THE HUGHES TRANSACTIONS
AND THE RAYTHEON MERGER...................................................  39
  Special Factors.........................................................  41
  Description of the Hughes Transactions.................................. 101
  Description of the Raytheon Merger...................................... 113
  Separation and Transition Arrangements.................................. 136
CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS................................. 149
  General Motors Pro Forma Consolidated Capitalization.................... 151
  Introduction to the Financial and Business Reviews of Hughes Defense,
   Delco and Hughes Telecom............................................... 153
  Hughes Defense Selected Combined Historical Financial Data.............. 154
  Hughes Defense Management's Discussion and Analysis of Financial
   Condition and Results of Operations.................................... 155
  Business of Hughes Defense.............................................. 159
  Delco Selected Combined Historical and Pro Forma Financial Data......... 168
  Delco Unaudited Pro Forma Condensed Combined Financial Statements....... 169
  Delco Notes to Unaudited Pro Forma Condensed Combined Financial
   Statements............................................................. 172
  Delco Management's Discussion and Analysis of Financial Condition and
   Results of Operations.................................................. 173
  Business of Delco....................................................... 177
  Hughes Telecom Selected Combined Historical and Pro Forma Financial
   Data................................................................... 184
  Hughes Telecom Unaudited Pro Forma Condensed Combined Financial
   Statements............................................................. 185
  Hughes Telecom Notes to Unaudited Pro Forma Condensed Combined Financial
   Statements............................................................. 189
  Hughes Telecom Management's Discussion and Analysis of Financial
   Condition and Results of Operations.................................... 192
  Business of Hughes Telecom.............................................. 197
  Raytheon Selected Combined Historical and Pro Forma Financial Data...... 212
  Overview of Raytheon Business........................................... 213

TABLE OF CONTENTS
                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 CHAPTER 5: NEW RAYTHEON.................................................  215
    New Raytheon Unaudited Pro Forma Combined Condensed Financial
     Statements..........................................................  217
    New Raytheon Notes to Unaudited Pro Forma Combined Condensed
     Financial Statements................................................  221
    Overview of New Raytheon Business....................................  224
    New Raytheon Management..............................................  226
    New Debt of Hughes Defense to be Assumed by New Raytheon.............  231
 CHAPTER 6: CAPITAL STOCK................................................  233
    Comparison of GM Class H Common Stock, New GM Class H Common Stock
     and Class A Common Stock............................................  235
    Considerations Relating to GM's Dual-Class Common Stock Capital
     Structure...........................................................  245
    GM Class H Common Stock..............................................  249
    New GM Class H Common Stock..........................................  253
    New Raytheon Capital Stock...........................................  258
 CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS...............  267
    Solicitation of Written Consent of GM's Common Stockholders..........  269
    Security Ownership of Certain Beneficial Owners and Management of
     General Motors......................................................  272
    Forward-Looking Information May Prove Inaccurate.....................  273
    Estimated Fees and Expenses..........................................  274
    Legal Matters........................................................  275
    Experts..............................................................  275
    Where You Can Find More Information..................................  276
 GLOSSARY................................................................  279
 APPENDICES
    APPENDIX A GM Spin-Off Merger Agreement
               Exhibit A: Article Fourth of the GM Amended and Restated
                Certificate of Incorporation, After Giving Effect to the
                GM Spin-Off Merger
    APPENDIX B Fairness Opinions
               Updated Merrill Lynch Fairness Opinion
               Updated Salomon Brothers Fairness Opinion
               Goldman Sachs Fairness Opinion
    APPENDIX C Hughes Defense Combined Financial Statements
    APPENDIX D Delco Combined Financial Statements
    APPENDIX E Hughes Telecom Combined Financial Statements

                                                         CHAPTER 1: INTRODUCTION
                                   CHAPTER 1

                                  INTRODUCTION

                                                                           PAGE
                                                                           ----
        INTRODUCTION TO THE HUGHES TRANSACTIONS...........................   3
          The Hughes Transactions.........................................   3
          Raytheon Stock Price............................................   4
          New Raytheon Common Stock.......................................   5
          The Distribution Ratio..........................................   5
          Delco Transfer..................................................   6
          New GM Class H Common Stock.....................................   6
          No Recapitalization Into GM $1 2/3 Common Stock.................   7
          Tax Matters.....................................................   7
          Board Recommendation............................................   7
          Risk Factors....................................................   8
          Stockholder Litigation..........................................   8
          Timing and Approvals............................................   8
          Raytheon Information............................................   8
          Consent Mechanics...............................................   9
          The Issuers.....................................................   9
          Additional Information..........................................   9
        SUMMARY FINANCIAL INFORMATION.....................................  10
          Possible Effects of the Hughes Transactions on Your GM Common
           Stock..........................................................  10
          General.........................................................  11
          Hughes Electronics..............................................  11
          Purchase Accounting Adjustments.................................  12
          Certain Historical and Pro Forma Per Share Information .........  13
          General Motors Selected Consolidated Historical Financial Data..  15
          Hughes Electronics Summary Consolidated Financial Data..........  17
          Hughes Defense Summary Combined Financial Data..................  19
          Delco Summary Combined Historical and Pro Forma Financial Data..  20
          Hughes Telecom Summary Combined Historical and Pro Forma
           Financial Data.................................................  21
          Raytheon Summary Combined Historical and Pro Forma Financial
           Data...........................................................  22
        RECENT DEVELOPMENTS...............................................  23
          New Leadership Team at Hughes Electronics.......................  23
          General Motors Competitiveness Studies..........................  23
          Raytheon........................................................  23

CHAPTER 1: INTRODUCTION




                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                         CHAPTER 1: INTRODUCTION
                                  INTRODUCTION

  We have highlighted selected information in this Introduction. However, it may not contain all of the information that is important to you. We urge you to read the entire document (including the Appendices) and the documents incorporated by reference. The Glossary provides definitions for certain capitalized terms.

  We have calculated several important values for illustrative purposes in this document based on the November 7, 1997 closing price of Raytheon Common Stock of $51.00 per share (the "Recent Raytheon Stock Price"). These calculated values include the percentage of Class A Common Stock that will be distributed to holders of each class of GM common stock, the indicated value of the Class A Common Stock to be distributed, the amount of debt that Hughes Defense will be permitted to have when it is spun off and the amount of new capital to be made available to Hughes Telecom. These calculations are illustrative only and will change based on changes in the market price of Raytheon Common Stock between now and the closing.

  We also refer throughout this document to the tracking stock interest of the GM Class H Common Stockholders in the earnings of our Hughes Electronics subsidiary as being approximately 25%. This percentage amount, which we call the "Class H Fraction," changes depending on the number of shares of GM Class H Common Stock outstanding at any time. For most calculations in this document which use the Class H Fraction, we have used the Class H Fraction as of September 30, 1997 (approximately 25.6%).

                    INTRODUCTION TO THE HUGHES TRANSACTIONS

THE HUGHES TRANSACTIONS

  We are proposing three related transactions to enhance the value of the businesses operated by our Hughes Electronics subsidiary. We need your consent in order to accomplish these "Hughes Transactions."

(1) HUGHES DEFENSE

We propose to spin off the defense electronics business of Hughes Electronics to our common stockholders. We call this business "Hughes Defense." Immediately after the spin-off, Hughes Defense will merge with Raytheon Company. Based on the Recent Raytheon Stock Price, these transactions have an indicated value of approximately $9.5 billion.

    The merged company will be the nation's third largest defense company and one of the largest providers of defense electronics in the world. The merger should enable it to compete more effectively in the U.S. defense industry, where significant consolidation has been occurring. We call the merged com-pany "New Raytheon."

    GM common stockholders will receive all of the Class A Common Stock of Hughes Defense, representing approximately 30% of the common stock of New Raytheon after the merger. This stock has an indicated value of approxi-mately $5.2 billion based on the Recent Raytheon Stock Price. Approximately 58.7% of the Class A Common Stock would be distributed to GM Class H Common Stockholders and approximately 41.3% would be distributed to GM $1 2/3 Com-mon Stockholders based on the Recent Raytheon Stock Price.

    Hughes Defense will be permitted to have approximately $4.3 billion of debt when it is spun off. Substantially all of the proceeds of this debt will be made available as new capital for Hughes Telecom. The obligation to repay this debt, however, will remain with New Raytheon (in which GM's com-mon stockholders will have an approximately 30% equity interest).

    The indicated transaction value of approximately $9.5 billion consists of the sum of (1) the value of the Class A Common Stock to be distributed to GM's common stockholders and (2) the amount of debt that Hughes Defense is permitted to have at the time of the spin-off. We believe that this amount represents a substantial premium to the enterprise value of Hughes Defense under its current ownership structure.

(2) DELCO ELECTRONICS

We propose to transfer Delco Electronics, our automotive electronics business, from Hughes

CHAPTER 1: INTRODUCTION
Electronics to General Motors. The tracking stock interest in Delco's earnings that is currently held by GM Class H Common Stockholders will in effect be allocated to holders of GM $1 2/3 Common Stock.

    By transferring Delco to General Motors, we will be able to fully inte-grate it with our Delphi Automotive Systems business. That should enable these businesses to participate more effectively in a component industry trend toward integrated automotive systems.

    To compensate GM Class H Common Stockholders for the transfer of Delco and other effects of the Hughes Transactions, we have allocated an amount of Class A Common Stock to them which is more than the approximately 25.6% that reflects their current tracking stock interest in Hughes Defense. The allo-cation of Class A Common Stock to the GM Class H Common Stockholders is ap-proximately 58.7% based on the Recent Raytheon Stock Price.

(3) HUGHES TELECOM

We propose to make about $4.0 billion of new capital funding available to the telecommunications and space business of Hughes Electronics, which we call "Hughes Telecom," and to recapitalize the GM Class H Common Stock into a new tracking stock interest in that business.

    Hughes Telecom will receive about $4.0 billion in cash from new debt bor-rowed by Hughes Defense before it is spun off to our common stockholders. This capital funding will enhance Hughes Telecom's ability to take advantage of growth opportunities in the expanding global telecommunications market. Hughes Telecom expects that its immediate use of approximately $3.0 billion of the capital funding will be to repay indebtedness, including approxi-mately $1.7 billion owed to General Motors in connection with Hughes Telecom's acquisition of PanAmSat Corporation in May 1997. We also believe that Hughes Telecom will benefit from having its senior management focused on a single principal area of business.

    Each share of GM Class H Common Stock will become a share of New GM Class H Common Stock. As a result, the current approximately 25.6% tracking stock interest of GM Class H Common Stockholders in Hughes Electronics will become an equivalent tracking stock interest in the business of Hughes Telecom, which will be operated after the Hughes Transactions by a GM subsidiary we call "New Hughes Electronics."

RAYTHEON STOCK PRICE

  Changes in the market price of Raytheon Common Stock will affect several calculations relevant to the transactions.

    First, we have used the Recent Raytheon Stock Price ($51.00 per share on November 7, 1997) for illustrative calculations of the amount of the Class A Common Stock to be distributed to the holders of each class of GM common stock and the value of those distributions.

    Second, under our agreement with Raytheon, changes in Raytheon's stock price within a "collar" range will affect the amount of debt that Hughes Defense is permitted to have when it is spun off, and thus the amount available as capital for Hughes Telecom.

  The actual amount of permitted debt and the allocation of Class A Common Stock between the two classes of GM common stockholders will depend on the average stock price of Raytheon during a specified period prior to the closing of the Hughes Transactions. The Recent Raytheon Stock Price is not necessarily indicative of this average price or the market value of Raytheon common stock at the time of or after the closing of the transactions.

  The collar range for Raytheon's stock price is between $44.42 and $54.29 per share. If the price of Raytheon Common Stock is within the collar (which it was in January 1997 when the agreement was entered into with Raytheon), the amount of debt that Hughes Defense is permitted to have will be adjusted so that the total transaction value will be $9.5 billion. Raytheon stock prices above $54.29 per share would result in transaction values higher than $9.5 billion, while Raytheon stock prices below $44.42 per share would result in transaction values less than $9.5 billion.

  Based on the Recent Raytheon Stock Price, the Class A Common Stock distributed in the spin-off would be worth approximately $5.2 billion and Hughes Defense would be allowed to have approximately $4.3 billion of debt. Accordingly, the transaction would have a current indicated value to General Motors and its common stockholders of approximately $9.5 billion.

                                                         CHAPTER 1: INTRODUCTION

  The following table shows a range of illustrative Raytheon Common Stock prices and how they affect the total value of the transaction:

 RAYTHEON                 VALUE OF                         HUGHES                          TOTAL
  COMMON                  CLASS A                          DEFENSE                       INDICATED
STOCK PRICE             COMMON STOCK                        DEBT                           VALUE
-----------             ------------                       -------                       ---------
                     ($ BILLIONS, EXCEPT STOCK PRICE)
    $65                     $6.7                            $3.9                           $10.6
     60                      6.2                             3.9                            10.1
     55                      5.6                             3.9                             9.5
     50                      5.1                             4.4                             9.5
     45                      4.6                             4.9                             9.5
     40                      4.1                             4.9                             9.0

  GM's common stockholders will directly receive the value of the Class A Common Stock, which will be distributed to them in the spin-off of Hughes Defense. In addition, our stockholders will benefit from the new debt borrowed by Hughes Defense before the spin off because the proceeds (up to $4.0 billion) will be made available to Hughes Telecom to fund growth opportunities in the telecommunications and space business. All of our common stockholders will have a continuing interest in that business. If Hughes Defense borrows more than $4.0 billion of new debt, the additional proceeds will be made available to General Motors, in which case an appropriate adjustment will be made in the amount of Class A Common Stock to be distributed to each class of GM common stockholders. We currently estimate that this will occur only if the Raytheon Common Stock price is $53.59 or less.

NEW RAYTHEON COMMON STOCK

  In the spin-off, GM's common stockholders will receive Class A Common Stock of Hughes Defense. In the merger of Hughes Defense and Raytheon, this stock will remain outstanding as Class A Common Stock of New Raytheon (except that fractional shares will be sold for cash) and Raytheon's common stockholders will receive Class B Common Stock of New Raytheon.

  The Class A Common Stock will represent approximately 30% of the outstanding equity value of New Raytheon. The Class B Common Stock will represent the remaining approximately 70% of the outstanding equity value. With respect to the election of directors of New Raytheon, the Class A
Common Stockholders will possess 80.1% of the voting power. The Class B Common Stockholders will possess the remaining 19.9% of the voting power in the election of directors. Each class will vote separately as to all other matters. Except as to voting rights, the Class A Common Stock and Class B Common Stock will be identical.

  This dual class capital structure of New Raytheon was necessary in order for General Motors to obtain an IRS letter ruling to the effect that the spin-off of Hughes Defense will be tax-free to General Motors and its common stockholders for U.S. federal income tax purposes.

THE DISTRIBUTION RATIO

  We will distribute a total of 102,630,503 shares of Class A Common Stock to our common stockholders. Based on the Recent Raytheon Stock Price, we estimate that approximately 58.7% of these shares will be distributed to GM Class H Common Stockholders and approximately 41.3% will be distributed to GM $1 2/3 Common Stockholders. We refer to the relationship between these amounts as the "Distribution Ratio."

  The Distribution Ratio is a formula that depends on certain variables that cannot be known precisely until the closing of the Hughes Transactions. The most significant of these variables is the average closing market price of Raytheon Common Stock during a specified period shortly before the closing. See "Special Factors--The Distribution Ratio" in Chapter 3.

  In setting the Distribution Ratio, the GM Board determined that GM Class H Common Stockholders should receive a portion of the Class A Common Stock equal to the Class H Fraction to reflect their current tracking stock interest in Hughes Defense plus an additional amount of Class A Common Stock to compensate them for relinquishing their current tracking stock interest in Delco and for the other net effects of the Hughes Transactions.

  The GM Board determined that the additional amount of Class A Common Stock to be issued to GM Class H Common Stockholders should have a value equal to $6.5 billion multiplied by the percentage amount of the GM Class H Common Stockholders' tracking stock interest in Hughes Electronics (i.e., the "Class H Fraction")

CHAPTER 1: INTRODUCTION

immediately before the closing, plus an additional amount equal to the product of multiplying the Class H Fraction times the amount of any proceeds of Hughes Defense debt made available to General Motors as described above. Based on the Recent Raytheon Stock Price, approximately $266 million of debt proceeds would be made available to General Motors. Accordingly, based on the approximately 25.6% tracking stock interest of GM Class H Common Stockholders as of September 30, 1997, the total additional Class A Common Stock should have a value of approximately $1.665 billion plus $68 million, or $1.733 billion in total.

  The number of additional shares of Class A Common Stock needed in order to deliver the total additional value to the GM Class H Common Stockholders will be determined by valuing each share at the average closing market price of Raytheon Common Stock during a specified period before the closing. Based on the Recent Raytheon Stock Price and a total additional value of approximately $1.733 billion, this would result in the distribution of 33,988,730 additional shares of Class A Common Shares to the GM Class H Common Stockholders.

  The foregoing calculations would result in a distribution of a total of approximately 58.7% of the Class A Common Stock to GM Class H Common Stockholders. The balance of 41.3% would be distributed to GM $1 2/3 Common Stockholders.

  The following table illustrates the effect the Hughes Transactions would have on the ownership interests of a holder of one share of each class of GM common stock, if the relevant market price of Raytheon Common Stock were equal to the Recent Raytheon Stock Price.

      EXAMPLE OF                                            EXAMPLE OF
      OWNERSHIP                                              OWNERSHIP
      BEFORE THE                                             AFTER THE
 HUGHES TRANSACTIONS                                    HUGHES TRANSACTIONS
 -------------------                                    -------------------
One share of GM $1 2/3                               One share of GM $1 2/3
Common Stock                                         Common Stock
                                                                AND
                                                     0.05987 shares of Class A
                                                     Common Stock with an
                                                     indicated market value
                                                     of $3.05.

                                 -------------

One share of GM                                      One share of New GM
Class H Common Stock                                 Class H Common Stock
                                                                AND
                                                     0.58836 shares of Class A
                                                     Common Stock with an
                                                     indicated market value
                                                     of $30.01.

  For a table showing the distribution of the Class A Common Stock between the two classes of GM common stock based on a range of Raytheon Common Stock prices, see "Special Factors--The Distribution Ratio" in Chapter 3.

DELCO TRANSFER

  Delco will be transferred from Hughes Electronics to General Motors so that it can be more fully integrated with Delphi. As a result of this transfer, Delco's financial performance will not be tracked by the New GM Class H Common Stock. In effect, the tracking stock interest in Delco's earnings that is currently held by GM Class H Common Stockholders will be allocated to holders of GM $1 2/3 Common Stock.

  We believe that the integration of Delco's automotive electronics capability with Delphi's systems and components expertise will create a premier global automotive systems supplier. The combination will allow us to compete more effectively in markets worldwide by developing new electronically enhanced vehicle systems. We expect these systems to have improved functionality, lower cost and higher quality. Delco will also gain access to Delphi's customer base. In addition, the integration should allow these businesses to achieve structural cost savings.

  The GM Board took the transfer of Delco into account when it determined the additional amount of Class A Common Stock that GM Class H Common Stockholders should receive in addition to the approximately 25.6% of such stock that reflects their current tracking stock interest in Hughes Defense. In so doing, the GM Board considered the benefits of the integration of Delco and Delphi. Thus, we believe that the Delco valuation considerations used in determining the Distribution Ratio reflect a substantial premium to the enterprise value of Delco under the current Hughes Electronics and GM ownership structure.

NEW GM CLASS H COMMON STOCK

  Like the current GM Class H Common Stockholders, the holders of New GM Class H Common Stock will be stockholders of General Motors, not of Hughes Electronics. The New GM Class H Common Stock will represent an approximately 25.6% tracking stock interest in New Hughes Electronics (based on the Class H Fraction as of September 30, 1997), which will have one principal business:
Hughes Telecom. This will be a

                                                         CHAPTER 1: INTRODUCTION
more focused investment than the existing GM Class H Common Stock, which currently represents an approximately 25.6% tracking stock interest in the three principal businesses of Hughes Electronics: Hughes Defense, Delco and Hughes Telecom.

  The current policy of the GM Board is to pay a quarterly dividend of $0.25 per share on the existing GM Class H Common Stock. Because New Hughes Electronics contemplates retaining future earnings for the development of its business, General Motors does not anticipate that it will initially pay any cash dividends on the New GM Class H Common Stock.

  The GM Certificate of Incorporation will be amended to delete provisions relating to the existing GM Class H Common Stock and to add new provisions setting forth the terms of the New GM Class H Common Stock. The terms of the New GM Class H Common Stock are described in "Chapter 6: Capital Stock."

  In connection with its determination of the terms of the New GM Class H Common Stock, the GM Board reviewed its policies and practices with respect to its dual-class common stock capital structure and adopted a policy statement regarding certain capital stock matters. This policy statement is effective upon the closing of the Hughes Transactions and covers certain transactions involving General Motors and New Hughes Electronics and the relationship between dividends (if any) to be paid by New Hughes Electronics to General Motors and by General Motors to the New GM Class H Common Stockholders. This policy statement is set forth under "Considerations Relating to GM's Dual-Class Common Stock Capital Structure" in Chapter 6.

NO RECAPITALIZATION INTO GM $1 2/3 COMMON STOCK

  The Hughes Transactions will not result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio as currently provided for under certain circumstances in the GM Certificate of Incorporation. As part of the Hughes Transactions, the GM Certificate of Incorporation will be amended to eliminate any possible application of the recapitalization provision to the Hughes Transactions. Even absent this amendment, we believe that there is substantial uncertainty as to whether the recapitalization provision would apply. By voting in favor of the Hughes Transactions, you will in effect be waiving any application of the provision to the Hughes Transactions. For further discussion, see "Description of the Hughes Transactions--No Recapitalization at a 120% Exchange Ratio" in Chapter 3.

TAX MATTERS

  For U.S. federal income tax purposes, the Hughes Transactions and the Raytheon Merger will be tax-free to you as GM's common stockholders (other than with respect to cash you will receive instead of fractional shares of Class A Common Stock) and to General Motors. We have received an IRS letter ruling confirming that the spin-off of Hughes Defense and the separation of Hughes Telecom from Hughes Defense (which is required in order to prepare Hughes Defense for the spin-off) will be tax-free. New tax rules applicable to certain corporate spin-offs signed into law by President Clinton on August 5, 1997 will not apply to the Hughes Transactions under the transition provisions enacted as part of this legislation.

  All GM common stockholders will be required to attach information to their U.S. federal income tax return for the year in which the spin-off of Hughes Defense occurs in order to show that the spin-off of Hughes Defense is tax-free. General Motors will provide this information to you after the Hughes Transactions and Raytheon Merger have been completed.

BOARD RECOMMENDATION

  The GM Board has carefully reviewed the Hughes Transactions with the active participation of its Capital Stock Committee, which consists entirely of independent directors. We have received opinions from two independent investment banking firms, Merrill Lynch and Salomon Brothers, as to the fairness, from a financial point of view, to each class of GM common stockholders of the consideration to be provided to General Motors and its subsidiaries and to each class of our common stockholders in the Hughes Transactions. We have also received an opinion from a third investment banking firm, Goldman Sachs, as to the fairness of the aggregate consideration in the Raytheon Merger to Hughes Defense, Hughes Electronics, General Motors, GM $1 2/3 Common Stockholders and GM Class H Common Stockholders taken as a whole.

CHAPTER 1: INTRODUCTION

  The full text of the investment bank opinions, which in each case set forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, are included in Appendix B to this document. WE URGE YOU TO READ THESE OPINIONS CAREFULLY.

  BASED ON THE FOREGOING, THE GM BOARD HAS DETERMINED THAT THE HUGHES TRANSACTIONS ARE IN THE BEST INTERESTS OF GENERAL MOTORS AND ITS COMMON STOCKHOLDERS AND ARE FAIR TO THE HOLDERS OF BOTH CLASSES OF GM COMMON STOCK. THE GM BOARD HAS UNANIMOUSLY APPROVED THE HUGHES TRANSACTIONS AND RECOMMENDS THAT GM COMMON STOCKHOLDERS APPROVE THE HUGHES TRANSACTIONS BY EXECUTING AND RETURNING THE ENCLOSED CONSENT.

RISK FACTORS

  There are significant challenges and risks involved in each of the business strategies addressed by the Hughes Transactions. These risks include uncertainties about achieving the expected synergies and benefits from the merger of Hughes Defense and Raytheon and from the integration of Delco and Delphi. There are also risks associated with separating the three businesses of Hughes Electronics. These and other risks are addressed in "Chapter 2: Risk Factors."

STOCKHOLDER LITIGATION

  Nine lawsuits were filed in Delaware Chancery Court after we announced the Hughes Transactions in January 1997. All of these lawsuits have been consolidated and a consolidated amended complaint has recently been filed. That complaint alleges that the defendants have breached and are continuing to breach their fiduciary and alleged contractual duties to specified holders of GM Class H Common Stock in connection with the Hughes Transactions.

  The lawsuits seek injunctions against the Hughes Transactions (or any other disposition of Hughes Defense in the absence of a recapitalization of the GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio) and compensatory damages.

TIMING AND APPROVALS

  We are working towards completing the Hughes Transactions as soon as possible. We currently expect to complete the Hughes Transactions and the Raytheon Merger before December 31, 1997. However, in the event that the transactions are not completed before that date, each of Raytheon and Hughes Defense has agreed that it will not assert prior to January 16, 1998 a right that it would otherwise have to terminate the merger agreement because of the failure to have completed the Raytheon Merger before December 31, 1997.

  We will not complete the Hughes Transactions unless we obtain the approval of the holders of:

 . a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class; and

 . a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class.

  Only GM's common stockholders who held shares on October 15, 1997 are entitled to vote on the Hughes Transactions.

  You are not being asked to approve the Raytheon Merger, which has already been approved by Hughes Electronics as the sole stockholder of Hughes Defense. However, if GM's common stockholders do not approve the Hughes Transactions, the Raytheon Merger will not occur. Completion of the Hughes Transactions is also conditioned upon the approval of the Raytheon Merger by Raytheon's common stockholders and satisfaction or waiver of the other conditions to the closing of the Raytheon Merger as described under "Description of the Raytheon Merger-- Raytheon Merger Agreement--Conditions" in Chapter 3.

RAYTHEON INFORMATION

  Raytheon is seeking approval of the Raytheon Merger by its existing common stockholders and is sending a related solicitation statement (the "Raytheon Solicitation Statement") to its common stockholders. The Raytheon Solicitation Statement contains information about Raytheon, about the Raytheon Merger and about the business and prospects of New Raytheon that may be of interest to you in considering the Hughes Transactions.

  In particular, a section of the Raytheon Solicitation Statement called "Background" contains information about the background of the Raytheon Merger from Raytheon's point of view, including information about the Raytheon board of directors' consideration of the Raytheon Merger and its decision to approve the Raytheon Merger and recommend it to the stockholders of Raytheon, as to which we have no direct knowledge. That section also contains summaries of (1) an opinion of Bear Stearns, financial advisor to Raytheon, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the Raytheon Merger is fair to Raytheon

                                                         CHAPTER 1: INTRODUCTION

stockholders from a financial point of view and (2) an opinion of CSFB, financial advisor to Raytheon, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the Merger Consideration (as defined in the opinion) was fair to the holders of Raytheon Common Stock from a financial point of view. Copies of the opinions of Bear Stearns and CSFB are attached as appendices to the Raytheon Solicitation Statement.

  As explained in "Where You Can Find More Information" in Chapter 7, we have incorporated the "Background" section of the Raytheon Solicitation Statement as well as the Raytheon Merger Agreement and the opinions of Bear Stearns and CSFB, which are attached as appendices to the Raytheon Solicitation Statement, into this document by reference. You should note, however, that these materials were prepared for Raytheon's board of directors in connection with the Raytheon Merger, and Raytheon's board of directors and its financial advisors did not consider your interests as a stockholder of General Motors.

CONSENT MECHANICS

  Please complete, date, sign and return the enclosed consent as soon as possible. Your consent is important regardless of the number of shares that you own.

  YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH THE CONSENT CARD ENCLOSED WITH THIS DOCUMENT. YOU WILL RECEIVE FURTHER CORRESPONDENCE AFTER THE TRANSACTIONS HAVE BEEN COMPLETED.

  You can revoke your consent at any time prior to the approval of the Hughes Transactions. This will occur as soon as consents representing the requisite stockholder approvals described above are delivered to General Motors, so long as this is at least 20 business days from the date this document is mailed to stockholders.

  Revocations can be made by filing with the Secretary of General Motors either a written notice stating that you would like to revoke your consent or another written consent bearing a later date. Revocations should be sent to the Secretary of General Motors at the following address:

  General Motors Corporation
  General Motors Building
  3044 West Grand Boulevard
  Detroit, Michigan 48202-3091
  Attention: Secretary

THE ISSUERS

  The New GM Class H Common Stock will be issued by General Motors. GM's principal executive offices are located at 100 Renaissance Center, Detroit, Michigan 48243-7301 (Telephone Number (313) 556-5000).

  As of the Record Date, directors and executive officers of General Motors (and their affiliates) together held less than 1% of the outstanding shares of GM $1 2/3 Common Stock and less than 1% of the outstanding shares of GM Class H Common Stock. To our knowledge, all of such persons currently intend to vote in favor of the Hughes Transactions.

  The Class A Common Stock to be distributed in the spin-off will be issued by a subsidiary of Hughes Electronics which is named HE Holdings, Inc. HE Holdings is the corporate name currently used by the corporation that was called "Hughes Aircraft Company" when it was acquired by General Motors in 1985. HE Holdings currently owns and operates (principally through subsidiaries) both the defense electronics business and the telecommunications and space business of Hughes Electronics. We refer to HE Holdings, Inc. as "Hughes Defense" because it will own and operate the defense electronics business (but not the telecommunications and space business) of Hughes Electronics at the time it is spun off to GM's common stockholders and merged with Raytheon.

  The principal executive offices of Hughes Defense are currently located at 7200 Hughes Terrace, Los Angeles, California 90045-0066 (Telephone Number (310) 568-7200). Upon the consummation of the Raytheon Merger, the principal executive offices of New Raytheon will be located at 141 Spring Street, Lexington, Massachusetts 02173 (Telephone Number (617) 862-6600).

ADDITIONAL INFORMATION

  For additional information about the Hughes Transactions, including information about how to complete and return your consent, please contact:

  Morrow & Co., Inc.

  909 Third Avenue, 20th Floor
  New York, New York 10022

  Banks and Brokers Call Toll Free:
  1-800-662-5200

  All Others Call Toll Free:
  1-800-566-9058

CHAPTER 1: INTRODUCTION
                         SUMMARY FINANCIAL INFORMATION

POSSIBLE EFFECTS OF THE HUGHES TRANSACTIONS ON YOUR GM COMMON STOCK

  We are providing the following summary financial information to help you analyze the financial aspects of the Hughes Transactions. The numbers in the column entitled "Historical" are the actual per share numbers as of and for the periods ended September 30, 1997 and December 31, 1996, respectively.

  The numbers in the columns entitled "Assuming Hughes Transactions Occur" show the pro forma effect on:

 . book value per share, assuming the transactions were completed on September
   30, 1997; and

 . cash dividends per share and earnings per share, assuming the transactions were completed on January 1 of each respective period.

  In addition, you should note these numbers include the effect of the May 1997 merger of the satellite services operations of Hughes Telecom and PanAmSat and the divestiture of Hughes Avicom.

  All pro forma numbers are arithmetical combinations of GM's and Raytheon's separate historical results and reflect certain adjustments that directly relate to the Hughes Transactions, the Raytheon Merger, the Texas Instruments Defense Acquisition by Raytheon, the PanAmSat Merger and the Avicom Divestiture. You should not assume that General Motors and New Raytheon would have actually achieved these results if the transactions had occurred on the dates specified, or that either company will achieve similar results in the future.

                                                         ASSUMING HUGHES
                                         HISTORICAL     TRANSACTIONS OCCUR
                                         GM $1 2/3   GM $1 2/3  + NEW RAYTHEON
                                         ---------- ----------- --------------
   GM $1 2/3 COMMON STOCK
   BOOK VALUE PER SHARE
    as of 9/30/97.......................   $30.17     $28.47        $ 1.78
    as of 12/31/96......................   $27.95        --            --
   CASH DIVIDENDS PER SHARE
    for the nine month period ended
     9/30/97............................   $ 1.50     $ 1.50        $ 0.04
    for the year ended 12/31/96.........   $ 1.60     $ 1.60        $ 0.05
   EARNINGS PER SHARE
   (from continuing operations for
    General Motors)
    for the nine month period ending
     9/30/97............................   $ 6.35     $ 5.99        $ 0.12
    for the year ending 12/31/96........   $ 6.07     $ 5.91        $ 0.16
                                                         ASSUMING HUGHES
                                         HISTORICAL     TRANSACTIONS OCCUR
                                         GM CLASS H GM CLASS H  + NEW RAYTHEON
                                         ---------- ----------- --------------
   GM CLASS H COMMON STOCK
   BOOK VALUE PER SHARE
    as of 9/30/97.......................   $15.09     $14.10        $17.46
    as of 12/31/96......................   $13.97        --            --
   CASH DIVIDENDS PER SHARE
    for the nine month period ended
     9/30/97............................   $ 0.75        --         $ 0.35
    for the year ended 12/31/96.........   $ 0.96        --         $ 0.47
   EARNINGS PER SHARE
    for the nine month period ending
     9/30/97............................   $ 2.54     $ 0.37        $ 1.21
    for the year ending 12/31/96........   $ 2.88     $ 0.33        $ 1.56

  The "Assuming Hughes Transactions Occur" columns in the table above show pro forma information for each of GM's two classes of common stock on a per share equivalent basis. We calculated the New Raytheon pro forma equivalent amounts for each class of GM common stock on the basis of (1) the number of shares of Class A Common Stock to be distributed to that class pursuant to the Distribution Ratio (estimated based on the Recent Raytheon Stock Price and the respective number of shares of GM common stock issued on

                                                         CHAPTER 1: INTRODUCTION

September 30, 1997) and (2) the Class A Common Stock pro forma information as set forth in the table of New Raytheon Common Stock Pro Forma Per Share Data below. We also calculated book value per share of each class of GM common stock based on the liquidation rights of each class under the GM Certificate of Incorporation as proposed to be amended. For such purpose, we have assumed that the per share liquidation unit of the New GM Class H Common Stock is 0.50, which is the same as for the GM Class H Common Stock. See "Chapter 6: Capital Stock."

  For a more detailed explanation on how we calculated the numbers in these charts, see the financial data that follows.

  General Motors has initiated competitiveness studies which are expected to be completed in the fourth quarter of 1997 or early 1998 and are expected to result in charges against income totaling approximately $2 billion to $3 billion after taxes or $2.85 to $4.27 per share of GM $1 2/3 Common Stock. See "Recent Developments--General Motors Competitiveness Studies" below for additional information.

GENERAL

  You should read the summary financial information in conjunction with the consolidated financial statements (including the notes thereto) and Management's Discussion and Analysis in the GM 1996 Form 10-K, including information about Hughes Electronics in Exhibit 99 to that document. See "Where You Can Find More Information" in Chapter 7.

  Information about General Motors and Hughes Electronics for each of the calendar years set forth below is derived from their respective consolidated financial statements for those years, which have been audited by Deloitte & Touche LLP, independent public accountants. The information about the three principal businesses of Hughes Electronics is derived from their respective combined financial statements. Their audited combined financial statements are included in the Appendices to this document, but their combined financial statements for other dates and periods have not been audited. Also, the financial information about General Motors with its financing and insurance operations on an equity basis is unaudited.

  Information about General Motors, Hughes Electronics and the three principal businesses of Hughes Electronics for each of the nine-month periods shown in the tables is derived from their respective unaudited financial statements for those periods. In the opinion of management, those statements reflect all adjustments (consisting only of normal recurring items) that are necessary to fairly present the financial information for those periods. However, the results for interim periods are not necessarily indicative of results which may be expected for any other interim or full year period.

  Some of this information is presented on a pro forma basis to give effect to the Hughes Transactions and to other specified transactions. Pro forma information is not necessarily indicative of future financial position or operating results.

HUGHES ELECTRONICS

  Hughes Electronics currently has three primary business segments: Aerospace and Defense Systems, Automotive Electronics and Telecommunications and Space. In 1996, these segments represented, respectively, 40%, 33% and 26% of Hughes Electronics' revenues and 44%, 41% and 16% of Hughes Electronics' operating profit (excluding purchase accounting adjustments related to GM's acquisition of Hughes Aircraft in 1985). Operations reported as Corporate and Other represented approximately 1% of revenues and reported an operating loss of $14.2 million.

  The Hughes Transactions involve all three primary business segments of Hughes Electronics, as well as the operations reported as Corporate and Other. The Hughes Reorganization includes a number of preliminary transactions necessary to separate the three primary business segments of Hughes Electronics, and the operations reported as Corporate and Other, into Hughes Defense, Delco and Hughes Telecom. See "Description of the Hughes Transactions--General--Hughes Reorganization" and "Separation and Transition

CHAPTER 1: INTRODUCTION
Arrangements" in Chapter 3. After giving effect to the Hughes Reorganization,
(1) Hughes Defense generally will consist of businesses currently reported in the Aerospace and Defense Systems segment of Hughes Electronics, (2) Delco generally will consist of businesses currently reported in the Automotive Electronics segment of Hughes Electronics and (3) Hughes Telecom generally will consist of businesses currently reported in the Telecommunications and Space segment and Corporate and Other.

  The separate financial statements of Hughes Defense, Delco and Hughes Telecom contained in this document have been prepared in accordance with generally accepted accounting principles and reflect the businesses to be included in each after giving effect to the Hughes Reorganization. Hughes Electronics corporate assets and liabilities have been included in the separate financial statements to the extent identifiable to individual business units. The separate financial statements also include allocations of corporate expenses from Hughes Electronics. Such allocations are based either on actual usage or on allocation methodologies which comply with U.S. government cost accounting standards.

PURCHASE ACCOUNTING ADJUSTMENTS

  The acquisition of Hughes Aircraft by General Motors in 1985 was accounted for by General Motors as a purchase for financial accounting purposes. As a result, General Motors recorded goodwill and other intangible assets of approximately $4.2 billion. This amount is being amortized over periods of up to 40 years, resulting in an annual earnings charge that is currently approximately $122.0 million. We refer to these annual charges as purchase accounting adjustments. As currently provided in the GM Certificate of Incorporation, the earnings attributable to GM Class H Common Stock for purposes of determining the amount available for the payment of dividends on GM Class H Common Stock specifically exclude such adjustments. A significant portion of these adjustments, which are currently charged against the earnings available for the payment of dividends on GM $1 2/3 Common Stock, will be eliminated as a result of the Hughes Transactions. The GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, will also provide that, in calculating the amount available for payment of dividends on New GM Class H Common Stock (which amount will also be used to calculate earnings per share of New GM Class H Common Stock), the remaining purchasing accounting adjustments applicable to the telecommunications and space business of Hughes Electronics will not be charged against the earnings of New Hughes Electronics.

  The Hughes Electronics Summary Consolidated Financial Data (Including Purchase Accounting Adjustments) presented below include the application of such purchase accounting adjustments, which are further described in Notes 1 and 7 to Hughes Electronics' Consolidated Financial Statements in Exhibit 99 to the GM 1996 Form 10-K. More specifically, amortization and disposal of intangible assets associated with GM's purchase of Hughes Aircraft amounted to $122.3 million in 1996, $159.5 million in 1995 and $123.8 million in 1994, and $91.7 million for both of the nine-month periods ended September 30, 1997 and September 30, 1996. Such amounts were excluded from the earnings available for the payment of dividends on GM Class H Common Stock and were charged against the earnings available for the payment of dividends on GM $1 2/3 Common Stock. Unamortized purchase accounting adjustments associated with GM's purchase of Hughes Aircraft were $2,723.5 million, $2,845.8 million and $3,005.3 million at December 31, 1996, 1995 and 1994, respectively, and $2,631.8 million and $2,754.1 million at September 30, 1997 and 1996, respectively. In order to assist you in understanding and analyzing Hughes Electronics' financial results, the Hughes Electronics Unaudited Summary Consolidated Financial Data (Excluding Purchase Accounting Adjustments) do not give effect to such purchase accounting adjustments.

  In addition, the separate financial statements of Hughes Defense and Hughes Telecom reflect the application of the foregoing purchase accounting adjustments applicable to each of Hughes Defense and Hughes Telecom. The separate financial statements of Hughes Telecom exclude such purchase accounting adjustments from the pro forma calculation of earnings available for the payment of dividends on New GM Class H Common Stock, consistent with the provisions of the GM Certificate of Incorporation as proposed to be amended in the Hughes Transactions.

                                                        CHAPTER 1: INTRODUCTION
            CERTAIN HISTORICAL AND PRO FORMA PER SHARE INFORMATION

                   GM COMMON STOCK HISTORICAL PER SHARE DATA

  This table shows historical per share information for each of the two classes of GM common stock. We calculated book value per share based on the liquidation rights of each class, which are described under "GM Class H Common Stock" in Chapter 6.

                                       AS OF AND FOR THE       AS OF AND FOR THE
                                          NINE MONTHS              YEAR ENDED
                                    ENDED SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                    -------------------------- ------------------
                                                                GM $1      GM
                                     GM $1 2/3    GM CLASS H     2/3     CLASS H
                                    ------------ ------------- -------- ---------
Book value per share...............       $30.17       $15.09    $27.95   $13.97
Cash dividends per share...........         1.50         0.75      1.60     0.96
Earnings per share from continuing
 operations attributable to common
 stocks............................         6.35         2.54      6.07     2.88

  General Motors has initiated competitiveness studies which are expected to be completed in the fourth quarter of 1997 or early 1998 and are expected to result in charges against income totaling approximately $2 billion to $3 billion after taxes or $2.85 to $4.27 per share of GM $1 2/3 Common Stock. See "Recent Developments--General Motors Competitiveness Studies" below for additional information.

                   GM COMMON STOCK PRO FORMA PER SHARE DATA

  This table shows pro forma information for each class of GM common stock giving effect to the Hughes Transactions, the May 1997 merger of the satellite services operations of Hughes Telecom and PanAmSat, which we refer to as the "PanAmSat Merger," and the Avicom Divestiture.

  The earnings per share of New GM Class H Common Stock in the table reflect only that portion of New Hughes Electronics' earnings for the respective periods that would have been available for the payment of dividends on the New GM Class H Common Stock under the GM Certificate of Incorporation as proposed to be amended. See "New GM Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends" in Chapter 6. We calculated the pro forma book value per share at September 30, 1997 based on the liquidation rights of each class of stock under the GM Certificate of Incorporation as proposed to be amended. For such purpose, we have assumed that the per share liquidation unit of the New GM Class H Common Stock is 0.50, which is the same as for the GM Class H Common Stock. See "Chapter 6: Capital Stock." We did not calculate the pro forma book value per share at December 31, 1996.

                                          AS OF AND FOR THE
                                             NINE MONTHS     AS OF AND FOR THE
                                                ENDED           YEAR ENDED
                                          SEPTEMBER 30, 1997 DECEMBER 31, 1996
                                          ------------------ ------------------
                                           GM $1    NEW GM    GM $1    NEW GM
                                            2/3     CLASS H    2/3     CLASS H
                                          -------- --------- -------- ---------
Book value per share..................... $  28.47 $  14.10       --        --
Cash dividends per share.................     1.50      --      $1.60       --
Earnings per share from continuing
 operations attributable to common
 stocks..................................     5.99     0.37      5.91  $   0.33

                RAYTHEON COMMON STOCK HISTORICAL PER SHARE DATA

  This table shows historical per share information for Raytheon Common Stock. We have derived this information from the "Raytheon Selected Combined Historical and Pro Forma Financial Data" in Chapter 4.

                                         AS OF AND FOR THE     AS OF AND FOR THE
                                            NINE MONTHS           YEAR ENDED
                                      ENDED SEPTEMBER 28, 1997 DECEMBER 31, 1996
                                      ------------------------ -----------------
Book value per share.................          $21.22               $19.46
Cash dividends per share.............            0.60                 0.80
Earnings per share...................            2.56                 3.21

CHAPTER 1: INTRODUCTION
               NEW RAYTHEON COMMON STOCK PRO FORMA PER SHARE DATA

  This table shows pro forma per share information for each of the two proposed classes of New Raytheon common stock. We have derived the information in this table from the "New Raytheon Unaudited Pro Forma Combined Condensed Financial Statements" in Chapter 5.

  This table gives effect to (1) the Hughes Transactions, (2) the merger of Raytheon with Hughes Defense and (3) Raytheon's July 1997 acquisition of the defense business of Texas Instruments, which we refer to as the "Texas Instruments Defense Acquisition." We calculated the pro forma book value per share at September 28, 1997 by dividing the pro forma book value of the net assets of New Raytheon by the number of shares of New Raytheon Common Stock expected to be outstanding upon consummation of the Hughes Defense Spin-Off and the Raytheon Merger. We did not calculate the pro forma book value per share at December 31, 1996.

                                          AS OF AND FOR THE
                                             NINE MONTHS
                                                ENDED       AS OF AND FOR THE
                                            SEPTEMBER 28,      YEAR ENDED
                                                1997        DECEMBER 31, 1996
                                          ----------------- ------------------
                                          CLASS A  CLASS B  CLASS A   CLASS B
                                          -------- -------- --------  --------
Book value per share.....................   $29.73   $29.73       --        --
Cash dividends per share.................     0.60     0.60  $   0.80  $   0.80
Earnings per share.......................     2.06     2.06      2.65      2.65

                            GENERAL MOTORS SELECTED

                  CONSOLIDATED HISTORICAL FINANCIAL DATA

  The table below sets forth historical financial information about (1) General Motors on a consolidated basis and (2) General Motors with its financing and insurance operations presented on an equity basis.

  General Motors financial statements have not been presented on a pro forma basis to give effect to the Hughes Transactions. This is because the ongoing effect of the Hughes Transactions on GM's overall financial condition and results of operations will not be material. However, the Hughes Transactions will initially increase GM's consolidated net liquidity by an amount equal to any proceeds of new Hughes Defense debt, reduced by costs incurred in connection with the Hughes Transactions, which are currently estimated to be approximately $100 million.

                          AS OF AND FOR THE               AS OF AND FOR THE
                          NINE MONTHS ENDED                  YEARS ENDED
                            SEPTEMBER 30,                    DECEMBER 31,
                          -----------------  ---------------------------------------------
                          1997 (A)   1996      1996      1995     1994     1993   1992 (B)
                          -------- --------  --------  -------- -------- -------- --------
                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
 Total net sales and
  revenues..............  $129,277 $123,100  $164,069  $160,272 $148,499 $132,991 $127,378
                          -------- --------  --------  -------- -------- -------- --------
 Costs and expenses.....   121,602  117,575   158,120   151,923  141,401  130,562  130,440
 Plant closings expense
  (adjustments) and
  provisions for other
  restructurings........        80     (409)     (727)       --       --      950    1,237
                          -------- --------  --------  -------- -------- -------- --------
  Total costs and
   expenses.............   121,682  117,166   157,393   151,923  141,401  131,512  131,677
                          -------- --------  --------  -------- -------- -------- --------
 Income (loss) from
  continuing operations
  before cumulative
  effect of accounting
  changes...............     4,961    4,167     4,953     6,033    4,866    1,777   (3,222)
                          -------- --------  --------  -------- -------- -------- --------
 Net income (loss)......  $  4,961 $  4,177  $  4,963  $  6,881 $  4,901 $  2,466 $(23,498)
                          -------- --------  --------  -------- -------- -------- --------
EARNINGS (LOSS) PER
 SHARE ATTRIBUTABLE TO
 COMMON STOCKS:
GM $1 2/3 Common Stock
 per share from
 continuing operations
 before cumulative
 effect
 of accounting changes..  $   6.35 $   5.15  $   6.07  $   7.14 $   5.74 $   1.68 $  (5.33)
                          -------- --------  --------  -------- -------- -------- --------
Net earnings (loss) per
 share attributable to
 GM $1 2/3 Common Stock.  $   6.35 $   5.14  $   6.06  $   7.21 $   5.15 $   2.13 $ (38.28)
                          -------- --------  --------  -------- -------- -------- --------
Income per share from
 discontinued operations
 attributable to GM
 Class E Common Stock...  $     -- $   0.04  $   0.04  $   1.96 $   1.71 $   1.51 $   1.33
                          -------- --------  --------  -------- -------- -------- --------
Net earnings (loss) per
 share attributable to
 GM Class H Common
 Stock..................  $   2.54 $   2.18  $   2.88  $   2.77 $   2.62 $   2.30 $  (2.29)
                          -------- --------  --------  -------- -------- -------- --------
BALANCE SHEET DATA:
 Cash and marketable
  securities............  $ 20,896 $ 19,820  $ 22,262  $ 16,018 $ 15,331 $ 17,369 $ 14,533
                          -------- --------  --------  -------- -------- -------- --------
 Total assets...........   233,135  215,889   222,142   213,663  191,145  182,388  184,287
                          -------- --------  --------  -------- -------- -------- --------
 Notes and loans
  payable...............    90,914   81,328    85,300    81,222   72,545   69,747   81,767
                          -------- --------  --------  -------- -------- -------- --------
 Stockholders' equity...    23,578   21,800    23,418    23,346   12,824    5,598    6,226
                          -------- --------  --------  -------- -------- -------- --------
 Cumulative amount
  available for payment
  of dividends
 GM $1 2/3 Common Stock.  $ 22,511 $ 21,680  $ 22,081  $ 12,475 $  9,014 $  4,870 $  3,488
 GM Class E Common
  Stock.................        --       --        --    10,672    3,752    3,244    2,546
 GM Class H Common
  Stock.................     3,546    3,152     3,245     2,909    2,169    1,887    1,583
                          -------- --------  --------  -------- -------- -------- --------
  Total.................  $ 26,057 $ 24,832  $ 25,326  $ 26,056 $ 14,935 $ 10,001 $  7,617
                          ======== ========  ========  ======== ======== ======== ========

                                                         CHAPTER 1: INTRODUCTION

CHAPTER 1: INTRODUCTION

                          AS OF AND FOR THE               AS OF AND FOR THE
                          NINE MONTHS ENDED                  YEARS ENDED
                            SEPTEMBER 30,                    DECEMBER 31,
                          -----------------  ---------------------------------------------
                          1997 (A)   1996      1996      1995     1994     1993   1992 (B)
                          -------- --------  --------  -------- -------- -------- --------
CASH DIVIDENDS PER
 SHARE:
 GM $1 2/3 Common Stock.  $   1.50 $   1.20  $   1.60  $   1.10 $   0.80 $   0.80 $   1.40
                          -------- --------  --------  -------- -------- -------- --------
 GM Class E Common
  Stock.................        -- $   0.30  $   0.30  $   0.52 $   0.48 $   0.40 $   0.36
                          -------- --------  --------  -------- -------- -------- --------
 GM Class H Common
  Stock.................  $   0.75 $   0.72  $   0.96  $   0.92 $   0.80 $   0.72 $   0.72
                          -------- --------  --------  -------- -------- -------- --------
GM OPERATIONS WITH
 FINANCING AND INSURANCE
 OPERATIONS ON AN EQUITY
 BASIS:
OPERATING RESULTS:
 Total net sales and
  revenues..............  $114,323 $109,461  $145,427  $143,754 $134,888 $119,803 $113,489
                          -------- --------  --------  -------- -------- -------- --------
 Costs and expenses.....   110,464  106,566   142,938   138,294  129,383  118,449  117,289
 Plant closings expense
  (adjustments) and
  provisions for other
  restructurings........        80     (409)     (727)       --       --      950    1,237
                          -------- --------  --------  -------- -------- -------- --------
  Total costs and
   expenses.............   110,544  106,157   142,211   138,294  129,383  119,399  118,526
                          -------- --------  --------  -------- -------- -------- --------
 Income (loss) from
  continuing operations
  before cumulative
  effect of accounting
  changes...............     4,961    4,167     4,953     6,033    4,859    1,777   (3,504)
                          -------- --------  --------  -------- -------- -------- --------
 Net income (loss)......  $  4,961 $  4,177  $  4,963  $  6,881 $  4,901 $  2,466 $(23,498)
                          -------- --------  --------  -------- -------- -------- --------
BALANCE SHEET DATA:
 Cash and marketable
  securities............  $ 14,599 $ 14,543  $ 16,962  $ 10,241 $ 10,232 $  9,891 $  7,386
                          -------- --------  --------  -------- -------- -------- --------
 Total assets...........   141,004  131,818   135,262   130,644  118,860  115,160  115,422
                          -------- --------  --------  -------- -------- -------- --------
 Long-term debt and
  capitalized leases....     6,186    5,419     5,390     4,280    5,198    5,861    6,495
                          -------- --------  --------  -------- -------- -------- --------
 Stockholders' equity...    23,578   21,800    23,418    23,346   12,824    5,598    6,226
                          -------- --------  --------  -------- -------- -------- --------

----------

(a) General Motors has initiated competitiveness studies which are expected to be completed in the fourth quarter of 1997 or early 1998 and are expected to result in charges against income totaling approximately $2 billion to $3 billion after taxes or $2.85 to $4.27 per share of GM $1 2/3 Common Stock. See "Recent Developments--General Motors Competitiveness Studies" below for additional information.

(b) General Motors adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1992. The unfavorable cumulative effect of adopting SFAS No. 106 was $20.7 billion, or $33.38 per share, attributable to GM $1 2/3 Common Stock and $150 million, or $2.08 per share, attributable to GM Class H Common Stock. Also, effective January 1, 1992, Hughes Electronics changed its revenue recognition policy for certain commercial businesses. The unfavorable effect of this change on 1992 earnings was $33 million, or $0.05 per share, attributable to GM $1 2/3 Common Stock, and $7 million, or $0.10 per share, attributable to GM Class H Common Stock.

                                                         CHAPTER 1: INTRODUCTION

             HUGHES ELECTRONICS SUMMARY CONSOLIDATED FINANCIAL DATA

  The tables below set forth historical financial information about Hughes Electronics on a consolidated basis. The first table presents the information about Hughes Electronics including the effect of the purchase accounting adjustments described under "Purchase Accounting Adjustments" above. The second table presents the information about Hughes Electronics excluding the effect of those purchase accounting adjustments.

             HUGHES ELECTRONICS SUMMARY CONSOLIDATED FINANCIAL DATA
                  (INCLUDING PURCHASE ACCOUNTING ADJUSTMENTS)

                           AS OF AND FOR THE
                              NINE MONTHS                     AS OF AND FOR THE
                          ENDED SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                          ------------------- --------------------------------------------------
                            1997    1996 (B)  1996 (B)  1995 (B)    1994       1993    1992 (A)
                          --------- --------- --------- --------- ---------  --------- ---------
                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Net sales...............  $12,511.3 $11,456.3 $15,744.1 $14,714.3 $14,062.3  $13,450.2 $12,169.0
Other income--net.......      495.2     134.1     116.8      48.6      37.1       67.3     128.1
                          --------- --------- --------- --------- ---------  --------- ---------
 Total Revenues.........   13,006.5  11,590.4  15,860.9  14,762.9  14,099.4   13,517.5  12,297.1
                          --------- --------- --------- --------- ---------  --------- ---------
Cost and Expenses.......   11,513.3  10,243.1  14,161.0  13,054.5  12,447.0   12,023.3  12,423.8
Amortization of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft .......       91.7      91.7     122.3     123.4     123.8      123.8     123.8
                          --------- --------- --------- --------- ---------  --------- ---------
 Total Costs and
  Expenses..............   11,605.0  10,334.8  14,283.3  13,177.9  12,570.8   12,147.1  12,547.6
                          --------- --------- --------- --------- ---------  --------- ---------
Income (loss) before
 income taxes and
 minority interests.....    1,401.5   1,255.6   1,577.6   1,585.0   1,528.6    1,370.4    (250.5)
Income taxes (credit)...      498.1     508.4     605.7     645.6     572.8      572.6     (77.2)
Minority interests in
 net losses of
 subsidiaries...........       21.7      31.4      57.0       8.9        --         --        --
Cumulative effect of
 accounting change......         --        --        --        --     (30.4)        --    (872.1)
                          --------- --------- --------- --------- ---------  --------- ---------
Net Income (loss).......      925.1     778.6   1,028.9     948.3     925.4      797.8 (1,045.4)
Adjustment to exclude
 the effects of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft........       91.7      91.7     122.3     159.5     123.8      123.8     123.8
                          --------- --------- --------- --------- ---------  --------- ---------
Earnings (loss) used for
 computation of
 available separate
 consolidated net income
 of Hughes..............  $ 1,016.8 $   870.3 $ 1,151.2 $ 1,107.8 $ 1,049.2  $   921.6 $  (921.6)
                          ========= ========= ========= ========= =========  ========= =========
Earnings (loss) per
 share attributable to
 GM Class H Common
 Stock..................  $    2.54 $    2.18 $    2.88 $    2.77 $    2.62  $    2.30 $   (2.29)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $ 1,443.1 $ 1,081.7 $ 1,161.3 $ 1,139.5 $ 1,501.8  $ 1,008.7 $   702.7
Current assets..........    7,498.8   7,115.6   7,079.0   6,810.8   6,243.6    5,714.3   5,546.8
Total assets............   21,213.1  16,213.6  16,480.1  15,974.4  14,850.5   14,117.1  14,209.2
Current liabilities.....    4,361.3   4,097.9   4,199.6   4,308.8   3,548.1    3,549.1   3,854.4
Long-term debt and
 capitalized leases.....    2,836.1      36.2      34.5     258.8     353.5      416.8     711.0
Stockholders' equity....    9,810.0   9,025.9   9,179.9   8,525.7   7,975.8    7,328.1   6,815.0
OTHER DATA:
Depreciation and
 amortization...........  $   582.9 $   499.6 $   682.6 $   611.1 $   594.0  $   627.3 $   610.9
Capital expenditures....      761.6     627.6     840.2     820.3     746.3      580.0     558.5

------------
(a) Includes the effect of a pre-tax restructuring charge of $1,237.0 million.

(b) Certain amounts have been reclassified to conform with the September 30, 1997 presentation.

CHAPTER 1: INTRODUCTION
        HUGHES ELECTRONICS UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
                  (EXCLUDING PURCHASE ACCOUNTING ADJUSTMENTS)

                           AS OF AND FOR THE
                              NINE MONTHS                     AS OF AND FOR THE
                          ENDED SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                          ------------------- --------------------------------------------------
                            1997    1996 (B)  1996 (B)  1995 (B)    1994       1993     1992 (A)
                          --------- --------- --------- --------- ---------  --------- ---------
                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Net sales...............  $12,511.3 $11,456.3 $15,744.1 $14,714.3 $14,062.3  $13,450.2 $12,169.0
Other income--net.......      495.2     134.1     116.8      84.7      37.1       67.3     128.1
                          --------- --------- --------- --------- ---------  --------- ---------
 Total Revenue..........   13,006.5  11,590.4  15,860.9  14,799.0  14,099.4   13,517.5  12,297.1
                          --------- --------- --------- --------- ---------  --------- ---------
Cost and Expenses.......   11,513.3  10,243.1  14,161.0  13,054.5  12,447.0   12,023.3  12,423.8
                          --------- --------- --------- --------- ---------  --------- ---------
Income (loss) before
 income taxes and
 minority interests.....    1,493.2   1,347.3   1,699.9   1,744.5   1,652.4    1,494.2    (126.7)
Income taxes (credit)...      498.1     508.4     605.7     645.6     572.8      572.6     (77.2)
Minority interests in
 net losses of
 subsidiaries...........       21.7      31.4      57.0       8.9        --         --        --
Cumulative effect of
 accounting change......         --        --        --        --     (30.4)        --    (872.1)
                          --------- --------- --------- --------- ---------  --------- ---------
Earnings (loss) used for
 computation of
 available separate
 consolidated net
 income.................  $ 1,016.8 $   870.3 $ 1,151.2 $ 1,107.8 $ 1,049.2  $   921.6 $  (921.6)
                          ========= ========= ========= ========= =========  ========= =========
Earnings (loss) per
 share attributable to
 GM Class H Common
 Stock..................  $    2.54 $    2.18 $    2.88 $    2.77 $    2.62  $    2.30 $   (2.29)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $ 1,443.1 $ 1,081.7 $ 1,161.3 $ 1,139.5 $ 1,501.8  $ 1,008.7 $   702.7
Current assets..........    7,498.8   7,115.6   7,079.0   6,810.8   6,243.6    5,714.3   5,546.8
Total assets............   18,581.3  13,459.5  13,756.6  13,128.6  11,845.2   10,988.0  10,956.3
Current liabilities.....    4,361.3   4,097.9   4,199.6   4,308.8   3,548.1    3,549.1   3,854.4
Long-term debt and
 capitalized leases.....    2,836.1      36.2      34.5     258.8     353.5      416.8     711.0
Stockholders' equity....    7,178.2   6,271.8   6,456.4   5,679.9   4,970.5    4,199.0   3,562.1
OTHER DATA:
Depreciation and
 amortization...........  $   491.2 $   407.9 $   560.3 $   487.7 $   470.2  $   503.5 $   487.1
Capital expenditures....      761.6     627.6     840.2     820.3     746.3      580.0     558.5

------------
(a) Includes the effect of a pre-tax restructuring charge of $1,237.0 million.

(b) Certain amounts have been reclassified to conform with the September 30, 1997 presentation.

                                                         CHAPTER 1: INTRODUCTION
                 HUGHES DEFENSE SUMMARY COMBINED FINANCIAL DATA

  The table below sets forth historical financial information about Hughes Defense. As discussed under "Hughes Electronics" above, the financial statements of Hughes Defense reflect the business operations that will be included in Hughes Defense after giving effect to the Hughes Reorganization. You should read this information in conjunction with Hughes Defense's Combined Financial Statements (including the notes thereto) included in Appendix C to this document.

                         AS OF AND FOR THE
                            NINE MONTHS
                               ENDED                     AS OF AND FOR THE
                           SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                         -----------------  ---------------------------------------------
                           1997     1996      1996     1995     1994      1993   1992 (A)
                         -------- --------  -------- -------- --------  -------- --------
                                                 (IN MILLIONS)
OPERATING RESULTS:
Net sales............... $5,157.1 $4,588.8  $6,382.7 $5,921.8 $5,896.0  $6,353.5 $5,503.8
Other income (expense),
 net....................     10.3     (2.0)      9.1     43.0     22.5      24.7     45.2
                         -------- --------  -------- -------- --------  -------- --------
 Total Revenues.........  5,167.4  4,586.8   6,391.8  5,964.8  5,918.5   6,378.2  5,549.0
                         -------- --------  -------- -------- --------  -------- --------
Cost and Expenses.......  4,707.7  4,152.5   5,770.3  5,309.5  5,314.5   5,605.1  5,836.8
Amortization of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft........     75.8     75.8     101.3    101.3    101.3     101.3    101.3
                         -------- --------  -------- -------- --------  -------- --------
 Total Costs and
  Expenses..............  4,783.5  4,228.3   5,871.6  5,410.8  5,415.8   5,706.4  5,938.1
                         -------- --------  -------- -------- --------  -------- --------
Income (loss) before
 income taxes...........    383.9    358.5     520.2    554.0    502.7     671.8   (389.1)
Income taxes (credit)...    176.6    164.9     239.3    235.4    226.2     293.9   (182.9)
Cumulative effect of
 accounting changes.....      --       --        --       --      (7.1)      --    (268.5)
                         -------- --------  -------- -------- --------  -------- --------
Net Income (loss)....... $  207.3 $  193.6  $  280.9 $  318.6 $  269.4  $  377.9 $ (474.7)
                         ======== ========  ======== ======== ========  ======== ========
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $   72.9 $   33.4  $   59.7 $   15.7 $   58.7  $    1.6 $    9.1
Current assets..........  3,047.2  2,968.9   2,907.7  2,880.0  2,462.0   2,529.3  2,692.9
Total assets............  7,162.1  7,079.9   7,028.4  7,025.9  6,249.1   6,548.6  7,012.9
Current liabilities.....  1,535.2  1,737.0   1,889.0  1,959.9  1,604.9   1,814.9  1,624.0
Long-term debt and
 capitalized leases.....     32.4     36.2      34.4     49.7     57.6      83.9     38.0
Parent Company's net
 investment.............  5,265.6  4,975.2   4,823.0  4,680.2  4,198.2   4,278.3  4,801.0
OTHER DATA:
Depreciation and
 amortization........... $  192.2 $  177.5  $  246.6 $  240.5 $  265.5  $  295.9 $  303.5
Capital expenditures.... $   95.5 $  113.3  $  178.3 $   99.4 $  174.1  $  119.8 $   88.1

----------
(a) Includes the effect of a pre-tax restructuring charge of $833.1 million.

CHAPTER 1: INTRODUCTION
         DELCO SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The table below sets forth historical and pro forma financial information about Delco. As discussed under "Hughes Electronics" above, the financial statements of Delco reflect the business operations that will be included in Delco after giving effect to the Hughes Reorganization. You should read this information in conjunction with Delco's Combined Financial Statements (including the notes thereto) included in Appendix D to this document.

  The columns of pro forma information give effect to the Hughes Transactions as if they had occurred at the beginning of the respective periods as to operating results data, and on September 30, 1997 as to the balance sheet data, but do not give effect to the planned integration of Delco and Delphi in connection with the Hughes Transactions.

                              AS OF AND FOR THE
                              NINE MONTHS ENDED                        AS OF AND FOR THE
                                SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                          -------------------------- ------------------------------------------------------
                            PRO                        PRO
                           FORMA                      FORMA
                          1997(A)    1997     1996   1996(A)    1996     1995     1994      1993     1992
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
                                                       (DOLLARS IN MILLIONS)
OPERATING RESULTS:
Net sales...............  $4,110.2 $4,110.2 $4,240.1 $5,560.1 $5,560.1 $5,757.2 $5,560.7  $4,808.1 $4,143.5
Other income, net.......      14.9    142.5    139.2     32.4    202.4    195.6    150.6     114.7    158.7
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
 Total Revenues.........   4,125.1  4,252.7  4,379.3  5,592.5  5,762.5  5,952.8  5,711.3   4,922.8  4,302.2
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
Total Cost and Expenses.   3,724.3  3,724.3  3,689.7  4,901.9  4,901.9  4,869.0  4,751.6   4,219.3  3,695.1
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
Income before income
 taxes..................     400.8    528.4    689.6    690.6    860.6  1,083.8    959.7     703.5    607.1
Income taxes............     152.3    200.8    256.0    261.4    325.8    411.3    364.7     280.5    209.8
Cumulative effect of
 accounting changes.....       --       --       --       --       --       --     (35.2)      --    (478.4)
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
Net Income..............  $  248.5 $  327.6 $  433.6 $  429.2 $  534.8 $  672.5 $  559.8  $  423.0 $  (81.1)
                          ======== ======== ======== ======== ======== ======== ========  ======== ========
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $   40.0 $  245.3 $  740.0          $  741.0 $  926.1 $1,243.2  $  773.2 $  571.3
Current assets..........     995.8  4,267.0  3,834.9           3,858.0  3,276.2  2,813.0   2,146.9  1,691.2
Total assets............   2,397.2  5,591.4  5,466.9           5,464.1  5,186.4  4,842.4   4,205.9  3,779.8
Current liabilities.....     667.8    667.8    809.1             734.2    767.9    927.9     786.6    673.5
Parent Company's net
 investment.............     561.4  3,805.6  3,629.6           3,662.1  3,402.1  2,949.4   2,566.7  2,288.3
OTHER DATA:
Depreciation and
 amortization...........           $  166.5 $  151.7          $  204.4 $  155.6 $  145.0  $  152.0 $  125.6
Capital expenditures....           $  101.5 $  163.3          $  196.5 $  264.1 $  165.7  $  149.2 $  266.1

----------
(a) Pro forma balance sheet data as of December 31, 1996 and pro forma other data have not been determined.

                                                         CHAPTER 1: INTRODUCTION
                   HUGHES TELECOM SUMMARY COMBINED HISTORICAL
                          AND PRO FORMA FINANCIAL DATA

  The table below sets forth historical and pro forma financial information about Hughes Telecom. As discussed under "Hughes Electronics" above, the financial statements of Hughes Telecom reflect the business operations that will be included in Hughes Telecom after giving effect to the Hughes Reorganization. You should read this information in conjunction with Hughes Telecom's Combined Financial Statements (including the notes thereto) included in Appendix E to this document.

  The columns of pro forma operating results information for the year ended December 31, 1996 and for the nine months ended September 30, 1997 give effect to the PanAmSat Merger, the Avicom Divestiture and the Hughes Transactions as if they had occurred at the beginning of the respective periods. The pro forma balance sheet data on September 30, 1997 include the PanAmSat Merger which occurred in May 1997 and give effect to the Avicom Divestiture and the Hughes Transactions as if they had occurred as of September 30, 1997.

                              AS OF AND FOR THE
                              NINE MONTHS ENDED                       AS OF AND FOR THE YEARS
                                SEPTEMBER 30,                           ENDED DECEMBER 31,
                         ----------------------------  ----------------------------------------------------------
                                                         PRO
                         PRO FORMA                      FORMA
                          1997(A)     1997     1996    1996(A)     1996      1995      1994      1993    1992(B)
                         ---------  -------- --------  --------  --------  --------  --------  --------  --------
                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Net sales............... $ 3,553.3  $3,433.7 $2,787.5  $4,189.8  $4,008.7  $3,152.8  $2,697.0  $2,195.0  $2,214.8
Other (expense) income,
 net....................     (11.3)    470.7     95.0     100.2      75.9       8.2      (9.2)    162.1      38.6
                         ---------  -------- --------  --------  --------  --------  --------  --------  --------
 Total Revenues.........   3,542.0   3,904.4  2,882.5   4,290.0   4,084.6   3,161.0   2,687.8   2,357.1   2,253.4
                         ---------  -------- --------  --------  --------  --------  --------  --------  --------
Cost and Expenses.......   3,289.7   3,277.2  2,672.8   4,001.5   3,841.5   3,042.4   2,513.7   2,067.9   2,194.6
Amortization of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft........      15.9      15.9     15.9      21.0      21.0      21.0      21.0      21.0      21.0
                         ---------  -------- --------  --------  --------  --------  --------  --------  --------
 Total Costs and
  Expenses..............   3,305.6   3,293.1  2,688.7   4,022.5   3,862.5   3,063.4   2,534.7   2,088.9   2,215.6
                         ---------  -------- --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 income taxes and
 minority interests.....     236.4     611.3    193.8     267.5     222.1      97.6     153.1     268.2      37.8
Income taxes............      98.3     244.5     82.0     149.6     104.8      31.4      55.5     102.7       7.7
Minority interests in
 (income) losses of
 subsidiaries...........      (4.2)     16.8     29.4      (8.0)     52.6       4.6       --        --        --
                         ---------  -------- --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 cumulative effect of
 accounting change......     133.9     383.6    141.2     109.9     169.9      70.8      97.6     165.5      30.1
Income (loss) from
 discontinued
 operations.............       --        1.2     (6.7)      --       (7.4)    (64.6)    (54.1)    (12.6)     (2.8)
Cumulative effect of
 accounting changes.....       --        --       --        --        --        --       (2.3)      --     (112.8)
                         ---------  -------- --------  --------  --------  --------  --------  --------  --------
Net Income (loss).......     133.9  $  384.8 $  134.5     109.9  $  162.5  $    6.2  $   41.2     152.9     (85.5)
                                    ======== ========            ========  ========  ========  ========  ========
Adjustment to exclude
 the effects of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft........      15.9                         21.0
                         ---------                     --------
Earnings used for
 computation of
 available separate
 consolidated net income
 of Hughes Telecom...... $   149.8                     $  130.9
                         =========                     ========
Earnings per share
 attributable to New GM
 Class H Common Stock... $    0.37                     $   0.33
                         =========                     ========
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 2,912.0  $  426.5 $    6.6            $    6.7  $    7.6  $    5.8  $   10.2  $    6.4
Current assets..........   4,854.8   2,331.9  1,390.8             1,497.1   1,175.5   1,154.5   1,126.6   1,343.6
Total assets............  12,463.6   9,486.2  4,254.9             4,416.4   3,952.6   3,609.3   3,195.5   3,085.9
Current liabilities.....   1,814.4   1,540.8  1,212.8             1,219.6     863.6     881.0     790.2     823.1
Long-term debt..........   1,072.8   2,797.8      --                  --        --        --        1.3     125.1
Minority interests......     643.2     643.2     45.1                21.6      40.2       --        --        --
Parent Company's net
 investment.............   7,360.1   3,394.0  2,426.1             2,491.6   2,608.9   2,301.0   1,973.3   1,752.3
OTHER DATA:
Depreciation and
 amortization...........            $  211.2 $  157.6            $  215.6  $  200.9  $  160.9  $  135.7  $  142.0
Capital expenditures....            $  551.5 $  347.8            $  449.4  $  442.3  $  399.0  $  274.2  $  186.0

------
(a) Pro forma balance sheet data as of December 31, 1996 and pro forma other data have not been determined.

(b) Includes the effect of a pre-tax restructuring charge of $155.6 million.

CHAPTER 1: INTRODUCTION
                      RAYTHEON SUMMARY COMBINED HISTORICAL
                          AND PRO FORMA FINANCIAL DATA

  The table below sets forth historical and pro forma financial information about Raytheon. This information should be read in conjunction with Raytheon's Consolidated Financial Statements (including the notes thereto) which are incorporated into this document by reference.

  We derived the consolidated historical financial data for each of the calendar years 1992 through 1996 from the consolidated financial statements of Raytheon audited by Coopers & Lybrand L.L.P., independent public accountants. We derived the Raytheon consolidated historical financial data as of and for the nine-month periods ended September 28, 1997 and September 29, 1996 from the unaudited financial statements of Raytheon for such periods included in the Raytheon Solicitation Statement, which are incorporated into this document by reference. In the opinion of Raytheon management, the unaudited consolidated historical financial statements reflect all adjustments (consisting of only normal recurring items) that are necessary for the fair presentation of financial position and results of operations for such periods.

  The columns of pro forma operating results information for the year ended December 31, 1996 and for the nine months ended September 28, 1997 give effect to the Hughes Transactions, the Raytheon Merger and the Texas Instruments Defense Acquisition as if they had occurred at the beginning of the respective periods. The pro forma balance sheet data on September 28, 1997 give effect to the Hughes Transactions and the Raytheon Merger as if they had occurred as of that date. We did not calculate pro forma balance sheet data as of December 31, 1996.

                            AS OF AND FOR THE
                            NINE MONTHS ENDED                 AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                      -----------------------------    --------------------------------------------------------------------
                      PRO FORMA
                      SEPT. 28, SEPT. 28, SEPT. 29,    PRO FORMA
                       1997(D)    1997      1996        1996(D)      1996         1995         1994         1993     1992
                      --------- --------- ---------    ---------   ---------    ---------    ---------    -------- --------
                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Net Sales...........   $15,650  $9,669.2  $8,946.7      $20,514    $12,330.5    $11,804.2    $10,097.7    $9,334.1 $9,121.7
Costs and Expenses..    14,521   8,754.7   8,124.9(a)    19,114(a)  11,247.0(a)  10,612.5(b)   9,197.8(c)  8,286.8  8,165.7
                       -------  --------  --------      -------    ---------    ---------    ---------    -------- --------
Income before Taxes.     1,129     914.5     821.8(a)     1,400(a)   1,083.5(a)   1,191.7(b)     899.9(c)  1,047.3    956.0
Income Taxes........       432     310.4     238.0          499        322.3        399.2        303.0       354.3    320.9
                       -------  --------  --------      -------    ---------    ---------    ---------    -------- --------
Net Income..........   $   697  $  604.1  $  583.8(a)   $   901(a) $   761.2(a) $   792.5(b) $   596.9(c) $  693.0 $  635.1
                       =======  ========  ========      =======    =========    =========    =========    ======== ========
Earnings per common
 share..............   $  2.06  $   2.56  $   2.45(a)   $  2.65(a) $    3.21(a) $    3.25(b) $    2.26(c) $   2.56 $   2.36
Dividend declared
 per common share...                0.60      0.60                      0.80         0.75        0.738        0.70    0.663
BALANCE SHEET DATA:
Cash and marketable
 securities.........   $   268  $  267.7  $  161.4                 $   138.8    $   210.3    $   202.2    $  190.2 $   88.8
Current assets......     9,338   6,554.0   6,278.3                   5,603.9      5,275.2      4,985.5     4,609.2  3,775.8
Total assets........    28,059  15,256.2  11,785.7                  11,126.1      9,840.9      7,395.4     7,257.7  6,015.1
Current Liabilities.     9,734   5,345.1   5,494.4                   4,691.8      3,690.4      3,283.1     2,800.3  2,136.8
Long-term debt......     6,548   4,386.4   1,493.2                   1,500.5      1,487.7         24.5        24.4     25.3
Stockholders'
 Equity.............    10,080   5,015.1   4,448.4                   4,598.0      4,292.0      3,928.2     4,297.9  3,843.2
OTHER DATA:
Depreciation and
 amortization.......            $  325.3  $  271.3                 $   368.9    $   371.4    $   304.2    $  296.4 $  302.1
Capital
 Expenditures.......            $  305.4  $  287.6                 $   406.0    $   328.6    $   267.4    $  256.1 $  307.7

------
(a) Includes special charge of $34.0 million pre-tax, $22.1 million after-tax, or $0.09 per share.
(b) Includes one-time gain of $8.0 million pre-tax, $5.2 million after-tax, or $0.02 per share.
(c) Includes restructuring charge of $249.8 million pre-tax, $162.3 million after-tax, or $0.61 per share.

(d) Pro forma balance sheet as of December 31, 1996 and pro forma other data have not been determined.

                                                         CHAPTER 1: INTRODUCTION
                              RECENT DEVELOPMENTS

NEW LEADERSHIP TEAM AT HUGHES ELECTRONICS

  On October 20, 1997, General Motors and Hughes Electronics announced changes to the Hughes Electronics senior management team, effective immediately. The new appointments are as follows:

 .Michael T. Smith. Mr. Michael T. Smith, age 54, was elected as Chairman and
  Chief Executive Officer of Hughes Electronics. Prior to this appointment, Mr. Smith had most recently served as Vice Chairman of Hughes Electronics. He replaced C. Michael Armstrong, who resigned on October 20, 1997 to become chairman and chief executive officer of AT&T Corp. Mr. Armstrong had served as Chairman and Chief Executive Officer of Hughes Electronics since 1992.

 .Charles H. Noski. Mr. Charles H. Noski, age 45, was elected President of
  Hughes Electronics and a member of the Hughes Electronics Board. Mr. Noski had previously served as Vice Chairman and Chief Financial Officer of Hughes Electronics, but joined United Technologies Corporation as executive vice president and chief financial officer in August 1997.

 .Steven D. Dorfman. Mr. Steven D. Dorfman, age 62, was elected Vice Chairman of Hughes Electronics and a member of the Hughes Electronics Board. He had previously served as Executive Vice President and Chairman of Hughes Telecommunications and Space Company.

  As described below under "Business of Hughes Telecom--Directors and Executive Officers of New Hughes Electronics" in Chapter 4, we currently expect that the senior management and directors of Hughes Electronics, including those individuals discussed above, will continue as the senior management and directors of New Hughes Electronics after the completion of the Hughes Transactions.


GENERAL MOTORS COMPETITIVENESS STUDIES

  The global automotive industry, including the components and systems market, has become increasingly competitive and is presently undergoing significant restructuring and consolidation activities. All of the major industry participants are continuing to increase their focus on efficiency and cost improvements, while announced capacity increases for the North American market and excess capacity in the European market have led to continuing price pressures. As a result, General Motors is currently studying the competitiveness of each of its lines of business. The findings of these studies will result in changes to or the realignment of those activities that are not performing as effectively as necessary to meet GM's objectives of increasing market share, customer satisfaction and profitability. To date, Delphi has announced its intention to seek expressions of interest from potential buyers of its lighting, coil spring and seating businesses and Opel Belgium has informed its unions of its intention to significantly lower structural costs, which could include a reduction of the workforce by up to 1,900 employees. The studies are ongoing and the majority of them are expected to be completed in the fourth quarter of 1997 or early 1998. Currently, General Motors estimates that the studies will result in charges against income for plant closures and asset impairments totaling approximately $2 billion to $3 billion after taxes, or $2.85 to $4.27 per share of GM $1 2/3 Common Stock, to be recorded in the quarter during which the respective studies are completed. General Motors will continue to study its efficiency and cost effectiveness and, as necessary, will initiate further competitiveness studies.

RAYTHEON

 SALE OF PORTIONS OF THE APPLIANCES BUSINESS

  On September 10, 1997, Raytheon sold its home appliance, heating and air conditioning and commercial cooking businesses to Goodman Manufacturing Company, L.P. The total sale price was $550 million in cash, subject to adjustment for certain changes in the net working capital of such businesses between December 31, 1996 and the closing date of the transaction. In 1996, these three businesses represented approximately 80% of

CHAPTER 1: INTRODUCTION

the sales and 50% of the operating income of Raytheon's Appliance Group. In addition, Raytheon has realized approximately $200 million from the sale of receivables relating to the businesses which were sold. Raytheon is retaining the commercial laundry and electronics controls businesses of the Appliance Group, but is continuing its strategic review of these remaining businesses. Proceeds from the sale of the three Appliance Group businesses will be used to reduce debt incurred in connection with the Texas Instruments Defense Acquisition. Raytheon believes that the 1996 sales, operating income, net income and total assets of the businesses sold were not material and does not expect the sale to have a significant effect on results of operations.

 TEXAS INSTRUMENTS DEFENSE ACQUISITION

  On July 11, 1997, Raytheon purchased substantially all of the assets of, and assumed substantially all the liabilities related to, Texas Instruments Defense for an aggregate amount of $2.875 billion in cash. The purchase price is subject to post-closing adjustments for certain changes in the net assets of Texas Instruments Defense between September 30, 1996 and the closing date of such purchase. In addition, Raytheon paid $75 million for an assignment and license of certain related intellectual property. Texas Instruments Defense had 1996 sales of approximately $1.8 billion.

 DEBT FINANCINGS

  In connection with the Texas Instruments Defense Acquisition and in contemplation of the Raytheon Merger, Raytheon arranged revolving credit facilities with a syndicate of banks totaling $7.0 billion (collectively, the "Raytheon Facilities"). Of these, lines for $4.0 billion have a maturity of five years and lines for $3.0 billion have a maturity of 364 days. Raytheon incurred indebtedness in the amount of $2.95 billion under the Raytheon Facilities in order to finance the Texas Instruments Defense Acquisition. The Raytheon Facilities include covenants which require (1) repayment and reduction of the outstanding commitment of such facilities or similar facilities with 75% of the net cash proceeds from any capital markets financings and asset sales for a period of two years from the closing date and (2) the ratio of total debt to total capitalization not to exceed 65% until July 2, 1999, 60% from July 2, 1999 to January 1, 2002 and 55% thereafter. The Raytheon Facilities rank pari passu with other senior unsecured indebtedness of Raytheon, including the Raytheon Notes (as defined below), and, upon completion of the Raytheon Merger, New Raytheon (including the debt incurred by Hughes Defense as described herein).

  On August 12, 1997, Raytheon completed a public offering of $3.0 billion aggregate principal amount of notes offered with final maturities of three, five, ten and thirty years (the "Raytheon Notes"). The net proceeds from the sale of the Raytheon Notes were used primarily to reduce amounts outstanding under the Raytheon Facilities and to refinance other debt incurred in the Texas Instruments Defense Acquisition, including commercial paper borrowings. Additional proceeds have been and will continue to be used by Raytheon for capital expenditures, working capital requirements and general corporate purposes.

                                                         CHAPTER 2: RISK FACTORS
                                   CHAPTER 2

                                  RISK FACTORS

                                                                            PAGE
                                                                            ----
        RISK FACTORS RELATING TO THE HUGHES TRANSACTIONS..................   27
          Ability of General Motors to Achieve Potential Benefits from the
           Integration of Delco and Delphi................................   27
          Loss of Potential Availability of Hughes Defense Funds and
           Assets.........................................................   28
          Separation of Hughes Defense, Delco and Hughes Telecom..........   28
          Impact on Financial Position and Results of Operations..........   29
        RISK FACTORS RELATING TO THE BUSINESS OF NEW HUGHES ELECTRONICS...   30
          No Assurance of Sufficient Funding for New Hughes Electronics...   30
          New Hughes Electronics' Ability to Maintain Leading
           Technological Capabilities.....................................   31
        RISK FACTORS RELATING TO GM'S DUAL-CLASS COMMON STOCK CAPITAL
         STRUCTURE........................................................   32
          Potentially Diverging Interests of GM's Common Stockholders;
           Fiduciary Duties of the GM Board...............................   32
          GM Board Policies and Practices Are Subject to Change...........   32
          New GM Class H Common Stockholders Have No Direct Interest in
           New Hughes Electronics.........................................   32
          Potential Recapitalization of New GM Class H Common Stock Into
           GM $1 2/3 Common Stock.........................................   33
        ADDITIONAL RISK FACTORS REGARDING NEW GM CLASS H COMMON STOCK.....   34
          Changes in Nature of Tracking Stock Investment; Earnings
           Volatility.....................................................   34
          Market Volatility; No Assurance as to Market Price or
           Performance of New GM Class H Common Stock.....................   34
          No Current Cash Dividends on New GM Class H Common Stock........   35
        RISK FACTORS REGARDING NEW RAYTHEON AFTER THE RAYTHEON MERGER.....   36
          Ability to Achieve Synergies from the Raytheon Merger;
           Integration of Texas Instruments Defense.......................   36
          Non-Defense Businesses of New Raytheon..........................   36
          Certain Limitations on Changes in Control of New Raytheon; New
           Raytheon's Ability to Participate in Future Defense Industry
           Consolidation..................................................   36

CHAPTER 2: RISK FACTORS




                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                         CHAPTER 2: RISK FACTORS
                                  RISK FACTORS

  In addition to the other information set forth in this document, we urge you to consider carefully each of the factors set forth below. Certain of the following factors are relevant to both GM $1 2/3 Common Stockholders and GM Class H Common Stockholders in connection with their consideration of the Hughes Transactions and their investment in New Raytheon. Others are relevant principally to GM Class H Common Stockholders in connection with their investment in New GM Class H Common Stock.

  While certain of the factors discussed below already exist with respect to your investment in General Motors, such as the factors relating to the business of New Hughes Electronics and those relating to GM's dual-class common stock capital structure, you should give additional consideration to these factors in determining whether to consent to the Hughes Transactions.

  For information regarding forward-looking statements and information contained in this document generally, see "Forward-Looking Information May Prove Inaccurate" in Chapter 7.

RISK FACTORS RELATING TO THE HUGHES TRANSACTIONS

  All of you (as GM common stockholders) should consider carefully each of the following factors.

 ABILITY OF GENERAL MOTORS TO ACHIEVE POTENTIAL BENEFITS FROM THE INTEGRATION OF DELCO AND DELPHI

  We are proposing to transfer Delco from Hughes Electronics to General Motors in order to facilitate the integration of Delco's electronics capability with Delphi's automotive systems and components expertise. We believe that the combined Delco/Delphi entity will be better able to realign its product, technical and manufacturing operations to address strategic objectives for growth and competitiveness and will be able to compete more effectively in markets worldwide by developing new electronically enhanced vehicle systems with improved functionality, lower cost and higher quality. As a result, we expect that Delco will be able to maintain a greater level of business with GM's North American Operations ("GM NAO") than in the absence of the combination and will have improved abilities to achieve and maintain non-GM NAO sales due to access to a larger outside customer base. We also believe that structural savings will accrue as a result of the full integration of Delco and Delphi operations. We also expect General Motors to benefit from this integration in its capacity as a manufacturer of automotive vehicles by virtue of Delco/Delphi being a stronger supplier of automotive systems and components. These potential benefits have been considered by the GM Board in determining the Distribution Ratio, as described below under "Special Factors--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--September 23, 1997 Capital Stock Committee Meeting" and "-- October 6, 1997 GM Board Meeting" in Chapter 3.

  Realization of these potential benefits, however, will depend, in part, on GM's ability to effectively integrate the operations of Delco, which are primarily focused on automotive electronics, and the operations of Delphi, which are primarily focused on automotive systems and components. Although we believe that the operations of Delco and Delphi will be complementary, there can be no assurance that General Motors will not encounter difficulties in merging the operations of Delco with those of Delphi or that the benefits expected from the integration will be realized. The process of fully integrating the businesses of Delco and Delphi may also require a disproportionate amount of time and attention of GM's management, financial and other resources. In addition, integrating the two operations may be made more difficult initially by the necessity of coordinating geographically separated organizations. If General Motors is not successful in integrating the strategies and operations of Delco and Delphi or if the integrated operations fail to achieve market acceptance, the combined business could be adversely affected. For additional information regarding the integration of Delco and Delphi, see "Special Factors--Purposes of the Hughes Transactions--Integration of Delco and Delphi" and "--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--September 23, 1997 Capital Stock Committee Meeting" and "--October 6, 1997 GM Board Meeting" in Chapter 3.

CHAPTER 2: RISK FACTORS

 LOSS OF POTENTIAL AVAILABILITY OF HUGHES DEFENSE FUNDS AND ASSETS

  Upon the consummation of the Hughes Transactions, neither General Motors nor New Hughes Electronics will have any continued ownership interest in Hughes Defense. Accordingly, neither General Motors nor New Hughes Electronics will have access to the funds generated by Hughes Defense to fund GM's other businesses (including the business of New Hughes Electronics) or to satisfy other corporate needs, including in periods of economic downturn. Similarly, as a result of the Hughes Defense Spin-Off, the equity and assets of Hughes Defense will no longer be available to you as GM's common stockholders in the event of the liquidation of General Motors. See "GM Class H Common Stock" in Chapter 6.

  Under the current dividend policies and practices of Hughes Electronics and General Motors and since Hughes Defense is a subsidiary of Hughes Electronics, Hughes Electronics and General Motors each retain a significant portion of the funds generated by Hughes Defense. As described elsewhere in this document, the earnings of Hughes Electronics (which include the earnings of Hughes Defense) are used in calculating the dividends payable by General Motors to GM Class H Common Stockholders and by Hughes Electronics to General Motors. The earnings generated by Hughes Defense are currently available to, and have been used to, fund Hughes Telecom's capital needs. Although we believe that the additional funding made available to Hughes Telecom in connection with the Hughes Transactions will enable it to take advantage of certain growth opportunities in the telecommunications and space industry as contemplated by its current business plan, there is no assurance that such funding will be adequate to allow New Hughes Electronics to take advantage of other additional opportunities which may arise in the future, to address competitive pressures or to satisfy all of its long-term capital requirements. Moreover, it is not possible at this time to determine whether, over the long term, such funding will be more or less than that which would have been available from the earnings of Hughes Defense had it not been spun off from General Motors.

 SEPARATION OF HUGHES DEFENSE, DELCO AND HUGHES TELECOM

  Under the current Hughes Electronics and GM ownership structure, Hughes Defense, Delco and Hughes Telecom have each been able to benefit from certain synergistic alliances and shared resources, such as, among other things, shared development of and access to technology. The Hughes Transactions involve, among other things, the reallocation and transfer of certain assets and liabilities among Hughes Defense, Delco and Hughes Telecom. Although we have determined that continued ownership of Hughes Defense is no longer necessary for the execution of our business strategy (including our strategies with respect to Hughes Telecom and Delco) and certain separation and transitional arrangements (including technology sharing arrangements) will be put in place in connection with the consummation of the Hughes Transactions, there can be no assurance that the business of Hughes Telecom (which will be conducted by New Hughes Electronics) will not be adversely affected by its separation from Hughes Defense and Delco (including with respect to the availability of sufficient funding to satisfy its future capital needs) or that the business of Delco will not be adversely affected by its separation from Hughes Defense and Hughes Telecom. In particular, there can be no assurance that Delco and Hughes Telecom will be able to attain the same level of synergistic benefits through the various technology sharing and other separation and transitional arrangements described elsewhere in this document as would be obtained through continued GM ownership of Hughes Defense (including the benefits of the electronic and systems integration capabilities of Hughes Defense). For additional information regarding the separation of these businesses, see "Description of the Hughes Transactions" in Chapter 3.

  In addition, Hughes Defense has benefited directly from its status as a wholly owned subsidiary of General Motors through access to, among other things, GM's worldwide corporate purchasing process and related services. While certain separation and transitional arrangement will provide Hughes Defense with some access to GM's worldwide purchasing process and related services following the Hughes Defense Spin-Off, there can be no assurance that Hughes Defense's access to such services will be sustained at the same level or provide the same benefits. Moreover, Hughes Defense will no longer benefit from such access following the termination of such arrangements. Furthermore, there can be no assurance that the purchasing benefits available to New Raytheon will be similar to those available to General Motors. See "Separation and Transition Arrangements--

                                                         CHAPTER 2: RISK FACTORS
Summary of Other Agreements Contemplated by the Master Separation Agreement-- Corporate Purchasing" in Chapter 3.

 IMPACT ON FINANCIAL POSITION AND RESULTS OF OPERATIONS

  Following the Hughes Defense Spin-Off, General Motors will no longer own any of Hughes Defense and, accordingly, GM's consolidated balance sheet will reflect decreased net assets and net liabilities, resulting in an overall reduction in GM stockholders' equity of approximately $0.6 billion to $1.6 billion (based on the Recent Raytheon Stock Price and the net assets of Hughes Defense at September 30, 1997, the overall reduction in GM stockholders' equity is estimated to be approximately $1.1 billion). Although we expect that the Hughes Transactions will initially increase GM's net liquidity as a result of the proceeds from the new indebtedness to be incurred by Hughes Defense prior to the Hughes Defense Spin-Off, we do not expect the Hughes Transactions to have an ongoing material impact on GM's overall credit rating, financial condition or results of operations (including with respect to its gross margin percentage, operating margin percentage, net margin percentage and debt-to-equity ratio). However, there can be no assurance that the Hughes Transactions, in combination with other transactions, operating results and market conditions will not result in a lower credit rating or weaker financial condition than in the absence of the Hughes Transactions. For additional information, see "Description of the Hughes Transactions--Accounting Treatment" in Chapter 3. For a discussion of the impact of the Hughes Transactions on the amounts available to pay dividends on GM common stocks, see "New GM Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends" in Chapter 6.

CHAPTER 2: RISK FACTORS
RISK FACTORS RELATING TO THE BUSINESS OF NEW HUGHES ELECTRONICS

  Although the following factors are currently applicable to the telecommunications and space business of Hughes Electronics, all of you (as GM common stockholders) should consider carefully each of the following factors in the particular context of the Hughes Transactions.

 NO ASSURANCE OF SUFFICIENT FUNDING FOR NEW HUGHES ELECTRONICS

  As explained elsewhere in this document, the telecommunications and space industry is experiencing a period of rapid expansion and change, providing participants with many opportunities for strategic growth as well as vigorous competition. We expect the global telecommunications services market to continue to grow due to the high demand for communications infrastructure and the opportunities created by industry deregulation. In this environment, many of Hughes Telecom's competitors are committing substantial capital to capture market opportunities and, in many instances, are forging alliances to acquire or maintain market leadership. Therefore, key success factors include access to capital and financial flexibility in order to take advantage of new market opportunities, respond to competitive pressures and react quickly to other major changes in the marketplace.

  Our strategy with respect to Hughes Telecom is to leverage its leadership position in satellite technology to be a leader with emerging telecommunications products and services. This strategy will require substantial investments of capital over the next several years. As part of the Hughes Transactions, GM Class H Common Stock (which currently tracks the financial performance of Hughes Electronics, a diversified corporation which conducts three principal businesses: defense electronics, automotive electronics and telecommunications and space) will be recapitalized into New GM Class H Common Stock (which will track the financial performance of New Hughes Electronics, which will continue the telecommunications and space business of Hughes Electronics). As a result, under the current dividend policies and practices of Hughes Electronics and General Motors, after the Hughes Transactions, New Hughes Electronics will no longer have access to the businesses of Hughes Defense and Delco, which have been used in the past to fund Hughes Telecom, as potential sources of funding to satisfy its capital needs. Although up to $4.0 billion of the proceeds of the debt of Hughes Defense will be used to provide an infusion of equity into Hughes Telecom, there can be no assurance that New Hughes Electronics' total capital requirements over the long term will not exceed such amount due to, among other things, presently unanticipated growth opportunities, changes in the competitive environment and cash needs which may arise in connection with certain post-closing adjustments as described elsewhere herein. See "Special Factors--The Distribution Ratio--Post-Closing Payment" and "Separation and Transition Arrangements--Summary of Master Separation Agreement--Post-Closing Adjustment Between New Hughes Electronics and New Raytheon" in Chapter 3.

  Although we currently expect that the debt of New Hughes Electronics will be rated investment grade after the completion of the Hughes Transactions, there can be no assurance that New Hughes Electronics will be able to satisfy its capital requirements in the future, whether through access to the capital markets or otherwise, including with respect to funding potentially available through General Motors. A shortfall in such funding and inability to access the capital markets could prevent completion of some or all components of New Hughes Electronics' strategy and impair its ability to react to changes in its markets. The ability of New Hughes Electronics to raise capital will be influenced by, among other things, GM's overall financial condition and rating objectives.

  See "Special Factors--Purposes of the Hughes Transactions--Enhance Growth Potential of Hughes Telecom" in Chapter 3 and "Hughes Telecom Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Hughes Telecom" in Chapter 4.

                                                         CHAPTER 2: RISK FACTORS

 NEW HUGHES ELECTRONICS' ABILITY TO MAINTAIN LEADING TECHNOLOGICAL CAPABILITIES

  After the Hughes Transactions, the ability of New Hughes Electronics to maintain leading technological capabilities will have a greater impact on the New GM Class H Common Stock than the ability of Hughes Telecom to do so has on the existing GM Class H Common Stock as a result of the fact that New GM Class H Common Stock will represent a more focused investment in less diversified businesses. The telecommunications and space industry is characterized by rapid technological advances and innovations. There can be no assurance that one or more of the technologies currently utilized or under development by Hughes Telecom, or any technologies that may be developed or utilized by New Hughes Electronics after the Hughes Transactions, may not become obsolete, or that planned products or services will still be in demand by the time they are offered. Competitors of New Hughes Electronics may have or obtain access to proprietary technologies that are perceived by the market as being superior to, or more desirable than, the technologies of New Hughes Electronics.

  New Hughes Electronics' operating results will depend to a significant extent on its ability to continue to introduce new products and services successfully on a timely basis and to reduce costs of existing products and services. The success of new product development is dependent upon many factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance. There can be no assurance that New Hughes Electronics will successfully identify new product or service opportunities and develop and bring new products and services to market in a timely manner, or that products or technologies developed by others will not render New Hughes Electronics' product and service offerings obsolete or noncompetitive. No assurance can be given that any of the technologies on which Hughes Telecom is currently focusing its research and development investments will achieve acceptance in the marketplace, and the lack of such market acceptance could have a material adverse effect on New Hughes Electronics' future competitive position and results of operations.

  For information regarding the business of New Hughes Electronics, see "Business of Hughes Telecom" in Chapter 4. For information regarding the management of New Hughes Electronics and recent changes to the Hughes Electronics senior management team, see "Recent Developments--New Leadership Team at Hughes Electronics" in Chapter 1 and "Business of Hughes Telecom-- Directors and Executive Officers of New Hughes Electronics" in Chapter 4.

CHAPTER 2: RISK FACTORS
RISK FACTORS RELATING TO GM'S DUAL-CLASS COMMON STOCK CAPITAL STRUCTURE

  Although the following factors are currently applicable to your investment in General Motors, all of you (as GM common stockholders) should consider carefully each of the following factors in the particular context of the Hughes Transactions.

 POTENTIALLY DIVERGING INTERESTS OF GM'S COMMON STOCKHOLDERS; FIDUCIARY DUTIES OF THE GM BOARD

  General Motors will continue to have a dual-class common stock structure after the Hughes Transactions. As described below under "Considerations Relating to GM's Dual-Class Common Stock Capital Structure" in Chapter 6, the existence of two classes of common stock with separate dividend rights as provided for in the GM Certificate of Incorporation, both in its current form and as proposed to be amended in the Hughes Transactions, can give rise to potential divergences between the interests of the holders of each of the separate classes of GM common stock with respect to various intercompany transactions and other matters. Because General Motors is incorporated in Delaware, the laws of Delaware govern the duties of the GM Board. Under Delaware law, the GM Board owes an equal fiduciary duty to all holders of GM common stock and must act with due care and on an informed basis in the best interests of General Motors and all such stockholders regardless of class. General Motors is not aware of any judicial precedent directly addressing the manner in which these fiduciary duties would be applied in the context of a capital structure involving multiple classes or series of capital stock which include terms designed to reflect the separate financial performance of specified businesses. The GM Board, in the discharge of its fiduciary duties, will continue to oversee, principally through its Capital Stock Committee, the policies, programs and practices of General Motors which may impact the potentially divergent interests of the two classes of GM common stock, including the policy statement regarding certain capital stock matters as described below under "Considerations Relating to GM's Dual-Class Common Stock Capital Structure--New GM Board Policy Statement" in Chapter 6.

 GM BOARD POLICIES AND PRACTICES ARE SUBJECT TO CHANGE

  In connection with its determination of the terms of the New GM Class H Common Stock to be issued in the Hughes Transactions, the GM Board reviewed its policies and practices with respect to its dual-class common stock structure and adopted, subject to the consummation of the Hughes Transactions, a policy statement as to certain capital stock matters, including transactions between General Motors and New Hughes Electronics and the relationship between dividends (if any) to be paid by New Hughes Electronics to General Motors and by General Motors to the New GM Class H Common Stockholders. See "Considerations Relating to GM's Dual-Class Common Stock Capital Structure--New GM Board Policy Statement" in Chapter 6. While the GM Board has no present intention to modify or rescind this policy statement, there can be no assurance in this regard and the policy statement, as well as other policies and practices, may be modified or rescinded at any time and from time to time by the GM Board and the GM Board may adopt additional policies, practices or policy statements, in each case without the approval of GM's common stockholders. Any such action would be taken by the GM Board in a manner consistent with its fiduciary duties under applicable law to holders of both classes of GM common stock and based on its reasonable business judgment that such decision is in the best interests of General Motors and all its common stockholders.

 NEW GM CLASS H COMMON STOCKHOLDERS HAVE NO DIRECT INTEREST IN NEW HUGHES ELECTRONICS

  Although New GM Class H Common Stock will be a tracking stock relating to New Hughes Electronics, New GM Class H Common Stockholders will continue to be stockholders of General Motors (not New Hughes Electronics) and, accordingly, will continue to have no direct rights in the equity or assets of New Hughes Electronics, but rather will have rights in the equity and assets of General Motors (which will include 100% of the stock of New Hughes Electronics). The provisions in the GM Certificate of Incorporation, as proposed to be amended in the Hughes Transactions, defining the amounts which may be used to pay dividends on each class of GM common stock will not result in a physical segregation of the assets of General Motors or New Hughes Electronics, nor will such provisions result in the establishment of separate accounts or dividend or liquidation

                                                         CHAPTER 2: RISK FACTORS
preferences with respect to such assets for the benefit of the holders of either of the separate classes of GM common stock. See "Considerations Relating to GM's Dual-Class Common Stock Capital Structure" and "New GM Class H Common Stock" in Chapter 6.

 POTENTIAL RECAPITALIZATION OF NEW GM CLASS H COMMON STOCK INTO GM $1 2/3 COMMON STOCK

  Under the GM Certificate of Incorporation, as proposed to be amended in the Hughes Transactions, all outstanding shares of New GM Class H Common Stock may be recapitalized as shares of GM $1 2/3 Common Stock at a 120% exchange ratio
(1) at any time after December 31, 2002 in the sole discretion of the GM Board or (2) automatically, if General Motors disposes of at least 80% of the business of New Hughes Electronics (based on the fair market value of its assets) to a person, entity or group of which General Motors is not the majority owner. See "New GM Class H Common Stock--Recapitalization and Certain Other Transactions" in Chapter 6. Any such recapitalization would significantly change both the form and nature of the investment of holders of New GM Class H Common Stock. We cannot predict the impact on the market prices of the GM $1 2/3 Common Stock or the New GM Class H Common Stock of these recapitalization provisions or the effect, if any, that the exercise by General Motors of its recapitalization right would have on the market price of either or both classes of GM common stock. Consistent with the GM Certificate of Incorporation, as proposed to be amended in the Hughes Transactions, applicable corporate law and the new GM Board policy statement referred to above, the GM Board may submit from time to time to the GM common stockholders for their consideration and approval one or more alternative transactions on terms different from those provided for by the provisions concerning recapitalization of New GM Class H Common Stock at a 120% exchange ratio or by the policy statement. The Hughes Transactions and GM's split-off of EDS in 1996 are examples of such alternative proposals. See "Considerations Relating to GM's Dual-Class Common Stock Capital Structure" and "New GM Class H Common Stock" in Chapter 6.

CHAPTER 2: RISK FACTORS
ADDITIONAL RISK FACTORS REGARDING NEW GM CLASS H COMMON STOCK

  If you are a GM Class H Common Stockholder, you will receive shares of New GM Class H Common Stock in the Hughes Transactions and should therefore consider carefully the following factors.

 CHANGES IN NATURE OF TRACKING STOCK INVESTMENT; EARNINGS VOLATILITY

  Pursuant to the Hughes Transactions, GM Class H Common Stock, which tracks the financial performance of Hughes Electronics, will be recapitalized and converted into a new class of common stock of General Motors, New GM Class H Common Stock, which will track the financial performance of New Hughes Electronics. Because New Hughes Electronics will have significantly different characteristics than Hughes Electronics on a consolidated basis prior to the Hughes Transactions, including with respect to margins, cash flow, investment needs, competitive environment and future growth prospects, there can be no assurance that the returns on New GM Class H Common Stock will in any way correspond to the historical returns on GM Class H Common Stock. In addition, because New GM Class H Common Stock will track the financial performance of only one of the three primary businesses comprising Hughes Electronics prior to the Hughes Transactions, and because of the nature and characteristics of the telecommunications and space business, the earnings per share of New GM Class H Common Stock are expected to be substantially less than the historical earnings per share of GM Class H Common Stock and may be subject to significantly greater volatility. As a result of the foregoing, there can be no assurance that the public market for New GM Class H Common Stock will be similar to the public market which currently exists for GM Class H Common Stock.

  For 1996, we reported earnings per share attributable to GM Class H Common Stock of $2.88. In contrast, the pro forma earnings per share attributable to New GM Class H Common Stock calculated as described herein based on the 1996 net income of New Hughes Electronics is $0.33. The pro forma earnings per share of New Raytheon Class A Common Stock calculated as described herein for the year ended December 31, 1996 is $2.65. Although holders of GM Class H Common Stock will receive one share of New GM Class H Common Stock for each share of GM Class H Common Stock they hold at the time the Hughes Transactions are completed, they will receive only a fractional share of Class A Common Stock for each such share (approximately 0.58836 based on the Recent Raytheon Stock Price). Pro forma information is not necessarily indicative of future operating results.

 MARKET VOLATILITY; NO ASSURANCE AS TO MARKET PRICE OR PERFORMANCE OF NEW GM CLASS H COMMON STOCK

  In anticipation of and immediately following the consummation of the Hughes Transactions, it is possible that a significant percentage of existing GM Class H Common Stockholders may liquidate their holdings of GM Class H Common Stock or New GM Class H Common Stock, as applicable, due to certain fundamental differences in the nature of the New GM Class H Common Stock as compared to the GM Class H Common Stock. If the market experiences heavy trading in the initial period following the Hughes Transactions due to this turnover, trading prices of the New GM Class H Common Stock may be volatile. Ultimately, the value of each share of New GM Class H Common Stock will be principally determined in the trading markets and could be influenced by many factors, including the terms of the New GM Class H Common Stock, the earnings and financial position of New Hughes Electronics, the growth and expansion of New Hughes Electronics' business, investors' expectations of New Hughes Electronics' prospects, trends and uncertainties affecting the telecommunications and space industry as a whole, issuances and repurchases of New GM Class H Common Stock, GM's consolidated results of operations and financial condition and general economic and other conditions. There can be no assurance as to the market for, or market price of, New GM Class H Common Stock following the completion of the Hughes Transactions.

                                                         CHAPTER 2: RISK FACTORS

 NO CURRENT CASH DIVIDENDS ON NEW GM CLASS H COMMON STOCK

  The payment of dividends on the GM Class H Common Stock is subject to the policies and practices of the GM Board. The current dividend policy of the GM Board is to pay quarterly dividends on GM Class H Common Stock, when, as and if declared by the GM Board, at an annual rate equal to approximately 35% of the Available Separate Consolidated Net Income of Hughes Electronics for the prior year. Notwithstanding the current dividend policy of the GM Board, the quarterly dividend paid on GM Class H Common Stock of $0.25 per share during the first, second and third quarters of 1997 and $0.24 per share during each quarter of 1996 was based on an annual rate higher than 35% of the Available Separate Consolidated Net Income of Hughes Electronics for the preceding year. See "GM Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends" and "--Dividend Policy" in Chapter 6.

  Following the consummation of the Hughes Transactions, the payment of dividends on the New GM Class H Common Stock will also be subject to the policies and practices of the GM Board. As described elsewhere in this document, the GM Board does not currently intend to initially pay cash dividends on New GM Class H Common Stock. Following the completion of the Hughes Transactions, future earnings (if any) from the telecommunications and space business of New Hughes Electronics will be retained for the development of that business. The GM Board has adopted, subject to the completion of the Hughes Transactions, a policy statement regarding certain capital stock matters, including with respect to the relationship between any dividends that may be paid by New Hughes Electronics to General Motors as its sole stockholder and dividends to be paid by General Motors on the New GM Class H Common Stock. See "Considerations Relating to GM's Dual-Class Common Stock Capital Structure--New GM Board Policy Statement" in Chapter 6. The GM Board reserves the right to reconsider from time to time its policies and practices regarding dividends on New GM Class H Common Stock and to increase or decrease the dividends paid on New GM Class H Common Stock on the basis of GM's consolidated financial position, including liquidity, and other factors, including the earnings and consolidated results of operations and financial condition of New Hughes Electronics. See "New GM Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends" and "--Dividend Policy" in Chapter 6.

CHAPTER 2: RISK FACTORS
RISK FACTORS REGARDING NEW RAYTHEON AFTER THE RAYTHEON MERGER

  All of you (as GM common stockholders) will receive shares of Class A Common Stock in the Hughes Defense Spin-Off and, upon the consummation of the Raytheon Merger, will be stockholders of New Raytheon. As stockholders of New Raytheon, you will continue to be subject to a number of business risks relating to the defense electronics industry which already exist in connection with your interest in Hughes Defense, such as the possibility of reductions or changes in the U.S. defense budget, recent consolidation trends in the defense industry and risks relating to U.S. government contracts. In addition to these existing business risks, all of you should consider carefully each of the following factors.

 ABILITY TO ACHIEVE SYNERGIES FROM THE RAYTHEON MERGER; INTEGRATION OF TEXAS INSTRUMENTS DEFENSE

  The Raytheon Merger involves the integration of two companies previously operated independently, with separate operations and management. The recent acquisition by Raytheon of Texas Instruments Defense provides additional integration challenges. While this integration is necessary to the future profitability of New Raytheon, New Raytheon may encounter difficulties or may not realize the full benefits expected from such integration. The Raytheon Merger and the Texas Instruments Defense Acquisition will require, among other things, integration of the Raytheon, Hughes Defense and Texas Instruments Defense organizations, business infrastructures and products in a way that enhances the performance of the combined businesses. The challenges posed by these transactions include the integration of numerous geographically separated manufacturing facilities and research and development centers. The success of this transition to an integrated entity will be significantly influenced by New Raytheon's ability to retain key employees, to integrate differing management structures and to realize anticipated cost synergies, all of which will require significant management time and resources. Any material delays or unexpected costs incurred in connection with such integration could have a material adverse effect on New Raytheon's business, operating results or financial condition. New Raytheon management currently anticipates that such integration will result in New Raytheon taking a restructuring charge in 1997, although the amount of such charge is not currently determinable.

 NON-DEFENSE BUSINESSES OF NEW RAYTHEON

  Although Raytheon's principal business is the design, manufacture and servicing of advanced electronic devices, equipment and systems for governmental and commercial customers, Raytheon also has significant operations in the engineering and construction, aircraft and appliances businesses. As a result, after the consummation of the Raytheon Merger, a portion of each Class A Common Stockholder's investment will be in these non-defense businesses. Each of these businesses has significantly different characteristics than the businesses of General Motors and Hughes Electronics, including with respect to margins, competitive environment and future growth prospects. For example, the engineering and construction business is subject to risks relating to the uncertainty of international growth, significant start-up costs and the cyclical nature of the engineering and construction industry and the aircraft business is subject to risks relating to the intensely competitive aircraft industry, product liability issues and the U.S. Federal Aviation Administration approval and certification process. In light of these and other risks relating to the non-defense businesses of New Raytheon, there can be no assurance that the financial performance of any of these businesses will match the performance of the businesses of General Motors, Hughes Electronics, Hughes Defense or the defense business of New Raytheon. See "Recent Developments--Raytheon" in Chapter 1 and "Overview of New Raytheon Business" in Chapter 5.

 CERTAIN LIMITATIONS ON CHANGES IN CONTROL OF NEW RAYTHEON; NEW RAYTHEON'S ABILITY TO PARTICIPATE IN FUTURE DEFENSE INDUSTRY CONSOLIDATION

  The New Raytheon Certificate of Incorporation and the New Raytheon By-Laws will contain certain provisions, such as a classified board of directors, a provision prohibiting stockholder action by written consent, a provision prohibiting stockholders from calling special meetings and a provision authorizing the New Raytheon Board to consider factors other than stockholders' short-term interests in evaluating an offer

                                                         CHAPTER 2: RISK FACTORS
involving a change in control, which are not present in the GM Certificate of Incorporation or the GM By-Laws. Such provisions could have the effect of delaying, deferring or preventing a change in control of New Raytheon or the removal of New Raytheon management, of deterring potential acquirors from making an offer to stockholders of New Raytheon and of limiting any opportunity to realize premiums over prevailing market prices for New Raytheon Common Stock in connection therewith. The New Raytheon Rights Agreement, which also has no equivalent at General Motors, could have the same effect. See "New Raytheon Capital Stock" and "Comparison of GM Class H Common Stock, New GM Class H
Common Stock and Class A Common Stock" in Chapter 6.

  Furthermore, in order to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, New Raytheon will be subject to certain covenants under the Spin-Off Separation Agreement which will prohibit New Raytheon from entering into or permitting (to the extent that New Raytheon has the right to prohibit) certain transactions and activities, in each case unless General Motors has, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, determined that such transactions and activities would not jeopardize the tax-free status of any of the foregoing. Such transactions and activities include (1) certain acquisition transactions, stock issuance transactions and stock buyback transactions for two years following the Raytheon Merger; (2) certain recapitalizations, reincorporations and similar transactions affecting the rights and privileges of New Raytheon Common Stock; and (3) certain amendments or changes to the New Raytheon Certificate of Incorporation or the New Raytheon By-Laws for three years following the Raytheon Merger. Such prohibitions, to which General Motors and Hughes Defense are not subject, could have the effect of delaying, deferring or preventing a change in control of New Raytheon and of limiting the opportunity to realize premiums over prevailing market prices for New Raytheon Common Stock in connection therewith during the period of their applicability. In addition, although the opportunities to participate in defense industry consolidation have become fewer as consolidation has progressed, such prohibitions could also have the effect of delaying, deferring, hindering or preventing New Raytheon's ability to take advantage of opportunities that do arise during the period of such prohibitions' applicability, including transactions such as a merger of equals or acquisitions financed by New Raytheon Capital Stock.

  For additional information regarding these prohibitions, see "Separation and Transition Arrangements--Summary of Spin-Off Separation Agreement--Preservation of Tax-Free Status of the Hughes Transactions and the Raytheon Merger" in Chapter 3. See also "New Raytheon Capital Stock" and "Comparison of GM Class H Common Stock, New GM Class H Common Stock and Class A Common Stock" in Chapter 6.

CHAPTER 2: RISK FACTORS




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                                       38

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
                                   CHAPTER 3
                          THE HUGHES TRANSACTIONS AND
                              THE RAYTHEON MERGER

                                                                            PAGE
                                                                            ----
        SPECIAL FACTORS...................................................   41
         Purposes of the Hughes Transactions..............................   41
         Alternatives to the Hughes Transactions..........................   44
         Background of the Hughes Transactions............................   46
         The Distribution Ratio...........................................   67
         Recommendations of the Capital Stock Committee and the GM Board;
          Fairness of the Hughes Transactions.............................   70
         Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon
          Brothers........................................................   78
         Requisite Stockholder Approval of the Hughes Transactions........   94
         Certain U.S. Federal Income Tax Considerations Relating to
          Certain of the Hughes Transactions..............................   95
         Certain U.S. Federal Income Tax Considerations Relating to the
          Raytheon Merger.................................................   97
         Stockholder Litigation Relating to the Hughes Transactions.......   99
        DESCRIPTION OF THE HUGHES TRANSACTIONS............................  101
         General..........................................................  101
         GM Spin-Off Merger Agreement.....................................  104
         Allocation of Hughes Defense Debt Proceeds; Hughes Telecom
          Funding.........................................................  109
         No Recapitalization at a 120% Exchange Ratio.....................  109
         Stockholder Approval of the Hughes Transactions..................  110
         No Appraisal Rights..............................................  111
         Certain U.S. Federal Income Tax Considerations...................  111
         Certain Litigation...............................................  111
         Accounting Treatment.............................................  111
         Regulatory Requirements..........................................  111
         Sales to General Motors..........................................  112
        DESCRIPTION OF THE RAYTHEON MERGER................................  113
         General..........................................................  113
         Raytheon Merger Agreement........................................  115
         Implementation Agreement.........................................  126
         GM Stockholder Approval Not Required for the Raytheon Merger.....  128
         Approvals by the Capital Stock Committee and the GM Board;
          Fairness of the Raytheon Merger.................................  129
         Raytheon Merger Fairness Opinion: Goldman Sachs .................  129
         Certain U.S. Federal Income Tax Considerations...................  134
         Accounting Treatment.............................................  134
        SEPARATION AND TRANSITION ARRANGEMENTS............................  136
         Introduction.....................................................  136
         Summary of Master Separation Agreement...........................  136
         Summary of Spin-Off Separation Agreement.........................  139
         Summary of Tax Sharing Agreement.................................  143
         Summary of Other Agreements Contemplated by the Master Separation
          Agreement.......................................................  144

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER




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                                       40

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
                                SPECIAL FACTORS

PURPOSES OF THE HUGHES TRANSACTIONS

  The Hughes Transactions are designed to address certain strategic challenges facing each of the three principal businesses of Hughes Electronics and to enhance the long-term value of these businesses to General Motors and its common stockholders. The immediate impetus for the timing of the Hughes Transactions is the major consolidation taking place in the U.S. defense industry and the significant opportunities for Hughes Defense presented by the proposed merger with Raytheon.

  The Hughes Transactions are intended to accomplish three principal business objectives:

 . Enable Hughes Defense to participate in U.S. defense industry consolidation by merging with Raytheon, thereby achieving the critical mass that will be necessary to continue to compete effectively in the defense industry;

 . Better position Delco and Delphi to participate in the automotive electronics industry trend toward integrated automotive systems procurement by facilitating the combination of Delco and Delphi; and

 . Enhance the growth potential of Hughes Telecom in the expanding global telecommunications market through additional funding and more focused senior management.

  Each of these business objectives is discussed in greater detail below.

 SPIN-OFF OF HUGHES DEFENSE AND THE RAYTHEON MERGER

  The first purpose of the Hughes Transactions is to facilitate Hughes Defense's participation in the U.S. defense industry consolidation through the consummation of the Raytheon Merger. In the period during which Hughes Defense has been an indirect, wholly owned subsidiary of General Motors, the U.S. defense industry has experienced major consolidation. This industry consolidation is the result of a decline since 1986 in the U.S. defense budget and declining defense spending projections for the next several years. The procurement portion of the U.S. defense budget, which has historically been a primary revenue source for Hughes Defense, has declined steadily from approximately $88.0 billion in 1986 (equivalent to about $120.0 billion in 1996 dollars) to approximately $48.0 billion in 1996, and is expected to grow only nominally in the near future. These budget reductions have altered the competitive landscape by creating overcapacity and increasing price pressure on contractors. The nature of competition for defense business also has been shifting and is increasingly based on systems capabilities, market presence, cost structure and influence due to the size and scope of the contractor and its workforce. Defense industry participants have viewed consolidation on a major scale as the only viable way to increase product and systems scope and achieve increasing economies of scale in an overall market that is not expected to experience significant growth in the future.

  With the July 1997 announcement of the planned merger of Lockheed Martin Corporation ("Lockheed Martin") and Northrop Grumman Corporation ("Northrop Grumman"), the major consolidation of the U.S. defense industry has entered its final stage. This industry consolidation has resulted in the development of two principal tiers of defense industry participants: the defense industry "giants," such as Lockheed Martin, Raytheon (assuming the completion of its merger with Hughes Defense) and The Boeing Company ("Boeing"), and the "niche" players with annual revenues ranging from $1.0 billion to $5.0 billion. Among the industry "giants," various strategies are currently being pursued. For example, Lockheed Martin is vertically integrated within the defense industry, having extensive capabilities in both "platforms" (such as military aircraft, space launch vehicles and satellites) as well as defense electronics systems. In contrast, Raytheon and Boeing have taken a more horizontal approach, focusing primarily on platforms and defense electronics systems, respectively. All three companies, however, are continuing to shape their portfolios and divest non-core businesses while seeking to establish international alliances and targeting occasional acquisitions.

  The Raytheon Merger is intended to allow Hughes Defense to maintain a leading position in the consolidating U.S. defense industry. We believe that the combined businesses of Hughes Defense and Raytheon

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will represent a strong and viable competitor in the defense electronics industry that will be in a position to implement business synergies for the benefit of New Raytheon, its stockholders and its principal defense electronics customer, the U.S. government. For information regarding the Raytheon Merger, see "Description of the Raytheon Merger" below.

  In the context of these changes in the U.S. defense industry, we have been required during the last several years to spend increasing amounts of board, management and staff time and other resources on Hughes Defense and the strategic challenges it currently faces. The Hughes Defense Spin-Off will also allow us to allocate resources currently devoted to Hughes Defense to our core automotive and other businesses.

 INTEGRATION OF DELCO AND DELPHI

  The second business purpose of the Hughes Transactions is to facilitate the integration of Delco with Delphi. Automobile manufacturers are increasingly moving toward integrated automotive systems procurement from a limited number of suppliers. Manufacturers, including GM's North American Operations ("GM NAO"), also are expected to continue to press their suppliers to accelerate the introduction of new technology and otherwise to aggressively pursue cost reductions. In connection with their ongoing long-term review and assessment of Delco and Delphi and their business strategies, General Motors and Hughes Electronics believe that in order to remain competitive in this industry environment Delco and Delphi must possess the capabilities to produce high quality and low cost fully integrated "systems" designs, as well as the capabilities to manufacture high quality components at continuously lower costs. Although Delco has strong capabilities and market position in various electronic and electro-mechanical components, General Motors and Hughes Electronics have determined that Delco will need to gain access to and strengthen its capabilities in the integration of complete systems which incorporate separate systems and components in powertrain, ride and handling, cockpit and control and communications.

  The transfer of Delco from Hughes Electronics to General Motors will position the combined Delco/Delphi business to compete more effectively in the changing market for automotive electronics by allowing General Motors to integrate more fully Delco's electronics capability with Delphi's automotive systems and components expertise. The integration of these operations is intended to accelerate GM's ability to compete aggressively in high-growth markets worldwide by developing new electronically enhanced vehicle systems with improved functionality, lower cost and higher quality. The combined Delco/Delphi entity will be better able to realign its product, technical and manufacturing operations to address strategic objectives for growth and competitiveness.

  We expect that the integration of Delco and Delphi will enable Delco to be more competitive with respect to its market share with GM NAO as a result of its redesign of key automotive electronics systems and its introduction of lower cost design solutions. GM NAO will benefit directly from these redesigned automotive systems. In addition, we expect Delco to improve its capability to achieve and maintain additional non-GM NAO sales due to its access to a larger outside customer base. Significant structural savings are also expected to accrue to the combined company as a result of the full integration of the two companies.

  Once the integration of Delco and Delphi is completed and we have demonstrated the competitiveness of the combined operations, General Motors will be able to consider the future timing of a possible partial public offering of the combined business operations. General Motors has no present intention to make any such offering. Business judgments regarding completion of the integration of Delco and Delphi and satisfactory demonstration of the competitiveness of the combined operations will be made by the GM President's Council based upon relevant business considerations. The timing and substance of such business judgments will depend on many subjective factors such as, among other things, achievement by Delphi/Delco of synergies in line with expectations, the ability of the combined businesses to sustain a satisfactory level of market share increases based on the competitiveness of the technology, price and quality of its products, satisfactory reductions in administrative overhead, globalization of its operations, continued strong prospects for growth in revenues and

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
operating profit and other relevant factors relating to the overall competitiveness of the businesses of Delphi/Delco.

  In September 1997, Ford Motor Company ("Ford") announced its intention to reorganize its component operations into a unit called "Visteon." Ford's objectives with respect to Visteon appear to be similar to GM's strategy with respect to the integration of Delco and Delphi, and include, among other things, increasing sales to other original equipment manufacturers ("OEMs") while also driving efficiencies by increasing outsourcing of Ford's automotive business. It is not clear at this time how this will change the competitive environment for the combined Delco/Delphi entity over time. On the one hand, Visteon will likely be pursuing sales to many of the same OEMs targeted by the combined Delco/Delphi entity. On the other hand, however, Delco/Delphi may have the opportunity to sell to Ford as a result of its outsourcing initiatives.

 ENHANCE GROWTH POTENTIAL OF HUGHES TELECOM

  The third business purpose of the Hughes Transactions is to enhance the ability of Hughes Telecom to take advantage of growth opportunities. The telecommunications industry is experiencing a period of rapid expansion and change, providing industry participants with many opportunities for strategic growth as well as vigorous competition. We expect the global telecommunications services market to continue to grow due to the high demand for communications infrastructure and the opportunities created by industry deregulation. In this environment, many of Hughes Telecom's competitors are committing substantial capital to capturing market opportunities and to entering into strategic alliances to acquire or maintain and strengthen market leadership. This market will therefore remain intensely competitive and key success factors for participants will include possession of advanced technological capability, speed in introducing new products and services so as to capture first mover advantages, product differentiation, including access to local and international content, strength in partnering/strategic alliances, ability to react quickly to rapid industry change and financial flexibility.

  Hughes Electronics' strategy with respect to the Hughes Telecom business is to leverage its leadership position in satellite technology to become a leader in emerging telecommunications markets for products and services. This strategy requires a significant investment of capital in Hughes Telecom.

  General Motors and Hughes Electronics currently believe that Hughes Telecom is the Hughes Electronics business which offers the greatest long-term growth potential. By retaining ownership of Hughes Telecom, General Motors and its stockholders will retain the ability to participate in this rapidly growing industry. The Hughes Transactions and the Raytheon Merger, by providing funding to Hughes Telecom, will help to enable New Hughes Electronics to take advantage of growth opportunities in the telecommunications and space marketplace. The Hughes Transactions will also enable New Hughes Electronics to focus its board, management and staff time and other resources solely on the telecommunications and space business.

  We currently believe that continued ownership of the telecommunications and space business of Hughes Electronics in a tracking stock structure will not prevent New Hughes Electronics from executing certain types of strategic alliances where needed to assist it to continue to compete effectively and to grow its business. Continued ownership of the telecommunications and space business of Hughes Electronics in a tracking stock structure also will provide General Motors with the flexibility in the future to issue New Hughes Electronics tracking stock in a tax-efficient manner. The New GM Class H Common Stock will provide its holders with a more focused investment in the Hughes Electronics' telecommunications and space business than the existing GM Class H Common Stock.

  Achievement of each of the foregoing business objectives is dependent on numerous factors in addition to the consummation of the Hughes Transactions, many of which are beyond the control of General Motors, Hughes Defense, Delco and Hughes Telecom. Accordingly, there can be no assurance as to whether and to what extent any of such objectives will in fact be achieved if the Hughes Transactions are consummated.

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ALTERNATIVES TO THE HUGHES TRANSACTIONS

  Before deciding to proceed with the Hughes Transactions, General Motors and Hughes Electronics considered several strategic alternatives involving each of the three Hughes Electronics businesses in an attempt to address the strategic challenges and accomplish the business objectives outlined above under "-- Purposes of the Hughes Transactions." In considering these strategic alternatives, we focused on whether such alternatives were in the best interests of General Motors and its common stockholders, the effect of such alternatives on each class of GM's common stockholders and the potential of such alternatives to maximize value for GM common stockholders.

  As a preliminary matter, the GM Board was advised by GM management that any strategic transaction involving Hughes Defense could result in a level of corporate and stockholder tax so high that it would make the transaction uneconomic unless it were accomplished on a tax-free basis. Accordingly, the GM Board determined that any potential strategic transactions involving Hughes Electronics or any of its three principal businesses should be structured so as to generally be tax-free for U.S. federal income tax purposes to General Motors and its stockholders. See "--Certain U.S. Federal Income Tax Considerations Relating to Certain of the Hughes Transactions" below.

  In addition, the GM Board was advised by GM management that certain issues would arise if any strategic transaction were to result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio, as currently provided for under certain circumstances in the GM Certificate of Incorporation. These issues included substantial dilution that would likely reduce the value of the GM $1 2/3 Common Stock, including the new stock of that class to be issued to GM Class H Common Stockholders in any such recapitalization, as well as the substantial change that would result in the form and nature of the investment of GM Class H Common Stockholders, who would have their tracking stock investment in Hughes Electronics replaced with a conventional stock interest in all of GM's operations (rather than with a conventional stock interest in New Raytheon and a more focused tracking stock interest in Hughes Telecom as in the Hughes Transactions). The GM Board believed that most GM Class H Common Stockholders had purchased such stock in order to make a focused investment in the businesses of Hughes Electronics rather than to make a conventional investment in all of GM's businesses, and considered that the frustration of that investment objective would likely result in substantial trading activity that would exacerbate the anticipated adverse effect on market value for all investors. Management also advised that the elimination of the GM Class H Common Stock through a recapitalization into GM $1 2/3 Common Stock would result in the loss of GM's flexibility to issue equity interests relating to Hughes Telecom without incurring corporate-level tax and to use tracking stock as a focused security for management compensation. See "--Hughes Telecom" below. The GM Board also noted certain practical difficulties and uncertainties involving the application of the recapitalization provision in the context of a complex series of strategic transactions. These included issues relating to the timing of the announcement of any transaction as well as uncertainty as to whether a recapitalization would be triggered by a spin-off of Hughes Defense while Hughes Telecom was retained by General Motors. Accordingly, and in light of the substantial benefits that the contemplated strategic transactions would be expected to have for the holders of both classes of GM common stock, the GM Board determined that it would be in the best interests of all of GM's common stockholders to structure the contemplated strategic transactions involving Hughes Electronics or any of its three principal businesses so as not to result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock. See "Description of the Hughes Transactions--No Recapitalization at a 120% Exchange Ratio" below.

  After review and consideration of the alternatives described below, the GM Board concluded that, in the context of the opportunities presented by the Raytheon Merger, the Hughes Transactions, taken as a whole, represented the best strategic alternative for Hughes Electronics and its three businesses.

 HUGHES DEFENSE

  As described below under "--Background of the Hughes Transactions-- Development of the Hughes Transactions and the Raytheon Merger," Hughes Electronics determined that in order to address the strategic challenges facing its defense electronics business and preserve stockholder value, it would pursue a strategic combination between Hughes Defense and another significant player in the defense industry. To do so, we

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
considered two principal alternatives for Hughes Defense which would allow it to participate in the consolidation of the U.S. defense industry in a significant manner:

 . a spin-off of Hughes Defense to GM's common stockholders in the absence of a pre-arranged merger; and

 . the acquisition of another significant player in the U.S. defense industry under the existing GM and Hughes Electronics ownership structure.

  A spin-off of Hughes Defense in the absence of a pre-arranged merger would have better positioned Hughes Defense to effectuate its strategic objective of participation in the ongoing U.S. defense industry consolidation by separating Hughes Defense from General Motors. It would allow both General Motors and Hughes Electronics to focus their board, management and staff time and other resources on their remaining businesses. However, the opportunity currently presented by the Raytheon Merger achieves these benefits while offering additional advantages as well. Coupling the spin-off of Hughes Defense with the Raytheon Merger afforded us the ability to proactively select an appropriate merger partner well suited to Hughes Defense and provided management with the ability to influence the strategic direction and future growth of the combined entity, thus helping to ensure GM's common stockholders the highest long-term value for their interest in Hughes Defense. Moreover, because of the time required to spin off Hughes Defense, there was a significant risk that, as the consolidation of the U.S. defense industry proceeded, the parties suitable to combine with the free-standing Hughes Defense would undertake to pursue other strategic transactions and, as a result, be unwilling or unable to enter into a strategic transaction with Hughes Defense when it was a free-standing entity. Also, in light of the ongoing consolidation taking place in the U.S. defense industry, a spin-off of Hughes Defense in the absence of a pre-arranged merger could expose Hughes Defense as a potential takeover target for parties who might not offer a desirable strategic fit or provide an opportunity to realize synergies that could optimize Hughes Defense's potential long-term value for the benefit of GM's common stockholders. Consequently, we decided to pursue a spin-off of Hughes Defense as part of a pre-arranged merger transaction.

  We also considered from time to time the ability of Hughes Defense to execute a large-scale defense industry acquisition under the existing General Motors and Hughes Electronics ownership structure. We do not believe that such a substantial acquisition is currently a viable alternative. The use of GM's capital resources to effect an acquisition in an industry other than that of GM's core automotive and other businesses would divert resources and management focus and would therefore not be in the best interests of General Motors or its common stockholders. In addition, potential merger partners in the defense industry have expressed an unwillingness in preliminary discussions to enter into a combination with Hughes Defense as long as General Motors owns any material interest in Hughes Defense. Further, although GM Class H Common Stock is currently considered to be a feasible alternative for use in funding smaller acquisitions, we do not believe it is a viable currency for use in larger acquisitions.

 DELCO

  In light of the industry-wide shift in focus from components to systems sourcing and the continuous drive by manufacturers, including GM NAO, for aggressive cost reductions, we considered two possible alternatives to the Hughes Transactions to effect a strategic alliance between and more fully integrate the operations of Delco and Delphi:

 . the contribution of all or a significant portion of Delphi operations to Hughes Electronics; and

 . the formation of one or more joint ventures between Delco and Delphi.

  In light of other available alternatives, we determined that a contribution of all or a significant portion of Delphi operations to Hughes Electronics would not be in the best interests of the GM Class H Common Stockholders because such a transaction would materially alter the fundamental character of GM Class H Common Stock by changing it from a tracking stock relating to the defense electronics, automotive electronics and telecommunications businesses to a tracking stock predominantly relating to an automotive components business with materially different characteristics and long-term prospects. We also determined that contributing

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
only a portion of Delphi's business to Hughes Electronics would not be in the best interests of General Motors and its common stockholders because it would not permit the full realization of the benefits to be gained from integrating Delco and Delphi.

  We also considered the formation of one or more joint ventures in which Delphi and Delco would each contribute certain assets to form one or more new automotive components companies. Although this alternative would combine the businesses, we determined that this alternative was less attractive than the transfer of Delco from Hughes Electronics to General Motors. The formation of joint ventures would result in a complicated ownership and organizational structure that would not fully promote realization of potential synergies between Delco and Delphi, and thus would not maximize the potential value for GM's common stockholders. In addition, in light of the tracking stock nature of GM Class H Common Stock, Hughes Electronics' ownership of a joint venture could cause confusion in the capital markets and, as a result, adversely impact the price of GM Class H Common Stock. Finally, joint ventures would limit GM's overall strategic flexibility, thus hindering the full realization of the goals of integration.

 HUGHES TELECOM

  The principal alternative we considered for Hughes Telecom was a spin-off of all or a portion of the Hughes Telecom business to GM's common stockholders (possibly in connection with an initial public offering). We believe that Hughes Telecom represents an attractive investment for our stockholders whether it is held by General Motors or spun off to our stockholders. However, we believe that a spin-off of Hughes Telecom would not be in the best interests of General Motors or its common stockholders at the present time for several reasons. First, we believe that Hughes Telecom represents an attractive investment for General Motors and its stockholders since it is the Hughes Electronics business which currently offers the greatest growth potential. Both classes of GM's common stockholders will participate in this growth through their ownership of GM common stock. Second, a spin-off of Hughes Telecom at this time could have potentially adverse implications for the credit ratings of General Motors and GMAC because it would further reduce GM's book equity and its funding flexibility. Based largely on the importance attributed to GM's credit ratings by GM management, particularly in order to prepare for any potential downturns in the automotive industry, General Motors and Hughes Electronics had previously determined that they would not take any strategic action relating to the businesses of Hughes Electronics if any of GM's principal ratings agencies would lower GM's credit ratings as a result of such action. Third, a spin-off of Hughes Telecom generally would reduce GM's strategic flexibility, including the elimination of its ability to issue equity interests relating to Hughes Telecom, such as the New GM Class H Common Stock, without incurring corporate level tax. The proceeds of any such equity issuance could be used to provide funding for Hughes Telecom or other GM businesses. Any negative impacts on General Motors from credit rating downgrades and reduced flexibility are also likely to affect negatively the interests of stockholders in General Motors. Fourth, we believe that Hughes Telecom derives a financial benefit from having a parent corporation that is capable of supporting its operations, either by providing short-term loans (such as occurred in connection with the PanAmSat Merger) or by providing new capital (in which case an appropriate adjustment could be made to the Class H Fraction). See "New GM Class H Common Stock" in Chapter 6.

  After examining the alternatives described above, General Motors concluded that the Hughes Transactions offered the most comprehensive solution to the strategic challenges and business objectives described above under "--Purposes of the Hughes Transactions."

BACKGROUND OF THE HUGHES TRANSACTIONS

  This section provides information about the background of the Hughes Transactions and the Raytheon Merger from GM's point of view. As noted above under "Raytheon Information" in Chapter 1, a section of the Raytheon Solicitation Statement called "Background" contains information about the background of the Raytheon Merger from Raytheon's point of view, including information about the Raytheon board of directors'

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

consideration of the merger and its decision to approve the Raytheon Merger and recommend it to the stockholders of Raytheon, as to which we have no direct knowledge. That section also contains summaries of (1) an opinion of Bear Stearns, financial advisor to Raytheon, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the Raytheon Merger is fair to Raytheon stockholders from a financial point of view and (2) an opinion of CSFB, financial advisor to Raytheon, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the Merger Consideration (as defined in the opinion) was fair to the holders of Raytheon Common Stock from a financial point of view. Copies of the opinions of Bear Stearns and CSFB are attached as appendices to the Raytheon Solicitation Statement. We have incorporated the "Background" section of the Raytheon Solicitation Statement and the opinions of Bear Stearns and CSFB, which are attached as appendices to the Raytheon Solicitation Statement, into this document by reference. See "Where You Can Find More Information" in Chapter 7. You should note, however, that these materials were prepared for Raytheon's board of directors in connection with the Raytheon Merger, and Raytheon's board of directors and its financial advisors did not consider your interests as a stockholder of General Motors.

 GM'S ACQUISITION OF HUGHES AIRCRAFT

  General Motors organized Hughes Electronics in 1985 in connection with its acquisition of Hughes Aircraft from the Howard Hughes Medical Institute ("HHMI"). In that transaction, General Motors paid HHMI approximately $2.7 billion in cash and delivered to HHMI 100 million shares of newly-created GM Class H Common Stock. In connection with the Hughes Aircraft acquisition, Hughes Aircraft and Delco (then consisting of GM's Delco Electronics division, the instrument and display systems business unit of GM's AC Spark Plug division, and Delco Systems Operations) were contributed to Hughes Electronics.

  There were two principal reasons for GM's contribution of Delco to Hughes Electronics, whose earnings were to be the basis for dividend payments on the GM Class H Common Stock. First, from a financial perspective, the contribution allowed General Motors to reduce the amount of cash otherwise required to be paid to HHMI in order to acquire Hughes Aircraft. Moreover, the value attributed to Delco by HHMI and General Motors in connection with the Hughes Aircraft acquisition reflected a price/earnings multiple which was higher than that attributed to GM's overall earnings and more consistent with multiples applied to other automotive component manufacturers. Second, from an operational perspective, the contribution of Delco to Hughes Electronics was intended to facilitate the exploitation of Hughes Aircraft's electronics experience and technology for the benefit of Delco. General Motors expected this combination to be particularly important as the electronic content of cars and trucks increased, with new electronic systems to improve driveability, fuel economy, safety, comfort and emissions control and enhanced information, communications and entertainment systems. While a portion of such synergies have been identified and realized, especially in the areas of automotive safety and security products, General Motors believes that it is now positioned to attain any additional synergistic benefits through alternative mechanisms such as the various technology sharing and other separation and transitional arrangements which will be put in place in connection with the Hughes Transactions. For a description of some of these arrangements, see "Separation and Transition Arrangements--Summary of Other Agreements Contemplated by the Master Separation Agreement" below. We therefore have determined that ownership of Hughes Defense is not necessary for General Motors to obtain for Delco the benefits of the electronic and systems integration capabilities of Hughes Defense.

 DEVELOPMENT OF THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  The Hughes Transactions arise out of the convergence of several initiatives undertaken by General Motors and Hughes Electronics to assess and enhance the long-term value of each of Hughes Electronics' three businesses to General Motors and its common stockholders. However, the immediate impetus for the timing of the Hughes Transactions is the major consolidation taking place in the U.S. defense industry and the significant opportunities for Hughes Defense presented by the Raytheon Merger.

  Largely in response to the developing consolidation of the U.S. defense industry, General Motors and Hughes Electronics engaged from time to time during the past few years in preliminary discussions with other defense companies regarding possible strategic transactions involving Hughes Defense. Beginning in the fall of

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
1995, Hughes Electronics management personnel and financial, legal, tax, accounting and other advisors met from time to time as part of an intensive assessment of the strategic objectives of each of the three principal businesses of Hughes Electronics and to consider legal, tax and accounting issues that would be presented by any transaction or series of transactions involving these businesses that might be proposed. Financial advisors did not at this time provide any reports or render any advice materially related to the Hughes Transactions. Hughes Electronics determined in late 1995 that it must develop certain strategies with respect to its defense electronics business in order to address strategic challenges and preserve stockholder value. Accordingly, Hughes Electronics identified and considered four strategic alternatives with respect to Hughes Defense:

 . Continue existing business strategy.

 . Pursue selective acquisitions of smaller defense businesses.

 . Proactively pursue a merger or other significant business combination.

 . Exit the defense electronics business.

  In connection with its evaluation of these strategic alternatives, Hughes Electronics considered the strategic value of various combinations of Hughes Defense with one of several other defense industry participants. After careful consideration of each of these alternatives, Hughes Electronics determined that a strategy of proactively pursuing a combination of Hughes Defense with the defense business of another significant industry participant represented the best alternative in order to maximize stockholder value with respect to Hughes Defense. In addition, Hughes Electronics determined to continue to pursue selective acquisitions of smaller defense businesses.

  During this period, Hughes Electronics also began to consider various strategic alternatives for Delco and Hughes Telecom, as described above under "--Purposes of the Hughes Transactions." Hughes Electronics determined that pursuing a combination of Hughes Defense with another defense industry participant would be consistent with its strategies with respect to Delco (i.e., to integrate the business operations of Delco and Delphi) and Hughes Telecom (i.e., to enhance Hughes Telecom's growth potential).

  During 1995, Hughes Electronics engaged in informal discussions at the senior management level with Loral Corporation ("Loral") regarding the feasibility of a strategic combination of Hughes Defense with the defense business of Loral. There was no discussion of price or potential structure for such a combination. Such discussions ended in late 1995 and prior to the announcement of Lockheed Martin's agreement to acquire Loral on January 7, 1996.

  In early 1996, General Motors and Hughes Electronics began to consider and assess various alternative structures for a transaction or series of transactions involving Hughes Defense and the other principal businesses of Hughes Electronics. Although Hughes Electronics also continued to pursue selective acquisitions, Hughes Electronics management believed that Lockheed Martin's acquisition of Loral's defense business in early 1996 rendered the pursuit of selective acquisitions ineffective as a long-term business strategy for Hughes Defense. Hughes Electronics management determined that a strategic combination with a significant industry participant was required because Lockheed Martin's acquisition of Loral's defense business significantly changed the profile of the defense industry by increasing the size, and the related economies of scale and operating efficiencies, necessary to compete effectively for government contracts.

  Beginning in early 1996, Hughes Electronics engaged in discussions with Raytheon regarding a combination of Raytheon's defense business with Hughes Defense. Raytheon had been considering and assessing various alternative structures for a transaction or series of transactions involving its defense electronics business since 1994, resulting in its acquisition of E-Systems in 1995 and its acquisition of Chrysler Technologies in 1996. The discussions between Hughes Electronics and Raytheon in early 1996 included potential structures for a combination of their defense electronics businesses, tax issues (including whether to seek an IRS ruling or to rely instead on an opinion of tax counsel) and timing issues. In March 1996, General Motors terminated such discussions in order to focus on other strategic activities and due to the absence of agreement on material terms of the transaction. From time to time thereafter, representatives of the parties had occasional contacts in which they mutually confirmed that there was no basis upon which to reopen discussions.

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  In connection with these initial discussions with Raytheon, GM management and Hughes Electronics management discussed with their financial, legal and tax advisors the possibility of General Motors unilaterally effecting a recapitalization of the GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio based on the then prevailing market prices of the two classes of stock, as provided for in the GM Certificate of Incorporation. Such a unilateral action would have potentially benefited the GM $1 2/3 Common Stockholders because the exchange ratio would be calculated based on market prices that would have been unaffected by market rumors that might have subsequently developed regarding a possible transaction with Raytheon or any other strategic partner. However, the recapitalization would also have involved substantial dilution through the issuance of GM $1 2/3 Common Stock and would have been effected at a time of uncertainty about the ability to consummate a transaction with Raytheon or any other party. Management and the advisors also discussed whether a spin-off of Hughes Defense (but not of Hughes Telecom) in connection with a strategic transaction with Raytheon or any other strategic partner might automatically result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio unless GM's common stockholders approved changes to the GM Certificate of Incorporation. For the reasons described above under "--Alternatives to the Hughes Transactions," GM management considered that it would be in the best interests of all of GM's common stockholders to structure any such transaction so as not to result in such a recapitalization. See also "Description of the Hughes Transactions--No Recapitalization at a 120% Exchange Ratio" below. In March 1996, these matters were reviewed on a preliminary basis with the Hughes Electronics Board, which had an initial reaction that recapitalization at a 120% exchange ratio in connection with the contemplated transactions was unlikely to be in the best interests of either class of GM common stockholders. However, no final decision was made on these matters at this time in light of the termination of discussions with Raytheon shortly thereafter. The financial advisors participated in the foregoing discussions but did not at this time provide any reports or render any advice materially related to the Hughes Transactions.

  In late July 1996, Hughes Electronics and Raytheon recommenced discussions regarding a possible combination of Raytheon's defense business with Hughes Defense. Negotiations continued through November 20, 1996, when both parties agreed to terminate such negotiations and pursue other alternatives after they were unable to reach agreement on senior management for the combined company.

  In October 1996, Hughes Defense began to participate in the auction process for the Texas Instruments Defense business. The process culminated on January 6, 1997, when Raytheon announced its agreement to acquire the Texas Instruments Defense business for approximately $2.95 billion in cash.

  Following the termination of discussions with Raytheon in November 1996, General Motors and Hughes Electronics initiated preliminary discussions with Northrop Grumman regarding a possible transaction involving Hughes Defense. On November 23, 1996, Raytheon made a proposal, on an unsolicited basis, for a strategic transaction with Hughes Defense. Pursuant to this proposal, Raytheon (in its entirety) would merge with Hughes Defense. Raytheon's new proposal was discussed by Hughes Electronics management and GM management and their respective advisors. Although financial advisors participated in these discussions, the financial advisors did not at this time provide any reports or render any advice materially related to the Hughes Transactions (other than to recommend that a formal process to solicit interest in a transaction involving Hughes Defense be established). After consideration of such discussions, including the recommendation to establish an appropriate process for soliciting proposals, GM management and Hughes Electronics management determined to recommend to the GM Board a process for soliciting appropriate merger proposals for Hughes Defense, including from Raytheon and Northrop Grumman.

  During the period when discussions were ongoing with Raytheon and during the subsequent consideration of establishing a formal process to solicit interest in a transaction involving Hughes Defense, GM management and Hughes Electronics management continued to review issues relating to the possibility that a spin-off of Hughes Defense (but not of Hughes Telecom) in connection with a strategic transaction might automatically result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio unless GM's common stockholders approved changes to the GM Certificate of Incorporation. The Hughes Electronics Board and the Capital Stock Committee were advised of this ongoing review. For the reasons described above under "-- Alternatives to the Hughes Transactions," management determined to recommend

                                       49
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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

that any such transaction be structured so as not to result in an automatic recapitalization. See also "Description of the Hughes Transactions--No Recapitalization at a 120% Exchange Ratio" below. On November 3, 1996, this matter was reviewed with the Capital Stock Committee, which accepted management's recommendation. Financial advisors participated in discussions during this period but did not at this time provide any reports or render any advice materially related to the Hughes Transactions.

  December 1, 1996 Hughes Electronics Board Meeting. At the December 1, 1996 meeting of the Hughes Electronics Board, Hughes Electronics management presented an update of recent developments in connection with various discussions regarding the possible combination of Hughes Defense with another defense industry participant, including the recent termination of discussions with Raytheon and Raytheon's new unsolicited proposal to merge with Hughes Defense. Following discussion of these and related matters, the Hughes Electronics Board determined to recommend to the GM Board a process of soliciting merger proposals for Hughes Defense from a selected group of potential merger partners and developing definitive terms relating to a strategic transaction involving Hughes Defense, subject to the subsequent approval of any such terms by the Hughes Electronics Board and the GM Board. As noted above, Hughes Electronics had for some time been reviewing and assessing the strategic challenges facing each of its three principal businesses and it had for some time been contemplated that any transaction involving Hughes Defense would be a part of a series of transactions involving each of the Hughes Electronics businesses.

  December 2, 1996 Capital Stock Committee Meeting. At the December 2, 1996 meeting of the Capital Stock Committee, GM management and Hughes Electronics management presented information regarding the termination in early November 1996 of discussions with Raytheon, the unsolicited proposal to merge with Hughes Defense which was submitted by Raytheon, a recommended procedure for soliciting merger proposals for Hughes Defense from a selected group of potential merger partners, the estimated financial results of various alternative structures for any such merger transaction (which did not include a recapitalization of GM Class H Common Stock at a 120% exchange ratio), a proposed timetable for performing due diligence and receiving merger proposals based on comparable non-financial terms and the implications of Hughes Electronics' interest in acquiring Texas Instruments Defense. The Capital Stock Committee discussed these and other related matters and considered the process for overseeing the development of a potential spin-off of Hughes Defense, including the proposed formation of a special committee of the GM Board to oversee the process, to be comprised of the members of the Capital Stock Committee and the GM directors who also serve on the Hughes Electronics Board. The Capital Stock Committee determined to recommend to the GM Board that such a committee be established. In addition, further to its discussion in November 1996, the Capital Stock Committee decided to recommend that the GM Board determine that it would not propose in connection with the contemplated transactions any transaction or series of transactions that would result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio.

  December 2, 1996 GM Board Meeting. At its meeting on the same day, which was attended by all but one of GM's directors, the GM Board received a report of the matters discussed at the Capital Stock Committee meeting held earlier that day and directed GM management to analyze further the business, financial, tax and legal issues relating to the contemplated transactions (including matters relating to the fairness of the transactions to the holders of both classes of GM common stock) for the purposes of developing specific terms that would accomplish the goals of the contemplated transactions. For the reasons described above under "--Alternatives to the Hughes Transactions" and below under "Description of the Hughes Transactions--No Recapitalization at a 120% Exchange Ratio," the GM Board also determined that it would not propose in connection with the contemplated transactions any transaction or series of transactions that would result in the recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio as provided for under certain circumstances in the GM Certificate of Incorporation. The GM Board then authorized the implementation of a process to be managed by a joint GM management and Hughes Electronics management team, in consultation with their respective financial, legal and other advisors, to solicit expressions of interest in a tax-free merger involving Hughes Defense from defense industry participants who might constitute an appropriate merger partner for Hughes Defense. The GM Board also established the special committee recommended by the Capital Stock Committee, designated as the "Hughes Defense Spin-Off

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER Committee," composed of John G. Smale, Thomas H. Wyman, John H. Bryan, Ann D. McLaughlin, Edmund T. Pratt and Dennis Weatherstone. The GM Board authorized the Hughes Defense Spin-Off Committee, during the periods between meetings of the GM Board, to exercise all powers and authority of the GM Board in connection with a spin-off or other strategic transaction involving the defense electronics business of Hughes Electronics and related transactions and other matters.

  Soliciting a Merger Partner for Hughes Defense. In connection with the process of soliciting a merger partner for Hughes Defense, the joint management team was assisted by financial and legal advisors, Goldman Sachs and Weil, Gotshal & Manges LLP, who had previously been engaged on behalf of General Motors and Hughes Electronics in connection with the prior discussions with Raytheon. The joint management team also received support from the financial, legal and tax staffs of General Motors and Hughes Electronics and from GM's legal and tax counsel, Kirkland & Ellis, who also had previously been engaged on behalf of General Motors in connection with the prior discussions with Raytheon. In addition, the joint management team received assistance from Deloitte & Touche LLP on accounting issues and due diligence analyses of prospective merger partners.

  The joint management team, based on advice from Goldman Sachs and antitrust and tax advisors, determined that certain participants in the defense industry either could not or would not participate in the Hughes Defense bid solicitation process for antitrust, tax or other reasons. As a result, the joint management team invited four parties, Boeing, McDonnell Douglas Corporation ("McDonnell Douglas"), Raytheon and Northrop Grumman, to participate in the bid process. Boeing elected not to participate, explaining that it did not embrace the concept of vertical integration and thus was not interested in a strategic combination with a defense electronics systems provider such as Hughes Defense. Subsequently, representatives of the joint management team met with and provided access to information about Hughes Defense to McDonnell Douglas, Raytheon and Northrop Grumman. Each was provided a term sheet and draft agreements for its review. The term sheet and draft agreements included certain features intended to ensure that the Hughes Defense Spin-Off and the subsequent merger would be tax-free to General Motors and its stockholders and provided for a transaction structure substantially similar to that eventually contained in the agreements signed with Raytheon. The parties were asked to submit proposals by December 13, 1996.

  Proposals were submitted by Raytheon and Northrop Grumman on the date requested and Northrop Grumman increased the value of its proposal in a subsequent revised submission on December 17, 1996. McDonnell Douglas failed to submit a proposal and, on December 15, 1996, announced an agreement to be acquired by Boeing. Raytheon submitted two separate proposals. The first proposal was to merge Hughes Defense with the defense business of Raytheon, with a total value estimated to be approximately $8.3 billion (based on prior estimates of synergies) to General Motors and its common stockholders, comprised of debt of Hughes Defense and 45% of the common stock of the new company. The second proposal was to merge Hughes Defense with Raytheon, with a total value of approximately $8.5 billion to General Motors and its common stockholders (subject to a "collar" mechanism designed to preserve the value of the transaction to General Motors and its common stockholders), comprised of debt of Hughes Defense and 30% of the common stock of the new company. Northrop Grumman's proposal, as revised, was to form a new company which would assume $3.8 billion of debt of Hughes Defense and in which GM's common stockholders would own 45% to 50% of the common stock of the new company. The Northrop Grumman proposal did not contain a "collar" mechanism. Based on the then-current market price of Northrop Grumman's common stock, the revised proposal submitted on December 17 was valued at approximately $8.3 billion.

  December 17, 1996 Hughes Defense Spin-Off Committee Meeting. On December 17, 1996, the Hughes Defense Spin-Off Committee received a report from C. Michael Armstrong, who at the time was Chairman and Chief Executive Officer of Hughes Electronics, that Raytheon and Northrop Grumman had submitted proposals to merge with Hughes Defense immediately after a spin-off of Hughes Defense from General Motors. The Hughes Defense Spin-Off Committee reviewed and considered the proposals. Upon the recommendation of Hughes Electronics management and GM management and the Hughes Electronics Board, the Hughes Defense

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

Spin-Off Committee authorized the joint management team to continue the negotiation process with both Raytheon and Northrop Grumman, setting January 6, 1997 as the deadline to receive from each company a final proposal for a strategic transaction involving Hughes Defense. The Hughes Defense Spin-Off Committee discussed several factors that it would consider in evaluating the proposals, including the terms of the proposed transaction, the likelihood of completing the proposed transaction and the certainty of the valuation of the consideration offered in connection with the proposed transaction, particularly with regard to the long-term value of any equity in the combined company.

  Further discussions were held with each of Raytheon and Northrop Grumman and their respective financial advisors and each party was provided with further due diligence opportunities regarding Hughes Defense. During this period, representatives of the joint management team and its advisors also conducted due diligence reviews of Raytheon and Northrop Grumman. In addition, the joint management team's legal advisors discussed the draft agreements with each party and distributed revised drafts of the proposed agreements. Each party was asked to submit a final proposal not later than January 6, 1997.

  Final Merger Proposals Received. On January 6, 1997, each of Raytheon and Northrop Grumman submitted revised proposals with respect to the proposed merger with Hughes Defense, including comments on the proposed agreements. Raytheon submitted only one revised proposal, in which Hughes Defense would merge with Raytheon, with a total value (as estimated by Raytheon at the time) of approximately $9.0 billion to General Motors and its common stockholders, with GM's common stockholders owning approximately 30% of the common stock of the combined company. The basic structure of such proposal was substantially the same as the structure of the Raytheon Merger and the relevant portions of the Hughes Transactions proposed in this document. Northrop Grumman's revised proposal was for the new company to assume $4.475 billion of debt of Hughes Defense and for GM's common stockholders to own approximately 50% of the common stock of the new company.

  On January 6 and 7, 1997, the joint management team, working together with its financial, tax and legal advisors, reviewed each party's submission and discussed the proposals with each party and its advisors in an attempt to seek clarification with respect to certain matters. These matters included, among other things, total value of the proposals, the treatment of stock options held by Hughes Defense employees and, in the case of Northrop Grumman, the addition of a "collar" mechanism to its proposal. Based on these discussions, as requested by the joint management team, each of Raytheon and Northrop Grumman submitted final proposals to General Motors and Hughes Electronics on the evening of January 8, 1997. The final proposals of Raytheon and Northrop Grumman were substantially comparable, other than with respect to the total value of the consideration offered (which consisted, in each case, of a combination of common stock in the new company and debt, protected by an equity collar) and the percentage of the equity interest of GM's common stockholders in the combined company. Based on the market value of the equity and the debt of each proposal, Raytheon's final proposal was valued at approximately $9.5 billion, with GM's common stockholders owning approximately 30% of the common stock of the combined company, and Northrop Grumman's final proposal was valued at approximately $9.3 billion, with GM's common stockholders owning approximately 50% of the common stock of the combined company.

  On January 8 and 9, 1997, the joint management team, in consultation with its financial, legal, tax and other advisors, reviewed and discussed the final proposals of Raytheon and Northrop Grumman. The joint management team also had additional discussions with Raytheon regarding its final proposal, including the definitive agreements included as part of its final proposal. Based principally upon (1) the greater indicated value of the aggregate debt and equity components of Raytheon's proposal as compared to that of Northrop Grumman and (2) the joint management team's assessment that the strategic combination of Hughes Defense with Raytheon on the terms proposed had greater potential to produce a financially strong defense electronics business competitive across a broader range of market segments than would a combination with Northrop Grumman, the joint management team determined to recommend that Raytheon be selected as the merger partner for Hughes Defense, subject to the ability to resolve with Raytheon the remaining open issues, including, among other things, the conditions under which a break-up fee would be payable.


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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER January 10, 1997 GM President's Council Meeting. On January 10, 1997, the GM
President's Council, GM's senior policy-making management body, met to discuss and consider the final proposals of Raytheon and Northrop Grumman. For additional information regarding the GM President's Council, including the identity of the current members, see the definition of "GM President's Council" in the Glossary. At such meeting, the joint management team presented its recommendation that Raytheon be selected as the merger partner for Hughes Defense. Goldman Sachs held discussions with the GM President's Council concerning Raytheon and Northrop Grumman and their respective merger proposals, including certain relevant valuation considerations. Legal counsel presented a summary of the status of the documentation and tax counsel reviewed certain tax considerations and presented its views on the two proposals. After discussion, the GM President's Council concurred with the joint management team's conclusion and determined that it would make a recommendation to the Hughes Defense Spin-Off Committee that General Motors and Hughes Electronics proceed with negotiations regarding the spin-off of Hughes Defense and the subsequent merger of Hughes Defense with Raytheon (assuming that an acceptable resolution could be reached with Raytheon regarding the few remaining open items
(discussed below)).

  January 10, 1997 Hughes Defense Spin-Off Committee Meeting. Following the GM President's Council meeting on January 10, 1997, there was a meeting of the Hughes Defense Spin-Off Committee, at which John F. Smith, Jr., Chairman, Chief Executive Officer and President of General Motors, presented the recommendation of the GM President's Council described above. Mr. Smith reported that, in concurring with the recommendation of the joint management team, the GM President's Council considered information discussed by GM management and Hughes Electronics management and their respective financial and legal advisors, including the terms of the proposals, valuation matters, certain financial data and potential synergies. In addition, Goldman Sachs distributed materials that were substantially similar to its presentation to the GM Board in connection with the January 16, 1997 meeting of the GM Board. See "--January 16, 1997 GM Board

Meeting" below. The only noteworthy differences between such materials and the January 16, 1997 presentation stemmed from the fact that Goldman Sachs received updated information from publicly available sources and the managements of General Motors, Hughes Electronics, Hughes Defense, Raytheon and Northrop Grumman between January 10 and January 16, 1997 and, accordingly, made certain refinements to such materials for purposes of the January 16, 1997 presentation. These refinements included the following: (1) the backup support relating to the "Discounted Cash Flow Analysis" was removed in order to present the analysis in summary form to the GM Board and (2) the January 16, 1997 presentation added cost recovery and purchase accounting adjustments provided by Raytheon management in the "Review of Synergies" analysis with respect to a Raytheon/Hughes Defense combination, added cost recovery adjustments provided by Raytheon management in the "Review of Synergies" analysis with respect to the Raytheon/Texas Instruments Defense combination and included in the total of earnings before taxes, the associated margin of the revenue synergies and the pre-tax cost savings with respect to the Raytheon/Texas Instruments Defense combination, which synergies were analyzed in the January 10, 1997 materials but were not included in the total. Both the January 10, 1997 materials and the January 16, 1997 presentation to the GM Board have been filed as exhibits to the Schedule 13E-3 of General Motors and a copy of such materials in the form filed with the SEC may be inspected and copied, and obtained by mail, from the SEC as set forth under "Where You Can Find More Information" in Chapter 7 and will be made available for inspection and copying at the principal executive offices of General Motors at General Motors Corporation, 100 Renaissance Center, Detroit, Michigan 48243-7301 during regular business hours by any interested common stockholder of General Motors or his or her representative who has been so designated in writing.

  After discussion, the Hughes Defense Spin-Off Committee authorized the management team to negotiate exclusively with Raytheon to reach a satisfactory resolution of the remaining open items. The remaining open items included, among other things, certain matters relating to the prompt finalization of the legal documentation for the proposed transaction, the composition of the board of directors and certain board committees of the post-merger company and confidentiality with respect to the proposed transaction with Hughes Defense.

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
  On January 10, 1997, the joint management team received a communication from Raytheon clarifying the remaining open items with respect to its proposal. Thereafter, the joint management team and its advisors negotiated with Raytheon the final terms of its merger proposal, resolved all outstanding issues and finalized the related definitive agreements.

  January 16, 1997 Hughes Defense Spin-Off Committee Meeting. At the January 16, 1997 meetings of the Hughes Defense Spin-Off Committee, the Hughes Electronics Board, the Capital Stock Committee and the GM Board, Hughes Electronics management and GM management reported their respective recommendations that General Motors proceed with the Hughes Transactions and the Raytheon Merger. The principal discussion of these matters took place during the meeting of the Hughes Defense Spin-Off Committee. All members of the Hughes Electronics Board and all members of the GM Board were invited to attend this meeting. The meeting was attended by all members of the Hughes Defense Spin-Off Committee (which included all members of the Capital Stock Committee and all members of the GM Board who also served as members of the Hughes Electronics Board), by all other members of the Hughes Electronics Board and by certain other members of the GM Board. The meeting was also attended by representatives of Weil, Gotshal & Manges LLP, legal counsel to the Capital Stock Committee and legal counsel to Hughes Electronics in connection with the Raytheon Merger, and Kirkland & Ellis, legal and tax counsel to General Motors. At this meeting, the Hughes Defense Spin-Off Committee discussed and considered the series of related transactions comprising the Hughes Transactions, including their effects on the three businesses of Hughes Electronics and on the holders of the two classes of GM common stock, and the merger of Hughes Defense with Raytheon.

  Thomas H. Wyman, Chairman of the Hughes Defense Spin-Off Committee, initially observed that the meeting would be based on certain written materials that had been previously delivered to all members of the GM Board, including management reports on the proposed transactions, certain financial information and other materials from GM's financial and legal advisors. Mr. Wyman then described the process by which the Hughes Defense Spin-Off Committee would review in detail the proposed transactions and vote upon a recommendation that would then be considered by the Hughes Electronics Board, the Capital Stock Committee and the GM Board in successive meetings.

  Mr. Smith outlined the series of related transactions that comprise the Hughes Transactions and summarized their effects on the three businesses of Hughes Electronics and on holders of the two classes of GM common stock. Mr. Smith explained that both classes of GM common stock would receive shares of Hughes Defense in the Hughes Defense Spin-Off in accordance with the Distribution Ratio to be discussed by Mr. Finnegan following Mr. Smith's presentation. In addition, the GM $1 2/3 Common Stockholders would gain from the operational synergies resulting from the combination of Delco and Delphi, while GM $1 2/3 Common Stockholders and GM Class H Common Stockholders would benefit from an infusion of cash into Hughes Telecom. Mr. Smith explained that the Hughes Transactions were expected to produce these results without creating any material tax liability for U.S. federal income tax purposes to General Motors and its stockholders.

  John D. Finnegan, Vice President and Treasurer of General Motors, presented a detailed review of the Hughes Transactions and explained that the proposed merger with Raytheon was conditioned on the independence of Hughes Defense immediately prior to the merger and that the Hughes Defense Spin-Off was intended to satisfy this condition. Mr. Finnegan noted the following underlying economic conditions and strategic considerations that favored the Hughes
Transactions: Hughes Defense's need to participate in the continuing consolidation of the U.S. defense industry, the benefits to Delco of integration with Delphi to develop full in-house systems capability and Hughes Telecom's potential for growth and related requirement for significant investment. Mr. Finnegan described several principal benefits resulting from the Hughes Transactions, including the receipt of cash by Hughes Telecom to help meet its expected capital requirements, the organizational flexibility that would permit additional reorganization of the businesses comprising Delco and Delphi and the increased focus of the New GM Class H Common Stock on the telecommunications and space business of Hughes Electronics.


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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER Mr. Finnegan noted that GM management recommended that the Distribution Ratio be set shortly before the distribution of consent solicitation materials relating to the Hughes Transactions in order to reflect then current business and financial information and market data. He explained that the Distribution Ratio would be set at a level that would (1) enable the GM Board to conclude that, as of the date of the determination of the Distribution Ratio, the Hughes Transactions, taken as a whole, are in the best interests of General Motors and its common stockholders and fair to the holders of each class of GM common stock, and (2) enable each of GM's financial advisors in connection with the Hughes Transactions, Merrill Lynch and Salomon Brothers, to provide a written opinion as to the fairness, from a financial point of view, to each class of GM common stockholders of the consideration to be provided to General Motors and its subsidiaries and to each class of GM common stockholders in the Hughes Transactions. For additional information regarding the Original Merrill Lynch Fairness Opinion and the Original Salomon Brothers Fairness Opinion, each of which was delivered to the GM Board on October 6, 1997, and the Updated Merrill Lynch Fairness Opinion and the Updated Salomon Brothers Fairness Opinion, each of which is dated November 10, 1997, see "--Hughes Transactions Fairness
Opinions: Merrill Lynch and Salomon Brothers" below. Copies of the Updated Merrill Lynch Fairness Opinion and the Updated Salomon Brothers Fairness Opinion, in each case setting forth the assumptions made, matters considered and limitations of the review undertaken, are attached as part of Appendix B to this document.

  Mr. Finnegan also described certain studies being conducted by GM management with respect to the possibility of realigning the businesses of Delco and Delphi into two companies and considering various ownership structures for these businesses. Mr. Finnegan then summarized the principal features of the Hughes Defense Spin-Off and the Raytheon Merger, including certain characteristics of the capital stock of the combined company and their importance for obtaining tax-free treatment of the proposed transactions for U.S. federal income tax purposes, and described certain conditions precedent to proceeding with the Hughes Transactions. He also discussed the anticipated accounting treatment, the effect of the Hughes Transactions on GM's credit ratings and the anticipated reaction of the investment community to the Hughes Transactions.

  Mr. Armstrong then presented information relating to the proposed merger of Raytheon with Hughes Defense, including the strategic planning efforts relating to Hughes Defense which ultimately led to the proposed merger with Raytheon. Mr. Armstrong described the economic conditions in the defense industry which had earlier led Hughes Defense to pursue a selective acquisition strategy. He explained that, as major industry consolidation increased, a more substantial transaction involving Hughes Defense appeared desirable. Mr. Armstrong then reviewed the prior discussions with Raytheon regarding the possibility of a merger between Hughes Defense and Raytheon, but noted that these discussions were unsuccessful. Mr. Armstrong then explained that industry conditions, Hughes Defense's strategic interest in pursuing a more substantial transaction and the discussion with Raytheon had led GM management and Hughes Electronics management, with the approval of the Hughes Electronics Board, the Capital Stock Committee and the GM Board, to initiate a competitive bidding process to find an appropriate merger partner for Hughes Defense. In connection with this discussion, Mr. Armstrong described certain significant terms of the final merger proposals received from Raytheon and Northrop Grumman, including the assumption of all real estate and environmental liabilities by the combined company and the participation on the combined company's initial board of directors of persons associated with Hughes Electronics or General Motors.

  A representative of Goldman Sachs then presented a financial analysis of the two merger proposals. See "Description of the Raytheon Merger--Raytheon Merger Fairness Opinion: Goldman Sachs" below. A representative of Goldman Sachs presented advice regarding the merger of Raytheon with Hughes Defense and delivered its written opinion addressed to the GM Board, the Hughes Electronics Board and the board of directors of Hughes Defense that, as of such date, on the basis of and subject to the assumptions, limitations and other matters set forth in the opinion, the Aggregate Consideration (as defined in the Goldman Sachs Fairness Opinion) was fair to the GM Group (as defined in the Goldman Sachs Fairness Opinion) as a whole. A copy of the Goldman Sachs Fairness Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as part of Appendix B to this document.

  Charles H. Noski, who at the time was Vice Chairman and Chief Financial Officer of Hughes Electronics and has been recently appointed President of Hughes Electronics, then summarized the key terms of the

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
proposed merger to which both potential merger partners had agreed, which included the principal conditions to closing, the continuation of current employee benefits through 1998 and the grounds for assigning technology to the combined company (or retaining such technology within New Hughes Electronics for its exclusive use or for licensing to the combined company for shared use). Mr. Noski and Mr. Armstrong described the proposed treatment of Hughes Research Labs, which would be owned jointly by the combined company and New Hughes Electronics. Mr. Noski also explained that all owned and leased assets currently used in the business of Hughes Defense, including the Hughes Electronics corporate headquarters, and all environmental liabilities relating to such business would be assumed by Hughes Defense as part of the proposed transactions. He then stated that the draft merger agreement with Raytheon provided for a list of directors for the combined company, which included three individuals associated with Hughes Electronics or General Motors, and that the combined company would add an individual associated with Hughes Electronics to its management council for its defense business and establish two joint management-level committees, which would be staffed by personnel formerly associated with Raytheon, Hughes Defense and Texas Instruments Defense, responsible for managing the transition and integration of the various businesses. For additional information regarding the management of New Raytheon and the New Raytheon Board, see "New Raytheon Management--Directors and Executive Officers" in Chapter 5.

  Mr. Armstrong presented a comparison of the merger proposals received from Raytheon and Northrop Grumman on the basis of the offered price, the long-term competitive position of the combined company, the business portfolio and financial profile of each potential merger partner, the benefits arising from the combination of each potential merger partner with Hughes Defense and the strength of each potential merger partner's management team. Mr. Armstrong noted that there were no material differences between the contract terms offered by each potential merger partner, but that the price offered by Raytheon was higher than that offered by Northrop Grumman. Based on the foregoing, he then reported that the management of Hughes Electronics recommended that Raytheon be selected as the merger partner for Hughes Defense.

  Mr. Smith then commented that the GM President's Council had been kept well-informed about the process of obtaining and pursuing the proposals for a strategic transaction involving Hughes Defense, had authorized further negotiations with Raytheon at the appropriate time and agreed with the recommendation of Hughes Electronics management.

  Mr. Wyman observed that all members of the Hughes Defense Spin-Off Committee had been given pertinent information and ample opportunity for review and to request additional information during the process of development of the Raytheon Merger proposal and that the Hughes Defense Spin-Off Committee was satisfied that it had been thoroughly briefed on the matter.

  Representatives of Merrill Lynch and Salomon Brothers, financial advisors to General Motors in connection with the contemplated transactions, made a joint presentation regarding the values created by the Hughes Transactions and the issues to be considered in establishing the Distribution Ratio that would permit each financial advisor to deliver a fairness opinion with respect to the Hughes Transactions. Materials used in connection with this presentation have been filed as an exhibit to the Schedule 13E-3. See "--Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers" below. Each of Merrill Lynch and Salomon Brothers separately concluded that, after considering all of the factors it deemed appropriate, absent a material change in conditions as they existed on the date of the meeting, the GM Board could reasonably expect to be able to establish such a Distribution Ratio.

  Representatives from Weil, Gotshal & Manges LLP, as counsel to the Capital Stock Committee, reviewed the fiduciary duties of the GM Board in connection with its consideration of the Hughes Transactions and the Raytheon Merger and its obligation to act in the best interests of General Motors and all of its common stockholders, both procedurally and substantively.

  After considering the foregoing matters, the Hughes Defense Spin-Off Committee determined to recommend to the GM Board that it approve and authorize both the Hughes Transactions, subject to the GM Board's subsequent determination of the Distribution Ratio, and the Raytheon Merger. The Hughes Defense

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
Spin-Off Committee did not make a specific determination with respect to the fairness of the Hughes Transactions, which determination was reserved for the GM Board.

  January 16, 1997 Hughes Electronics Board Meeting. In conjunction with the meeting of the Hughes Defense Spin-Off Committee on January 16, 1997, the Hughes Electronics Board met to discuss and consider the matters discussed at the Hughes Defense Spin-Off Committee meeting. This meeting was attended by all members of the Hughes Electronics Board.

  After considering these matters, the Hughes Electronics Board determined that it would recommend to the Capital Stock Committee that it approve and authorize both the Hughes Transactions, subject to the GM Board's subsequent determination of a Distribution Ratio, and the Raytheon Merger.

  January 16, 1997 Capital Stock Committee Meeting. The Capital Stock Committee met on January 16, 1997, immediately after the meetings of the Hughes Defense Spin-Off Committee and the Hughes Electronics Board, to discuss and consider the matters discussed at the Hughes Defense Spin-Off Committee meeting, which had been attended by all members of the Capital Stock Committee.

  After considering these matters, the Capital Stock Committee determined that it would recommend to the GM Board that it approve and authorize both the Hughes Transactions, subject to the GM Board's subsequent determination of a Distribution Ratio, and the Raytheon Merger.

  January 16, 1997 GM Board Meeting. The GM Board met on January 16, 1997, immediately after the meeting of the Capital Stock Committee, to discuss and consider the matters discussed at the Hughes Defense Spin-Off Committee meeting, which had been attended by all but one of the members of the GM Board. Hughes Electronics management, the Hughes Electronics Board, GM management, the Hughes Defense Spin-Off Committee and the Capital Stock Committee each recommended that the GM Board approve and authorize both the Hughes Transactions, subject to the GM Board's subsequent determination of the Distribution Ratio, and the Raytheon Merger.

  After considering these matters, the GM Board unanimously determined that the Hughes Transactions, taken as a whole, are in the best interests of General Motors and its common stockholders, subject to the GM Board's subsequent determination of a Distribution Ratio that would (1) enable the GM Board to conclude that, as of the date of the determination of the Distribution Ratio, the Hughes Transactions, taken as a whole, are in the best interests of General Motors and its common stockholders and fair to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders and (2) enable each of Merrill Lynch and Salomon Brothers to provide to the GM Board a written opinion as to the fairness, from a financial point of view, to both classes of GM common stockholders of the consideration to be provided to General Motors and its subsidiaries and to each class of GM common stockholders in the Hughes Transactions. For additional information regarding the Original Merrill Lynch Fairness Opinion and the Original Salomon Brothers Fairness Opinion, each of which was delivered to the GM Board on October 6, 1997, and the Updated Merrill Lynch Fairness Opinion and the Updated Salomon Brothers Fairness Opinion, each of which is dated November 10, 1997, see "--Hughes Transactions Fairness
Opinions: Merrill Lynch and Salomon Brothers" below. Accordingly, the GM Board approved and authorized the Hughes Transactions, subject to the GM Board's subsequent approval of the definitive terms of the transactions and determination of a Distribution Ratio that satisfies the conditions described above. The GM Board then directed management, in consultation with its financial, legal, tax and other advisors, and with oversight from the Capital Stock Committee, to develop for the GM Board's further review and consideration the remaining definitive terms of the Hughes Transactions, including a Distribution Ratio that satisfies the conditions described above.

  After considering the foregoing matters, the GM Board also determined that Raytheon's merger proposal was in the best interests of General Motors and its stockholders. Accordingly, the GM Board approved the selection of Raytheon as the merger partner for Hughes Defense and approved the Raytheon Merger.


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  Immediately following the January 16, 1997 GM Board meeting, Hughes Defense and Raytheon entered into the Raytheon Merger Agreement and General Motors and Raytheon entered into the Implementation
Agreement. For information regarding these agreements, see "Description of the Raytheon Merger--Raytheon Merger Agreement" and "--Implementation Agreement" below. Immediately after the execution of these agreements, the parties publicly announced the Hughes Transactions and the Raytheon Merger.

  Subsequent Events. During the months following the January 16, 1997 GM Board meeting, GM management and Hughes Electronics management, subject to the oversight of the Capital Stock Committee, worked with their financial, legal, tax and other advisors to develop recommendations for the definitive terms of the Hughes Transactions, including a methodology for the determination of the Distribution Ratio. Among other things, GM management and Hughes Electronics management reviewed the business plans relating to each of the three principal businesses of Hughes Electronics, discussed and developed the methodology for determining the Distribution Ratio, developed the proposed terms of the New GM Class H Common Stock, reviewed certain policies of the GM Board and developed a recommended policy statement regarding certain capital stock matters. During this period, the Hughes Electronics Board, the Capital Stock Committee and the GM Board received periodic updates from management regarding the Hughes Transactions.

  September 23, 1997 Capital Stock Committee Meeting. On September 23, 1997, the Capital Stock Committee (with all but three members in attendance) met for the purpose of reviewing and considering the business plans of Delco and Hughes Telecom and the proposed definitive terms of the Hughes Transactions, including the terms of the New GM Class H Common Stock and the Distribution Ratio formula, as developed by GM management and Hughes Electronics management, and receiving an update regarding certain regulatory and other matters relating to the Hughes Transactions. A meeting of the Hughes Electronics Board was held in conjunction with this meeting, with all but one member in attendance. In addition, all members of the GM Board were invited to attend; all but seven members were able to do so.

  At this meeting, Mr. Armstrong and Roxanne S. Austin, Senior Vice President and Chief Financial Officer of Hughes Electronics, together with certain other members of Hughes Electronics management, presented a 1998-2001 business plan of Hughes Telecom as it would be configured following the completion of the Hughes Transactions. This represented an update of the business plan for this sector of Hughes Electronics' business that had previously been presented to the GM Board. Mr. Eddy W. Hartenstein, President, DIRECTV, Inc., presented information regarding the DIRECTV(R) business, including the effects of increased competition on market share and financial results. Ms. Austin provided an overview of the Hughes Telecom business plan. She then expressed Hughes Electronics management's current expectation that, following the completion of the Hughes Transactions, New Hughes Electronics would initially be adequately capitalized to execute its business plan. Ms. Austin explained that the equity received by Hughes Telecom in the form of a cash infusion in connection with the consummation of the Hughes Transactions would provide New Hughes Electronics with the means to accomplish its business plan objectives.

  Michael Burns, General Manager, Delco, then presented information regarding the 1998-2002 business plan of Delco, as it is currently configured, and a supplemental analysis of the benefits anticipated from 1998 through 2007 in connection with the planned integration of Delco and Delphi following consummation of the Hughes Transactions. The Delco business plan as presented had been developed by Delco management and reviewed and approved by both Hughes Electronics management and the GM President's Council. Both Hughes Electronics management and GM management reported that they considered this business plan to be realistic and reasonably achievable. The analysis of the anticipated benefits of the integration, including the benefits to both Delco and Delphi, had been developed jointly by the managements of Delco and Delphi and also had been reviewed and approved by Hughes Electronics management and the GM President's Council.

  With respect to the anticipated benefits from the planned integration of Delco and Delphi, Mr. Burns reported that, according to studies undertaken jointly by Delco management and Delphi management, significant savings were expected to accrue from the integration of Delco and Delphi as a result of enhanced systems capability of the combined business operations. The combination would also provide Delco with access

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
to a larger non-GM NAO customer base. In light of the lead time for selling and incorporating new electronics, Delco's business plan does not reflect significant financial benefits from the integration until sometime after the year 2000. However, certain structural cost savings were expected to be realized more promptly as a result of reduced management needs for the combined operations, consolidated marketing/customer teams, finance staff and human resources and consolidated management in manufacturing plants. In addition, the integration is expected to provide Delco with access to Delphi's larger non-GM NAO customer base, resulting in greater growth of this portion of Delco's business. Mr.
Burns also noted that the operational benefits from a complete integration of Delco and Delphi were expected to enable Delco to maintain a greater share of the worldwide market for supplying automotive electronics, both to GM NAO and to other customers, as well as to permit Delco to provide products and systems at higher profit margins, than would otherwise be the case.

  Mr. Burns also reported on the expected benefits to Delphi from the integration with Delco. It was believed that the integration would produce additional sales opportunities for Delphi for products and systems having further electrical/electronics integration but that there would be no effect on GM NAO or aftermarket sales. Incremental non-GM NAO sales were expected to begin sometime after the year 2000. In concluding his presentation, Mr. Burns noted the importance to Delco's business of gaining the systems capabilities which the integration with Delphi was anticipated to provide.

  Following the business plan presentations, Ms. Austin and Mr. Finnegan made presentations on the Hughes Transactions. First, Ms. Austin presented an overview of the Hughes Transactions, including a brief summary of the principal elements of the planned transactions, and provided an update regarding the status of various regulatory and other matters relating to the Hughes Transactions. In particular, Ms. Austin stated that the IRS Ruling had been obtained in July 1997 and that arrangements for clearance of the Raytheon Merger under the Hart-Scott-Rodino Act were expected to be reached soon. She then noted that, at the time of the initial approval of the Hughes Transactions in January 1997, determinations regarding certain of the terms of the Hughes Transactions had been deferred for later consideration by the GM Board. Ms. Austin identified the principal terms of the Hughes Transactions which required final authorization and approval by the GM Board, which included the proposed terms of the New GM Class H Common Stock, the application of the proceeds of the indebtedness to be incurred by Hughes Defense prior to the Hughes Defense Spin-Off and the determination of the Distribution Ratio.

  Ms. Austin noted that a substantial portion of the value of the Hughes Transactions to holders of GM Class H Common Stock would be represented by the New GM Class H Common Stock. She reported that, in developing the proposed terms for the New GM Class H Common Stock, GM management and Hughes Electronics management began with the terms of the existing GM Class H Common Stock and made changes in response to concerns which had been raised by investors from time to time, balanced by considerations related to the tax treatment of such stock and maintaining flexibility for General Motors. In addition, GM management and Hughes Electronics management and their advisors reviewed and considered the terms of other publicly traded tracking stocks. She then reviewed the differences in the voting and liquidation rights and recapitalization provisions between the proposed terms of the New GM Class H Common Stock and the terms of the GM Class H Common Stock. See "Comparison of GM Class H Common Stock, New GM Class H Common Stock and Class A Common Stock" and "New GM Class H Common Stock" in Chapter 6. Ms. Austin explained that the principal differences in the stock terms were developed in order to balance the interests of the GM Class H Common Stockholders and the GM $1 2/3 Common Stockholders and to preserve the tax treatment of the New GM Class H Common Stock as a stock of General Motors. Ms. Austin also described a proposed policy statement regarding certain capital stock matters to be adopted by the GM Board, subject to the consummation of the Hughes Transactions. See "Considerations Relating to GM's Dual Class Common Stock Capital Structure--New GM Board Policy Statement" in Chapter 6. She then described the recommendation of GM management and Hughes Electronics management that, following the completion of the Hughes Transactions, earnings from the telecommunications and space business of New Hughes Electronics be retained for the development of that business and that, as a result, dividends were not expected to be paid initially by New Hughes Electronics to

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
General Motors. Accordingly, it was recommended by GM management and Hughes Electronics management that dividends not be paid initially on the New GM Class H Common Stock.

  Mr. Finnegan then reviewed the principal elements of the Hughes Transactions and the Raytheon Merger and discussed the indicated value, based on recent trading prices of Raytheon Common Stock, of the Hughes Defense Spin-Off and the Raytheon Merger to General Motors and its common stockholders. See "Description of the Hughes Transactions" and "Description of the Raytheon Merger" below. Mr. Finnegan noted that the total indicated value of the transactions represents a substantial premium to the enterprise value of Hughes Defense under the current Hughes Electronics and GM ownership structure.

  Mr. Finnegan then explained that the allocation of the Class A Common Stock to be distributed to GM's common stockholders in the Hughes Defense Spin-Off between the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in accordance with the Distribution Ratio would be an important element of the fairness of the Hughes Transactions to the holders of both classes of GM's common stock. He explained that, in accordance with the proposed Distribution Ratio, the GM Class H Common Stockholders as a whole would receive an amount of the Class A Common Stock which represents their current approximately 25% tracking stock interest in Hughes Defense plus an additional amount in order to reflect the net effect on them of all other aspects of the Hughes Transactions, principally the transfer of Delco to General Motors (which would result in the elimination of their tracking stock interest in Delco). Similarly, the GM $1 2/3 Common Stockholders as a whole would receive a distribution of the Class A Common Stock which represents less than their current approximately 75% interest in Hughes Defense in order to reflect the net effect on them of all other aspects of the Hughes Transactions, principally the transfer of Delco to General Motors.

  Mr. Finnegan then reviewed the GM Board's January 1997 decision to reserve for later determination the Distribution Ratio. He noted that the key elements in determining the Distribution Ratio were the value of the combined Hughes Defense/Raytheon, the value of Delco and the value effects of all other aspects of the Hughes Transactions and that the GM Board should also consider, among the other things, stockholder expectations regarding the Hughes Transactions. With respect to the combined Hughes Defense/Raytheon, Mr. Finnegan stated that the value was based upon the market price of Raytheon Common Stock. He reported that GM's financial advisors had completed due diligence and were expected to conclude that the use of the market price was supportable. With respect to Delco, he reported that customary valuation methodologies had been utilized, as would be described in greater detail. He noted that the value of the other factors (which would be reviewed later) were more directional than quantifiable. He also reported that, as to Hughes Telecom, the proportional interests of stockholders would not change and that GM's financial advisors would report on their assessment as to the business and funding plans of Hughes Telecom as they related to New Hughes Electronics' financial strength.

  Mr. Finnegan then explained that, because certain amounts relevant to the Distribution Ratio would not be known until the closing of the Hughes Transactions, the proposed Distribution Ratio would be expressed as a formula which accounts for certain variable factors, rather than as a fixed number of shares to be distributed to each class of stockholders. He then described the proposed Distribution Ratio formula, including the Net Transaction Effect Base Amount and the Net Transaction Effect, and explained how each component of the formula operated. The Distribution Ratio and its components are described in detail under "--The Distribution Ratio" below.

  Mr. Finnegan noted that the value ascribed to Delco would be a key element in determining the Distribution Ratio. Mr. Armstrong then commented on the preparation of the Delco business plan presented earlier in the meeting. He explained that the Delco business plan was prepared by Delco in a "bottom-up" manner to reflect goals believed to be realistic and reasonably achievable by Delco management; the plan was then reviewed and approved by Hughes Electronics management, the GM President's Council and the Hughes Electronics Board. He further noted that the Delco business plan was not prepared with a view to influencing the valuation of Delco in favor of either class of GM's common stockholders. Mr. Finnegan then described the valuation methodologies being employed by each of Merrill Lynch and Salomon Brothers to consider the value

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of Delco, including the use of the Delco business plan and the Delco/Delphi integration analysis in connection with the valuation process. He explained that Merrill Lynch and Salomon Brothers had been provided with full access to Delco management throughout the valuation process and described the independent valuations of Delco undertaken by Merrill Lynch and Salomon Brothers. Mr. Finnegan explained that he believed Merrill Lynch and Salomon Brothers employed the same techniques within the framework of the independent methodologies used by their respective firms. Mr. Finnegan explained that these procedures were consistent with standard industry practice. Mr. Finnegan noted that the Delco valuation considerations used in determining the proposed Distribution Ratio reflect a substantial premium to the enterprise value of Delco under the current Hughes Electronics and GM ownership structure. The valuations of Delco (including the valuation techniques utilized) by each of Merrill Lynch and Salomon Brothers are described below under "--Hughes Transactions Fairness
Opinions: Merrill Lynch and Salomon Brothers."

  Mr. Finnegan then described certain other factors to be considered in determining the Distribution Ratio formula and the Net Transaction Effect Base Amount. He explained that acquisition goodwill allocated to Hughes Defense (in an amount currently requiring amortization charges at the rate of approximately $100 million per year) would be included in the value of the net assets of Hughes Defense at the time of the Hughes Defense Spin-Off and thus would no longer result in a charge to earnings attributable to GM $1 2/3 Common Stockholders. He further explained that the Hughes Defense Spin-Off would generate a substantial one-time gain, which could have an incremental effect on the profit sharing payout under GM's collective bargaining agreements for the year in which the Hughes Transactions are consummated. (The Hughes Defense Spin-Off will not necessarily result in an equivalent effect on the payout to plan participants because numerous other factors may affect GM's pre-tax net income for the entire calendar year.) He noted, however, GM management's current expectation that this incremental payment would be largely offset on a net present value basis by the reduction in future profit sharing payments resulting from the elimination of Hughes Defense earnings. Mr. Finnegan noted the benefits anticipated from the elimination of the perceived discount attributed to GM Class H Common Stockholders' current tracking stock interest in Hughes Defense and the potential benefit to GM NAO (as a customer of Delco) of the cost savings expected to result from the integration of Delco and Delphi. He further explained that the Hughes Transactions would facilitate GM's component strategy by providing electronic systems integration capability. Mr. Finnegan then reviewed anticipated stockholder reactions to the announcement of the definitive terms of the Hughes Transactions and current analysts' assessments as to the value of Delco.

  Mr. Finnegan then presented information relating to the value of the Hughes Transactions to the GM $1 2/3 Common Stockholders and the value of the Hughes Transactions to the GM Class H Common Stockholders, including an illustration of the Distribution Ratio formula. He explained that the total value provided to GM Class H Common Stockholders in the Hughes Transactions would consist principally of the value of the Class A Common Stock to be distributed to such stockholders plus the value of the New GM Class H Common Stock. He further explained that the total benefit of the Hughes Transactions to GM $1 2/3 Common Stockholders would consist principally of the value of the distribution of Class A Common Stock to such holders, offset in part by some dilution of the earnings per share of GM $1 2/3 Common Stock in 1998, as well as the benefits derived from the transfer of Delco from Hughes Electronics to General Motors so that its operations could be integrated with those of Delphi. In addition, he explained that both classes of GM common stockholders would benefit from GM's investment in Hughes Telecom, which would receive additional funding in connection with the Hughes Transactions to better enable it to meet its capital requirements over the business planning horizon.

  Mr. Armstrong then reviewed the status of the Hughes Transactions and discussed the anticipated timing of the consummation of the Hughes Transactions. He explained that, subject to stockholder approval and the satisfaction of certain other conditions, the Hughes Transactions were currently expected to be completed in December 1997.

  Upon the recommendation of Hughes Electronics management, the Hughes Electronics Board approved each of the Hughes Telecom and Delco business plans. After reviewing and discussing these business plans and

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the other matters discussed at the meeting, including the proposed
Distribution Ratio formula and the anticipated determination of the Net Transaction Effect Base Amount, the Capital Stock Committee approved the use of the Delco business plan and the Delco/Delphi integration analysis in the determination of the Distribution Ratio. See "--The Distribution Ratio" and "--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Hughes Transactions" below.

  October 1, 1997 GM President's Council Meeting. On October 1, 1997, the GM President's Council met to discuss and consider the definitive terms of the Hughes Transactions, including the proposed terms of New GM Class H Common Stock, the Distribution Ratio formula, the determination of the Net Transaction Effect Base Amount and related matters. The GM President's Council received an update from GM management and Hughes Electronics management and legal counsel regarding the status of various regulatory and other matters relating to the Hughes Transactions. The GM President's Council then considered and discussed the matters considered and discussed at the Capital Stock Committee meeting on September 23, 1997. After discussion, the GM President's Council determined to recommend to the GM Board for approval definitive terms of the Hughes Transactions, including principally the adoption of the Distribution Ratio formula and a determination that the amount of the Net Transaction Effect Base Amount be $6.5 billion multiplied by the fraction representing the tracking stock interest of GM Class H Common Stockholders (i.e., the "Class H Fraction") at the time of the Hughes Defense Spin-Off.

  October 6, 1997 Hughes Electronics Board Meeting. On October 6, 1997, the Hughes Electronics Board met in a joint session with the GM Board to discuss and consider the definitive terms of the Hughes Transactions. The meeting was attended by all members of the Hughes Electronics Board. The presentations made and the other matters discussed at this meeting are described below as part of the description of the October 6, 1997 meeting of the GM Board. After considering the definitive terms of the Hughes Transactions as presented at the meeting, the Hughes Electronics Board approved all elements of the Hughes Transactions and related transactions requiring its approval and recommended to the GM Board that it approve the definitive terms of the Hughes Transactions.

  October 6, 1997 Capital Stock Committee Meeting. On October 6, 1997, the Capital Stock Committee, in conjunction with the GM Board meeting held that day, met to discuss and consider the definitive terms of the Hughes Transactions. All members were in attendance, as were the officers of General Motors who are members of the GM Board (Messrs. John F. Smith and Harry J. Pearce), certain other officers of General Motors, a member of the GM Legal Staff and representatives of the Capital Stock Committee's outside counsel. Also present for part of the meeting were representatives of Merrill Lynch, Salomon Brothers and Goldman Sachs and Mr. Armstrong, who at the time was Chairman and Chief Executive of Hughes Electronics. Among other things, the Capital Stock Committee confirmed with the representatives of Merrill Lynch, Salomon Brothers and Goldman Sachs their complete access to information and to the managements of Hughes Electronics and General Motors in connection with their assignments and the independence of their financial advice. The Capital Stock Committee also confirmed with Mr. Armstrong the full participation of the management of Hughes Electronics in the process of developing the terms of the Hughes Transactions and the recommendation of Hughes Electronics management that the GM Board approve the Hughes Transactions as proposed. The Capital Stock Committee also considered, among other things, the presentations concerning the Hughes Transactions that had been made to the GM Board earlier that day and in the past by GM management and by each of Merrill Lynch, Salomon Brothers and Goldman Sachs, the recommendations of GM management, Hughes Electronics management and the Hughes Electronics Board, and the prior deliberations of the Capital Stock Committee. Based on the foregoing, the Capital Stock Committee determined to recommend to the GM Board (1) approval of the Distribution Ratio formula and the Net Transaction Effect as described herein, (2) establishment of the terms of the New GM Class H Common Stock and adoption of the GM Board policy statement as described herein and (3) determination that the Hughes Transactions and the Raytheon Merger are in the best interests of General Motors and its common stockholders, fairly take into account the interests of the holders of each class of GM common stock and are fair to the holders of both classes of GM common stock and, accordingly, approve and authorize the Hughes Transactions.


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  October 6, 1997 GM Board Meeting. The GM Board met on October 6, 1997, in a
joint session with the Hughes Electronics Board, to discuss and consider the definitive terms of the Hughes Transactions. This regular meeting of the GM Board was attended by all members of the GM Board as well as by members of GM management and Hughes Electronics management and representatives of Goldman Sachs, Merrill Lynch, Salomon Brothers, Kirkland & Ellis and Weil, Gotshal & Manges LLP.

  Mr. John F. Smith commenced the meeting by providing an overview of the Hughes Transactions, including a description of the anticipated benefits to each class of GM stockholders. Mr. Finnegan then reviewed various aspects of the Hughes Transactions and the Raytheon Merger, covering substantially the same matters that he had addressed at the meeting of the Capital Stock Committee on September 23, 1997. See "--September 23, 1997 Capital Stock Committee Meeting" above. Mr. Finnegan also discussed the indicated value of the Raytheon Merger (which was approximately $10.1 billion based on the then current Raytheon Common Stock price) and valuation considerations relating to Delco. Mr. Finnegan said that GM's financial advisors, Merrill Lynch and Salomon Brothers, would address the valuation of Delco later in the meeting, and that the expected benefits from the Delco/Delphi combination would constitute an important element of their valuation analyses. In addition, Mr. Finnegan also reviewed management's strategy for GM's components business and discussed the Hughes Defense debt proceeds that would be made available to Hughes Telecom as new capital.

  Mr. Finnegan reviewed tax matters relating to the transactions, including an IRS letter ruling that had been received in July 1997. See "--Certain U.S. Federal Income Tax Considerations Relating to Certain of the Hughes Transactions" below.

  Mr. Finnegan next reviewed pertinent accounting matters. He reported that the Hughes Defense Spin-Off would result in an approximately $4.0 billion to $5.0 billion accounting gain and a reduction in GM stockholders' equity of approximately $0.6 billion to $1.6 billion. He also reported on the anticipated effect on incremental profit sharing amounts which may be payable under GM's collective bargaining agreements. (The Hughes Defense Spin-Off will not necessarily result in an equivalent effect on the payout to plan participants because numerous other factors may affect GM's pre-tax net income for the entire calendar year.) From an earnings per share perspective, he noted that the Hughes Transactions were expected to be slightly dilutive (approximately $0.05 per share) in 1998 and neutral in 1999 for the GM $1 2/3 Common Stock and that the earnings per share for the New GM Class H Common Stock would not be comparable to that for the GM Class H Common Stock.

  Mr. Finnegan next discussed the amounts that would be legally available for the payment of dividends on GM's common stocks after the Hughes Transactions under the GM Certificate of Incorporation as proposed to be amended in the Hughes Transactions. See "New GM Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends" in Chapter 6. He stated that management recommended that, immediately after the closing of the Hughes Transactions, the amounts available for the payment of dividends on GM $1 2/3 Common Stock and New GM Class H Common Stock equal, respectively, the amounts available for the payment of dividends on GM $1 2/3 Common Stock and GM Class H Common Stock immediately before the closing of the Hughes Transactions, less the net reduction in GM stockholders' equity resulting from the Hughes Transactions (as determined for financial reporting purposes), which he estimated to be approximately $1.6 billion, with such net reduction allocated to the two classes of GM common stock in proportion to their respective interests in the earnings of Hughes Electronics at the time of closing. The GM Board discussed the appropriateness of this allocation in the context of the Hughes Transactions.

  Mr. Finnegan also reviewed the GM Board's earlier determination to structure the Hughes Transactions so as not to result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio as currently provided for under certain circumstances in the GM Certificate of Incorporation. See "Description of the Hughes Transactions--No Recapitalization at a 120% Exchange Ratio" below.


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  Mr. Finnegan then discussed the Distribution Ratio, addressing substantially the same matters that he had addressed at the meeting of the Capital Stock Committee on September 23, 1997. See "--September 23, 1997 Capital Stock Committee Meeting" above. In this presentation, he noted management's recommendation that $6.5 billion be the amount to be multiplied by the Class H Fraction in order to arrive at the Net Transaction Effect Base Amount. He stated that this recommendation was made after discussions between GM management and Hughes Electronics management and was based on, among other things, the range of values for Delco calculated by GM's financial advisors, Merrill Lynch and Salomon Brothers. He also stated that management considered that the factors pertinent to determining the Net Transaction Effect other than the valuation of Delco for purposes of the transfer of Delco to General Motors were varied in their effects upon the GM $1 2/3 Common Stockholders and GM Class H Common Stockholders and difficult to quantify but, taken as a whole, directionally suggested that using in the Distribution Ratio formula an amount above the mid-point of the financial advisors' Delco valuation ranges would be appropriate.

  Ms. Austin then reported on matters related to the business plan of Hughes Telecom and the financial position of New Hughes Electronics, addressing substantially the same matters that she had addressed at the meeting of the Capital Stock Committee on September 23, 1997. See "--September 23, 1997 Capital Stock

Committee Meeting" above. She also reported that management expected Hughes Telecom to use the proceeds of the debt to be incurred by Hughes Defense prior to its spin-off (estimated at the time to be approximately $3.9 billion) to repay $1.725 billion borrowed from General Motors in connection with the PanAmSat Merger and to repay commercial paper borrowing of Hughes Electronics, estimated to be $1.3 billion at the time of the closing of the Hughes Transactions. She reported management's view that the remaining cash and ordinary course borrowing capacity would provide New Hughes Electronics with adequate capital to execute its business plan. See "Description of the Hughes Transactions--Allocation of Hughes Defense New Debt Proceeds; Hughes Telecom Funding" below. She also indicated that cash needs beyond those reflected in the business plan, such as for large strategic acquisitions, would require access to additional funding.

  Ms. Austin then described the proposed terms for the New GM Class H Common Stock and the recommendation of management that the GM Board adopt a policy statement regarding certain capital stock matters, addressing substantially the same matters that she had addressed at the meeting of the Capital Stock Committee on September 23, 1997. See "--September 23, 1997 Capital Stock Committee Meeting" above.

  Mr. Armstrong and John J. Higgins, who at the time was General Counsel of Hughes Electronics, reported on matters related to the merger with Raytheon, including the status of antitrust clearance efforts and the GM personnel and Hughes Electronics personnel who would serve as directors of New Raytheon after the completion of the Raytheon Merger.

  A representative of Goldman Sachs confirmed its opinion concerning the Raytheon Merger delivered at the January 16, 1997 meeting of the GM Board to the effect that, subject to the assumptions, limitations and other matters set forth in its written opinion, the Aggregate Consideration (as defined in the Goldman Sachs Fairness Opinion) to be provided in the Raytheon Merger was fair to the GM Group (as defined in the Goldman Sachs Fairness Opinion) as a whole. Goldman Sachs subsequently confirmed its earlier written opinion dated January 16, 1997 by delivery of its written opinion dated November 7, 1997 that as of January 16, 1997 the Aggregate Consideration was fair to the GM Group as a whole. See "--January 16, 1997 Hughes Defense Spin-Off Committee Meeting" above and "Description of the Raytheon Merger--Raytheon Merger Fairness Opinion:
Goldman Sachs" below. It is a condition to GM's obligation to complete the Hughes Transactions that neither the Goldman Sachs Fairness Opinion nor such written confirmation be withdrawn.

  Mr. Gottschalk summarized the pending litigation regarding the Hughes Transactions that had been filed against General Motors and its directors. See "--Stockholder Litigation Relating to the Hughes Transactions" below. A representative of Weil, Gotshal & Manges LLP then discussed certain matters relating to the fiduciary duties of the GM Board to the holders of both classes of GM common stock in connection with its consideration of the definitive terms for the Hughes Transactions. In this regard, he reviewed the process that management and the GM Board had followed in developing the terms of the Hughes Transactions and that, among other things, the Hughes Transactions had been structured so as to be conditioned on approval from the holders of each class of GM common stock.

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  Representatives of Merrill Lynch reviewed with the GM Board their valuation of Delco and advice with respect to the Hughes Transactions and the Raytheon Merger, presenting certain materials that have been filed as an exhibit to the
Schedule 13E-3 filed by General Motors. See "--Hughes Transactions Fairness
Opinions: Merrill Lynch and Salomon Brothers" below. Merrill Lynch also provided its written opinion to the GM Board that, as of October 6, 1997 and on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Hughes Transactions and the Raytheon Merger, the consideration to be provided to General Motors and its subsidiaries and the GM $1 2/3 Common Stockholders and the GM Class H Stockholders in the Hughes Transactions was fair from a financial point of view to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders. This opinion, which we refer to in this document as the "Original Merrill Lynch Fairness Opinion," has been filed as an exhibit to the
Schedule 13E-3 of General Motors. A copy of this opinion may be inspected and copied, and obtained by mail, from the SEC as set forth under "Where You Can Find More Information" in Chapter 7 and will be made available for inspection and copying at the principal executive offices of General Motors at General Motors Corporation, 100 Renaissance Center, Detroit, Michigan 48243-7301 during regular business hours by any interested common stockholder of General Motors or his or her representative who has been so designated in writing.

  On November 10, 1997, Merrill Lynch delivered the Updated Merrill Lynch Fairness Opinion to the GM Board confirming the Original Merrill Lynch Fairness Opinion. A copy of the Updated Merrill Lynch Fairness Opinion, which sets forth the assumptions made, the matters considered and limitations on the review undertaken in connection with the opinion, is included in Appendix B to this document and is incorporated in this document by reference. For further information about the Updated Merrill Lynch Fairness Opinion and the October 6, 1997 presentation to the GM Board, see "--Hughes Transactions Fairness
Opinions: Merrill Lynch
and Salomon Brothers" below. It is a condition to GM's obligation to complete the Hughes Transactions that the Updated Merrill Lynch Fairness Opinion not be withdrawn.

  Representatives of Salomon Brothers reviewed with the GM Board their valuation of Delco and advice with respect to the Hughes Transactions and the Raytheon Merger, presenting certain materials that have been filed as an exhibit to the Schedule 13E-3 filed by General Motors. See "--Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers" below. Salomon Brothers also provided its written opinion to the GM Board that, as of October 6, 1997 and on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Hughes Transactions and the Raytheon Merger, the consideration to be provided to General Motors and its subsidiaries and the GM $1 2/3 Common Stockholders and the GM Class H Stockholders in the Hughes Transactions was fair from a financial point of view to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders. This opinion, which we refer to in this document as the "Original Salomon Brothers Fairness Opinion," has been filed as an exhibit to the Schedule 13E-3 of General Motors. A copy of this opinion may be inspected and copied, and obtained by mail, from the SEC as set forth under "Where You Can Find More Information" in Chapter 7 and will be made available for inspection and copying at the principal executive offices of General Motors at General Motors Corporation, 100 Renaissance Center, Detroit, Michigan 48243-7301 during regular business hours by any interested common stockholder of General Motors or his or her representative who has been so designated in writing.

  On November 10, 1997, Salomon Brothers delivered the Updated Salomon Brothers Fairness Opinion to the GM Board confirming the Original Salomon Brothers Fairness Opinion. A copy of the Updated Salomon Brothers Fairness Opinion, which sets forth the assumptions made, the matters considered and limitations on the review undertaken in connection with the opinion, is included in Appendix B to this document and is incorporated in this document by reference. For further information about the Updated Salomon Brothers Fairness Opinion and Salomon Brothers' October 6, 1997 presentation to the GM Board, see "--Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers" below. It is a condition to GM's obligation to complete the Hughes Transactions that the Updated Salomon Brothers Fairness Opinion not be withdrawn.

  Mr. Smith then reported the unanimous recommendation of the GM President's Council that the GM Board approve the definitive terms of the Hughes Transactions as presented at the meeting, including the Distribution Ratio formula, the Net Transaction Effect, the allocation of the proceeds of the new Hughes

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
Defense indebtedness, the terms of the New GM Class H Common Stock and the GM Board policy statement as discussed herein.

  Mr. Armstrong commented on the business and financial outlook for New Hughes Electronics. The Hughes Electronics Board then took the action described above. See "--October 6, 1997 Hughes Electronics Board Meeting." The GM Board then recessed for the meeting of the Capital Stock Committee described above. See "--October 6, 1997 Capital Stock Committee Meeting."

  Following such recess, Mr. Wyman, as chairman of the Capital Stock Committee, presented the recommendation of the Capital Stock Committee on the Hughes Transactions as described above. See "--October 6, 1997 Capital Stock Committee Meeting."

  Mr. Losh then reported on the expected timing for completing the Hughes Transactions and the Raytheon Merger and GM's plans for filing a registration statement with the SEC and issuing a press release regarding the GM Board's approval of the Distribution Ratio and the other definitive terms of the Hughes Transactions.

  Mr. Gottschalk then reviewed the resolutions presented to the directors for their consideration in connection with approving the definitive terms of the Hughes Transactions as described at the meeting, including the Distribution Ratio formula, the Net Transaction Effect, the allocation of the proceeds of the new Hughes Defense indebtedness, the terms of the New GM Class H Common Stock and the GM Board policy statement, a determination of fairness, approval of the principal agreements and transactions, the amount to be allocated to each class of common stock for the payment of dividends, a recommendation on the Hughes Transactions to GM common stockholders and the establishment of a special committee of the GM Board to act, as may be appropriate, on matters concerning the transactions between meetings of the GM Board.

  After considering the matters discussed and considered at the meeting, the GM Board unanimously determined that the Hughes Transactions and the Raytheon Merger, taken as a whole, are in the best interests of General Motors and its common stockholders, fairly take into account the interests of each class of GM common stockholders, and are fair to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders. Accordingly, the GM Board unanimously approved and authorized the Hughes Transactions and determined to recommend to the common stockholders of General Motors that they execute consents approving the Hughes Transactions, including the adoption of the GM Spin-Off Merger Agreement.

  Further Discussions with Raytheon. From time to time after the signing of the agreements with Raytheon in January 1997, representatives of the parties engaged in discussions regarding various matters relating to the Raytheon Merger, including with respect to a decision rendered after the signing of the Raytheon Merger Agreement in a lawsuit known as the Jacobson litigation. These discussions led to agreements concerning the Jacobson litigation and certain other matters. The agreement relating to the Jacobson litigation requires Hughes Telecom to provide certain indemnification to Raytheon, as described under "Separation and Transition Arrangements--Summary of Other Agreements Contemplated By the Master Separation Agreement--Employee Matters; Pension Plan Litigation" below. At the same time, the parties agreed upon certain other matters, including (1) the treatment of a reserve related to a particular missile program of Hughes Defense for purposes of the post-closing payment provided for by the Master Separation Agreement (which payment is described under "Separation and Transition Arrangements--Summary of Master Separation Agreement--Post-Closing Adjustment Between New Hughes Electronics and New Raytheon" below), (2) the purchase by General Motors and its affiliates of certain training services from New Raytheon through 2001 on commercially reasonable terms to be agreed between the parties, as described under "Business of Hughes Defense--Information Systems--Hughes Training Inc." in Chapter 4, and
(3) the allocation between Hughes Defense and Hughes Telecom of any net proceeds realized from certain pending litigation that had been commenced by Hughes Defense in Australia. In addition, the parties agreed that, in the event that the Raytheon Merger has not been consummated by December 31, 1997, neither Raytheon nor Hughes Defense will assert prior to January 16, 1998 its right to terminate the Raytheon Merger Agreement pursuant to the terms of such agreement because of the failure to have completed the Raytheon Merger before December 31, 1997, as described under "Description of the Raytheon Merger--Raytheon Merger Agreement--Termination" below.

                     CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

THE DISTRIBUTION RATIO

 GENERAL

  We use the term "Distribution Ratio" to refer to the relationship between the amount of Class A Common Stock of Hughes Defense to be distributed to the holders of each of the two classes of GM common stock. Establishing an appropriate formula to express the Distribution Ratio was an important element in the GM Board's determination that the Hughes Transactions, taken as a whole, are fair to the holders of both classes of GM common stock.

  The Distribution Ratio is designed to provide GM Class H Common Stockholders with an amount of Class A Common Stock of Hughes Defense that is appropriate to reflect not only their current tracking stock interest in Hughes Defense (approximately 25.6%, based on the Class H Fraction as of September 30, 1997) but also the net effect on them of all other aspects of the Hughes Transactions, principally the transfer of Delco to General Motors, which will result in the earnings of Delco no longer being tracked by the New GM Class H Common Stock. The balance of the Class A Common Stock of Hughes Defense will be distributed to the GM $1 2/3 Common Stockholders and will reflect both their current interest in Hughes Defense (approximately
74.4%, based on the Class H Fraction as of September 30, 1997) and the net effect on them of all other aspects of the Hughes Transactions, principally the transfer of Delco to General Motors.

 DISTRIBUTION RATIO: KNOWN ELEMENTS

  Two of the elements of the Distribution Ratio are known at this time:

(1) The total amount of Class A Common Stock of Hughes Defense to be distributed to all GM common stockholders. The Raytheon Merger Agreement provides that this amount shall be 102,630,503 shares.

(2) The total amount to be multiplied by the Class H Fraction in order to determine the additional amount of Class A Common Stock that would fairly compensate the GM Class H Common Stockholders for the transfer of Delco and all other aspects of the Hughes Transactions. On October 6, 1997, the GM Board determined this total amount to be $6.5 billion. Accordingly, assuming a Class H Fraction of 25.6%, the additional Class A Common Stock would have a value of approximately $1.665 billion. We refer to this amount as the "Net Transaction Effect Base Amount." In the event that any proceeds of Hughes Defense debt are made available to General Motors, the Net Transaction Effect Base Amount will be increased by the amount of such proceeds multiplied by the Class H Fraction. We refer to the result of that adjustment as the "Net Transaction Effect." If no debt proceeds are made available to General Motors, the Net Transaction Effect will be the same as the Net Transaction Effect Base Amount.

  For a description of the process and methodology utilized by the GM Board in determining the Net Transaction Effect Base Amount, see "--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--September 23, 1997 Capital Stock Committee Meeting" and "--October 6, 1997 GM Board Meeting" above.

 DISTRIBUTION RATIO: VARIABLE ELEMENTS

  Certain elements of the Distribution Ratio cannot be known precisely until the closing of the Hughes Transactions. For this reason, the Distribution Ratio is expressed as a formula that will depend on the final values of the variable elements, although we have used certain assumptions about these values in the discussion and illustrations below.

  There are three variable elements of the Distribution Ratio:

  (1) The "Class H Fraction" on the closing date of the Hughes Transactions. The Class H Fraction expresses the number of shares of GM Class H Common Stock outstanding at any time as a percentage of the Class H Dividend Base and reflects the amount of tracking stock interest that the GM Class H Common Stockholders have in the earnings of Hughes Electronics and its three principal businesses. The Class H Fraction was about 25.6% on September 30, 1997, although we have

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER sometimes referred to it in this document as "approximately 25%." Although it may vary, we do not expect this fraction to change significantly between now and the closing. The Class H Dividend Base is the denominator of the fraction that is used in the GM Certificate of Incorporation to allocate the earnings of Hughes Electronics between GM's two classes of common stock for dividend purposes. The Class H Dividend Base was initially established in connection with GM's acquisition of Hughes Aircraft in 1985 and has been adjusted to reflect subsequent stock splits and stock issuances. It is a number (currently about 400 million) that notionally reflects 100% of the tracking stock interest in Hughes Electronics, of which about 25.6% has been issued in the form of GM Class H Common Stock.

  (2) The per share value of the Class A Common Stock of Hughes Defense to be distributed to GM common stockholders. This amount will determine how many shares of that stock are needed in order to provide the GM Class H Common Stockholders with additional value equal to the Net Transaction Effect. The GM Board believes that the market value of the Raytheon Common Stock near the closing date will be the best indicator of the value of the Class A Common Stock to be distributed to GM common stockholders. We refer to this amount on a per share basis as the "Class A Share Value." The Class A Share Value will be measured as the average closing market price of the
    Raytheon Common Stock during the 30-day period ending on the fifth day before the consummation of the Raytheon Merger. This is the same valuation formula that is used in the Raytheon Merger Agreement to determine the amount of debt that Hughes Defense may have at the time of the
    Raytheon Merger. However, the Class A Share Value will be determined without giving effect to the collar adjustment used in connection with the Raytheon Merger. We have used the Recent Raytheon
    Stock Price for illustrative calculations in this document, but it is not necessarily indicative of the Class A Share Value.

  (3) The amount, if any, of cash proceeds from debt incurred by Hughes Defense that will be made available to General Motors rather than used to fund the capital needs of Hughes Telecom. The GM Board has determined that up to $4.0 billion of the proceeds of Hughes Defense debt incurred prior to the Hughes Defense Spin-Off will be made available to Hughes Telecom, with any debt proceeds over that amount being made available to General Motors through the repayment of intercompany loans owing to Delco, which will be transferred to General Motors as part of the Hughes Transactions. The amount of new debt that Hughes Defense may incur prior to the closing is limited by the Raytheon Merger Agreement and varies based on the market price of Raytheon Common Stock and the amount of other debt of Hughes Defense at the time of its spin-off from General Motors. Based on our estimates of other Hughes Defense debt, if the Raytheon Common Stock market price is above $53.59, all of the debt proceeds will be made available to Hughes Telecom and none will be made available to General Motors. In that event, as explained above, no adjustment will be made to the Net Transaction Effect Base Amount, which accordingly will be the same as the Net Transaction Effect. For a description of the total amount of debt proceeds that will be available, see "Description of the Raytheon Merger--Raytheon Merger Agreement-- Certain Covenants--Indebtedness" below. The Raytheon Merger Agreement refers to this amount as the "Intercompany Payment Amount." If the Intercompany Payment Amount exceeds $4.0 billion, the Net Transaction Effect would be calculated by adding to the Net Transaction Effect Base Amount an amount equal to such excess multiplied by the Class H Fraction.

 DISTRIBUTION RATIO

  For purposes of this discussion and illustration, we have assumed that (1) the Class A Share Value is equal to the Recent Raytheon Stock Price ($51.00 per share on November 7, 1997), (2) the Class H Fraction is 25.6% and (3) there will be no existing indebtedness of Hughes Defense at the time of the Hughes Defense Spin-Off. As a result of the assumed Class A Share Value, approximately $266 million of proceeds of new Hughes Defense debt would be made available to General Motors. We have used these amounts for illustrative purposes only.

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER In applying the Distribution Ratio formula, we first determine the appropriate number of shares of Class A Common Stock to be distributed to the holders of GM Class H Common Stock. We refer to this amount as the "Class H Distribution." The number of shares to be distributed to the GM $1 2/3 Common Stockholders is then determined by subtracting the Class H Distribution from the total number of shares of Class A Common Stock to be distributed. We refer to this amount as the "$1 2/3 Distribution." The "Distribution Ratio" expresses the relationship between the Class H Distribution and the $1 2/3 Distribution.

  Using the terms defined above, the Class H Distribution and the $1 2/3 Distribution can be calculated as follows:

    . Class H Distribution = 102,630,503 times Class H Fraction plus

     (Net Transaction Effect divided by Class A Share
                                               Value)

    . $1 2/3 Distribution = 102,630,503 minus Class H
    Distribution

  The Class H Distribution has two components. One component is intended to provide GM Class H Common Stockholders with a portion of the Class A Common Stock equivalent to the amount of their current tracking stock interest in Hughes Defense. Accordingly, this amount is equal to the total amount of Class A Common Stock multiplied by the Class H Fraction on the closing date. Based on the current Class H Fraction, this component would be 102,630,503 times 25.6%, or 26,294,176 shares.

  The second component of the Class H Distribution is intended to provide the GM Class H Common Stockholders with an additional amount of Class A Common Stock having a value equal to the Net Transaction

Effect. This amount is calculated by first multiplying $6.5 billion by the Class H Fraction to obtain the Net Transaction Effect Base Amount ($1.665 billion based on the current Class H Fraction). Based on the assumed Class A Share Value, approximately $266 million of debt proceeds would be made available to General Motors. Accordingly, the Net Transaction Effect would be the sum of the Net Transaction Effect Base Amount and the product of multiplying $266 million by the Class H Fraction, resulting in a Net Transaction Effect of approximately $1.733 billion. We then divide the Net Transaction Effect by the Class A Share Value. As a result, based on the assumptions stated above, the Class H Distribution would include an additional number of shares of Class A Common Stock equal to $1.733 billion divided by $51.00, or 33,988,730 shares.

  Based on the assumptions stated above, the Class H Distribution would be equal to the sum of the two components, amounting to 60,282,906 shares of Class A Common Stock in total, and 0.58836 shares of Class A Common Stock per share of GM Class H Common Stock. Accordingly, the Class H Distribution would amount to approximately 58.7% of the total distribution of Class A Common Stock to GM common stockholders.

  The $1 2/3 Distribution would be equal to the total number of shares of Class A Common Stock minus the Class H Distribution. Accordingly, the $1 2/3 Distribution would be equal to 102,630,503 minus 60,282,906, or 42,347,597 shares of Class A Common Stock in total, and 0.05987 shares of Class A Common Stock per share of GM $1 2/3 Common Stock. This would amount to approximately 41.3% of the total distribution of Class A Common Stock to GM common stockholders.

 ILLUSTRATIVE CALCULATIONS

  The following table sets forth illustrative calculations of the Distribution Ratio and the per share distributions of Class A Common Stock to be made to each class of GM common stock based on various average closing prices of Raytheon Common Stock, which would determine the Class A Share Value for purposes of the Distribution Ratio formula. In each case, the illustrations are based on the Class H Fraction as of September 30, 1997 (approximately 25.6%) and assume that there will be no existing indebtedness of Hughes Defense (other than the new debt) at the time of the Hughes Defense Spin-Off. For information about recent closing prices of Raytheon Common Stock, see "Description of the Raytheon Merger--Raytheon Merger Agreement" below. The table does not give effect to the treatment of fractional shares in the Raytheon

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
Merger, which provides that fractional shares of Class A Common Stock will be converted into Class B Common Stock and sold for cash, with the proceeds being distributed to the owners of such fractional shares. As described above, to the extent the proceeds of the new debt incurred by Hughes Defense exceed $4.0 billion, such excess will be made available to General Motors and the Distribution Ratio will be adjusted. We currently estimate that no debt proceeds will be available to General Motors unless the Class A Share Value is $53.59 or less and that the maximum amount of proceeds that could be made available to General Motors is $0.9 billion (when the Class A Share Value is at the bottom of the collar ($44.42 or below)).

                                            PER SHARE $1 2/3  PER SHARE CLASS H
                      DISTRIBUTION RATIO:    DISTRIBUTION:      DISTRIBUTION:    ---
                     AGGREGATE  AGGREGATE  NUMBER OF VALUE OF NUMBER OF VALUE OF
                       $1 2/3    CLASS H    CLASS A  CLASS A   CLASS A  CLASS A
CLASS A SHARE VALUE  PERCENTAGE PERCENTAGE  SHARES    SHARES   SHARES    SHARES
-------------------  ---------- ---------- --------- -------- --------- --------
      $70.00            51.2%      48.8%    0.07429   $5.20    0.48882   $34.22
      $68.00            50.5%      49.5%    0.07330   $4.98    0.49565   $33.70
      $66.00            49.8%      50.2%    0.07226   $4.77    0.50290   $33.19
      $64.00            49.0%      51.0%    0.07114   $4.55    0.51059   $32.68
      $62.00            48.2%      51.8%    0.06995   $4.34    0.51878   $32.16
      $60.00            47.3%      52.7%    0.06869   $4.12    0.52752   $31.65
      $58.00            46.4%      53.6%    0.06733   $3.91    0.53686   $31.14
      $56.00            45.4%      54.6%    0.06589   $3.69    0.54687   $30.62
      $54.00            44.3%      55.7%    0.06433   $3.47    0.55762   $30.11
      $52.00            42.4%      57.6%    0.06151   $3.20    0.57705   $30.01
      $51.00            41.3%      58.7%    0.05987   $3.05    0.58836   $30.01
      $50.00            40.1%      59.9%    0.05817   $2.91    0.60013   $30.01
      $48.00            37.6%      62.4%    0.05455   $2.62    0.62513   $30.01
      $46.00            34.9%      65.1%    0.05061   $2.33    0.65231   $30.01
      $44.00            32.2%      67.8%    0.04667   $2.05    0.67951   $29.90
      $42.00            30.2%      69.8%    0.04375   $1.84    0.69965   $29.39
      $40.00            27.9%      72.1%    0.04054   $1.62    0.72180   $28.87

 POST-CLOSING PAYMENT

  The determination by the GM Board of the Net Transaction Effect is based on, among other things, valuations of Delco which were based, in part, on a December 31, 1997 projected balance sheet for Delco (which excluded all assets and liabilities related to Delco Systems Operations, which has historically been reported in Hughes Electronics' Aerospace and Defense Systems segment but is being transferred to General Motors in connection with the Hughes Reorganization as described under "Business of Delco" in Chapter 4). Within approximately four months following the closing of the Hughes Transactions, General Motors will prepare a balance sheet for Delco as of the closing date on a basis consistent with such December 31, 1997 projected balance sheet. To the extent that this closing balance sheet reflects "net investment amount" of Delco different from the "net investment amount" of Delco as reflected on the December 31, 1997 projected balance sheet by an amount exceeding $50 million, a payment will be made from New Hughes Electronics to General Motors, or from General Motors to New Hughes Electronics, as appropriate, to compensate for the amount of such difference in excess of $50 million. For such purposes, "net investment amount" means total assets less total liabilities, excluding cash and cash equivalents, notes receivable from Hughes Electronics and all balances related to Delco Systems Operations. In addition, the closing date balance sheet "net investment amount" will exclude the effects of accounting changes, extraordinary items and one time non-recurring gains or losses.

  This adjustment will in no way affect the number of shares of Class A Common Stock distributed to GM $1 2/3 Common Stockholders or to GM Class H Common Stockholders in the Hughes Defense Spin-Off.

RECOMMENDATIONS OF THE CAPITAL STOCK COMMITTEE AND THE GM BOARD; FAIRNESS OF THE HUGHES TRANSACTIONS

  As described elsewhere in this document, throughout 1996, General Motors and Hughes Electronics considered the strategic challenges facing each of the three principal businesses of Hughes Electronics and

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

assessed various alternative structures for a transaction or series of transactions involving these businesses. See "--Alternatives to the Hughes Transactions" and "--Background of the Hughes Transactions" above.

  At its December 2, 1996 meeting, the Capital Stock Committee considered the proposed process for overseeing the development of the terms of transactions which would enable the Hughes Electronics businesses to address such challenges, including the formation of a special committee of the GM Board to oversee the process. At its meeting on the same day, the GM Board reviewed its determination that it would not propose a transaction or series of transactions that would result in the recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at the 120% exchange ratio as provided for under certain circumstances in the GM Certificate of Incorporation. See "Description of the Hughes Transactions--No Recapitalization at a 120% Exchange Ratio" below. The GM Board also authorized the implementation of a process to be managed by a joint GM management and Hughes Electronics management team, in consultation with their financial, legal and other advisors, to solicit expressions of interest in a tax-free merger involving Hughes Defense. At this time, the GM Board established the Hughes Defense Spin-Off Committee to oversee the process.

  From December 2, 1996 until January 16, 1997, the joint management team, under the oversight of the Hughes Defense Spin-Off Committee and the Capital Stock Committee, solicited expressions of interest in a tax-free merger involving Hughes Defense and developed the proposed terms of the Hughes Transactions, including certain features intended to ensure that the Hughes Defense Spin-Off and the subsequent merger of Hughes Defense with another industry participant would be tax-free to General Motors and its stockholders. The joint management team received significant support from its financial, legal, tax and other advisors in connection with the competitive bidding process and negotiated separately with Raytheon and Northrop Grumman concerning a merger transaction involving Hughes Defense prior to recommending Raytheon as the merger partner.

  On January 16, 1997, after discussion and consideration of the Hughes Transactions and related matters as described above, each of the Hughes Electronics Board, the Hughes Defense Spin-Off Committee and the Capital Stock Committee recommended that the GM Board approve and authorize the Hughes Transactions, subject to the GM Board's subsequent approval of the definitive terms of the transactions and determination of a Distribution Ratio that would enable the GM Board to conclude that the Hughes Transactions, taken as a whole, were fair to both classes of GM common stockholders and enable Merrill Lynch and Salomon Brothers to deliver the Original Merrill Lynch Fairness Opinion and the Original Salomon Brothers Fairness Opinion, respectively. Thereafter, the GM Board unanimously approved and authorized the Hughes Transactions, subject to the GM Board's subsequent approval of the definitive terms of the transactions, including the determination of a Distribution Ratio satisfying the condition described above.

  The Capital Stock Committee, in connection with its January 16, 1997 determination to recommend that the GM Board approve and authorize the Hughes Transactions, subject to the GM Board's subsequent approval of the definitive terms of the transactions (including an appropriate Distribution Ratio), considered a number of factors, including, among others, the presentations made to and discussions held at the January 16, 1997 meeting of the Hughes Defense Spin-Off Committee (which had been attended by all members of the Capital Stock Committee and all but one of the members of the GM Board). These presentations included the presentation by representatives of Goldman Sachs (including its written opinion that, as of January 16, 1997, the aggregate consideration provided in the Raytheon Merger to Hughes Defense, Hughes Electronics, General Motors, the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders as a whole in connection with the Raytheon Merger was fair to such group) and the presentations by representatives of Merrill Lynch and representatives of Salomon Brothers relating to the values created by the Hughes Transactions and the factors and issues to be considered in establishing a Distribution Ratio that would permit each financial advisor to deliver a fairness opinion with respect to the Hughes Transactions (including their separate conclusions, after considering all factors each deemed appropriate, that, absent a material change in conditions as they existed on such date, the GM Board could reasonably be expected to be able to establish such a Distribution Ratio).


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  Upon the recommendation of the Capital Stock Committee, as well as the recommendations of the Hughes Electronics Board and the Hughes Defense Spin-Off Committee, and considering the background, oversight, deliberations and views of the Capital Stock Committee and the Hughes Defense Spin-Off Committee with respect to the development of the terms of the Hughes Transactions and the process by which Raytheon was selected as the merger partner for Hughes Defense, the GM Board approved and authorized the Hughes Transactions, subject to its subsequent approval of the definitive terms of the transactions (including the Distribution Ratio), and the subsequent merger of Hughes Defense with Raytheon.

  In addition to and without limiting the foregoing, in approving and authorizing the Hughes Transactions, subject to the development by management and approval by the GM Board of the definitive terms of the Hughes Transactions, the GM Board considered: (1) the reports, presentation and recommendation of GM's executive management regarding the Hughes Transactions and the Raytheon Merger, (2) the final merger proposals by Raytheon and Northrop Grumman regarding a transaction involving Hughes Defense, (3) the recommendation of GM management and Hughes Electronics management that General Motors proceed with the Hughes Transactions, (4) the recommendation of GM management and Hughes Electronics management that Raytheon be selected as the merger partner for Hughes Defense, (5) the presentations by representatives of Merrill Lynch and representatives of Salomon Brothers regarding the values created by the Hughes Transactions and the factors and issues to be considered in establishing a Distribution Ratio that would permit the delivery by each of Merrill Lynch and Salomon Brothers of a fairness opinion with respect to the Hughes Transactions (including their separate conclusions, after considering all factors each deemed appropriate, that, absent a material change in conditions as they existed on such date, the GM Board could reasonably be expected to be able to establish such a Distribution Ratio), (6) the presentation and written opinion of Goldman Sachs as to the fairness of the aggregate consideration to be provided in the Raytheon Merger to Hughes Defense, Hughes Electronics, General Motors, the GM $1 2/3 Common Stockholders and the GM Class H

Common Stockholders as a whole, (7) the recommendation by the Hughes Electronics Board that General Motors proceed with the Hughes Transactions, (8) the background, oversight, deliberations and views of the Hughes Defense Spin-Off Committee with respect to the Hughes Transactions and the selection of a merger partner for Hughes Defense and its recommendation that Raytheon be selected as the merger partner for Hughes Defense and that the Raytheon Merger be approved, (9) the background, oversight, deliberations and views of the Capital Stock Committee with respect to the Hughes Transactions and its recommendation that the Hughes Transactions be approved, (10) the information previously reviewed and the prior deliberations of the GM Board concerning the Hughes Transactions and the Raytheon Merger and (11) the other matters reported on at the January 16, 1997 meetings of the Hughes Defense Spin-Off Committee, the Hughes Electronics Board, the Capital Stock Committee and the GM Board. See "--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger" above.

  In approving the Hughes Transactions in January 1997, the GM Board had reserved the determination of the Distribution Ratio and the other definitive terms of the Hughes Transactions for a future time, deciding to make such decision closer to the time when the Hughes Transactions were to be submitted for stockholder approval. By delaying its determination of the Distribution Ratio, the GM Board sought to shorten the interval of time between the determination of the Distribution Ratio and the time the Hughes Transactions would be consummated, thus reducing the likelihood of material changes in the factors contributing to the determination of the Distribution Ratio that might occur in the marketplace or otherwise during such interval.

  From January 16 until October 6, 1997, the Capital Stock Committee and the GM Board received updates from GM management and Hughes Electronics management and legal counsel regarding the status of the Hughes Transactions, including the development of the definitive terms of the transactions and the status of various regulatory and other approvals required to be obtained in order to consummate the transactions. On September 23, 1997, the Capital Stock Committee met to review the development of the definitive terms of the Hughes Transactions, including the Distribution Ratio formula and the terms of the New GM Class H Common Stock. At this meeting, the Capital Stock Committee approved the use of the Delco business plan and the related analysis of the anticipated benefits of the planned Delco/Delphi integration in the determination of the

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
Net Transaction Effect Base Amount for use in the Distribution Ratio. See "-- Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--September 23, 1997 Capital Stock Committee Meeting" above.

  On October 6, 1997, after discussion and consideration of the Hughes Transactions, the Distribution Ratio and related matters, the Capital Stock Committee recommended that the GM Board approve and authorize the definitive terms of the Hughes Transactions, including the Distribution Ratio formula and the Net Transaction Effect Base Amount in an amount equal to $6.5 billion multiplied by the Class H Fraction as of the time of the Hughes Defense Spin-Off. In making such determination, the Capital Stock Committee reviewed and considered, among other things, the Hughes Telecom business plan, the Delco business plan and the supplemental analysis of the benefits anticipated to be realized from the integration of Delco and Delphi, the proposed terms of the New GM Class H Common Stock and the related proposed GM Board policy statement regarding certain capital stock matters, the recommended Distribution Ratio formula and the Net Transaction Effect and the reports, presentations and recommendation of GM management and Hughes Electronics management regarding these and other matters relating to the Hughes Transactions. See "--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--September 23, 1997 Capital Stock Committee Meeting" above.

  Thereafter, on October 6, 1997, the GM Board unanimously determined that the Hughes Transactions, including the Distribution Ratio formula and the Net Transaction Effect Base Amount in an amount equal to $6.5 billion multiplied by the Class H Fraction as of the time of the Hughes Defense Spin-Off, are in the best interests of General Motors and you (its common stockholders) and are fair to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders. Accordingly, the GM Board approved the definitive terms of the Hughes Transactions. On the same date, Merrill Lynch delivered the Original Merrill Lynch Fairness Opinion and Salomon Brothers delivered the Original Salomon Brothers Fairness Opinion.

  In reviewing the definitive terms of the Hughes Transactions and the fairness of the Hughes Transactions, the GM Board considered the Distribution Ratio formula, including the determination of the Net Transaction Effect, to be an important element in establishing the fairness of the Hughes Transactions to the holders of both classes of GM common stock. In considering the Distribution Ratio formula, the GM Board determined that the GM Class H Common Stockholders as a whole should receive an amount of the Class A Common Stock which represents their current tracking stock interest in Hughes Defense plus an additional amount in order to reflect the net effect of all other aspects of the Hughes Transactions, principally the transfer of Delco to General Motors (which would result in the elimination of their tracking stock interest in Delco). Similarly, the GM Board determined that GM $1 2/3 Common Stockholders as a whole should receive an amount of the Class A Common Stock which represents less than their current interest in Hughes Defense in order to reflect the net effect of all other aspects of the Hughes Transactions, principally the transfer of Delco to General Motors (which would result in the transfer to such holders of the tracking stock interest in Delco currently held by GM Class H Common Stockholders). Thus, in determining an appropriate ratio for the distribution of the Class A Common Stock between the two classes of GM common stockholders as part of the Hughes Transactions, the GM Board considered all relevant aspects of the Hughes Transactions affecting the rights and interests of each class of GM common stockholders.

  The GM Board attributed substantial importance to the valuation of Delco (including the benefits anticipated to be realized as a result of the integration of Delco and Delphi) in the determination of the amount of the Net Transaction Effect to be used in the Distribution Ratio formula and, ultimately, in considering the fairness of the Hughes Transactions to the holders of each class of GM common stock. In determining the value to be ascribed to Delco for purposes of setting the Distribution Ratio, the GM Board placed substantial reliance on the Delco business plan and the supplemental analysis of the benefits anticipated to be realized from the integration of Delco and Delphi, as prepared jointly by the managements of Delco and Delphi and approved by Hughes Electronics management and GM management. In this regard, the assessments by Hughes Electronics management and GM management that such business plan and supplemental analysis were realistic and reasonably achievable, and the Capital Stock Committee's approval of their use for purposes of the valuation of

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

Delco in determining the amounts of Class A Common Stock to be distributed to the holders of each class of GM common stock, was important. In reaching its determination, the GM Board also placed principal reliance on the presentations by representatives of Merrill Lynch and representatives of Salomon Brothers to the GM Board at its October 6, 1997 meeting and noted that the Delco valuation considerations used in determining the Distribution Ratio reflect a substantial premium to the enterprise value of Delco under the current Hughes Electronics and GM ownership structure. As described further below under "--Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers," GM's financial advisors, Merrill Lynch and Salomon Brothers, each presented information to the GM Board regarding their calculations of a range of values for Delco based on several valuation methodologies, including discounted cash flow (reflecting both Delco as a stand-alone entity and giving effect to the integration of Delco and Delphi), transaction comparables (reflecting prices paid, including multiples and premiums, in numerous acquisitions of OEM suppliers and other relevant transactions) and publicly traded comparables (reflecting public trading market price of other OEM suppliers). The GM Board did not separately consider the net book value, liquidation value or certain other forms of going concern value of Delco.

  In considering the other aspects of the Hughes Transactions affecting the rights and interests of each class of GM common stockholders, the GM Board placed substantial reliance on the presentations by GM management and representatives of Merrill Lynch and Salomon Brothers, as described above under "--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--October 6, 1997 GM Board Meeting." The GM Board considered that the factors other than the value of Delco in the context of the transfer of Delco from Hughes Electronics to General Motors were largely directional rather than quantifiable, including GM management's assessment that such factors suggested that it would be appropriate to set the Net Transaction Effect Base Amount above the mid-point of the financial advisors' calculations of ranges for the value of Delco. For a description of these ranges, see "-- Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers" below.

  In determining the additional amount of Class A Common Stock to be provided to GM Class H Common Stockholders in the Hughes Defense Spin-Off in order to compensate them for the Net Transaction Effect, the GM Board decided that the current market price of Raytheon Common Stock would be the best indicator of the value of the shares of Class A Common Stock. This was based, in part, on the conclusions of GM's financial advisors that, based on their due diligence reviews of Hughes Defense and Raytheon, the use of the market price was supportable. Based on the recommendation of GM management, the GM Board determined to value Class A Common Stock for purposes of the Distribution Ratio using the same valuation formula as used under the Raytheon Merger Agreement for purposes of determining the amount of debt which Hughes Defense could have at the time of the Raytheon Merger, except that no collar was placed on the determination of this price. The collar mechanism utilized under the Raytheon Merger Agreement was considered to be an arbitrary and inappropriate limitation for these purposes.

  In reviewing the fairness of the Hughes Transactions, the GM Board also considered the indicated value to General Motors and its common stockholders of the Hughes Defense Spin-Off and the Raytheon Merger. See "Description of the Raytheon Merger--Indicated Value of the Hughes Defense Spin-Off and the Raytheon Merger to General Motors and Its Common Stockholders" below. In this regard, the GM Board placed substantial reliance on the Goldman Sachs Fairness Opinion described below under "Description of the Raytheon Merger--Raytheon Merger Fairness Opinion: Goldman Sachs" and noted that the total indicated value of the transactions represents a substantial premium to the enterprise value of Hughes Defense under the current General Motors and Hughes Electronics ownership structure.

  In addition, the GM Board considered the business and financial outlook for New Hughes Electronics, including the assessment of Hughes Electronics management that, following the completion of the Hughes Transactions, New Hughes Electronics will be adequately capitalized to execute its business plan as a result of the initial cash infusion of approximately $3.9 billion of the proceeds of the new Hughes Defense debt coupled with borrowing capacity. See "Description of the Hughes Transactions--Allocation of Hughes Defense Debt

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

Proceeds; Hughes Telecom Funding" below. In this regard, the GM Board also placed reliance on the fact that Merrill Lynch and Salomon Brothers noted that the new funding of approximately $3.9 billion to $4.0 billion to be provided to Hughes Telecom in connection with the Hughes Transactions, when added to current cash and borrowing capacity, would provide adequate funding and financial flexibility for Hughes Telecom to pursue its current business plan. See "--Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers--October Presentation" below. In connection with its consideration of the business and financial outlook for New Hughes Electronics, the GM Board noted the indication by Hughes Electronics management that cash needs beyond those reflected in the base business plan, such as for large strategic acquisitions, would require access to additional funding. The GM Board also considered the benefits to New Hughes Electronics of having its senior management focused on a single principal area of business.

  The GM Board also considered the fact that the proposed definitive terms of the Hughes Transactions satisfied the condition established by the GM Board as to the tax-free nature of the transactions. The GM Board attributed substantial importance to the satisfaction of this condition in the context of the recently enacted tax legislation which provides that, under certain circumstances, a corporation will recognize gain on the distribution of the stock of a subsidiary in a spin-off transaction coupled with a pre-arranged merger transaction. See "--Certain U.S. Federal Income Tax Considerations Relating to Certain of the Hughes Transactions--Certain Legislation" below. The GM Board considered the fact that, if the Hughes Transactions are not consummated, any future transactions involving Hughes Defense would be subject to these legislative provisions and, if structured in a manner similar to the Hughes Transactions, would likely cause General Motors and its common stockholders to recognize taxable gain for U.S. federal income tax purposes if consummated. Similarly, the GM Board considered the fact that the proposed definitive terms of the Hughes Transactions satisfied the condition established by the GM Board as to the absence of a recapitalization at a 120% exchange ratio.

  The GM Board also considered the recommendations of GM management and Hughes Electronics management with respect to the definitive terms of the Hughes Transactions, as well as the recommendations of the Hughes Electronics Board and the Capital Stock Committee. The GM Board also considered the oversight of the Capital Stock Committee of the process of developing the definitive terms of the Hughes Transactions.

  With respect to the procedural fairness of the Hughes Transactions, the GM Board placed substantial reliance on its determination that fair processes had been implemented to develop the definitive terms of the Hughes Transactions and the Raytheon Merger, including the oversight function of the Capital Stock Committee and, in connection with the Raytheon Merger, the Hughes Defense Spin-Off Committee. The GM Board considered the fact that the definitive terms of the Hughes Transactions had been developed jointly by GM management and Hughes Electronics management, working together with the advice and consultation of their financial, legal, tax and other advisors, subject to the oversight of the Capital Stock Committee. See "--Background of the Hughes Transactions-- Development of the Hughes Transactions and the Raytheon Merger" above. The GM Board also considered the fact that the terms of the Raytheon Merger had been developed as a part of a competitive process of soliciting a merger partner for Hughes Defense, and that the final terms of the Raytheon Merger had been developed through a process of vigorous arm's-length negotiation between Raytheon and the joint management team, subject to the oversight of the Capital Stock Committee and the Hughes Defense Spin-Off Committee, as described above under "--Background of the Hughes Transactions-- Development of the Hughes Transactions and the Raytheon Merger." In addition, the GM Board considered that the Hughes Transactions would be submitted for the separate approvals of the holders of a majority of the outstanding shares of each class of GM common stock, each voting as a separate class.

  In reviewing these matters, the GM Board also noted certain differences between the contemplated Hughes Transactions, on the one hand, and the 1996 split-off of EDS from General Motors, on the other hand. These differences included, among other things: that EDS operated in a single business segment, whereas Hughes Electronics has three principal businesses; that 100% of the tracking stock interest in that business had been issued to holders of GM Class E Common Stock, whereas GM Class H Common Stockholders have only an approximately 25% tracking stock interest in Hughes Electronics; that the GM Class E Common Stock would

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

be exchanged for EDS common stock on a share-for-share basis, whereas the Hughes Transactions contemplate changes in the respective ownership interests of each class of GM common stockholders in the three businesses of Hughes Electronics; that the entire senior management of EDS would remain with that company after the split-off, whereas certain senior management of Hughes Electronics would remain with General Motors after the transactions; that the negotiation of a long-term services contract between General Motors and EDS required that EDS maintain the confidentiality of certain financial and operating information from General Motors, whereas there is no comparable situation in the Hughes Transactions; and that, unlike the EDS transaction, Raytheon was present as an independent negotiating partner with respect to the valuation of the business being spun off in connection with the Hughes Transactions. In light of these and other differences, the GM Board considered that certain corporate governance procedures which it had employed in connection with the EDS split-off, including the use of separate management negotiating teams to represent different stockholder groups, were not appropriate or desirable in the context of the Hughes Transactions.

  As noted above, the determination of the value to be ascribed to Delco for purposes of setting the Distribution Ratio was considered by the GM Board to be an important element in determining the fairness of the Hughes Transactions. From a procedural point of view, the GM Board considered the "bottom up" manner in which Delco management prepared the Delco business plan used in such valuation, Hughes Electronics management's report that such plan was not prepared with a view to influencing the valuation of Delco in favor of either class of GM common stockholders and was deemed to be realistic and reasonably achievable, the review and approval of such plan by Hughes Electronics management, the Hughes Electronics Board and the GM President's Council and the Capital Stock Committee's approval of the use of such plan, together with the Delco/Delphi integration analysis, in the determination of the Distribution Ratio.

  In determining the fairness of the Hughes Transactions, taken as a whole, to the holders of both classes of GM common stock, the GM Board considered each of the foregoing factors. The GM Board did not formally assign weights to specific factors, but instead considered all factors together. The GM Board placed principal reliance on its conclusion that the Distribution Ratio formula and the Net Transaction Effect appropriately reflected the interests of the holders of both classes of GM common stock and that certain strategic challenges faced by each of the three principal businesses of Hughes Electronics would be addressed through the Hughes Transactions without significant potential adverse consequences for General Motors or its common stockholders. The GM Board also attributed substantial importance to its determination that a fair process had been developed and implemented for the development of the definitive terms of the Hughes Transactions. In addition, with respect to the fairness, from a financial point of view, to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders of the consideration to be provided to General Motors and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Hughes Transactions, the GM Board principally relied on the Original Merrill Lynch Fairness Opinion and the Original Salomon Brothers Fairness Opinion and the presentations by representatives of Merrill Lynch and representatives of Salomon Brothers to the GM Board. General Motors asked each financial advisor to consider whether the consideration to be provided to General Motors and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Hughes Transactions was fair from a financial point of view to both the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders (rather than asking one financial advisor to consider the fairness issues only from the perspective of the GM $1 2/3 Common Stockholders and the other financial advisor to consider the fairness issues only from the perspective of the GM Class H Common Stockholders) because, among other things, General Motors believed that such an approach corresponded to the fiduciary duties of the GM Board to the holders of both classes of GM common stock. See "--Hughes Transactions Fairness Opinions:
Merrill Lynch and Salomon Brothers" below.

  In making its determination with respect to the fairness of the Hughes Transactions, the GM Board did not specifically consider certain other factors sometimes considered in determining the value of a transaction, such as historical market prices of the GM Class H Common Stock, the net book values of the Hughes Electronics businesses and the purchase prices paid by General Motors (or its affiliates) for GM Class H Common Stock in recent open-market or negotiated transactions, because such factors were not deemed relevant measures of fair value in the context of the Hughes Transactions.

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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  In addition to and without limiting the foregoing, in determining the fairness of the definitive terms of the Hughes Transactions to the holders of both classes of GM common stock, the GM Board considered: (1) the report, presentation and recommendation of GM's executive management regarding the Hughes Transactions, including the formula for the Distribution Ratio and the Net Transaction Effect (including the determination of the Net Transaction Effect Base Amount), (2) the recommendation of Hughes Electronics' executive management regarding the Hughes Transactions, including the formula for the Distribution Ratio and the Net

Transaction Effect (including the determination of the Net Transaction Effect Base Amount), (3) the presentations by representatives of Merrill Lynch and Salomon Brothers as to the fairness, from a financial point of view, to each class of GM common stockholders of the consideration to be provided to General Motors, its subsidiaries and each class of its common stockholders in the Hughes Transactions, (4) the recommendation of the Capital Stock Committee that the GM Board approve the definitive terms of the Hughes Transactions, including the Distribution Ratio formula and the Net Transaction Effect (including the determination of the Net Transaction Effect Base Amount) and determine that the Hughes Transactions, taken as a whole, are in the best interests of General Motors and its common stockholders and are fair to the holders of both classes of GM common stock, (5) the background, oversight, deliberations and views of the Capital Stock Committee with respect to the Hughes Transactions, (6) the information previously reviewed and the prior deliberations of the GM Board concerning the Hughes Transactions and (7) the other matters reported on, considered and discussed at the September 23, 1997 Capital Stock Committee meeting and the October 6, 1997 GM Board meeting. See "--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--September 23, 1997 Capital Stock Committee Meeting" and "--October 6, 1997 GM Board Meeting" above and "--Hughes Transactions Fairness Opinions:
Merrill Lynch and Salomon Brothers" below.

  BASED ON THE FOREGOING, THE GM BOARD HAS DETERMINED THAT THE HUGHES TRANSACTIONS ARE IN THE BEST INTERESTS OF GENERAL MOTORS AND IN YOUR BEST INTERESTS AS COMMON STOCKHOLDERS OF GENERAL MOTORS. THE GM BOARD HAS ALSO DETERMINED THAT THE HUGHES TRANSACTIONS ARE FAIR TO THE HOLDERS OF BOTH CLASSES OF GM'S COMMON STOCK. THE GM BOARD HAS UNANIMOUSLY APPROVED THE HUGHES TRANSACTIONS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE HUGHES TRANSACTIONS.

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

HUGHES TRANSACTIONS FAIRNESS OPINIONS: MERRILL LYNCH AND SALOMON BROTHERS

 JANUARY PRESENTATION

  On January 16, 1997, Merrill Lynch and Salomon Brothers made a joint presentation (the "January Presentation") to the GM Board regarding the Hughes Transactions and the issues to be considered in establishing a ratio for the distribution of Class A Common Stock between the two classes of GM common stockholders that would enable each financial advisor to deliver a fairness opinion with respect to the Hughes Transactions. Merrill Lynch and Salomon Brothers each concluded that, after considering all factors it deemed appropriate, absent a material change in conditions as they existed on the date of the January Presentation, the GM Board could reasonably expect to be able to establish such a distribution ratio. A description of the January Presentation is set forth below.

  Benefits Analysis. Merrill Lynch and Salomon Brothers identified certain potential effects of the Hughes Transactions on General Motors and on the holders of each class of GM common stock, including (1) the premium represented by the value of the consideration payable in the Raytheon Merger compared with the value of Hughes Defense implied by trading prices of the common stocks of comparable public companies, which was identified as ranging from $2.70 billion to $3.70 billion; (2) the synergies and overhead savings expected by the managements of Delco and Delphi to result from the Delco/Delphi Combination (as defined below), including systems integration and cost efficiencies, which were identified as ranging from $1.15 billion to $1.65 billion; (3) the potential benefit resulting from the elimination of goodwill charges to General Motors, which was identified as ranging from $0 billion to $0.80 billion; and (4) the after-tax profit sharing and transaction fees and expenses, which were viewed as costs ranging from $0.30 billion to $0.50 billion. The net quantifiable value impact of these potential effects, as identified by Merrill Lynch and Salomon Brothers, ranged from $3.55 billion to $5.65 billion. In addition, Merrill Lynch and Salomon Brothers reviewed with the GM Board, but did not quantify, the possible impact of the Hughes Transactions on GM's credit rating, the benefits to General Motors, as an original equipment manufacturer, from the Delco/Delphi Combination, the potential stock price volatility of the New GM Class H Common Stock and the reduction of the potential tracking stock discount then affecting the GM Class H Common Stock.

  Determination of Distribution Ratio. Merrill Lynch and Salomon Brothers identified for the GM Board the issues to be considered in establishing a ratio for the distribution of Class A Common Stock between the two classes of GM common stockholders that would enable each of them to deliver to the GM Board a fairness opinion with respect to the Hughes Transactions, including (1) the valuation of Hughes Defense after taking into account the Hughes Defense Spin-Off and the Raytheon Merger, (2) the valuation of Delco, including an appropriate allocation of the net benefits of the Delco/Delphi Combination and
(3) all other aspects of the Hughes Transactions affecting the rights and derivative interests of the two classes of GM common stockholders.

 MERRILL LYNCH FAIRNESS OPINION

  On October 6, 1997, Merrill Lynch delivered to the GM Board its written opinion that, as of such date and based upon and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Hughes Transactions and the Raytheon Merger, the consideration to be provided to General Motors and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Hughes Transactions was fair from a financial point of view to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders. On November 10, 1997, Merrill Lynch delivered the Updated Merrill Lynch Fairness Opinion to the GM Board confirming the Original Merrill Lynch Fairness Opinion.

                                       78
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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  THE FULL TEXT OF THE UPDATED MERRILL LYNCH FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS INCLUDED IN APPENDIX B TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE UPDATED MERRILL LYNCH FAIRNESS OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF. YOU ARE URGED TO READ THE UPDATED MERRILL LYNCH FAIRNESS OPINION IN ITS ENTIRETY. No limitations were imposed by GM or the GM Board with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion, except that Merrill Lynch was not authorized by General Motors or the GM Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest with respect to a business combination or other extraordinary transaction involving Hughes Electronics or any of its subsidiaries or assets.

  The Original Merrill Lynch Fairness Opinion and the Updated Merrill Lynch Fairness Opinion (together, the "Merrill Lynch Fairness Opinions") were provided to the GM Board for its use and benefit and are directed only to the fairness from a financial point of view of the consideration to be provided to General Motors and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Hughes Transactions. The Merrill Lynch Fairness Opinions do not constitute a recommendation to any common stockholder of General Motors as to whether such stockholder should consent to the Hughes Transactions. The terms of the Hughes Transactions were developed by the management of General Motors and Hughes Electronics and were approved by the GM Board.

  The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Fairness Opinions, the October Presentation (as defined below) or the Merrill Lynch October Presentation (as defined below). The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

  In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of General Motors. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Original Merrill Lynch Fairness Opinion, the October Presentation and the Merrill Lynch October Presentation were among several factors taken into consideration by the GM Board in making its determination to approve the Hughes Transactions. Consequently, the Merrill Lynch analyses and the joint Merrill Lynch/Salomon Brothers analyses described below should not be viewed as determinative of the decision of the GM Board with respect to the fairness of the Hughes Transactions.

  In arriving at its opinion, Merrill Lynch, among other things: (1) reviewed GM's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, GM's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1997 and June 30, 1997 and unaudited financial information for the quarterly period ended September 30, 1997; (2) reviewed Raytheon's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, Raytheon's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1997 and June 30, 1997 and unaudited financial information for the quarterly period ended September 30, 1997; (3) reviewed Hughes Electronics' Annual Reports and related financial information

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

for the three fiscal years ended December 31, 1996; (4) reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets, liabilities and prospects of Hughes Electronics, Hughes Defense, Delco, Hughes Telecom and Raytheon furnished to Merrill Lynch by General Motors, Hughes Electronics and Raytheon, as the case may be; (5) conducted discussions with members of senior management of General Motors, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon concerning their respective businesses and prospects and their views regarding the strategic rationale for, and the financial effects on General Motors, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon of the Hughes Transactions, the combination of the operations of Delco and Delphi that is expected by GM management to be implemented subsequent to the consummation of the Hughes Transactions (the "Delco/Delphi Combination") and the Raytheon Merger; (6) reviewed certain information, including financial projections relating to the amount and timing of the revenue and cost savings synergies and related expenses expected to result from the Raytheon Merger (the "Raytheon Merger Expected Synergies"), furnished to Merrill Lynch by General Motors, Hughes Electronics, Hughes Defense and Raytheon; (7) conducted discussions with members of senior management of General Motors, Hughes Electronics, Hughes Defense and Raytheon concerning the Raytheon Merger Expected Synergies; (8) reviewed certain information, including financial projections relating to the amount and timing of the revenue and cost savings synergies and related expenses expected to result from the Delco/Delphi Combination (the "Delco/Delphi Expected Synergies"), furnished to Merrill Lynch by General Motors, Delco and Delphi;
(9) conducted discussions with members of senior management of General Motors, Delco and Delphi concerning the Delco/Delphi Expected Synergies; (10) conducted discussions with members of senior management of General Motors, Hughes Electronics and Hughes Telecom concerning recent and pending regulatory changes in the telecommunications industry, the competitive environment of the telecommunications and space industry and the need for Hughes Telecom to maintain the financial flexibility to enable Hughes Telecom to respond to competitive challenges and to avail itself of potential opportunities in such environment; (11) compared the results of operations of Hughes Defense, Delco and Raytheon with those of certain companies that Merrill Lynch deemed to be reasonably similar to Hughes Defense, Delco and Raytheon, respectively; (12) considered the pro forma effects, including accounting, profit sharing and other pro forma effects, on each of General Motors, Hughes Defense and Hughes Telecom of the Hughes Transactions and the Raytheon Merger; (13) reviewed the Raytheon Merger Agreement and exhibits thereto; (14) reviewed the Implementation Agreement; (15) reviewed the form of the Master Separation Agreement and exhibits thereto attached to the Implementation Agreement as Exhibit B; (16) reviewed the form of the GM Spin-Off Merger Agreement attached to the Implementation Agreement as Exhibit A; (17) reviewed the GM Certificate of Incorporation and the GM By-Laws; (18) reviewed this document, including the text of Article Fourth of the GM Certificate of Incorporation, as proposed to be amended in connection with the GM Spin-Off Merger, and the new GM Board policy statement regarding GM's dual-class common stock capital structure set forth herein; (19) reviewed the IRS Ruling and the request to the IRS for such ruling; and (20) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Updated Merrill Lynch Fairness Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of the assets or liabilities of General Motors, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of General Motors, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom or Raytheon. With respect to the financial projections and the analyses of the Raytheon Merger Expected Synergies and the Delco/Delphi Expected Synergies furnished to or discussed with Merrill Lynch by General Motors, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon, as the case may be, Merrill Lynch assumed that they are reasonably prepared and reflect the best currently available estimates and judgments of the managements of General Motors, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom or

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
Raytheon as to the expected future financial performance of Hughes Electronics, Hughes Defense, Delco, Hughes Telecom or Raytheon, and as to the Raytheon
Merger Expected Synergies and the Delco/Delphi Expected Synergies, as the case may be. Merrill Lynch assumed that each of the Hughes Transactions and the Raytheon Merger will be consummated in accordance with its terms. Merrill Lynch also assumed that the Hughes Transactions will have the accounting treatment set forth in this document. The Updated Merrill Lynch Fairness Opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Updated Merrill Lynch Fairness Opinion. Merrill Lynch was not authorized by General Motors or the GM Board to solicit, nor did it solicit, third-party indications of interest with respect to a business combination or other extraordinary transaction involving Hughes Electronics or any of its subsidiaries or assets. Merrill Lynch expressed no opinion as to the prices at which either the New GM Class H Common Stock or the GM $1 2/3 Common Stock will trade subsequent to the consummation of the Hughes Transactions.

  As part of its investment banking business, Merrill Lynch is engaged continually in the valuation of businesses and their securities in connection with mergers and acquisitions and strategic transactions and for other purposes. Merrill Lynch was retained by General Motors because Merrill Lynch is an internationally recognized investment banking firm, with substantial experience in complex strategic transactions, and because Merrill Lynch was familiar with General Motors (including its capital structure) and Hughes Electronics. Pursuant to an engagement letter dated November 22, 1996 (the "Merrill Lynch Engagement Letter"), General Motors agreed to pay Merrill Lynch fees of (1) $2,000,000 on the date of the Merrill Lynch Engagement Letter; (2) $3,000,000 upon the announcement of the Hughes Transactions; (3) $5,000,000 upon the approval by the GM Board of either the Hughes Defense Spin-Off or the transfer of Delco from Hughes Electronics to GM (the "Delco Transfer"); (4) $5,000,000 upon consummation of the Hughes Defense Spin-Off and (5) $5,000,000 upon consummation of the Delco Transfer. General Motors also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch's activities under the Merrill Lynch Engagement Letter, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement.

  Merrill Lynch has, in the past, provided financial advisory and financing services to General Motors and its affiliates and Raytheon and may continue to do so, and Merrill Lynch has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of the GM $1 2/3 Common Stock, the GM Class H Common Stock, the Raytheon Common Stock and other securities of General Motors and Raytheon for its own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Set forth below under "--October Presentation" and "--Merrill Lynch October Presentation" is a summary of the analyses performed by Merrill Lynch in connection with the preparation of the Original Merrill Lynch Fairness Opinion. In addition to such analyses, in connection with its preparation of the Updated Merrill Lynch Fairness Opinion, Merrill Lynch reviewed the unaudited financial information for the quarterly period ended September 30, 1997 of each of General Motors (including Hughes Electronics) and Raytheon (which information was previously unavailable), discussed current developments in the businesses of each of General Motors, Hughes Electronics and Delco with members of their respective managements and reviewed updated stock prices for the Delco Comparable Public Companies (as defined below under "--Merrill Lynch October Presentation") to confirm that no material changes had occurred since its preparation of the Original Merrill Lynch Fairness Opinion that would affect the analyses underlying the Original Merrill Lynch Fairness Opinion but did not prepare any new analyses in connection with the Updated Merrill Lynch Fairness Opinion.

 SALOMON BROTHERS FAIRNESS OPINION

  Salomon Brothers has delivered its written opinion, dated October 6, 1997, to the GM Board to the effect that, based upon and subject to the assumptions, factors and limitations set forth therein, taking into account all

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

relevant aspects of the Hughes Transactions and the Raytheon Merger, as of such date, the consideration to be provided to General Motors and its subsidiaries and to GM's common stockholders in the Hughes Transactions is fair, from a financial point of view, to the GM $1 2/3 Common Stockholders and to the GM Class H Common Stockholders (the "Original Salomon Brothers Fairness Opinion"). On November 10, 1997, Salomon Brothers delivered its written opinion to the GM Board confirming, as of such date, the Original Salomon Brothers Fairness Opinion (the "Updated Salomon Brothers Fairness Opinion").

  The Original Salomon Brothers Fairness Opinion and the Updated Salomon Brothers Fairness Opinion do not address the fairness of the Raytheon Merger, which is addressed, to the extent specified therein, in the Goldman Sachs Fairness Opinion. See "Description of the Raytheon Merger--Raytheon Merger Fairness Opinion: Goldman Sachs" below. The Original Salomon Brothers Fairness Opinion and the Updated Salomon Brothers Fairness Opinion were provided to the GM Board for its use and benefit and are directed only to the fairness from a financial point of view of the consideration to be provided to General Motors and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Hughes Transactions. The Original Salomon Brothers Fairness Opinion and the Updated Salomon Brothers Fairness Opinion do not address General Motors' underlying business decision to effect the Hughes Transactions or constitute a recommendation to any holder of GM $1 2/3 Common Stock or any holder of GM Class H Common Stock as to how such holder should vote with respect to the Hughes Transactions.

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

  This summary and the summary set forth below under "--October Presentation" and "--Salomon Brothers October Presentation" do not purport to be a complete description of the analyses performed by Salomon Brothers or of its presentations to the GM Board. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments as to the significance and relevance of the analyses and factors considered. Salomon Brothers made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Brothers believes that its analyses (and the summary set forth below) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Brothers, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Brothers and its opinion. With regard to the public company analysis and the private market analysis summarized below, Salomon Brothers selected comparable companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company or transaction utilized as a comparison is identical to Delco, any business segment of Delco or the Hughes Transactions or any component thereof. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and transactions to which Delco and the Hughes Transactions are being compared. In its analyses, Salomon Brothers made numerous assumptions with respect to General Motors, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of General Motors, Hughes

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
Defense, Delco, Delphi, Hughes Telecom and Raytheon. Any estimates contained in Salomon Brothers' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of General Motors, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon, Salomon Brothers or any other person assumes responsibility for their accuracy.

  In connection with rendering its opinion, Salomon Brothers reviewed and analyzed, among other things, (1) a draft of this document; (2) the Raytheon Merger Agreement; (3) GM Spin-Off Merger Agreement; (4) a draft version of the Master Separation Agreement; (5) certain publicly available information concerning General Motors and Hughes Electronics; (6) certain publicly available information concerning Raytheon; (7) certain internal information, primarily financial in nature, including forecasts concerning the business and operations of General Motors, Hughes Defense, Delco, Delphi, and Hughes Telecom furnished by General Motors, Hughes Defense, Delco, Delphi and Hughes Telecom for purposes of its analysis; (8) certain other internal information, primarily financial in nature, including forecasts concerning the business and operations of Raytheon furnished to Salomon Brothers by Raytheon for purposes of its analysis; (9) certain publicly available information concerning the trading of, and the trading market for, the GM $1 2/3 Common Stock, the GM Class H Common Stock and the Raytheon Common Stock; (10) the GM Certificate of Incorporation and the amendments thereto contemplated as part of the Hughes Transactions;
(11) the Policy Statement to be adopted by the GM Board with respect to General Motors' two classes of common stock upon issuance of the New GM Class H Common Stock; (12) certain publicly available information with respect to certain other companies that it believes to be comparable to each of Hughes Defense, Delco, Hughes Telecom and Raytheon and the trading markets for certain of such other companies' securities; (13) the IRS Ruling and the request for such ruling; and (14) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Brothers considered relevant to its inquiry. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Brothers also met with certain officers and employees of General Motors, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon to discuss the foregoing as well as other matters it deemed relevant.

  In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information. Salomon Brothers did not conduct or assume any responsibility for conducting a physical inspection of any of the properties or facilities of Hughes Defense, Delco, Delphi, Hughes Telecom or Raytheon, nor has it made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. With respect to projections (including estimates of projected revenue and cost synergies resulting from the Raytheon Merger and from the Delco/Delphi integration), Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the respective companies as to the respective future financial performances of such companies. Salomon Brothers expressed no view with respect to the accuracy or completeness of such projections or the assumptions on which they were based.

  Salomon Brothers assumed, based upon the advice of General Motors, that in the absence of the other Hughes Transactions (or another transaction or series of transactions resulting in the transfer of Delco from Hughes Electronics to General Motors such that the tracking stock interest in the earnings of Delco held by GM Class H Common Stockholders is reallocated to GM $1 2/3 Common Stockholders), General Motors would be unable to realize fully the anticipated benefits of the Delco/Delphi integration. Salomon Brothers also assumed that the Hughes Transactions will be consummated on the terms described, and in accordance with the timing contemplated, in this document and in accordance with all applicable laws and the provisions of the GM Certificate of Incorporation and other constituent instruments.

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  In conducting its analysis and arriving at its opinion, Salomon Brothers considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (1) the historical and current financial position and results of operations of each of Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon; (2) the business prospects of each of Hughes Defense, Delco, Delphi, Hughes Telecom, Raytheon and New Raytheon;
(3) the historical and current market for the GM $1 2/3 Common Stock, the GM Class H Common Stock, the Raytheon Common Stock and for the equity securities of certain other companies that it believes to be comparable to Hughes Defense, Delco, Delphi, Hughes Telecom, Raytheon and New Raytheon; (4) the prospective market for each of the New GM Class H Common Stock and the New Raytheon Common Stock following the Hughes Transactions; (5) the expected cost savings and other financial synergies to be realized by General Motors as a result of the Delco/Delphi integration; (6) the expected impact of the Hughes Transactions on profit sharing payments from General Motors required under collective bargaining agreements; and (7) the nature and terms of certain other transactions that Salomon Brothers believes to be relevant. Salomon Brothers took into account its assessment of general economic, market and financial conditions and its knowledge of the defense, telecommunications and automotive component industries as well as its experience in connection with similar transactions and securities valuation generally. Salomon Brothers was not requested to solicit, and accordingly did not solicit, alternative proposals with respect to the disposition of, or any other extraordinary transaction involving, any of Hughes Defense, Delco or Hughes Telecom.

  Salomon Brothers is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with restructurings, mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. General Motors selected Salomon Brothers to act as its financial advisor on the basis of Salomon Brothers' international reputation. Salomon Brothers has previously rendered certain other investment banking and financial advisory services to General Motors and its subsidiaries, including Hughes Electronics, and to Raytheon, including advice with respect to various acquisitions and capital market transactions, for which it received substantial compensation. In the ordinary course of business, Salomon Brothers may actively trade the debt and equity securities of General Motors (including its subsidiaries) and Raytheon for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to a letter agreement dated November 22, 1996 (the "Salomon Brothers Engagement Letter"), General Motors engaged Salomon Brothers to act as its financial advisor in connection with the Hughes Transactions. Pursuant to the terms of the Salomon Brothers Engagement Letter, General Motors has already paid Salomon Brothers $5 million and will be obligated to pay Salomon Brothers additional fees of $15 million in the event that the Hughes Transactions (or certain similar transactions) are completed on or before December 31, 2000. General Motors has also agreed to reimburse Salomon Brothers for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Brothers against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

  As noted above under "--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Hughes Transactions," the Original Salomon Brothers Fairness Opinion was only one of the many factors considered by the GM Board in determining to approve the Hughes Transactions. The Distribution Ratio and amount of the Class H Defense Distribution and of the $1 2/3 Defense Distribution was determined by the GM Board, in consultation with its financial advisors and other representatives, and was not established by such financial advisors.

  Set forth below under "--October Presentation" and "--Salomon Brothers October Presentation" is a summary of the analyses performed by Salomon Brothers in connection with the preparation of the Original Salomon Brothers Fairness Opinion. In connection with its preparation of the Updated Salomon Brothers Fairness Opinion, Salomon Brothers discussed current developments in the businesses of each of General Motors, Hughes Electronics and Delco with members of their respective managements and reviewed updated

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

trading levels for the Comparable Companies (as defined below under "--Salomon Brothers October Presentation") to confirm that no material changes had occurred since its preparation of the Original Salomon Brothers Fairness Opinion that would affect the analyses underlying the Original Salomon Brothers Fairness Opinion but did not prepare any new analyses in connection with the Updated Salomon Brothers Fairness Opinion.

 OCTOBER PRESENTATION

  On October 6, 1997, Merrill Lynch and Salomon Brothers made a joint presentation (the "October Presentation") to the GM Board regarding the Hughes Transactions. A description of the October Presentation is set forth below. The written presentations of Merrill Lynch and Salomon Brothers to the GM Board in January and October 1997 have been filed as exhibits to the Schedule 13E-3 which was filed with the SEC with respect to the Hughes Transactions and copies of these presentations in the forms filed with the SEC may be inspected and copied, and obtained by mail, from the SEC as set forth under "Where You Can Find More Information" in Chapter 7 and will be made available for inspection and copying at the principal executive offices of General Motors Corporation at General Motors Corporation, 100 Renaissance Center, Detroit, Michigan 48243-7301 during regular business hours by any interested common stockholder of General Motors or his or her representative who has been so designated in writing.

  Overview of Analyses. In reviewing the Hughes Transactions, Merrill Lynch and Salomon Brothers noted that, as a result thereof, the GM Class H Common Stockholders will (1) relinquish their approximately 25% tracking stock interest in Hughes Defense but will receive approximately 25% of the Class A Common Stock, which will reflect the benefits of the Hughes Defense Spin-Off and the Raytheon Merger; (2) relinquish their approximately 25% tracking stock interest in Delco (in addition to that percentage of any funding from Hughes Defense transferred by Hughes Telecom to General Motors) but will receive additional shares of Class A Common Stock to compensate them for the Net Transaction Effect and (3) will maintain an approximately 25% tracking stock interest in Hughes Telecom (which will have received approximately $3.9 to $4.0 billion in new funding) through their ownership of New GM Class H Common Stock. Merrill Lynch and Salomon Brothers also noted that, as a result of the Hughes Transactions, the GM $1 2/3 Common Stockholders will (1) relinquish their approximately 75% tracking stock interest in Hughes Defense but will receive, subject to clause (2) below, approximately 75% of the Class A Common Stock, which will reflect the benefits of the Hughes Defense Spin-Off and the Raytheon Merger; (2) acquire the approximately 25% tracking stock interest in Delco currently held by the GM Class H Common Stockholders in exchange for shares of Class A Common Stock transferred to the GM Class H Common Stockholders and (3) maintain an approximately 75% tracking stock interest in Hughes Telecom through their continued ownership of GM $1 2/3 Common Stock.

  In connection with the October Presentation, Merrill Lynch and Salomon Brothers each performed certain valuation analyses of Hughes Defense and New Raytheon, as described below. In addition, Merrill Lynch and Salomon Brothers identified for the GM Board, but did not quantify, certain effects of the Hughes Transactions and the Raytheon Merger on the GM Class H Common Stockholders which were not quantifiable, including (1) that the GM Class H Common Stockholders would own an asset-based investment in New Raytheon in lieu of a tracking stock interest in Hughes Defense and Delco, (2) that a potential tracking stock discount might be reflected in New GM Class H Common Stock, (3) that the terms of the New GM Class H Common Stock would prevent the GM Board from electing to recapitalize the New GM Class H Common Stock into GM $1 2/3 Common Stock until after December 31, 2002 and would require such a recapitalization under certain circumstances, (4) that the voting and liquidation rights of the New GM Class H Common Stock are at least as favorable as those of the GM Class H Common Stock and (5) that the GM Board had indicated it did not anticipate paying dividends initially on the New GM Class H Common Stock and that the then-current dividend policy of the GM Board was to pay dividends on the GM Class H Common Stock at an annual rate of 35% of the Available Separate Consolidated Net Income of Hughes Electronics for the prior year. Merrill Lynch and Salomon Brothers also identified for the GM Board, but did not quantify, certain effects of the Hughes Transactions and the Raytheon Merger on the GM $1 2/3 Common Stockholders which were not quantifiable,

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including (1) that the GM $1 2/3 Common Stockholders would own an asset-based investment in New Raytheon, (2) that the GM $1 2/3 Common Stockholders would own a 100% interest in the Delco/Delphi Combination, (3) that there may be indirect benefits to General Motors, as an original equipment manufacturer, of the improved products to be produced as a result of the Delco/Delphi Combination, (4) that the consummation of the Delco/Delphi Combination may facilitate a possible partial initial public offering of the combined company,
(5) that a potential tracking stock discount and potential conglomerate discount might be reflected in their approximately 75% tracking stock interest in Hughes Telecom, (6) that the terms of the New GM Class H Common Stock would prevent the GM Board from electing to recapitalize the New GM Class H Common Stock into GM $1 2/3 Common Stock until after December 31, 2002 and (7) that the voting and liquidation rights of the GM $1 2/3 Common Stockholders might be slightly diluted, when compared to their voting and liquidation rights prior to the Hughes Transactions, because of the voting and liquidation rights of the New GM Class H Common Stock. Merrill Lynch and Salomon Brothers noted that the new funding of approximately $3.9 billion to $4.0 billion to be received from Hughes Defense prior to the Hughes Defense Spin-Off, when added to current cash and ordinary-course borrowing capacity, will provide adequate funding and financial flexibility for Hughes Telecom to pursue its current business plan. With respect to GM $1 2/3 Common Stockholders, Merrill Lynch and Salomon Brothers also noted (1) that the management of General Motors expected that the Hughes Defense Spin-Off may result in an incremental profit sharing charge for 1997 of $236 million (although the gain on the Hughes Defense Spin-Off will not necessarily result in a payout to plan participants equivalent to that amount because numerous other factors may affect GM's pre-tax net income for the entire calendar year), an amount which Merrill Lynch and Salomon Brothers noted is approximately equal, on a net present value basis, to the amount by which management of General Motors expects future profit sharing payments to be reduced as a result of the elimination of Hughes Defense's net contribution to GM's income and (2) that the Hughes Transactions would result in the elimination of a $101 million annual charge to GM's net earnings for goodwill related to the acquisition of Hughes Defense.

  Hughes Defense Comparable Public Companies Analysis. Merrill Lynch performed a comparable public companies analysis pursuant to which it compared certain publicly available historical financial and operating data, estimates of future financial performance (based on First Call estimates and available equity research analyst reports) and market statistics (calculated based upon closing stock prices on September 26, 1997) of Litton Industries and Lockheed Martin, both of which are publicly traded companies that Merrill Lynch deemed to be engaged in businesses that are reasonably similar to Hughes Defense (together, the "Merrill Lynch Hughes Defense Comparable Public Companies"). Historical financial information used in connection with this analysis was as of the date of the most recent financial statements publicly available for each company.

  For each of the Merrill Lynch Hughes Defense Comparable Public Companies, Merrill Lynch calculated multiples of (1) closing stock price to estimated 1998 earnings, (2) closing stock price to adjusted estimated 1998 earnings (which eliminate from earnings the effects of amortization of intangible assets, including goodwill), (3) market capitalization (which was defined, for purposes of this analysis, as the market value of equity, plus debt minus cash ("net debt")) to estimated 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA") and (4) market capitalization to estimated 1998 EBITDA. Such analysis yielded multiples of (1) closing stock price to estimated 1998 earnings ranging from 14.6x to 15.8x, (2) closing stock price to adjusted estimated 1998 earnings ranging from 12.3x to 12.8x, (3) market capitalization to estimated 1997 EBITDA ranging from 6.1x to 7.4x and (4) market capitalization to estimated 1998 EBITDA ranging from 6.9x to 7.8x.

  Salomon Brothers performed a similar comparable companies analysis using financial information with respect to Boeing, General Dynamics, Litton Industries, Lockheed Martin and Northrop Grumman (the "Salomon Brothers Hughes Defense Comparable Companies"). Such analysis was based upon publicly available company information, in the case of historical data, and brokerage research reports reported by First Call, in the case of projected data.

  Based upon its review, Salomon Brothers established, as of September 17, 1997, for each of the Salomon Brothers Hughes Defense Comparable Companies multiples of firm value to last twelve months' ("LTM"),

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1997 estimated and 1998 estimated EBITDA and earnings before interest and taxes
("EBIT") and LTM sales revenue, and multiples of equity value to LTM, 1997 estimated and 1998 estimated earnings. The multiples obtained with respect to the Salomon Brothers Hughes Defense Comparable Companies are as follows: (1) a range of implied ratios of firm value to LTM EBITDA of 6.9x to 12.8x, with a median of 8.1x; (2) a range of implied ratios of firm value to 1997 estimated EBITDA of 7.4x to 11.4x, with a median of 7.9x; (3) a range of implied ratios of firm value to 1998 estimated EBITDA of 6.8x to 9.7x, with a median of 7.7x;
(4) a range of implied ratios of firm value to LTM EBIT of 10.8x to 18.8x, with a median of 12.5x; (5) a range of implied ratios of firm value to 1997 estimated EBIT of 8.9x to 16.2x, with a median of 11.0x; (6) a range of implied ratios of firm value to 1998 estimated EBIT of 8.5x to 11.2x, with a median of 10.3x; (7) a range of implied ratios of equity value to LTM earnings of 16.4x to 27.2x, with a median of 19.3x; (8) a range of implied ratios of equity value to 1997 estimated earnings of 14.2x to 23.5x, with a median of 17.5x; (9) a range of implied ratios of equity value to 1998 estimated earnings of 12.6x to 16.7x, with a median of 15.5x; (10) a range of implied ratios of equity value to goodwill adjusted LTM earnings of 11.4x to 25.6x, with a median of 14.4x;
(11) a range of implied ratios of equity value to goodwill adjusted 1997 estimated earnings of 9.3x to 22.3x, with a median of 13.8x; and (12) a range of implied ratios of equity value to goodwill adjusted 1998 estimated earnings of 8.6x to 16.7x, with a median of 13.0x.

  Merrill Lynch applied the multiples it derived of (1) closing stock price to estimated 1998 earnings, (2) closing stock price to adjusted estimated 1998 earnings, (3) market capitalization to estimated 1997 EBITDA and (4) market capitalization to estimated 1998 EBITDA, and Salomon Brothers applied the multiples it derived of (1) firm value to LTM EBITDA, (2) firm value to estimated 1997 EBITDA, (3) firm value to 1998 estimated EBITDA, (4) firm value to LTM EBIT, (5) firm value to 1997 estimated EBIT, (6) firm value to 1998 estimated EBIT, (7) equity value to LTM earnings, (8) equity value to 1997 estimated earnings, (9) equity value to 1998 estimated earnings, (10) equity value to goodwill adjusted LTM earnings, (11) equity value to goodwill adjusted 1997 estimated earnings and (12) equity value to goodwill adjusted 1998 estimated earnings, in each case to comparable data for Hughes Defense (which, in the case of estimates of future financial performance including assumptions regarding operations as a separate, stand-alone company, were provided to Merrill Lynch and Salomon Brothers by management of Hughes Defense). As a result thereof, Merrill Lynch and Salomon Brothers derived a range of estimated enterprise value (defined, for purposes of this analysis, as equity plus net debt) of Hughes Defense of $6.2 billion to $7.2 billion, and a range of estimated implied equity value (assuming net debt of $3.9 billion) of Hughes Defense of $2.3 billion to $3.3 billion.

  No company used in the comparable public companies analysis was identical to Hughes Defense. Accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments, based on the financial advisors' professional experience, concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  New Raytheon Pro Forma Comparable Public Companies Analysis. Merrill Lynch and Salomon Brothers performed a comparable public companies analysis in which they compared certain publicly available historical financial and operating data, estimates of future financial performance (based on First Call estimates and available equity research analyst reports) and market statistics (calculated based upon closing stock prices on September 26, 1997) of Lockheed Martin, Litton Industries and Boeing, all of which are publicly traded companies that Merrill Lynch and Salomon Brothers deemed to be reasonably similar to the businesses of New Raytheon (the "New Raytheon Comparable Public Companies"). Historical financial information used in connection with this analysis was as of the date of the most recent financial statements publicly available for each company.

  For each of the New Raytheon Comparable Public Companies and New Raytheon (using a representative stock price for Raytheon of $60 per share), Merrill Lynch and Salomon Brothers calculated multiples of (1) closing stock price to estimated 1998 earnings, (2) closing stock price to adjusted estimated 1998 earnings

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(which eliminate from earnings the effect of goodwill) and (3) market capitalization (pro forma for recent acquisitions based on publicly available information) to estimated 1998 EBITDA. Such analysis yielded multiples of (1) closing stock price to estimated 1998 earnings of 15.7x for New Raytheon, 15.8x for Lockheed Martin, 14.6x for Litton Industries and 16.3x for Boeing, (2) closing stock price to adjusted estimated 1998 earnings of 12.6x for Raytheon, 12.3x for Lockheed Martin, 12.8x for Litton Industries and 15.9x for Boeing and
(3) market capitalization to estimated 1998 EBITDA of 9.4x for New Raytheon, 7.8x for Lockheed Martin, 6.9x for Litton Industries and 8.5x for Boeing. Merrill Lynch and Salomon Brothers observed that the multiples derived for New Raytheon were consistent with those of the New Raytheon Comparable Public Companies.

  Given the variety of businesses of New Raytheon, among other things, no company used in the comparable public companies analysis was identical to New Raytheon. Accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  Comparable Transactions Analysis. Merrill Lynch and Salomon Brothers reviewed certain publicly available information regarding selected transactions (the "Selected Transactions"). The Selected Transactions comprised the business combinations involving Lockheed Martin and Northrop Grumman, Raytheon and Texas Instruments, Boeing and McDonnell Douglas, and Lockheed Martin and Loral. For each of the Selected Transactions and the Raytheon Merger, Merrill Lynch and Salomon Brothers calculated the transaction value (defined, for purposes of this analysis, as the offer price for stock or assets purchased plus assumed net debt) as a multiple of LTM EBITDA. Such analysis indicated that the transaction value as a multiple of LTM EBITDA was 10.0x for Lockheed Martin/Northrop Grumman, 9.5x for Raytheon/Texas Instruments, 10.3x for Boeing/McDonnell Douglas, 9.0x for Lockheed Martin/Loral and an implied multiple for Hughes Defense of 11.0x in the Raytheon Merger. Merrill Lynch and Salomon Brothers noted that the implied multiple of transaction value to LTM EBITDA for Hughes Defense in the Raytheon Merger compared favorably to the multiples of transaction value to LTM EBITDA for the Selected Transactions, and that the then-current transaction value for Hughes Defense of $10.1 billion (assuming a per share stock price of New Raytheon of $60) represented a 40% to 63% premium on the range of estimated enterprise values, and an 87% to 169% premium on the range of estimated implied equity values, of Hughes Defense.

 MERRILL LYNCH OCTOBER PRESENTATION

  On October 6, 1997, Merrill Lynch made a presentation (the "Merrill Lynch October Presentation") to the GM Board regarding the Hughes Transactions. A description of the Merrill Lynch October Presentation is set forth below.

  Delco Comparable Public Companies Analysis. Merrill Lynch performed a comparable public company analysis in which it compared certain publicly available historical financial and operating data, estimates of future financial performance (reflecting First Call estimates calendarized to December year-end) and market statistics (calculated based upon closing stock prices on September 26, 1997) of three categories of publicly traded companies that Merrill Lynch deemed to be reasonably similar to Delco (collectively, the "Delco Comparable Public Companies"). The first category of comparable public companies (the "Comparable Systems Suppliers") comprised Borg-Warner Automotive Inc., Dana Corp., Johnson Controls, Lear Corp., Magna International, Tower Automotive and Walbro Corp. The second category of comparable public companies (the "Comparable Non-Systems Suppliers") comprised Arvin, Breed Technologies Inc., Donnelley Corp., Dura Automotive Systems, Excel, Gentex, Hayes Wheels International Inc., Intermet Corp., MascoTech, Simpson Industries and Standard Products. The third category of comparable public companies (the "Comparable Conglomerates") comprised AlliedSignal, Eaton, ITT, Tenneco, Textron, TRW and United Technologies. Historical financial information used in connection with this analysis was as of the date of the most recent financial statements publicly available for each company.

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  For each of the Delco Comparable Public Companies, Merrill Lynch calculated multiples of (1) closing stock price to estimated 1997 earnings, (2) closing stock price to estimated 1998 earnings, (3) market capitalization to LTM EBITDA, (4) market capitalization to estimated 1997 EBITDA, (5) market capitalization to estimated 1998 EBITDA and (6) market capitalization to LTM EBIT.

  For the Comparable Systems Suppliers, such analysis yielded multiples (excluding, in each case, multiples that Merrill Lynch considered anomalies) of
(1) closing stock price to estimated 1997 earnings ranging from 12.4x to 16.1x, with a mean of 14.7x; (2) closing stock price to estimated 1998 earnings ranging from 11.1x to 14.6x, with a mean of 13.0x; (3) market capitalization to LTM EBITDA ranging from 5.0x to 7.9x, with a mean of 6.8x; (4) market capitalization to estimated 1997 EBITDA ranging from 5.4x to 7.2x, with a mean of 6.5x and (5) market capitalization to estimated 1998 EBITDA ranging from 5.3x to 6.8x, with a mean of 5.9x.

  For the Comparable Non-Systems Suppliers, such analysis yielded multiples (excluding, in each case, multiples that Merrill Lynch considered anomalies) of
(1) closing stock price to estimated 1997 earnings ranging from 10.4x to 15.6x, with a mean of 13.4x; (2) closing stock price to estimated 1998 earnings ranging from 9.3x to 14.2x, with a mean of 11.7x; (3) market capitalization to LTM EBITDA ranging from 3.7x to 7.8x, with a mean of 6.1x; (4) market capitalization to estimated 1997 EBITDA ranging from 3.7x to 8.4x, with a mean of 5.5x and (5) market capitalization to estimated 1998 EBITDA ranging from 3.5x to 7.4x, with a mean of 5.2x.

  For the Comparable Conglomerates, such analysis yielded multiples (excluding, in each case, multiples that Merrill Lynch considered anomalies) of (1) closing stock price to estimated 1997 earnings ranging from 14.2x to 15.9x, with a mean of 15.2x; (2) closing stock price to estimated 1998 earnings ranging from 12.9x to 14.5x, with a mean of 13.7x; (3) market capitalization to LTM EBITDA ranging from 5.9x to 8.3x, with a mean of 6.9x; (4) market capitalization to estimated 1997 EBITDA ranging from 5.5x to 8.3x, with a mean of 6.6x and (5) market capitalization to estimated 1998 EBITDA ranging from 5.0x to 7.6x, with a mean of 6.0x.

  Applying the multiples of (1) closing stock price to estimated 1997 earnings,
(2) closing stock price to estimated 1998 earnings, (3) market capitalization to LTM EBITDA, (4) market capitalization to estimated 1997 EBITDA and (5) market capitalization to estimated 1998 EBITDA derived for the Comparable Systems Suppliers, the Comparable Non-Systems Suppliers and the Comparable Conglomerates to comparable data for Delco (which, in the case of estimates of future financial performance, were provided to Merrill Lynch by management of Delco), Merrill Lynch derived a range of implied enterprise value of Delco (including DSO) of $4.4 billion to $5.4 billion.

  No company utilized in the comparable public companies analysis was identical to Delco. Accordingly, an analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments, based on the financial advisors' professional experience, concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  Comparable Transactions Analysis. Merrill Lynch reviewed certain publicly available information regarding selected acquisitions completed from 1994 to 1996 (the "Selected Acquisitions"). The Selected Acquisitions comprised the business combinations involving Autoliv and Morton International, Johnson Controls and Prince Corporation, Lucas Industries and Varity, Robert Bosch GmbH and AlliedSignal and Lucas Industries and Lake Center Industries.

  For each of the Selected Acquisitions Merrill Lynch calculated, to the extent information was publicly available, the transaction value as a multiple of (1) LTM sales, (2) LTM EBITDA, (3) LTM EBIT, (4) estimated sales for the twelve months following LTM ("LTM plus one"), (5) estimated LTM plus one EBITDA, (6) LTM plus one EBIT, (7) estimated sales for the twelve months following LTM plus one ("LTM plus two"), (8) LTM plus two EBITDA and (9) LTM plus two EBIT. Such analysis yielded multiples of

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
transaction value to (1) LTM sales ranging from 0.70x to 1.79x, with a mean of 1.16x, (2) LTM EBITDA ranging from 7.7x to 8.4x, with a mean of 8.1x, (3) LTM EBIT ranging from 11.0x to 15.3x, with a mean of 13.3x, (4) estimated LTM plus one sales ranging from 0.68x to 1.76x, with a mean of 1.09x, (5) estimated LTM plus one EBITDA ranging from 6.4x to 8.2x, with a mean of 7.1x, (6) LTM plus one EBIT ranging from
10.0x to 10.8x, with a mean of 10.4x, (7) estimated LTM plus two sales of 0.78x, (8) LTM plus two EBITDA of 6.1x and (9) LTM plus two EBIT of 9.0x. Based on its professional judgment and expertise, Merrill Lynch selected the following ranges of multiples, and applied such ranges to comparable data for Delco (which, in the case of estimates of future financial performance, were provided to Merrill Lynch by management of Delco): transaction value as a multiple of (1) LTM EBITDA ranging from 7.5x to 8.5x, (2) LTM plus one EBITDA ranging from 6.5x to 8.0x, (3) LTM plus one EBIT ranging from 10.0x to 11.0x and (4) LTM sales ranging from 0.8x to 1.4x.

  Merrill Lynch also reviewed certain publicly available information regarding 84 OEM supplier acquisitions completed from February 1994 to September 1997 (the "OEM Supplier Acquisitions"). For each of the OEM Supplier Acquisitions, Merrill Lynch calculated, to the extent information was publicly available, (1) the offer value as a multiple of (x) LTM net income and (y) last fiscal quarter ("LFQ") equity and (2) the transaction value (which was defined, for purposes of this analysis, as the offer value plus preferred equity at liquidation value, short-term debt, long-term debt and minority interest, less cash and marketable securities and exercisable options proceeds) as a multiple of (x) LTM EBITDA, (y) LTM EBIT and
(z) LTM sales. Such analysis yielded mean and median multiples (excluding, in each case, multiples that Merrill Lynch considered anomalies) of (1) offer value to (x) LTM net income of 16.0x and 16.2x, respectively, and (y) LFQ equity of 3.17x and 2.51x, respectively, and (2) transaction value to (x) LTM EBITDA of 7.31x and 7.14x, respectively; (y) LTM EBIT of 11.3x and 11.0x, respectively, and (z) LTM sales of 0.79x and 0.74x, respectively. Based on its professional judgment and expertise, Merrill Lynch selected the following ranges of multiples, and applied such ranges to comparable data for Delco (which, in the case of estimates of future financial performance, were provided to Merrill Lynch by management of Delco): transaction value as a multiple of
(1) LTM EBITDA ranging from 6.5x to 8.0x, (2) LTM EBIT ranging from 10.0x to 12.0x and (3) LTM sales ranging from 0.6x to 1.0x.

  Based on these analyses, and using comparable data for Delco (which, in the case of estimates of future financial performance, were provided to Merrill Lynch by management of Delco), Merrill Lynch derived an implied enterprise value range of Delco (including DSO) of $5.6 billion to $6.6 billion.

  Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of Delco (1) on a stand-alone basis, based upon estimates of projected financial performance prepared by the management of Delco (the "Stand-Alone Case"), (2) on a stand-alone basis, based upon estimates of projected financial performance which include certain benefits of the Delco/Delphi Combination, prepared by the managements of Delco and Delphi (the "Competitive Case") and
(3) on a stand-alone basis, based upon estimates of projected financial performance which include full benefits of the Delco/Delphi Combination prepared by the managements of Delco and Delphi (the "Delco/Delphi Combination Case"). Using these projections, Merrill Lynch calculated ranges of total enterprise value for Delco and, in so doing, utilized (1) terminal multiples of fiscal year 2007 EBITDA of 5.0x to 6.5x for the Stand-Alone Case, and 6.0x to 7.5x for each of the Competitive Case and the Delco/Delphi Combination Case and
(2) discount rates, reflecting Delco's weighted average cost of capital, ranging from 10% to 12%. The analysis yielded total enterprise values for Delco (including DSO) of (1) $3.6 billion to $4.7 billion, based upon the Stand-Alone Case, (2) $4.6 billion to $6.0 billion, based upon the Competitive Case and (3) $5.3 billion to $7.0 billion, based upon the Delco/Delphi Combination Case. Merrill Lynch advised the GM Board that its discounted cash flow analysis of each case was an appropriate and relevant method of financial analysis for the GM Board's consideration.

  Merrill Lynch performed a sensitivity analysis of the Stand-Alone Case assuming a lower annual growth rate for non-GM NAO revenues from 1998 to 2007, fixed structural costs through 2001 and constant operating margins from 2003 to 2007, and calculated ranges of implied enterprise value of Delco utilizing terminal

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
multiples of fiscal year 2007 EBITDA of 5.0x to 6.5x and discount rates ranging from 10% to 12%. Such analysis resulted in a decrease in the implied enterprise value of Delco of $500 million to $700 million. Merrill Lynch also performed a sensitivity analysis of the Stand-Alone Case assuming a reduction in GM NAO vehicle volume in 1999, 2000 and 2001, and fixed structural costs through 2001, and calculated ranges of implied enterprise value of Delco utilizing terminal multiples of fiscal year 2007 EBITDA of 5.0x to 6.5x and discount rates ranging from 10% to 12%. Such analysis resulted in a decrease in the implied enterprise value of Delco of $200 million.

  Merrill Lynch also performed a sensitivity analysis of the Competitive Case assuming an increase in per vehicle savings and calculated ranges of implied enterprise value of Delco utilizing terminal multiples of fiscal year 2007 EBITDA of 6.0x to 7.5x and discount rates ranging from 10% to 12%. Such analysis resulted in an increase in the implied enterprise value of Delco of $100 million.

  Analysis of Other Factors Impacting Net Transaction Effect Base Amount. Merrill Lynch identified for the GM Board, but did not quantify, certain effects of the Hughes Transactions and the Raytheon Merger on the GM Class H Stockholders which were not quantifiable, including (1) that there would be a potential positive impact of (a) owning an asset-based investment in New Raytheon in lieu of a tracking stock interest in Hughes Defense and Delco, due to the elimination of any potential tracking stock discount, (b) owning New GM Class H Common Stock which will be a more focused tracking stock investment than GM Class H Common Stock, thereby reducing any potential conglomerate discount and (c) the terms of the New GM Class H Common Stock that prevent the GM Board from electing to recapitalize the New GM Class H Common Stock into GM $1 2/3 Common Stock until after December 31, 2002; (2) that there would be a potential neutral impact of (a) the potential stock price volatility of the New GM Class H Common Stock and (b) the dividend rights of the New GM Class H Common Stock as compared to the GM Class H Common Stock; and (3) that there would be a potential negative impact of the Hughes Transactions not resulting in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio. Merrill Lynch also identified for the GM Board, but did not quantify, certain effects of the Hughes Transactions and the Raytheon Merger on the GM $1 2/3 Common Stockholders which were not quantifiable, including (1) that there would be a potential positive impact of (a) owning a conventional common stock interest in New Raytheon in lieu of a tracking stock interest in Hughes Defense, due to the elimination of any potential tracking stock discount, (b) General Motors, as an original equipment manufacturer, receiving full benefits of the Delco/Delphi Combination and (c) the elimination of a charge to GM's earnings for goodwill related to the acquisition of Hughes Defense; and (2) that there would be a potential negative impact of the terms of the New GM Class H Common Stock that prevent the GM Board from electing to recapitalize the New GM Class H Common Stock into GM $1 2/3 Common Stock until after December 31, 2002. Merrill Lynch also identified for the GM Board, but did not quantify, certain effects of the Hughes Transactions and the Raytheon Merger on the GM $1 2/3 Common Stockholders, including the potential neutral impact of (1) any effects on GM's credit ratings and (2) any impact on profit sharing costs.

  Analysis of Net Transaction Effect Base Amount. Using the ranges of implied enterprise values of Delco (including DSO) identified above, Merrill Lynch calculated ranges of implied values of a 25% interest in Delco and compared such ranges to $1.625 billion, which was assumed to be the Net Transaction Effect Base Amount.

 SALOMON BROTHERS OCTOBER PRESENTATION

  On October 6, 1997, Salomon Brothers made a presentation (the "Salomon Brothers Presentation") to the GM Board regarding the Hughes Transactions. The following is a description of the Salomon Brothers Presentation and certain of the financial analyses used by Salomon Brothers (in addition to those analyses described above under "--October Presentation") in connection with providing the Original Salomon Brothers Fairness Opinion.


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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  Summary of Analyses. Salomon Brothers considered the financial impact on the GM $1 2/3 Common Stockholders and GM Class H Common Stockholders of the allocation of Class A Common Stock between GM $1 2/3 Common Stockholders and GM Class H Common Stockholders based upon the Net Transaction Effect (representing compensation to the GM Class H Common Stockholders for relinquishing their tracking stock interest in Delco and for other factors affecting their interests, as determined by the GM Board, and the value of any additional shares of Class A Common Stock to be distributed to the GM Class H Stockholders in the event that any of the cash borrowed by Hughes Defense prior to the Hughes Defense Spin-Off is distributed to General Motors). Salomon Brothers performed a number of analyses with respect to the value of Delco, both on a base case basis and after giving effect to management's estimates of the value of the net benefits of the Delco/Delphi integration. In its analyses, Salomon Brothers took into account an agreed value of approximately $97 million attributed to Delco Systems Operations in connection with the agreement to transfer the Delco Systems Operations business to General Motors in connection with the Hughes Reorganization. Salomon Brothers compared the results of these valuation analyses with the total value of Delco implied by the Net Transaction Effect Base Amount. Salomon Brothers also noted that the Delco/Delphi integration pursuant to the Hughes Transactions could facilitate a future offering of some form of equity stock relating to the combined business of Delco and Delphi, but did not ascribe any value thereto.

  Discounted Cash Flow Analysis--Base Case. Using a discounted cash flow ("DCF") methodology, Salomon Brothers valued Delco by estimating the present value of future free cash flows available to debt and equity holders if Delco were to perform on a stand-alone basis in accordance with management forecasts through 2007 (without giving effect to any operating or other efficiencies arising from the Delco/Delphi integration). Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. Salomon Brothers aggregated the present value (utilizing discount rates ranging from 10.5% to 12.5%) of the free cash flow with the present value of the range of terminal values described below. The range of terminal values was calculated by applying multiples ranging from 5.5x to 7.5x to Delco's earnings before interest, taxes, depreciation and amortization ("EBITDA"). This range of terminal values represented Delco's value beyond 2007. The DCF analysis resulted in a firm value range for Delco of approximately $3.7 billion to $5.0 billion. In particular, Salomon Brothers focused on the results obtained by utilizing discount rates ranging from 11% to 12% and multiples ranging from 6.0x to 7.0x, which resulted in a firm value range for approximately $4.0 to $4.6 billion.

  Discounted Cash Flow Analysis--Synergies. Starting with the firm value range of approximately $4.0 to $4.6 billion resulting from the base DCF analysis described above, Salomon Brothers determined a range of firm values for Delco after taking into account the Delco profit improvement, administrative cost savings and Delphi profit improvement expected to result from the Delco/Delphi integration (collectively, the "Synergies"). Salomon Brothers' analysis was based on a weighted average cost of capital of 11% to 12%, terminal EBITDA multiples of 6.0x to 7.0x for the Delco and Delphi profit improvement, and no growth in administrative cost savings. This analysis resulted in a value range for the assumed Synergies of approximately $1.36 to $1.75 billion and a range of Delco valuations, including such assumed Synergies, of approximately $5.4 billion to $6.4 billion.

  Public Company Analysis. Salomon Brothers compared selected financial data of Delco with certain financial data from publicly traded companies that participate in the automotive components business. The comparison group consisted of: Arvin Industries, Inc.; Dana Corporation; Eaton Corporation; Harman International Industries, Inc.; ITT Industries Inc.; Johnson Controls Inc.; Lear Corporation; Magna International Inc.; Simpson Industries, Inc.; and Superior Industries International, Inc. (the "Comparable Companies").

  Based upon its review of certain publicly available information, Salomon Brothers established, as of September 26, 1997, for each of the Comparable Companies multiples of firm value to LTM, 1997 estimated and 1998 estimated EBITDA and EBIT, and multiples of equity value to LTM, 1997 estimated and 1998 estimated earnings. The multiples obtained by Salomon Brothers with respect to the Comparable Companies were as follows: (1) a range of implied ratios of firm value to LTM EBITDA of 5.4x to 9.0x, with a median of

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6.9x; (2) a range of implied ratios of firm value to 1997 estimated EBITDA of
5.9x to 8.8x, with a median of 6.6x; (3) a range of implied ratios of firm value to 1998 estimated EBITDA of 5.2x to 7.8x, with a median of 5.7x; (4) a range of implied ratios of firm value to LTM EBIT of 8.3x to 14.0x, with a median of 10.2x; (5) a range of implied ratios of firm value to 1997 estimated EBIT of 8.7x to 12.8x, with a median of 9.7x; (6) a range of implied ratios of firm value to 1998 estimated EBIT of 7.4x to 11.1x, with a median of 8.1x; (7) a range of implied ratios of equity value to LTM earnings of 10.5x to 20.3x, with a median of 16.7x; (8) a range of implied ratios of equity value to 1997 estimated earnings of 14.2x to 17.1x, with a median of 15.5x; and (9) a range of implied ratios of equity value to 1998 estimated earnings of 10.5x to 14.6x, with a median of 13.0x. Applying these multiples of firm value to LTM, 1997 estimated and 1998 estimated EBITDA and EBIT and of equity value to LTM, 1997 estimated and 1998 estimated earnings to the financial results (actual and estimated) of Delco, Salomon Brothers obtained a reference range for the firm value of Delco of $4.9 billion to $5.7 billion.

  For purposes of comparison, Salomon Brothers then obtained ratios of the $6.5 billion firm value of Delco (corresponding to the Net Transaction Effect Base Amount established by the GM Board, both including and excluding $1.6 billion of expected Synergies) to EBITDA and EBIT as follows: (1) firm value to LTM EBITDA of 8.2x for Delco with Synergies and 6.2x without Synergies; (2) firm value to 1997 estimated EBITDA of 8.5x for Delco with Synergies and 6.4x without Synergies; (3) firm value to 1998 estimated EBITDA of 7.7x for Delco with Synergies and 5.9x without Synergies; (4) firm value to LTM EBIT of 11.1x for Delco with Synergies and 8.4x without Synergies; (5) firm value to 1997 estimated EBIT of 11.9x for Delco with Synergies and 9.0x without Synergies; and (6) implied ratios of firm value to 1998 estimated EBIT of 11.0x for Delco with Synergies and 8.4x without Synergies. In addition, Salomon Brothers established ranges of ratios of equity value to earnings based upon both a $5.0 billion equity valuation derived from the Net Transaction Effect Base Amount established by the GM Board (assuming approximately $1.5 billion of debt, a 7% interest rate and a 38% tax rate in order to make Delco's financial results more comparable to those of other automotive component companies) and a $3.4 billion equity valuation (after excluding $1.6 billion to reflect the mid-point of the implied value of the Delco business without the expected Synergies): (1) equity value to LTM earnings of 16.8x for Delco with Synergies and 11.4x without Synergies; (2) equity value to 1997 estimated earnings of 18.3x for Delco with Synergies and 12.5x without Synergies; and (3) equity value to 1998 estimated earnings of 16.4x for Delco with Synergies and 11.2x without Synergies. Salomon Brothers observed that the ratios implied by the Net Transaction Effect Base Amount generally were consistent with the ratios obtained with respect to the Comparable Companies.

  Private Market Analysis. Salomon Brothers reviewed publicly available information regarding 37 selected transactions in the automotive components industry between December 1995 and September 1997 and focusing in particular on four transactions over $1 billion. These four automotive component industry transactions in excess of $1 billion and the dates such transactions were announced are as follows: Johnson Controls Inc.'s acquisition of Prince Holding Corporation (July 1996); Lucas Industries Inc.'s acquisition of Varity Corporation (May 1996); Robert Bosch GmbH's acquisition of the brake business of AlliedSignal Inc. (February 1996); and Tomkins PLC's acquisition of The Gates Rubber Company (December 1995) (the "Comparable Transactions"). Based upon its review of certain publicly available information, Salomon Brothers established, as of September 26, 1997, for each of the Comparable Transactions multiples of firm value to LTM, 1997 estimated and 1998 estimated EBITDA and EBIT, and multiples of equity value to LTM, 1997 estimated and 1998 estimated earnings, from which Salomon Brothers established the following reference ranges: (1) a range of implied ratios of firm value to LTM EBITDA of 8.5x to 9.5x; (2) a range of implied ratios of firm value to 1997 estimated EBITDA of 7.0x to 8.0x; (3) a range of implied ratios of firm value to 1998 estimated EBITDA of 6.5x to 7.5x; (4) a range of implied ratios of firm value to LTM EBIT of 13.5x to 14.5x; (5) a range of implied ratios of firm value to 1997 estimated EBIT of 11.0x to 13.0x; (6) a range of implied ratios of firm value to 1998 estimated EBIT of 8.5x to 10.5x; (7) a range of implied ratios of equity value to LTM earnings of 18.0x to 20.0x; (8) a range of implied ratios of equity value to 1997 estimated earnings of 13.5x to 15.5x; and (9) a range of implied ratios of equity value to 1998 estimated earnings of 12.5x to 15.0x. Applying these multiples of firm value to LTM, 1997 estimated and 1998 estimated EBITDA and EBIT and of equity value to

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LTM, 1997 estimated and 1998 estimated earnings to the financial results
(actual and estimated) of Delco, Salomon Brothers obtained a reference range for the firm value of Delco of $5.4 billion to $6.4 billion. Salomon Brothers also noted that the ratios implied by the Net Transaction Effect Base Amount generally were consistent with the ratios obtained with respect to the Comparable Transactions.

  Other Valuation Metrics. Salomon Brothers determined a range of Delco implied firm value of approximately $5.9 billion to $7.0 billion by applying a 30% minority interest premium (representing Salomon Brothers' judgment of the middle of the range of average premiums paid to stock prices one month prior to announcement, based on a Salomon Brothers study of minority interest purchase transactions since 1984) to the public trading equity value of approximately $3.4 billion to $4.2 billion, which was derived from the public market valuation described above by subtracting $1.5 billion of assumed net debt in order to make Delco's financial results more comparable to those of other automotive component companies. Salomon Brothers also determined a range of Delco implied firm value of approximately $6.1 billion to $7.2 billion by applying a 35% merger premium (representing Salomon Brothers' judgment of the middle of the range of premiums paid in merger transactions involving public automotive component companies) to the public market trading equity value of approximately $3.4 billion to $4.2 billion, which was derived from the public market valuation described above by subtracting $1.5 billion of assumed net debt. In addition, Salomon Brothers calculated the mean of low and high estimates of Delco's firm value as determined by selected Wall Street analysts, which resulted in a range of $5.6 billion to $6.6 billion. Salomon Brothers used the estimates of the following Wall Street analysts in calculating this range of firm value: Roger R. Threlfall (J.P. Morgan Securities), Kenneth M. Leon (ABN AMRO Chicago), von Rumohr/Wood/Staehly (Cowen & Co.), Paul H. Nisbet (JSA Research, Inc.), J. Modzelewski (PaineWebber, Inc.) and Dennis H. Leibowitz (Donaldson, Lufkin & Jenrette).

  Premium to GM Class H Common Stockholders and IRR to GM $1 2/3 Common Stockholders. Salomon Brothers analyzed the premium to GM Class H Common Stockholders represented by the Delco implied firm value of $6.5 billion and implied equity value of $5.0 billion (assuming $1.5 billion of pro forma net debt was assumed in order to make Delco's financial results more comparable to those of other automotive component companies) and internal rate of return ("IRR") to GM $1 2/3 Common Stockholders based upon the Net Transaction Effect Base Amount. Salomon Brothers computed that the $6.5 billion implied firm value and $5.0 billion implied equity value represented an implied firm value premium of 62%, 50% or 40% and an implied equity premium of 98%, 77% and 59% to low, middle and high base DCF firm values (without Synergies) of $4.0 billion, $4.3 billion and $4.6 billion, respectively. Salomon Brothers also computed that the $6.5 billion implied firm value and $5.0 billion implied equity value represented an implied firm value premium of 33%, 23% or 14% and an implied equity premium of 47%, 32% and 19% to low, middle and high estimated public market firm values (without Synergies) of $4.9 billion, $5.3 billion and $5.7 billion, respectively. Salomon Brothers computed low, middle and high implied IRR to GM $1 2/3 Common Stockholders of 16.7%, 17.6% and 18.4% on an investment in Delco in the amount of the Net Transaction Effect Base Amount, assuming low, middle and high values for a 25.6% interest in Delco (representing the Class H Fraction as of September 30,
1997), before Synergies, of $1.03, $1.11 and $1.19 billion, respectively, and low, middle and high values of 100% of the Synergies of $1.36, $1.56 and $1.75 billion, respectively.

REQUISITE STOCKHOLDER APPROVAL OF THE HUGHES TRANSACTIONS

  In order to consummate the Hughes Transactions, General Motors must obtain the consent of the holders of:

 . a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class; and

 . a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class.

If General Motors obtains both of these approvals, General Motors will also have obtained, as required by applicable law, the approval of a majority of the voting power of all outstanding shares of both classes of GM common stock, voting together as a single class based on their respective per share power pursuant to the provisions set forth in the GM Certificate of Incorporation. We sometimes refer in this document to these

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
approvals collectively as the "Requisite Stockholder Approval." See
"Description of the Hughes Transactions--Stockholder Approval of the Hughes Transactions" below and "Solicitation of Written Consent of GM's Common Stockholders" in Chapter 7.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO CERTAIN OF THE HUGHES TRANSACTIONS

  The following discussion is a general summary of the material U.S. federal income tax consequences of certain of the Hughes Transactions. This discussion does not address all aspects of U.S. federal income taxation that might be relevant to you in light of your status or personal investment circumstances; nor does it discuss the consequences to those of you who are subject to special treatment under the U.S. federal income tax laws, such as non-U.S. persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, or taxpayers who will hold GM $1 2/3 Common Stock, New GM Class H Common Stock or Class A Common Stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the U.S. dollar. In addition, this discussion does not address the tax consequences to holders of options in respect of GM common stock or other persons who have received their GM common stock as compensation. Also, this discussion does not address the tax consequences of the Hughes Transactions under U.S. state or local and non-U.S. tax laws. Furthermore, the following discussion does not cover the tax consequences of every transaction included in the Hughes Transactions or the Raytheon Merger. We assume for purposes of this discussion that the GM common stock you now hold, and the Class A Common Stock to be distributed to you in the Hughes Defense Spin-Off, will be held by you as a capital asset on the date of the Hughes Defense Spin-Off.

  This discussion is based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto and current rulings and administrative practice of the IRS, in each case as in effect as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect.
Any such change could alter the tax consequences to General Motors or you as its common stockholders as described directly below.

  YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE HUGHES TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS. For a description of certain U.S. federal income tax considerations relating to the Raytheon Merger, see "--Certain U.S. Federal Income Tax Considerations Relating to the Raytheon Merger" below.

 HUGHES DEFENSE SPIN-OFF

  The following discussion summarizes those U.S. federal income tax considerations resulting from the Hughes Defense Spin-Off that materially affect General Motors and you (its common stockholders).

  General Motors has received the IRS Ruling, which holds, among other things, that the Hughes Defense Spin-Off will be treated as a reorganization under
Section 368(a) of the Code and as a tax-free distribution under Section 355 of the Code. Based on the foregoing IRS Ruling, for U.S. federal income tax purposes:

 . no gain or loss will be recognized by General Motors upon the distribution of the Class A Common Stock to you (as part of the Hughes Defense Spin-
   Off);

 . no gain or loss will be recognized by you (and no amount will otherwise be included in your income) upon your receipt of the Class A Common Stock (as part of the Hughes Defense Spin-Off);

 . the tax basis in the Class A Common Stock which you will receive will be determined by allocating your existing tax basis in your GM common stock immediately before the Hughes Defense Spin-Off between your Class A Common Stock and GM common stock immediately after the consummation of the Hughes Defense Spin-Off, based on the stocks' relative fair market values immediately after such consummation; and

 . the holding period of the Class A Common Stock which you will receive will include the holding period of your GM common stock upon which such Class A Common Stock will have been distributed.


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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
  The IRS Ruling also holds that General Motors will not recognize any gain or loss as a result of certain transactions included in the Hughes Reorganization that are generally preparatory to the Hughes Defense Spin-Off, such as the transfer of Delco from Hughes Electronics to General Motors and the Hughes Telecom Spin-Off.

  The IRS Ruling does not specifically address how tax bases and holding periods should be allocated among shares of Class A Common Stock received in the Hughes Defense Spin-Off by stockholders who own two or more blocks of either the GM Class H Common Stock or the GM $1 2/3 Common Stock (or both) with different per share bases and/or holding periods. If you fall into this category of stockholders, you are encouraged to consult with your own tax advisor regarding the possible tax basis and holding period consequences of the Hughes Defense Spin-Off.

  The IRS Ruling, while generally binding on the IRS, is based upon certain factual representations and assumptions described in the IRS Ruling. If any such factual representations or assumptions are incorrect or untrue in any material respect, the IRS Ruling may be invalidated. We are not aware of any facts or circumstances which would cause any such representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if the Hughes Defense Spin-Off were held to be taxable, both General Motors and holders of GM common stock potentially would incur material tax liabilities.

  Current Treasury Regulations require each GM common stockholder who receives Class A Common Stock pursuant to the Hughes Defense Spin-Off to attach to such stockholder's federal income tax return for the year in which the Hughes Defense Spin-Off occurs a statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Hughes Defense Spin-Off. We will provide such information to you after the consummation of the Hughes Transactions and the Raytheon Merger so that you can comply with these regulations.

 TAX-FREE STATUS OF THE EDS SPLIT-OFF

  The IRS Ruling also holds that the consummation of the transactions contemplated by the Spin-Off Merger Agreement and the consummation of the Raytheon Merger will not adversely affect the tax-free status of the EDS Split-Off. We sometimes refer in this document to this component of the IRS Ruling as the "IRS Supplemental Ruling." As described below under "Description of the Hughes Transactions--GM Spin-Off Merger Agreement," the absence of any notification from the IRS that the IRS Supplemental Ruling has been withdrawn, invalidated or modified is a condition to GM's obligation to consummate the GM Spin-Off Merger. As of the date of this document, this condition to the GM Spin-Off Merger has been satisfied.

 CERTAIN LEGISLATION

  On August 5, 1997, President Clinton signed legislation that, under certain circumstances, causes a corporation to recognize gain on the distribution of the stock of a subsidiary in a spin-off transaction. This legislation will not apply to the Hughes Defense Spin-Off and the Hughes Telecom Spin-Off under the transition provisions enacted as part of this legislation, provided that these transactions occur as described in this document.

  If the Hughes Transactions are not consummated, any future transactions involving Hughes Defense, if structured in a manner similar to the Hughes Transactions, would be subject to this legislation and thus would cause General Motors to recognize taxable gain for U.S. income tax purposes if consummated. While there may be other transactions involving Hughes Defense that potentially could be effected without generating taxable gain to General Motors or its stockholders (such as, among other things, a spin-off of Hughes Defense in the absence of a pre-arranged merger of Hughes Defense with a third party), there can be no assurance that any such alternative transaction (or transactions) would address Hughes Defense's strategic challenges, would be proposed or, if proposed, consummated.

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

 RECAPITALIZATION AND CONVERSION OF GM CLASS H COMMON STOCK

  The following discussion summarizes those U.S. federal income tax considerations that materially affect General Motors and you as its stockholders resulting from the recapitalization and conversion of each issued and outstanding share of GM Class H Common Stock into one share of New GM Class H Common Stock and the right to receive a distribution of Class A Common Stock in accordance with the Distribution Ratio. For a description of the GM Recapitalization, see "Description of the Hughes Transactions--GM Spin-Off Merger Agreement--Recapitalization and Conversion of GM Class H Common Stock" below.

  The GM Spin-Off Merger is conditioned on the receipt by General Motors of an opinion of GM's outside tax counsel, Kirkland & Ellis, to the effect that (1) the recapitalization of GM Class H Common Stock into New GM Class H Common Stock will be tax-free to General Motors and the GM Class H Common Stockholders and (2) each of GM Class H Common Stock and New GM Class H Common Stock is stock of General Motors for U.S. federal income tax purposes.

  Based on the foregoing opinion of counsel, for U.S. federal income tax purposes:

  . no gain or loss will be recognized by General Motors upon the issuance of New GM Class H Common Stock in exchange for GM Class H Common Stock as part of the Hughes Defense Spin-Off;

  . no gain or loss will be recognized by you (and no amount will otherwise be included in your income) upon your receipt of the New GM Class H Common Stock in exchange for GM Class H Common Stock as part of the Hughes Defense Spin-Off;

  . the tax basis in the New GM Class H Common Stock which you will receive will be equal to your existing tax basis in your GM Class H Common Stock immediately before the Hughes Defense Spin-Off, but reduced by the amount of such existing tax basis which is allocated to the Class A Common Stock which you receive in the Hughes Defense Spin-Off; and

  . the holding period of the New GM Class H Common Stock which you will receive will include the holding period of your GM Class H Common Stock.

  General Motors expects to receive the GM Recapitalization Opinion from Kirkland & Ellis described above prior to the GM Spin-Off Merger Effective Time. Although the condition regarding receipt of the opinion described above is waivable by General Motors, General Motors does not intend to waive such condition to consummation of the GM Spin-Off Merger.

  The GM Recapitalization Opinion is subject to certain limitations and qualifications described therein, and will be based on current law and upon certain factual representations and assumptions described therein, which if incorrect or untrue in any material respect would jeopardize the conclusions reached by counsel in the GM Recapitalization Opinion. We are not aware of any facts or circumstances which would cause any such representations or assumptions to be incorrect or untrue in any material respect. General Motors has not requested a letter ruling from the IRS regarding the GM Recapitalization. The GM Recapitalization Opinion neither binds the IRS or the courts, nor precludes the IRS from adopting a contrary position. If the GM Recapitalization were held to be taxable, both General Motors and holders of GM Class H Common Stock potentially would incur material tax liabilities. In addition, the IRS Ruling relating to the Hughes Defense Spin-Off is based in part on a representation that the GM Recapitalization qualifies as a tax-free reorganization for U.S. federal income tax purposes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE RAYTHEON MERGER

 GENERAL

  The following discussion is a general summary of the material U.S. federal income tax consequences of the Raytheon Merger. This discussion is based upon the Code, regulations proposed or promulgated thereunder,

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
judicial precedent relating thereto and current rulings and administrative practice of the IRS, in each case as in effect as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences to General Motors, Hughes Defense or you as a stockholder of these corporations as described directly below. We assume for purposes of this discussion that the Class A Common Stock to be distributed to you in the Hughes Defense Spin-Off will be held by you as a capital asset on the date of the Raytheon Merger. This discussion does not address all aspects of U.S. federal income taxation that might be relevant to you in light of your status or personal investment circumstances; nor does it discuss the consequences to those of you who are subject to special treatment under the U.S. federal income tax laws, such as non-U.S. persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, or taxpayers who will hold Class A Common Stock as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the U.S. dollar. In addition, this discussion does not address the tax consequences to holders of options in respect of GM Class H Common Stock or other persons who have received their GM common stock as compensation.

  YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE RAYTHEON MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

  We intend that the Raytheon Merger qualify as a reorganization under Section 368(a) of the Code. It is a condition to Hughes Defense's obligation to consummate the Raytheon Merger that Hughes Defense receive an opinion from its outside tax counsel, Weil, Gotshal & Manges LLP, to the effect that the Raytheon Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Raytheon's obligation to consummate the Raytheon Merger that Raytheon receive an opinion from its outside tax counsel, Wachtell, Lipton, Rosen & Katz, to the same effect.

  Based on the foregoing opinion of counsel to Hughes Defense, for U.S. federal income tax purposes:
 . no gain or loss will be recognized by Hughes Defense or Raytheon as a result of the Raytheon Merger;
 . no gain or loss will be recognized by you (and no amount will otherwise be included in your income) as a result of the Raytheon Merger (other than with respect to cash received instead of fractional shares of Class A
   Common Stock, as discussed below); and
 . neither the tax basis nor the holding period of your Class A Common Stock will be affected as a result of the Raytheon Merger.

  In rendering the Raytheon Merger Opinions, counsel to each of Hughes Defense and Raytheon will rely upon certain assumptions and certain representations made by Hughes Defense and Raytheon, and such opinions are subject to certain limitations and qualifications set forth therein. We are not aware of any facts or circumstances which would cause any such representations or assumptions to be incorrect or untrue in any material respect. The Raytheon Merger Opinions neither bind the IRS or the courts, nor preclude the IRS from adopting a contrary position. If the Raytheon Merger were held to be taxable, Raytheon, its stockholders and Hughes Defense potentially would incur material tax liabilities. In addition, the IRS Ruling relating to the Hughes Defense Spin-Off is based in part on a representation that the Raytheon Merger qualifies as a tax-free reorganization for U.S. federal income tax purposes.

  Hughes Defense and Raytheon expect to receive their respective Raytheon Merger Opinions as described above prior to the Raytheon Merger Effective Time. Although the Hughes Defense condition regarding receipt of its Raytheon Merger Opinion above is waivable by Hughes Defense, Hughes Defense does not currently intend to waive such condition to consummation of the Raytheon Merger.

 RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES

  Fractional shares of Class A Common Stock will be distributed to GM's common stockholders in the Hughes Defense Spin-Off. However, all fractional shares so distributed will be converted into an equivalent number of fractional shares of Class B Common Stock in the Raytheon Merger, and these fractional shares will then be aggregated and sold by the Raytheon Merger Exchange Agent and the proceeds will be distributed to the owners of such fractional shares.

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  Cash received by a holder of GM common stock in lieu of a fractional share interest will be treated as having been received in exchange for such fractional share interest, and gain or loss will be recognized for U.S. federal income tax purposes. This gain or loss will be measured by the difference between the amount of cash received and the portion of such GM common stockholder's tax basis allocable to such fractional share interest. Such gain or loss will generally be treated as capital gain or loss. For taxpayers who are individuals, if their fractional share interest has a holding period for U.S. federal income tax purposes of more than one year but not more than 18 months, any gain will generally be subject to a maximum rate of 28%; if their interest has a holding period of more than 18 months, any gain will generally be subject to a maximum rate of 20%. In general, a person's holding period for a fractional share interest will include the period during which such person held the GM common stock with respect to which the distribution of such fractional share interest was received.

  Under the Code, as a holder of fractional share interests in Class A Common Stock you may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to your fractional share interests unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you furnish the required information to the IRS.

STOCKHOLDER LITIGATION RELATING TO THE HUGHES TRANSACTIONS

  After our announcement of the Hughes Transactions on January 16, 1997, the following nine lawsuits were filed in Delaware Chancery Court: Levine v. General Motors Corporation, et al.; Patinkin v. General Motors Corporation, et al.; Rosenwald v. General Motors Corporation, et al.; Verkouteren v. General Motors Corporation, et al.; Whited et al. v. General Motors Corporation, et al.; Strauss v. General Motors Corporation, et al.; Andrew Carlucci, I.R.A. v. General Motors Corporation, et al.; Mantel v. General Motors Corporation, et al.; and John P. McCarthy Profit Sharing Plan v. General Motors Corporation, et al. These suits were filed in February and March 1997. All of these lawsuits have been consolidated. Each suit was denominated as a class action and was purportedly brought on behalf of specified holders of GM Class H Common Stock against the defendants, General Motors and its directors. The complaints made essentially the same allegations, namely, that the defendants have breached and are continuing to breach their fiduciary and alleged contractual duties to specified holders of GM Class H Common Stock in connection with the Hughes Transactions.

  On October 24, 1997, plaintiffs in the consolidated actions filed a consolidated amended complaint, which asserts three claims against General Motors and its directors. The first claim alleges that General Motors is breaching contractual obligations to GM Class H Common Stockholders by effecting a disposition of the defense electronics business of Hughes Electronics without providing for a recapitalization of the GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio, as currently provided for under certain circumstances in the GM Certificate of Incorporation. Plaintiffs contend that any amendment of the GM Certificate of Incorporation as part of the Hughes Transactions would be invalid because stockholders are being coerced into approving such a change. Plaintiffs' second claim alleges that GM's directors have breached their fiduciary duties (1) by failing to act in an informed manner and (2) by failing to act independently to protect the interests of both classes of GM common stockholders. In particular, this claim alleges that no processes were employed to ensure that the interests of GM Class H Common Stockholders were adequately represented in connection with the various aspects of the Hughes Transactions. Plaintiffs' third claim is that GM's directors have breached their duty of candor by using false and misleading solicitation materials to obtain approval of the Hughes Transactions. This claim, which is based on a preliminary draft of this document filed with the SEC, alleges, among other things, that this document fails to disclose the consideration that GM Class H Common Stockholders would have received in the event the Hughes Transactions triggered the provision for nondiscretionary recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio, misstates that there is substantial uncertainty regarding application of this provision to the Hughes Transactions and misleadingly portrays the Hughes Transactions as being fair to GM Class H Common Stockholders.

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  The consolidated amended complaint alleges that GM Class H Common Stockholders will be irreparably damaged if the Hughes Transactions are consummated as currently structured because they will lose their alleged right to receive a 20% premium in the event of a disposition of Hughes Aircraft. Plaintiffs seek, among other things, an injunction against the consummation of the Hughes Transactions, an order requiring defendants to implement certain procedures designed to protect the interests of GM Class H Common Stockholders, and, in the event the transaction closes, rescission and/or compensatory damages against the defendants. We intend to defend against this suit vigorously.

  Additional suits may be filed after the date of this document.

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
                     DESCRIPTION OF THE HUGHES TRANSACTIONS

GENERAL

  You are being asked to approve the Hughes Transactions. There are two principal steps to the Hughes Transactions: the Hughes Reorganization and the GM Spin-Off Merger. Each of these principal steps is described below.

  If approved by GM's common stockholders and completed, the Hughes Transactions will have the following principal effects:

 . Hughes Defense will be spun off in its entirety to the GM $1 2/3 Common
   Stockholders and the GM Class H Common Stockholders and it then will merge with Raytheon.

 . Delco will be transferred from Hughes Electronics to General Motors such that the tracking stock interest in the earnings of Delco currently held by GM Class H Common Stockholders will be reallocated to GM $1 2/3 Common Stockholders and the operations of Delco can be more fully integrated with those of Delphi.

 . GM Class H Common Stock will be recapitalized and converted into New GM
   Class H Common Stock, whose earnings pool for dividend purposes will track the financial performance of New Hughes Electronics.

 . Hughes Telecom will receive up to $4.0 billion of the proceeds of debt of Hughes Defense outstanding at the time of the Hughes Defense Spin-Off, which Hughes Telecom will use to fund its capital needs. Any proceeds in excess of $4.0 billion will be made available to General Motors. The obligation to repay this debt will remain with Hughes Defense.

 ORGANIZATIONAL CHARTS BEFORE AND AFTER THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  The following charts present in simplified form the organizational structure of General Motors and Hughes Electronics before the Hughes Transactions (including the Hughes Reorganization) and after the completion of the Hughes Transactions and the Raytheon Merger. The transactions are described in greater detail after the charts.

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
                         BEFORE THE HUGHES TRANSACTIONS

             LOGO
                                       r

             AFTER THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

                                      LOGO

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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

 HUGHES REORGANIZATION

  The Hughes Reorganization includes a number of preliminary transactions which are necessary to prepare Hughes Defense to be spun off to GM's common stockholders and to separate the businesses of Hughes Defense, Delco and Hughes Telecom. The Hughes Reorganization will be effected largely pursuant to transactions described in the Master Separation Agreement and the agreements contemplated thereby. See "Separation and Transition Arrangements" below.

  The following is a description of certain significant aspects of the Hughes
Reorganization:

 . Certain assets and liabilities will be transferred among Hughes Defense, Delco and Hughes Telecom and their respective subsidiaries so that each will have the appropriate assets and liabilities for its business.

 . Hughes Telecom will receive the proceeds of new debt (up to $4.0 billion) incurred by Hughes Defense with third party lenders immediately prior to the Hughes Defense Spin-Off as contemplated by the Raytheon Merger Agreement. To the extent such proceeds exceed $4.0 billion, the excess amount will be made available to General Motors through the repayment of intercompany loans made by Delco to Hughes Defense. Since Delco will be transferred to General Motors as part of the Hughes Transactions, such funds will effectively be made available to General Motors. See "Description of the Raytheon Merger--Raytheon Merger Agreement--Certain Covenants--Indebtedness" below.

 . Hughes Electronics will be merged with General Motors. As a result, both
   Hughes Defense (i.e., HE Holdings) and Delco will be direct wholly owned subsidiaries of General Motors.

 . The subsidiary of Hughes Defense (i.e., HE Holdings) which principally operates the defense electronics business, will be merged with Hughes Defense.

 . Hughes Defense (i.e., HE Holdings) will distribute 100% of the stock of
   Hughes Telecom to General Motors in a tax-free transaction. This distribution of Hughes Telecom stock constitutes the Hughes Telecom Spin-Off. In connection with the Hughes Telecom Spin-Off, Hughes Telecom will be renamed "Hughes Electronics Corporation."

  After the completion of these components of the Hughes Reorganization, each of Hughes Defense, Delco and Hughes Telecom will be a direct wholly owned subsidiary of General Motors. Hughes Defense will hold all of the assets and liabilities of the defense electronics business of Hughes Electronics, Delco will continue to hold all of the assets and liabilities of the automotive electronics business of Hughes Electronics and Hughes Telecom will hold all of the assets and liabilities of the telecommunications and space business of Hughes Electronics.

  As part of the Hughes Reorganization, Hughes Defense will recapitalize its capital stock so as to authorize Class A Common Stock, Class B Common Stock and preferred stock, which will be New Raytheon Preferred Stock upon consummation of the Raytheon Merger. These three classes of stock will represent all of the authorized capital stock of New Raytheon upon consummation of the Raytheon Merger. The Class A Common Stock (all of which will be held by General Motors after the transactions described above) will be distributed by General Motors to its common stockholders in the Hughes Defense Spin-Off. Immediately following the Hughes Defense Spin-Off, Hughes Defense and Raytheon will merge and Class B Common Stock will be issued to Raytheon's common stockholders in the Raytheon Merger. See "Description of the Raytheon Merger" below. For a description of Class A Common Stock and Class B Common Stock, see "New Raytheon Capital Stock" in Chapter 6.

  Prior to the GM Spin-Off Merger, Hughes Defense will adopt a shareholder rights plan to be effective immediately prior to the GM Spin-Off Merger Effective Time, which will become the shareholder rights plan of New Raytheon upon the consummation of the Raytheon Merger. See "New Raytheon Capital Stock-- New Raytheon Rights Agreement" in Chapter 6. Each share of Class A Common Stock distributed in the GM Spin-Off Merger, and each share of Class B Common Stock issued in the Raytheon Merger, will have a share purchase right attached to such share.

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

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

 GM SPIN-OFF MERGER

  Subject to the terms and conditions of the GM Spin-Off Merger Agreement, Merger Sub, a wholly owned subsidiary of General Motors formed in order to effect the GM Spin-Off Merger, will merge with General Motors. General Motors will be the surviving corporation of the merger. Pursuant to the GM Spin-Off Merger, among other things, the following will occur:

 . each outstanding share of GM Class H Common Stock will be recapitalized and converted automatically into one share of New GM Class H Common Stock and each GM Class H Common Stockholder will receive a distribution of Class A Common Stock in accordance with the Distribution Ratio;

 . each outstanding share of GM $1 2/3 Common Stock will remain outstanding and each GM $1 2/3 Common Stockholder will receive a distribution of Class A Common Stock in accordance with the Distribution Ratio; and

 . the GM Certificate of Incorporation will be amended to delete provisions relating to the GM Class H Common Stock and to add provisions setting forth the terms of the New GM Class H Common Stock.

  For additional information regarding the Distribution Ratio, including the methodology used to determine the Distribution Ratio formula and the Net Transaction Effect, see "Special Factors--The Distribution Ratio" and "-- Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--September 23, 1997 Capital Stock Committee Meeting" and "--October 6, 1997 GM Board Meeting" above. For information regarding the provisions of the New GM Class H Common Stock, see "New GM Class H Common Stock" in Chapter 6.

  Following the Hughes Reorganization and the GM Spin-Off Merger, Hughes Defense will be an independent, publicly held company, comprising the defense electronics business of Hughes Electronics. Immediately thereafter, Hughes Defense and Raytheon will merge. See "Description of the Raytheon Merger" below.

GM SPIN-OFF MERGER AGREEMENT

 INTRODUCTION

  As described above, several components of the Hughes Transactions will be effected pursuant to the GM Spin-Off Merger. The GM Spin-Off Merger will be consummated pursuant to the GM Spin-Off Merger Agreement. The following is a summary description of the principal provisions of the GM Spin-Off Merger Agreement.

  THE DESCRIPTION OF THE GM SPIN-OFF MERGER AGREEMENT SET FORTH BELOW, WHICH SUMMARIZES THE MATERIAL TERMS OF THE AGREEMENT, DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE GM SPIN-OFF MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS DOCUMENT AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. WE THEREFORE URGE YOU TO READ THE GM SPIN-OFF MERGER AGREEMENT, INCLUDING EXHIBIT A THERETO, CAREFULLY.

 EFFECTIVENESS OF THE GM SPIN-OFF MERGER

  Promptly following the satisfaction or waiver of the conditions to the GM Spin-Off Merger set forth in the GM Spin-Off Merger Agreement, the parties will file a certificate of merger with the Secretary of State of the State of Delaware, at which time (or at such later time as set forth in the certificate of merger) the GM Spin-Off Merger will become effective. At the GM Spin-Off Merger Effective Time, Merger Sub will merge with General Motors and the separate corporate existence of Merger Sub will cease. General Motors will be the surviving corporation of the GM Spin-Off Merger. The Raytheon Merger will be completed immediately after the GM Spin-Off Merger Effective Time.

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

 AMENDMENT OF THE GM CERTIFICATE OF INCORPORATION

  In the GM Spin-Off Merger, Article Fourth of the GM Certificate of Incorporation will be amended to:

 . Delete the provisions which relate to the GM Class H Common Stock; and

 . Add provisions which relate to the New GM Class H Common Stock.

As part of the GM Spin-Off Merger, the GM Certificate of Incorporation will be amended so that the Hughes Transactions will not result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio. As a result, by consenting to the Hughes Transactions, you will in effect be waiving application of such recapitalization to the Hughes Transactions. For additional information regarding the GM Class H Common Stock and the New GM Class H Common Stock, see "GM Class H Common Stock" and "New GM Class H Common Stock" in Chapter 6.

  The GM Certificate of Incorporation, as so amended, will be the certificate of incorporation of General Motors as the surviving corporation of the GM Spin-Off Merger. Article Fourth of the GM Certificate of Incorporation, in the form proposed to be amended, is included in Appendix A to this document (as Exhibit A to the GM Spin-Off Merger Agreement). The GM By-Laws will be unchanged except for necessary amendments to provisions regarding GM Class H Common Stock and New GM Class H Common Stock (including with respect to uncertificated shares). The directors and officers of General Motors will be the directors and officers of General Motors as the surviving corporation of the GM Spin-Off Merger.

 RECAPITALIZATION AND CONVERSION OF GM CLASS H COMMON STOCK

  At the GM Spin-Off Merger Effective Time, each issued and outstanding share of GM Class H Common Stock will be recapitalized and converted into one share of New GM Class H Common Stock and the right to receive a distribution of Class A Common Stock in accordance with the Distribution Ratio. Accordingly, immediately after the GM Spin-Off Merger Effective Time, (1) for purposes of determining the record holders of New GM Class H Common Stock and Class A Common Stock, the GM Class H Common Stockholders immediately prior to the GM Spin-Off Merger Effective Time will be deemed to be holders of New GM Class H Common Stock and Class A Common Stock and (2) subject to any transfer of such stock (including pursuant to the provisions of the Raytheon Merger Agreement regarding fractional shares), such holders will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, New GM Class H Common Stock and Class A Common Stock. Fractional shares of Class A Common Stock will be cashed out as described below under "Description of the Raytheon Merger--Raytheon Merger Agreement--Treatment of Fractional Shares of Class A Common Stock."

  BankBoston, N.A., as the Hughes Transactions Exchange Agent, will mail, as promptly as practicable following the GM Spin-Off Merger Effective Time to each record holder of GM Class H Common Stock as of the GM Spin-Off Merger Effective Time a letter of transmittal and related materials for use in surrendering the certificates which formerly represented such holder's GM Class H Common Stock. GM Class H Common Stockholders will be instructed to mail the certificates formerly representing their GM Class H Common Stock to the Hughes Transactions Exchange Agent accompanied by such letter of transmittal. However, since New GM Class H Common Stock will be issued as uncertificated shares registered in book-entry form through the Direct Registration System (unless you request certificates representing your shares of New GM Class H Common Stock), no certificates representing shares of New GM Class H Common Stock will be mailed to you. As a result, instead of receiving share certificates, you will receive account statements reflecting your respective ownership interest in shares of New GM Class H Common Stock. Your book-entry shares will be held with the GM Transfer Agent (BankBoston, N.A.), who will serve as the record keeper for all New GM Class H Common Stockholders. However, any stockholder who wants to receive a physical certificate evidencing his or her shares of New GM Class H Common Stock will be able to obtain a certificate at no charge by contacting the GM Transfer Agent.

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  After the Hughes Transactions are completed, upon the surrender by GM Class H Common Stockholders of their share certificates, the GM Transfer Agent will mail account statements reflecting ownership of shares of New GM Class H Common Stock as of the close of business on the day on which the GM Spin-Off Merger Effective Time falls.

  Pursuant to the Raytheon Merger Agreement, each GM Class H Common Stockholder will also receive a check for cash instead of fractional shares of Class A Common Stock received by such holder as a result of the GM Spin-Off Merger. GM Class H Common Stockholders will not need any letter of transmittal in order to receive their whole shares of Class A Common Stock. Since Class A Common Stock will also be issued as uncertificated shares registered in book-entry form through the Direct Registration System (unless you request certificates representing your shares of Class A Common Stock), no certificates representing whole shares of Class A Common Stock will be mailed to you. As a result, instead of receiving share certificates you will receive account statements reflecting your respective ownership interest in shares of Class A Common Stock. Your book-entry shares will be held with New Raytheon's transfer agent (State Street Bank and Trust Company), who will serve as the record keeper for all Class A Common Stockholders. However, any stockholder who wants to receive a physical certificate evidencing his or her shares of Class A Common Stock will be able to obtain a certificate at no charge by contacting New Raytheon's transfer agent.

  After the Hughes Transactions and the Raytheon Merger are completed, New Raytheon's transfer agent will begin mailing account statements reflecting ownership of shares of Class A Common Stock as of the close of business on the day on which the GM Spin-Off Merger Effective Time falls. Since the account statement reflecting your Class A Common Stock ownership and your check for cash instead of fractional shares of Class A Common Stock will be sent to you at the same time, we currently estimate that it will take approximately three weeks following the closing of the transactions to complete such mailing.

  DO NOT RETURN THE CERTIFICATES REPRESENTING YOUR SHARES OF GM CLASS H COMMON STOCK WITH THE CONSENT CARD ENCLOSED WITH THIS DOCUMENT.

 DISTRIBUTION ON AND CONVERSION OF GM $1 2/3 COMMON STOCK

  At the GM Spin-Off Merger Effective Time, each issued and outstanding share of GM $1 2/3 Common Stock will be converted into one share of GM $1 2/3 Common Stock of General Motors as the surviving corporation of the GM Spin-Off Merger (such that GM $1 2/3 Common Stock effectively will remain outstanding after the consummation of the GM Spin-Off Merger) and the right to receive a distribution of Class A Common Stock in accordance with the Distribution Ratio. Accordingly, immediately after the GM Spin-Off Merger Effective Time, (1) for purposes of determining the record holders of Class A Common Stock, the GM $1 2/3 Common Stockholders immediately prior to the GM Spin-Off Merger Effective Time will be deemed to be Class A Common Stockholders and (2) subject to any transfer of such stock (including pursuant to the provisions of the Raytheon Merger Agreement regarding fractional shares), such holders will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, Class A Common Stock. Fractional shares of Class A Common Stock will be cashed out as described under "Description of the Raytheon Merger--Raytheon Merger Agreement--Treatment of Fractional Shares of Class A Common Stock."

  Following the GM Spin-Off Merger Effective Time, each GM $1 2/3 Common Stockholder will receive a check for cash instead of fractional shares of Class A Common Stock received by such holder as a result of the GM Spin-Off Merger. GM $1 2/3 Common Stockholders will not need any letter of transmittal to receive their whole shares of Class A Common Stock. Since Class A Common Stock will be registered in book-entry form through the Direct Registration System (unless you request certificates representing your shares of Class A Common Stock), no certificates representing whole shares of Class A Common Stock will be mailed to you. Instead, you will receive an account statement through the Direct Registration System as described above under "--Recapitalization and Conversion of GM Class H Common Stock." Since the account statement reflecting your Class A Common Stock ownership and your check for cash instead of fractional shares of Class A Common Stock will be sent to you at the same time, we currently estimate that it will take approximately three weeks following the closing of the transactions to complete such mailing. The certificates representing the shares of GM $1 2/3 Common Stock outstanding prior to the GM Spin-Off Merger Effective Time will represent

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER the shares of GM $1 2/3 Common Stock of General Motors as the surviving corporation of the GM Spin-Off Merger after the GM Spin-Off Merger Effective Time.

  DO NOT RETURN THE CERTIFICATES REPRESENTING YOUR SHARES OF GM $1 2/3 COMMON STOCK WITH THE CONSENT CARD ENCLOSED WITH THIS DOCUMENT. THOSE CERTIFICATES WILL CONTINUE TO REPRESENT YOUR SHARES OF GM $1 2/3 COMMON STOCK AFTER THE HUGHES TRANSACTIONS.

 CONDITIONS TO CLOSING

  Under the GM Spin-Off Merger Agreement, GM's obligation to consummate the GM Spin-Off Merger is subject to, among other things, satisfaction or waiver of the following conditions:

 . The absence of a good faith determination by the GM Board, in the exercise of its fiduciary obligations under applicable law, on the basis of oral or written advice of outside counsel, that the consummation of the Hughes Transactions would not be both in the best interests of General Motors and its common stockholders and fair to the GM $1 2/3 Common Stockholders and to the GM Class H Common Stockholders;

 . The absence of any order, injunction, decree, statute, rule or regulation preventing the consummation of any of the transactions contemplated by the GM Spin-Off Merger Agreement;

 . The Requisite Stockholder Approval of the Hughes Transactions shall have been obtained;

 . None of the Updated Merrill Lynch Fairness Opinion, the Updated Salomon
   Brothers Fairness Opinion, the Goldman Sachs Fairness Opinion and the written confirmation, dated as of November 7, 1997, of the Goldman Sachs Fairness Opinion shall have been withdrawn, revoked or modified;

 . The absence of any notification from the IRS that the IRS Ruling has been withdrawn, invalidated or modified in any way and the absence of a good faith determination by the GM Board, on the basis of advice of tax counsel, that the representations and assumptions underlying the IRS Ruling are not true and correct in all material respects;

 . The absence of any notification from the IRS that the IRS Supplemental
   Ruling has been withdrawn, invalidated or modified in any way and the absence of a good faith determination by the GM Board, on the basis of advice of tax counsel, that the representations and assumptions underlying the IRS Supplemental Ruling are not true and correct in all material respects;

 . The receipt of an opinion from Kirkland & Ellis, outside tax counsel to General Motors, to the effect that, on the basis of and subject to the assumptions, representations, limitations and other matters set forth therein, (1) the recapitalization of GM Class H Common Stock into New GM Class H Common Stock will be tax-free to the holders thereof and to General Motors and (2) each of GM Class H Common Stock and New GM Class H Common Stock is stock of General Motors for U.S. federal income tax purposes;

 . The consummation of the Hughes Reorganization;

 . The execution and delivery of the Separation Agreements;

 . The satisfaction or waiver of all conditions to the Raytheon Merger, other than the consummation of the GM Spin-Off Merger, and the preparedness of Raytheon and Hughes Defense to cause the consummation of the Raytheon Merger immediately following the GM Spin-Off Merger Effective Time;

 . The absence of any issuance of, or proceeding initiated for the purpose of issuing, a stop order suspending the effectiveness of either of the Registration Statements of which this document forms a part by the SEC; and

 . The payment in full of the Intercompany Payment.

 TERMINATION

  General Motors may terminate the GM Spin-Off Merger Agreement for any of the following reasons at any time prior to the GM Spin-Off Merger Effective Time:

 . In the event that the GM Board determines in good faith, in the exercise of its fiduciary obligations under applicable law, on the basis of oral or written advice of outside counsel, (1) that the consummation of the Hughes Transactions would not be both in the best interests of General Motors and its common

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER stockholders and fair to the GM $1 2/3 Common Stockholders and GM Class H Common Stockholders and (2) that such determination could not reasonably be avoided by adjusting the Distribution Ratio to enable (A) the GM Board to conclude, as of the date of the adjustment of the Distribution Ratio, that the Hughes Transactions, taken as a whole, are both in the best interests of General Motors and its common stockholders and fair to the GM $1 2/3 Common Stockholders and GM Class H Common Stockholders and (B) Merrill Lynch to provide the Updated Merrill Lynch Fairness Opinion and Salomon Brothers to provide the Updated Salomon Brothers Fairness Opinion;

 . In the event that any of the Updated Merrill Lynch Fairness Opinion, the Updated Salomon Brothers Fairness Opinion, the Goldman Sachs Fairness Opinion or the written confirmation, dated as of November 7, 1997, of the Goldman Sachs Fairness Opinion is withdrawn or revoked;

 . In the event that General Motors has been notified by the IRS that the IRS
   Ruling has been withdrawn, invalidated or modified in an adverse manner or has been notified by the IRS or otherwise reasonably determines, on the basis of advice of outside tax counsel, that the consummation of (1) either of (A) the distribution of Class A Common Stock to GM's common stockholders in the Hughes Defense Spin-Off or (B) the Hughes Telecom Spin-Off will not constitute a tax-free distribution under applicable sections of the Code or
   (2) the recapitalization of GM Class H Common Stock into New GM Class H Common Stock will not be tax-free to General Motors and the holders thereof;

 . In the event that General Motors has been notified by the IRS that the IRS
   Supplemental Ruling has been withdrawn, invalidated or modified or has been notified by the IRS or otherwise reasonably determines, on the basis of advice of outside tax counsel, that the consummation of the transactions contemplated by the GM Spin-Off Merger Agreement will jeopardize the tax-free status of the EDS Split-Off;

 . In the event that the Hughes Transactions fail to receive the Requisite
   Stockholder Approval at the time contemplated; or

 . In the event that either the Raytheon Merger Agreement or the Implementation Agreement is terminated in accordance with its terms.

  General Motors has agreed that, unless the Implementation Agreement has been terminated, it will not, and will not permit Merger Sub to, terminate (except as may be permitted by the terms of the GM Spin-Off Merger Agreement) or waive any condition of the GM Spin-Off Merger Agreement, without the prior written consent of Raytheon.

 AMENDMENT

  Subject to certain provisions set forth in the Implementation Agreement, the GM Spin-Off Merger Agreement may be amended at any time and from time to time by General Motors and Merger Sub, provided that any such amendment made after the Hughes Transactions have been approved by GM's common stockholders may not alter or change (1) the amount or kind of shares to be distributed in respect of, or the rights to be received in exchange for or on recapitalization and conversion of, the GM Class H Common Stock, (2) the amount or kind of shares to be distributed to, or the rights to be received by, the GM $1 2/3 Common Stockholders, (3) any term of the certificate of incorporation of General Motors as the surviving corporation of the GM Spin-Off Merger or (4) any of the terms and conditions of the GM Spin-Off Merger Agreement if such alteration or change would adversely affect the holders of any class or series of GM capital stock.

  Pursuant to the Implementation Agreement, General Motors has agreed to consult with Raytheon regarding any changes or additions that are proposed to be made to the GM Spin-Off Merger Agreement prior to the Raytheon Merger. General Motors has also agreed that, except for any amendment to the GM Spin-Off Merger Agreement to adjust the Distribution Ratio (as described above), General Motors will not permit any such change or addition to be made prior to the Raytheon Merger Effective Time to the GM Spin-Off Merger Agreement without Raytheon's consent (which consent will not be unreasonably withheld or delayed), unless such change or addition could not reasonably be foreseen (1) to have an adverse effect on the business, assets, liabilities or financial condition of Hughes Defense or, following the Raytheon Merger, New Raytheon or
(2) to delay materially the consummation of the Raytheon Merger on the terms and subject to the conditions of the Implementation Agreement and the other agreements relating to the Hughes Transactions and the Raytheon Merger.

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

ALLOCATION OF HUGHES DEFENSE DEBT PROCEEDS; HUGHES TELECOM FUNDING

  The GM Board has determined, based on the recommendations of GM management, Hughes Electronics management and the Capital Stock Committee, that the proceeds of the new debt to be incurred by Hughes Defense as contemplated by the Raytheon Merger Agreement shall be made available to Hughes Telecom (up to $4.0 billion) and the amount, if any, in excess of $4.0 billion shall be made available to General Motors through the repayment of amounts owed to Delco, which will be transferred to General Motors as part of the Hughes Transactions. See "Description of the Raytheon Merger--Raytheon Merger Agreement--Certain Covenants--Indebtedness" below. For a description of the new debt to be incurred by Hughes Defense, see "New Debt of Hughes Defense To Be Assumed By New Raytheon" in Chapter 5. We currently estimate that no debt proceeds will be made available to General Motors unless the Raytheon stock price as applied under the Raytheon Merger Agreement is $53.59 per share or less and that in no event will more than $0.9 billion be made available to General Motors. See "Special Factors--The Distribution Ratio" above. Any proceeds made available to General Motors will be used for general working capital purposes.

  Based on the Recent Raytheon Stock Price, $4.0 billion of the debt proceeds will be made available to Hughes Telecom. Hughes Electronics management currently expects to apply the debt proceeds to the repayment of approximately $1.725 billion borrowed from General Motors in connection with the PanAmSat Merger and the repayment of commercial paper borrowings of Hughes Electronics, which are currently estimated to be approximately $1.3 billion at the time of the closing of the Hughes Transactions. As a result, Hughes Telecom would have approximately $1.0 billion of the debt proceeds remaining. Together with other expected Hughes Telecom cash balances as of the closing of approximately $1.1 billion, New Hughes Electronics would thus have total cash of approximately $2.1 billion at the time of the closing of the Hughes Transactions. Since its only significant third party debt is expected to be $1.1 billion at PanAmSat, Hughes Electronics management expects that net liquidity would be approximately $1.0 billion. Hughes Electronics management expects that this initial cash and ordinary course borrowing capacity will provide New Hughes Electronics with adequate capital to execute its business plan. In this regard, Hughes Electronics management has indicated that cash needs beyond those reflected in the base business plan, such as for large strategic acquisitions, will require access to additional funding. Merrill Lynch and Salomon Brothers, financial advisors to General Motors, also reviewed the adequacy of the funding available to Hughes Telecom and its ability to pursue its business plan. See "Special Factors--Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers" above.

NO RECAPITALIZATION AT A 120% EXCHANGE RATIO

  In considering the possibility of strategic transactions involving Hughes Electronics and its three principal businesses, the GM Board was advised by GM management that substantial dilution of the GM $1 2/3 Common Stock would occur if any such transaction were to result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio, as currently provided for under certain circumstances in the GM Certificate of Incorporation. This dilution would be expected to have an adverse effect not only on the market value of the GM $1 2/3 Common Stock held by existing stockholders but also on the market value of such stock to be issued to holders of GM Class H Common Stock in any such recapitalization. Further, if a transaction structured along the lines of the Hughes Transactions resulted in a recapitalization, the GM Class H Common Stock would be eliminated and investors in that stock would be deprived of an ongoing tracking stock interest in Hughes Electronics' telecommunications and space business, which GM management and Hughes Electronics management believe currently offers the greatest growth potential of the three principal businesses of Hughes Electronics. The GM Board considered its belief that most holders of GM Class H Common Stock had purchased such stock in order to invest in a tracking stock related to the businesses of Hughes Electronics and that such holders would not necessarily desire to hold GM $1 2/3 Common Stock, so that the issuance of GM $1 2/3 Common Stock to them in a recapitalization would frustrate this investment objective and likely result in substantial trading activity that would exacerbate the anticipated adverse effect on market value for all stockholders. In addition, the telecommunications and space business would be subsumed within the broader business operations of General Motors, with a resulting loss of the benefits of a tracking stock structure related to that business, including the flexibility of General Motors to finance the business through the issuance of equity interests relating to Hughes Telecom without incurring corporate-level tax and the ability of General Motors to use tracking stock as a focused security for management compensation.

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  GM management also noted certain practical difficulties related to the mechanics of the recapitalization provisions in the context of a complex series of transactions such as the Hughes Transactions. These difficulties included the difficulty of achieving an appropriate valuation period for any such exchange in the context of the negotiation, announcement and consummation of a strategic transaction that would be subject to substantial uncertainties as to the timing of disclosure, the possibility of market leaks and the likelihood of consummation. Moreover, GM management and legal counsel advised the GM Board that there was substantial uncertainty as to whether any likely strategic transactions would in fact trigger the nondiscretionary recapitalization provision of the GM Certificate of Incorporation, which is only effective upon the consummation of a sale, transfer, assignment or other disposition of substantially all of the business of "Hughes Aircraft Company" (i.e., HE Holdings, the entity that currently owns both the defense electronics business and the telecommunications and space business of Hughes Electronics) or the sale or other disposition of substantially all of the other business of Hughes Electronics (i.e., Delco's automotive electronics business) to a person, entity or group of which General Motors is not a majority owner. Principally, it was not clear whether a spin-off of Hughes Defense, while retaining Hughes Telecom, constitutes a disposition of all or substantially all of "Hughes Aircraft Company" as that term is used in the GM Certificate of Incorporation and, accordingly, there was substantial uncertainty whether such a disposition would trigger the recapitalization provision. In addition, the transfer of Delco, as contemplated by the Hughes Transactions, was believed not to trigger the recapitalization provision because it would constitute a transfer to General Motors.

  Based on the foregoing factors, and in light of the substantial benefits that the contemplated strategic transactions would be expected to have for the holders of both classes of GM common stock, the GM Board determined that it would be in the best interests of all of GM's common stockholders to structure a potential strategic transaction involving Hughes Electronics or any of its three principal businesses so as not to result in a recapitalization of GM Class H Common Stock into GM $1 2/3 Common Stock. Moreover, as discussed above, GM management and legal counsel have advised the GM Board that there is substantial uncertainty as to whether the Hughes Transactions would trigger the nondiscretionary recapitalization provision in the GM Certificate of Incorporation. Accordingly, as part of the GM Spin-Off Merger, the GM Certificate of Incorporation will be amended to eliminate any possible application of the recapitalization provision to the Hughes Transactions and, by voting in favor of the Hughes Transactions, you will in effect be waiving any application of the recapitalization provision to the Hughes Transactions.

  If the consummation of the Hughes Transactions were to have resulted in such a recapitalization, the relevant date for determining the exchange ratio would have been January 16, 1997 and, based on the market prices of GM Class H Common Stock and GM $1 2/3 Common Stock during the measurement period specified in the GM Certificate of Incorporation applicable to that date, each share of GM Class H Common Stock would have been recapitalized into approximately 1.23 shares of GM $1 2/3 Common Stock upon the consummation of the Hughes Transactions. However, in view of the dilution and other factors discussed above, there can be no assurance as to what the market value of 1.23 shares of GM $1 2/3 Common Stock issued in a recapitalization would have been on any date.

STOCKHOLDER APPROVAL OF THE HUGHES TRANSACTIONS

  As described above, in order to consummate the Hughes Transactions, General Motors must obtain the Requisite Stockholder Approval, which consists of the consent of the holders of:

 . a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class; and

 . a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class.

  The series of related transactions comprising the Hughes Transactions are all part of a single plan. By approving and consenting to the Hughes Transactions, you will be ratifying each of these transactions and adopting the GM Spin-Off Merger Agreement. You are not being asked to approve the Raytheon Merger, which has already been approved by Hughes Electronics (in its capacity as the sole stockholder of Hughes Defense). See "Solicitation of Written Consent of GM's Common Stockholders" in Chapter 7.

  IF THE HUGHES TRANSACTIONS ARE NOT APPROVED BY GM'S COMMON STOCKHOLDERS, NONE OF THE HUGHES TRANSACTIONS WILL BE CONSUMMATED AND THE RAYTHEON MERGER WILL NOT BE COMPLETED.

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  In certain circumstances, termination of the Raytheon Merger Agreement requires Hughes Defense to make certain payments to Raytheon. See "Description of the Raytheon Merger--Raytheon Merger Agreement--Effect of Termination; Termination Fees" below.

  THE GM BOARD HAS UNANIMOUSLY APPROVED THE HUGHES TRANSACTIONS AND HAS DETERMINED THAT THE HUGHES TRANSACTIONS ARE IN THE BEST INTERESTS OF GENERAL MOTORS AND IN YOUR BEST INTERESTS AS COMMON STOCKHOLDERS OF GENERAL MOTORS. THE GM BOARD ALSO HAS DETERMINED THAT THE HUGHES TRANSACTIONS ARE FAIR TO BOTH CLASSES OF GM'S COMMON STOCKHOLDERS. THE GM BOARD RECOMMENDS THAT YOU VOTE TO APPROVE THE HUGHES TRANSACTIONS.

NO APPRAISAL RIGHTS

  The Delaware General Corporation Law does not provide appraisal rights to GM's common stockholders in connection with the Hughes Transactions. Appraisal rights will not be available to GM Class H Common Stockholders because, among other things, the GM Class H Common Stock is, and the New GM Class H Common Stock and the Class A Common Stock will both be, listed on the NYSE. GM $1 2/3 Common Stockholders will not be entitled to appraisal rights because, among other things, GM $1 2/3 Common Stock is listed on the NYSE and the holders thereof will not exchange or otherwise relinquish any such stock pursuant to the GM Spin-Off Merger. Similarly, no appraisal rights will be available to GM's common stockholders in connection with the Raytheon Merger.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  For a description of certain U.S. federal income tax considerations relating to certain of the Hughes Transactions and the Raytheon Merger, see "Special Factors--Certain U.S. Federal Income Tax Considerations Relating to Certain of the Hughes Transactions" and "--Certain U.S. Federal Income Tax Considerations Relating to the Raytheon Merger" above.

CERTAIN LITIGATION

  For a description of certain stockholder litigation relating to the Hughes Transactions, see "Special Factors--Stockholder Litigation Relating to the Hughes Transactions" above.

ACCOUNTING TREATMENT

  General Motors will record the distribution of Hughes Defense to GM $1 2/3 Common Stockholders and GM Class H Common Stockholders at "fair value" and will recognize and report a gain of approximately $3.9 to $4.5 billion as "Other Income" (approximately $5.56 to $6.41 per share of earnings from continuing operations attributable to GM $1 2/3 Common Stock) in GM's consolidated financial statements so long as the market price of Raytheon Common Stock is within a range of $44.42 and $54.29 per share. The Recent Raytheon Stock Price ($51.00 per share on November 7, 1997) would indicate a total transaction value of approximately $9.5 billion, with a resulting gain of approximately $4.1 billion based on the net book value of Hughes Defense at September 30, 1997 (approximately $5.89 per share of earnings from continuing operations attributable to GM $1 2/3 Common Stock). In addition, we currently anticipate that there will be a reduction of GM stockholders' equity of between $0.6 and $1.6 billion as a result of the Hughes Transactions (based on the Recent Raytheon Stock Price and the net assets of Hughes Defense at September 30, 1997, the overall reduction in GM stockholders' equity is estimated to be approximately $1.1 billion). The exact amount of such reduction will depend on several variables, the most significant of which is the amount of debt incurred by Hughes Defense prior to the Hughes Defense Spin-Off.

REGULATORY REQUIREMENTS

  In order to consummate the Hughes Transactions and the Raytheon Merger, we and Raytheon must make certain filings and receive certain authorizations from various governmental agencies, both in the United States and internationally, with respect to the proposed transactions. These filings, notifications and authorizations relate primarily to competition and securities law issues.

  The Raytheon Merger is subject to the requirements of the Hart-Scott-Rodino Act, which provides that certain transactions may not be consummated until required information and materials are furnished to the

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

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the U.S. Federal Trade Commission (the "FTC") and the requisite waiting period has expired or is terminated. In this case, the Antitrust Division has review responsibility. General Motors, Raytheon and the Antitrust Division have reached an agreement that allows the Raytheon Merger to proceed under the Hart-Scott-Rodino Act. The agreement provides (1) for the divestiture of two specific businesses by New Raytheon and (2) for the creation of an information firewall and certain management incentives in connection with pending bids on a certain defense program to be made by Hughes Defense and by a joint venture between Raytheon and another industry participant. General Motors and Raytheon do not expect the implementation of this agreement to be materially adverse to New Raytheon.

  The agreement was filed, in the form of a proposed final judgment, with the U.S. District Court for the District of Columbia on October 16, 1997. On October 24, 1997, the court entered a stipulation and order requiring the parties to abide by the provisions of the agreement pending expiration of the 60-day statutory notice and comment period and entry of final judgment, thereby permitting the parties to consummate the Raytheon Merger.

  Under the agreement, New Raytheon is obligated to sell assets relating to Hughes Defense's second-generation ground vehicle electro-optical systems business located in El Segundo, California and La Grange, Georgia. New Raytheon also is obligated to sell assets relating to the Dallas-based infrared sensor business that it acquired from Texas Instruments. Also, under the terms of a Hold Separate and Partition Plan, New Raytheon must preserve the assets to be divested as separate businesses until they are sold. Both businesses are to be sold by April 1, 1998 (or, if later, five days after notice of the entry of the Final Judgment by the court). The sale of both businesses must be approved by the Antitrust Division and the Department of Defense.

  The other principal element of the agreement requires Raytheon to establish information "firewalls" and certain management incentives that help assure effective competition between the Hughes Defense and Raytheon teams for the Department of Defense's Follow-On-To-TOW missile program. This requirement is designed to maintain competition between the two teams pending the award of this program, which is expected to occur in the first half of 1998.

  In addition, Raytheon has entered into a fixed price agreement with the U.S. Air Force with respect to its purchase of AMRAAM missiles during each year of the next four years.

  We believe that no material U.S., state, foreign or other regulatory requirements remain to be complied with, and no further material approvals thereunder must be obtained, in order to consummate the Hughes Transactions or the Raytheon Merger.

SALES TO GENERAL MOTORS

  Approximately 32% of Hughes Electronics' 1996 total revenues were attributable to sales to General Motors and its affiliates. Substantially all of these sales were by Delco, with approximately 81% of Hughes Electronics' 1996 revenues in its automotive electronics business segment attributable to sales to GM NAO, and approximately 9% attributable to sales to GM operations outside of North America and affiliates of General Motors. See "Business of Delco--Sales to GM NAO" and "--International and Other Sales" in Chapter 4. Hughes Electronics and General Motors periodically provide research and technological services to each other pursuant to contractual arrangements.

  Approximately 3% of Hughes Defense's 1996 total revenues were attributable to sales to General Motors and its affiliates. Among other things, Hughes Defense provides advanced training system services to General Motors, both in Europe and at several GM facilities in the United States. See "Business of Hughes Defense--Information Systems--Hughes Training Inc." in Chapter 4. After the Hughes Transactions, all new transactions between New Raytheon on the one hand and General Motors and its affiliates on the other hand will be subject to GM's worldwide purchasing process.

  We do not currently expect sales by New Hughes Electronics to General Motors and its affiliates following the consummation of the Hughes Transactions to be significant. On a pro forma basis giving effect to the consummation of the Hughes Transactions, less than 1% of Hughes Telecom's 1996 total revenues were attributable to General Motors and its affiliates.

                 CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
                       DESCRIPTION OF THE RAYTHEON MERGER

GENERAL

 OVERVIEW

  Immediately after the completion of the Hughes Defense Spin-Off and the other Hughes Transactions, Raytheon and Hughes Defense will consummate the Raytheon Merger. Hughes Defense will be the surviving corporation of this merger and will be renamed "Raytheon Company." Pursuant to the Raytheon Merger, among other things,

 . each whole share of Class A Common Stock distributed to GM common stockholders in the Hughes Defense Spin-Off will remain outstanding and will be unchanged;

 . all fractional shares of Class A Common Stock distributed to GM's common stockholders in the Hughes Defense Spin-Off will be converted into an equivalent number of fractional shares of Class B Common Stock, which will then be aggregated and sold by the Raytheon Merger Exchange Agent and the proceeds distributed to the owners of such fractional shares on a pro rata basis; and

 . each outstanding share of Raytheon Common Stock will be converted into one share of Class B Common Stock.

  See "--Raytheon Merger Agreement" below.

  Immediately following the Raytheon Merger, the Class A Common Stock will represent approximately 30% of the common stock of New Raytheon and the Class B Common Stock will represent approximately 70% of the common stock of New Raytheon. The Class A Common Stockholders will be entitled, in the aggregate, to 80.1% of the total voting power of New Raytheon for the election and removal of directors. The Class B Common Stockholders will be entitled, in the aggregate, to 19.9% of the total voting power of New Raytheon for the election and removal of directors. With respect to all other matters, separate class approvals of the Class A Common Stockholders and the Class B Common Stockholders will be required. See "New Raytheon Capital Stock" in Chapter 6. Class A Common Stock and Class B Common Stock will be identical in all other respects. General Motors, Hughes Defense and Raytheon agreed to the terms of the Class A Common Stock and the Class B Common Stock for the sole purpose of permitting General Motors to obtain the IRS Ruling described herein with respect to the U.S. federal income tax consequences of the Hughes Defense Spin-Off and certain related transactions. The IRS Ruling is premised on the fact that GM's common stockholders will receive in the Hughes Defense Spin-Off stock possessing at least 80% of the voting power in the election of directors of New Raytheon.

 INDICATED VALUE OF THE HUGHES DEFENSE SPIN-OFF AND THE RAYTHEON MERGER TO GENERAL MOTORS AND ITS COMMON STOCKHOLDERS

  Under the terms of the Raytheon Merger Agreement, the Hughes Defense Spin-Off and the Raytheon Merger have a total indicated value of approximately $9.5 billion to General Motors and its common stockholders based on the Recent Raytheon Stock Price. We believe that this value represents a substantial premium to the enterprise value of Hughes Defense under the current General Motors and Hughes Electronics ownership structure. The spin-off and merger transactions would have a total indicated value of $9.5 billion so long as the market price of Raytheon Common Stock is within a collar ranging from $44.42 to $54.29 per share. Raytheon stock prices above $54.29 per share would result in transaction values higher than $9.5 billion, while Raytheon stock prices below $44.42 per share would result in transaction values less than $9.5 billion.

  This total transaction value consists of a combination of:

 . the Class A Common Stock to be distributed to GM's common stockholders in the Hughes Defense Spin-Off, which has an indicated value of approximately $5.2 billion based on the Recent Raytheon Stock Price; and

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

 . the amount of debt (including new debt which Hughes Defense will incur prior to the Hughes Defense Spin-Off) that Hughes Defense is permitted to have immediately before the Raytheon Merger Effective Time, which is approximately $4.3 billion based on the Recent Raytheon Stock Price. This debt will remain with New Raytheon (and not constitute obligations of General Motors, New Hughes Electronics or their respective subsidiaries) after the Raytheon Merger.

  Because the value of the shares of Class A Common Stock which you will receive in the Hughes Defense Spin-Off will vary based on the market price of Raytheon Common Stock, the total value of the Hughes Defense Spin-Off and the Raytheon Merger at the Raytheon Merger Effective Time could be either higher or lower than that indicated by the Recent Raytheon Stock Price.

  The actual amount of new debt to be incurred by Hughes Defense prior to the Hughes Defense Spin-Off will be determined by subtracting from $9.5 billion any other outstanding debt of Hughes Defense as of the Raytheon Merger Effective Time and also subtracting the product of (x) the total number of shares of Class A Common Stock to be distributed to GM common stockholders (i.e., 102,630,503 shares) and (y) the average closing market price of Raytheon Common Stock during the 30-day period ending on the fifth day prior to consummation of the Raytheon Merger, provided that in the event such average price is less than $44.42, it will be deemed to be $44.42, and in the event such price is more than $54.29, it will be deemed to be $54.29. This amount of new debt is referred to in the Raytheon Merger Agreement as the "Intercompany Payment Amount." Based on the Recent Raytheon Stock Price and our expectation that Hughes Defense will not have any other significant debt as of the time it is spun off, the Intercompany Payment Amount is currently expected to be $4.3 billion. To the extent that such amount exceeds $4.0 billion, the excess will be made available to General Motors as described under "Special Factors--The Distribution Ratio" above.

  The table below shows the range of reported per share closing prices on the NYSE Composite Tape for the Raytheon Common Stock for the periods indicated.

        MONTH                                                      HIGH   LOW
        -----                                                     ------ ------
        1996
         October................................................. $55.38 $45.88
         November................................................  52.38  49.00
         December................................................  51.50  46.25
        1997
         January.................................................  50.00  44.75
         February................................................  47.63  44.38
         March...................................................  48.63  45.13
         April...................................................  45.63  42.75
         May.....................................................  47.75  45.25
         June....................................................  53.75  47.38
         July....................................................  56.25  52.56
         August..................................................  57.63  55.00
         September...............................................  60.56  56.94
         October.................................................  60.25  53.94
         November (through November 7, 1997).....................  53.44  51.00

 POST-CLOSING ADJUSTMENT

  Within approximately four months after completion of the Raytheon Merger, New Hughes Electronics will prepare and deliver to New Raytheon a final balance sheet for Hughes Defense and its subsidiaries as of immediately prior to the Raytheon Merger (but giving effect to the Hughes Defense Spin-Off) and a related report from New Hughes Electronics' auditors. Within 30 business days after its receipt of this final balance sheet and related auditors' report, New Raytheon will notify New Hughes Electronics of any objections to the balance sheet and report. New Hughes Electronics and New Raytheon will then work together to try to reach

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER agreement on any disputed matters and, if the parties cannot reach agreement, all disputed matters will be submitted to arbitration before independent auditors for final resolution.

  To the extent that this final balance sheet reflects an adjusted net worth (calculated as described in the Master Separation Agreement) that deviates more than $50 million from a target amount, a payment will be made from New Hughes Electronics to New Raytheon, or from New Raytheon to New Hughes Electronics, as appropriate, to compensate for the amount of such difference (plus interest thereon from the Raytheon Merger Effective Time to the date of payment). See "Separation and Transition Arrangements--Summary of Master Separation Agreement--Post-Closing Adjustment Between New Hughes Electronics and New Raytheon" below.

  THE DESCRIPTIONS OF THE RAYTHEON MERGER AGREEMENT AND THE IMPLEMENTATION AGREEMENT SET FORTH BELOW, WHICH SUMMARIZE THE MATERIAL TERMS OF SUCH AGREEMENTS, DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE RAYTHEON MERGER AGREEMENT AND TO THE IMPLEMENTATION AGREEMENT. COPIES OF THE IMPLEMENTATION AGREEMENT AND THE RAYTHEON MERGER AGREEMENT ARE INCLUDED IN GM'S FORM 8-K DATED JANUARY 16, 1997, WHICH WE HAVE INCORPORATED INTO THIS DOCUMENT BY REFERENCE. IN ADDITION, A COPY OF THE RAYTHEON MERGER AGREEMENT HAS BEEN INCLUDED AS APPENDIX A TO THE RAYTHEON SOLICITATION STATEMENT, WHICH WE HAVE ALSO INCORPORATED INTO THIS DOCUMENT BY REFERENCE. SEE "WHERE YOU CAN FIND MORE INFORMATION" IN CHAPTER 7.

RAYTHEON MERGER AGREEMENT

 GENERAL

  The Raytheon Merger Agreement is an agreement between Hughes Defense and Raytheon which provides for the merger of Raytheon with Hughes Defense (which at the time will comprise the defense electronics business of Hughes Electronics). Hughes Defense will be the surviving corporation of the Raytheon Merger. As a result of the Raytheon Merger, the separate corporate existence of Raytheon will cease and Hughes Defense, as the surviving corporation, will continue its existence under the laws of the State of Delaware and its name will be changed to "Raytheon Company." The Raytheon Merger will become effective in accordance with a certificate of merger to be filed with the Secretary of State of the State of Delaware. The closing under the Raytheon Merger Agreement will occur as soon as practicable after the satisfaction or waiver of all of the conditions specified in the Raytheon Merger Agreement, including the consummation of the Hughes Transactions. We and Raytheon are planning to cause the Raytheon Merger to occur immediately after the completion of the GM Spin-Off Merger. Under the Raytheon Merger Agreement, the Hughes Defense Certificate of Incorporation and the Hughes Defense By-Laws described in this document will continue as the certificate of incorporation and the by-laws of New Raytheon following the Raytheon Merger.

  As described above, Hughes Defense will be the surviving corporation of the Raytheon Merger. Since Hughes Defense, as the surviving corporation of the Raytheon Merger, will be renamed "Raytheon Company" as part of the merger, we sometimes refer in this document to Hughes Defense as "New Raytheon," particularly where such references relate to periods commencing after the Raytheon Merger Effective Time. References to "Hughes Defense" in the descriptions below of the Raytheon Merger Agreement, the Separation Agreements and the arrangements contemplated by such agreements should be considered, as appropriate, also to be references to "New Raytheon." Similarly, we sometimes refer in this document to the "Hughes Defense Certificate of Incorporation" and the "Hughes Defense By-Laws" as the "New Raytheon Certificate of Incorporation" and the "New Raytheon By-Laws," respectively.

 CONSIDERATION TO BE RECEIVED IN THE RAYTHEON MERGER

  Under the Raytheon Merger Agreement, each whole share of Class A Common Stock that is issued and outstanding immediately prior to the Raytheon Merger Effective Time (which will be the shares distributed to GM's common stockholders in the Hughes Defense Spin-Off) will remain outstanding and will be unchanged

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER after the Raytheon Merger. Each fractional share of Class A Common Stock that is issued and outstanding immediately prior to the Raytheon Merger Effective Time will be converted into and represent an equivalent number of fractional shares of Class B Common Stock, which will be sold by the Raytheon Merger Exchange Agent as described below under "--Treatment of Fractional Shares of Class A Common Stock." Similarly, the conversion of fractional shares of Class A Common Stock into Class B Common Stock prior to such shares being aggregated and sold as described above is intended to permit such sales without diluting the voting power in the election of directors of New Raytheon to be received by GM's common stockholders in the Hughes Defense Spin-Off, which could have prevented General Motors from receiving the IRS Ruling.

  At the Raytheon Merger Effective Time, each issued and outstanding share of Raytheon Common Stock (other than shares to be canceled as described below) will be converted into and represent one share of Class B Common Stock. Each share of Raytheon capital stock held in the treasury of Raytheon or owned by any wholly owned subsidiary of Raytheon will be canceled and retired and no payment will be made in respect thereof.

  Each option to purchase Raytheon Common Stock outstanding under stock option plans of Raytheon in effect at the Raytheon Merger Effective Time (each, a "Raytheon Option") will be automatically converted, at the Raytheon Merger Effective Time, into an option to purchase shares of Class B Common Stock (a "New Raytheon Exchange Option"). Each New Raytheon Exchange Option will allow the holder to purchase the same number of shares of Class B Common Stock at the same exercise price as the corresponding Raytheon Option with respect to Raytheon Common Stock, and with other terms and conditions that are the same as the terms and conditions of such Raytheon Option immediately before the Raytheon Merger Effective Time (except for any changes in vesting rights or permitted time of exercise which result from the occurrence of the Raytheon Merger). For information regarding the treatment of stock options in respect of GM Class H Common Stock, see "Separation and Transition Arrangements--Summary of Other Agreements Contemplated by the Master Separation Agreement--Stock Options" below.

 TREATMENT OF FRACTIONAL SHARES OF CLASS A COMMON STOCK

  As described above, fractional shares of Class A Common Stock will be converted in the Raytheon Merger into an equivalent number of shares of Class B Common Stock. No fractional shares of Class B Common Stock will be distributed to Class A Common Stockholders. Instead, the aggregate number of fractional shares of Class B Common Stock (the "Excess Shares") will be sold by the Raytheon Merger Exchange Agent following the Raytheon Merger Effective Time at then prevailing prices on the NYSE. The sale of the Excess Shares will be in round lots to the extent practicable. The Raytheon Merger Exchange Agent will use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Raytheon Merger Effective Time as is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale have been distributed to the holders of such fractional interests in the Class B Common Stock, the Raytheon Merger Exchange Agent will hold such proceeds in trust for such holders. The portion of the proceeds of such sale of Excess Shares to which each holder of such fractional interests in the Class B Common Stock is entitled, as determined by the Raytheon Merger Exchange Agent, will then be distributed, net of any required tax withholding, to such Class B Common Stockholders. New Raytheon will pay all commissions, transfer taxes and other out-of-pocket expenses incurred in connection with such sale of the Excess Shares. For purposes of determining whether a Class A Common Stockholder immediately prior to the Raytheon Merger Effective Time holds a fractional share of Class A Common Stock, all shares of Class A Common Stock held by such holder will be aggregated by the Raytheon Merger Exchange Agent to the extent practicable.

 BOARDS, COMMITTEES AND OFFICERS

  The Raytheon Merger Agreement provides for the composition of the New Raytheon Board, as well as the composition of various committees of the New Raytheon Board and certain other committees. The Raytheon Merger Agreement also provides that the officers of Raytheon immediately prior to the Raytheon Merger

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

Effective Time will be the officers of New Raytheon immediately following the Raytheon Merger Effective Time. See "New Raytheon Management--Directors and Executive Officers" in Chapter 5.

 CERTAIN COVENANTS

  The Raytheon Merger Agreement includes certain provisions which govern the manner in which Raytheon and Hughes Defense must conduct their respective businesses between the date of the Raytheon Merger Agreement and the Raytheon Merger Effective Time. The purpose of these provisions is to ensure that at the Raytheon Merger Effective Time, each company represents approximately the same assets, liabilities and businesses as existed when the Raytheon Merger Agreement was executed.

  Conduct of Raytheon's Operations. The Raytheon Merger Agreement provides that until the Raytheon Merger Effective Time, Raytheon will conduct its business and operations in the ordinary course except as expressly contemplated by the Raytheon Merger Agreement and the transactions contemplated thereby, and will use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties so that their goodwill and ongoing business will not be impaired in any material respect.

  The Raytheon Merger Agreement also provides that, except in certain circumstances, until the Raytheon Merger Effective Time, Raytheon will not, without the prior written consent of Hughes Defense:

 . do or effect any of the following actions with respect to its securities:
   (1) adjust, split, combine, recapitalize or reclassify its capital stock,
   (2) declare or pay any dividend (other than regular quarterly cash dividends consistent as to time of payment and amount with the dividends declared and paid during 1996) or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except for limited purchases of shares of Raytheon Common Stock by Raytheon in the open market), (3) grant any person any right or option to acquire any shares of its capital stock other than in the ordinary course of business, consistent with past practice pursuant to existing option plans or the Raytheon Company Deferral Plan for Directors, the aggregate amount of which will not exceed certain pre-determined limits, (4) issue or sell or agree to issue or sell any shares of its capital stock or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities except in certain limited circumstances, or (5) enter into any agreement, understanding or arrangement with respect to the sale or voting of Raytheon's capital stock;

 . except as may be required by changes in applicable law or accounting principles, change any method or principle of accounting in a manner that is inconsistent with past practice;

 . take any action that would reasonably be expected to result in its representations and warranties contained in the Raytheon Merger Agreement becoming false or inaccurate;

 . take any action which could reasonably be expected to adversely affect or delay the ability of any of the parties to the Raytheon Merger Agreement to obtain any approval of any governmental authority required to consummate the transactions contemplated by the Raytheon Merger Agreement; or

 . permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing or agree in writing or otherwise to take any of the foregoing actions.

  Conduct of Hughes Defense's Operations. The Raytheon Merger Agreement provides that, except in certain circumstances, until the Raytheon Merger Effective Time, Hughes Defense will conduct its business and operations in the ordinary course, and will use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business will not be impaired in any material respect.


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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
  The Raytheon Merger Agreement also provides that, except in certain enumerated circumstances, until the Raytheon Merger Effective Time, Hughes Defense will not, without the prior written consent of Raytheon:

 . grant any person any right or option to acquire any shares of its capital stock (other than granting certain options for the purchase of Class B Common Stock to certain employees of Hughes Defense who would have been eligible to receive options to purchase GM Class H Common Stock) or enter into any agreement, understanding or arrangement with respect to the purchase, sale or voting of its capital stock or issue any instrument convertible into or exchangeable for such capital stock, or make, declare or pay any dividend or distribution in respect of any of its capital stock other than in cash;

 . sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material amount of its property or assets other than in the ordinary course of business, consistent with past practice;

 . make or propose any changes in its certificate of incorporation or bylaws;

 . merge or consolidate with any other persons or persons or acquire assets or capital stock of any other person or persons the value of which individually or in the aggregate exceeds $100 million or enter into any confidentiality agreement with any person with respect to any such transaction;

 . create any subsidiaries which are material to Hughes Defense and which are not, directly or indirectly, wholly owned by Hughes Defense;

 . enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any officer, director, consultant or employee other than increases in salary, compensation or benefits granted in the ordinary course of business consistent (including as to the amount and timing thereof) with past practice, except as may be required by applicable law or a binding written contract in effect on the date of the Raytheon Merger Agreement;

 . except as may be required by changes in applicable law or accounting principles, change any method or principle of accounting in a manner that is inconsistent with past practice;

 . take any action that would reasonably be expected to result in its representations and warranties contained in the Raytheon Merger Agreement becoming false or inaccurate;

 . enter into or carry out any other transaction which is material to Hughes
   Defense other than in the ordinary and usual course of business;

 . take any action which could reasonably be expected to adversely affect or delay the ability of any parties to the Raytheon Merger Agreement to obtain any approval of any governmental authority required to consummate the transaction contemplated by the Raytheon Merger Agreement;

 . settle any actions, whether now pending or hereafter made or brought, on terms which include a material limitation on the business or operations of New Raytheon; or

 . permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing or agree in writing or otherwise to take any of the foregoing actions.

  Indebtedness. The Raytheon Merger Agreement also provides that as of or prior to the Raytheon Merger Effective Time, Hughes Defense will incur indebtedness for borrowed money in an amount equal to the Intercompany Payment Amount (as defined below). For a description of the new debt to be incurred by Hughes Defense, see "New Debt of Hughes Defense To Be Assumed By New Raytheon" in Chapter 5. The proceeds of such indebtedness (up to $4.0 billion) will be made available as capital to Hughes Telecom. The proceeds of such indebtedness, if any, above $4.0 billion will be made available to General Motors through the repayment of intercompany loans owing to Delco, which will be transferred to General Motors as part of the Hughes Transactions, any such proceeds will be available to General Motors. See "Description of the Hughes Transactions-- Allocation of Hughes Defense Debt Proceeds; Hughes Telecom Funding" above. The Raytheon Merger Agreement uses the term "Intercompany Payment" to apply to these applications of proceeds. We currently estimate that such proceeds will exceed $4.0 billion only if the average closing price of Raytheon Common Stock as described below is $53.59 or less.


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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
  The "Intercompany Payment Amount" will be equal to $9.5 billion minus the "Class A Common Stock Amount" (as defined below) and minus the principal amount of all other indebtedness for borrowed money of Hughes Defense to be outstanding at the Raytheon Merger Effective Time. The "Class A Common Stock Amount" is equal to 102,630,503 (the fixed number of shares of Class A Common Stock to be distributed to GM's common stockholders in the Hughes Defense Spin-
Off) multiplied by the average closing price of Raytheon Common Stock on the NYSE during the 30-day period ending five days prior to the Raytheon Merger Effective Time, provided, however, that in the event such average price is greater than $54.29 such price will be deemed to be $54.29, and in the event such average price is less than $44.42, such price will be deemed to be $44.42. It is this covenant that gives rise to the $9.5 billion of indicated total value in the Hughes Defense Spin-Off and Raytheon Merger to General Motors and its common stockholders, as described elsewhere in this document. See "--General--Indicated Value of the Hughes Defense Spin-Off and the Raytheon Merger to General Motors and Its Common Stockholders" above.
The Raytheon Merger Agreement requires that no interest in respect of the indebtedness comprising the Intercompany Payment Amount be accrued and unpaid at the Raytheon Merger Effective Time.

  Other Actions; Notification of Certain Matters. The Raytheon Merger Agreement provides that, among other things, (1) during the period from and after the date of the Raytheon Merger Agreement, each of the parties will use all commercially reasonable efforts to consummate the Raytheon Merger and the transactions contemplated by the Raytheon Merger Agreement and to cause the conditions to the Raytheon Merger for which they are responsible to be satisfied as soon as practicable and (2) neither party nor its affiliates will take any action that would cause the Raytheon Merger, the Hughes Defense Spin-Off or the Hughes Telecom Spin-Off not to qualify for tax-free treatment under the Code as contemplated by the parties.

  The Raytheon Merger Agreement provides that Raytheon and Hughes Defense will promptly notify the other party of (1) the occurrence or non-occurrence of any event which would cause any representation or warranty made by it in the Raytheon Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Raytheon Merger Effective Time and (2) any material failure by it to comply with or satisfy any covenant, condition or agreement to be compiled with or satisfied by it under the Raytheon Merger Agreement, provided, however, that no such notification will limit or otherwise affect the remedies of the parties available under the Raytheon Merger Agreement.

  Competing Transactions. The Raytheon Merger Agreement provides that, during its term, without the consent of the other party, neither Raytheon nor Hughes Defense will, and will not authorize or permit any of its subsidiaries or any of its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to (1) solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to a Competing Transaction (as defined below), (2) negotiate, explore or otherwise engage in discussions with any person (other than the other party to the Raytheon Merger Agreement or its respective directors, officers, employees, agents and representatives or, with respect to Hughes Defense, its affiliates) with respect to any Competing Transaction or (3) enter into any agreement, arrangement or understanding therefor requiring it to abandon, terminate or fail to consummate the Raytheon Merger. This prohibition does not apply (1) to Hughes Defense with respect to Competing Transactions that do not include the defense electronics business of Hughes Electronics or the consummation of which would not otherwise result in the termination or material breach of any of the Transaction Agreements, and (2) to Raytheon, with respect to compliance with Rule 14e-2 under the Exchange Act with regard to a tender or exchange offer. In addition, the prohibition does not apply, subject to the observance of certain notice, confidentiality and other requirements, to certain negotiations and discussions relating to any Competing Transaction (1) that is superior to the transactions contemplated by the Raytheon Merger Agreement, (2) in which the offeror has demonstrated that the consideration necessary for such Competing Transaction is reasonably likely to be available, and (3) that Raytheon's board of directors or Hughes Defense's board of directors, as the case may be, concludes in good faith, on the basis of oral or written advice of outside counsel, that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law.


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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
  In the event that Raytheon's board of directors or Hughes Defense's board of directors, as the case may be, will have concluded in good faith, after considering applicable provisions of state law, and after seeking to make such adjustments in the terms and conditions of the Raytheon Merger Agreement as would enable such party to proceed with the transactions contemplated by the Raytheon Merger Agreement, that it must accept such Competing Transaction in order to comply with its fiduciary duties under applicable law, then Raytheon or Hughes Defense, as the case may be, may terminate the Raytheon Merger Agreement and pay to the other party: (1) the expenses incurred by such other party and its affiliates in connection with pursuing the Raytheon Merger and the transactions contemplated by the Raytheon Merger Agreement, which amount will not exceed $20 million, and (2) a termination fee of $200 million.

  "Competing Transaction" means any merger, consolidation or other business combination involving such party, or any acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice and except for consummation of the Hughes Transactions) of such party, or any combination of the foregoing.

 CONDITIONS

  Each party's obligation to effect the Raytheon Merger is subject to the satisfaction or waiver of a number of conditions. Failure to satisfy or waive any of these conditions could, therefore, result in the delay or non-consummation of the Raytheon Merger.

  Conditions of Each Party's Obligations to Consummate the Raytheon Merger. The respective obligations of Raytheon and Hughes Defense to consummate the Raytheon Merger are subject to fulfillment of the following conditions:

 . no order, injunction or decree which prevents the consummation of the Raytheon Merger will have been issued and remain in effect, and no statute, rule or regulation will have been enacted by any governmental authority which prevents the consummation of the Raytheon Merger;

 . all required approvals of, or filings with, any governmental authority will have been obtained or made, except where failure to do so would have no material adverse effect;

 . all required consents or approvals of all persons (other than governmental authorities) will have been obtained and will be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect;

 . approval of Raytheon's stockholders;

 . consummation of the Hughes Transactions;

 . the Goldman Sachs Fairness Opinion will not have been withdrawn, revoked or modified;

 . the opinions of Bear Stearns and CSFB, each dated January 16, 1997
   (respectively, the "Bear Stearns Fairness Opinion" and the "CSFB Fairness Opinion"), to Raytheon's board of directors, in each case to the effect that, on the basis of and subject to the assumptions, representations, limitations and other matters set forth therein, the financial terms of the Raytheon Merger are fair to the stockholders of Raytheon from a financial point of view (with respect to Bear Stearns) and the Merger Consideration (as defined in the CSFB Fairness Opinion) is fair to the stockholders of Raytheon from a financial point of view, will not have been withdrawn, revoked or modified;

 . receipt by Raytheon and Hughes Defense respectively, of the tax opinions of Wachtell, Lipton, Rosen & Katz, special counsel to Raytheon, and Weil, Gotshal & Manges LLP, special counsel to Hughes Defense, in each case to the effect that the Raytheon Merger will qualify as a reorganization within the meaning of Section 368 of the Code; and

 . receipt of all required state securities or blue sky permits or approvals.


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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER Conditions to the Obligations of Raytheon. Raytheon's obligations to consummate the Raytheon Merger are also subject to the fulfillment or waiver of the following conditions:

 . certain representations and warranties of Hughes Defense being true and correct on the date of the Raytheon Merger Agreement and on and as of the closing date as though made on and as of the closing date and certain other representations and warranties of Hughes Defense being true and correct on the date of Raytheon Merger Agreement and on and as of the closing date as though made on and as of the closing date, except for such inaccuracies which would not reasonably be expected to have a material adverse effect on Hughes Defense or New Raytheon;

 . Hughes Defense having performed in all material respects each obligation and agreement and having complied in all material respects with each covenant to be performed and complied with by it under the Raytheon Merger Agreement at or prior to the Raytheon Merger Effective Time; and

 . except to the extent contemplated by the Raytheon Merger Agreement, there will not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Hughes Defense and its subsidiaries taken as a whole or any material adverse effect on the ability of Hughes Defense to consummate the transactions contemplated by the Raytheon Merger Agreement.





  Conditions to the Obligations of Hughes Defense. Hughes Defense's obligations to consummate the Raytheon Merger are also subject to the fulfillment or waiver of the following conditions:

 . certain representations and warranties of Raytheon being true and correct on the date of the Raytheon Merger Agreement and on and as of the closing date as though made on and as of the closing date and certain other representations and warranties of Raytheon being true and correct on the date of the Raytheon Merger Agreement and on and as of the closing date as though made on and as of the closing date, except for such inaccuracies which would not reasonably be expected to have a material adverse effect on Raytheon or New Raytheon;


 . Raytheon having performed in all material respects each obligation and agreement and having complied in all material respects with each covenant to be performed and complied with by it under the Raytheon Merger Agreement at or prior to the Raytheon Merger Effective Time;

 . except to the extent contemplated by the Raytheon Merger Agreement, there will not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Raytheon to consummate the transactions contemplated by the Raytheon Merger Agreement; and

 . the Intercompany Payment will have been duly made in full.

 REPRESENTATIONS AND WARRANTIES; NO SURVIVAL

  The Raytheon Merger Agreement contains various representations and warranties of Raytheon and Hughes Defense. The representations and warranties of Raytheon relate generally to: due corporate organization and qualification; corporate authority; absence of violations of, among other things, certificates of incorporation, by-laws, contracts and laws; required filings with and consents and approvals of governmental authorities; board recommendation and stockholder voting requirements; the capital structure of Raytheon; the subsidiaries and other equity or ownership interests of Raytheon; documents filed with the SEC by Raytheon, and the accuracy of certain information, including financial statements, contained in such documents and in the Raytheon Registration Statement, including the Raytheon Solicitation Statement, and this document; financial statements of Raytheon; proper accounting controls; payments to international sales representatives; absence of certain material events and changes; compliance with applicable laws; real estate matters; litigation; taxes; employee benefit plans; environmental matters; takeover statutes; brokers and finders; employees; restrictive agreements; absence of shareholder rights plans; and opinions of financial advisors.

  The representations and warranties of Hughes Defense relate generally to: due corporate organization and qualification; corporate authority; absence of violations of, among other things, certificates of incorporation, by-laws, contracts and laws; required filings with and consents and approvals of governmental authorities; board

                                      121
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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

and stockholder approvals; the subsidiaries and other equity or ownership interests of Hughes Defense; information filed with the SEC as part of the Raytheon Registration Statement, including the Raytheon Solicitation Statement, and the accuracy of information contained in such documents; financial statements with respect to Hughes Defense; proper accounting controls; payments to international sales representatives; absence of certain material changes and events; conduct of operations; absence of undisclosed liabilities; employees; employee benefits and retirement plan assets; real estate matters; environmental matters; restrictive agreements; compliance with applicable laws; litigation; takeover statutes; brokers and finders; and opinions of financial advisors.

  The representations and warranties made in the Raytheon Merger Agreement by Raytheon and Hughes Defense will not survive the Raytheon Merger Effective Time.

 WAIVER AND AMENDMENT

  The Raytheon Merger Agreement provides that, subject to applicable law, the parties may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties contained in the Raytheon Merger Agreement or in any document delivered pursuant thereto or (3) waive compliance with any of the agreements or conditions contained in the Raytheon Merger Agreement, by action of the parties' respective boards of directors and written agreement signed by the party agreeing to such extension or waiver.

  In addition, subject to applicable law, the parties to the Raytheon Merger Agreement may amend the Raytheon Merger Agreement by action of their respective board of directors, at any time, provided that after adoption of the Raytheon Merger Agreement by Raytheon's common stockholders or approval of the Hughes Transactions by GM's common stockholders, amendments which by law require further approval or authorization by the stockholders of Raytheon or General Motors, as the case may be, may not be made without such further approval or authorization. In either case, the Raytheon Merger Agreement may not be amended except by a written instrument signed by each party.

 TERMINATION

  The Raytheon Merger Agreement may be terminated at any time prior to the Raytheon Merger Effective Time by mutual written consent of Raytheon and Hughes Defense or, by either Raytheon or Hughes Defense:

 . if any permanent injunction or other order of a court or other competent governmental authority preventing the consummation of the Raytheon Merger or the Hughes Transactions has become final and nonappealable;

 . in the event of a material breach by the other party of any representation or warranty, or any of the covenants or agreements contained in the Raytheon Merger Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

 . if the Raytheon Merger is not consummated before December 31, 1997, unless such date is extended by the board of directors of both Raytheon and Hughes Defense (see the immediately following full paragraph), provided that the terminating party (or its affiliates) has not failed to perform any material covenant or obligation under the Raytheon Merger Agreement or under the Implementation Agreement, which failure has been the cause of or resulted in the failure of the Raytheon Merger to occur on or before such date;

 . if the requisite vote of Raytheon stockholders to approve the Raytheon
   Merger and the transactions contemplated hereby is not obtained;

 . if the approval by the GM $1 2/3 Common Stockholders and the GM Class H
   Common Stockholders of the Hughes Transactions sought pursuant to this document is not obtained;

 . upon the occurrence of any event or effect not contemplated by the Raytheon
   Merger Agreement that has resulted in a material adverse change after the date of the Raytheon Merger Agreement in the assets,

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
  liabilities, results of operations, businesses or financial condition of the other party and its subsidiaries, taken as a whole, or upon the occurrence of an event which could reasonably be expected to result in such a material adverse change with respect to such party or, after the Raytheon Merger Effective Time, New Raytheon;

 . if the board of directors of the other party or any committee of the board of directors of the other party (1) withdraws or modifies in any adverse manner its approval or recommendation of the Raytheon Merger Agreement or the Raytheon Merger, (2) fails to reaffirm such approval or recommendation upon such party's request, (3) approves or recommends any acquisition of the other party or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party to the Raytheon Merger Agreement or an affiliate thereof, or (4) resolves to take any of the actions specified in clause (1) above;

 . under the circumstances described above under "--Certain Covenants--
   Competing Transactions"; or

 . if the Implementation Agreement is terminated pursuant to its terms.

  As described above under "Special Factors--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger-- Further Discussions With Raytheon," each of Raytheon and Hughes Defense has agreed that, in the event that the Raytheon Merger is not consummated before December 31, 1997, neither party will assert prior to January 16, 1998 its right to terminate the Raytheon Merger Agreement pursuant to the terms of that agreement because of the failure to have consummated the Raytheon Merger before December 31, 1997.

  In the event of a termination of the Raytheon Merger Agreement pursuant to its terms, the Raytheon Merger Agreement (except with respect to payment of the expenses of the other party and payment of a termination fee in certain circumstances, as described below under "--Effect of Termination; Termination Fees") will become void and have no effect, without any liability, however, on the part of the parties or their directors, officers or stockholders. Nothing in the Raytheon Merger Agreement relieves any party of liability for a willful breach of any provisions of the Raytheon Merger Agreement.

 EFFECT OF TERMINATION; TERMINATION FEES

  Termination Fees Payable by Hughes Defense: The Raytheon Merger Agreement obligates Hughes Defense to pay all Raytheon Expenses (as defined below) if the Raytheon Merger Agreement is terminated in accordance with its terms in any of the following circumstances:

 . by Raytheon in response to any resolution or action by Hughes Defense's board of directors (i) to withdraw, modify in any adverse manner or decline to reaffirm upon request, its approval or recommendation of the Raytheon Merger Agreement or the Raytheon Merger or (ii) to approve or recommend any acquisition of Hughes Defense or a material portion of its assets by any person other than Raytheon and its affiliates;

 . by Hughes Defense if Hughes Defense's board of directors concludes that, as a result of a Competing Transaction, such action is necessary in order for it to comply with its fiduciary duties under applicable law as described above;

 . by either Raytheon or Hughes Defense if the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders fail to approve the Hughes Transactions as contemplated in this document;

 . by either Raytheon or Hughes Defense in the event that the Implementation
   Agreement has been terminated for any of the following reasons:

  (1) by General Motors in the event that the GM Board has determined in good faith, in the exercise of its fiduciary obligations, under applicable law, on the basis of advice of outside counsel, that it must revoke or withdraw its recommendation in favor of the Hughes Transactions set forth in this document and such conclusion cannot reasonably be avoided by adjusting the Distribution Ratio;


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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
  (2) by Raytheon in the event that the GM Board has made a determination described in paragraph (1) above and has not terminated the Raytheon Merger Agreement within 10 business days thereof;

  (3) by Raytheon in the event that General Motors revokes, withdraws, modifies in an adverse manner or fails to reaffirm upon request the recommendation of the GM Board in favor of the Hughes Transactions set forth in this document; or

  (4) by either General Motors or Raytheon as a result of the termination of the GM Spin-Off Merger Agreement as a result of: (A) a determination by the GM Board (and such determination cannot reasonably be avoided by adjusting the Distribution Ratio) that consummation of the Hughes Transactions would not be both in the best interests of General Motors and its common stockholders and fair to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders; (B) the Updated Merrill Lynch Fairness Opinion, the Updated Salomon Brothers Fairness Opinion or (other than in certain limited circumstances) the Goldman Sachs Fairness Opinion or the written confirmation, dated as of November 7, 1997, of the Goldman Sachs Fairness Opinion being revoked or withdrawn; or (C) the Hughes Transactions failing to receive the requisite approval of GM stockholders; or

 . by either Raytheon or Hughes Defense if the Raytheon Merger is not consummated before December 31, 1997, or such later date as agreed by Raytheon and Hughes Defense, and the failure to consummate the Raytheon Merger is based on the failure of General Motors to consummate the GM Spin-Off Merger because either (1) the Updated Merrill Lynch Fairness Opinion or the Updated Salomon Brothers Fairness Opinion is withdrawn or revoked or
   (2) the GM Board determines in good faith, in the exercise of its fiduciary duties under applicable law, on the basis of the advice of outside counsel, that consummation of the Hughes Transactions would not be in the best interests of General Motors and its common stockholders and fair to the holders of both classes of GM common stock.

  Hughes Defense also will be obligated to pay Raytheon $200 million in the event that the Raytheon Merger Agreement is terminated as described above and either (1) prior to the time of such termination a Competing Transaction involving Hughes Defense is commenced, publicly proposed, publicly disclosed or communicated to Hughes Defense's board of directors or (2) at any time within three months following such termination any agreement with respect to a Competing Transaction involving the defense electronics business of Hughes Electronics is entered into or any such Competing Transaction is consummated.

  "Raytheon Expenses" means an amount in cash equal to the aggregate amount of Raytheon's and its affiliates' actual documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Raytheon Merger Agreement, including legal, accounting and investment banking fees, in an aggregate amount not to exceed $20 million.

  Termination Fees Payable by Raytheon. The Raytheon Merger Agreement obligates Raytheon to pay all Hughes Defense Expenses (as defined below) if the Raytheon Merger Agreement is terminated in accordance with its terms in the following circumstances:

 . by Hughes Defense (1) if the requisite vote of Raytheon stockholders to approve the Raytheon Merger is not obtained; or (2) in response to any resolution or action by Raytheon's board of directors to withdraw, modify in any adverse manner or decline to reaffirm upon request, its approval or recommendation of the Raytheon Merger Agreement or the Raytheon Merger or to approve or recommend any acquisition of Raytheon or a material portion of its assets by any person other than Hughes Defense and its affiliates;

 . by Raytheon if (1) the requisite vote of Raytheon stockholders to approve the Raytheon Merger is not obtained; or (2) Raytheon's board of directors concludes that, as a result of a Competing Transaction, such action is necessary in order for it to comply with its fiduciary duties under applicable law as described above; or

 . by either Raytheon or Hughes Defense if the Raytheon Merger shall not have been consummated before December 31, 1997, or such later date as agreed by Raytheon and Hughes Defense, and the failure to consummate the Raytheon Merger because the Bear Stearns Fairness Opinion or the CSFB Fairness

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  Opinion has been withdrawn or revoked when all other conditions to the Raytheon Merger (other than the consummation of the Hughes Transactions) have been satisfied or are capable of being satisfied if such withdrawal or revocation of the Bear Stearns Fairness Opinion or the CSFB Fairness Opinion does not result from a breach of the representations and warranties of Hughes Defense set forth in the Raytheon Merger Agreement.

  In addition, Raytheon will be obligated to pay Hughes Defense $200 million in the event that the Raytheon Merger Agreement is terminated as described above and either (1) prior to the time of such termination a Competing Transaction involving Raytheon is commenced, publicly proposed, publicly disclosed or communicated to Raytheon's board of directors, or (2) at any time within three months following such termination any agreement with respect to a Competing Transaction involving Raytheon is entered into or any such Competing Transaction is consummated.

  "Hughes Defense Expenses" means an amount in cash equal to the aggregate amount of Hughes Defense's and its affiliates' actual documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Raytheon Merger Agreement, including legal, accounting and investment banking fees, in an aggregate amount not to exceed $20 million.

 INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Raytheon Merger Agreement provides that from and after the Raytheon Merger Effective Time, New Raytheon will indemnify, defend and hold harmless each individual who was, at any time prior to the Raytheon Merger Effective Time, an officer or director of Raytheon or Hughes Defense or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of New Raytheon (which approval will not be unreasonably withheld) arising out of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (1) the fact that such person is or was a director or officer of Raytheon or Hughes Defense or their respective subsidiaries, as the case may be, whether pertaining to any matter existing or occurring at or prior to the Raytheon Merger Effective Time and whether asserted or claimed prior to, or at or after, the Raytheon Merger Effective Time and (2) the Raytheon Merger Agreement or the transactions contemplated thereby, in each case to the full extent Raytheon or Hughes Defense, as the case may be, would have been permitted under Delaware law and its certificate of incorporation and bylaws to indemnify such person, and New Raytheon will pay expenses reasonably incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding to such Indemnified Party to the full extent permitted by law upon receipt of the undertaking contemplated by
Section 145(e) of the Delaware General Corporation Law.

  Without limiting the generality of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Raytheon Merger Effective Time), after the Raytheon Merger Effective Time, New Raytheon (1) will pay all reasonable fees and expenses of any counsel retained by any Indemnified Parties promptly as statements therefor are received, and (2) will use its commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that New Raytheon will not be liable for any settlement of any claim effected without its written consent, which consent, however, will not be unreasonably withheld. Pursuant to the terms of the Raytheon Merger Agreement, any Indemnified Party wishing to claim indemnification, upon learning of any such claim, action, suit, proceeding or investigation, will notify New Raytheon (but the failure so to notify New Raytheon will not relieve it from any liability which it may have except to the extent such failure materially prejudices New Raytheon), and will deliver to new Raytheon the undertaking, if any, contemplated by Section 145(e) of the Delaware General Corporation Law. Under the terms of the Raytheon Merger Agreement, the indemnification provisions are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.


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

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
IMPLEMENTATION AGREEMENT

 GENERAL

  The Implementation Agreement is an agreement between General Motors and Raytheon, pursuant to which General Motors has agreed to take certain actions to effect the Hughes Transactions.

 PROPOSAL OF THE HUGHES TRANSACTIONS

  The Implementation Agreement provides that, following the determination of the Distribution Ratio and the execution of the GM Spin-Off Merger Agreement and provided that none of the Original Merrill Lynch Fairness Opinion, the Original Salomon Brothers Fairness Opinion and the Goldman Sachs Fairness Opinion has been revoked, withdrawn or modified in a manner adverse to General Motors or to the GM Board or to either class of GM's common stockholders, General Motors will:

 (1) take all commercially reasonable action in accordance with the federal securities laws, the Delaware General Corporation Law, the GM Certificate of Incorporation and the GM By-Laws necessary to present the Hughes Transactions to GM's common stockholders for their consideration and approval;

 (2) include in this document the recommendation of the GM Board in favor of the Hughes Transactions; and

 (3) use all commercially reasonable efforts to solicit from GM's common stockholders consents with respect to the Hughes Transactions.

  Each of these obligations is subject to the fiduciary duties of the GM Board under applicable law.

 COVENANTS OF GENERAL MOTORS

  No Solicitation. The Implementation Agreement provides that until the Raytheon Merger Effective Time, without the prior written consent of Raytheon, General Motors will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction (as defined in the Raytheon Merger Agreement) relating to Hughes Defense or the consummation of which would otherwise result in the termination or material breach of any of the Transaction Agreements, or negotiate, explore or otherwise engage in discussions with any person (other than Raytheon or its respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding therefor requiring them to abandon, terminate or fail to consummate the Raytheon Merger. The foregoing limitation, however, does not prohibit any of such parties from taking any action to the extent (including compliance by General Motors with the conditions set forth therein) that Hughes Defense could do so pursuant to the comparable provision of the Raytheon Merger Agreement. See "--Raytheon Merger Agreement--Certain Covenants--Competing Transactions" above.

  Transaction Agreements. The Implementation Agreement also provides that:

 . General Motors will enter into, and to cause its subsidiaries to enter into, the Transaction Agreements, as and when contemplated by the Implementation Agreement and the other Transaction Agreements;

 . General Motors will consult with Raytheon regarding any changes, amendments or additions that are proposed to be made to the Transaction Agreements prior to the Raytheon Merger Effective Time, whether before or after any such agreement is entered into by the respective parties to such agreement;

 . General Motors will not permit (except for any amendment to the GM Spin-Off
   Merger Agreement to adjust the Distribution Ratio under certain circumstances) any change, amendment or addition to be made prior to the Raytheon Merger Effective Time to the forms or terms of the Transaction Agreements without Raytheon's consent (which consent shall not be unreasonably withheld or delayed), unless such change,

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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER amendment or addition could not reasonably be foreseen (1) to have an adverse effect on the business, assets, liabilities or financial condition of Hughes Defense or (2) to delay materially the consummation of the Raytheon Merger on the terms and subject to the conditions of the Implementation Agreement and the other Transaction Agreements;

 . General Motors will not, and will not permit any of its subsidiaries to, terminate (except as may be permitted by the terms of any of the Transaction Agreements) or waive any condition of the Transaction Agreements, without the prior written consent of Raytheon, unless the Implementation Agreement has been terminated; and

 . General Motors will not permit Hughes Defense to make prior to the Raytheon
   Merger Effective Time any formal election expressly referenced in the Master Separation Agreement to be made by Hughes Defense unless such election is acceptable to Raytheon.

 CERTAIN OTHER COVENANTS

  The Implementation Agreement further provides that, among other things, each of General Motors and Raytheon will, and will cause its subsidiaries to, use all commercially reasonable efforts to consummate the Hughes Transactions and the Raytheon Merger.

  The Implementation Agreement provides that General Motors and Raytheon will promptly notify the other party of (1) the occurrence or non-occurrence of any event which would cause any representation or warranty made by it contained in the Implementation Agreement to be untrue or inaccurate in any material respect at or prior to the Raytheon Merger Effective Time and (2) any material failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Implementation Agreement, provided, however, that no such notification will limit or otherwise affect the remedies of the parties available under the Implementation Agreement.

 REPRESENTATIONS AND WARRANTIES; NO SURVIVAL

  The Implementation Agreement contains various representations and warranties of General Motors and Raytheon. The representations and warranties of General Motors relate generally to: due corporate organization and qualification; corporate authority; ownership of the capital stock of Hughes Defense; absence of violations of, among other things, certificates of incorporation, by-laws, contracts and laws; required filings with and consents and approvals of governmental authorities; litigation; brokerage and finder's fees; stockholder voting requirements; and the accuracy of certain information contained in the Raytheon Registration Statement and the Raytheon Solicitation Statement.

  The representations and warranties of Raytheon relate generally to: due corporate organization and qualification; corporate authority; and the accuracy of certain information contained in this document. Raytheon also confirms in the Implementation Agreement all of the representations and warranties of Raytheon set forth in the Raytheon Merger Agreement. See "--Raytheon Merger Agreement--Representations and Warranties; No Survival" above.

  The representations and warranties made in the Implementation Agreement by General Motors and Raytheon will not survive the Raytheon Merger Effective Time.

 WAIVER AND AMENDMENT

  The Implementation Agreement provides that, subject to applicable law, the parties may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties contained in the Implementation Agreement or in any document delivered pursuant thereto and (3) waive compliance with any of the agreements or conditions contained in the Implementation Agreement, by action of the parties' respective boards of directors and written agreement signed by the party agreeing to such extension or waiver.

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

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  In addition, subject to applicable law, the parties to the Implementation Agreement may amend the Implementation Agreement by action of their respective boards of directors, at any time, provided, that after adoption of the Raytheon Merger Agreement by stockholders or approval of the Hughes Transactions by GM stockholders, amendments which by law require further approval or authorization by the stockholders of Raytheon or General Motors, as the case may be, may not be made without such further approval or authorization. In either case, the Implementation Agreement may not be amended except by a written instrument signed by each party.

 TERMINATION OF THE IMPLEMENTATION AGREEMENT

  The Implementation Agreement may be terminated at any time prior to the Raytheon Merger Effective Time by mutual written consent of General Motors and Raytheon or as follows:

 . by either General Motors or Raytheon at any time following the termination of either of the Raytheon Merger Agreement or the GM Spin-Off Merger Agreement in accordance with the terms thereof;

 . by either General Motors or Raytheon in the event of either: (1) a material breach by the other party of any representation or warranty contained in the Implementation Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a material breach by the other party of any of the covenants or agreements contained in the Implementation Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

 . by General Motors in the event that the GM Board determines in good faith, in the exercise of its fiduciary obligations under applicable law, on the basis of oral or written advice of outside counsel, (1) that it must revoke or withdraw its recommendation in this document in favor of the Hughes Transactions and (2) that the foregoing determination could not reasonably be avoided by adjusting the Distribution Ratio so as to enable (A) the GM Board to determine that the Hughes Transactions, taken as a whole, are in the best interests of General Motors and its common stockholders and fair to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders and (B) the Original Merrill Lynch Fairness Opinion and the Original Salomon Brothers Fairness Opinion to be applicable to the Hughes Transactions with the Distribution Ratio as adjusted; or

 . by Raytheon in the event that: (1) the GM Board makes a determination regarding the Distribution Ratio as described in the immediately preceding paragraph and does not terminate the Implementation Agreement within ten business days thereof; or (2) the GM Board withdraws or modifies in any adverse manner its approval or recommendation of the Hughes Transactions or fails to reaffirm such approval or recommendation upon Raytheon's request.

 EFFECT OF TERMINATION

  In the event of the termination of the Implementation Agreement, the Implementation Agreement will become void and have no effect, without any liability on the part of either party or its subsidiaries or their respective directors, officers or stockholders, except for payment of expenses and a termination fee to the extent provided in the Raytheon Merger Agreement. See "--Raytheon Merger Agreement--Effect of Termination; Termination Fees" above. Notwithstanding the foregoing, nothing in the Implementation Agreement is intended to relieve either party to the Implementation Agreement of liability for a willful breach of any provision of the Implementation Agreement.

GM STOCKHOLDER APPROVAL NOT REQUIRED FOR THE RAYTHEON MERGER

  You are not being asked to approve the Raytheon Merger, which has already been approved by Hughes Electronics as the sole stockholder of Hughes Defense. Although you are not being asked to approve the Raytheon Merger, consummation of the Raytheon Merger is conditioned upon, among other things, the consummation of the Hughes Transactions, which requires the approval of GM's common stockholders. IF

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
GM'S COMMON STOCKHOLDERS APPROVE THE HUGHES TRANSACTIONS AND ALL OTHER
CONDITIONS ARE SATISFIED OR WAIVED, THE RAYTHEON MERGER WILL BE CONSUMMATED IMMEDIATELY AFTER THE CONSUMMATION OF THE HUGHES
DEFENSE SPIN-OFF. IF GM'S COMMON STOCKHOLDERS DO NOT APPROVE THE HUGHES TRANSACTIONS, NEITHER THE HUGHES TRANSACTIONS NOR THE RAYTHEON MERGER WILL BE CONSUMMATED.

APPROVALS BY THE CAPITAL STOCK COMMITTEE AND THE GM BOARD; FAIRNESS OF THE RAYTHEON MERGER

  The Raytheon Merger was approved by the GM Board on January 16, 1997. This approval was based on, among other things, recommendations of the Capital Stock Committee, the Hughes Defense Spin-Off Committee, Hughes Electronics management and GM management. The Raytheon Merger was also approved by the Hughes Electronics Board. Additional information regarding the January 16, 1997 meetings of the Hughes Electronics Board, the Hughes Defense Spin-Off Committee, the Capital Stock Committee and the GM Board, and certain factors considered at these and other meetings, is set forth above under "Special Factors--Background of the Hughes Transactions." For a description of certain matters considered by the Capital Stock Committee and the GM Board in approving the Raytheon Merger, see "Special Factors--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Hughes Transactions" above.

RAYTHEON MERGER FAIRNESS OPINION: GOLDMAN SACHS

  On January 16, 1997, Goldman Sachs delivered its written opinion to the boards of directors of General Motors, Hughes Electronics and Hughes Defense that, as of the date of such opinion, the Aggregate Consideration (as defined below) is fair to the GM Group (as defined below) as a whole. Goldman Sachs subsequently confirmed its earlier written opinion dated January 16, 1997 by delivery of its written opinion dated November 7, 1997 that as of January 16, 1997 the Aggregate Consideration was fair to the GM Group as a whole. Goldman Sachs did not perform any additional procedures in connection with the delivery of its confirming opinion dated November 7, 1997. It is a condition to GM's obligation to complete the Hughes Transactions that neither the Goldman Sachs Fairness Opinion nor such written confirmation be withdrawn.

  For purposes of the Goldman Sachs Fairness Opinion, Hughes Defense, Hughes Electronics, General Motors and the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders are collectively referred to as the "GM Group."

  For purposes of the Goldman Sachs Fairness Opinion, the ownership by the Class A Common Stockholders, in the aggregate, of approximately 30% of the outstanding common stock of New Raytheon upon the consummation of the Raytheon Merger and the indebtedness for borrowed money of Hughes Defense immediately prior to the Hughes Defense Spin-Off and the Raytheon Merger (which will become the indebtedness of New Raytheon upon the consummation of the Raytheon Merger) are together referred to as the "Aggregate Consideration."

  The Goldman Sachs Fairness Opinion does not address the fairness of the Hughes Transactions or the fairness of the distribution to and allocation among the GM $1 2/3 Common Stockholders and GM Class H Common Stockholders of Class A Common Stock in the Hughes Defense Spin-Off. These matters are addressed, to the extent specified therein, in the Updated Merrill Lynch Fairness Opinion and the Updated Salomon Brothers Fairness Opinion. See "Special Factors--Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers" above.

  The Goldman Sachs Fairness Opinion is directed only to the fairness of the Aggregate Consideration to be received by the GM Group as a whole and does not
(1) address GM's underlying business decision to effect the Hughes Transactions, (2) address the fairness of the allocation of the Aggregate Consideration among the members of the GM Group or (3) constitute a recommendation concerning whether GM $1 2/3 Common Stockholders and GM Class H Common Stockholders should approve the Hughes Transactions.


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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  THE FULL TEXT OF THE GOLDMAN SACHS FAIRNESS OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS INCLUDED IN APPENDIX B TO THIS DOCUMENT AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. WE URGE YOU TO READ THE GOLDMAN SACHS FAIRNESS OPINION CAREFULLY. A COPY OF THE WRITTEN PRESENTATION BY GOLDMAN SACHS TO THE GM BOARD IN JANUARY 1997 AND THE WRITTEN CONFIRMATION, DATED AS OF NOVEMBER 7, 1997, OF THE GOLDMAN SACHS FAIRNESS OPINION HAVE BEEN FILED AS EXHIBITS TO THE SCHEDULE 13E-3 FILED WITH THE SEC WITH RESPECT TO THE HUGHES TRANSACTIONS AND COPIES OF THE MATERIALS IN THE FORMS FILED WITH THE SEC MAY BE INSPECTED AND COPIED, AND OBTAINED BY MAIL, FROM THE SEC AS SET FORTH UNDER "WHERE YOU CAN FIND MORE INFORMATION" IN CHAPTER 7 AND WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF GENERAL MOTORS AT GENERAL MOTORS CORPORATION, 100 RENAISSANCE CENTER, DETROIT, MICHIGAN, 48243-7301 DURING REGULAR BUSINESS HOURS BY ANY INTERESTED COMMON STOCKHOLDER OF GENERAL MOTORS OR HIS OR HER REPRESENTATIVE WHO HAS BEEN SO DESIGNATED IN WRITING.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(1) the form of the Raytheon Merger Agreement; (2) the form of the Implementation Agreement; (3) the form of the GM Spin-Off Merger Agreement; (4) the form of the Master Separation Agreement; (5) the form of the Spin-Off Separation Agreement; (6) the Annual Reports of Hughes Electronics for the five years ended December 31, 1995; (7) the Annual Reports to Stockholders of Raytheon on Form 10-K for the five years ended December 31, 1995; (8) certain interim reports to stockholders and Quarterly Reports on Form 10-Q for Raytheon; (9) certain other communications from General Motors and Raytheon to their respective stockholders; and (10) certain internal financial analyses and forecasts for Hughes Defense and Raytheon prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Hughes Defense and Raytheon regarding the past and current business operations, financial condition, and future prospects of their respective companies, including forecasts of revenue and cost synergies that are expected to result from the Raytheon Merger (collectively, the "Synergies"). In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Raytheon Common Stock; compared certain financial and stock market information for Raytheon with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness thereof in all material respects for purposes of its opinion. In that regard, Goldman Sachs assumed, with the consent of General Motors, Hughes Electronics and Hughes Defense, that the financial forecasts prepared by Hughes Defense and Raytheon, including without limitation, the Synergies resulting from the Raytheon Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Hughes Defense and Raytheon and that such forecasts will be realized in all material respects in the amounts and at the times contemplated thereby. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Hughes Defense or Raytheon or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the boards of directors of each of General Motors, Hughes Electronics and Hughes Defense in connection with their consideration of the Raytheon Merger. Goldman Sachs was informed that the boards of directors of each of General Motors, Hughes Electronics and Hughes Defense were considering the Raytheon Merger in the context of the Hughes Transactions.

  In the Goldman Sachs Fairness Opinion, Goldman Sachs does not express any opinion as to the prices at which the Class A Common Stock, the Class B Common Stock or the New GM Class H Common Stock will trade if and when they are issued.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing the Goldman Sachs Fairness Opinion and in analyzing the Northrop Grumman proposal (as filed with the SEC).

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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  (1) Selected Companies Analysis. Goldman Sachs reviewed certain financial information, ratios and public market multiples for six publicly traded corporations: The Boeing Company (adjusted pro forma for the acquisition of Rockwell International Corporation's Aerospace and Defense business but not including the impact of the then-pending acquisition of McDonnell Douglas Corporation), General Dynamics Corporation, Hughes Electronics, Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon (adjusted for the then-pending acquisition of Texas Instruments Defense) (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations (or, in the case of

 Hughes Electronics, track operations) that for purposes of analysis may be considered similar to Hughes Defense. Goldman Sachs calculated and compared various financial multiples and ratios. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of 1997 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") and stock price as a multiple of 1997 and 1998 estimated earnings per share ("EPS"). The levered market capitalizations were based on closing stock prices as of January 11, 1997 and balance sheet data as of September 30, 1996. January 11, 1997 represented the most recent closing stock prices and September 30, 1996 represented the most recent publicly available balance sheet information for the Selected Companies at the time the analysis was performed. The analysis was performed in advance of the GM Board meeting on January 16, 1997 in order to distribute material to the GM Board prior to such meeting. The 1997 EBITDA multiples estimates for each of the Selected Companies were based on Goldman Sachs research as of November 1996 (excluding pension and non-cash income). The 1997 and 1998 price/earnings ("P/E") multiples were based on stock prices as of January 11, 1997 and Institutional Brokers Estimate Service ("IBES") estimates for EPS as of January 8, 1997 (estimates for companies with non-calendar fiscal years ends were calendarized). Goldman Sachs' analysis of the Selected Companies indicated levered market capitalization multiples of 1997 estimated EBITDA ranging from 6.6x to 9.5x with a median of 8.4x and a mean of 8.2x. Goldman Sachs also considered for the
 Selected Companies estimated 1997 P/E multiples, which ranged from 13.1x to 23.6x with a median of 14.7x and a mean of 16.5x, estimated 1998 P/E multiples, which ranged from 11.8x to 20.4x with a median of 13.8x and a mean of 14.5x, and debt to capitalization ratios, which ranged from 3.0% to 62.6%.

  (2) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to eight selected transactions in the aerospace and defense industry since 1994 (listed by acquirer/target): (1) Raytheon

 Company/Texas Instruments Defense, (2) The Boeing Company/McDonnell Douglas Corporation, (3) The Boeing Company/Rockwell International Corporation's Aerospace and Defense business, (4) Lockheed Martin Corporation/Loral Corporation, (5) Northrop Grumman Corporation/Westinghouse's Electronic Systems Group business, (6) Raytheon Company/E-Systems, (7) Martin Marietta Corp./Lockheed Corporation and (8) Northrop Corporation/Grumman Corporation (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions levered consideration as a multiple of (1) current year sales ranged from 0.56x to 1.68x, as compared to 1.53x for the Raytheon Merger and 1.50x for a merger of Northrop Grumman with Hughes Defense, (2) current year earnings before interest and taxes ("EBIT") ranged from 8.6x to 12.9x, as compared to 13.7x for the Raytheon Merger and 13.4 for a merger of Northrop Grumman with Hughes Defense, (3) current year EBITDA ranged from 5.4x to 10.6x, as compared to 11.7x for the Raytheon Merger and 11.4x for a merger of Northrop Grumman with Hughes Defense, (4) next year sales ranged from 0.57x to 1.66x, as compared to 1.43x for the Raytheon Merger and 1.40x for a merger of Northrop Grumman with Hughes Defense, (5) next year EBIT ranged from 8.2x to 12.9x, as compared to 13.0x for the Raytheon Merger and 12.7x for a merger of Northrop Grumman with Hughes Defense and (6) book value ranged from 1.9x to 9.6x, as compared to 1.9x for the Raytheon Merger and 1.8x for a merger of Northrop Grumman with Hughes Defense.

  (3) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using Hughes Defense management projections. Goldman Sachs calculated the net present value of the cash flows of Hughes Defense as of January 1, 1997 using discount rates from 10% to 12%. Goldman Sachs calculated terminal values of Hughes Defense based on a multiple of trailing EBITDA in the year 2001 ranging from 7.0x EBITDA to 8.0x EBITDA. These terminal values were then discounted to present value (as of January 1, 1997) using discount rates from 10% to 12%. Such analysis indicated a range of $6.482 billion to $7.757

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
 billion. The discount rates used were determined using a number of different factors, including (1) a weighted average cost of capital analysis and (2) expected internal rates of return for Hughes Defense as well as for other companies in the aerospace and defense industry.

  (4) Discounted Cash Flow Analysis--Synergies--Raytheon/Hughes Defense. Goldman Sachs performed a discounted cash flow analysis of the Synergies using Raytheon's management projections. Goldman Sachs calculated the net present value of the cash flows as of January 1, 1997 using discount rates from 10% to 12%. Goldman Sachs calculated the terminal values based on a multiple of trailing EBIT in the year 2001 ranging from 8.0x EBIT to 10.0x EBIT. These terminal values were then discounted to present value (as of January 1, 1997) using discount rates from 10% to 12%. Such analysis indicated a range from $3.396 billion to $4.321 billion. The discount rates used were determined using a number of different factors, including (1) a weighted average cost of capital analysis and (2) expected internal rates of return for each of Hughes Defense and Raytheon as well as for other companies in the aerospace and defense industry.

  (5) Discounted Cash Flow Analysis--Synergies--Northrop Grumman/Hughes Defense. Goldman Sachs performed a discounted cash flow analysis of the Synergies using Northrop Grumman's management projections. Goldman Sachs calculated the net present value of the cash flows as of January 1, 1997 using discount rates from 10% to 12%. Goldman Sachs calculated the terminal values based on a multiple of trailing EBIT in the 2001 ranging from 8.0x EBIT to 10.0x EBIT. These terminal values were then discounted to present value (as of January 1, 1997) using discount rates from 10% to 12%. Such analysis indicated a range from $1.632 billion to $2.049 billion.

  (6) Contribution Analysis--Raytheon. Goldman Sachs reviewed certain estimated future operating and financial information (including, among other things, revenues, EBITDA, operating income and levered value) for Hughes Defense, Raytheon and the pro forma combined entity resulting from the Raytheon Merger based on Hughes Defense and Raytheon managements' financial forecasts for each of Hughes
 Defense and Raytheon (which included a pro forma base forecast for the impact of Texas Instruments Defense, before the impact of synergies) and the pro forma combined entity. Goldman Sachs also analyzed the relative income statement contribution of Hughes Defense and Raytheon to the combined company on a pro forma basis based on financial data and on the assumptions provided to Goldman Sachs by Hughes Defense and Raytheon managements. This analysis indicated that in 1997 Hughes Defense would have contributed 28.4% to combined revenues, 27.7% to combined EBITDA and 29.1% to combined operating income. Based on the Aggregate Consideration of $9.5 billion for Hughes Defense and market prices of Raytheon as of January 10, 1997, Hughes Defense would receive 34.1% of the combined levered value. The 34.1% figure was calculated by taking (a) Hughes Defense's levered value of $9,500 million as reflected by the Raytheon proposal and dividing it by (b) the combined levered value of $27,876 million consisting of (x) Hughes Defense's levered value of $9,500 million plus (y) Raytheon's levered value as of January 10, 1997 of $18,376 million, which was adjusted to include an additional $2,950 million of debt from the then-pending acquisition of Texas Instruments Defense business. The figure of 34.1% is the result of dividing $9,500 million by $27,786 million.

  (7) Contribution Analysis--Northrop Grumman. Goldman Sachs reviewed certain estimated future operating and financial information (including, among other things, revenues, EBITDA, operating income and levered value) for Hughes Defense, Northrop Grumman and the pro forma combined entity resulting from the merger of Hughes Defense and Northrop Grumman based on Hughes Defense and Northrop Grumman managements' financial forecasts for each of Hughes Defense and Northrop Grumman and the pro forma combined entity. Goldman Sachs also analyzed the relative income statement contribution of Hughes Defense and Northrop Grumman to the combined company on a pro forma basis based on financial data and on the assumptions provided to Goldman Sachs by Hughes Defense and Northrop Grumman managements. This analysis indicated the percentage that Hughes Defense in 1997 would have contributed to combined revenues, to combined EBITDA and to combined operating income and based on the aggregate consideration of $9,301 million for Hughes Defense and market prices of Northrop Grumman as of January 10, 1997, the percentage of the combined levered value that Hughes Defense would have received. The percentage of combined levered value was calculated by taking (a) Hughes Defense's levered value of $9,301 million as

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
 reflected by the Northrop Grumman proposal and dividing it by (b) the combined levered value consisting of (x) Hughes Defense's levered value of $9,301 million plus (y) Northrop Grumman's levered value as of January 10, 1997. The percentage of combined levered value is the result of dividing
 $9,301 million by the sum of (x) and (y) above.

  (8) Pro Forma Trading Analysis--Raytheon. Goldman Sachs prepared pro forma analyses of the financial impact of the Raytheon Merger. Using earnings estimates for Raytheon prepared by its management for the years 1997 and 1998, Goldman Sachs compared the EPS of Raytheon Common Stock, on a stand-alone basis, to the EPS of the common stock of the combined companies on a pro forma basis (including the impact of Raytheon's acquisition of Texas Instruments Defense). Goldman Sachs performed this analysis based on a price of $49.35 per share (the midpoint of the range used in determining the amount of indebtedness Hughes Defense may have at the Raytheon Merger Effective
 Time) of Raytheon Common Stock. Based on such analysis the proposed transaction would be dilutive to Raytheon's stockholders on an earnings per share basis in 1997 by 4.7% and accretive to Raytheon's stockholders on an earnings per share basis in 1998 by 1.0%.

  (9) Pro Forma Trading Analysis--Northrop Grumman. Goldman Sachs prepared pro forma analyses of the financial impact of a merger between Hughes Defense and Northrop Grumman. Using earnings estimates for Northrop Grumman prepared by its management for the years 1997 and 1998, Goldman Sachs compared the EPS of Northrop Grumman's common stock, on a standalone basis, to the EPS of the common stock of the combined companies on a pro forma basis. Goldman Sachs performed this analysis based on a price of $81.00 per share (the midpoint of the collar) of Northrop Grumman's common stock. Based on this analysis, the proposed transaction would be dilutive to Northrop Grumman's stockholders on an earnings per share basis in both 1997 and 1998.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs Fairness Opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. Goldman Sachs reaches a single conclusion as to fairness based on its experience and professional judgment and its analysis as a whole. Goldman Sachs does not, as part of its process, isolate the various analyses and reach separate conclusions with respect thereto. No company or transaction used in the above analyses as a comparison (other than Hughes Electronics and Raytheon) is directly comparable to General Motors, Hughes Electronics, Hughes Defense or Raytheon or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the board of directors of each of General Motors, Hughes Electronics and Hughes Defense as to the fairness of the Aggregate Consideration to the GM Group as a whole and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of General Motors, Hughes Electronics, Hughes Defense, Raytheon, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, the Goldman Sachs Fairness Opinion was one of many factors taken into consideration by the board of directors of each of General Motors, Hughes Electronics and Hughes Defense in making their respective determinations to approve the Raytheon Merger Agreement. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED BY GOLDMAN SACHS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE GOLDMAN SACHS FAIRNESS OPINION INCLUDED IN APPENDIX B TO THIS DOCUMENT.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
valuations for estate, corporate and other purposes. General Motors, Hughes Electronics and Hughes Defense selected Goldman Sachs as their financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Raytheon Merger. Goldman Sachs is familiar with Hughes Defense having provided certain investment banking services to Hughes Defense and Hughes Electronics from time to time and having acted as financial advisor to Hughes Defense, Hughes Electronics and General Motors in connection with, and having participated in certain of the negotiations leading to, the Raytheon Merger Agreement. Goldman Sachs is also familiar with Raytheon having provided certain investment banking services to Raytheon from time to time, including having acted as its financial advisor in connection with the acquisition of Chrysler Technologies Airborne Systems in June 1996 and acting as a dealer in connection with Raytheon's issuance of commercial paper.

  Goldman Sachs is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in the securities or options on securities of General Motors and/or Raytheon.

  Pursuant to a letter agreement dated October 23, 1996 (the "Engagement Letter"), General Motors and Hughes Electronics engaged Goldman Sachs to act as their financial advisor in connection with the Hughes Defense Spin-Off and the Raytheon Merger. Pursuant to the terms of the Engagement Letter, General Motors and Hughes Electronics have agreed to pay Goldman Sachs upon the consummation of the Raytheon Merger a transaction fee based on 0.30% of the aggregate consideration of the Raytheon Merger. General Motors and Hughes Electronics have agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its attorneys, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the U.S. federal securities laws. In the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, in its view, unenforceable.

  Raytheon's board of directors also has considered from its point of view and decided to approve the Raytheon Merger, and is recommending it to the stockholders of Raytheon. In connection with its consideration of the Raytheon Merger, Raytheon has received (1) an opinion of Bear Stearns, financial advisor to Raytheon, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the Raytheon Merger is fair to Raytheon stockholders from a financial point of view and (2) an opinion of CSFB, financial advisor to Raytheon, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the Merger Consideration (as defined in the opinion) was fair to the holders of Raytheon Common Stock from a financial point of view. Copies of the opinions of Bear Stearns and CSFB are attached as Appendices B-I and B-II, respectively, to the Raytheon Solicitation Statement. In addition, summaries of these opinions are contained in the "Background" section of the Raytheon Solicitation Statement. We have incorporated the "Background" section of the Raytheon Solicitation Statement and Appendices B-I and B-II to the Raytheon Solicitation Statement into this document by reference. See "Where You Can Find More Information" in Chapter 7. You should note, however, that these materials were prepared for Raytheon's board of directors in connection with the Raytheon Merger, and Raytheon's board of directors and its financial advisors did not consider your interests as a stockholder of General Motors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  For a description of certain U.S. federal income tax considerations relating to the Raytheon Merger, see "Special Factors--Certain U.S. Federal Income Tax Considerations Relating to the Raytheon Merger" above.

ACCOUNTING TREATMENT

  The Raytheon Merger will be accounted for by New Raytheon as a purchase for financial accounting purposes in accordance with GAAP. Raytheon will be treated as the acquiror of Hughes Defense for purposes of preparing the consolidated financial statements of New Raytheon, and New Raytheon will establish a new accounting basis for assets and liabilities of Hughes Defense based upon the fair values thereof and the value of

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

the consideration deemed to be provided to General Motors, its subsidiaries and its common stockholders in connection with the Raytheon Merger, and the costs of the Raytheon Merger. New Raytheon will record as goodwill the excess, if any, of such consideration over such fair values. A final determination of required purchase accounting adjustments, including the allocation of such consideration to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed combined financial information of New Raytheon appearing elsewhere in this document are preliminary and have been made solely for purposes of developing such pro forma condensed combined financial information. New Raytheon will undertake a study to determine the fair value of certain of Hughes Defense's assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of Hughes Defense will be included in New Raytheon's consolidated statement of income following the Raytheon Merger Effective Time. New Raytheon's financial statements for prior periods will not be restated as a result of the Raytheon Merger or related transactions. See "New Raytheon Unaudited Pro Forma Combined Condensed Financial Statements" in Chapter 5.

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

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
                     SEPARATION AND TRANSITION ARRANGEMENTS

INTRODUCTION

  As a condition to the consummation of the Raytheon Merger, Raytheon has required that Hughes Defense be, at the time of the consummation of the Raytheon Merger, an independent, publicly owned company comprising the defense electronics business of Hughes Electronics. This condition will be satisfied by means of the Hughes Reorganization and the Hughes Defense Spin-Off.

  The Hughes Reorganization generally will be effected pursuant to the terms of the Master Separation Agreement among General Motors, Hughes Defense, Delco and Hughes Telecom and the agreements contemplated thereby. See "Description of the Hughes Transactions--General--Hughes Reorganization" above. As the surviving corporation of the Raytheon Merger, Hughes Defense (which will be renamed "Raytheon Company") will continue to have rights and obligations pursuant to each of these agreements after the consummation of the Raytheon Merger, except as otherwise described below. Accordingly, references to "Hughes Defense" in the descriptions below of such agreements should be considered, as appropriate, also to be references to "New Raytheon." In addition, in connection with the consummation of the Hughes Transactions, Hughes Telecom will become a direct wholly owned subsidiary of General Motors and will be renamed "Hughes Electronics Corporation." Accordingly, references to "Hughes Telecom" in the descriptions below of such agreements should be considered, as appropriate, also to be references to "New Hughes Electronics."

  THE FOLLOWING IS A SUMMARY DESCRIPTION OF CERTAIN OF THE PRINCIPAL PROVISIONS OF THE SEPARATION AGREEMENTS. THIS DESCRIPTION OF THE SEPARATION AGREEMENTS, WHICH SUMMARIZES THE MATERIAL TERMS OF SUCH AGREEMENTS, DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SEPARATION AGREEMENTS. THE FORMS OF EACH OF THE MASTER SEPARATION AGREEMENT, THE SPIN-OFF SEPARATION AGREEMENT AND THE TAX SHARING AGREEMENT HAVE BEEN FILED WITH THE SEC AS EXHIBITS TO THE REGISTRATION STATEMENTS OF WHICH THIS DOCUMENT IS A PART AND ARE INCORPORATED INTO THIS DOCUMENT BY REFERENCE.

SUMMARY OF MASTER SEPARATION AGREEMENT

 GENERAL

  The Master Separation Agreement is an agreement among General Motors, Hughes Defense, Delco and Hughes Telecom, pursuant to which, among other things, the transfers of certain assets and liabilities (which are required so that each of Hughes Defense, Delco and Hughes Telecom will consist of the respective businesses described in this document after the completion of the Hughes Reorganization) will be effected. The Master Separation Agreement also includes indemnification provisions and provides for a post-closing adjustment between New Hughes Electronics and New Raytheon based on an adjusted net worth of Hughes Defense as of immediately prior to the Raytheon Merger and for certain other separation and transition arrangements. The Master Separation Agreement also requires that certain parties to such agreement enter into the Spin-Off Separation Agreement, the Tax Sharing Agreement and certain other agreements. See "Description of the Hughes Transactions--General--Hughes Reorganization" above.

 ASSET AND LIABILITY TRANSFERS

  Pursuant to the Master Separation Agreement, prior to the GM Spin-Off Merger Effective Time, General Motors will cause Hughes Electronics (or the appropriate subsidiary of Hughes Electronics) to transfer, as appropriate, to each of Hughes Defense, Delco and Hughes Telecom all of Hughes Electronics' right, title and interest in the assets of Hughes Electronics that are used or held for use primarily in (but not presently owned by) the respective businesses of these entities. See "Description of the Hughes Transactions-- General-- Hughes Reorganization" above. The assets transferred will be transferred "as is where is" and, except as set forth below under "-- Indemnification," no transferor of the assets described above will make any warranty,

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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER either express or implied, including, without limitation, warranties of merchantability or fitness for a particular purpose, with respect to any of the assets transferred. For a description of the transfers with respect to Hughes Electronics' intellectual property, see "--Summary of Other Agreements Contemplated by the Master Separation Agreement--Intellectual Property" below.

  Simultaneously with the transfers described above, each of Hughes Defense, Delco and Hughes Telecom, in partial consideration for such transfers, will assume and agree on a timely basis to pay and discharge in accordance with their terms any and all liabilities relating to or arising out of the assets transferred to such entity. Each of Hughes Defense, Delco and Hughes Telecom will also retain or assume, as the case may be, and no other party to the Master Separation Agreement will assume or have any liability with respect to, liabilities relating primarily to, or arising primarily out of, the defense electronics business, the automotive electronics business or the telecommunications and space business, respectively, of Hughes Electronics as conducted at any time prior to, on or after the GM Spin-Off Merger Effective Time, as well as certain other liabilities as identified in the Master Separation Agreement.

  Pursuant to the Master Separation Agreement, immediately following the transfers described above, Hughes Electronics will merge with General Motors, with General Motors as the surviving corporation, and the subsidiary of Hughes Defense which principally operates the defense electronics business will merge with Hughes Defense, with Hughes Defense as the surviving corporation. Hughes Defense will then transfer to General Motors all of its right, title and interest in and to the shares of capital stock of Hughes Telecom in the Hughes Telecom Spin-Off. See "Description of the Hughes Transactions--General--Hughes Reorganization" above.

 INDEMNIFICATION

  Under the Master Separation Agreement, Hughes Telecom will represent and warrant to Hughes Defense that the assets of Hughes Defense (except for cash and cash equivalents and without giving effect to the sale or anticipated sale of, or other action with respect to, the assets of Hughes Defense relating to the approval process under the Hart-Scott-Rodino Act) as of immediately following the GM Spin-Off Merger Effective Time will include all assets owned by Hughes Electronics (and all assets in which Hughes Electronics has contractual rights) which are primarily used in, or held primarily for use in, the defense electronics business of Hughes Electronics as of the GM Spin-Off Merger Effective Time and will be sufficient to conduct such business after the GM Spin-Off Merger Effective Time as it is conducted immediately prior to the GM Spin-Off Merger Effective Time. Hughes Telecom will indemnify, defend and hold harmless Hughes Defense, New Raytheon, General Motors, Hughes Electronics and Delco, their respective successors-in-interest, subsidiaries and their respective past and present directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives against any losses, claims, damages, liabilities or actions arising, whether prior to or following the transfers contemplated by the Master Separation Agreement, out of or in connection with any violation of such representation and warranty and will reimburse them for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

  Hughes Defense, Delco and Hughes Telecom will each indemnify, defend and hold harmless each other and General Motors and Hughes Electronics, and their respective successors-in-interest, subsidiaries, past and present directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives, against any losses, claims, damages, liabilities or actions arising, whether prior to or following the transfers contemplated by the Master Separation Agreement, out of or in connection with their respective assets and liabilities and the conduct of their respective businesses (including, in the case of Hughes Defense, in connection with any breach by Hughes Defense or any of its subsidiaries after the GM Spin-Off Merger Effective Time of any terms of the Transaction Agreements) and will reimburse them for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

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

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  Each of Hughes Telecom and Delco will also indemnify, defend and hold harmless General Motors, its successors-in-interest, subsidiaries and past and present directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives against any losses, claims, damages, liabilities or actions arising, whether prior to or following the transfers contemplated by the Master Separation Agreement, out of or in connection with the merger of Hughes Electronics with General Motors (other than, in each case, those that primarily relate to the assets, liabilities and conduct of the business of Delco) and will reimburse them for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. The indemnification by Hughes Telecom of General Motors will include indemnification for losses arising from any guarantees and similar arrangements of Hughes Electronics that become obligations of General Motors as a result of the merger of Hughes Electronics into General Motors as part of the Hughes Reorganization.

 POST-CLOSING ADJUSTMENT BETWEEN NEW HUGHES ELECTRONICS AND NEW RAYTHEON

  The Master Separation Agreement provides for a payment to be made under the circumstances described below by either New Hughes Electronics or New Raytheon to the other party following the consummation of the Raytheon Merger based upon a comparison of (1) the "adjusted net worth" of Hughes Defense (as determined pursuant to the Master Separation Agreement) as reflected on the September 30, 1996 balance sheet provided to Raytheon as part of the negotiations relating to the Raytheon Merger Agreement, as adjusted pursuant to the terms of the Master Separation Agreement (the "Target Amount"), and (2) the "adjusted net worth" of Hughes Defense as of immediately prior to the Raytheon Merger Effective Time and after the consummation of the Hughes Reorganization as reflected in an audited balance sheet prepared as of such time and in such manner and with such adjustments as described in the Master Separation Agreement (the "Closing Date Final Amount").

  Within approximately four months after the completion of the Raytheon Merger, New Hughes Electronics will prepare, and its auditors will audit, the final balance sheet for Hughes Defense and its subsidiaries as of immediately prior to the Raytheon Merger Effective Time (but giving effect to the Hughes Reorganization), which will set forth the Closing Date Final Amount, and a related report from New Hughes Electronics' auditors. Within approximately 30 business days after its receipt of this final balance sheet and related auditors' report, New Raytheon will notify New Hughes Electronics of any objections to the balance sheet and report. New Hughes Electronics and New Raytheon will then work together to try to reach agreement on any disputed matters and, if the parties cannot reach agreement, all disputed matters will be submitted to arbitration before independent auditors for final resolution.

  If the Target Amount exceeds the Closing Date Final Amount by $50 million or more, then New Hughes Electronics will be obligated to pay to New Raytheon in cash the amount in excess of $50 million by which the Target Amount exceeds the Closing Date Final Amount, plus interest thereon from the Raytheon Merger Effective Time to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate as in effect on the Raytheon Merger Effective Time. If the Closing Date Final Amount exceeds the Target Amount by $50 million or more, then New Raytheon will be obligated to pay to New Hughes Electronics in cash the amount in excess of $50 million by which the Closing Date Final Amount exceeds the Target Amount, plus interest thereon calculated in the same manner as described above. In addition to the foregoing, any cash reflected in such audited balance sheet of Hughes Defense will be transferred to New Hughes Electronics at the time of the cash payment described above, or, if no such payment is made, as soon as practicable after the completion of such audited balance sheet, together with interest thereon calculated in the same manner as described above.

 CONDITIONS TO CLOSING

  The obligations of each of the parties to the Master Separation Agreement to consummate the transactions contemplated by the Master Separation Agreement will be subject to the satisfaction or waiver (by the party for whose benefit such condition exists) of each of the conditions to the closing of the Raytheon Merger as set

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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER forth in the Raytheon Merger Agreement (other than the consummation of the Hughes Transactions). See "Description of the Raytheon Merger--Raytheon Merger Agreement--Conditions" above.

SUMMARY OF SPIN-OFF SEPARATION AGREEMENT

 GENERAL

  The Master Separation Agreement contemplates that, prior to the Raytheon Merger Effective Time, General Motors and Hughes Defense will enter into the Spin-Off Separation Agreement. As noted above, the obligations of Hughes Defense under the Spin-Off Separation Agreement will be obligations of New Raytheon after the Raytheon Merger.

 PRESERVATION OF TAX-FREE STATUS OF THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  The Spin-Off Separation Agreement contains covenants intended to protect the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger. These covenants could have the effect of delaying, deferring or preventing a change in control of New Raytheon and of limiting the opportunity to realize premiums over prevailing market prices for New Raytheon Common Stock in connection therewith during the period of their applicability. See "Risk Factors Regarding New Raytheon After the Raytheon Merger--Certain Limitations on Changes in Control of New Raytheon; New Raytheon's Ability to Participate in Future Defense Industry Consolidation" in Chapter 2.

  Hughes Defense will indemnify, defend and hold harmless General Motors and its affiliates against any and all tax-related losses incurred by General Motors in connection with any proposed tax assessment or tax controversy with respect to the Hughes Defense Spin-Off or the Raytheon Merger to the extent caused by any breach by Hughes Defense of any of the following covenants, unless, with respect to violation of the following covenants, General Motors has delivered to Hughes Defense notice that General Motors has determined that such action will not jeopardize the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off or the Raytheon Merger (except in certain limited circumstances).

  Hughes Defense will agree that, unless General Motors determines, in its sole and absolute discretion, which discretion will be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, that any of the following transactions would not jeopardize the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off or the Raytheon Merger, Hughes Defense will not:

 . for two years after the Raytheon Merger Effective Time, enter into or permit (to the extent Hughes Defense has the right to prohibit) any transaction or series of transactions as a result of which any person or any group of related persons would acquire, or have the right to acquire,
   (1) from one or more holders of outstanding shares of New Raytheon Capital Stock, a number of shares of New Raytheon Capital Stock that would comprise more than 15% of (A) the value of all outstanding shares of New Raytheon Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or
   (B) the number of the issued and outstanding shares of Class A Common Stock or Class B Common Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (2) from Hughes Defense, all or a substantial portion of its assets or business in exchange in whole or in part for equity interests in such person or group which are received by holders of New Raytheon Capital Stock (a "Proposed Acquisition Transaction");

 . for two years after the Raytheon Merger Effective Time, enter into any transaction or series of transactions as a result of which any person would acquire, or have the right to acquire, from Hughes Defense or an affiliate of Hughes Defense, one or more shares of New Raytheon Capital Stock (a "Proposed Stock Issuance Transaction") if, as a result of such Proposed Stock Issuance Transaction, Hughes Defense would issue a number of shares of New Raytheon Capital Stock that, when aggregated with all other shares of New Raytheon Capital Stock issued pursuant to any Proposed Stock Issuance Transaction occurring prior to or simultaneously with such Proposed Stock Issuance Transaction, would cause (A) the number of shares of Class A Common Stock distributed to GM's common stockholders in the Hughes

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CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
  Defense Spin-Off to constitute less than 80% of the total combined voting power of all outstanding shares of the New Raytheon Capital Stock entitled to vote generally in the election of directors or (B) the issuance of outstanding shares of any class or series of New Raytheon Capital Stock other than New Raytheon Capital Stock which is entitled to vote generally in the election of directors;

 . for two years after the Hughes Defense Spin-Off, enter into any transaction as a result of which Hughes Defense or an affiliate of Hughes Defense would acquire, or have the right to acquire, one or more shares of New Raytheon Capital Stock if, as a result of such transaction, the then-outstanding shares of Class A Common Stock would constitute less than 80% of the total combined voting power of all outstanding shares of New Raytheon Capital Stock entitled to vote generally in the election of directors; and

 . for three years after the Hughes Defense Spin-Off, amend or change the New
   Raytheon Certificate of Incorporation or New Raytheon By-Laws in such a way as to affect the composition or size of the New Raytheon Board, the manner in which the New Raytheon Board is elected or the duties and responsibilities of the New Raytheon Board.

  For two years after the Hughes Defense Spin-Off, Hughes Defense will also agree:

 . to continue the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by Hughes Defense immediately prior to the Raytheon Merger Effective Time (the "Active Trade or Business");

 . not to (A) liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business with a value in excess of $1.0 billion or (B) dispose of any business or assets that would cause Hughes Defense to be operated in a manner inconsistent in any material respect with the business purposes for the Hughes Defense Spin-Off as set forth in the representation letters, tax opinions and tax rulings related to the Hughes Transactions and the Raytheon Merger (including, among other things, the IRS Ruling), in each case unless General Motors has determined, in its sole and absolute discretion, which discretion will be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, that such liquidation, disposition or discontinuance would not jeopardize the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off or the Raytheon Merger;

 . not to liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuance would constitute a breach of Section 4.2(e) of the Spin-Off Separation Agreement (which requires that, until two years after the Raytheon Merger Effective Time, and except in the ordinary course of business, neither Hughes Defense nor any of its subsidiaries sell, transfer, or otherwise dispose of or agree to dispose of assets (including any shares of capital stock of such subsidiaries) that, in the aggregate, constitute more than (A) 60% of the gross assets of Hughes Defense (based on the fair market value of each such asset as of the Raytheon Merger Effective Time) or (B) 60% of the consolidated gross assets of Hughes Defense (based on the fair market value of each such asset as of the Raytheon Merger Effective Time), unless prior to the consummation of such transaction General Motors has determined, in its sole and absolute discretion, which discretion will be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, that such transaction would not jeopardize the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off or the Raytheon Merger); and

 . not to voluntarily dissolve or liquidate, and except in the ordinary course of business, not to sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of its subsidiaries) that, in the aggregate, constitute more than (1) 60% of the gross assets of Hughes Defense (based on the fair market value of each such asset as of the Raytheon Merger Effective Time) or (2) 60% of the consolidated gross assets of Hughes Defense (based on the fair market value of each such asset as of the Raytheon Merger Effective Time), unless prior to the consummation of such transaction General Motors has determined, in its sole and absolute discretion, which discretion will be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom

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

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER Spin-Off and the Raytheon Merger, that such transaction would not jeopardize the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off or the Raytheon Merger.

  Hughes Defense also will agree not to propose at any time a plan of recapitalization (including a Proposed Acquisition Transaction, if, as a result of such transaction, holders of New Raytheon Common Stock immediately before the Proposed Acquisition Transaction will own more than 50% of the common equity of the person (or group of related persons) acquiring the New Raytheon Capital Stock immediately after consummation of the Proposed Acquisition Transaction, and, in such case, the person acquiring New Raytheon Capital Stock pursuant to a Proposed Acquisition Transaction will be treated as if such person were Hughes Defense) or amendment to the New Raytheon Certificate of Incorporation or other action providing for (1) the conversion of shares of any class of New Raytheon Common Stock into a different class of New Raytheon Capital Stock, (2) a change in the absolute or relative voting rights of any class of New Raytheon Common Stock from the rights existing at the Raytheon Merger Effective Time or (3) any other action having an effect similar to that described in clause (1) or (2), unless prior to the consummation of such action General Motors has determined, in its sole and absolute discretion, which discretion will be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, that such action would not jeopardize the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off or the Raytheon Merger.

  For two years after the Hughes Defense Spin-Off, Hughes Defense also will agree not to take, or permit any of its subsidiaries to take, any other actions or enter into any transaction or series of transactions or agree to enter into any other transactions that would be reasonably likely to jeopardize the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off or the Raytheon Merger, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the representation letters related to the Hughes Transactions and the Raytheon Merger, unless prior to the consummation of such action or transaction General Motors has determined, in its sole and absolute discretion, which discretion will be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, that such action or transaction would not jeopardize the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off or the Raytheon Merger.

  In the event that Hughes Defense notifies General Motors that it desires to take one of the actions described above and General Motors concludes that such action would jeopardize the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off or the Raytheon Merger, General Motors will, at the request of Hughes Defense, elect either to (1) use all commercially reasonable efforts to obtain a tax opinion or ruling that would permit Hughes Defense to take the specified action or (2) provide all reasonable cooperation to Hughes Defense in connection with Hughes Defense obtaining such tax ruling or opinion in form and substance reasonably satisfactory to General Motors. The reasonable costs and expenses of obtaining any such tax opinion or ruling will be borne by Hughes Defense.

  For purposes of this description of the Spin-Off Separation Agreement, "New Raytheon Capital Stock" means all classes or series of capital stock of Hughes Defense and, upon the consummation of the Raytheon Merger, New Raytheon.

 INDEMNIFICATION

  In addition to the indemnification for tax matters described above, Hughes Defense will also indemnify, defend and hold harmless General Motors, all of GM's affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

 . all losses relating to, arising out of, or due to, directly or indirectly, any breach by Hughes Defense or any affiliate of Hughes Defense of any of the provisions of the Spin-Off Separation Agreement;

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

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

 . all losses relating to, arising out of, or due to (1) any untrue statement or alleged untrue statement of a material fact contained in the Hughes Defense Registration Statement or the Raytheon Registration Statement relating to (A) Raytheon, the capital stock of Raytheon, the Raytheon business, financial information and data relating to Raytheon (including both historical and pro forma financial data) or (B) the Raytheon Merger, plans regarding Hughes Defense after the Raytheon Merger (i.e., New Raytheon) and other forward-looking information regarding Hughes Defense (the "Hughes Defense Disclosure Portions") or (2) the omission or alleged omission to state in the Hughes Defense Disclosure Portions a material fact required to be stated therein or necessary to make the statements therein not misleading; and

 . all losses relating to or arising out of actions taken (or omitted to be taken) by Raytheon or any affiliate of Raytheon in violation of the Raytheon Merger Agreement.

  General Motors will agree to indemnify, defend, and hold harmless Hughes Defense, all affiliates of Hughes Defense, and each of their respective directors, officers and employees (in their capacities as such), from and against:

 . all losses relating to, arising out of, or due to, directly or indirectly, any breach by General Motors or any affiliate of General Motors (excluding Hughes Defense) of any of the provisions of the Spin-Off Separation Agreement;

 . all losses relating to, arising out of, or due to (1) any untrue statement or alleged untrue statement of a material fact contained in any material set forth in either the Hughes Defense Registration Statement or the Raytheon Registration Statement (A) relating to (x) Hughes Defense, the capital stock of Hughes Defense, the business of Hughes Defense, financial information and data relating to Hughes Defense (including both historical and pro forma financial data), in each case prior to the consummation of the Raytheon Merger, or (y) the Hughes Transactions or (B) that otherwise does not constitute a part of a Hughes Defense Disclosure Portion (the "GM Disclosure Portions") or (2) the omission or alleged omission to state in the GM Disclosure Portions a material fact required to be stated therein or necessary to make the statements therein not misleading; and

 . all losses relating to or arising out of any breach of GM's representation that neither the execution and delivery of the Transactions Agreements by General Motors or any of its subsidiaries (other than Hughes Defense) nor the consummation of the transactions on the part of General Motors or any such subsidiary contemplated by the Implementation Agreement will conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of General Motors or any such subsidiary.

 ALLOCATION OF COSTS AND EXPENSES

  The Spin-Off Separation Agreement allocates responsibility for the payment of fees and expenses incurred in connection with the Hughes Transactions and the Raytheon Merger between (1) Raytheon and Hughes Defense on the one hand and (2) General Motors and its subsidiaries (other than Hughes Defense) on the other hand.

  Hughes Defense will pay all costs and expenses relating exclusively to the Raytheon Merger, including, without limitation, all reasonable out-of-pocket costs and expenses of printing and distributing any materials to be sent to Raytheon's stockholders in connection with the Raytheon Merger (including SEC filing fees), the fees associated with making any other federal, state, local or foreign governmental securities law or other regulatory filings exclusively in connection with the Raytheon Merger, the fees and expenses of the New Raytheon Transfer Agent and any proxy or consent solicitation agents, information agents or similar consultants engaged by Raytheon in connection with effecting the Raytheon Merger. Hughes Defense will also pay, unless otherwise agreed between General Motors and Hughes Defense, the fees and expenses of Goldman Sachs and the fees and expenses of Weil, Gotshal & Manges LLP in connection with the Raytheon Merger, provided that such fees and expenses, to the extent to be paid by Hughes Defense after the Raytheon Merger Effective Time, will be included as current liabilities of Hughes Defense on the balance sheet prepared for the

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                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER
purpose of calculating the post-closing adjustment. See "--Summary of Master Separation Agreement--Post-Closing Adjustment Between New Hughes Electronics and New Raytheon" above.

  General Motors or one of its subsidiaries (excluding Hughes Defense) will pay all costs and expenses relating to the Hughes Transactions except (1) those relating exclusively to the Raytheon Merger and (2) the fees of any transfer or exchange agent engaged by Hughes Defense and all fees relating to listing New Raytheon Common Stock on any domestic or foreign stock exchange or similar organization, which will be paid by Hughes Defense. The costs and expenses to be paid by General Motors or one of such subsidiaries will include, without limitation, the fees and expenses of Merrill Lynch, Salomon Brothers and Kirkland & Ellis, and all costs and expenses relating exclusively to the GM Spin-Off Merger, including, without limitation, all reasonable out-of-pocket costs and expenses of printing and distributing this document and any related materials (including SEC filing fees), the fees associated with making any other federal, state, local or foreign governmental securities law or other regulatory filings exclusively in connection with the GM Spin-Off Merger, and the fees and expenses of the GM Transfer Agent and any proxy or consent solicitation agents, information agents or similar consultants engaged by General Motors in connection with effecting the GM Spin-Off Merger.

SUMMARY OF TAX SHARING AGREEMENT

  As part of the Master Separation Agreement and as a condition to the consummation of the Raytheon Merger, General Motors, Hughes Defense and Hughes Telecom will enter into the Tax Sharing Agreement. The Tax Sharing Agreement sets outs certain duties and obligations of General Motors, Hughes Defense (i.e., New Raytheon) and Hughes Telecom (i.e., New Hughes Electronics) regarding the preparation and filing of returns relating to and the payment of the liability for U.S. federal, state and local (but not foreign) income taxes ("Income Taxes") of Hughes Defense. Among other things, the Tax Sharing Agreement establishes (1) the obligations for paying Hughes Defense's Income Taxes for taxable periods ending on or before the date of the Hughes Defense Spin-Off (each a "Pre-Distribution Taxable Period"), (2) the obligations for paying New Raytheon's Income Taxes for taxable periods which begin after the date of the Hughes Defense Spin-Off (each a "Post-Distribution Taxable Period"), (3) the obligations for paying New Raytheon's Income Taxes for taxable periods which include but do not end on date of the Hughes Defense Spin-Off (each a "Straddle Period") and (4) certain indemnification rights and obligations among New Raytheon, New Hughes Electronics and General Motors. The Tax Sharing Agreement also sets out the rights of General Motors, New Hughes Electronics and New Raytheon to any refunds of Income Taxes and the rights and obligations of such parties with respect to the effects of certain timing differences and the carryback of certain tax benefits for the various taxable periods. The following summary describes certain of the operative elements of the Tax Sharing Agreement.

  Pre-Distribution Taxable Period. General Motors or New Hughes Electronics generally will pay all Income Taxes attributable to Hughes Defense and its subsidiaries for Pre-Distribution Taxable Periods.

  Post-Distribution Taxable Period. New Raytheon generally will pay all Income Taxes due with respect to all tax returns required to be filed by New Raytheon for Post-Distribution Taxable Periods.

  Straddle Period. The Income Tax liability attributable to Hughes Defense and its subsidiaries for a Straddle Period generally will be allocated between New Hughes Electronics or General Motors, on the one hand, and New Raytheon, on the other hand, based on an interim closing of the books on the date of the Hughes Defense Spin-Off. New Raytheon generally will be allocated the Income Tax liability for income (1) attributable to a member of the Hughes Defense Group (as defined in the Tax Sharing Agreement) for the period subsequent to the date of the Hughes Defense Spin-Off or (2) attributable to any entity which becomes a member of the Hughes Defense Group after the Hughes Defense Spin-Off.

  Government Contracts. The Tax Sharing Agreement contains special provisions relating to Income Taxes which may be reimbursed pursuant to government contracts.

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

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

  Indemnification. Except as provided in the Spin-Off Separation Agreement, General Motors and New Hughes Electronics generally will indemnify New Raytheon for all liabilities (other than foreign income tax liabilities) related to the following:

 . Income Tax liabilities incurred by a member of the GM Consolidated Group
   (as defined in the Tax Sharing Agreement) arising out of the Hughes Defense Spin-Off or the Raytheon Merger;

 . all costs, expenses and damages from stockholder litigation or controversies arising in connection with any proposed tax with respect to the Hughes Defense Spin-Off or the Raytheon Merger;

 . all Income Tax liabilities which General Motors or New Hughes Electronics is obligated to pay as set out in the sections above captioned "Post-Distribution Taxable Period," "Pre-Distribution Taxable Period" or "Straddle Period"; and

 . any Income Tax liabilities of the Hughes Defense Group resulting from a breach by New Hughes Electronics or General Motors of any of their covenants contained in the Tax Sharing Agreement.

  Under the terms of the Tax Sharing Agreement, New Raytheon generally will indemnify General Motors for all liabilities (other than foreign income tax liabilities) related to the following:

 . all Income Tax liabilities which Hughes Defense/New Raytheon is obligated to pay as set out in the sections above captioned "Post-Distribution Taxable Period," "Pre-Distribution Taxable Period" or "Straddle Period"; and

 . any Income Tax liabilities of any member of the GM Consolidated Group resulting from a breach by New Raytheon of any of its covenants contained in the Tax Sharing Agreement.

  The Tax Sharing Agreement provides for arbitration to resolve any disputes in respect of matters covered thereby.

  For a description of certain covenants of and related indemnification of General Motors and certain of its affiliates by Hughes Defense (and, after the Raytheon Merger, New Raytheon) which are intended to protect the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, see "--Summary of Spin-Off Separation Agreement--Preservation of Tax-Free Status of the Hughes Transactions and the Raytheon Merger" above.

SUMMARY OF OTHER AGREEMENTS CONTEMPLATED BY THE MASTER SEPARATION AGREEMENT

  Pursuant to the Master Separation Agreement, the parties to that agreement will enter into certain other agreements to implement transitional and separation arrangements with respect to such matters as intellectual property, Hughes Research Labs, real estate and environmental matters, employee matters, stock options, insurance, supply arrangements, transition services and corporate purchasing. SET FORTH BELOW IS A SUMMARY DESCRIPTION OF THE MATERIAL TERMS OF SUCH ARRANGEMENTS WITH RESPECT TO EACH OF THESE MATTERS. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH AGREEMENTS.

 INTELLECTUAL PROPERTY

  Pursuant to the provisions of the Master Separation Agreement and the agreements to be entered into pursuant thereto, Hughes Telecom will acquire or otherwise own, and Hughes Defense will assign to Hughes Telecom, all of Hughes Defense's right, title and interest in and to all of Hughes Electronics' or Hughes Electronics' subsidiaries' intellectual property (including trademarks), other than the intellectual property relating primarily to the defense electronics business. Additionally, Hughes Defense will assign to Hughes Telecom (1) Dual Use Technology, which is intellectual property developed by Hughes Defense for the defense electronics business (A) that is useful in the telecommunications and space business as conducted immediately

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER prior to the GM Spin-Off Merger Effective Time and (B) which covers components manufactured or processes that are to be utilized by Hughes Telecom, (2) the intellectual property of Hughes Research Labs that exists as of the GM Spin-Off Merger Effective Time and (3) any trademark, service mark or trade name which contains the name "Hughes." Hughes Defense will grant to Hughes Telecom and Delco a non-exclusive, perpetual, royalty-free license to make, have made, use, sell and import products under Hughes Defense's retained intellectual property for use only in the business of Hughes Telecom and the business of Delco, respectively, and any new but related businesses that may be conducted by Hughes Telecom or its affiliates or Delco or its affiliates, as the case may be, after the GM Spin-Off Merger Effective Time that can be reasonably classified under the broad category of a telecommunications or space business or an automotive electronics business, as the case may be. Hughes Telecom will grant a non-exclusive, perpetual, royalty-free license to Hughes Defense to make, have made, use, sell and import products under the Dual Use Technology for use in any business that is not competitive with Hughes Telecom or Delco, in each case as conducted at the GM Spin-Off Merger Effective Time. Hughes Telecom will also grant a non-exclusive, perpetual, royalty-free license to Hughes Defense with respect to the use of certain intellectual property specified in the Master Separation Agreement that is necessary for the business of Hughes Defense as conducted at the GM Spin-Off Merger Effective Time.

  Hughes Telecom will grant a non-exclusive, perpetual, royalty-free license to Hughes Defense to make, have made, use, sell and import products under the intellectual property of Hughes Research Labs that exists as of the GM Spin-Off Merger Effective Time for use in any business that is not competitive with Hughes Telecom or Delco, in each case as conducted at the GM Spin-Off Merger Effective Time.

  In addition, effective at the GM Spin-Off Merger Effective Time, Hughes Telecom will grant a non-exclusive, perpetual, royalty-free trademark and trade and company name license to Hughes Defense to use the name "Hughes" solely in connection with the business of Hughes Defense as part of any trade and company name of New Raytheon (or any subsidiary or division thereof), provided that the "Raytheon" name is also used as part of such trade or company name and provided further that "Raytheon" precedes the name "Hughes." In no event, however, will Hughes Defense have rights to use the logo of the word "Hughes" in the round-cornered blue rectangle, except for limited circumstances during a transitional period following the Raytheon Merger.

 HUGHES RESEARCH LABS

  Hughes Defense and Hughes Telecom each will continue to have an interest in Hughes Research Labs, Hughes Electronics' research facility located in Malibu, California. After completion of the transactions contemplated by the Master Separation Agreement, the research facility will be owned and funded 50% by each party.

  In general, Hughes Research Labs will own the intellectual property resulting from general research projects and each of Hughes Defense and Hughes Telecom will have a perpetual, royalty-free license to such intellectual property for their respective businesses. In addition, each of Hughes Defense and Hughes Telecom may fund research for special research projects (so long as such projects do not interfere with general research projects) at cost and the funding party will be granted a royalty-free, exclusive license from Hughes Research Labs to intellectual property resulting from such projects. Pursuant to the contemplated arrangements, each of Hughes Defense and Hughes Telecom can dissolve Hughes Research Labs after five years (or earlier if one party becomes affiliated with a competitor of the other party), subject to certain conditions, including a buy-out arrangement which permits the non-dissolving party to purchase the other party's interest.

 REAL ESTATE AND ENVIRONMENTAL MATTERS

  As contemplated by the Master Separation Agreement, substantially all real property owned or leased by Hughes Electronics and occupied by Hughes Defense will be retained by Hughes Defense, including Hughes Electronics' present corporate headquarters building in Los Angeles. Similarly, substantially all real property

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

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER owned or leased by Hughes Electronics and occupied by Hughes Telecom will be transferred to Hughes Telecom. Certain facilities, however, will be shared by Hughes Defense and Hughes Telecom, with one party leasing or sub-leasing the shared premises from the other. Additionally, all environmental liabilities will be the responsibility of the business that created the contamination. Thus, for example, the ongoing environmental litigation in Tucson, Arizona will be a liability of New Raytheon after the Raytheon Merger.

 EMPLOYEE MATTERS; PENSION PLAN LITIGATION

  Pursuant to the Master Separation Agreement, Hughes Defense will agree to maintain for its employees through the end of 1998 compensation and benefits which are, in the aggregate, substantially comparable to those currently provided. Hughes Defense will also agree to continue indefinitely, for contributory participants, without adverse change, the features of the retirement plans which provide for the determination of benefits, the early retirement subsidy and cost of living adjustments. Additionally, Hughes Defense will agree to continue company-paid retiree medical benefits for contributory participants for a period of five years and thereafter as long as such benefits are provided to other retirees of New Raytheon. The aggregate assets and liabilities of the Hughes Bargaining and Nonbargaining Retirement Plans for active and inactive employees will be allocated between Hughes Defense and Hughes Telecom with those allocated to Hughes Defense transferred to separate plans of Hughes Defense.

  We have reached an agreement with Raytheon concerning a litigation involving the Hughes Nonbargaining Retirement Plan. The agreement was negotiated as a result of a decision rendered in a lawsuit entitled Jacobson, et al. v. Hughes Aircraft Co. et al after the Raytheon Merger Agreement was signed.

  The complaint in Jacobson was filed in January 1992 by five retired employees against Hughes Defense and the Hughes Nonbargaining Retirement Plan as a putative class action on behalf of all participants who contributed to the plan. It alleges, among other things, that the Hughes Nonbargaining Retirement Plan was effectively split into two separate plans (one contributory and one non-contributory) by virtue of amendments made in 1991, when Hughes Electronics provided for non-contributory benefits for newly hired employees and certain other employees, and that the resulting contributory plan was thereby constructively terminated. The complaint further alleges that certain amendments to the plan permitted surplus assets to be used to fund benefits for newly hired and certain other employees in violation of Hughes Defense's fiduciary duties to plan participants. The complaint seeks, among other relief,
(1) supplemental benefits to contributory participants attributable to surplus plan assets, (2) the allocation of plan assets so as to provide benefits solely to contributory participants and not to provide benefits to non-contributory participants and (3) a prohibition on the use of surplus assets to provide benefits to non-contributory plan participants. Based on the current assets and liabilities of the plan, the amount of surplus assets subject to reallocation based on the claims asserted could range from approximately $200 million to $600 million. The complaint does not quantify the amount of the plaintiffs' claims and Hughes Defense is unable to estimate an amount at this time.

  At the time the Raytheon Merger Agreement was executed, the Jacobson plaintiffs were appealing a decision of the U.S. District Court in Los Angeles, which had dismissed their lawsuit for failure to state a claim on which any relief could be granted under applicable law. Subsequently, a decision by the U.S. Court of Appeals for the Ninth Circuit reversed the dismissal and remanded the case for further proceedings. Hughes Defense filed with the Court of Appeals a request for a rehearing seeking to reinstate the trial court's dismissal of the claims. The Court of Appeals recently denied Hughes Defense's request for a rehearing.

  Hughes Defense maintains, among other things, that a termination of the Hughes Nonbargaining Retirement Plan could only be effectuated in accordance with regulations of the U.S. Pension Benefit Guaranty Corporation (the "PBGC"), the governmental agency that regulates pension plan terminations, and that such regulations do not provide for termination in the manner asserted by the plaintiffs. In a friend-of-the-court brief in support of Hughes Defense's request for rehearing, the PBGC took the position that a pension plan may be

                      CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

terminated only in accordance with PBGC regulations and not constructively. Hughes Defense intends to seek review of the amended Court of Appeals decision by the U.S. Supreme Court.

  The agreement with Raytheon contemplates that Hughes Telecom would have the sole right to control, at its expense, the defense of the Jacobson litigation as against both the Hughes Nonbargaining Retirement Plan and the plan of Hughes Defense to be established after the Raytheon Merger with certain of the assets of that plan, and to settle the litigation at any time. Further, in the event a final judgment adverse to the defendants is entered in the Jacobson case or a settlement thereof, Hughes Telecom would indemnify such plan or New Raytheon, as appropriate, for certain resulting liabilities. However, Hughes Telecom would have such indemnity obligation in the case of a judgment only if a finding were to be made by an arbitration panel that the Raytheon Merger Agreement would have permitted Raytheon to refuse to consummate the Raytheon Merger, solely by reason of the pendency of the Jacobson litigation, in the absence of a resolution of this dispute as contemplated by the agreement. Under the agreement, in consideration for Hughes Telecom's undertaking, Raytheon agreed that it will not assert that any past or future development in the Jacobson litigation constitutes a breach of any representation or warranty of Hughes Defense contained in the Raytheon Merger Agreement or results in any condition to Raytheon's obligation to consummate the Raytheon Merger not being satisfied.

 STOCK OPTIONS

  Pursuant to the Master Separation Agreement, all stock options in respect of GM Class H Common Stock, vested and non-vested, held by Hughes Defense employees will be converted into stock options in respect of Class B Common Stock. The formula for conversion is intended to preserve the value of all such stock options (i.e., market value as of the effective time of the transactions less exercise price) in all material respects. The GM Board, based on the recommendation of its Executive Compensation Committee, also has determined that all stock options in respect of GM Class H Common Stock held by Hughes Telecom employees will be converted into stock options in respect of New GM Class H Common Stock and those held by Delco employees will be converted into stock options in respect of GM $1 2/3 Common Stock. The formulas for conversion are similarly intended to preserve the value of all such options in all material respects. In addition, appropriate adjustments will be made to preserve value in all material respects on options in respect of GM $1 2/3 Common Stock.

 INSURANCE

  Hughes Defense will institute a separate insurance program after the GM Spin-Off Merger Effective Time while remaining entitled to assert claims for events, acts or omissions first occurring under policies maintained by Hughes Telecom or General Motors prior to the GM Spin-Off Merger Effective Time. To the extent permitted by law and contract, such policies will remain under the control and administration of Hughes Telecom or General Motors with settlement authority on site-specific environmental claims afforded to Hughes Defense on a basis not prejudicial to Hughes Telecom or General Motors.

 SUPPLY ARRANGEMENTS

  Hughes Defense and Hughes Telecom will continue to supply various technical services to each other after the GM Spin-Off Merger Effective Time. In addition, Hughes Telecom will procure as prime contractor, and Hughes Defense will make available as subcontractor, certain products and services for a period of two years after the GM Spin-Off Merger Effective Time. The products and services generally will be provided to the other party at market prices.

 TRANSITION SERVICES

  Hughes Defense and Hughes Telecom will continue to provide various transitional services to each other at cost for a minimum transition period of twelve months after the GM Spin-Off Merger Effective Time (with longer periods for certain information systems services such as payroll). The services to be provided will be substantially similar in scope, level and cost with services provided at the GM Spin-Off Merger Effective Time.

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

If the periods of providing such services are extended beyond the initial transition period pursuant to agreement of New Raytheon and New Hughes Electronics, the applicable services generally will then be provided at cost plus six percent.

 CORPORATE PURCHASING

  For an initial period of one year after the GM Spin-Off Merger Effective Time (with termination upon 90-day notice thereafter), (1) New Raytheon will have access to GM's Worldwide Purchasing Process, (2) General Motors, New Hughes Electronics and New Raytheon will continue to work together under joint purchasing agreements and (3) General Motors will continue to support Hughes Defense's Tomahawk procurement activities in the manner supported prior to the GM Spin-Off Merger Effective Time until completion of New Raytheon's participation in such program.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                                   CHAPTER 4
                         FINANCIAL AND BUSINESS REVIEWS

                                                                            PAGE
                                                                            ----
        GENERAL MOTORS PRO FORMA CONSOLIDATED
         CAPITALIZATION...................................................  151
        INTRODUCTION TO THE FINANCIAL AND BUSINESS REVIEWS
         OF HUGHES DEFENSE, DELCO AND HUGHES TELECOM......................  153
         Overview.........................................................  153
         Purchase Accounting Adjustments..................................  153
        HUGHES DEFENSE SELECTED COMBINED HISTORICAL
         FINANCIAL DATA...................................................  154
        HUGHES DEFENSE MANAGEMENT'S DISCUSSION AND
         ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS.......................................................  155
        BUSINESS OF HUGHES DEFENSE........................................  159
         Introduction.....................................................  159
         Sensors & Communications Systems.................................  160
         Weapons Systems..................................................  162
         Information Systems..............................................  164
         Defense Systems..................................................  166
         U.S. Government Contracts........................................  167
        DELCO SELECTED COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA...  168
        DELCO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS.  169
        DELCO NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
         STATEMENTS.......................................................  172
        DELCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................  173
        BUSINESS OF DELCO.................................................  177
         Introduction.....................................................  177
         Principal Products and Sales.....................................  178
         Automotive.......................................................  179
         Sales to GM NAO..................................................  179
         International and Other Sales....................................  181
         Acquisitions and Alliances.......................................  182
         Competition......................................................  182
         Integration of Delco and Delphi..................................  183
        HUGHES TELECOM SELECTED COMBINED HISTORICAL AND
         PRO FORMA FINANCIAL DATA.........................................  184
        HUGHES TELECOM UNAUDITED PRO FORMA
         CONDENSED COMBINED FINANCIAL STATEMENTS..........................  185
        HUGHES TELECOM NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
         FINANCIAL STATEMENTS.............................................  189
        HUGHES TELECOM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS..............................  192

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

                                                                           PAGE
                                                                           ----
        BUSINESS OF HUGHES TELECOM........................................ 197
         Introduction..................................................... 197
         Satellite Manufacturing.......................................... 197
         Network Systems.................................................. 199
         Direct-to-Home Broadcast......................................... 200
         Satellite Services............................................... 203
         Hughes Avicom.................................................... 204
         Corporate and Other.............................................. 205
         Strategy and Growth.............................................. 205
         Acquisitions, Strategic Alliances and Divestitures............... 206
         Regulation....................................................... 206
         U.S. Government Contracts........................................ 206
         Competition...................................................... 207
         Research and Intellectual Property............................... 208
         Employees........................................................ 208
         Real Property.................................................... 208
         Legal Proceedings................................................ 209
         Directors and Executive Officers of New Hughes Electronics....... 211
        RAYTHEON SELECTED COMBINED HISTORICAL AND PRO FORMA FINANCIAL
         DATA............................................................. 212
        OVERVIEW OF RAYTHEON BUSINESS..................................... 213
         General.......................................................... 213
         Electronics...................................................... 213
         Engineering and Construction..................................... 213
         Aircraft......................................................... 214
         Appliances....................................................... 214

                                      CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

           GENERAL MOTORS PRO FORMA CONSOLIDATED CAPITALIZATION

  The following table sets forth the capitalization of General Motors and its consolidated subsidiaries at September 30, 1997, and as adjusted to reflect consummation of the Hughes Transactions. The following table should be read in conjunction with GM's Consolidated Financial Statements (including the notes thereto) and Management's Discussion and Analysis in the GM 1996 Form 10-K, which is incorporated into this document by reference, including the information with respect to Hughes Electronics in Exhibit 99 thereto.

                                                   SEPTEMBER 30, 1997
                                             ---------------------------------
                                                                        PRO
                                             ACTUAL (A) ADJUSTMENTS    FORMA
                                             ---------- -----------   --------
                                                     ($ IN MILLIONS)
Notes and loans payable ....................  $ 90,914    $ 4,212 (d)
                                                           (4,266)(e)
                                                             (629)(g) $ 90,231
Minority interests..........................       735        --           735
General Motors--obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely junior
 subordinated debentures of General Motors--
 Series D...................................        79        --            79
General Motors--obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely junior
 subordinated debentures of General Motors--
 Series G...................................       143        --           143
STOCKHOLDERS' EQUITY
 Preference stocks..........................         1        --             1
 GM common stock
  GM $1 2/3 Common Stock (b)................     1,180        --         1,180
  GM Class H Common Stock...................        10        (10)(f)      --
  New GM Class H Common Stock...............       --          10 (f)       10
 Capital surplus (principally paid-in
  capital) (b)..............................    16,211        --        16,211
 Retained earnings..........................     9,846      4,134 (c)
                                                           (5,234)(e)
                                                             (112)(e)
                                                                         8,634
                                              --------    -------     --------
  Subtotal..................................    27,248     (1,212)      26,036
 Minimum pension liability adjustment.......    (3,490)        86 (e)   (3,404)
 Accumulated foreign currency translation
  adjustments...............................      (727)        26 (e)     (701)
 Net unrealized gains on investments in
  certain debt and equity securities........       547        --           547
                                              --------    -------     --------
  Total stockholders' equity................    23,578     (1,100)      22,478
                                              --------    -------     --------
  Total capitalization......................  $115,449    $(1,783)    $113,666
                                              ========    =======     ========
                                                                        PRO
                                             HISTORICAL ADJUSTMENTS    FORMA
                                             ---------- -----------   --------
                                                     ($ IN MILLIONS)
Amount Available for the Payment of
 Dividends
 GM $1 2/3 Common Stock.....................  $ 22,511    $  (822)(h)   21,689
 GM Class H Common Stock....................     3,546       (278)(h)
                                                           (3,268)(f)      --
 New GM Class H Common Stock................       --       3,268 (f)    3,268
                                              --------    -------     --------
                                              $ 26,057    $(1,100)    $ 24,957
                                              ========    =======     ========

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
----------

(a) General Motors has initiated competitiveness studies which are expected to be completed in the fourth quarter of 1997 or early 1998 and are expected to result in charges against income totaling approximately $2 billion to $3 billion after taxes or $2.85 to $4.27 per share of GM $1 2/3 Common Stock. See "Recent Developments--General Motors Competitiveness Studies" in Chapter 1 for additional information.

(b) During the nine months ended September 30, 1997, General Motors used $2.85 billion in cash to acquire 49.2 million shares of GM $1 2/3 Common Stock, which completed GM's $2.5 billion stock repurchase program announced in January 1997 and represented 14 percent of GM's second $2.5 billion stock repurchase program announced in August 1997. General Motors also used approximately $503 million to repurchase shares of GM $1 2/3 Common Stock for certain employee benefit plans during the nine months ended September 30, 1997. The stock repurchases to be made under the second repurchase program would represent about 5% of the outstanding shares of GM $1 2/3 Common Stock based on the NYSE's closing price of $64.44 per share on Friday, August 1, 1997.

(c) Represents the gain on the Hughes Defense Spin-Off, assuming the price of Raytheon Common Stock is $51.00 (i.e., the Recent Raytheon Stock Price) at the time of the Hughes Defense Spin-Off, calculated as follows (in millions):

   Assumed market value of Hughes Defense Net Assets before additional borrowing by Hughes Defense........................................ $9,500
   Less: Net Book Value of Hughes Defense Net Assets at September 30,
    1997...............................................................  5,266
   Estimated Transaction Costs.........................................    100
                                                                        ------
      Gain............................................................. $4,134
                                                                        ======

  The Hughes Defense Spin-Off and the Raytheon Merger would have a total value of $9.5 billion (so long as the market price of Raytheon Common Stock is within a collar range of $44.42 and $54.29 per share). The Recent Raytheon Stock Price ($51.00 per share on November 7, 1997) would indicate a total transaction value of approximately $9.5 billion. For additional information about the collar range, see "Description of the Raytheon Merger--General-- Indicated Value of the Hughes Defense Spin-Off and the Raytheon Merger to General Motors and Its Common Stockholders."

(d) Reflects additional borrowings incurred by Hughes Defense prior to the Hughes Defense Spin-Off.

(e) Represents the impact of the Hughes Defense Spin-Off, including the additional borrowings of $4.2 billion incurred by Hughes Defense prior to the Hughes Defense Spin-Off, as well as the elimination of certain minimum pension liability and foreign currency translation adjustments relating to Hughes Defense.

(f) Reflects the recapitalization of GM Class H Common Stock into New GM Class H Common Stock.

(g) Reflects the repayment of Hughes Electronics commercial paper with proceeds of the additional borrowings incurred by Hughes Defense prior to the Hughes Defense Spin-Off.

(h) Based on the Recent Raytheon Stock Price, reflects the allocation of the estimated net reduction in GM stockholders' equity. For additional information, see "New GM Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends" in Chapter 6.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                              INTRODUCTION TO THE
                       FINANCIAL AND BUSINESS REVIEWS OF
                    HUGHES DEFENSE, DELCO AND HUGHES TELECOM

OVERVIEW

  Hughes Electronics currently conducts its operations in three primary business segments: Aerospace and Defense Systems, Automotive Electronics and Telecommunications and Space. In 1996, these segments represented, respectively, 40%, 33% and 26% of Hughes Electronics' revenues and 44%, 41% and 16% of Hughes Electronics' operating profit (excluding purchase accounting adjustments related to GM's acquisition of Hughes Aircraft in 1985), and operations reported as Corporate and Other represented approximately 1% of revenues and reported an operating loss of $14.2 million. Information concerning Hughes Electronics' consolidated financial performance, including Management's Discussion and Analysis, may be found in certain documents incorporated into this document by reference, including in Exhibit 99 to the GM 1996 Form 10-K and GM's Forms 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997 (currently expected to be filed on or about November 12, 1997). For various ways you can obtain this information, see "Where You Can Find More Information" in Chapter 7.

  The Hughes Transactions involve all three primary business segments of Hughes Electronics, as well as the operations reported as Corporate and Other. The Hughes Reorganization includes a number of preliminary transactions necessary to separate the three primary business segments of Hughes Electronics, and the operations reported as Corporate and Other, into Hughes Defense, Delco and Hughes Telecom. See "Description of the Hughes Transactions--General--Hughes Reorganization" and "Separation and Transition Arrangements" in Chapter 3. After giving effect to the Hughes Reorganization, (1) Hughes Defense generally will consist of businesses currently reported in the Aerospace and Defense Systems segment of Hughes Electronics, (2) Delco generally will consist of businesses currently reported in the Automotive Electronics segment of Hughes Electronics and (3) Hughes Telecom generally will consist of businesses currently reported in the Telecommunications and Space segment and Corporate and Other.

  The separate financial statements of Hughes Defense, Delco and Hughes Telecom contained in this document have been prepared in accordance with generally accepted accounting principles and reflect the businesses to be included in each after giving effect to the Hughes Reorganization. Hughes Electronics corporate assets and liabilities have been included in the separate financial statements to the extent identifiable to individual business units. The separate financial statements also include allocations of corporate expenses from Hughes Electronics. Such allocations are based either on actual usage or on allocation methodologies which comply with U.S. government cost accounting standards.

PURCHASE ACCOUNTING ADJUSTMENTS

  The separate financial statements of Hughes Defense and Hughes Telecom reflect the application of purchase accounting adjustments arising from GM's acquisition of Hughes Aircraft in 1985. The GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, will provide that, in calculating the amount available for payment of dividends on New GM Class H Common Stock (which amount will also be used to calculate earnings per share of New GM Class H Common Stock), amortization of excess purchase price for GM's acquisition of Hughes Aircraft in 1985 applicable to Hughes Telecom will not be charged against the earnings of Hughes Telecom. See "New GM Class H Common Stock--GM Certificate of Incorporation Provisions Regarding Dividends" in Chapter 6.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
           HUGHES DEFENSE SELECTED COMBINED HISTORICAL FINANCIAL DATA

  The following Hughes Defense selected combined historical financial data have been derived from the financial statements of Hughes Defense. The data should be read in conjunction with Hughes Defense's Combined Financial Statements (including the notes thereto) included in Appendix C to this document. The income statement data for the periods ended December 31, 1996, 1995 and 1994 and the balance sheet data as of December 31, 1996 and 1995 have been derived from the combined financial statements of Hughes Defense audited by Deloitte & Touche LLP, independent public accountants. The income statement data for the periods ended December 31, 1993 and 1992 and September 30, 1997 and 1996 and the balance sheet data as of September 30, 1997 and 1996 and December 31, 1994, 1993 and 1992 have been derived from unaudited combined financial statements of Hughes Defense. In the opinion of management, the unaudited combined financial statements reflect all adjustments (consisting only of normal recurring items) that are necessary for the fair presentation of financial position and results of operations for such periods. Operating results for the nine-month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results that may be expected for the entire year.

                         AS OF AND FOR THE
                         NINE MONTHS ENDED               AS OF AND FOR THE
                           SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                         -----------------  ---------------------------------------------
                           1997     1996      1996     1995     1994      1993   1992 (A)
                         -------- --------  -------- -------- --------  -------- --------
                                                 (IN MILLIONS)
OPERATING RESULTS:
Net sales............... $5,157.1 $4,588.8  $6,382.7 $5,921.8 $5,896.0  $6,353.5 $5,503.8
Other income (expense),
 net....................     10.3     (2.0)      9.1     43.0     22.5      24.7     45.2
                         -------- --------  -------- -------- --------  -------- --------
 Total Revenues.........  5,167.4  4,586.8   6,391.8  5,964.8  5,918.5   6,378.2  5,549.0
                         -------- --------  -------- -------- --------  -------- --------
Cost and Expenses.......  4,707.7  4,152.5   5,770.3  5,309.5  5,314.5   5,605.1  5,836.8
Amortization of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft........     75.8     75.8     101.3    101.3    101.3     101.3    101.3
                         -------- --------  -------- -------- --------  -------- --------
 Total Costs and
  Expenses..............  4,783.5  4,228.3   5,871.6  5,410.8  5,415.8   5,706.4  5,938.1
                         -------- --------  -------- -------- --------  -------- --------
Income (loss) before
 income taxes...........    383.9    358.5     520.2    554.0    502.7     671.8   (389.1)
Income taxes (credit)...    176.6    164.9     239.3    235.4    226.2     293.9   (182.9)
Cumulative effect of
 accounting changes.....      --       --        --       --      (7.1)      --    (268.5)
                         -------- --------  -------- -------- --------  -------- --------
Net Income (loss)....... $  207.3 $  193.6  $  280.9 $  318.6 $  269.4  $  377.9 $ (474.7)
                         ======== ========  ======== ======== ========  ======== ========
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $   72.9 $   33.4  $   59.7 $   15.7 $   58.7  $    1.6 $    9.1
Current assets..........  3,047.2  2,968.9   2,907.7  2,880.0  2,462.0   2,529.3  2,692.9
Total assets............  7,162.1  7,079.9   7,028.4  7,025.9  6,249.1   6,548.6  7,012.9
Current liabilities.....  1,535.2  1,737.0   1,889.0  1,959.9  1,604.9   1,814.9  1,624.0
Long-term debt and
 capitalized leases.....     32.4     36.2      34.4     49.7     57.6      83.9     38.0
Parent Company's net
 investment.............  5,265.6  4,975.2   4,823.0  4,680.2  4,198.2   4,278.3  4,801.0
OTHER DATA:
Depreciation and
 amortization........... $  192.2 $  177.5  $  246.6 $  240.5 $  265.5  $  295.9 $  303.5
Capital expenditures.... $   95.5 $  113.3  $  178.3 $   99.4 $  174.1  $  119.8 $   88.1

----------
(a) Includes the effect of a pre-tax restructuring charge of $833.1 million.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
             HUGHES DEFENSE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996.

 RESULTS OF OPERATIONS

  Revenues. Hughes Defense reported revenues for the first nine months of 1997 of $5,167.4 million, an increase of 12.7% from the $4,586.8 million reported in the first nine months of 1996. The growth was primarily the result of the build-up of several newer programs, particularly information systems and service programs such as Desktop V, Wide Area Augmentation System and Hughes Air Warfare Center. Additionally, revenues increased due to the acquisition of the Marine Systems Group of Alliant Techsystems in March 1997, increased engineering effort on several missile programs including Standard, EKV and ESSM and increased activity on the Phalanx program. Finally, Sensors & Communications Systems had increased revenues on certain radar production programs.

    Other Income (Expense)--Included in revenues is other income of $10.3 million for the first nine months of 1997 and other expense of $2.0 million for the same period in the prior year.

  Operating Profit. Operating profit for the first nine months of 1997 was $445.7 million, a 4.3% increase from the $427.2 million reported during the comparable period in the prior year. The operating profit margin for 1997 was 8.6% compared with 9.3% in the prior year's period. The increase in operating profit was due primarily to the revenue growth described above, partially offset by lower operating margins. The reduced operating profit margin was primarily due to provisions taken on certain air traffic control and training contracts, offset in part by strong performance on several radar programs. Future operating profits could be adversely impacted by reductions in the U.S. defense budget.

  Costs and Expenses. Selling, general and administrative expenses for the first nine months of 1997 were $273.6 million, an increase of $46.2 million from $227.4 million in the same period last year. The increase was principally due to the addition of Hughes Air Warfare Center and the acquisition of Alliant Techsystems in 1997 and increased business effort within Information Systems.

  The effective income tax rate was 46.0% for the first nine months of 1997 and 1996.

  Earnings. Hughes Defense earnings increased 7.1% to $207.3 million in the first nine months of 1997 compared with $193.6 million reported in the same period in 1996. The increase was principally due to the increase in operating profit discussed above.

  Backlog. The backlog at September 30, 1997 of $7,300.6 million decreased from the $7,558.5 million reported at September 30, 1996, primarily due to declines at Weapon Systems.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $72.9 million at September 30, 1997, an increase of $13.2 million from the $59.7 million reported at December 31, 1996. The increase was due primarily to net contributions from the Parent Company of $243.3 million, net increase in short-term borrowings of $24.1 million and proceeds from the disposal of certain property, offset by cash used in operations, the acquisition of the Marine Systems Group of Alliant Techsystems for $143.3 million, and capital expenditures.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 1.98 at September 30, 1997 and 1.54 at December 31, 1996. Working capital was $1,512.0 million at September 30, 1997 compared to $1,018.7 million at December 31, 1996.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  Property and Equipment. Property, net of accumulated depreciation, increased $9.4 million to $1,094.5 million at September 30, 1997, compared to $1,085.1 million reported at December 31, 1996. Expenditures for property were $95.5 million through September 30, 1997 compared with $113.3 million for the comparable period in 1996. The decrease was largely the result of lower expenditures in Information Systems which was partially offset by increased expenditures in Weapon Systems for various missile programs.

  Debt and Capitalized Leases. Long-term debt and capitalized leases at September 30, 1997 were $32.4 million compared to $34.4 million at December 31, 1996.

  Acquisitions. In March 1997, Hughes Defense acquired the Marine Systems Group of Alliant Techsystems, Inc. for $143.3 million in cash. The Marine Systems Group is a leader in lightweight torpedo manufacturing and the design and manufacturing of underwater surveillance, sonar and mine warfare systems.

1996 COMPARED TO 1995

 RESULTS OF OPERATIONS

  Revenues. Hughes Defense revenues were $6,391.8 million in 1996, a 7.2% increase from the $5,964.8 million reported in 1995. The growth was primarily attributable to additional revenues resulting from the December 1995 acquisition of Hughes Defense Communications (formerly Magnavox Electronic Systems Company) and the build-up of newer programs including Desktop V, Wide Area Augmentation System and Land Warrior. Further increases were attributable to the full year impact of the CAE-Link acquisition, increases in certain international training and in civil systems contracts. These increases were partially offset by lower production rates on several missile programs including Stinger, Standard and Sparrow and the divestiture of certain product lines.

    Other Income--Included in revenues is other income of $9.1 million for 1996 and $43.0 million for 1995. The decrease from 1995 was primarily the result of lower royalty income in 1996 and gains realized from selling certain product lines and businesses and the favorable settlement of an environmental insurance claim in 1995.

  Operating Profit. Operating profit was $603.4 million in 1996 compared to $586.9 million in 1995. The increase in operating profit was due primarily to the increased revenues described above, offset in part by the lower operating margin. The operating profit margin on the same basis for 1996 declined to 9.5% from 9.9% in 1995 primarily due to a continued shift from production programs to engineering and development programs, and growth in information systems and services revenues.

  Costs and Expenses. Selling, general and administrative expenses were $321.6 million in 1996 compared to $311.0 million in 1995. The increase was primarily due to increased bidding costs in 1996 on certain programs within Information Systems.

  The effective income tax rate was 46.0% in 1996 and 42.5% in 1995. The lower effective tax rate in 1995 was the result of an investment tax credit.

  Earnings. Hughes Defense 1996 earnings were $280.9 million compared with $318.6 million reported in 1995. The decrease in 1996 earnings was primarily related to higher interest expense and the decreases in other income described above.

  Backlog. The 1996 year-end backlog of $7,889.1 million increased from the $7,518.1 million reported at the end of 1995, primarily due to the acquisition of Hughes Defense Communications (formerly Magnavox Electronics Systems Company) in 1995 and activity related to Tube-launched, Optically-tracked, Wire-guided ("TOW") missile and UAE Frigate programs.

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                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $59.7 million at December 31, 1996, an increase of $44.0 million from the $15.7 million reported at December 31, 1995. Operating activities generated cash of $353.0 million which was partially offset by capital expenditures of $178.3 million and net distributions to the Parent Company of $136.1 million.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 1.54 at December 31, 1996 and 1.47 at December 31, 1995. Working capital was $1,018.7 million at December 31, 1996 as compared to $920.1 million at December 31, 1995. The increases were principally due to the increase in cash described above.

  Property and Equipment. Property, net of accumulated depreciation, increased $23.2 million to $1,085.1 million in 1996 from $1,061.9 million reported in 1995. Expenditures for property were $178.3 million and $99.4 million, in 1996 and 1995, respectively. The increase was related to capital expenditures to support expanding business requirements, primarily within Information Systems.

  Debt and Capitalized Leases. Long-term debt and capitalized leases were $34.4 million at December 31, 1996 compared to $49.7 million at December 31, 1995. The decline was due to scheduled principal repayments and the reclassification of certain amounts to current liabilities.

1995 COMPARED TO 1994

 RESULTS OF OPERATIONS

  Revenues. Hughes Defense revenues were $5,964.8 million in 1995, a 0.8% increase from the $5,918.5 million reported in 1994. The increase was due to additional revenues related to the 1995 acquisition of CAE-Link Corporation and increased effort on the Tomahawk program. Such revenue increases were offset in part by lower production rates on several missile programs, including Advanced Medium-Range Air-to-Air Missile ("AMRAAM"), TOW and Advanced Cruise Missile ("ACM").

   Other Income--Included in revenues is other income of $43.0 million in 1995 and $22.5 million in 1994. The increase was largely attributable to gains recognized from the sale in 1995 of certain product lines and businesses and the favorable settlement of an environmental insurance claim in 1995.

  Operating Profit. Operating profit was $586.9 million in 1995 compared to $545.1 million in 1994. The operating profit margin on the same basis for 1995 increased to 9.9% from 9.2% in 1994 largely due to a provision taken in 1994 for certain air traffic control contracts.

  Costs and Expenses. Selling, general and administrative expenses were $311.0 million in 1995 compared to $323.2 million in 1994. The decline was primarily attributable to facilities consolidation costs incurred in 1994 offset by the acquisition of CAE-Link in 1995.

  The effective income tax rate was 42.5% in 1995 and 45.0% in 1994. The lower tax rate in 1995 was the result of an investment tax credit.

  Earnings. Hughes Defense 1995 earnings were $318.6 million compared with $269.4 million reported in 1994. The increase was largely due to increased operating profit as described above, the lower effective tax rate in 1995 and the other income increases. Earnings in 1994 included the unfavorable effect of an accounting change for postemployment benefits other than pensions. Excluding the accounting change, Hughes Defense earnings in 1994 would have been $276.5 million.

  Backlog. The 1995 year-end backlog of $7,518.1 million decreased from the $8,465.6 million reported at the end of 1994, due to several large orders received in 1994 on Tomahawk production and engineering, F-15 and B-2 radar production and TOW missile awards.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $15.7 million at December 31, 1995, a decrease of $43.0 million from the $58.7 million reported at December 31, 1994. The decrease in cash was primarily due to the acquisitions of CAE-Link and Magnavox Electronic Systems Company for $176.0 million and $373.2 million, respectively, partially offset by cash provided by operating activities and proceeds from the sale of the certain product lines and businesses and the disposal of certain property.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 1.47 at December 31, 1995 and 1.53 at December 31, 1994, relatively unchanged. Working capital was $920.1 million at December 31, 1995 compared to $857.1 million at December 31, 1994.

  Property and Equipment. Property, net of accumulated depreciation, decreased $34.6 million to $1,061.9 million in 1995 from $1,096.5 million in 1994. Expenditures for property were $99.4 million and $174.1 million, in 1995 and 1994, respectively. The decrease in 1995 expenditures was due to the high level of expenditures in 1994 related to the consolidation of facilities in an effort to increase the operational efficiencies of manufacturing and engineering activities.

  Debt and Capitalized Leases. Long-term debt and capitalized leases were $49.7 million at December 31, 1995, a decrease of $7.9 million from the $57.6 million reported at December 31, 1994. The decline was primarily due to scheduled principal repayments.

  Acquisitions and Divestitures. In February 1995, Hughes Defense completed the acquisition of CAE-Link Corporation, an established supplier of simulation, training and technical services, primarily to the U.S. military and NASA, for $176.0 million. In December 1995, Hughes Defense acquired Magnavox Electronics Systems Company, a leading supplier of military tactical communications, electronic warfare and command and control systems, for $382.4 million, consisting of cash, notes and additional amounts to be paid.

  During 1995, Hughes Defense divested several non-strategic enterprises resulting in aggregate proceeds of approximately $23.6 million with no significant net income impact.

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                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                           BUSINESS OF HUGHES DEFENSE

INTRODUCTION

  The following description of the business of Hughes Defense gives effect to the Hughes Reorganization but does not give effect to the Raytheon Merger. Accordingly, the following description does not address the strategy or business plans of New Raytheon, which are separately addressed under "Overview of New Raytheon Business" in Chapter 5.

  Hughes Defense has been a major producer of electronics-based aerospace and defense products and systems for more than four decades and is a leading supplier of defense electronics products and services to the U.S. government. Hughes Defense has positioned itself as a leading developer and producer of a variety of tactical programs and as a subcontractor for certain types of subsystems for strategic purposes rather than seeking to become a prime contractor for major strategic weapons platforms such as tanks and aircraft. This permits Hughes Defense to participate in major segments of the defense market while reducing the impact of specific program cancellations. During 1996, no single Department of Defense program accounted for more than 6% of Hughes Defense's revenues, and the ten largest Department of Defense programs, in the aggregate, accounted for less than 33% of Hughes Defense's revenues. Approximately 64% of Hughes Defense's 1996 revenues were attributable to sales to the Department of Defense.

  Hughes Defense's business strategy has been to strengthen its leadership position in aerospace and defense electronics products, systems and services through continued emphasis on technological advances, operational efficiencies, cost reduction and competitiveness. Due to its technological capabilities and the volume of its products and systems in operation around the world, Hughes Defense believes that it has capitalized on the opportunities presented by the continuing trend toward upgrading and retrofitting electronic systems as a cost-effective alternative to developing new strategic weapons platforms. Hughes Defense also has been pursuing its strategy of reducing its vulnerability to reductions in U.S. defense spending by diversifying its customer base and product line, with emphasis on international markets and non-defense government agencies. Hughes Defense has been seeking to expand its non-defense businesses by building on its expertise and experience in developing and manufacturing defense electronics systems and providing related services.

  Hughes Defense has also sought to diversify both its product line and its customer base with respect to its sales to the Department of Defense. By positioning itself as a leading developer and producer of a variety of tactical programs and as a subcontractor for certain types of subsystems for strategic programs, Hughes Defense participates in major segments of the defense market while reducing the impact of specific program cancellations. As the U.S. defense budget has declined in recent years, the Pentagon has increasingly used electronic and tactical weapons upgrades to extend the capabilities of existing platforms. Tactical programs, such as airborne radar systems and missile programs, typically involve the large-scale production of expendable products or electronics systems which are later upgraded. Hughes Defense provides subsystems for a variety of strategic programs in which its technological capabilities may offer it a competitive advantage. Hughes Defense's strategy has also included diversification of its customer base. In 1996, no single branch of the U.S. Armed Forces accounted for more than 25% of Hughes Defense's revenues.

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

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  Hughes Defense currently conducts its operations through three principal business units: Sensors & Communications Systems, Weapons Systems and Information Systems. In addition, Hughes Defense has a Defense Systems business unit which engages in systems integration work. The following table sets forth the revenues of each of these business units for each of the last three years.

                                                          1996    1995    1994
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Sensors & Communications Systems........................ $2,522  $2,214  $2,351
Weapons Systems.........................................  1,979   2,066   2,387
Information Systems.....................................  2,202   1,923   1,529
Defense Systems.........................................     56      35      --
Intercompany Sales (a)..................................   (367)   (273)   (348)
                                                         ------  ------  ------
                                                         $6,392  $5,965  $5,919
                                                         ======  ======  ======

------------
(a) Represents intercompany sales between Hughes Defense business units, which are eliminated in consolidation.

SENSORS & COMMUNICATIONS SYSTEMS

  Hughes Defense's Sensors & Communications Systems ("SCS") business unit designs, develops and produces sophisticated radar (ground and airborne), communications and electro-optical equipment systems for military use. SCS also produces some of the critical high value components within these systems, such as processors and focal planes.

 SENSOR SYSTEMS

  Hughes Defense's sensor systems consist of radars, electro-optical systems, electronic warfare systems and processors.

  Radars. The principal product groups of the radar business are as follows:

       BUSINESS                               DESCRIPTION
       --------                               -----------
   Airborne Radar      Multi-mode fire control, reconnaissance and surveillance
                       radar and related upgrades for military aircraft for sale
                       to the U.S. and other governments. Radar Systems for use
                       in customs, law enforcement, environmental monitoring and
                       military applications.
   Ground-Based Radar  Ground-based radar and short-range air defense systems.

    Airborne Radar--Hughes Defense is a leading developer and producer of sophisticated airborne radar systems. Its airborne fighter radar units are among the most sophisticated in the world. They are deployed by the U.S. military aboard four of its five front-line fighter aircraft (the F-14, the F-15, the F/A-18 and the AV-8B Harrier jet), the AC-130U gunship, the U-2R reconnaissance aircraft and the B-2 stealth bomber, as well as by a number of foreign militaries.

    Ground-Based Radar--Hughes Defense supplies a variety of ground-based radar products and short-range air defense systems. Hughes Defense's ground-based radar products are deployed in the U.S. Army's Forward Area Air Defense system, the NASAMS, other medium- and short-range air defense systems and the Firefinder family of weapon-locating radars in use by the military forces of the United States and 16 other nations.

  Electro-Optical Systems. Electro-optical systems use advanced sensors to detect radiated energy in the form of heat or light, high-speed data and signal processors to analyze the sensor data and sophisticated

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                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
communications and display technology to deliver that information to commanders and other decision makers. Electro-optical systems employ thermal imaging, laser guidance, infrared sensors and advanced optics technologies for a variety of tactical, space and strategic applications. Of strategic importance to the electro-optical systems business is Hughes Defense's Santa Barbara Research Center, which designs and produces infrared focal plane detectors and civilian space sensors.

  In early 1996, Hughes Defense acquired Itek Optical Systems ("Itek"), an expert in large space optics, and combined this business with Hughes Danbury Optical Systems. The acquisition has strengthened Hughes Defense's position as a leader in the large space optics field. Itek is also important to Hughes Defense because it specializes in airborne, visible image reconnaissance. This expertise has improved Hughes Defense's competitive position in reconnaissance.

  The principal product groups of the electro-optical systems business are as follows:

           PRODUCT                           DESCRIPTION
           -------                           -----------
   Tactical EO Systems  Systems for use in military aircraft, tanks and ground defense systems, including weapon fire
                        control systems, night and obscured vision systems
                        and sensors.
   Space and Strategic  Systems for earth monitoring and planetary
    Systems             exploration and ballistic missile warning, tracking
                        and guidance systems.

    Tactical EO Systems--Hughes Defense is a leading producer of tactical military laser and thermal electro-optical systems. Hughes Defense provides night vision systems incorporating its thermal imaging and laser technologies for aircraft, tanks and armored personnel carriers. Together with its licensees, Hughes Defense has built more than 30,000 tactical laser rangefinders and more than 20,000 thermal imaging systems. Hughes Defense is a contractor for the U.S. Army's Horizontal Technology Integration program to provide improved electro-optical sights on armored vehicles and is a supplier of thermal imaging target acquisition fire control system upgrades for the Bradley Fighting Vehicle.

  For light-armored vehicles, Hughes Defense produces a high performance fire control thermal imaging system that is being used in conjunction with fire control and Tube-launched, Optically tracked, Wire-guided ("TOW") missile programs and has been installed on a variety of vehicles. For infantry application, Hughes Defense has developed an infrared Thermal Weapon Sight ("TWS") for the U.S. Army that is light enough to be used with rifles, machine guns and shoulder-launched missiles.

  Airborne systems being developed by Hughes Defense include an infrared system for the U.S. Marine Corps' V-22 Osprey that incorporates advanced staring focal plane array technology. Hughes Defense also provides a night targeting system for the AH-1 Cobra attack helicopter, and night vision systems for a variety of other helicopters in service with the U.S. and other armed forces. Fixed-wing electro-optical products include the infrared navigation and targeting pods for the F/A-18 Hornet aircraft.

  Under the agreement that allows the Raytheon Merger to proceed under the Hart-Scott-Rodino Act, New Raytheon is obligated to sell assets relating to Hughes Defense's second-generation ground vehicle electro-optical systems business. See "Description of the Hughes Transactions--Regulatory Requirements" in Chapter 3.

    Space and Strategic Systems--Hughes Defense is a leading designer and producer of visible light wavelength and infrared detector sensors for imaging products deployed on satellites and used for a variety of earth monitoring, planetary exploration and commercial purposes. In the area of earth remote sensing for civil space applications, Hughes Defense has manufactured key instruments for a majority of the imaging weather satellites launched since the late 1960s and is currently performing on several major civil earth monitoring contracts (such as LANDSAT).

  Hughes Defense has pioneered the technologies for telescopes that can maintain high performance at extremely low temperatures and which are fundamental to space sensors and interceptors used by the Department of Defense. In addition, for both tactical and space and strategic applications, advances in wide

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CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
field of view reflective optics for land and airborne applications are permitting increased capability in increasingly smaller packages by enabling visible, infrared and laser wavelengths to use a single aperture. Precision machining and diamond turning technology are being used to enable production of these optics with fewer parts and lower cost.

  Hughes Defense is currently developing space-based infrared sensors to detect and track ballistic missiles in flight, providing data for early warning and tracking. Hughes Defense is a contractor on the U.S. Air Force's Space Based Infrared Low ("SBIRs-Low") program.

  Electronic Warfare Systems. Electronic Warfare Systems are used for the passive detection, tracking and identification of signals. In 1994, Hughes Defense was awarded a contract to demonstrate and validate the precision direction finding system for the Manned Destructive Suppression of Enemy Air Defenses mission of the U.S. Air Force and two other electronic warfare contracts. Hughes Defense has also developed an advanced special receiver which is expected to become the standard radar warning receiver for U.S. Navy and U.S. Marine Corps tactical aircraft.

  Processors. Hughes Defense is a leading developer and producer of sophisticated processors for use in aerospace and defense products and systems. Hughes Defense is developing the Common Integrated Processor, an advanced, ultra high-speed modular computer developed for the avionics systems on the F-22 Advanced Tactical Fighter ("ATF").

 COMMUNICATIONS SYSTEMS

  Hughes Defense supplies communications products and command and control systems that can efficiently gather, process and transmit large amounts of information for military use. The strategic acquisition of Magnavox Electronic Systems Company in 1995 significantly added to Hughes Defense's long-range satellite communications customer base and has contributed significantly toward Hughes Defense's goal of becoming the industry's tactical communications market leader. Hughes Defense communications products include the Enhanced Position Location Reporting System ("EPLRS"), a digital locator and communications system. This system provides secure tactical data communications, friendly identification, position reporting and navigation services to the U.S. Army.

WEAPONS SYSTEMS

  Hughes Defense is a leading developer and producer of tactical missile systems as well as naval and maritime systems. The principal product groups of these businesses are as follows:

        BUSINESS                            DESCRIPTION
        --------                            -----------
   Missile Systems     Tactical guided missiles (including air-to-air, air-
                       to-surface, surface-to-surface and surface-to-air
                       missiles),
                       guidance and control systems, sensor systems and
                       missile launchers.
   Naval and Maritime  Torpedoes, sonar and other acoustics systems, ship
    Systems            defense and display systems and underwater
                       surveillance systems.

 MISSILE SYSTEMS

  Hughes Defense develops and produces tactical guided missiles, guidance and control systems, sensor systems and missile launchers. With its air-to-air, air-to-surface, surface-to-surface and surface-to-air missile products, Hughes Defense participates in all portions of the tactical missile systems market and believes it is a leader in the tactical missile systems business.

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                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  Hughes Defense has been a long-time developer, supplier and leader in radar guided air-to-air missiles, such as the Phoenix used on the F-14 fighter and the Advanced Medium Range Air-to-Air Missile ("AMRAAM"), which has become a primary weapon system on front-line fighter aircraft for the U.S. Air Force and the U.S. Navy. In addition, AMRAAM is the missile of choice for a growing number of foreign militaries. In 1996, Hughes Defense was selected to produce the AIM-9X, the next generation replacement for the existing AIM-9M "Sidewinder" short-range air-to-air missile.

  Hughes Defense is one of the primary subcontractors to Standard Missile Company for engineering and production services for all elements of STANDARD Missile. Standard Missile Company is the prime contractor for STANDARD Missile, and is owned by Hughes Missile Systems Company and Raytheon. STANDARD Missile is the primary surface launched area air defense weapon for the U.S. Navy and many allied countries. It is currently in service in several variants--the SM-1 Block VI and SM-2 Block II, III, IIIA and IIIB. The SM-2 Block IV extended range variant has just entered low-rate production. The U.S. Navy is developing the next evolutionary generations of STANDARD Missile capable of intercepting tactical ballistic missiles.

  In 1994, Hughes Defense was awarded a sole source contract for the production of the Tomahawk Cruise Missile, and also is developing the next version of Tomahawk, the Block IV. Hughes Defense is also pursuing the growth aspects of the Tomahawk program, including the new Tactical Tomahawk, which currently is expected to be awarded in 1998.

  Hughes Defense is also one of two producers of the Sparrow missile, a medium-range, semi-active guided missile used in multiple roles by multiple services. In its air-to-air role, the missile is used on fighter aircraft of the U.S. Navy and U.S. Air Force and allied countries. The surface-to-air version, the SeaSparrow, is used for shipboard point defense on more than 150 ships of various classes for the United States and numerous other countries. In addition to the SeaSparrow, Hughes Defense plays a major role in the self defense of ships as the producer of the Rolling Airframe Missile ("RAM") and the Phalanx Close-in Weapon System. RAM is a surface-to-air missile and launcher system that was developed and is produced by the United States and Germany under a cooperative agreement. Phalanx is a computer-controlled radar and gun system used to defeat anti-ship missiles and other close-in surface and air threats. In addition, Hughes Defense is leading a 10-country NATO consortium to develop the Evolved SeaSparrow Missile ("ESSM"), a kinematics upgrade to the SeaSparrow. ESSM will primarily target enemy aircraft and anti-ship missiles.

  The armed forces of more than 40 nations rely on Hughes Defense's TOW missile. Hughes Defense has produced more than 600,000 TOW antitank missiles, which can be fired from ground tripods, armored and unarmored vehicles and helicopters against tanks, armored personnel carriers, bunkers and small boats. Hughes Defense also is the sole-source producer of the Stinger family of missiles, the basis for the most advanced, accurate, shoulder-fired anti-aircraft weapon system in the world. In addition to being shoulder-launched, Stinger is adaptable to a variety of launch platforms, including helicopters, ground combat vehicles and U.S. Navy ships.

  Hughes Defense is a leader in Theater Ballistic Missile Air Defense systems. Hughes Defense is developing the Exoatmospheric Kill Vehicle, a well established program which started in 1990. Flight tests in 1998 and 1999 are expected to lead into the National Missile Defense System Testing Phase. Additionally, Hughes Defense is the sole developer of the Lightweight Exoatmospheric Projectile--Kinetic Warhead ("LEAP-KW") for the U.S. Navy. The LEAP-KW will be integrated with a unique variant of STANDARD Missile (also being developed by Hughes Defense) and will have the capability to acquire, track, intercept, and destroy Theater Ballistic Missiles in flight.

  Hughes Defense also has been a significant developer and producer of air-to-surface and surface-to-surface missiles. The versatile Maverick family of missiles can be fired from a variety of aircraft. Infrared-guided Mavericks offer all-weather, around-the-clock attack capability and the U.S. Marine Corps' laser-guided Maverick allows pin-point accuracy on the battlefield. Mavericks are employed by the armed forces of many other countries.

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

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

 NAVAL AND MARITIME SYSTEMS

  Naval and maritime systems products include torpedoes, antisubmarine warfare systems, naval combat systems, mine warfare systems, ocean surveillance systems and ship system integration, principally for the U.S. Navy. For decades, the UYQ-21 family of display systems has been a standard for the combat information centers of U.S. Navy surface ships. Hughes Defense's MK23 Target Acquisition System, an advanced radar system, permits ships to detect low-flying, high speed missiles and aircraft. Hughes Defense also supports the U.S. Navy's Surveillance Towed Array Sensor Segment ("SURTASS") system, a passive underwater surveillance sensing system that utilizes an acoustic sensor array towed from a dedicated surface ship to acquire data. Hughes Defense believes that technology developed through its current participation in key U.S. Navy programs presents opportunities for international sales. These programs, which are shifting from development to production, include the Airborne Low Frequency Sonar ("ALFS") and the Surface Search Radar ("SSR"). Hughes Defense was recently selected as the ship electronics system integrator for the U.S. Navy's new amphibious San Antonio class of ships of which the LPD-17 is first in class.

  This business unit also includes operations acquired from Alliant Techsystems' Marine Systems Group in March 1997 for $143.3 million. The group, which is based in Mukilteo, Washington, manufactures MK46, MK50 and NT37 torpedoes and underwater surveillance systems.

INFORMATION SYSTEMS

  Hughes Defense's information systems business unit is involved in developing, supporting and providing training for key information technologies. The unit includes four principal businesses: Hughes Information Technology Systems; Hughes Training Inc.; Hughes Technical Services Company; and Hughes Data Systems. Information technologies are driving the evolving joint command and intelligence networks which, in turn, influence all defense systems, including weapons systems. Advanced distributed simulation is becoming a more important military tool for weapons development, operational planning and training.

 HUGHES INFORMATION TECHNOLOGY SYSTEMS

  Hughes Information Technology Systems consists of four principal product groups as described below:

        BUSINESS                             DESCRIPTION
        --------                             -----------
   Command and Control  Military command and control systems for air defense
    Systems             systems;
                        air traffic control systems; airport information and
                        operations
                        management systems.
   Defense Systems      Mapping and weather systems.
   Space Systems        Classified and commercial ground station systems.
   Civil Systems        Earth Observing System Data Information Systems
                        ("EOSDIS").

  Command and Control Systems. Hughes Defense's command and control air defense systems utilize modular software to integrate large amounts of data from a variety of sensors, rapidly process the data using proprietary algorithms and then communicate information to decision makers in command and control centers on a real-time basis. Hughes Defense's systems are deployed in the United States and over 20 other nations. Hughes Defense has designed, developed and implemented a $1.3 billion Command, Control and Communication system for Saudi Arabia called Peace Shield. Hughes Defense is currently providing contractor technical services for this operational system under a separate $386 million contract ending in December 1997. Hughes Defense is also currently under contract to design, develop and implement air defense systems for Egypt, Iceland, Kuwait, Taiwan and NATO.

  Hughes Defense has applied its technology and experience in air defense systems to develop civilian air traffic control systems. Hughes Defense offers a full range of systems to the air traffic control market, with

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                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
products that range from systems that integrate multiple support centers and radar installations for large countries to systems servicing a single airport tower.

  Hughes Defense is working on contracts to modernize and better integrate Canada's civil and military air traffic control systems. Hughes Defense also is under contract to provide air traffic control systems in a number of countries, including Indonesia, Saudi Arabia, Switzerland and China. In addition, Hughes Defense has become a major supplier to the Federal Aviation Administration ("FAA"). The Wide Area Augmentation System ("WAAS") is a $480 million five-year contract to develop and deploy a satellite based navigation and air traffic control system over the United States. The Oceanic Systems Development Support ("OSDS") is an $200 million eight-year contract to improve air traffic control capabilities offshore. Finally, Hughes Defense and Raytheon teamed to win the Standard Terminal Replacement System ("STARS") contract to replace and upgrade equipment in 172 FAA air traffic control terminals and 199 Department of Defense facilities. Hughes Defense's share of the contract is $125 million.

  Defense Systems. Hughes Defense has expertise in processing large quantities of data in real time, storing data in secure data bases accessible to geographically distributed users and handling the requirements of complex communications networks.

  For the U.S. government, Hughes Defense has developed Command, Control, Communications and Intelligence ("C/3/I") systems and support for classified military requirements as well as missions and sensor data processing for national security applications. In addition, Hughes Defense provides systems engineering services to the U.S. Defense Information Systems Agency. Defense systems also include terrain mapping and weather information.

  Space Systems. Hughes Defense develops and supports classified government and commercial ground station systems which control the operations of satellites while in orbit.

  Civil Systems. Hughes Defense also provides scientific and engineering services for the National Aeronautics and Space Administration ("NASA") and the National Oceanic and Atmospheric Administration ("NOAA") such as Mission to Planet Earth, an international research effort to understand the planet's eco-systems and climatic changes, and other planetary and astrophysical research. In 1993, Hughes Defense was awarded a 10-year contract currently valued at approximately $800 million by NASA to develop the EOSDIS Core System. Hughes Defense also has developed law enforcement applications for the U.S. Immigration and Naturalization Services and is currently pursuing opportunities in information technology for the U.S. government in health care and other non-defense areas.

 HUGHES TRAINING INC.

  Hughes Defense has been a pioneer, and continues to be a leader in, the field of advanced training systems, services and equipment (including simulators) for a variety of military requirements. With the acquisition of CAE-Link in February 1995, Hughes Defense is now a leading supplier of training systems and services to the Department of Defense. Hughes Defense also provides training systems and services for NASA and industrial customers. Hughes Training consists of three principal product groups as described below:

              BUSINESS                           DESCRIPTION
              --------                           -----------
   Military Training Systems      Training simulators and equipment for the
                                  Department of Defense and NASA.
   Training Operations            Training services to the Department of
                                  Defense and NASA.
   Commercial/Industrial Training Equipment, systems and programs for industrial training and
                                  testing applications.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  Military Training Systems and Training Operations. For military applications, Hughes Defense has focused its resources on opportunities that permit it to take advantage of ongoing Hughes Defense and similar programs held by other defense contractors, such as training programs for the B-2, F/A-18, F-16 and C-141 aircraft. Hughes Defense is also well positioned to provide combined arms tactics training for the U.S. Army and U.S. Navy. Hughes Defense's flight training systems include sophisticated simulators in which pilots practice combat tactics as well as emergency procedures and standard maneuvers. The flexible software of these simulators can be adapted so that pilots can also train for specific missions. Hughes Defense's training systems are capable of teaching all phases of operations and maintenance for aircraft as diverse as the F-16 and F/A-18 fighters and the C-141 cargo aircraft. Hughes Defense also designs and produces multi-platform training equipment for the U.S. Navy. Using Hughes Defense's Anti-Submarine Warfare Tactical Team Trainers, teams of navy personnel train in coordinating ships, submarines and aircraft in simulated anti-submarine and fleet defense warfare maneuvers.

  Commercial/Industrial Training. Hughes Defense also develops equipment, systems and programs for industrial training and testing applications, including curriculum and coursework and training delivery and management. In 1995, Hughes Defense was selected by General Motors Europe to be its single training integrator and to provide various dealer training programs. Hughes Defense also has advanced training system projects with General Motors Europe and several of GM's facilities in the United States. As described under "Special Factors--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--Further Discussions With Raytheon" in Chapter 3, General Motors and its affiliates have agreed to purchase certain training services from New Raytheon through 2001 (totalling approximately $1.0 billion) on commercially reasonable terms, including competitiveness of price, service and technology, to be agreed between the parties. Counting towards this commitment will be that portion of New Raytheon's revenues during that four year period which are derived from a 10-year $500 million contract with General Motors Europe, which Hughes Defense was awarded in 1995. Hughes Defense is exploring training opportunities for General Motors in Asia as well as other customers domestically and internationally.

 HUGHES TECHNICAL SERVICES COMPANY

  Hughes Defense provides a wide range of scientific, technical and support services, primarily to the Department of Defense and other military customers, both through direct contracts and through support of other Hughes Defense projects. Hughes Defense specializes in the areas of operation and maintenance of customer equipment and systems; repair and supply depot operations; logistics engineering; space and Earth sciences; commercial services; remote logistics; range support; and privatization of government services. In 1996, Hughes Electronics was selected by the U.S. Navy and the City of Indianapolis to privatize the Naval Air Warfare Center in Indianapolis. The Indianapolis facility, renamed the Hughes Air Warfare Center, represents the Department of Defense's largest privatization initiative to date and provides engineering and technical support of advanced avionics and electronic systems.

 HUGHES DATA SYSTEMS

  The Hughes Data Systems unit is responsible for procurement and delivery of system hardware and software. This unit primarily supports certain long-standing customer relationships. Primary products include the Desktop V, USAF Workstation, Patent Trademark Office and Desktop Computers.

DEFENSE SYSTEMS

  In addition to the three major business units addressed above, Hughes Defense is also developing its defense systems integration business. This Defense Systems business unit is approaching new contracts essentially as a "prime" contractor in which Hughes Defense serves as a system integrator to combine the best components for a system. Defense Systems supports customers in the Ballistic Missile Defense Organization ("BMDO") and the U.S. Army in air and missile defense systems and solider systems. An example of these systems integration efforts is a cost effective short range air defense system that integrates radars and communications equipment from Hughes Defense's Sensors & Communications Systems business unit and a ground launched version of the Weapons Systems business unit's AMRAAM missile. Other major programs include the Medium Extended Air Defense System ("MEADS") for preliminary development of a new multinational ground-based air defense system between the U.S., Germany and Italy; Aerostat CMD for the concept development of a tethered aerostat airborne surveillance and targeting system for cruise missile

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
defense; and the Land Warrior EMD program for development and fielding of an integrated soldier fighting system.

U.S. GOVERNMENT CONTRACTS

  Hughes Defense acts as a prime contractor or major subcontractor with respect to many different U.S. government programs. Government acquisition programs typically follow a life cycle that begins with the research and development stage and progresses into full-scale production which may continue, with refinements and improvements, for several years. Because of significant start-up costs, many programs are not expected to become profitable until well into the full-scale production phase. Moreover, not all programs are selected for full-scale production, even when considerable resources have been expended in pre-production phases. The U.S. government has historically used multiple supply sources for a single program to further intensify competition and add to the number of experienced contractors available for future programs. It is anticipated that the ability to use multiple sources for production will be limited by declines in U.S. defense spending.

  A portion of Hughes Defense's contracts with the U.S. government which are the basis of Hughes Defense's backlog are subject to appropriations decisions subsequent to award. This results in many long-term programs being funded annually. Changes in government policy/priorities may lead to the cancellation of the remaining portion of a program. Some Hughes Defense contracts contain options which may or may not be exercised at the discretion of the U.S. government. Also, once awarded, contracts may be contested by other bidders.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
        DELCO SELECTED COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following Delco selected combined historical financial data have been derived from the financial statements of Delco. The data should be read in conjunction with Delco's Combined Financial Statements (including the notes thereto) included in Appendix D to this document. The income statement data for the periods ended December 31, 1996, 1995 and 1994 and the balance sheet data as of December 31, 1996 and 1995 have been derived from the combined financial statements of Delco audited by Deloitte & Touche LLP, independent public accountants. The income statement data for the periods ended December 31, 1993 and 1992 and September 30, 1997 and 1996 and the balance sheet data as of September 30, 1997 and 1996 and December 31, 1994, 1993 and 1992 have been derived from unaudited combined financial statements of Delco. In the opinion of management, the unaudited combined financial statements reflect all adjustments (consisting only of normal recurring items) that are necessary for the fair presentation of financial position and results of operations for such periods. The Delco unaudited selected pro forma operating results for the nine months ended September 30, 1997 and for the year ended December 31, 1996 give effect to the Hughes Transactions as if they had occurred at the beginning of each respective period but do not give effect to the planned integration of Delco and Delphi. The Delco unaudited selected pro forma balance sheet data as of September 30, 1997 give effect to the Hughes Transactions as if they had occurred at that date. Operating results for the nine-month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results that may be expected for the entire year. Pro forma data are not necessarily indicative of future financial position or operating results.

                              AS OF AND FOR THE
                                 NINE MONTHS                        AS OF AND FOR THE YEARS
                             ENDED SEPTEMBER 30,                      ENDED DECEMBER 31,
                          -------------------------- ------------------------------------------------------
                            PRO                        PRO
                           FORMA                      FORMA
                          1997 (A)   1997     1996   1996 (A)   1996     1995     1994      1993     1992
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
                                                       (DOLLARS IN MILLIONS)
OPERATING RESULTS:
Net sales...............  $4,110.2 $4,110.2 $4,240.1 $5,560.1 $5,560.1 $5,757.2 $5,560.7  $4,808.1 $4,143.5
Other income, net.......      14.9    142.5    139.2     32.4    202.4    195.6    150.6     114.7    158.7
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
 Total Revenues.........   4,125.1  4,252.7  4,379.3  5,592.5  5,762.5  5,952.8  5,711.3   4,922.8  4,302.2
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
Total Cost and Expenses.   3,724.3  3,724.3  3,689.7  4,901.9  4,901.9  4,869.0  4,751.6   4,219.3  3,695.1
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
Income before income
 taxes..................     400.8    528.4    689.6    690.6    860.6  1,083.8    959.7     703.5    607.1
Income taxes............     152.3    200.8    256.0    261.4    325.8    411.3    364.7     280.5    209.8
Cumulative effect of
 accounting changes.....       --       --       --       --       --       --     (35.2)      --    (478.4)
                          -------- -------- -------- -------- -------- -------- --------  -------- --------
Net Income..............  $  248.5 $  327.6 $  433.6 $  429.2 $  534.8 $  672.5 $  559.8  $  423.0 $  (81.1)
                          ======== ======== ======== ======== ======== ======== ========  ======== ========
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $   40.0 $  245.3 $  740.0          $  741.0 $  926.1 $1,243.2  $  773.2 $  571.3
Current assets..........     995.8  4,267.0  3,834.9           3,858.0  3,276.2  2,813.0   2,146.9  1,691.2
Total assets............   2,397.2  5,591.4  5,466.9           5,464.1  5,186.4  4,842.4   4,205.9  3,779.8
Current liabilities.....     667.8    667.8    809.1             734.2    767.9    927.9     786.6    673.5
Parent Company's net
 investment.............     561.4  3,805.6  3,629.6           3,662.1  3,402.1  2,949.4   2,566.7  2,288.3
OTHER DATA:
Depreciation and
 amortization...........           $  166.5 $  151.7          $  204.4 $  155.6 $  145.0  $  152.0 $  125.6
Capital expenditures....           $  101.5 $  163.3          $  196.5 $  264.1 $  165.7  $  149.2 $  266.1

------------
(a) Pro forma balance sheet data as of December 31, 1996 and pro forma other data have not been determined.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                           DELCO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma condensed combined financial statements of Delco have been derived from the historical combined financial statements of Delco, and give effect to the Hughes Transactions. The unaudited summary pro forma condensed combined statements of income for the nine months ended September 30, 1997 and for the year ended December 31, 1996 give effect to the Hughes Transactions as if they had occured at the beginning of each respective period but do not give effect to the planned integration of Delco and Delphi. The unaudited pro forma condensed combined balance sheet as of September 30, 1997 gives effect to the Hughes Transactions as if they had occured at that date.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with Delco's Combined Financial Statements (including the notes thereto) included in Appendix D to this document as of and for the period ended December 31, 1996, and the unaudited combined financial statements (including the notes thereto) of Delco included in Appendix D to this document as of and for the period ended September 30, 1997.

  The pro forma condensed combined balance sheet is not necessarily indicative of the financial position of Delco that would have been attained had the Hughes Transactions been consummated on September 30, 1997. The pro forma condensed combined statements of income are not necessarily indicative of the results of operations of Delco that would have been attained had the Hughes Transactions been consummated on January 1, 1996 and 1997, nor are they necessarily indicative of any future operating results.

                                     DELCO

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                           HUGHES
                                                        TRANSACTIONS
                                             HISTORICAL  PRO FORMA     PRO FORMA
                                               DELCO    ADJUSTMENTS    COMBINED
                                             ---------- ------------   ---------
                                                   (DOLLARS IN MILLIONS)
REVENUES
Net Sales
 General Motors and affiliates..............  $3,740.8                 $3,740.8
 Outside....................................     369.4                    369.4
Other income (expense), net
 Interest income--General Motors and
  affiliates................................     143.6    $(127.6)(a)      16.0
 Other......................................      (1.1)                    (1.1)
                                              --------    -------      --------
    Total Revenues..........................   4,252.7     (127.6)      4,125.1
                                              --------    -------      --------
COSTS AND EXPENSES
 Cost of sales and other operating charges,
  exclusive of items listed below...........   3,388.2                  3,388.2
 Selling, general and administrative
  expenses..................................     169.6                    169.6
 Depreciation and amortization..............     166.5                    166.5
                                              --------    -------      --------
    Total costs and expenses................   3,724.3                  3,724.3
                                              --------    -------      --------
INCOME BEFORE INCOME TAXES..................     528.4     (127.6)        400.8
 Income taxes...............................     200.8      (48.5)(b)     152.3
                                              --------    -------      --------
    Net Income..............................  $  327.6    $ (79.1)     $  248.5
                                              ========    =======      ========

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

     DELCO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                           HUGHES
                                                        TRANSACTIONS
                                             HISTORICAL  PRO FORMA     PRO FORMA
                                               DELCO    ADJUSTMENTS    COMBINED
                                             ---------- ------------   ---------
                                                   (DOLLARS IN MILLIONS)
REVENUES
Net Sales
 General Motors and affiliates..............  $4,990.2                 $4,990.2
 Outside customers..........................     569.9                    569.9
Other income--net
 Interest income--General Motors and
  affiliates................................     180.2    $(170.0)(a)      10.2
 Other......................................      22.2                     22.2
                                              --------    -------      --------
    Total Revenues..........................   5,762.5     (170.0)      5,592.5
                                              --------    -------      --------
COSTS AND EXPENSES
 Cost of sales and other operating charges,
  exclusive of items listed below...........   4,421.0                  4,421.0
 Selling, general and administrative
  expenses..................................     276.5                    276.5
 Depreciation and amortization..............     204.4                    204.4
                                              --------    -------      --------
    Total costs and expenses................   4,901.9                  4,901.9
                                              --------    -------      --------
INCOME BEFORE INCOME TAXES..................     860.6     (170.0)        690.6
Income taxes................................     325.8      (64.4)(b)     261.4
                                              --------    -------      --------
    Net Income..............................  $  534.8    $(105.6)     $  429.2
                                              ========    =======      ========

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                                     DELCO
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                         AS OF SEPTEMBER 30, 1997

                                                          HUGHES
                                                       TRANSACTIONS
                                            HISTORICAL  PRO FORMA      PRO FORMA
                                              DELCO    ADJUSTMENTS     COMBINED
                                            ---------- ------------    ---------
                                                  (DOLLARS IN MILLIONS)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents.................  $  245.3   $  (205.3)(c)  $   40.0
 Accounts receivable (less allowances)
  General Motors and affiliates............      65.0                      65.0
  Trade receivables........................     142.0                     142.0
 Notes Receivable--Hughes Electronics......   3,065.9    (3,065.9)(d)       --
 Contracts in process......................      44.0                      44.0
 Inventories...............................     629.3                     629.3
 Deferred income taxes.....................      58.9                      58.9
 Prepaid expenses..........................      16.6                      16.6
                                             --------   ---------      --------
    Total Current Assets...................   4,267.0    (3,271.2)        995.8
                                             --------   ---------      --------
Property, net..............................     974.9                     974.9
                                             --------   ---------      --------
Investments and Other Assets--principally
 at cost (less allowances).................     138.9                     138.9
                                             --------   ---------      --------
Deferred Income Taxes......................     210.6        77.0 (b)     287.6
                                             --------   ---------      --------
    Total Assets...........................  $5,591.4   $(3,194.2)     $2,397.2
                                             ========   =========      ========
LIABILITIES AND PARENT COMPANY'S NET
 INVESTMENT
CURRENT LIABILITIES
 Accounts payable
  General Motors and affiliates............  $   15.0                  $   15.0
  Other trade payables.....................     297.0                     297.0
 Loans payable to General Motors...........      33.2                      33.2
 Income taxes payable......................      68.3                      68.3
 Accrued liabilities
  General Motors and affiliates............      33.3                      33.3
  Other liabilities........................     221.0                     221.0
                                             --------   ---------      --------
    Total Current Liabilities..............     667.8                     667.8
                                             --------   ---------      --------
Other Liabilities and Deferred Credits.....      55.7   $   50.0 (e)      105.7
                                             --------   ---------      --------
Post retirement benefits other than
 pensions..................................   1,062.3                   1,062.3
                                             --------   ---------      --------
Parent Company's Net Investment............   3,805.6    (3,065.9)(d)     561.4
                                                           (205.3)(c)
                                                            (50.0)(e)
                                                             77.0 (b)
    Total Liabilities and Parent Company's
     Net Investment........................  $5,591.4   $(3,194.2)     $2,397.2
                                             ========   =========      ========

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                       DELCO NOTES TO UNAUDITED PRO FORMA

                    CONDENSED COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma condensed combined financial statements of Delco have been derived from the historical combined financial statements of Delco to give effect to the Hughes Transactions (i.e., the Hughes Reorganization and not including the integration with Delphi). The unaudited pro forma condensed combined balance sheet has been prepared as if the Hughes Transactions had occurred on September 30, 1997 and the unaudited pro forma condensed combined statements of income have been prepared as if the Hughes Transactions had occurred at the beginning of the periods presented.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with Delco's Combined Financial Statements (including notes thereto) as of and for the year ended December 31, 1996, and as of and for the nine months ended September 30, 1997, each included in Appendix D to this document.

  The pro forma condensed combined balance sheet is not necessarily indicative of the financial position of Delco that would have been attained had the Hughes Transactions been consummated on September 30, 1997. The pro forma condensed combined statements of income are not necessarily indicative of the results of operations of Delco that would have been attained had the Hughes Transactions been consummated at the beginning of the periods presented, nor are they necessarily indicative of any future operating results.

  The following pro forma adjustments were made with respect to the Hughes
Transactions:

  (a) To eliminate interest income reflected in the historical financial statements of Delco relating to notes receivable from Hughes Electronics which will be eliminated and cash which will be transferred to Hughes Telecom in connection with the Hughes Transactions.

  (b)  To reflect income taxes relating to the pro forma adjustments.

  (c)  To record the transfer of cash of Delco to Hughes Telecom.

  (d) To reflect the distribution of notes receivable from Delco to its sole stockholder.

  (e) To record the potential income tax liabilities which will be transferred from Hughes Electronics to Delco.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                 DELCO MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

 RESULTS OF OPERATIONS

  Revenues. Delco revenues for the first nine months of 1997 were $4,252.7 million, a slight decrease from the $4,379.3 million reported during the first nine months of 1996. Revenues attributed to GM NAO were slightly lower due to the decline in average electronic content supplied by Delco (primarily due to price reductions resulting from competitive pricing in connection with GM's global sourcing initiative) partially offset by a 4% increase in GM NAO vehicle volume during the first nine months of 1997.

    Other Income (Expense)--Included in revenues is other income of $142.5 million for the first nine months of 1997 and $139.2 million for the same period in 1996. The increase was principally due to the increase in interest income driven primarily by the increase in notes receivable from Hughes Electronics during the first nine months of 1997.

  Operating Profit. Operating profit for the first nine months of 1997 was $385.9 million, a 29.9% decrease from the $550.4 million reported during the comparable period last year. The operating profit margin on the same basis for 1997 was 9.4% compared with 13.0% in the prior year's period. These reductions were primarily due to price reductions and costs associated with continued international expansion.

  As the principal supplier of automotive electronics to GM NAO, Delco's sales of automotive electronics is and will continue to be heavily dependent on GM's production of vehicles in North America, the level of Delco supplied electronic content per GM vehicle, the price of such electronics and the competitiveness of Delco's product offerings. In this regard, it is anticipated that competition through GM's global purchasing process will negatively impact Delco's sales to GM NAO and result in a decline in the portion of GM NAO automotive electronics supplied by Delco. Delco's strategy is to aggressively reduce costs in order to minimize the effect of continuing price reductions and to manage the loss of GM NAO market share by offering competitive products which increase electronic functionality through a focus on safety, security, communications and convenience. Delco will also seek to improve its systems capability and cost competitiveness both internally and by developing key design, manufacturing and marketing alliances and other relationships with mechanical and electrical automotive component suppliers.

  The international market for automotive electronic products is also highly competitive. Delco has refined its strategy for this market to focus on profitable growth as well as increased market share, and accordingly, will seek to enhance the cost competitiveness of its international operations.

  The competitive environment described above is making it increasingly difficult to maintain the level of operating profit margins realized at Delco in recent years as price and volume declines associated with GM's global sourcing initiatives more than offset Delco's ability to achieve cost reductions. In response to the increased pressure on margins and to enhance future competitiveness, Delco management is taking action to reduce the cost structure of the business. As a result of the factors described above, the operating margin is expected to be at low double digits for the remainder of 1997, and then show modest improvement in 1998 and 1999.

  In connection with Delco's planned integration with Delphi as part of the Hughes Transactions, Delco is participating with Delphi in a review of the adequacy of its strategy which focuses on the competitiveness of its operations, growth opportunities and increasing market share through technology leadership, quality, cost and responsiveness. Delco and Delphi are continuing to study the outlook for some of their major product lines and their capacity to achieve Delphi's goals of increased growth and profitability. The findings of this study may result in the modifying, selling or closing of certain lines of business that are not performing as effectively as

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

necessary to enable Delphi to meet its strategic plans, while further expanding and growing product lines which will help to meet corporate objectives. The study is expected to be completed in late 1997 or early 1998. Presently, Delco and Delphi cannot estimate the impact the findings of this study may have on their existing lines of business and results of operations. See "Recent Developments--General Motors Competitiveness Studies" in Chapter 1.

  For information regarding the impact of the integration of Delco and Delphi on Delco's competitive position and business strategy, see "Special Factors-- Purposes of the Hughes Transactions--Integration of Delco and Delphi" and "-- Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--September 23, 1997 Capital Stock Committee Meeting" and "--October 6, 1997 GM Board Meeting" in Chapter 3.

  Costs and Expenses. Selling, general and administrative expenses were $169.6 million for the first nine months of 1997 compared to the $198.3 million reported during the comparable period in 1996. The decrease was attributable to an overall reduction in domestic spending.

  The effective income tax rate was 38.0% for the first nine months of 1997 compared to 37.1% for the same period in 1996.

  Earnings. Delco earnings decreased 24.4% to $327.6 million in the first nine months of 1997 compared with $433.6 million reported in the same period in 1996, principally due to the decrease in operating profit discussed above.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $245.3 million at September 30, 1997, a decrease of $495.7 million from the $741.0 million reported at December 31, 1996. The decrease was primarily due to the increase in notes receivable from Hughes Electronics of $889.7 million, net distributions to the Parent Company of $184.1 million and capital expenditures, partially offset by cash provided by operating activities of $656.5 million and proceeds from the disposal of certain property.

  Cash flows for the fourth quarter of 1997 and beyond are expected to be negatively impacted by a change in the credit terms between Delco and GM NAO for purchases of automotive electronics. Prior to the 1997 third quarter, GM NAO had generally paid Delco for product shipments immediately upon billing. The policy governing Delco/GM NAO credit terms was changed such that Delco and GM NAO are implementing credit terms substantially equivalent to those given to GM NAO's non-affiliated suppliers. This change in credit terms is subject to a four-year phase-in period. However, if the spin-off of Hughes Defense is completed with Delco transferred to Delphi, the credit terms for Delco will change, effective immediately after such transactions are completed, without any phase-in period.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 6.39 at September 30, 1997 and
5.25 at December 31, 1996. Working capital was $3,599.2 million at September 30, 1997 as compared to $3,123.8 million at December 31, 1996. The increases were principally due to increased notes receivable from Hughes Electronics of $889.7 million.

  Property and Equipment. Property, net of accumulated depreciation, decreased $91.2 million to $974.9 million at September 30, 1997, compared to $1,066.1 million at December 31, 1996. Expenditures for property, equipment and special tools were $101.5 million through September 30, 1997 compared with $163.3 million for the comparable period in 1996. The decrease in capital spending was due primarily to an overall reduction in domestic spending.

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                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

1996 COMPARED TO 1995

 RESULTS OF OPERATIONS

  Revenues. Delco revenues decreased 3.2% in 1996 to $5,762.5 million from $5,952.8 million in 1995. The decline was principally due to price reductions resulting from competitive pricing in connection with GM's global sourcing initiative and a 6.4% reduction in GM vehicles produced in the United States and Canada (excluding joint ventures) primarily related to the United and Canadian Auto Workers' ("UAW" and "CAW", respectively) strikes offset, in part, by an increase in Delco-supplied electronic content in these vehicles from $888 per vehicle to $906 per vehicle and an increase in international and non-GM NAO sales from $841 million in 1995 to $1,010 million in 1996.

    Other Income--Included in revenues is other income of $202.4 million for 1996 compared with $195.6 million for 1995. The increase was principally due to improved results from certain equity investments.

  Operating Profit. Operating profit was $658.2 million in 1996 compared to $888.2 million in 1995. Operating profit margin on the same basis for 1996 declined to 11.8% from 15.4% in 1995 primarily due to the reduced production volumes, continued price reductions and the costs associated with continued investment in international expansion.

  Costs and Expenses. Selling, general and administrative expenses were $276.5 million in 1996 compared to $260.6 million in 1995. The increase was principally due to infrastructure put into place to support non-GM NAO customers in Europe, Asia/Pacific and the Americas. The level of depreciation and amortization in 1996 was $204.4 million compared to $155.6 million in 1995 primarily due to the increase in special tooling amortization.

  The effective income tax rate was 37.9% in 1996 and 1995.

  Earnings. Delco's earnings were $534.8 million in 1996 compared to the $672.5 million reported in 1995. The decline was principally due to the decline in operating profit discussed above.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $741.0 million at December 31, 1996, a decrease of $185.1 million from the $926.1 million reported at December 31, 1995. The decrease in cash was primarily due to increases in notes receivable from Hughes Electronics of $437.1 million, net distributions to Parent Company of $274.8 million and capital expenditures of $196.5 million, partially offset by cash provided by operating activities of $705.3 million.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 5.26 at December 31, 1996 and 4.27 at December 31, 1995. Working capital was $3,123.8 million at December 31, 1996 compared to $2,508.3 million at December 31, 1995. The increases were principally due to increased notes receivable from Hughes Electronics of $437.1 million.

  Property and Equipment. Property, net of accumulated depreciation, decreased $17.3 million to $1,066.1 million in 1996 from $1,083.4 million reported in 1995. Net expenditures for property, equipment and special tools were $196.5 million in 1996 compared with $264.1 million in 1995. 1995 capital spending was higher due to spending requirements for new technology and product redesign on powertrain products to meet On Board Diagnostics ("OBD") II and Corporate Average Fuel Economy ("CAFE") requirements.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

1995 COMPARED TO 1994

 RESULTS OF OPERATIONS

  Revenues. Delco revenues increased $241.5 million, or 4.2%, in 1995 to $5,952.8 million from $5,711.3 million in 1994. Increased revenue growth was primarily attributed to an increase in Delco-supplied electronic content in GM vehicles produced in North America to $888 in 1995 from $857 in 1994 and an increase in sales to international and non-GM NAO customers to $841 million in 1995 from $672 million in 1994. GM NAO vehicle production remained relatively unchanged between 1994 and 1995.

    Other Income--Included in revenues is other income of $195.6 million for 1995 compared with $150.6 million for 1994. The increase was principally due to the increase in interest income driven primarily by the increase in notes receivable from Hughes Electronics.

  Operating Profit. Operating profit was $888.2 million in 1995 compared to $809.1 million in 1994. Operating profit margin for 1995 increased to 15.4% from 14.6% in 1994 primarily due to the increase in revenues discussed above and aggressive cost reduction programs.

  Costs and Expenses. Selling, general and administrative expenses were $260.6 million in 1995 and $192.3 million in 1994. The increase was principally due to infrastructure put into place to support non-GM NAO customers in Europe, Asia/Pacific and the Americas. The level of depreciation and amortization in 1995 was $155.6 million compared to $145.0 million in 1994.

  The effective income tax rate was 37.9% in 1995 and 38.0% in 1994.

  Earnings. Delco's earnings were $672.5 million in 1995 compared to $559.8 million reported in 1994 due to increased revenues and aggressive cost reduction programs. Earnings in 1994 included the unfavorable effect of an accounting change for post employment benefits. Excluding the accounting change, Delco earnings in 1994 would have been $595.0 million.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $926.1 million at December 31, 1995, a decrease of $317.1 million from the $1,243.2 million reported at December 31, 1994. The decrease in cash was primarily due to increases in notes receivable from Hughes Electronics of $390.8 million, capital expenditures of $264.1 million, net distributions to Parent Company of $219.9 million, the acquisition of FUBA Automotive ("FUBA") for $63.2 million and repayment of loans payable to General Motors of $33.8 million, partially offset by cash provided by operating activities of $644.3 million.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 4.27 at December 31, 1995 and 3.0 at December 31, 1994. Working capital was $2,508.3 million at December 31, 1995 compared to $1,885.1 million at December 31, 1994. The increases were primarily attributed to increased notes receivable from Hughes Electronics of $390.8 million.

  Property and Equipment. Property, net of accumulated depreciation, increased $86.3 million to $1,083.4 million in 1995 from $997.1 million reported in 1994. Net expenditures for property, equipment and special tools were $264.1 million in 1995 compared with $165.7 million in 1994. Increased 1995 capital spending was required for new technology and product redesign on powertrain products to meet On Board Diagnostics ("OBD") II and Corporate Average Fuel Economy ("CAFE") requirements.

  Acquisitions. In September 1995, Delco announced that it had reached an agreement to acquire FUBA for $63.2 million in cash. FUBA is a leading supplier of active integrated antenna systems. The acquisition was completed in October 1995.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                               BUSINESS OF DELCO

INTRODUCTION

  The following description of the business of Delco gives effect to the Hughes Reorganization but does not generally give effect to the integration of Delco and Delphi. For additional information, see "Delco Management's Discussion and Analysis of Financial Condition and Results of Operation" above.

  Delco is one of the world's leading suppliers of automotive electronics, with an estimated 22% share of worldwide automotive electronics sales in 1996. Delco is currently the principal supplier of automotive electronics to GM North American Operations ("GM NAO"). Approximately 81% (or $4.3 billion) of Delco's 1996 revenues were attributable to sales to GM NAO, with the remaining 19% resulting from sales to customers (including GM operations outside of North America) other than GM NAO. Delco anticipates increased sales to non-GM NAO and international customers. During 1996, over 50% (based on dollar value) of Delco's contracts for new business were with customers other than GM NAO. Deliveries under such contracts are expected to begin in 1998.

  Delco's strategy is to maintain its position as a principal supplier of automotive electronics to GM NAO while continuing to expand its sales to international and other non-GM NAO customers. Delco believes that consumer demand for vehicles with enhanced safety, convenience and performance features will provide opportunities for additional revenues from Delco-supplied automotive electronics on GM NAO vehicles. Moreover, the integration of Delco and Delphi would combine advanced electronics capability with components and systems expertise, and the combined business operations would be expected to compete aggressively in high-growth markets worldwide by developing new electronically enhanced vehicle systems with improved functionality, lower cost and higher quality. The combined Delco/Delphi entity will be better able to align its product, technical and manufacturing operations to address strategic objectives for growth and competitiveness. Delco believes that other opportunities exist as a result of new products based on Delco/Delphi core technologies. Successful commercialization of these products will depend on, among other things, consumer acceptance, affordability and the ability to achieve high volume production of sophisticated products, none of which can be assured.

  As the principal supplier of automotive electronics to GM NAO, Delco's sales of automotive electronics will continue to be heavily dependent on GM's North American production, the level of Delco-supplied electronic content per GM vehicle, the price of such electronics and the competitiveness of Delco's product offerings. In this regard, it is anticipated that competition through GM's global purchasing process will negatively impact Delco's sales to GM NAO and result in a decline in the portion of GM NAO automotive electronics supplied by Delco. Delco's strategy is to aggressively reduce costs in order to minimize the effect of continuing price reductions and to manage the loss of GM NAO market share by offering competitive products which increase electronic functionality through a focus on safety, security, communications and convenience.

  The international market for automotive electronic products is also highly competitive. Delco has refined its strategy for this market to focus on profitable growth as well as increased market share and, accordingly, will seek to enhance the cost competitiveness of its international operations.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
  Delco's aggressive cost reduction programs have yielded substantial cost savings over the last several years. Delco continues to work aggressively to reduce its costs for automotive electronics in order to maintain its competitiveness with respect to both GM NAO and other sales. By improving product design and manufacturing techniques, Delco has been able to and expects to continue to improve its production methods while reducing its costs of production. More than half of Delco's automotive electronics products manufacturing is conducted outside of the United States, resulting in substantial cost savings as compared to U.S. operations. Other efforts to reduce costs include purchases of components from unaffiliated suppliers, synchronous workshops, supplier cost improvement programs and a global electronics manufacturing strategy.

PRINCIPAL PRODUCTS AND SALES

  Delco has three principal product lines: (1) Powertrain, (2) Chassis, Air Bag, Security and (3) Integrated Body Systems. For GM NAO, product development and design are organized by product line. For sales other than to GM NAO, production and sales responsibility is organized by three customer-focused units: Delco Europe, Delco Asia/Pacific and Delco-Americas.

  The following table sets forth revenues of Delco by product line for GM NAO, and by customer-focused unit for non-GM NAO, for each of the last three years.

                                                            1996   1995   1994
                                                           ------ ------ ------
                                                              (IN MILLIONS)
GM NAO (a)
 Powertrain............................................... $1,561 $1,554 $1,516
 Chassis, Air Bag, Security...............................    680    914    823
 Integrated Body Systems..................................  2,060  2,171  2,160
                                                           ------ ------ ------
  Subtotal................................................  4,301  4,639  4,499
Other Sales
 Delco Europe.............................................    405    366    258
 Delco Asia/Pacific.......................................    217    216    168
 Delco-Americas and Other.................................    388    259    246
                                                           ------ ------ ------
  Subtotal................................................  1,010    841    672
                                                           ------ ------ ------
    Subtotal Sales--Automotive............................  5,311  5,480  5,171
                                                           ------ ------ ------
 Delco Systems Operations (b).............................    250    277    389
                                                           ------ ------ ------
    Total Sales...........................................  5,561  5,757  5,560
                                                           ------ ------ ------
  Other Income............................................    202    196    151
                                                           ------ ------ ------
    Total Revenues........................................ $5,763 $5,953 $5,711
                                                           ====== ====== ======

------------
(a) Includes Delco-supplied content on vehicles which are manufactured in the United States and Canada by General Motors (excluding affiliates) available for sale anywhere in the world.
(b) Delco Systems Operations ("DSO") has historically been included in the Aerospace and Defense Systems segment of Hughes Electronics. However, in connection with the Hughes Reorganization, DSO is being transferred to General Motors and thus is included in Delco, not Hughes Defense. DSO is currently dedicated to the light armored turret vehicle business as well as advanced classified programs.

  Delco's non-GM NAO sales have grown from $672 million in 1994 to $1.01 billion in 1996, with sales to GM International Operations representing approximately one-third of non-GM NAO sales. Delco and Delphi have established a close working relationship in Europe and have worked together to obtain additional automotive electronics business and expect in the future to further leverage their marketing, engineering, manufacturing and administrative efforts to achieve consistent customer focus and reduced operating cost.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

AUTOMOTIVE

  The principal products of Delco's three product lines for automotive electronics sales to customers worldwide are as follows:

      PRODUCT LINE         PRINCIPAL PRODUCTS               DESCRIPTION
   ------------------ ----------------------------- ---------------------------
   Powertrain Systems Engine Management Controllers Microprocessor-based controllers to optimize
                                                    engine performance, fuel
                                                    economy and driveability
                                                    while reducing emissions
                                                    and providing on-board
                                                    diagnostics.
                      Ignition Modules              Solid state spark-timing
                                                    electronics for ignition
                                                    control.
                      Pressure Sensors              Micro-machined pressure
                                                    sensors used primarily for
                                                    air-to-fuel ratio mix
                                                    control.
                      Control Modules               Microprocessor-based
                                                    controllers for engines and
                                                    transmissions.
   Chassis, Air Bag   Air Bag Control Modules       Control modules and sensors
   Controls and       and Sensors                   for driver and passenger-
   Security Systems                                 side supplemental
                                                    inflatable restraint
                                                    systems.
                      Anti-lock Brake Controllers   Electronic systems which
                                                    control the brakes to
                                                    prevent wheel lock-up.
                      PASS-Key(R)                   Anti-theft vehicle security
                                                    systems.
                      FOREWARN(R)                   Microwave-based object
                                                    detection systems.
   Integrated Body    Audio Systems                 Full line of audio systems
   Systems                                          ranging from AM radios to
                                                    integrated compact disc
                                                    receivers.
                      Amplifiers                    Vehicle acoustic systems,
                                                    including speakers.
                      Instrument Panel Clusters     Full line of
                                                    instrumentation, from
                                                    traditional analog and
                                                    digital clusters to
                                                    auxiliary displays, such as
                                                    head-up displays.
                      Air Controls                  Heater, ventilation and air
                                                    conditioner controls,
                                                    ranging from mechanical (or
                                                    manual) to electronic (or
                                                    automatic).
                      Telepath(TM) 100              Satellite-based electronic
                                                    navigation system.

SALES TO GM NAO

  Approximately 81% of Delco's 1996 revenues were attributable to sales to GM NAO. Delco's sales of automotive electronics to GM NAO are heavily dependent upon the level of GM's North American production and sales of motor vehicles. Such sales by Delco are also dependent on the level of Delco-supplied electronic content (based on the number and sophistication of electronic functions) per vehicle and the price (or cost to GM NAO) of such electronics. Since 1992, pursuant to its global sourcing initiative, GM NAO has aggressively pursued price reductions from its suppliers and has provided suppliers worldwide with the opportunity to bid for business customarily sourced with Delco. Delco believes that it has been and will continue to be able to compete effectively for GM NAO business because of the quality of its products, its ongoing cost reduction efforts and its product and technological innovations. From 1994 through 1996, Delco won approximately 81% of all globally sourced, competitive bids for GM NAO automotive electronics business for which Delco competed (based on the dollar value of all bids submitted by Delco). Nonetheless, it is anticipated that competition through GM's global purchasing process will negatively impact Delco's sales to GM NAO and result in a decline in the portion of GM NAO automotive electronics supplied by Delco.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  Delco expects that the level of electronic functions in vehicles will continue to increase, but that its prices to GM NAO will continue to decrease as a result of global, market-based pricing pressures and increasing electronic sophistication at lower prices. As a result of such price decreases and the decline in the portion of GM NAO automotive electronics supplied by Delco as described above, Delco expects that its revenues per GM NAO vehicle will decrease after 1996. Delco is working to mitigate the effect of continuing price reductions for current products by developing, producing and expanding sales of enhanced products. Delco believes that by utilizing its core technologies, opportunities exist for products offering consumers enhanced safety, convenience and performance. Moreover, Delco believes that it will be able to mitigate the effect of GM NAO price reductions on operating profit through its demonstrated ability to reduce costs.

  It is a policy of General Motors that a standard of fair dealing govern the prices, terms and conditions of commercial transactions between Delco and General Motors.

 GM PRODUCTION AND SALES

  The following table sets forth certain of GM's production, delivery (sales to ultimate purchasers, including both retail and fleet customers) and market share data for North America over the last three years.

                                                               1996  1995  1994
                                                               ----  ----  ----
North American Motor Vehicle Production
 (in millions of units)*......................................  4.8   5.2   5.2
North American Motor Vehicle Deliveries
 (in millions of units)**.....................................  5.3   5.3   5.6
North American Motor Vehicle Market Share (%)**............... 31.0% 32.3% 32.3%

--------
* Includes units which are manufactured in the United States and Canada by General Motors (excluding affiliates), available for sale anywhere in the world.
** Includes units which are manufactured by other companies and which are sold in North America by General Motors and its affiliates.

  The automotive industry is historically cyclical and is dependent on general market conditions, including interest rates. In addition, although not necessarily leading to a permanent loss of volume, GM's vehicle production is subject to interruptions from work stoppages, plant and equipment failures and other conditions and events, many of which are beyond the control of General Motors.

 ELECTRONIC CONTENT OF MOTOR VEHICLES

  From 1986 to 1996, Delco revenues per GM NAO vehicle increased each year, primarily as a result of increases in the number and sophistication of electronic functions. The increasing level of electronic content of motor vehicles is reflected in the average Delco electronics dollar sales per vehicle produced by General Motors (excluding affiliates) in the United States and Canada (for sale anywhere in the world) from 1994 to 1996, as set forth in the following table:

                                                                 AVERAGE DELCO
                                                                  DOLLAR SALES
                                                                  PER VEHICLE
                                                                 PRODUCED BY GM
                                                                    IN NORTH
                                                                    AMERICA
                                                                 --------------
                                                                 1996 1995 1994
                                                                 ---- ---- ----
Powertrain...................................................... $329 $297 $289
Chassis, Air Bag Controls, Security.............................  143  175  157
Integrated Body Systems.........................................  434  416  411
                                                                 ---- ---- ----
 Total.......................................................... $906 $888 $857
                                                                 ==== ==== ====

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

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  The Delco-supplied electronic content per GM NAO vehicle varies among vehicle models and according to the options selected by customers, with more expensive vehicles tending to have more sophisticated electronic functions. Delco believes that the functionality of automotive electronics in GM NAO vehicles will continue to increase, principally as a result of continued, and often increasingly stringent, regulatory standards for automotive emissions and consumer demand for increased performance, all of which will require more sophisticated electronic engine controls. In addition, in the near term, Delco believes that electronic components such as sensors and controllers will be increasingly utilized to meet consumer preference for enhanced safety and security features.

  Automotive Emission Standards. Delco believes that the use of sophisticated engine control computers in the United States will continue to increase, primarily because of increasingly stringent automotive emissions standards and more sophisticated diagnostic requirements as defined by the 1990 Clean Air Act and California Air Resources Board regulations and higher Corporate Average Fuel Economy ("CAFE") standards. Delco's engine control modules increase fuel efficiency while helping to lower exhaust emissions.

  Safety. Currently, Delco supplies air bag controllers for 100% of GM NAO vehicles, up from 75% in 1994. Beginning in the 1998 model year, side-impact air bag controllers will be introduced on various GM vehicles. Delco is also developing occupant detection sensors which will suppress air bag deployment based on a passenger's weight and/or position.

  Delco also supplies over 90% of GM NAO's passenger car requirements for anti-lock brake controllers in conjunction with Delphi. Additional features such as traction control, variable effort steering and YAW control have been integrated into Delco brake controllers for improved vehicle functioning.

  Fuel Efficiency. In conjunction with Delphi, Delco will introduce electro-hydraulic power steering ("EHPS") in the 1998 model year. EHPS allows for more effective use of the hydraulic steering system which increases fuel efficiency. Delco is also developing an improved electric power steering ("EPS") controller that will eliminate steering hydraulics and lower the total system cost.

  Convenience Features. Delco has expanded its penetration into the security and personalization market through its acquisition of European-based Megamos and Texton companies. Consumer demand continues to increase for enhanced body control functions such as lock-out prevention, theater light dimming, vehicle theft protection and remote keyless entry.

  New Products. Delco continues to refine and develop its FOREWARN(R) forward and rear-looking radar systems. The forward looking system is being pursued as an adaptive cruise control system. The rear looking radar system continues to be pursued as a backup aid to warn the driver of possible rear collisions. These products are expected to be in full production around the year 2000. The integration of Delco and Delphi is expected to increase synergies with Delphi units and result in the ability to provide fully integrated, engineered and assembled interior systems for automotive Original Equipment Manufacturer ("OEM") applications. Successful commercialization of these products will depend on, among other things, consumer acceptance, affordability and ability to achieve high volume production of sophisticated products, none of which can be assured.

INTERNATIONAL AND OTHER SALES

  Sales of Delco's automotive electronics to customers other than GM NAO grew at an 18% compounded annual rate from $382 million in 1990 to $1,010 million in 1996. In 1996, Delco was awarded approximately 61% of all orders (excluding GM NAO orders) for which it competed worldwide (based on the dollar value of all bids submitted by Delco). Deliveries under such contracts are expected to begin in 1998. Delco currently supplies automotive electronics products to several customers worldwide, including Chrysler, Daewoo, Isuzu, Renault, Toyota, John Deere, Nissan, BMW, Audi, Ford, Fiat and Mercedes. In 1996, Delco became QS-9000 certified, attesting to its production and quality capabilities as a world-class supplier.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  The levels of average electronic content of European-produced and Asian-produced vehicles are currently substantially below the average level of electronic content of vehicles sold in North America, indicating that the worldwide demand for automotive electronics should grow significantly through the end of the decade. In addition, Delco believes that future growth opportunities exist outside of the United States as other countries adopt automotive emission and fuel standards. Delco's customer-focused business units were established to focus on these growth opportunities as Delco seeks to capitalize on its cost reduction efforts, product quality and technology, together with its worldwide manufacturing capabilities and capacities, to continue to increase international sales (including sales to GM's international operations and affiliates) and sales to customers other than GM NAO.

  The success of Delco's international and non-GM NAO efforts will depend, among other things, upon the availability of technical, manufacturing and other resources. Competition in such markets is intense and not necessarily open to all suppliers on equal terms. See "--Competition" below. Delco continues to review and enter into, where appropriate, strategic alliances and partnering arrangements and to make acquisitions to enhance its ability to compete for international business.

ACQUISITIONS AND ALLIANCES

  Historically, Delco's acquisition and alliance activities have been focused on three objectives: market expansion, product portfolio enhancement to achieve full systems capability and strengthening of core technologies. Recent activities include formation of Shanghai Delco Electronics (joint venture localizing manufacturing in China), acquisition of Fuba Automotive (a leading antenna business in Europe) and formation of the Flip Chip Technologies joint venture (which provides innovative integrated circuit packaging technology). Delco will continue to focus on selective ventures which meet strategic objectives and which complement the venture needs and strategies of Delphi.

COMPETITION

  In April 1992, General Motors launched a major reorganization to streamline its business practices and downsize its GM NAO operations. These changes were essential to GM's vision of total customer satisfaction. Central to these efforts were improved quality, reduced costs, strengthened product focus and leveraged global sourcing. With regard to global sourcing, GM NAO announced its intentions to begin filling its procurement needs on a global basis. Pursuant to this initiative, GM NAO has aggressively pursued price reductions from its suppliers and has provided suppliers worldwide with the opportunity to bid for business customarily sourced with Delco. As a result, Delco has reduced its prices to GM NAO, and Delco expects prices to continue to decline. In 1996, Delco-supplied electronic content represented approximately 90% of GM NAO requirements. Delco believes that it is, has been and will continue to be able to compete effectively for GM business because of the quality of its products, its on-going cost reduction efforts and its product and technological innovations. Delco also believes that it derives a competitive advantage from its business practice of placing Delco engineers at GM facilities to help integrate Delco electronic products into GM's vehicle designs. Delco believes that its technological experience from its non-automotive businesses also provides it with a competitive advantage in developing and implementing new automotive electronic products. Delco believes that its cost reduction programs will provide significant ongoing and sustainable cost savings. In light of the foregoing, Delco expects to be able to continue to compete effectively for GM NAO business as well as international and North American business other than GM NAO. However, Delco does expect its share of GM NAO automotive electronics requirements to decline from its current 90% share to about 80% in the early 2000's principally due to competition through GM's global purchasing process.

  The worldwide automotive electronics market includes many strong, global competitors. In Europe, Delco is challenging incumbent suppliers with dominant shares and strong relationships with European vehicle manufacturers. These competitors, like Delco, are innovative, have system capability, are able to support the European vehicle manufacturers' globalization plans and have embarked on aggressive cost cutting programs to

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
meet the price pressure of vehicle manufacturers. In the Asia/Pacific region, Delco faces competitors who have strong system capability, offer cost competitive, high quality products and who have strong relationships with vehicle manufacturers. In some cases, vehicle manufacturers located in the Asia/Pacific region have significant equity ownership in Delco's competitors.
In Latin America, Delco's major competitors include suppliers based in both Europe and in the Asia/Pacific region who have transplanted some operations to support their customers' entry into, and expansion in, the region.

INTEGRATION OF DELCO AND DELPHI

  For information regarding the integration of Delco and Delphi, see "Special Factors--Purposes of the Hughes Transactions--Integration of Delco and Delphi" and "--Background of the Hughes Transactions--Development of the Hughes Transactions and the Raytheon Merger--September 23, 1997 Capital Stock Committee Meeting" and "--October 6, 1997 GM Board Meeting" in Chapter 3.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                HUGHES TELECOM SELECTED COMBINED HISTORICAL AND
                           PRO FORMA FINANCIAL DATA

  The following selected combined historical financial data have been derived from the financial statements of Hughes Telecom. The data should be read in conjunction with Hughes Telecom's Combined Financial Statements (including the notes thereto) included in Appendix E to this document. The income statement data for the periods ended December 31, 1996, 1995 and 1994 and the balance sheet data as of December 31, 1996 and 1995 have been derived from the combined financial statements of Hughes Telecom audited by Deloitte & Touche LLP, independent public accountants. The income statement data for the periods ended December 31, 1993 and 1992 and September 30, 1997 and 1996 and the balance sheet data as of September 30, 1997 and 1996 and December 31, 1994, 1993 and 1992 have been derived from the unaudited combined financial statements of Hughes Telecom. In the opinion of management, the unaudited combined financial statements reflect all adjustments (consisting only of normal recurring items) that are necessary for the fair presentation of financial position and results of operations for such periods. The Hughes Telecom unaudited summary pro forma operating results data for the nine months ended September 30, 1997 and for the year ended December 31, 1996 give effect to the PanAmSat Merger that was completed on May 16, 1997, the Avicom Divestiture and the Hughes Transactions (including the recapitalization of GM Class H Common Stock into New GM Class H Common Stock) as if they had occurred at the beginning of each respective period. The Hughes Telecom unaudited summary pro forma balance sheet data as of September 30, 1997 give effect to the Hughes Transactions as if they had occurred at that date. Operating results for the nine-month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results that may be expected for the entire year. Pro forma data are not necessarily indicative of future financial position or operating results.

                             AS OF AND FOR THE
                             NINE MONTHS ENDED                       AS OF AND FOR THE YEARS
                               SEPTEMBER 30,                           ENDED DECEMBER 31,
                         ---------------------------  ----------------------------------------------------------
                           PRO                          PRO
                          FORMA                        FORMA
                         1997(A)     1997     1996    1996(A)     1996      1995      1994      1993    1992(B)
                         --------  -------- --------  --------  --------  --------  --------  --------  --------
                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Net sales............... $3,553.3  $3,433.7 $2,787.5  $4,189.8  $4,008.7  $3,152.8  $2,697.0  $2,195.0  $2,214.8
Other (expense) income,
 net....................    (11.3)    470.7     95.0     100.2      75.9       8.2      (9.2)    162.1      38.6
                         --------  -------- --------  --------  --------  --------  --------  --------  --------
 Total Revenues.........  3,542.0   3,904.4  2,882.5   4,290.0   4,084.6   3,161.0   2,687.8   2,357.1   2,253.4
                         --------  -------- --------  --------  --------  --------  --------  --------  --------
Cost and expenses.......  3,289.7   3,277.2  2,672.8   4,001.5   3,841.5   3,042.4   2,513.7   2,067.9   2,194.6
Amortization of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft........     15.9      15.9     15.9      21.0      21.0      21.0      21.0      21.0      21.0
                         --------  -------- --------  --------  --------  --------  --------  --------  --------
 Total Costs and
  Expenses..............  3,305.6   3,293.1  2,688.7   4,022.5   3,862.5   3,063.4   2,534.7   2,088.9   2,215.6
                         --------  -------- --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 income taxes and
 minority interests.....    236.4     611.3    193.8     267.5     222.1      97.6     153.1     268.2      37.8
Income taxes............     98.3     244.5     82.0     149.6     104.8      31.4      55.5     102.7       7.7
Minority interests in
 (income) losses of
 subsidiaries...........     (4.2)     16.8     29.4      (8.0)     52.6       4.6       --        --        --
                         --------  -------- --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 cumulative effect of
 accounting change......    133.9     383.6    141.2     109.9     169.9      70.8      97.6     165.5      30.1
Income (loss) from
 discontinued
 operations.............      --        1.2     (6.7)      --       (7.4)    (64.6)    (54.1)    (12.6)     (2.8)
Cumulative effect of
 accounting change......      --        --       --        --        --        --       (2.3)      --     (112.8)
                         --------  -------- --------  --------  --------  --------  --------  --------  --------
Net Income (loss)....... $  133.9  $  384.8 $  134.5  $  109.9  $  162.5  $    6.2  $   41.2  $  152.9  $  (85.5)
                                   ======== ========            ========  ========  ========  ========  ========
Adjustments to exclude
 the effects of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft........     15.9                         21.0
                         --------                     --------
Earnings used for
 computation of
 available separate
 consolidated net income
 of Hughes Telecom...... $  149.8                     $  130.9
                         ========                     ========
Earnings per share
 attributable to New GM
 Class H Common Stock... $   0.37                     $   0.33
                         ========                     ========
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $2,912.0  $  426.5 $    6.6            $    6.7  $    7.6  $    5.8  $   10.2  $    6.4
Current assets..........  4,854.8   2,331.9  1,390.8             1,497.1   1,175.5   1,154.5   1,126.6   1,343.6
Total assets............ 12,463.6   9,486.2  4,254.9             4,416.4   3,952.6   3,609.3   3,195.5   3,085.9
Current liabilities.....  1,814.4   1,540.8  1,212.8             1,219.6     863.6     881.0     790.2     823.1
Long-term debt..........  1,072.8   2,797.8      --                  --        --        --        1.3     125.1
Minority interests......    643.2     643.2     45.1                21.6      40.2       --        --        --
Parent Company's net
 investment.............  7,360.1   3,394.0  2,426.1             2,491.6   2,608.9   2,301.0   1,973.3   1,752.3
OTHER DATA:
Depreciation and
 amortization...........           $  211.2 $  157.6            $  215.6  $  200.9  $  160.9  $  135.7  $  142.0
Capital expenditures....           $  551.5 $  347.8            $  449.4  $  442.3  $  399.0  $  274.2  $  186.0

-------
(a) Pro forma balance sheet data as of December 31, 1996 and pro forma other data have not been determined.

(b) Includes the effect of a pre-tax restructuring charge of $155.6 million.

                                      CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                      HUGHES TELECOM UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma condensed combined financial statements of Hughes Telecom have been derived from the historical combined financial statements of Hughes Telecom and consolidated financial statements of PanAmSat to give effect to the PanAmSat Merger that was completed as of May 16, 1997 and the Hughes Transactions (including the recapitalization of GM Class H Common Stock into New GM Class H Common Stock). The pro forma adjustments of the PanAmSat Merger were performed using the purchase method of accounting. The unaudited pro forma condensed combined balance sheet has been prepared as if the Hughes Transactions and the Avicom Divestiture occurred on September 30, 1997. The unaudited pro forma condensed combined statements of income have been prepared as if the PanAmSat Merger, the Avicom Divestiture and the Hughes Transactions occurred on January 1, 1996 and 1997.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with Hughes Telecom's Combined Financial Statements (including the notes thereto) included in Appendix E to this document and PanAmSat's Consolidated Financial Statements (including the notes thereto) contained in pages FIN-1 through FIN-19 of the Proxy Statement on Schedule 14A, filed on April 18, 1997, of PanAmSat, which pages are incorporated into this document by reference, each as of and for the period ended December 31, 1996, and the unaudited combined financial statements (including the notes thereto) of Hughes Telecom included in Appendix E to this document and the unaudited consolidated financial statements (including the notes thereto) of PanAmSat included in PanAmSat's Form 10-Q/A for the period ended March 31, 1997, which is incorporated into this document by reference.

  The pro forma condensed combined balance sheet is not necessarily indicative of the financial position of Hughes Telecom that would have been attained had the Hughes Transactions been consummated on June 30, 1997. The pro forma condensed combined statements of income do not give effect to any synergies that may be realized as a result of the PanAmSat Merger and are not necessarily indicative of the results of operations of Hughes Telecom that would have been attained had the PanAmSat Merger, the Hughes Transactions and the Avicom Divestiture been consummated on January 1, 1996 and 1997, nor are they necessarily indicative of any future operating results.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                                 HUGHES TELECOM
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

            FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997

                                                   PANAMSAT
                                                    MERGER                     HUGHES
                         HISTORICAL               AND OTHER                 TRANSACTIONS
                           HUGHES   HISTORICAL    PRO FORMA      PRO FORMA   PRO FORMA    PRO FORMA
                          TELECOM   PANAMSAT(1) ADJUSTMENTS(2)   COMBINED   ADJUSTMENTS   COMBINED
                         ---------- ----------- --------------   ---------  ------------  ---------
                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
 Product sales..........  $2,064.4                 $  (6.4)(a)   $2,058.0                 $2,058.0
 Direct broadcast,
  leasing and other
  services..............   1,369.3    $126.0                      1,495.3                  1,495.3
 Other income (expense),
  net...................     470.7     232.7        (489.7)(b)      (11.3)                   (11.3)
                                                    (225.0)(c)
                          --------    ------       -------       --------      -----      --------
    Total Revenues......   3,904.4     358.7        (721.1)       3,542.0        --        3,542.0
                          --------    ------       -------       --------      -----      --------
COSTS AND EXPENSES
 Cost of products sold..   1,567.8                    (3.8)(a)    1,564.0                  1,564.0
 Broadcast programming
  and other costs.......     742.0                                  742.0                    742.0
 Selling, general and
  administrative
  expenses..............     714.0      28.1                        742.1                    742.1
 Depreciation and
  amortization..........     195.3      24.3          22.0 (d)      241.6                    241.6
 Amortization of GM
  purchase accounting
  adjustments related to
  Hughes Aircraft
  Company...............      15.9                                   15.9                     15.9
 Merger-related
  expenses..............                29.9         (29.9)(e)        0.0                      0.0
 Interest expense.......      58.1       3.5          32.6 (f)       94.2      (94.2)(k)       0.0
                          --------    ------       -------       --------      -----      --------
    Total Costs and
     Expenses...........   3,293.1      85.8          20.9        3,399.8      (94.2)      3,305.6
                          --------    ------       -------       --------      -----      --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE
 INCOME TAXES AND
 MINORITY INTERESTS.....     611.3     272.9        (742.0)         142.2       94.2         236.4
 Income taxes...........     244.5     116.1        (300.0)(g)       60.6       37.7 (l)      98.3
 Minority interests in
  net losses (income) of
  subsidiaries..........      16.8                    (7.6)(h)       (4.2)                    (4.2)
                                                     (16.9)(i)
                                                       3.5 (j)
 Preferred Stock
  Dividend..............                16.9         (16.9)(i)        --                       --
                          --------    ------       -------       --------      -----      --------
INCOME FROM CONTINUING
 OPERATIONS.............     383.6     139.9        (446.1)          77.4       56.5         133.9
 Income from
  discontinued
  operations............       1.2                    (1.2) (v)       --                       --
                          --------    ------       -------       --------      -----      --------
    NET INCOME..........  $  384.8    $139.9       $(447.3)      $   77.4      $56.5         133.9
                          ========    ======       =======       ========      =====
Adjustments to exclude
 the effect of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft
 Company................                                                                      15.9
                                                                                          --------
Earnings Used For
 Computation of
 Available Separate
 Consolidated Net
 Income.................                                                                  $  149.8
                                                                                          ========
Available Separate
 Consolidated Net
 Income:
 Average number of
  shares of New GM
  Class H Common Stock
  outstanding
  (in millions)
  (Numerator)...........                                                                     100.7
 New GM Class H dividend
  base
  (in millions)
  (Denominator).........                                                                     399.9
 Available Separate
  Consolidated Net
  Income................                                                                  $   37.7
                                                                                          ========
 Earnings Per Share
  Attributable to New GM
  Class H Common Stock..                                                                  $   0.37
                                                                                          ========

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

(1)The amounts labeled historical PanAmSat are for the period January 1 through May 15, 1997.

(2)Other pro forma adjustment includes the effects of the Avicom Divestiture.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                                 HUGHES TELECOM
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                      PANAMSAT
                                                       MERGER                    HUGHES
                                                     AND OTHER                TRANSACTIONS
                           HISTORICAL   HISTORICAL   PRO FORMA     PRO FORMA   PRO FORMA     PRO FORMA
                         HUGHES TELECOM  PANAMSAT  ADJUSTMENTS(1)  COMBINED   ADJUSTMENTS    COMBINED
                         -------------- ---------- --------------  ---------  ------------   ---------
                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
 Product sales..........    $3,009.0                  $ (65.8)(a)  $2,943.2                  $2,943.2
 Direct broadcast,
  leasing and other
  services..............       999.7      $246.9                    1,246.6                   1,246.6
 Other income, net......        75.9        24.3                      100.2                     100.2
                            --------      ------      -------      --------     -------      --------
   Total Revenues.......     4,084.6       271.2        (65.8)      4,290.0          --       4,290.0
                            --------      ------      -------      --------     -------      --------
COSTS AND EXPENSES
 Cost of products sold..     2,183.7                    (49.0)(a)   2,134.7                   2,134.7
 Broadcast programming
  and other costs.......       631.8        32.7                      664.5                     664.5
 Selling, general and
  administrative
  expenses..............       788.5        44.2                      832.7                     832.7
 Depreciation and
  amortization..........       194.6        61.3         58.8 (d)     314.7                     314.7
 Amortization of GM
  purchase accounting
  adjustments related to
  Hughes Aircraft
  Company...............        21.0                                   21.0                      21.0
 Interest expense.......        42.9        24.9         87.7 (f)     155.5     $(100.6)(k)      54.9
                            --------      ------      -------      --------     -------      --------
   Total costs and
    expenses............     3,862.5       163.1         97.5       4,123.1      (100.6)      4,022.5
                            --------      ------      -------      --------     -------      --------
INCOME FROM CONTINUING
 OPERATIONS BEFORE
 INCOME TAXES AND
 MINORITY INTERESTS.....       222.1       108.1       (163.3)        166.9       100.6         267.5
Income taxes............       104.8        46.4        (41.8)(g)     109.4        40.2 (l)     149.6
Minority interests in
 net losses (income) of
 subsidiaries...........        52.6                    (28.5)(h)      (8.0)                     (8.0)
                                                        (41.4)(i)
                                                          9.3 (j)
Preferred Stock
 Dividend...............                    41.4        (41.4)(i)        --                        --
                            --------      ------      -------      --------     -------      --------
INCOME FROM CONTINUING
 OPERATIONS.............       169.9        20.3       (140.7)         49.5        60.4         109.9
Loss from discontinued
 operations.............         7.4                     (7.4)(v)        --                        --
                            --------      ------      -------      --------     -------      --------
   NET INCOME...........    $  162.5      $ 20.3      $(133.3)     $   49.5     $  60.4         109.9
                            ========      ======      =======      ========     =======
Adjustments to exclude
 the effect of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft
 Company................                                                                         21.0
                                                                                             --------
Earnings Used For
 Computation of
 Available Separate
 Consolidated Net
 Income.................                                                                     $  130.9
                                                                                             ========
Available Separate
 Consolidated Net
 Income:
 Average number of
  shares of New GM Class
  H Common Stock
  outstanding (in
  millions) (Numerator)                                                                          98.4
 New GM Class H dividend
  base (in millions)
  (Denominator)                                                                                 399.9
 Available Separate
  Consolidated Net
  Income                                                                                     $   32.2
                                                                                             ========
Earnings Per Share
 Attributable to New GM
 Class H Common Stock                                                                        $   0.33
                                                                                             ========

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

(1) Other pro forma adjustment includes the effects of the Avicom Divestiture.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                                 HUGHES TELECOM

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997

                                                          HUGHES
                                                       TRANSACTIONS
                                           HISTORICAL AND OTHER PRO
                                             HUGHES       FORMA        PRO FORMA
                                            TELECOM   ADJUSTMENTS(1)   COMBINED
                                           ---------- --------------   ---------
                                                  (DOLLARS IN MILLIONS)
ASSETS
CURRENT ASSETS
 Cash and cash equivalents................  $  426.5    $ 1,054.5 (m)  $ 2,912.0
                                                          1,431.0 (n)
 Accounts and notes receivable (less
  allowances).............................     462.3         63.3 (o)      525.6
 Contracts in process, less advances and
  progress payments.......................     512.5                       512.5
 Inventories..............................     601.3                       601.3
 Net assets of discontinued operations....      35.3        (35.3)(w)         --
 Deferred subscriber acquisition costs....      59.9                        59.9
 Prepaid expenses and other including
  deferred income taxes...................     234.1          9.4 (l)      243.5
                                            --------    ---------      ---------
   Total Current Assets...................   2,331.9      2,522.9        4,854.8
                                            --------    ---------      ---------
Satellites, net...........................   2,527.0                     2,527.0
                                            --------    ---------      ---------
Property, net.............................     805.1                       805.1
                                            --------    ---------      ---------
Net Investment in Sales-type Leases.......     345.5                       345.5
                                            --------    ---------      ---------
Intangible Assets, net of amortization....   2,777.6                     2,777.6
                                            --------    ---------      ---------
Investments and Other Assets--principally
 at cost (less allowances)................     699.1        274.3 (p)    1,153.6
                                                            142.1 (o)
                                                             32.9 (q)
                                                              5.2 (r)
                                            --------    ---------      ---------
   Total Assets...........................  $9,486.2    $ 2,977.4      $12,463.6
                                            ========    =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable.........................  $  411.4    $    32.6 (o)  $   444.0
 Advances on contracts....................     264.7                       264.7
 Deferred revenues........................     171.2                       171.2
 Accrued liabilities......................     693.5         87.2 (r)      934.5
                                                              8.8 (s)
                                                             97.1 (o)
                                                             47.9 (w)
                                            --------    ---------      ---------
   Total Current Liabilities..............   1,540.8    $   273.6        1,814.4
                                            --------    ---------      ---------
Long-Term Debt............................   2,797.8     (1,725.0)(n)    1,072.8
                                            --------    ---------      ---------
Deferred Gains on Sales and Leasebacks....     219.7                       219.7
                                            --------    ---------      ---------
Accrued Operating Leaseback Expense.......      78.7                        78.7
                                            --------    ---------      ---------
Other Liabilities and Deferred Credits....     328.7        158.8 (s)      788.8
                                                              5.1 (o)
                                                            256.2 (t)
                                                             40.0 (r)
Deferred Income Taxes.....................     483.3          2.6 (l)      485.9
                                            --------    ---------      ---------
Minority Interests........................     643.2           --          643.2
                                            --------    ---------      ---------
STOCKHOLDERS' EQUITY
 Common stock
 Parent Company's Net Investment..........   3,394.0      3,894.3 (u)    7,360.1
                                                             71.8 (w)
 Additional paid-in capital...............
                                            --------    ---------      ---------
   Total Stockholders' Equity.............   3,394.0      3,966.1        7,360.1
                                            --------    ---------      ---------
   Total Liabilities and Stockholders'
    Equity................................  $9,486.2    $ 2,977.4      $12,463.6
                                            ========    =========      =========

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

(1) Other pro forma adjustments include the effects of the Avicom Divestiture.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                                 HUGHES TELECOM

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The unaudited pro forma condensed combined financial statements of Hughes Telecom have been derived from the historical combined financial statements of Hughes Telecom and consolidated financial statements of PanAmSat to give effect to the PanAmSat Merger that was completed as of May 16, 1997, the Hughes Transactions (including the recapitalization of GM Class H Common Stock into New GM Class H Common Stock) and the Avicom Divestiture. The PanAmSat pro forma adjustments were performed using the purchase method of accounting. The unaudited pro forma condensed combined balance sheet has been prepared as if the Hughes Transactions and the Avicom Divestiture had occurred on September 30, 1997. The unaudited pro forma condensed combined statements of income have been prepared as if the PanAmSat Merger, the Hughes Transactions and the Avicom Divestiture had occurred at the beginning of the periods presented. The historical PanAmSat amounts included in the unaudited pro forma condensed combined statement of income for the nine month period ending September 30, 1997 are for the period from January 1, 1997 through May 15, 1997, prior to the date of the PanAmSat Merger.

  The unaudited pro forma condensed combined financial statements should be read in conjunction with Hughes Telecom's Combined Financial Statements (including notes thereto) as of and for the year ended December 31, 1996 and as of and for the nine months ended September 30, 1997 included in Appendix E to this document and PanAmSat's Consolidated Financial Statements (including notes thereto) contained in pages FIN-1 through FIN-19 of the Proxy Statement on
Schedule 14A, filed on April 18, 1997, of PanAmSat, which pages are incorporated into this document by reference, and PanAmSat's Unaudited Consolidated Financial Statements (including the notes thereto) as of and for the period ended March 31, 1997, included in PanAmSat's Form 10-Q/A, which is incorporated into this document by reference.

  The pro forma condensed combined balance sheet is not necessarily indicative of the financial position of Hughes Telecom that would have actually been obtained had the Hughes Transactions been consummated on September 30, 1997. The pro forma condensed combined statements of income are not necessarily indicative of the results of operations of Hughes Telecom that would have actually been obtained had the PanAmSat Merger, the Hughes Transactions and the Avicom Divestiture been consummated at the beginning of the periods presented, nor are they necessarily indicative of any future operating results.

  The following pro forma adjustments were made with respect to the PanAmSat
Merger:

  (a) To eliminate intercompany transactions between PanAmSat and Hughes
      Telecom.

  (b) To eliminate the non-recurring gain recorded in connection with the PanAmSat Merger. The PanAmSat Merger was treated for accounting purposes as a partial sale of Hughes Telecom's Galaxy(R) satellite services business by Hughes Telecom and resulted in a one-time pre-tax gain of $489.7 million.

  (c) To eliminate the non-recurring gain associated with the sale of certain options which occurred in connection with the PanAmSat Merger. Prior to the PanAmSat Merger, PanAmSat held options ("DTH Options") to purchase equity interests in certain joint ventures formed to provide direct-to-home services in Latin America and Spain. Since Hughes Electronics also has investments in entities providing direct-to-home services in Latin America, Hughes Electronics made it a condition of the PanAmSat Merger that PanAmSat divest itself of the DTH Options. As a result, PanAmSat sold the DTH Options and recognized a one-time pre-tax gain of $225.0.

  (d) To reflect amortization of the excess of the purchase price of the 71.5% interest in PanAmSat acquired by Hughes Electronics over the fair value of the net tangible assets acquired using the straight line method over 40 years.

  (e) To eliminate non-recurring expenses related to the PanAmSat Merger.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
  (f) To adjust interest expense as follows:

                                                    NINE MONTHS
                                                       ENDED      YEAR ENDED
                                                   SEPTEMBER 30, DECEMBER 31,
                                                       1997          1996
                                                   ------------- ------------
                                                     (DOLLARS IN MILLIONS)
   To reflect pro forma interest expense related
    to the borrowings incurred in connection with
    the PanAmSat Merger...........................     $37.3        $100.1
   To reduce interest expense to reflect the
    amortization of the adjustment to fair value
    of PanAmSat's indebtedness at the date of the
    PanAmSat Merger...............................      (4.7)        (12.4)
                                                       -----        ------
   Net increase to interest expense...............     $32.6         $87.7
                                                       =====        ======

  (g) To reflect income taxes on the pro forma adjustments relating to the PanAmSat Merger. Amortization of goodwill resulting from the PanAmSat Merger is not deductible for tax purposes.
  (h) To record the minority interest's share of PanAmSat's net income.
  (i) To reclassify the preferred stock dividend of subsidiary to minority interest.
  (j) To reflect amortization of the adjustment to fair value of preferred stock of subsidiary.

  The following pro forma adjustments were made with respect to the Hughes
Transactions:

  (k) To eliminate interest expense associated with debt related to the PanAmSat Merger and debt held by Hughes Electronics which is expected to be repaid with the proceeds from the Hughes Transactions.

  (l) To reflect income taxes relating to the pro forma adjustments relating to the Hughes Transactions.

  (m) To record cash and cash equivalents held by Hughes Electronics (including the expected proceeds from the Avicom Divestiture), Hughes Defense and Delco which will be contributed to Hughes Telecom in connection with the Hughes Transactions.

  (n) To record the estimated net cash proceeds relating to the Hughes Transactions to be contributed to Hughes Telecom. The net cash proceeds to be paid is subject to adjustment based on the price of Raytheon Common Stock at the closing of the Hughes Transactions and other indebtedness of Hughes Defense outstanding at the time of the Hughes Defense Spin-Off. Based upon the price of Raytheon Common Stock during the period prior to September 30, 1997, the net cash proceeds are expected to be comprised of the following components:

                                                                      (DOLLARS
                                                                    IN MILLIONS)
                                                                    ------------
      Estimated cash proceeds from the Hughes Transactions.........   $ 3,785
      Repayment of Hughes Electronics commercial paper.............      (629)
                                                                      -------
      Net proceeds contributed to Hughes Telecom...................     3,156
      Repayment of PanAmSat Merger-related debt....................    (1,725)
                                                                      -------
      Net cash proceeds............................................   $ 1,431
                                                                      =======

  The use of the closing price of Raytheon Common Stock on November 7, 1997 of $51.00 would have resulted in additional cash proceeds to Hughes Telecom of approximately $200 million.

  The net cash proceeds are also subject to adjustment based on the actual net assets of Hughes Defense at the time of closing. The net assets of Hughes Defense at September 30, 1997 are not necessarily indicative of the actual net assets at the closing date.

  (o) To record the transfer of other assets and liabilities of Hughes Electronics related to the joint operations of Hughes Telecom, Hughes Defense, and Delco which, pursuant to the Master Separation Agreement, will be contributed to or assumed by Hughes Telecom.
  (p) To record prepaid pension costs reflecting the estimated excess of pension-related assets over pension-related obligations and net deferred amounts associated with certain pension plans sponsored by Hughes Electronics attributable to employees of Hughes Telecom. The assets and liabilities relating to the pension plans have been allocated to Hughes Telecom based upon the estimated percentage of the projected benefit obligation related to Hughes Telecom in proportion to the

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
     projected benefit obligation of Hughes Electronics. Such assets and liabilities will be assumed by Hughes Telecom pursuant to the Master Separation Agreement as a result of the Hughes Transactions.
  (q) To record Hughes Telecom's 50% equity interest in the Hughes Research
      Labs joint venture that will be formed pursuant to the Master
      Separation Agreement.

  (r) To record estimated assets and accrued liabilities associated with employee health and welfare benefit plans sponsored by Hughes Electronics attributable to employees of Hughes Telecom which will be contributed to and assumed by Hughes Telecom pursuant to the Master Separation Agreement.
  (s) To record estimated accrued liabilities relating to postretirement benefit plans other than pensions sponsored by Hughes Electronics attributable to employees of Hughes Telecom which will be assumed by Hughes Telecom pursuant to the Master Separation Agreement.
  (t) To record potential income tax liabilities which will be transferred from Hughes Electronics to Hughes Telecom.

  (u) To record the effect of parent company's net investment related to the pro forma adjustments referred to in notes (l), (m), (n), (o), (p),
      (q), (r), (s) and (t) as follows (in millions of dollars):

      Deferred taxes relating to the pro forma adjustments...........  $    6.8
      Contribution of cash held by Hughes Electronics, Hughes Defense
       and Delco.....................................................     899.5
      Estimated net cash proceeds from Hughes Transactions after
       repayment of certain Hughes Electronics commercial paper debt.   3,156.0
      Transfer of certain other assets and liabilities...............      70.6
      Contribution of prepaid pension costs..........................     274.3
      Contribution of 50% equity interest in Hughes Research Labs
       joint venture.................................................      32.9
      Assumption of liabilities relating to other health and welfare
       benefit plans.................................................    (122.0)
      Assumption of liabilities relating to postretirement benefit
       plans.........................................................    (167.6)
      Assumption of liabilities relating to potential income tax
       liabilities...................................................    (256.2)
                                                                       --------
                                                                       $3,894.3
                                                                       ========

  The following pro forma adjustments were made with respect to the Avicom
  Divestiture:

  (v) To eliminate the loss from discontinued operations.

  (w) To eliminate the net assets of discontinued operations and to record taxes payable related to the Avicom Divestiture.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
             HUGHES TELECOM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion excludes purchase accounting adjustments related to GM's acquisition of Hughes Aircraft, since the amortization of such purchase accounting adjustments will be excluded from the calculation of earnings available for the payment of dividends on the New GM Class H Common Stock.


NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996.

 RESULTS OF OPERATIONS

  Revenues. Hughes Telecom reported revenues for the first nine months of 1997 of $3,904.4 million, an increase of 35.5% from the $2,882.5 million reported in the comparable period in 1996. Revenues for 1997 include the $489.7 million pre-tax gain recognized in the second quarter of 1997 related to the PanAmSat Merger, and 1996 revenues include the pre-tax gain of $120.3 million related to the sale of a 2.5% equity interest in DIRECTV(R) to AT&T. Revenues, excluding both of these gains, for the first nine months of 1997 were $3,414.7 million, an increase of 23.6% from the $2,762.2 million reported in the first nine months of 1996. Such increase was primarily related to the continued expansion of the DIRECTV subscriber base in the United States and Latin America and increased revenues related to the PanAmSat Merger. Also contributing to the revenue increase were higher commercial satellite sales within the High Powered
(HP) product line of satellites and on the ICO Global Communications satellite contract. These revenue increases were partially offset by lower sales of wireless telecommunications equipment.

    Other Income--Included in revenues is other income of $470.7 million for the first nine months of 1997 and $95.0 million in the same period last year. The 1997 amount included the $489.7 million pre-tax gain recognized in connection with the PanAmSat Merger and the 1996 amount included the $120.3 million pre-tax gain from the sale of a 2.5% equity interest in DIRECTV to AT&T.

  Operating Profit. Operating profit for the first nine months of 1997 was $214.6 million, a $69.8 million increase from the $144.8 million reported in the same period last year. The operating profit margin on the same basis for the first nine months of 1997 was 6.3% compared with 5.2% reported in the prior year's period. The increased operating profit and margin were primarily attributable to the PanAmSat Merger and improved performance in the satellite manufacturing segment, partially offset by increased DIRECTV expenses resulting from the change in amortization period adopted in the first quarter of 1997 for certain subscriber acquisition costs in the United States, start-up operating losses from Hughes Telecom's Latin American DIRECTV subsidiary, Galaxy Latin America, and lower wireless telecommunications equipment sales and margins.

  With respect to the worldwide DIRECTV businesses, particularly in the United States, Hughes Telecom is considering a number of strategic initiatives designed to expand its market share and enhance its competitive position. These include new distribution channels, new services, broader programming and marketing and other promotional strategies designed to address "barriers to entry" identified by consumers. To the extent that such strategies are implemented, subscriber acquisition costs are likely to increase and, as a result, the execution of such strategies is likely to affect the timing and amount of revenues and the overall profitability of the DIRECTV businesses. However, Hughes Telecom believes that early capture of market share and the establishment of market leadership are important to maximization of the long-term value of the DIRECTV businesses.

  Costs and Expenses. Selling, general and administrative expenses for the first nine months of 1997 were $714.0 million, an increase of $162.3 million from the $551.7 million reported in the same period last year. The increase was primarily related to DIRECTV subscriber acquisition costs and start-up costs for Galaxy Latin America.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  The effective income tax rate was 39.0% for the first nine months of 1997 and 39.1% for the comparable period in 1996.

  Earnings. Hughes Telecom earnings from continuing operations increased $242.4 million to $399.5 million in the first nine months of 1997 compared with $157.1 million reported in the same period in 1996. The increase was primarily due to the $318.3 million after-tax gain recognized in connection with the PanAmSat Merger partially offset by the first quarter 1996 gain from the sale of 2.5% of DIRECTV to AT&T.

  Backlog. The backlog at September 30, 1997 of $11,027.6 million increased from the $7,051.2 million reported at September 30, 1996, primarily due to the PanAmSat Merger in May 1997 and activity related to the ICO mobile satellite program.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $426.5 million at September 30, 1997, an increase of $419.8 million from the $6.7 million reported at December 31, 1996. The increase was primarily due to the positive net impact on cash of $258.8 million as a result of the PanAmSat Merger and contributions from the Parent Company of $517.6 million, cash provided by operating activities of $234.2 million, partially offset by capital expenditures.

  The completion of the PanAmSat Merger in May 1997 had a significant impact on the liquidity and debt of Hughes Telecom. Existing PanAmSat cash and non-current marketable securities of $296.9 million and $330.0 million, respectively, were acquired as a result of the PanAmSat Merger. Total Hughes Telecom long-term debt increased by the acquisition financing of $1,725.0 million provided by General Motors, as well as the assumption of the existing PanAmSat debt of $613.4 million. Existing redeemable preferred stock of $395.8 million was also assumed in connection with the PanAmSat Merger; however, such redeemable preferred stock was exchanged into 12 3/4% Senior Subordinated Notes on September 30, 1997.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 1.51 at September 30, 1997 and 1.23 at December 31, 1996. Working capital increased to $791.1 million at September 30, 1997 from $277.5 million at December 31, 1996. These increases were principally due to the increases in cash described above.

  Property and Equipment. Property, net of accumulated depreciation, increased $114.3 million to $805.1 million at September 30, 1997 from the $690.8 million reported at December 31, 1996. Satellites, net of accumulated depreciation, increased $1,470.4 million to $2,527.0 million at September 30, 1997 compared with $1,056.6 million reported at December 31, 1996. The increase in satellites was principally due to the satellites acquired in connection with the PanAmSat Merger as well as capital expenditures. Capital expenditures, including expenditures for satellites were $551.5 million through September 30, 1997 compared with $347.8 million in the comparable period in 1996.

  Long-Term Debt. Long-term debt was $2,797.8 million at September 30, 1997, primarily consisting of the PanAmSat-related debt described above.

  Acquisitions. In May 1997, Hughes Electronics and PanAmSat completed the merger of their respective satellite service operations into a new publicly held company. Hughes Electronics contributed its Galaxy(R) satellite services business in exchange for a 71.5% interest in the new company. Existing PanAmSat stockholders received a 28.5% interest in the new company and $1.5 billion in cash. Such cash consideration and other funds required to consummate the merger were funded by new debt financing totaling $1.725 billion borrowed from General Motors. It is anticipated that this borrowing will be repaid as part of the Hughes Transactions.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  For accounting purposes, the PanAmSat Merger was treated by Hughes Electronics as an acquisition of 71.5% of PanAmSat and accounted for using the purchase method. Accordingly, the purchase price was allocated to the net assets acquired, including intangible assets, based on estimated fair values at date of acquisition. In addition, the PanAmSat Merger was treated as a partial sale of the Galaxy business by Hughes Electronics and resulted in a one-time pre-tax gain of $489.7 million ($318.3 million after-tax).

  The preferred stock of PanAmSat outstanding at the time of the PanAmSat Merger was exchanged into 12 3/4% Senior Subordinated Notes on September 30, 1997.



1996 COMPARED TO 1995

 RESULTS OF OPERATIONS

  Revenues. Hughes Telecom revenues were $4,084.6 million in 1996, a 29.2% increase from the $3,161.0 million reported in 1995. Included in 1996 revenues was the $120.3 million pre-tax gain recognized on the sale of a 2.5% equity interest in DIRECTV(R) to AT&T. Excluding this gain, revenues were $3,964.3 million, a 25.4% increase from 1995. The increase in revenues was primarily due to the continued expansion of the DIRECTV subscriber base by over one million subscribers from 1995 to 1996. Further, satellite manufacturing revenues increased due to higher sales volume of commercial satellite programs, including Chinasat, ICO, Asiasat, Thor IIA, Brasil B3 and JCSat 4 as well as government programs such as NASA's TDRS program. Also contributing to the revenue increase was higher wireless product sales coupled with the introduction and sales of DSS(R) products. Finally, satellite services had increased revenues with improved performance in cable, broadcast and direct-to-home distribution services principally as a result of additional transponder capacity due to the successful launches of Galaxy III-R and IX.

    Other Income--Included in revenues is other income of $75.9 million for 1996 and $8.2 million for 1995. The 1996 amount included the $120.3 million pre-tax gain recognized from the sale of a 2.5% equity interest in DIRECTV to AT&T.

  Operating Profit. Operating profit for 1996 was $210.1 million, a 22.5% increase from the $171.5 million reported in 1995. Operating profit margins on the same basis were 5.2% in 1996 compared to 5.4% in 1995. The operating profit increase was primarily due to the revenue increases described previously. Further factors affecting the improved profitability were increased utilization and capacity on existing satellites and the strong performance of the wireless product lines. Such improvements were offset in part by increased costs related to DIRECTV for consumer financing, marketing and operating costs and operating losses related to the start of service by Hughes Telecom's DIRECTV business in Latin America.

  Costs and Expenses. Selling, general and administrative expenses were $788.5 million in 1996 compared to $488.4 million in 1995. The increase was primarily related to subscriber acquisition costs related to DIRECTV businesses for both domestic and international operations. Further, costs increased due to international expansion activities for satellite services and the wireless product lines.

  The effective income tax rate was 43.1% in 1996 and 26.5% in 1995. The increase in the effective tax rate was substantially caused by higher losses of equity method investee and minority interest in partnership in 1996, which were appropriately not tax affected.

  Earnings. Hughes Telecom 1996 earnings from continuing operations were $190.9 million compared with 1995 earnings of $91.8 million. The increase was related to improved operating performance within satellite manufacturing for government and commercial programs, improved wireless and satellite network product lines, the sale of 2.5% equity interest in DIRECTV to AT&T and reduced operating losses for DIRECTV's domestic subsidiary, offset in part by start-up operating losses for Galaxy Latin America.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  Backlog. The 1996 year-end backlog of $6,780.5 million decreased from the $7,057.0 million reported at the end of 1995, primarily due to reduced order activity on the Milstar and ICO programs, offset in part by increased customer commitments for Galaxy(R) X.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $6.7 million at December 31, 1996, a slight decrease from the $7.6 million reported at December 31, 1995. The cash balance was impacted by net distributions to the Parent Company of $279.8 million and capital expenditures for property and satellites totaling $449.4 million, offset in part by cash generated by operating activities of $335.2 million and the proceeds from the sale-leaseback of GIII-R to GMAC for $252.0 million, the sale of a 2.5% equity interest in DIRECTV to AT&T for $137.5 million, and the disposal of certain property for $15.3 million.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 1.23 at December 31, 1996 and 1.36 at December 31, 1995. Working capital decreased $34.4 million to $277.5 million at December 31, 1996 from the $311.9 million reported at December 31, 1995.

  Property and Equipment. Property, net of accumulated depreciation, increased $139.4 million to $690.8 million in 1996 from the $551.4 million reported in 1995. Satellites decreased $39.4 million to $1,056.6 million in 1996 from the $1,096.0 million reported in 1995. The decrease in satellites was primarily due to the sale-leaseback of GIII-R which more than offset the additional expenditures related to the Galaxy satellite fleet. Capital expenditures, including expenditures related to satellites increased to $449.4 million in 1996 from $442.3 million in 1995. The increase reflects additions to the Galaxy satellite fleet, construction of the California Broadcast Center, an uplink facility that supports Hughes Telecom's DIRECTV business in Latin America, expenditures to upgrade satellite manufacturing capabilities, costs related to DIRECTV's system enhancement projects, and the land acquisition for the Los Angeles Broadcast Center.

  Divestitures. In March 1996, Hughes Electronics sold a 2.5% equity interest in DIRECTV to AT&T for $137.5 million, with options to increase their ownership interest under certain conditions. The sale resulted in a $120.3 million pre-tax gain, which is included in other income.

1995 COMPARED TO 1994

 RESULTS OF OPERATIONS

  Revenues. Hughes Telecom revenues were $3,161.0 million in 1995, a 17.6% increase from 1994 revenues of $2,687.8 million. The increase resulted from higher cellular communications equipment and private business network sales, additional Galaxy(R) satellite transponder sales, increased satellite construction sales, and the commencement of service by DIRECTV(R). DIRECTV increased its subscriber base by nearly one million from 1994 to 1995. Such revenue increases were offset in part by a decrease in revenues from Claircom Communications within Hughes Network Systems.

    Other Income/(Expense)--Included in revenues is other income of $8.2 million in 1995 and other expense of $9.2 million in 1994. The 1994 amount included the pre-tax charge of $35.0 million for the estimated loss on disposition of a non-strategic business unit.

  Operating Profit. Operating profit for 1995 was $171.5 million, a 27.1% decrease from the $235.3 million reported in 1994. Operating profit margins on the same basis were 5.4% in 1995 and 8.7% in 1994. The overall declines were primarily a result of increased operating expenses associated with the continued expansion of DIRECTV(R) and increased development costs on a geostationary satellite mobile telephony product line. Also contributing to the decline in operating profit were the reduced 1994 costs associated with the replacement of a Galaxy satellite, that was destroyed by a launch vehicle failure in August 1992, and 1994 earnings recognized by DIRECTV related to a contract with the National Rural Telecommunications Cooperative.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

  Costs and Expenses. Selling, general and administrative expenses were $488.4 million in 1995 compared to $358.8 million in 1994. The increase was principally due to the continued expansion of DIRECTV and the international expansion effort at Hughes Network Systems, offset in part, by the divestiture of Hughes LAN Systems ("HLS") in 1995.

  The effective income tax rate was 26.5% in 1995 and 31.9% in 1994. The variance in the rate is primarily due to the effect of the foreign sales corporations ("FSC") tax benefits and the investment tax credits as a percentage of the operating profits of the two years.

  Earnings. Hughes Telecom 1995 earnings from continuing operations were $91.8 million compared with 1994 earnings of $118.6 million. The decline was primarily related to the lower operating profits previously discussed.

  Backlog. The 1995 year-end backlog of $7,057.0 million increased from the $4,212.4 million reported at the end of 1994, primarily due to orders on the ICO and Thor IIA satellite programs, increased customer commitments for Galaxy III-R and Galaxy IX, and increased wireless and broadcast product orders.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $7.6 million at December 31, 1995, a slight increase from the $5.8 million reported at December 31, 1994. The cash balance was impacted by contributions by the Parent Company of $301.7 million, cash provided by operating activities of $97.5 million and proceeds from the divestiture of HLS of $17.5 million, offset in part by capital expenditures.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) of 1.36 at December 31, 1995 remained comparable to the 1.31 reported at December 31, 1994. Working capital was $311.9 million at December 31, 1995 compared to $273.5 million at December 31, 1994.

  Property and Equipment. Property, net of accumulated depreciation, increased $52.9 million to $551.4 million in 1995 from the $498.5 million reported in 1994. Satellites, net of accumulated depreciation, increased $151.6 million to $1,096.0 million in 1995 compared with the $944.4 million reported in 1994. Capital expenditures, including expenditures for satellites, were $442.3 million for 1995 compared with $399.0 million in 1994. The increase in capital expenditures was primarily due to increased expenditures related to the Galaxy Satellite fleet and upgrading satellite manufacturing capabilities, offset in part by declines from 1994 costs associated with the completion of the Castle Rock Broadcast Center to support DIRECTV.

  Divestitures. During 1995, Hughes Electronics divested Hughes LAN Systems resulting in aggregate proceeds of approximately $38.8 million and a net loss of $9.0 million, for which a pre-tax charge of $35.0 million was taken in 1994.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                           BUSINESS OF HUGHES TELECOM

INTRODUCTION

  The following description of the business of Hughes Telecom gives effect to the Hughes Reorganization. Following the consummation of the Hughes Transactions, this business will be conducted by New Hughes Electronics.

  Hughes Telecom is a leading worldwide provider of satellite-based video, data and telephony services and manufacturer of communications satellites and wireless and other telecommunications equipment. Hughes Telecom has the world's largest non-governmental fleet of geostationary communications satellites and is the world's leading supplier of satellite-based private business networks. In addition to providing a broad range of satellite-related services, Hughes Telecom is a leader in the U.S. direct broadcast satellite market with its programming distribution service known as DIRECTV(R), which was introduced in 1994 and was the first high-powered, all digital, Direct-to-Home ("DTH") television distribution service in North America. Hughes Telecom believes it is a leading manufacturer of commercial communications satellites and satellite-based electronic equipment for the U.S. government. Hughes Telecom is a vertically integrated supplier of satellites and satellite-based communications systems and services. It also provides communications equipment and services in the mobile communications and packet switching markets. Its equipment and services are applied in, among other things, data, video and audio transmission, cable and network television distribution, private business networks, digital cellular communications and DTH satellite broadcast distribution of television programming.

  Hughes Telecom conducts its operations in four principal segments: Satellite Manufacturing, Network Systems, Direct-To-Home Broadcast and Satellite Services. Certain other operations are included in Intercompany Eliminations and Other. The following table sets forth revenues of Hughes Telecom for each of the last three years by segment.

                                                     1996      1995      1994
                                                   --------  --------  --------
                                                         (IN MILLIONS)
Satellite Manufacturing........................... $2,050.2  $1,716.8  $1,462.4
Network Systems...................................  1,067.4     909.2     813.6
Direct-to-Home Broadcast..........................    744.4     241.0     108.3
Satellite Services................................    483.4     394.0     331.5
Intercompany Eliminations and Other...............   (260.8)   (100.0)    (28.0)
                                                   --------  --------  --------
Total............................................. $4,084.6  $3,161.0  $2,687.8
                                                   ========  ========  ========

  Hughes Telecom also owns and operates Hughes Avicom, its in-flight entertainment subsidiary. On November 3, 1997, Hughes Telecom entered into an agreement to sell Hughes Avicom to Rockwell Collins, Inc. The sale is expected to close in the fourth quarter of 1997, pending regulatory approval. As a result of the planned divestiture, Hughes Avicom has been treated as a discontinued operation for financial statement purposes.

SATELLITE MANUFACTURING

  Through Hughes Space and Communications Company ("HSC"), Hughes Telecom is the world leader in the manufacture of geostationary commercial communications satellites, having built approximately 40% of the communications satellites now in commercial service worldwide. Hughes Telecom believes that HSC is a leading manufacturer of spacecraft and spacecraft-based electronic equipment for the U.S. government. In addition to commercial applications, HSC's satellites and satellite payloads are used for a variety of defense, NASA and other government space missions.

  Since its construction of the world's first geosynchronous communications satellite in 1963, HSC has been recognized worldwide as a leader in the design and manufacture of communications satellites. The following table outlines certain publicly announced information with respect to commercial (non-defense) communications satellites during the period from 1994 to 1996. Through September 30, 1997, five additional HSC-built satellites were placed in service.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

                                                                  1996 1995 1994
                                                                  ---- ---- ----
Commercial Communications Satellite Launches
 HSC-Built.......................................................  10    8   10
 Total Industry..................................................  26   19   18
Commercial Communications Satellites in Service
 HSC-Built.......................................................  64   61   57
 Total Industry.................................................. 165  145  134

  As of September 30, 1997, HSC has publicly announced outstanding orders to construct 40 communications satellites for companies (including subsidiaries and affiliates of Hughes Electronics) and government agencies in nine countries, including orders for 30 of its advanced HS 601 satellites (of which ten are commercial orders for its higher-power models), representing over $4.4 billion in backlog. As of September 30, 1997, five HSC-built satellites are scheduled for launch in the remainder of 1997. Launch schedules are subject to a number of factors, including construction delays, weather, availability of launch vehicles, launch vehicle problems and governmental and political pressures, many of which are beyond the control of HSC. Launch difficulties and delays can, in certain circumstances, result in increased costs to HSC.

  Hughes Telecom believes that HSC's leadership position in the competitive satellite manufacturing industry reflects the high quality and reliability of its satellites, which results from HSC's technological superiority in satellite design, production and operation. One measure of the reliability of HSC's satellites is the duration of their operational service. Since the launch of HSC's first satellite in 1963, HSC's satellites have accumulated over 850 years of in-orbit experience, with channel availability of 99.5% on HS 376, HS 601 and other current generation commercial satellites. Approximately 95% of HSC's satellites have remained in service past their originally scheduled retirement dates. The quality of HSC's satellites is also evidenced by the number of repeat customers. Since 1965, approximately one-half of all HSC's satellite sales have been made to repeat customers.

  HSC's technological capabilities have led to enhancements in the quality of its satellites, improvements in cost effectiveness through higher power and compression and expansion of its satellite product line, thereby strengthening HSC's leadership position and expanding the market for satellites as a whole. For example, HSC has developed a family of structures, electronics, propulsion and power systems (referred to as "buses"), which can be replicated at relatively low cost in a variety of commercial and defense configurations. In addition, HSC has applied signal compression and has developed other methods to enhance the efficiency of transponders. The newest product in this family is the HS 702 bus, which offers substantially higher power levels than those previously achieved. Advancements in digital electronics, high power amplifiers, antenna implementations and propulsion systems offer enhanced performance capabilities of HSC-built satellites at a relatively higher power than other satellites. These advancements are expected to provide a competitive advantage for HSC as a result of enhanced performance capabilities.

  In order to enhance its competitive position in both the government and commercial satellite manufacturing markets, HSC continues to work to lower its costs and improve productivity while maintaining its quality standards. Since 1992, HSC has improved its satellite manufacturing productivity by approximately 47% (as measured by satellite sales dollars per employee) and reduced cycle time from order to delivery for satellite production by approximately 30%. In addition, HSC has secured commitments for 35 launch vehicles over the next several years, which will assure HSC's access to space at competitive costs.

  HSC is currently building twelve communications satellites for London-based ICO Global Communications, providing revenues to HSC of over $2.0 billion. The satellites will be used in a global satellite-based mobile communications system designed primarily to provide services to dual-mode (space/terrestrial) cellular phones. The system will offer digital voice, data and facsimile services, as well as a range of messaging services worldwide. This will be the first commercial program to utilize a payload with a

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complex, on-board digital processor and phased array antenna. It also will be the first spacecraft to be built by HSC for an intermediate earth orbit.

  In September 1997, HSC announced a contract with Thuraya Satellite Telecommunications Company ("Thuraya"), to provide a satellite-based mobile phone system to serve the Middle East, North Africa, Eastern Europe (including Turkey), Central Asia and the Indian subcontinent. This award will be the largest satellite communications project in the region, worth approximately $1 billion to Hughes Electronics, and includes the manufacture of two high-power satellites, launch services for the first satellites, insurance, ground facilities and between 112,000 and 235,000 mobile telephones.

NETWORK SYSTEMS

  Through Hughes Network Systems, Hughes Telecom provides a broad range of telecommunications products and services, including satellite and ground-based communications equipment and services. With an estimated worldwide market share in excess of 60%, Hughes Network Systems is the world's leading supplier of satellite-based private business networks, which utilize its very small aperture terminals ("VSATs") and are individually designed, owner controlled, interactive, highly flexible communications systems with the capacity to link thousands of locations for data exchange, voice communications and video conferencing. Hughes Network Systems also provides shared-hub systems that allow users with more modest communications needs to share usage of Hughes Network Systems' satellite ground stations and networks. Hughes Network Systems is also a leader in wireless telephone networks and digital cellular mobile systems and believes significant opportunities exist in utilizing digital cellular technologies to provide fixed wireless telecommunications networks for local and international telecommunications in areas with deficient communications infrastructures (particularly developing nations) and to provide mobile communications systems and services. Hughes Network Systems is also the leader in providing satellite-based access to the Internet through its DirecPC(TM) service.

  As the leading supplier of VSATs, Hughes Network Systems has delivered or received orders for more than 170,000 VSATs for use in the private networks of companies, government agencies, universities and research institutions. Among these are the more than 9,000 installed in the GM Pulsat network, which is the world's largest private business network. Since 1987, Hughes Network Systems has sold private business networks to a variety of customers worldwide, including Chrysler, Toyota, Chevron, Wal-Mart, Toys "R" Us, Jusco (Japan), China Ministry of Posts and Telecommunications and France Telecom. Sales to international customers are expected to increase, particularly as government regulation of private ownership of such networks decreases. As of September 30, 1997, Hughes Network Systems had sold private networks for use in over 55 countries in North America, Europe, Asia, Latin America and Africa.

  Hughes Network Systems has a long history of products for terrestrial data communications, beginning with the X.25 packet switches for Telenet in the mid-1970's. Hughes Network Systems recently announced a new family of networking products called the Radiant(TM) family. Radiant products are able to address a large range of customer's wide area networking requirements.

  Hughes Network Systems believes that it has developed a unique and flexible system that uses common hardware and software modules for multiple wireless telecommunications applications, including analog and digital mobile cellular, mobile data, fixed wireless telephony and Personal Communication Services ("PCS"). The advanced GMH 2000(TM) cellular system supports and is compatible with the U.S. Telecommunications Industry Association ("TIA") analog, and Time Division Multiple Access ("TDMA") and Code Division Multiple Access ("CDMA") digital cellular standards, the Cellular Digital Packet Data ("CDPD") mobile data standard, the BellCore "PACS" system proposed as a PCS standard and Hughes Network Systems' proprietary enhancement to TDMA, Extended Time Division Multiple Access ("E-TDMA(R)") standard. E-TDMA offers significantly increased capacity as compared to conventional analog switching technology. Hughes Network Systems has installed major telephone infrastructures in Jakarta, Indonesia; Prague, Czech Republic; Blantyre, Malawi; Vladivostok, Russia; Chengdu, China; Ho Chi Minh City and Hanoi, Vietnam; and

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Campos, Brazil. The Hughes Network Systems program in Tatarstan, a Russian republic, for a high capacity fixed wireless telephone system has been in operation since January 1995. Hughes Network Systems has a contract with BellSouth Cellular Corporation under which it installed and continues to expand its GMH 2000(TM) dual analog/digital cellular networks for voice and data transmission in more than 50 markets in the southeastern United States. GTE Mobilnet installed a Hughes Network Systems network with CDPD technology in many of its markets in 1995.

  Hughes Network Systems is discussing with several other countries and cities the installation of similar systems to provide and upgrade basic telephone service. For example, on September 30, 1997, the government of India issued to Hughes Ispat Limited, a limited liability company organized under the laws of India in which Hughes Telecom has an ownership interest, a license to provide basic telecommunications services within the Indian state of Maharashtra. A letter of intent has also been signed for Hughes Ispat Limited to provide similar services to the Indian state of Karnataka. In addition, Hughes Network Systems will be the primary wireless equipment provider in connection with both of these services.

  Hughes Network Systems believes that its technologies and other capabilities position it to become a leading provider of satellite-based mobile communications equipment and services. Recent awards, including those from Thuraya and ICO, to provide satellite-based ground telecommunications networking equipment have established Hughes Network Systems' credentials in this sector. In addition, HNS is under contract to Thuraya to build between 112,000 and 235,000 hand held telephones that can operate in dual mode: cellular and satellite.

  In 1996, Hughes Network Systems began providing subscriber equipment for DIRECTV(R) services. In addition, Hughes Network Systems has developed DirecPC(TM), a satellite-based information delivery service that uses a small antenna and high-speed digital transmission to make software, documents, desk-top video, games, news and other information accessible through personal computers. For example, through DirecPC's Turbo Internet(TM) service, a personal computer user can download data and video at speeds up to 400 kilobits per second. In 1996, Hughes Network Systems initiated commercial DirecPC service in the United States and licensed two operators in Japan and the Hughes Network Systems Olivetti joint venture in Europe for DirecPC operation.

DIRECT-TO-HOME BROADCAST

  Hughes Telecom has consolidated its North American and international DIRECTV efforts into one organization: DIRECTV Global. The goal of the reorganization is to capitalize on Hughes Telecom's experience in North America as DIRECTV expands into the international arena. The reorganization also provides synergies in programming and technical support provided to these new markets.

 UNITED STATES

  Through DIRECTV Enterprises, Inc. ("DIRECTV U.S."), Hughes Telecom has developed and operates the first high-powered, all digital DTH television distribution service in North America, and is the leader in the direct broadcast satellite market in the United States with its programming distribution service known as DIRECTV. Introduced in June 1994, DIRECTV service is broadcast from three Hughes HS 601 satellites directly to 18-inch receiving antennae and decoding boxes located in households in the 48 contiguous states in the United States. DIRECTV U.S. uses 11 of the 16 transponders on the first satellite and all transponders on the second and third satellites for DIRECTV services. The remaining five transponders on the first satellite have been sold to United States Satellite Broadcasting, Inc. ("USSB") for use in its own programming service. Programming is received and broadcast from DIRECTV's 55,000 square foot broadcast facility in Castle Rock, Colorado. The receiving equipment for DTH television services, DSS(TM), is manufactured by a number of name brand consumer electronics companies, including Thomson Consumer Electronics under the RCA(R), Proscan and GE brand names, Sony, Panasonic, Daewoo, Hitachi, Phillips, Hughes Network Systems, Toshiba and Uniden. DSS equipment prices have fallen steadily from the initial $699-$899 range in June 1994 to

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approximately $199-$399 today. The technology for the DIRECTV(R) service is based, in part, on Hughes Telecom's satellite and satellite-based services experience and in part, on the expertise of the consumer electronics manufacturers which produce DSS equipment. DIRECTV U.S. has outsourced many of the significant facets of marketing directly to consumers and operating the related infrastructure and support services to vendors experienced in the respective fields.

  Hughes Telecom believes that DIRECTV U.S. can compete effectively with cable and other DTH providers through a combination of its high quality video, audio and customer service, broad range of programming and extensive distribution. Both the DIRECTV programming service and DSS equipment are currently distributed through consumer electronics stores such as Circuit City, Radio Shack, Best Buy and Sears; and satellite television dealers. In addition, pursuant to an arrangement with the National Rural Telecommunications Cooperative ("NRTC"), the NRTC offers DIRECTV services to member cooperatives located primarily in rural areas of the continental United States.

  The DIRECTV entertainment services currently offered to subscribers include over 175 television channels (including The Disney Channel, ESPN and CNN); an assortment of pay per view events such as movies, boxing, wrestling, musical concerts and other similar programs; 31 audio channels of commercial-free, CD-quality music; professional sports programming consisting of out-of-market games from the NFL, NBA, NHL, MLB and collegiate football sports programming; and other entertainment services such as The Golf Channel, STARZ! and Playboy TV. DIRECTV U.S. believes that its wide diversity of programming and its variety of programming packages available to consumers (especially in the areas of sports and movies) will allow DIRECTV to compete effectively in the market for television entertainment. Future program offerings may include additional basic, niche or specialized programming. DIRECTV U.S. also sells programming packages to restaurants, bars, office buildings, hotels and other commercial establishments. DIRECTV U.S. anticipates offering the DIRECTV video and audio services as well as enhanced multimedia and data services on personal computers in early 1998.

  Primestar, USSB and Echostar are the only other direct broadcast service companies currently in operation in the United States. ASkyB and Primestar announced their intention to merge in 1997 to form a new company. At this time, the transaction is still pending. In addition, on May 27, 1997, Alphastar filed a voluntary Chapter 11 petition under Title 11 of the United States Code and on August 8, 1997 ceased broadcast operations. DIRECTV service also competes with cable television, other broadcast television and other entertainment services, including video rentals and telephone services.

  As of September 30, 1997, there were approximately 2.9 million subscribers in the United States for DIRECTV programming services, including approximately 650,000 NRTC subscribers. Excluding NRTC subscribers (and revenues), average revenue per U.S. subscriber is currently over $40 per month, and net subscriber churn is currently approximately 1% per month. Recently, the demographics of the DIRECTV U.S. subscriber base has changed, with increasingly more subscribers coming from urban and suburban homes passed by cable.


 INTERNATIONAL

  Hughes Telecom's business strategy also includes application of its U.S. telecommunications industry experience and technology to international markets. Consistent with this strategy, Hughes Telecom has entered into a partnership, known as Galaxy Latin America, with three prominent Latin American media companies to introduce satellite-based direct broadcast entertainment into Latin America through a service using the DIRECTV(R) brand name. Galaxy Latin America was the first DTH provider in Latin America and is currently the market leader. Hughes Telecom estimates that the Latin American market represents the third largest television market in the world, with over 90 million television households, although the number of households which are potential customers for DIRECTV service is estimated to be substantially less. In this regard, Hughes

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Telecom Latin America believes that approximately one-half of television households in Latin America earn an income sufficient to afford pay TV services, but only a small fraction currently subscribe to such services. Hughes Telecom maintains a 60% ownership share in the Galaxy Latin America partnership, which also includes Cisneros Group of Venezuela (20%), Multivision of Mexico (10%) and TV Abril of Brazil (10%).

  Galaxy Latin America commenced operations in July 1996 using a Hughes Telecom HS 601 satellite. Galaxy Latin America currently utilizes four broadcast centers, in Long Beach, California, Mexico City, San Paulo and Caracas, to uplink diverse programming throughout Latin America and plans to add one additional broadcast center in Buenos Aires, which is expected to become operational in late 1997 or early 1998. Local operating companies ("LOCs") in each country provide marketing, sales, distribution, customer service and other infrastructure services. Hughes Telecom either has purchased or plans to purchase a 10% to 20% interest in each of the LOCs operating in the larger Latin American markets, such as Brazil, Mexico, Venezuela, Colombia and Argentina. Hughes Telecom believes that an equity stake in these firms will help ensure a coordinated strategy throughout Latin America. DIRECTV service in Latin America currently includes approximately 70 channels of entertainment for customers in each of Mexico, Brazil, Venezuela, Ecuador, Panama, Costa Rica, Trinidad/Tobago, Guatemala, Chile and, most recently, Colombia. Later in 1997 or in early 1998, Hughes Telecom expects Galaxy Latin America to introduce DIRECTV service in Argentina and, by the end of 1998, expects to offer services to approximately 100% of the Latin American market. As of September 30, 1997, there were approximately 235,000 subscribers in Latin America. Galaxy Latin America's average revenue per subscriber is currently over $40 per month.

  Galaxy Latin America's business strategy includes maintaining its market leadership through program differentiation, high quality video, audio and customer service, advanced technological capabilities and increased channel capacity. Galaxy Latin America believes that its early entry into the Latin American direct broadcast market, coupled with its existing DIRECTV technology, provides it with a competitive advantage in this market.

  In October 1996, Hughes Telecom announced an agreement to form DIRECTV JAPAN, Inc. ("DTVJ"), a partnership of leading Japanese and American telecommunications companies. The DTVJ partners and their equity ownership in the company are as follows: Hughes Telecom (31.8%); Culture Convenience Club Co., Ltd. ( 31.8%); Mitsubishi Corporation and certain of its affiliates (13.7%); Matsushita Electric Industrial Co., Ltd. (9.1%); Tokuma Corporation (9.1%); and Dai Nippon Printing Co., Ltd. (4.5%). Hughes Telecom estimates that there are more than 40 million television households in Japan, with very low cable penetration. Hughes Telecom believes that DTVJ's strong in-country partners, DTH experience in the United States and Latin American markets, its higher-quality video, audio, data and interactive services and its programming line-up containing a number of unique local Japanese programs and major U.S. programming channels provide it with a competitive advantage in this market. Hughes Telecom currently expects DTVJ to commence commercial operations in early 1998, with an offering of over 90 channels of advanced, digital, DTH entertainment services throughout Japan.

 GENERAL

  With respect to the worldwide DIRECTV businesses, particularly in the United States, Hughes Telecom is considering a number of strategic initiatives designed to expand its market share and enhance its competitive position. These include new distribution channels, new services, broader programming and marketing and other promotional strategies designed to address "barriers to entry" identified by consumers. To the extent that such strategies are implemented, subscriber acquisition costs are likely to increase and, as a result, the execution of such strategies is likely to affect the timing and amount of revenues and the overall profitability of the DIRECTV businesses. However, Hughes Telecom believes that early capture of market share and the establishment of market leadership are important to maximization of the long-term value of the DIRECTV businesses.


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  There can be no assurance that any level of DIRECTV(R) subscribers or profitability to Hughes Telecom in the United States, Latin America, Japan or other markets will be achieved or, if and when achieved, maintained due to the factors described in this section and other factors outside the control of Hughes Telecom and its partners (including economic conditions and political volatility in various foreign countries and currency and exchange rate risks). To the extent that the factors described above affect the levels of subscribers which are achieved or maintained, the timing and amount of revenues and profitability to Hughes Telecom from its participation in providing DIRECTV services in the United States, Latin America, Japan and other markets may be adversely affected.

  The DIRECTV U.S., Galaxy Latin America and DTVJ Japan systems, if and when operational, will compete with other technologies and systems. See "-- Competition" below. Delays in the successful production or launch of the related satellites could materially delay the commencement or expansion of such services, which could materially affect market acceptance of such services and the financial results to Hughes Telecom. Launch schedules are subject to a number of factors, including construction delays, weather, availability of launch vehicles, launch vehicle problems and governmental and political pressures, many of which are beyond the control of Hughes Telecom. In addition, there can be no assurance that Hughes Telecom will receive the approvals and licenses from the FCC and other U.S. and foreign governmental agencies that will be required to launch and operate the satellites for direct broadcast.

SATELLITE SERVICES

  On May 16, 1997, Hughes Telecom and PanAmSat completed the PanAmSat Merger, resulting in the merger of their respective satellite services operations into a new publicly held company, which assumed the name "PanAmSat Corporation". As part of this series of transactions, Hughes Telecom contributed its Galaxy(R) satellite services business for a 71.5% interest in PanAmSat. In these transactions, PanAmSat stockholders received $1.5 billion in cash and a 28.5% interest in PanAmSat after the PanAmSat Merger in exchange for their existing holdings. PanAmSat borrowed approximately $1.725 billion to finance the PanAmSat stock purchase and facilitate the sale of certain DTH television rights to a stockholder of PanAmSat.

  The PanAmSat Merger brings together the leading provider of commercial satellite services in the U.S. domestic market with the leading commercial provider in the international market. PanAmSat operates a global network of 16 satellites supported by seven teleport and operations facilities in the United States and more than 400 sales, marketing and engineering employees on five continents. PanAmSat believes that these resources enable the company to serve as a unique, one-stop provider of global satellite services.

  PanAmSat's global satellite network is used to provide video distribution and telecommunications services. PanAmSat currently operates the leading satellites for cable and broadcast television distribution in the United States, Latin America, the Indian subcontinent and the Asia-Pacific region; and satellite platforms for direct-to-home television services in Latin America, South Africa, the Middle East and India. In addition, the company offers live transmission services for news, sports and special events coverage worldwide and satellite transmissions capacity and related services for private business networks and international Internet access. PanAmSat also provides satellite tracking, telemetry and control services for its own satellite fleet as well as for satellites owned by others.

  PanAmSat primarily provides satellite services through long-term operating lease contracts to its customers for the use of full or partial transponder capacity. The company also offers services to its customers through sales and sales-type lease contracts. PanAmSat currently provides service to hundreds of video distribution and telecommunications customers worldwide and, as of September 30, 1997, had long-term contracts for satellite services representing future payments of approximately $7.1 billion.


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  The following table sets forth on a pro forma basis the number of transponders on the in-orbit satellites in the PanAmSat network as of September 30, 1997 and December 31, 1996, 1995 and 1994 and the percentage of such transponders committed, in the aggregate, for use by PanAmSat customers during the current year (as of September 30, 1997) and during each of 1996, 1995 and 1994.

                                                            1997* 1996 1995 1994
                                                            ----- ---- ---- ----
      PanAmSat Network
        Satellites.........................................   16   14   11   11
        Transponders Available.............................  495  411  307  291
        Transponders Committed.............................  85%  85%  91%  72%

------

*As of September 30, 1997.

  PanAmSat's business strategy is to capture more of the value-added benefits of the satellite-based services market by offering one-stop satellite shopping through its global reach and by capitalizing on its technological capabilities, its early market entry, the desirable orbital locations of its satellite fleet and its management expertise in satellite operations. In addition, PanAmSat is the leader in the development and marketing of cable neighborhoods and a broadcast neighborhood. These innovations, which concentrate a broad range of quality cable programming or broadcast programming on certain satellites, have made such satellites particularly attractive to cable programmers and broadcast programmers desiring to distribute widely their programming to cable system operators or television stations.

  To meet the expected demand for additional satellite capacity, PanAmSat has five additional satellites scheduled for launch by the end of 1998. These additional launches would increase the number of PanAmSat satellite transponders between 1996 and 1998 by approximately 74%. There can be no assurance, however, that the schedule for PanAmSat's future satellite launches will be met. Delays in the production or successful launch of these satellites could materially affect the ability of PanAmSat to deliver services and benefit from the opportunities it is currently pursuing. Launch schedules are subject to a number of factors, including construction delays, weather, availability of launch vehicles, launch vehicle problems and governmental and political pressures, many of which are beyond the control of PanAmSat.

HUGHES AVICOM

  On November 3, 1997, Hughes Telecom entered into an agreement to sell substantially all of the assets and liabilities of the Hughes Avicom business to Rockwell Collins, Inc. (the "Avicom Divestiture"). The Avicom Divestiture is expected to close in the fourth quarter of 1997, pending regulatory approval. As a result of the planned divestiture, Hughes Avicom has been treated as a discontinued operation for financial statement purposes. The Avicom Divestiture will allow Hughes Telecom to better focus on its core space and telecommunications businesses.

  Hughes Avicom is a supplier of cabin management, interactive passenger communications and entertainment systems and related services for the commercial airline market. In response to the growth of the in-flight entertainment industry, Hughes Avicom has developed a complete cabin communications and entertainment system that integrates its audio distribution technology, large system processing capability and liquid crystal display technology to be fully interactive and allow passengers, through individual screens at their seats, to watch and listen to individually selected entertainment programs, request meals and beverages and order duty free and other merchandise. The interactive feature of this system is currently operating on a number of major commercial carriers; a video-on-demand feature is expected to be available in 1998. Hughes Avicom faces stiff competition from an array of international firms, including Matsushita, Sony and BE Aerospace.


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                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

CORPORATE AND OTHER

  Hughes Telecom operates and owns equity interests in other businesses in addition to those described above. These businesses will be reported as part of "Other" in New Hughes Electronics' consolidated financial statements and the revenues of these businesses are not, in the aggregate, material to Hughes Telecom.

  For example, Hughes Telecom is the largest stockholder of American Mobile Satellite Corporation ("AMSC"), with a current equity interest of approximately 27% (plus an option to acquire, under certain circumstances, an additional 10% interest on a fully diluted basis). AMSC's common stock is publicly traded and other stockholders include Singapore Telecommunications Ltd. and AT&T Wireless Services. AMSC provides a full range of satellite-based mobile telephone, facsimile and data services in the United States, including Alaska, Hawaii, Puerto Rico, the Virgin Islands and hundreds of miles of U.S. coastal waters.

STRATEGY AND GROWTH

  Hughes Telecom's mission is to leverage its satellite and wireless competencies to become a premier communications company. Hughes Telecom's strategy includes using its vertical integration and market leadership to gain a competitive advantage in the fast growing international communications marketplace. Hughes Telecom's roots lie in its satellite design and manufacturing expertise and it is this technological know how which has given Hughes Telecom its early competitive advantage. Hughes Telecom now intends to capture more of the value-added benefits of the satellite-based services market by capitalizing on its technological capabilities, the size and desirable orbital locations of its satellite fleet and its management expertise in satellite, communications and telecommunications operations. Hughes Telecom's strategy also includes building on its technology and experience to develop new applications for its products and services for governments, businesses and consumers and expanding international sales for all its businesses. Hughes Telecom believes significant opportunities exist in (1) DTH satellite-based television programming distribution outside North America based on Hughes Telecom's experience with its DIRECTV service, especially in areas lacking established alternative distribution infrastructures (such as developing nations); (2) owning and operating an expanding satellite fleet to provide global communications services;(3) fixed wireless telecommunications networks for local and international telecommunications in areas with deficient communications infrastructures (such as developing nations); (4) mobile wireless communications systems and services based on Hughes Telecom's digital satellite and cellular communications technologies; and (5) satellite-based communications directly to personal computers. In addition, Hughes Telecom seeks to maintain its strong position in satellite manufacturing and telecommunications equipment through more efficient production processes.

  In addition, Hughes Telecom seeks to expand into related markets where it believes that its existing technologies will provide it with a sustainable competitive advantage. For example, Hughes Telecom is actively involved in pursuing Spaceway(TM), a high speed, bandwidth-on-demand satellite service. Most of the space-based hardware (including the satellites, the transponders and other electronic components comprising the satellite payloads) and most of the ground-based control equipment will be designed or manufactured by Hughes Telecom.

  The global telecommunications industry is highly competitive and undergoing rapid technological and structural change. The ability of Hughes Telecom to realize its strategic goals is accordingly subject to numerous uncertainties. However, based on the current business plan for Hughes Telecom and Hughes Electronics management's current assessment of industry conditions, Hughes Electronics management currently anticipates that the revenues and earnings of Hughes Telecom should each be able to grow at a compound rate of at least 20% per year through 2001. In general, Hughes Telecom's systems businesses (principally the satellite manufacturing and network systems segments) are expected to have more moderate growth in revenues and earnings, with greater growth coming in the services businesses (principally the direct-to-home broadcast and satellite services segments).

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ACQUISITIONS, STRATEGIC ALLIANCES AND DIVESTITURES

  Due to the rapid growth in the telecommunications and space industry, particularly internationally, and increasing competitive pressures, Hughes Telecom reviews its competitive position on an ongoing basis and considers from time to time various acquisitions, strategic alliances and divestitures in order to continue to compete effectively, grow its business and allocate its resources efficiently. It is becoming increasingly important for Hughes Telecom to form strategic partnerships with other firms. These alliances bring together the necessary expertise, such as distribution, market knowledge and technology, to address competitive pressures and meet new market demands. Hughes Telecom has done this in its international DIRECTV businesses as well as its Network Systems businesses. See "--Direct-To-Home Broadcast" and "Network Systems" above. Hughes Telecom also seeks acquisitions which will improve its position in these high growth and increasingly competitive markets. The PanAmSat Merger, completed as of May 16, 1997, merging Hughes Galaxy and PanAmSat satellite operations businesses to form the world's premier public provider of satellite services is the most recent example of this. See "--Satellite Services" above. Hughes Telecom continues to evaluate acquisitions, alliances and divestitures, and from time to time engages in discussions regarding possible transactions, which it believes will improve Hughes Telecom's competitive position and financial results. See "--Hughes Avicom" above.

REGULATION

  Various aspects of Hughes Telecom's businesses are subject to federal and state regulation, noncompliance with which, depending upon the nature of the noncompliance, may result in the suspension or revocation of any license or registration at issue, the termination or loss of any contract at issue or the imposition of contractual damages, civil fines or criminal penalties. Hughes Telecom has experienced no material difficulties in complying with the various laws and regulations affecting its business.

U.S. GOVERNMENT CONTRACTS

  Hughes Telecom acts as a prime contractor or major subcontractor with respect to U.S. government programs. Principally, this business is performed in the satellite manufacturing segment of Hughes Telecom. Sales to the U.S. government may be affected by changes in acquisition policies, budget considerations, changing concepts of national defense, civilian space needs, spending priorities and other factors that are outside the control of Hughes Telecom.

  Government spacecraft acquisition programs generally follow a life cycle that begins with the research and development phase, followed by an engineering development phase which includes the first spacecraft, and finally progressing into a production stage for the remaining spacecraft and may continue with refinements and improvements for several years. Large programs with significant start-up costs, which are usually incurred in the research and development phase, do not become profitable until the engineering development phase. The U.S. government typically uses multiple sources during the research and development phase to intensify competition and down-selects to one source to perform the later phases of the program. Therefore, Hughes Telecom may not be selected for engineering development and production stages even when considerable resources have been expended in the research and development phase of a program.

  Hughes Telecom's U.S. government business is performed under two general types of contracts, fixed-price and cost reimbursement. Under fixed-price contracts, Hughes Telecom realizes all the benefit or detriment caused by decreased or increased costs of performing the contract. Cost reimbursement contracts provide for reimbursement of costs, to the extent such costs are reasonable, allocable to the contract and allowable under applicable regulations, plus payment of a fee. Approximately 26% of Hughes Telecom's total sales to the U.S. government in 1996 were pursuant to fixed-price contracts, and approximately 74% were pursuant to cost reimbursement contracts. Total Hughes Telecom net sales to the U.S. government in 1996 were approximately $0.9 billion.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
  Hughes Telecom's fixed-price government contracts contain contract financing provisions under which Hughes Telecom may receive payments in advance of delivery in amounts ranging from over 75% to 100% of cumulative total costs incurred, with the remainder, including profit, billed upon delivery and acceptance or upon the completion of performance milestones. Under cost reimbursement contracts, Hughes Telecom is periodically reimbursed for allowable costs and paid a portion of the fee component based on progress and/or performance. Under either type of contract, certain costs, including certain financing, research and development and marketing expenses, are not reimbursable under currently applicable regulations. Also, under either type of contract, all or a portion of the profit or fee is typically subject to pay-back due to degraded or failed performance in-orbit.

  Most of Hughes Telecom's contracts with the U.S. government which are the basis of Hughes Telecom's backlog are incrementally funded and therefore are subject to appropriations decisions subsequent to award. Once awarded, contracts may be contested by other bidders. In addition, Hughes Telecom's contracts with the U.S. government are subject to termination by the U.S. government either for its convenience or for default by Hughes Telecom. The costs recovered for terminations for convenience may not fully reimburse Hughes Telecom, and the profit or fee received by Hughes Telecom may be lower than that which it had expected for the portion of the contract performed. In cases of termination for default, normal contract remedies generally apply. In addition, the U.S. government has broad discretion to suspend or debar contractors from engaging in new government business, including discretion as to the period of suspension or debarment. A contractor may be debarred based on a conviction or civil judgment involving certain offenses, including fraud in connection with obtaining or performing a public contract (or subcontract thereunder), and may be suspended, if indicted for such an offense or if there is other adequate evidence that such an offense has been committed. Like other government contractors, Hughes Telecom is subject to civil and criminal audits and investigations of its contracting activity. This liability includes potential contract cost reductions due to defective pricing claims.

COMPETITION

  Hughes Telecom has certain competitive advantages in its telecommunications and space business. In the construction of satellites, Hughes Telecom's family of satellite bus designs gives it the flexibility to respond to varying customer requirements, and its relatively lighter weight satellites are less expensive to launch than heavier competing models. The new HS 702 spacecraft keeps Hughes Telecom on the cutting edge of satellite technology as it boasts up to double the transponder capacity and power of other satellites currently available in the marketplace. Hughes Telecom faces competition from companies such as TRW, Loral Space and Communications Ltd. and Lockheed Martin in the satellite construction segment. In the sale and leasing of satellite transponders, Hughes Telecom enjoys advantages from its economies of scale and the location of many of its orbital positions, many of which are the most desirable in North America. Hughes Telecom believes that the merger of Hughes Telecom's satellite fleet with PanAmSat's fleet strengthens this competitive position. Loral Space & Communications Ltd.'s recent purchase of AT&T Skynet, as well as Intelsat's and Inmarsat's current spacecraft fleets keep this an exceptionally competitive market. Hughes Telecom also believes that its experience acquired through the development and operation in North America of the DIRECTV(R) service, and its early entry into the Latin American satellite-based direct broadcast market, will provide it with competitive advantages in such markets and in its efforts to expand direct broadcast services to other markets, such as Japan. The various DIRECTV services face stiff competition from local cable operations as well as other DTH satellite systems such as Primestar, Echostar and the various "Sky" services (ASkyB; BSkyB; and JSkyB). The Network Systems business of Hughes Telecom faces global competition from firms such as Lucent Technologies Inc., Telefonaktiebolaget LM Ericsson, AT&T Corporation, as well as other large telecommunications companies and the various regional Bell operating companies.

  Notwithstanding the competitive advantages described above, Hughes Telecom participates in markets that involve a high level of competition by other companies that have similar or better financial, technological and personnel resources as Hughes Telecom. Hughes Telecom's telecommunications businesses compete with other

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS communications technologies and systems, such as, with respect to telecommunications systems for fixed and mobile applications, fiber optics networks, cable systems, wire telephony and radio-based systems and other satellite-based systems. In addition to existing and other planned operations of DTH broadcasting services Hughes Telecom's direct broadcasting service competes and will compete in present and future telecommunications markets with telephone companies, cable television, other broadcast television and other entertainment services, including video rentals. No assurance can be given as to the effect that any such competition may have on the financial condition or results of operations of Hughes Telecom.

RESEARCH AND INTELLECTUAL PROPERTY

  The ability to continue to generate technological innovations is critical to ensure Hughes Telecom's long-term success and competitiveness of the Hughes Telecom business. See "Risk Factors Relating to the Business of New Hughes Electronics--New Hughes Electronics' Ability to Maintain Leading Technological Capabilities" in Chapter 2. The continued development of new technologies may provide new and improved products which will continue to fuel business opportunities and product improvements which, among other things, will enable the extension of profitable production programs. Research and development is carried on in each of Hughes Telecom's business units in connection with ongoing product improvement efforts. Hughes Research Labs located in Malibu, California, which will be 50% owned by Hughes Telecom after the Hughes Reorganization, conducts long-range applied research in the specialized fields of physics, chemistry, electronics and information sciences. See "Separation and Transition Arrangements--Summary of Other Agreements Contemplated by the Master Separation Agreement--Intellectual Property" and "--Hughes Research Labs" in Chapter 3.

  Hughes Telecom utilizes a large number of patents and trademarks which are held by Hughes Electronics or its other affiliates, including Hughes Defense. As part of the Hughes Transactions, Hughes Defense and Hughes Electronics and its affiliates will implement certain cross-licenses to enable them to continue to operate their respective businesses after the Hughes Transactions. See "Separation and Transition Agreements--Summary of Other Agreements Contemplated by the Master Separation Agreement--Intellectual Property" in Chapter 3. Hughes Telecom believes that, in the aggregate, the rights existing under such patents, trademarks and licenses are important. Hughes Telecom believes that its competitive position is primarily dependent on research, engineering and production capabilities. Hughes Telecom actively pursues patent and trademark protections of its technological and engineering innovations, and actively pursues enforcement of its intellectual property rights.

EMPLOYEES

  As of September 30, 1997, Hughes Telecom employed approximately 15,500 persons (excluding Hughes Research Labs).

REAL PROPERTY

  As of September 30, 1997, Hughes Telecom had approximately 165 locations operating in 22 states and 55 cities in the United States and approximately 30 additional locations in 22 cities in approximately 17 countries outside the United States. At such date, approximately 3.2 million square feet of space was owned by Hughes Telecom and an additional 3.3 million square feet of space was leased.

  Leased properties consist primarily of office and warehouse facilities. Lease terms on standard leases are generally five years or less. Upon the expiration of its leases, Hughes Telecom does not anticipate any difficulty in obtaining renewals or alternative space.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
  Hughes Telecom management believes that its facilities are suitable and adequate for its business; however, Hughes Telecom periodically reviews its space requirements to consolidate and dispose of or sublet facilities which are no longer required in connection with its business and to acquire new space to meet the needs of its business.

LEGAL PROCEEDINGS

  From time to time Hughes Telecom is involved in various litigation matters arising in the ordinary course of its business. Hughes Telecom management does not believe that disposition of any current matter will have a material adverse effect on Hughes Telecom's combined financial position or results of operations.

 THE "WILLIAMS PATENT"

  Hughes Electronics has maintained a suit against the U.S. government since September 1973 regarding the U.S. government's infringement and use of a Hughes Electronics patent (the "Williams Patent") covering "Velocity Control and Orientation of a Spin Stabilized Body," principally satellites. On June 17, 1994, the U.S. Court of Claims awarded Hughes Electronics damages of $114 million. Because Hughes Electronics believed that the record supported a higher royalty rate, it appealed that decision. The U.S. government, contending that the award was too high, also appealed. On June 19, 1996, the Court of Appeals for the Federal Circuit affirmed the decision of the Court of Claims which awarded Hughes Electronics $114 million in damages, together with interest. The U.S. government petitioned the Court of Appeals for the Federal Circuit for a rehearing. That petition was denied in October 1996. The U.S. government then filed a petition with the U.S. Supreme Court seeking review. On April 21, 1997 the U.S. Supreme Court, citing a recent decision it had rendered in a separate patent matter, remanded Hughes Electronics' suit over the Williams Patent back to the Court of Appeals along with patent cases involving other parties then pending before the U.S. Supreme Court, in order to have the Court of Appeals determine whether the results of prior proceedings in those cases are consistent with the U.S. Supreme Court's recent decision in such other matter. The previous liability decision of the Court of Claims in the Williams Patent matter, and its $114 million damage award to Hughes Electronics, currently remain in effect pending reconsideration by the Court of Appeals. Hughes Electronics is unable to estimate the duration of this reconsideration process. While no amount has been recorded in the financial statements of Hughes Electronics to reflect the $114 million award or the interest accumulating thereon, a resolution of this matter could result in a gain that would be material to the earnings of General Motors attributable to New GM Class H Common Stock.

 LANE AND VILLALPANDO LITIGATION

  In October 1994, a California jury awarded a total of $89.5 million in damages against Hughes Telecom, including punitive damages of $40 million to each of two former Hughes Telecom employees, Lane (race discrimination/retaliation) and Villalpando (retaliation), based on claims of mistreatment and denials of promotions. The trial court granted Hughes Telecom's motion to set aside the verdicts because of insufficient evidence. On January 6, 1997, the Court of Appeal reversed the trial court's decision to set aside the verdicts, reinstated the jury verdicts, but reduced the two $40 million punitive damage awards to $5 million and $2.83 million, resulting in an aggregate judgment of $17.33 million. Hughes Telecom filed a petition for review by the California Supreme Court, which was supported by various amicus briefs. On March 19, 1997, the California Supreme Court granted Hughes Telecom's request for review of the $17.33 million judgment, and ordered the Court of Appeal to vacate its decision and reconsider the case. On March 27, 1997, the Court of Appeal issued such an order and requested supplemental briefs. On July 28, 1997, the Court of Appeal reissued essentially the same opinion and award. Hughes Telecom's petition for reconsideration was denied. Hughes Telecom has petitioned the California Supreme Court for review. Because review by the California Supreme Court is in the discretion of that court, no assurance can be given that the case will be accepted for review, or that if accepted, the California Supreme Court's decision will be favorable to Hughes Telecom.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

 GOVERNMENT REGULATIONS

  Hughes Telecom and its subsidiaries are subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against them. Some of the pending actions purport to be class actions. The aggregate ultimate liability of Hughes Telecom and its subsidiaries under these government regulations, and under these claims and actions, was not determinable as of the date of this document. After discussion with counsel, it is the opinion of Hughes Telecom management that such liability is not expected to have a material adverse effect on the Hughes Telecom's consolidated operations or financial position.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

DIRECTORS AND EXECUTIVE OFFICERS OF NEW HUGHES ELECTRONICS

  After the Hughes Transactions, it is expected that all nine of the current members of the Hughes Electronics Board will initially serve as directors of New Hughes Electronics, including three directors who are also independent directors of General Motors (one of whom is also a member of the Capital Stock Committee of the GM Board), three directors who are executive officers of General Motors and three directors who will be executive officers of Hughes Telecom. For information regarding recent changes to the Hughes Electronics senior management team, see "Recent Developments--New Leadership Team at Hughes Electronics" in Chapter 1.

  Set forth below are the names, ages and positions with New Hughes Electronics upon the consummation of the Hughes Transactions of the persons expected to be directors and executive officers of New Hughes Electronics immediately after such consummation.

DIRECTORS

               NAME                   AGE                             POSITION
               ----                   ---                             --------
      Michael T. Smith                54                      Chairman of the Board
      Steven D. Dorfman               62                      Director
      Charles T. Fisher, III          67                      Director
      J. Michael Losh                 51                      Director
      Charles H. Noski                45                      Director
      Harry J. Pearce                 55                      Director
      Eckhard Pfeiffer                56                      Director
      John F. Smith, Jr.              59                      Director
      Thomas H. Wyman                 67                      Director

EXECUTIVE OFFICERS

               NAME                   AGE                             POSITION
               ----                   ---                             --------
      Michael T. Smith                54                      Chief Executive Officer
      Charles H. Noski                45                      President
      Steven D. Dorfman               62                      Vice Chairman
      Roxanne S. Austin               36                      Senior Vice President and
                                                              Chief Financial Officer
      Gareth C. C. Chang              54                      Senior Vice President
      Jack A. Shaw                    58                      Senior Vice President
      Marcy Tiffany                   48                      Vice President and
                                                              General Counsel
      Ted G. Westerman                61                      Senior Vice President

  Set forth below are the persons expected to have primary responsibility for the business segments of New Hughes Electronics after the consummation of the Hughes Transactions.

               NAME                   AGE                         BUSINESS SEGMENT
               ----                   ---                         ----------------
      Steven D. Dorfman               62                      Satellite Manufacturing
      Jack A. Shaw                    58                      Network Systems
      Eddy W. Hartenstein             46                      Direct-To-Home Broadcast
      Frederick C. Landman            49                      Satellite Services

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                     RAYTHEON SELECTED COMBINED HISTORICAL
                         AND PRO FORMA FINANCIAL DATA

  The following Raytheon selected combined historical financial data have been derived from the financial statements of Raytheon. The unaudited pro forma combined condensed financial statements of New Raytheon have been derived from the historical consolidated financial statements of Raytheon and the historical combined financial statements of Texas Instruments Defense and Hughes Defense, and give effect to the Raytheon Merger and the Texas Instruments Defense Acquisition using the purchase method of accounting as well as consistent application of Raytheon accounting practices. The data should be read in conjunction with Raytheon's Consolidated Financial Statements (including the notes thereto) which are incorporated into this document by reference. The consolidated historical financial data as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from the consolidated financial statements of Raytheon audited by Coopers & Lybrand L.L.P., independent public accountants. The Raytheon consolidated historical financial data as of and for the nine-month periods ended September 28, 1997 and September 29, 1996 have been derived from the unaudited financial statements of Raytheon for such periods included in the Raytheon Solicitation Statement, which are incorporated into this document by reference. In the opinion of Raytheon management, the unaudited consolidated historical financial statements reflect all adjustments (consisting of only normal recurring items) that are necessary for fair presentation of financial position and results of operations for such periods. The Raytheon unaudited summary pro forma operating results for the nine months ended September 28, 1997 and for the year ended December 31, 1996 give effect to the Hughes Transactions, the Raytheon Merger and the Texas Instruments Defense Acquisition as if they had occurred at the beginning of each respective period. The Raytheon unaudited summary pro forma balance sheet data as of September 28, 1997 give effect to the Hughes Transactions and the Raytheon Merger as if they had occurred at that date. Operating results for the nine-month periods ended September 28, 1997 and September 29, 1996 are not necessarily indicative of the results that may be expected for the entire year. Pro forma data are not necessarily indicative of future financial position or operating results.

                             FOR NINE MONTHS ENDED                           FOR THE YEARS ENDED
                         -----------------------------    --------------------------------------------------------------------
                         PRO FORMA
                         SEPT. 28, SEPT. 28, SEPT. 29,    PRO FORMA
                          1997(D)    1997      1996        1996(D)     1996(A)       1995         1994         1993     1992
                         --------- --------- ---------    ---------   ---------    ---------    ---------    -------- --------
                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Net Sales...............  $15,650  $ 9,669.2 $ 8,946.7     $20,514    $12,330.5    $11,804.2    $10,097.7    $9,334.1 $9,121.7
Costs and Expenses......   14,521    8,754.7   8,124.9(a)   19,114(a)  11,247.0(a)  10,612.5(b)   9,197.8(c)  8,286.8  8,165.7
Income before Taxes.....    1,129      914.5     821.8(a)    1,400(a)   1,083.5(a)   1,191.7(b)     899.9(c)  1,047.3    956.0
Income Taxes............      432      310.4     238.0         499        322.3        399.2        303.0       354.3    320.9
Net Income..............      697      604.1     583.8(a)      901(a)     761.2(a)     792.5(b)     596.9(c)    693.0    635.1
Earnings per common
 share..................     2.06       2.56      2.45(a)     2.65(a)      3.21(a)      3.25(b)      2.26(c)     2.56     2.36
Dividend declared per
 common share...........                0.60      0.60                     0.80         0.75        0.738        0.70    0.663
BALANCE SHEET DATA:
Cash and marketable
 securities.............  $   268  $   267.7 $   161.4                $   138.8    $   210.3    $   202.2    $  190.2 $   88.8
Current assets..........    9,338    6,554.0   6,278.3                  5,603.9      5,275.2      4,985.5     4,609.2  3,775.8
Total assets............   28,059   15,256.2  11,785.7                 11,126.1      9,840.9      7,395.4     7,257.7  6,015.1
Current Liabilities.....    9,734    5,345.1   5,494.4                  4,691.8      3,690.4      3,283.1     2,800.3  2,136.8
Long-term debt..........    6,548    4,386.4   1,493.2                  1,500.5      1,487.7         24.5        24.4     25.3
Stockholders' Equity....   10,080    5,015.1   4,448.4                  4,598.0      4,292.0      3,928.2     4,297.9  3,843.2
OTHER DATA:
Depreciation and
 amortization...........           $   325.3 $   271.3                $   368.9    $   371.4    $   304.2    $  296.4 $  302.1
Capital Expenditures....           $   305.4 $   287.6                $   406.0    $   328.6    $   267.4    $  256.1 $  307.7

----------

(a) Includes special charge of $34.0 million pre-tax, $22.1 million after-tax, or $.09 per share.
(b) Includes one-time gain of $8.0 million pre-tax, $5.2 million after-tax, or $.02 per share.
(c) Includes restructuring charge of $249.8 million pre-tax, $162.3 million after-tax, or $.61 per share.
(d) Pro forma balance sheet as of December 31, 1996 and pro forma other data have not been determined.

                                       CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS
                         OVERVIEW OF RAYTHEON BUSINESS

  For additional information regarding the business of Raytheon, see Raytheon Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Raytheon 1996 Form 10-K, which is incorporated into this document by reference.

GENERAL

  Raytheon is an international high technology company which operates in the following principal businesses: defense and commercial electronics, engineering and construction and aircraft. Historically, Raytheon's principal business has been the design, manufacture and servicing of advanced electronic devices, equipment and systems for government and commercial use. Raytheon is a major defense contractor in the United States and internationally.

ELECTRONICS

 DEFENSE ELECTRONICS

  Raytheon's defense electronics business consists of Raytheon Electronics Systems and Raytheon
E-Systems. Raytheon Electronic Systems is a major provider of ground-based air defense systems, air intercept missiles, ground-based and shipboard radars, military communications systems and naval combat control, sonar and minehunting systems. Raytheon E-Systems is a leader in defense systems integration and provides reconnaissance and surveillance, command, control, communications and intelligence systems, mass data collection, interpretation and dissemination, specialized aircraft modification services and shipboard and airborne countermeasures systems to a wide variety of customers worldwide. In addition to defense electronics systems, Raytheon has been successful in the conversion of certain defense electronics technologies to commercial applications such as air traffic control, environmental monitoring and communications.

  On July 11, 1997, Raytheon consummated the acquisition of Texas Instruments Defense. Since that date, Texas Instruments Defense has been conducted through Raytheon TI Systems, a wholly owned subsidiary of Raytheon ("RTIS"). RTIS is a premier supplier of advanced defense systems, including tactical missiles, precision-guided weapons, radar, night vision systems and electronic warfare systems.

 COMMERCIAL ELECTRONICS

  Raytheon's commercial electronics business consists of Raytheon Marine Company, Raytheon Microelectronics, Raytheon Semiconductor, Seiscor Technologies, Inc. and Switchcraft, Inc. These entities produce, among other things, marine radars and other marine electronics, transmit/receive modules for satellite communications projects, silicon semiconductor components, telephone transmission, switching and connection equipment and other electronic components for a wide range of applications.

ENGINEERING AND CONSTRUCTION

  Raytheon Engineers & Constructors ("RE&C") is one of the largest engineering, construction and operation and maintenance firms in the world, supporting customers in thirteen industries. RE&C is engaged in the design, construction and maintenance of facilities and plants operated by a range of customers, including independent power producers, utilities, petroleum companies, pulp and paper companies, industrial concerns and governments. Raytheon Service Company, a unit of RE&C, provides operations, maintenance and technical services for many U.S. defense systems and agencies. Another unit of RE&C designs and manufactures a wide range of equipment used for infrastructure building and repair, including aggregate producing equipment, asphalt paving equipment, mixing plants and soil remediation systems.

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

AIRCRAFT

  Raytheon's Aircraft segment offers one of the broadest product lines in the general aviation market. Raytheon Aircraft manufactures, markets and supports piston-powered aircraft, jet props and light and medium jets for the world's commercial, regional airline and military aircraft markets. Raytheon Aircraft is the prime contractor for the U.S. Air Force/U.S. Navy Joint Primary Aircraft Training System ("JPATS").

APPLIANCES

  On September 10, 1997, Raytheon consummated the sale of its home appliance, heating and air conditioning and commercial cooking businesses to Goodman Manufacturing Company, L.P. for an aggregate amount of $550 million in cash. Raytheon believes that the 1996 sales, operating income, net income and total assets of the businesses sold were not material and does not expect the sale to have a significant effect on results of operations. In the appliances segment, Raytheon is retaining its commercial laundry and electronic controls businesses, but is continuing its strategic review of these remaining businesses.

See "Recent Developments--Raytheon--Sale of Portions of the Appliances Business" in Chapter 1.

                                                         CHAPTER 5: NEW RAYTHEON
                                   CHAPTER 5
                                  NEW RAYTHEON

                                                                           PAGE
                                                                           ----
        NEW RAYTHEON UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
         STATEMENTS....................................................... 217
        NEW RAYTHEON NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
         FINANCIAL STATEMENTS............................................. 221
        OVERVIEW OF NEW RAYTHEON BUSINESS................................. 224
        NEW RAYTHEON MANAGEMENT........................................... 226
         Directors and Executive Officers................................. 226
         Director and Executive Compensation.............................. 229
         Stock Ownership of Directors, Executive Officers and Certain
          Beneficial Owners............................................... 230
         Change in Control Employment Agreements.......................... 230
        NEW DEBT OF HUGHES DEFENSE TO BE ASSUMED BY NEW RAYTHEON.......... 231

CHAPTER 5: NEW RAYTHEON




                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                         CHAPTER 5: NEW RAYTHEON
                   NEW RAYTHEON UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

  The unaudited pro forma combined condensed financial statements of New Raytheon have been derived from the historical consolidated financial statements of Raytheon and the historical combined financial statements of Texas Instruments Defense and Hughes Defense, and give effect to the Hughes Transactions, the Raytheon Merger and the Texas Instruments Defense Acquisition using the purchase method of accounting as well as consistent application of Raytheon accounting practices. The unaudited pro forma combined condensed statements of income for the nine months ended September 28, 1997 and for the year ended December 31, 1996 have been prepared as if the Hughes Transactions, the Raytheon Merger and the Texas Instruments Defense Acquisition had occurred at the beginning of each respective period. The unaudited pro forma combined condensed balance sheet has been prepared as if the Hughes Transactions and the Raytheon Merger occurred on September 28, 1997. The purchase price has been allocated to the assets and liabilities based upon preliminary estimates of their respective fair values and the pro forma adjustments do not give effect to any synergies.

  The unaudited pro forma combined condensed financial statements should be read in conjunction with Raytheon's Consolidated Financial Statements (including notes thereto) included in Appendix C of the Raytheon Solicitation Statement and with the historical financial statements of the Defense Business of Texas Instruments (including notes thereto) included in Appendix E of the Raytheon Solicitation Statement, which are incorporated into this document by reference, and with the historical financial statements of Hughes Defense (including notes thereto) included in Appendix C to this document.

  The pro forma combined condensed balance sheet is not necessarily indicative of the financial position of Raytheon that would have been attained had the Hughes Transactions and the Raytheon Merger been consummated on September 28, 1997. The pro forma combined condensed statements of income are not necessarily indicative of the results of operations of New Raytheon that would have been attained had the Hughes Transactions, the Raytheon Merger and the Texas Instruments Defense Acquisition been consummated on January 1, 1996 and 1997, nor are they necessarily indicative of future operating results.

CHAPTER 5: NEW RAYTHEON
                                  NEW RAYTHEON

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

               FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                        HISTORICAL  HUGHES
                          HISTORICAL HISTORICAL  PRO FORMA    PRO FORMA   HUGHES    DEFENSE   PRO FORMA    PRO FORMA
                           RAYTHEON  TI DEFENSE ADJUSTMENTS   COMBINED   DEFENSE   RECLASSES ADJUSTMENTS   COMBINED
                          ---------- ---------- -----------   --------- ---------- --------- -----------   ---------
Net sales...............    $9,669      $824                   $10,493    $5,157                            $15,650
                            ------      ----       -----       -------    ------     -----      -----       -------
Cost of sales...........     7,426       638       $  (4)(2a)    8,079     4,245     $  27      $ (18)(3c)   12,380
                                                      (6)(2b)                                     (72)(3d)
                                                      35 (2e)                                     140 (3g)
                                                     (10)(2c)                                     (21)(3e)
Amortization of push-
 down goodwill..........                                                      76                  (76)(3c)      --
Administration and
 selling expenses.......       812        55                       867       274       (15)                   1,126
Depreciation and
 amortization...........                                                     116      (116)                     --
Research and development
 expenses...............       290        44                       334                 127                      461
                            ------      ----       -----       -------    ------     -----      -----       -------
 Operating income.......     1,141        87         (15)        1,213       446       (23)        47         1,683
Interest expense........       263                                 263        72                  (72)(3i)      263
Interest income.........       (24)                                (24)                                         (24)
Acquisition interest
 expense................                             110 (2d)      110                            225 (3f)      335
Other (Income)/expense..       (12)        2                       (10)      (10)                               (20)
                            ------      ----       -----       -------    ------     -----      -----       -------
 Income before tax......       914        85        (125)          874       384       (23)      (106)        1,129
Federal and foreign
 income taxes...........       310        32         (44)(2f)      298       177       (23)       (20)(3h)      432
                            ------      ----       -----       -------    ------     -----      -----       -------
 Net income.............    $  604      $ 53       $ (81)      $   576    $  207       --       $ (86)      $   697
                            ======      ====       =====       =======    ======     =====      =====       =======
Earnings per common
 shares
 Outstanding shares.....    $ 2.56                             $  2.44                                      $  2.06
 Fully diluted..........    $ 2.51                             $  2.39                                      $  2.03
Average common shares
 Outstanding............       236                                 236                            103           339
 Fully diluted..........       241                                 241                            103           344

            The accompanying notes are an integral part of the Unaudited Pro Forma Combined Condensed Financial Statements.

                                                         CHAPTER 5: NEW RAYTHEON
                                  NEW RAYTHEON

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                        HISTORICAL  HUGHES
                          HISTORICAL HISTORICAL  PRO FORMA    PRO FORMA   HUGHES    DEFENSE   PRO FORMA    PRO FORMA
                           RAYTHEON  TI DEFENSE ADJUSTMENTS   COMBINED   DEFENSE   RECLASSES ADJUSTMENTS   COMBINED
                          ---------- ---------- -----------   --------- ---------- --------- -----------   ---------
Net sales...............   $12,331     $1,800                  $14,131    $6,383                            $20,514
                           -------     ------      -----       -------    ------     -----      -----       -------
Cost of sales...........     9,755      1,415      $  (6)(2a)   11,169     5,211     $   5      $ (18)(3c)   16,430
                                                     (12)(2b)                                     (95)(3d)
                                                      69 (2e)                                     187 (3g)
                                                     (52)(2c)                                     (29)(3e)
Amortization of push-
 down goodwill..........                                                     101                 (101)(3c)      --
Administration and
 selling expenses.......     1,021        129                    1,150       322       (21)                   1,451
Depreciation and
 amortization...........                                                     146      (146)                     --
Research and development
 expenses...............       323         78                      401                 192                      593
Special charges.........        34                                  34                                           34
                           -------     ------      -----       -------    ------     -----      -----       -------
 Operating income.......     1,198        178          1         1,377       603       (30)        56         2,006
Interest expense........       256                                 256        92                  (92)(3i)      256
Interest income.........      (102)                               (102)                                        (102)
Acquisition interest
 expense................                             198 (2d)      198                            300 (3f)      498
Other (Income)/expense..       (40)         3                      (37)       (9)                               (46)
                           -------     ------      -----       -------    ------     -----      -----       -------
 Income before tax......     1,084        175       (197)        1,062       520       (30)      (152)        1,400
Federal and foreign
 income taxes...........       322         66        (69)(2f)      319       239       (30)       (29)(3h)      499
                           -------     ------      -----       -------    ------     -----      -----       -------
 Net income.............   $   762     $  109      $(128)      $   743    $  281       --       $(123)      $   901
                           =======     ======      =====       =======    ======     =====      =====       =======
Earnings per common
 share
 Outstanding shares.....   $  3.21                             $  3.14                                      $  2.65
 Fully diluted..........   $  3.16                             $  3.08                                      $  2.62
Average common shares
 Outstanding............       237                                 237                            103           340
 Fully Diluted..........       241                                 241                            103           344


               The accompanying notes are an integral part of the Unaudited Pro Forma Combined Condensed Financial Statements.

CHAPTER 5: NEW RAYTHEON
                                  NEW RAYTHEON

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                         AS OF SEPTEMBER 28, 1997
                                 (IN MILLIONS)

                                                           HISTORICAL
                         HISTORICAL RECLASSI-    PRO FORMA   HUGHES    PRO FORMA     PRO FORMA
                          RAYTHEON  FICATIONS    COMBINED   DEFENSE   ADJUSTMENTS    COMBINED
                         ---------- ---------    --------- ---------- -----------    ---------
ASSETS
Current assets
 Cash and marketable
  securities............  $   268                 $   268    $   73     $   (73)(3b)  $   268
 Accounts receivable....      954     $(207)(2g)      747       687                     1,434
 Contracts in process...    3,148       395 (2g)    3,543     1,579        (190)(3b)    4,932
 Inventories............    1,653      (188)(2g)    1,465       445                     1,910
 Other..................      531                     531       263                       794
                          -------     -----       -------    ------     -------       -------
Total current assets....    6,554                   6,554     3,047        (263)        9,338
 Property, plant and
  equipment, net........    2,047                   2,047     1,095           8 (3b)    3,150
 Cost in excess of net
  assets acquired.......    5,954                   5,954     2,892      (2,892)(3b)   13,464
                                                                          7,510 (3b)
 Pension asset..........                                                  1,075 (3b)    1,075
 Other assets...........      701                     701       128         203 (3b)    1,032
                          -------                 -------    ------     -------       -------
Total assets............  $15,256                 $15,256    $7,162     $ 5,641       $28,059
                          =======                 =======    ======     =======       =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current Liabilities:
 Notes payable and
  current portion of
  long-term debt........  $ 2,175                 $ 2,175    $  119     $ 2,310 (3a)  $ 4,604
 Advance payments.......      389                     389       310                       699
 Accounts payable.......    1,265                   1,265       327                     1,592
 Other..................    1,516                   1,516       780         543 (3b)    2,839
                          -------                 -------    ------     -------       -------
Total current
 liabilities............    5,345                   5,345     1,536       2,853         9,734
 Long-term debt and
  capitalized leases....    4,386                   4,386        32       2,130 (3a)    6,548
 Other..................      510                     510       328         859 (3b)    1,697
Stockholders' equity:
 Common stock at par....      236                     236                   103 (3a)      339
 Additional paid-in-
  capital...............      313                     313                 4,962 (3a)    5,275
 Retained earnings......    4,466                   4,466     5,266      (5,266)(3b)    4,466
                          -------                 -------    ------     -------       -------
Total stockholders'
 equity.................    5,015                   5,015     5,266        (201)       10,080
Total liabilities and
 stockholders' equity...  $15,256                 $15,256    $7,162     $ 5,641       $28,059
                          =======                 =======    ======     =======       =======

The accompanying notes are an integral part of the Unaudited Pro Forma Combined
                      Condensed Financial Statements.

                                                         CHAPTER 5: NEW RAYTHEON
                                  NEW RAYTHEON
                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

  The accompanying pro forma combined condensed statements of income present the historical results of operations of Raytheon, Texas Instruments Defense and Hughes Defense for the year ended December 31, 1996 and for the nine months ended September 28, 1997, with pro forma adjustments as if the Texas Instrument Defense Acquisition and the Raytheon Merger had taken place on January 1, 1996. The historical results of operations of Raytheon for the nine months ended September 28, 1997 include the financial results for Raytheon TI Systems from July 11, 1997. The historical results of operations of Texas Instruments Defense include financial results for the six-month period ending June 29, 1997. The Texas Instruments Defense financial results for the period from June 30, 1997 to July 10, 1997 were not material. The pro forma combined condensed balance sheet presents the historical balance sheets of Raytheon and Hughes Defense as of September 28, 1997, with pro forma adjustments as if the Raytheon Merger had been consummated as of September 28, 1997, in a transaction accounted for as a purchase for financial accounting purposes in accordance with generally accepted accounting principles.

  Certain reclassifications have been made to the historical financial statements of Raytheon, Texas Instruments Defense and Hughes Defense to conform to the pro forma combined condensed financial statement presentation on a consistent basis.

2. Pro Forma Adjustments--Texas Instruments Defense

  The following adjustments give pro forma effect to the Texas Instruments Defense Acquisition (in millions):

  (a) Adjustment to eliminate the amortization of intangible assets of Texas Instruments Defense which would not have been incurred if the Texas Instruments Defense Acquisition had occurred on January 1, 1996.

  (b) Adjustment to reflect the effect on 1996 and 1997 results relating to a net reduction of accumulated contract costs as an allowance for Raytheon's normal profit on its efforts to complete such contracts, and other contract valuation adjustments.

  (c) Elimination of $32 of non-recurring employee related costs and $20 of non-recurring corporate allocations from the parent of Texas Instruments Defense as a result of the Texas Instruments Defense Acquisition for the year ended December 31, 1996 and $10 of non-recurring corporate allocations for the nine months ending September 28, 1997.

  (d) Adjustments which represent additional estimated interest expense resulting from the use of borrowings to finance the Texas Instruments Defense Acquisition and incremental interest on Raytheon's pre-Texas Instruments Defense Acquisition variable rate borrowings to reflect the change in credit rating as a result of the Texas Instruments Defense Acquisition.

  (e) The amortization of excess of costs over acquired net assets over an estimated life of 40 years. Such amortization expense is subject to possible adjustment resulting from the completion of the valuation analyses. Raytheon expects that any subsequent adjustment would not materially affect the combined pro forma results.

  (f) The estimated tax effect on the applicable pro forma adjustments.

  (g) Reclassifications made to conform the Texas Instruments Defense historical financial statements to the unaudited pro forma combined condensed financial statement presentation.

CHAPTER 5: NEW RAYTHEON

3. Pro Forma Adjustments--Hughes Defense

  The following adjustments give pro forma effect to the Raytheon Merger (in millions):

  (a) To record the exchange consideration at closing:

     Consideration ($9,500 less acquired debt of $120)................... $9,380
                                                                          ======

    (Assumed financing is based on the following assumptions:

      Equity--102,634 thousand shares at assumed market value of $49.35 totals $5,065. $49.35 represents the mid-point of the market price collar mechanism. The use of other market price assumptions within the range would not have a significant effect on pro forma results. Debt--$4,435 less $120 of debt assumed plus acquisition costs of $125 totals $4,440 to be financed with a combination of variable rate short-term borrowings of $2,310 and fixed rate medium- and long-term borrowings of $2,130 at an average interest rate of 6.37%)

  (b) To adjust the assets and liabilities to their estimated fair values:

     Net assets of Hughes Defense at September 28, 1997............... $ 5,266
     Additional assets to be recorded in the Raytheon Merger..........      45
     Additional liabilities to be recorded in the Raytheon Merger.....     (94)
     Cash not included in the Raytheon Merger.........................     (73)
     Contracts in process valuation adjustments.......................    (190)
     Accrual for future lease cost in excess of fair market value.....    (264)
     Provision for the estimated exit costs of integrating acquired
      operations......................................................    (495)
     To include pension assets and reflect fair market value less the
      projected benefit obligation....................................     892
     To include the liability for post-retirement benefits other than
      pensions........................................................    (366)
     Deferred tax benefits............................................     166
     Costs in excess of net assets of Hughes Defense..................   7,510
     Raytheon Merger costs............................................    (125)
     Elimination of Hughes Defense goodwill...........................  (2,892)
                                                                       -------
                                                                       $ 9,380
                                                                       =======

  (c) Adjustment to eliminate the amortization of intangible assets of Hughes Defense which would not have been incurred if the Raytheon Merger had occurred on January 1, 1996.

  (d) Adjustment to reflect the effect on 1996 and 1997 results relating to a net reduction of accumulated contract costs as an allowance for Raytheon's normal profit on its efforts to complete such contracts.

  (e) Elimination of $29 of non-recurring corporate allocation from the parent of Hughes Defense as a result of the Raytheon Merger for the year ended December 31, 1996 and $21 for the nine months ended September 28, 1997.

  (f) Adjustments which represent additional estimated interest expense resulting from the use of borrowings to finance the Raytheon Merger and incremental interest on Raytheon's pre-Raytheon Merger variable rate borrowings to reflect the change in credit rating as a result of the Raytheon Merger.

  (g) The amortization of excess of costs over acquired net assets over an estimated life of 40 years. Such amortization expense is subject to possible adjustment resulting from the completion of the valuation analyses. Raytheon expects that any subsequent adjustment would not materially affect the combined pro forma results.

                                                         CHAPTER 5: NEW RAYTHEON

  (h) The estimated tax effect on the applicable pro forma adjustments.

  (i) Elimination of Hughes Defense interest expense.

  (j) The consideration to be paid is subject to adjustment based on the actual net assets at the time of the closing and the amount of debt and equity to be issued is subject to adjustment based on the price of Raytheon Common Stock at the closing of the Raytheon Merger.

4. Other

  On September 10, 1997, Raytheon consummated the sale of its home appliance heating and air conditioning and commercial cooking businesses to Goodman Manufacturing Company, L.P. for an aggregate amount of $550 million in cash, subject to certain changes in the net working capital of such businesses between December 31, 1996 and the closing date of the transaction. Raytheon believes that the 1996 sales, operating income, net income and total assets of the businesses sold were not material and does not expect the sale to have a significant impact on results of operations. Accordingly, the sale of these businesses was not included in the pro forma financial statements.

  The U.S. Department of Justice and Raytheon entered into an agreement regarding the Texas Instruments Defense Acquisition on July 2, 1997, pursuant to which Raytheon agreed to divest the Gallium Arsenide foundry and the TI Monolithic Microwave Integrated Circuit business of the R/F Microwave business unit after closing the transaction. The business, which accounted for less than $40 million in 1996 revenues, was not material and as such the sale of this business has not been included in the pro forma financial statements.

  On October 16, 1997, the U.S. Department of Justice filed with the U.S. District Court for the District of Columbia an agreement among the U.S. Department of Justice, Raytheon, General Motors and Hughes Defense regarding the Raytheon Merger. The agreement, when entered as a final judgment pursuant to court order, will require Raytheon to divest portions of Hughes' Electro Optics business and portions of Raytheon's TI Systems' Focal Plane Array business. These two businesses, which together accounted for less than $55 million in 1996 revenues, were not material and, as such, the sale of these businesses has not been included in the pro forma financial statements.

CHAPTER 5: NEW RAYTHEON
                       OVERVIEW OF NEW RAYTHEON BUSINESS

  In early January 1997, Raytheon entered into agreements to acquire Texas Instruments Defense (now Raytheon TI Systems) and to merge with Hughes Defense, thereby creating a unique technology company and a world leader in what it considers to be the most appealing segment of the defense business--defense electronics. Representing the best-of-the-best of the three companies in terms of people, processes and technologies, Raytheon believes this dynamic new combination will enhance Raytheon's global competitiveness by fully integrating operations for greater efficiency and effectiveness.

  Having completed the Texas Instruments Defense Acquisition on July 11, 1997, Raytheon expects the strategic combination of Raytheon and Hughes Defense to offer an even broader range of products and services, greater returns to New Raytheon stockholders, and a more secure and promising future for its people. Certain of the benefits of the Raytheon, Hughes Defense and Raytheon TI Systems combination include:

 . critical mass of programs, skills and investment to compete effectively on cost and performance in an industry Raytheon knows well against top-tier defense companies such as Lockheed Martin and the newly created Boeing/McDonnell Douglas. This same critical mass also provides the technological discriminators and capability to support fully those same primes in areas where teaming is more appropriate;

 . a position of strength in core market areas such as air- and ground-based radar systems, air defense systems, air traffic control systems, airborne and space surveillance systems, communication equipment, information systems, missiles, night vision systems, surface and undersea naval systems, simulation, technical services and training;

 . integration and consolidation of the substantial research and development capabilities of the combined companies, long renowned for their innovative research and development; and

 . annual cost savings and a stronger cash flow through the creation of "centers of excellence" for design and manufacturing and consolidation of operations.

  Shortly after the Texas Instruments Defense Acquisition and the Raytheon Merger were announced in January 1997, planning for the new company began with the formation of the Management Transition Committee. Cross-company teams were established in areas such as engineering, facilities, finance, human resources, material procurement, quality and others. Throughout the process, the emphasis has been on achieving efficiencies and refining business operations rapidly while expanding global market presence. In order to accomplish this, the teams have formulated a strategy to integrate and consolidate New Raytheon's businesses, serve its customers and extend its defense technologies and capabilities into related commercial areas. This strategy is currently being used to guide the integration of the operations of Texas Instruments Defense into Raytheon. Raytheon believes that the end result will be a world-class defense electronics and systems integration company with strong operational management.

  The defense operations of New Raytheon will be organized along major product lines, emphasizing weapons systems, sensor systems, information systems, communications systems, training and technical services. Although the defense operations of New Raytheon will be primarily focused on its core capabilities in defense electronics, it will continue to pursue and expand business opportunities in related and growing non-defense areas such as air traffic control, information technology, technical services, telecommunications, training and transportation systems. Furthermore, New Raytheon will be a multi-industry, global enterprise with established commercial businesses in aircraft, engineering and construction and commercial electronics.

  After the Raytheon Merger is completed, the business of New Raytheon will consist of:

 . the combined operations of the Raytheon defense business, Hughes Defense and Texas Instruments Defense;

 . the commercial electronics business (See "Overview of Raytheon Business--
   Electronics--Commercial Electronics" in Chapter 4);

                                                         CHAPTER 5: NEW RAYTHEON

 . the engineering and construction business (See "Overview of Raytheon
   Business--Engineering and Construction" in Chapter 4);

 . the aircraft business (See "Overview of Raytheon Business--Aircraft" in Chapter 4); and

 . the commercial laundry and electronic controls business (See "Overview of Raytheon Business--Appliances" in Chapter 4).

  For additional information regarding the business of Raytheon, see Raytheon Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Raytheon 1996 Form 10-K, which is incorporated into this document by reference. See "Where You Can Find More Information" in Chapter 7.

CHAPTER 5: NEW RAYTHEON
                            NEW RAYTHEON MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

 BOARD OF DIRECTORS

  The Hughes Defense Board currently has three members. The Raytheon Merger Agreement provides that, effective as of the Raytheon Merger Effective Time, the New Raytheon Board will be constituted as set forth below. A majority of such persons will not be employees of New Raytheon.

                             NAME                  AGE
             ------------------------------------- ---
             Ferdinand Colloredo-Mansfeld......... 57
             Steven D. Dorfman.................... 62
             Theodore L. Eliot, Jr................ 69
             Thomas E. Everhart................... 65
             John R. Galvin....................... 68
             Barbara B. Hauptfuhrer............... 69
             Richard D. Hill...................... 78
             L. Dennis Kozlowski.................. 51
             James N. Land, Jr.................... 68
             A. Lowell Lawson..................... 59
             Charles H. Noski..................... 45
             Thomas L. Phillips................... 73
             Dennis J. Picard..................... 65
             Warren B. Rudman..................... 67
             Alfred M. Zeien...................... 67

  The New Raytheon Board will be divided into three classes serving staggered terms. Directors in each class will be elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class will stand for election as their terms of office expire.

  Set forth below is a description of the backgrounds of the persons expected to be directors of New Raytheon.

  Ferdinand Colloredo-Mansfeld. Current director of Raytheon. Chairman and Chief Executive Officer, Cabot Partners, since October 1990. Prior thereto, Chairman and Chief Executive Officer, Cabot, Cabot & Forbes Realty Advisers, Inc. (predecessor of Cabot Partners) and Chairman, Chief Executive Officer and President of Cabot, Cabot and Forbes from 1986. Principal Business: Real Estate Investment and Management. Director: Shawmut National Corporation; Data General Corporation; Chairman, Massachusetts General Hospital.

  Steven D. Dorfman. Vice Chairman and director of Hughes Electronics; Chairman of the Hughes Telecommunications and Space Company. Prior thereto, President and Chief Executive Officer of Hughes Space and Communications Company.
Director: American Mobile Satellite Corporation; Galaxy Latin America and PanAmSat Corporation.

  Theodore L. Eliot, Jr. Current director of Raytheon. Dean Emeritus of the Fletcher School of Law and Diplomacy, Tufts University; former U.S. Ambassador.
Director: Neurobiological Technologies, Inc. and Fiberstars, Inc.

  Thomas E. Everhart. President and Professor of Electrical Engineering and Applied Physics, California Institute of Technology, Pasadena. Prior thereto, Chancellor of University of Illinois, Urbana-Champaign. Director: General Motors Corporation; Hewlett-Packard Corporation; Saint-Gobain Corporation; Reveo, Inc.; Corporation for National Research Initiatives; Community Television of Southern California (KCET).

                                                         CHAPTER 5: NEW RAYTHEON

  John R. Galvin. Current director of Raytheon. Dean of the Fletcher School of Law and Diplomacy, Tufts University. General Galvin retired from the U.S. Army in 1992 after a 38-year career which included positions as NATO Supreme Allied Commander Europe and Commander-in-Chief, U.S. European Command. From 1992 to 1994, General Galvin served as the Olin Distinguished Professor of National Security at the U.S. Military Academy at West Point. In 1994 and 1995 he was a visiting professor at the Mershon Center, The Ohio State University. Director:
USLife Corporation and Director or Trustee, the Seligman Group of Investment Companies. Trustee: Institute for Defense Analyses.

  Barbara B. Hauptfuhrer. Current director of Raytheon. Principal Business:
Corporate Director. Director: The Vanguard Group of Investment Companies and each of the mutual funds in the Vanguard Group; The Great Atlantic and Pacific Tea Co., Inc.; Knight-Ridder, Inc.; Massachusetts Mutual Life Insurance Company; Ikon Business Solutions, Inc.; Trustee Emerita, Wellesley College.

  Richard D. Hill. Current director of Raytheon. Retired Chairman, Bank of Boston Corporation and The First National Bank of Boston. Principal Business:
Corporate Director.

   L. Dennis Kozlowski. Current director of Raytheon. Chairman of the Board and Chief Executive Officer of Tyco International Ltd. since 1992. Prior thereto Mr. Kozlowski served as President of Tyco from 1989. Principal business: Fire Protection Systems. Director: Tyco International Ltd.; Dynatech Corporation; Thiokol Corporation and Applied Power, Inc.

  James N. Land, Jr. Current director of Raytheon. Principal Business:
Corporate Financial Advisor. Director: E.W. Blanch Holdings, Inc.

  A. Lowell Lawson. Current director of Raytheon. Executive Vice President of Raytheon since April 1995 and Chairman of the Board and Chief Executive Officer of E-Systems, Inc. since January 1994. Prior thereto Mr. Lawson served as President of E-Systems from April 1989 and Executive Vice President of E-Systems from April 1987.

  Charles H. Noski. President and director of Hughes Electronics, since October 20, 1997. Prior thereto, Executive Vice President and Chief Financial Officer, United Technologies Corporation (August 1997 to October 17, 1997). Prior thereto, Vice Chairman and Chief Financial Officer, Hughes Electronics (1996 to
1997) and Senior Vice President and Chief Financial Officer, Hughes Electronics (1992 to 1996). Director: PanAmSat Corporation.

  Thomas L. Phillips. Current director of Raytheon. Retired Chairman of the Board and Chief Executive Officer, Raytheon Company. Director: John Hancock Mutual Life Insurance Company; Knight-Ridder, Inc.; Digital Equipment Corporation; Systems Research and Applications. Trustee: State Street Research Funds; MetLife-State Street Funds.

  Dennis J. Picard. Chairman of the Board and Chief Executive Officer of Raytheon since March 1, 1991. Prior thereto, President from 1989 and Senior Vice President, General Manager of the Missile Systems Division of Raytheon from 1983. Director: State Street Boston Corporation.

  Warren B. Rudman. Current director of Raytheon. Partner, law firm of Paul, Weiss, Rifkind, Wharton and Garrison since January 1992. Principal Business:
Law. Prior thereto, United States Senator from 1980 through January 1992.
Director: Chubb Corporation; Collins & Aikman Corporation; Prime Succession, Inc.; several mutual funds managed by Dreyfus Corporation.

  Alfred M. Zeien. Current director of Raytheon. Chairman of the Board and Chief Executive Officer of The Gillette Company since 1991. Prior thereto, President of Gillette from 1991 and as Vice Chairman, Gillette International/Diversified Operations from 1988. Principal Business: Consumer Goods and Services. Director: Bank of Boston; The Gillette Company; Polaroid Corporation; Massachusetts Mutual Life Insurance Company.

CHAPTER 5: NEW RAYTHEON

 COMMITTEES

  Pursuant to the Raytheon Merger Agreement, from and after the Raytheon Merger Effective Time, the following three new committees will be created: (1) the Board Transition Committee; (2) the Management Transition Committee; and (3) the Defense Business Executive Council. Set forth below is a brief description of the duties and composition of these new committees as well as the composition of the Audit Committee and the Nominating Committee of New Raytheon.

  Board Transition Committee. The Board Transition Committee will be responsible for resolving issues relating to the integration of the businesses, facilities, functions and employees of Hughes Defense, Raytheon and Texas Instruments Defense at the New Raytheon Board level. The Board Transition Committee will be comprised of two directors affiliated with Raytheon and two directors affiliated with Hughes Defense (Messrs. Dorfman and Noski) and will be chaired by Mr. Noski.

  Other Board Committees. As of the Raytheon Merger Effective Time, the Audit Committee will be comprised of three directors affiliated with Raytheon and one director affiliated with Hughes Defense (Mr. Dorfman) and the Nominating Committee will be comprised of five directors affiliated with Raytheon and one director affiliated with General Motors (Mr. Everhart).

  Management Committees. The Management Transition Committee, which will be comprised of three management personnel affiliated with Raytheon and three management personnel affiliated with Hughes Defense, will be responsible for supervising and implementing the integration of the businesses, facilities, functions and employees of Hughes Defense, Raytheon and Texas Instruments Defense. The Defense Business Executive Council, which will be comprised of four management personnel affiliated with Raytheon and four management personnel affiliated with Hughes Defense, will supervise and manage the combined defense businesses of Hughes Defense, Raytheon and Texas Instruments Defense on an ongoing basis and will serve as a vehicle for planning, communication and decision making on issues involving such combined businesses.

  The New Raytheon Board may, from time to time, establish other committees to facilitate the management of New Raytheon or for other purposes it may deem appropriate.

                                                         CHAPTER 5: NEW RAYTHEON

 OFFICERS

  The Raytheon Merger Agreement provides that the officers of Raytheon immediately prior to the Raytheon Merger Effective Time will be the officers of New Raytheon immediately following the Raytheon Merger Effective Time. Accordingly, effective as of the Raytheon Merger Effective Time, the executive officers of New Raytheon are expected to be as set forth below.

          NAME          AGE                     POSITIONS
 ---------------------- --- -------------------------------------------------
 Gail P. Anderson......  55 Vice President--Human Resources
 Shay D. Assad.........  47 Vice President--Contracts
                            Senior Vice President Engineering and Business
 Renso L. Caporali.....  64 Development
                            Vice President and Group Executive--Commercial
 Philip W. Cheney......  61 Electronics
 Kenneth H. Colburn....  46 Vice President--Project and International Finance
 Peter R. D'Angelo.....  59 Executive Vice President--Chief Financial Officer
 Herbert Deitcher......  64 Senior Vice President--Treasurer
 David S. Dwelley......  58 Vice President--Strategic Business Development
                            Vice President--Corporate Controller and Investor
 Michele C. Heid.......  43 Relations
                            Executive Vice President--Law, Corporate
 Christoph L. Hoffmann.  53 Administration, and Secretary
 Thomas D. Hyde........  48 Vice President and General Counsel
 A. Lowell Lawson......  59 Executive Vice President and Chairman and Chief
                            Executive Officer of Raytheon E-Systems, Inc.
                            Vice President--Corporate Affairs and
 Robert S. McWade......  41 Communications
                            Executive Vice President and Chairman and Chief
                            Executive Officer of Raytheon Engineers &
 Charles Q. Miller.....  52 Constructors International, Inc.
 Dennis J. Picard......  65 Chairman and Chief Executive Officer
 Robert A. Skelly......  55 Vice President--Assistant to the Executive Office
 William H. Swanson....  49 Executive Vice President and General Manager--
                            Raytheon Electronic Systems Division
 Arthur E. Wegner......  60 Executive Vice President and Chairman and Chief
                            Executive Officer of Raytheon Aircraft Company

  Executive officers serve at the discretion of the New Raytheon Board.

  For a brief description of the backgrounds of the persons expected to be executive officers of New Raytheon upon the consummation of the Hughes Transactions and the Raytheon Merger, please refer to the Raytheon 1996 Form 10-K, which is incorporated into this document by reference. See "Where You Can Find More Information" in Chapter 7.

DIRECTOR AND EXECUTIVE COMPENSATION

  The directors and executive officers of New Raytheon will receive no compensation from New Raytheon prior to the Raytheon Merger Effective Time. Certain of the directors and executive officers of New Raytheon are presently directors and/or executive officers of Raytheon and are entitled to compensation and/or certain other employment benefits from Raytheon prior to the Raytheon Merger Effective Time.

  The New Raytheon Board will rely on its Compensation Committee, which will be composed of non-employee directors, to recommend the form and amount of compensation to be paid to New Raytheon's executive officers. Raytheon's current retirement, incentive and stock purchase plans for its directors and executive officers generally will apply to New Raytheon's directors and executive officers. These plans are and will continue to be subject to change from time to time. In addition, in connection with the Raytheon Merger, the following plans, each of which provides for the issuance of "incentive stock options" as defined in Section 422(b) of the Code, will be assumed by New Raytheon and will continue in full force and effect as plans of New Raytheon following the Raytheon Merger: the Raytheon Company 1991 Stock Plan and the Raytheon Company 1995 Stock Option Plan.

  For information regarding compensation paid to directors and executive officers of Raytheon in 1996 and the above-mentioned plans, as well as compensation committee interlocks and insider participation, please refer to the Raytheon 1996 Form 10-K, which is incorporated into this document by reference. See "Where You Can Find More Information" in Chapter 7.

CHAPTER 5: NEW RAYTHEON

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

  No director or executive officer is expected to own more than one percent of the outstanding shares of New Raytheon Capital Stock after giving effect to the Raytheon Merger. The directors and executive officers of New Raytheon as a group are expected to beneficially own less than five percent of the outstanding shares of New Raytheon Capital Stock after giving effect to the Raytheon Merger. No person is expected to beneficially own more than ten percent of the outstanding shares of New Raytheon after giving effect to the Raytheon Merger (based upon publicly available information).

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

  In connection with the Hughes Transactions, Hughes Defense entered into change in control agreements and retention agreements with 17 of its senior executives and has entered into retention agreements with 86 of its key employees (in addition to the senior executives). New Raytheon will assume Hughes Defense's obligations under these agreements after the Raytheon Merger Effective Time.

  The change in control agreements are effective for three years following the GM Spin-Off Merger Effective Time. In the event of an involuntary termination or constructive termination of employment following a "change in control" (as defined in the agreements), the agreements provide for cash payments, medical and life insurance, an increase in pension benefits (for six of the senior executives), outplacement services, legal fees (if necessary to resolve any dispute thereunder) and gross up payments if excise taxes are assessed. The aggregate liability for the benefits provided in all of the change in control agreements will not exceed $11 million (exclusive of gross up payments, if any). The retention agreements provide for cash payments, and gross up payments if excise taxes are assessed, to employees covered by such agreements if still employed by New Raytheon at the end of the second and third years (in the case of senior executives) and at the end of the first and second years (in the case of other key employees) after the GM Spin-Off Merger Effective Time. A pro-rata portion of such cash payments will be paid if there is an involuntary termination prior to the benefit payment dates. The aggregate liability for cash payments under all of the retention agreements will not exceed $60 million (exclusive of gross up payments, if any). Up to $25 million will be paid if there is a termination or constructive termination of employment following a change in control. The Raytheon Merger is a "change in control" for purposes of the agreements.

  Raytheon has entered into change in control severance agreements with 25 senior executives. These agreements provide the executive with severance pay and the continuation of certain benefits upon an involuntary or constructive termination of the executive's employment within two years following the occurrence of a "change in control" (as defined in the agreements). Specifically, the agreements will provide a cash payment, continuation of fringe benefits pursuant to all of Raytheon's welfare, benefit and retirement plans, an increase in pension benefit, outplacement services, legal fees if necessary to resolve any dispute thereunder and gross up payments if an excise tax is assessed. The aggregate liability for cash payments, exclusive of amounts relating to fringe benefits and gross up payments, if any, under all of the severance agreements will not exceed $48 million.

                                                         CHAPTER 5: NEW RAYTHEON

            NEW DEBT OF HUGHES DEFENSE TO BE ASSUMED BY NEW RAYTHEON

  In preparation for the consummation of the Hughes Transactions, Hughes Defense and the subsidiary of Hughes Defense which principally operates the defense electronics business entered into two unsecured credit agreements with a syndicate of lenders to provide for the new debt to be incurred by Hughes Defense under the terms of the Raytheon Merger Agreement. The following is a summary of the material terms of these agreements and does not purport to be complete and is qualified in its entirety by reference to the agreements, each of which has been filed as an exhibit to the Hughes Defense Registration Statement of which this document is a part. As noted elsewhere in this document, the obligation to repay this indebtedness will remain with New Raytheon after the Raytheon Merger. These agreements consist of a $3.0 billion revolving credit facility with a five-year maturity date and a $2.0 billion revolving credit facility with a maturity date of May 29, 1998. With respect to each of its loans obtained under the credit facilities, Hughes Defense has the option thereunder, in accordance with specified procedures, to seek competitive bids from among the syndicate of lenders party to the credit facilities to establish the interest rate applicable to such loans. If Hughes Defense elects not to seek such competitive bids, interest on each loan will be based on, at the option of Hughes Defense, the London interbank market rate for U.S. dollar deposits ("LIBOR") or an adjusted base rate of the administrative agent tied to its prime rate, CD rate or federal funds rate. Prior to the Raytheon Merger, the LIBOR rate will vary based on the ratio of Hughes Defense's total debt to total capitalization and, upon consummation of the Raytheon Merger, the rate will vary based upon credit ratings imposed on certain of New Raytheon's debt.

  The funds accessible to Hughes Defense pursuant to these revolving credit facilities will be available after the following principal conditions have been satisfied: (1) all requisite government authorities have approved or consented to the Raytheon Merger; (2) GM's common stockholders have consented to the Hughes Transactions; (3) Raytheon's common stockholders have consented to the Raytheon Merger; and (4) the subsidiary of Hughes Defense which principally operates the defense electronics business has merged with and into Hughes Defense in preparation for the Hughes Defense Spin-Off (as part of the Hughes Reorganization). In addition, as a condition to funding under these facilities, there can be no actual or threatened litigation or administrative proceedings that, in the judgment of the lenders, might prohibit or impose burdensome conditions on the Raytheon Merger or the financings. It is a condition to GM's obligation to consummate the Hughes Transactions that the proceeds of the new debt permitted to be incurred by Hughes Defense be made available to Hughes Telecom and, if applicable, General Motors.

  The credit agreements which document these facilities contain covenants typical of such agreements involving an investment grade borrower, including providing the lenders with certain periodic financial statements of Hughes Defense and restricting liens, sale and leaseback transactions and subsidiaries' debt. In addition, the agreements contain a single financial covenant that specifies a maximum debt to total capitalization ratio of 60% at the time of the Raytheon Merger and specified ratios after consummation of the Raytheon Merger. Absent an unanticipated material adverse change in Hughes Defense's business, the financial and other covenants will not restrict Hughes Defense's ability to use these facilities for the purposes described in this document.

CHAPTER 5: NEW RAYTHEON




                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                   CHAPTER 6: CAPITAL STOCK
                                   CHAPTER 6
                                 CAPITAL STOCK

                                                                          PAGE
                                                                          ----
        COMPARISON OF GM CLASS H COMMON STOCK, NEW GM CLASS H COMMON
         STOCK AND CLASS A COMMON STOCK.................................   235
         Introduction...................................................   235
         Comparison.....................................................   236
        CONSIDERATIONS RELATING TO GM'S DUAL-CLASS COMMON STOCK CAPITAL
         STRUCTURE......................................................   245
         Overview.......................................................   245
         Board of Directors.............................................   246
         New GM Board Policy Statement..................................   246
        GM CLASS H COMMON STOCK.........................................   249
         Introduction...................................................   249
         Price Range and Dividends Paid.................................   249
         GM Certificate of Incorporation Provisions Regarding Dividends.   250
         Dividend Policy................................................   250
         Voting Rights..................................................   251
         Liquidation Rights.............................................   251
         Recapitalization...............................................   252
         Subdivision or Combination.....................................   252
        NEW GM CLASS H COMMON STOCK.....................................   253
         Introduction...................................................   253
         GM Certificate of Incorporation Provisions Regarding Dividends.   253
         Dividend Policy................................................   255
         Voting Rights..................................................   256
         Liquidation Rights.............................................   256
         Recapitalization and Certain Other Transactions................   256
         Subdivision or Combination.....................................   257
         Stock Exchange Listing.........................................   257
         Transfer Agent and Registrar...................................   257
        NEW RAYTHEON CAPITAL STOCK......................................   258
         Introduction...................................................   258
         Common Stock...................................................   258
         Preferred Stock................................................   260
         New Raytheon Rights Agreement..................................   260
         Limitation on New Raytheon Directors' Liability................   263
         Section 203 of the Delaware General Corporation Law............   264
         Limitations on Changes in Control..............................   264
         Stock Exchange Listing.........................................   266
         Transfer Agent and Registrar...................................   266

CHAPTER 6: CAPITAL STOCK




                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                        CHAPTER 6: CAPITAL STOCK
             COMPARISON OF GM CLASS H COMMON STOCK, NEW GM CLASS H
                     COMMON STOCK AND CLASS A COMMON STOCK
INTRODUCTION

 OVERVIEW OF GM COMMON STOCK

  General Motors currently has two classes of common stock: GM $1 2/3 Common Stock and GM Class H Common Stock. Upon the consummation of the Hughes Transactions, General Motors will continue to have two classes of common stock:
GM $1 2/3 Common Stock and New GM Class H Common Stock. See "Description of the Hughes Transactions" in Chapter 3. For considerations relating to GM's dual-class common stock capital structure, including a policy statement adopted by the GM Board in connection with the establishment of the terms of the New GM Class H Common Stock, see "Considerations Relating to GM's Dual-Class Common Stock Capital Structure" below.

 GM CLASS H COMMON STOCK AND NEW GM CLASS H COMMON STOCK

  Under the GM Certificate of Incorporation, the financial performance of Hughes Electronics currently determines the earnings pool out of which dividends may be paid on GM Class H Common Stock. Accordingly, GM Class H Common Stock is sometimes described as a "tracking stock" of General Motors with respect to Hughes Electronics. The portion of earnings of Hughes Electronics not included in the earnings pool for GM Class H Common Stock is available for the payment of dividends on GM $1 2/3 Common Stock. New GM Class H Common Stock, into which the GM Class H Common Stock will be recapitalized and converted in the GM Spin-Off Merger, will also be a "tracking stock" of General Motors, tracking the financial performance of New Hughes Electronics. Accordingly, the portion of earnings of New Hughes Electronics not included in the earnings pool for New GM Class H Common Stock will be available for the payment of dividends on GM $1 2/3 Common Stock.

  GM Class H Common Stockholders are stockholders of General Motors (not Hughes Electronics) and, as a result, have voting, liquidation and other rights with respect to General Motors (not Hughes Electronics), as described below. Upon the consummation of the Hughes Transactions, New GM Class H Common Stockholders will continue to be stockholders of General Motors (not New Hughes Electronics) and, as a result, will continue to have voting, liquidation and other rights with respect to General Motors (not New Hughes Electronics), as described below.

 GM $1 2/3 COMMON STOCK

  GM $1 2/3 Common Stock will remain outstanding following the Hughes Transactions, with no changes in its terms. However, the terms of the New GM Class H Common Stock include a formula for determining the per share liquidation and voting rights of the New GM Class H Common Stock based on the relative prices of the two classes of GM common stock in a specified period prior to the consummation of the Hughes Transactions. Based on current market prices, we expect the per share liquidation and voting rights of the New GM Class H Common Stock to equal 0.50, the same as for the GM Class H Common Stock. To the extent, however, that the formula results in per share liquidation and voting rights for the New GM Class H Common Stock in excess of 0.50, the effect will be to reduce the percentage of the aggregate liquidation and voting rights in General Motors attributable to the GM $1 2/3 Common Stockholders, even though the stated per share liquidation and voting rights of the GM $1 2/3 Common Stock will remain unchanged at 1.0. In addition, as a result of the Hughes Transactions, 100% of the earnings of Delco will be available for the payment of dividends on GM $1 2/3 Common Stock after the completion of the Hughes Transactions.

 NEW RAYTHEON COMMON STOCK

  After the completion of the Hughes Transactions and the Raytheon Merger, New Raytheon will have two classes of common stock: Class A Common Stock and Class B Common Stock. Class A Common Stock will be distributed to GM's common stockholders in the Hughes Defense Spin-Off. Class B Common Stock will be issued upon conversion of outstanding Raytheon Common Stock on a share-for-share basis in the Raytheon Merger. Neither Class A Common Stock nor Class B Common Stock will be a "tracking stock." As stockholders of New Raytheon, the rights of Class A Common Stockholders will be governed by the New Raytheon Certificate of Incorporation and the New Raytheon By-Laws, which differ in certain material respects from the GM Certificate of Incorporation and the GM By-Laws as summarized below.

  Holders of both classes of New Raytheon Common Stock will have identical rights, except that Class A Common Stockholders will be entitled, in the aggregate, to 80.1% and Class B Common Stockholders will be entitled, in the aggregate, to 19.9% of the total voting power of New Raytheon in the election and removal of directors. With respect to all stockholder matters other than the election and removal of directors, separate class approvals of the Class A Common Stockholders and Class B Common Stockholders will be required. As described below, the Class A Common Stockholders (and the Class B Common Stockholders) will have voting, liquidation and other rights with respect to New Raytheon.

COMPARISON

  The following chart compares the terms of the GM Class H Common Stock, the New GM Class H Common Stock and the Class A Common Stock (and, in the case of the New GM Class H Common Stock and the Class A Common Stock, gives effect to the consummation of the Hughes Transactions and the Raytheon Merger). More detailed descriptions of the terms, as well as the applicable provisions of Delaware law and the certificates of incorporation and the by-laws of both General Motors and New Raytheon, follow this comparison table. THE COMPARISON CHART BELOW, AS WELL AS THE DESCRIPTIONS WHICH FOLLOW, ARE SUMMARIES AND DO NOT PURPORT TO BE COMPLETE.


                GM CLASS H          NEW GM CLASS H     CLASS A
               COMMON STOCK          COMMON STOCK    COMMON STOCK
               ------------         --------------   ------------
ISSUER         General              General          New Raytheon,
               Motors, a            Motors, a        a Delaware
               Delaware             Delaware         corporation,
               corporation,         corporation,     will be the
               is the issuer        will be the      issuer of
               of GM Class H        issuer of New    Class A Common
               Common Stock.        GM Class H       Stock.
                                    Common Stock.

PRINCIPAL      The defense          The business     Not
TRACKED        electronics,         of Hughes        applicable.
BUSINESS(ES)   automotive           Telecom (which
               electronics          will be
               and                  renamed
               telecommunications   "Hughes
               and space            Electronics
               businesses of        Corporation").
               Hughes
               Electronics.

DIVIDENDS      Under the GM         Under the GM     Subject to the
               Certificate of       Certificate of   rights of the
               Incorporation,       Incorporation,   holders of New
               dividends on         as proposed to   Raytheon
               GM Class H           be amended in    Preferred
               Common Stock         the GM Spin-     Stock (if any)
               may be               Off Merger,      and applicable
               declared by          the GM Board     law, under the
               the GM Board         will be able     New Raytheon
               and paid out         to declare and   Certificate of
               of the assets        pay dividends    Incorporation
               of General           on New GM        the Class A
               Motors only to       Class H Common   Common
               the extent of        Stock out of     Stockholders
               the sum of (1)       the assets of    and the Class
               the paid-in          General Motors   B Common
               surplus of           legally          Stockholders
               General Motors       available for    will be
               attributable         the payment of   entitled to
               to the GM            dividends        receive the
               Class H Common       reduced by the   same amount
               Stock plus (2)       sum of (1) the   per share of
               an allocated         amount           any cash
               portion of the       initially        dividend. The
               earnings of          attributed by    dividend
               Hughes               the GM Board     policy with
               Electronics,         to the GM        respect to
                                                     Class A

CHAPTER 6: CAPITAL STOCK

                 GM CLASS H     NEW GM CLASS H      CLASS A
                COMMON STOCK     COMMON STOCK     COMMON STOCK
                ------------    --------------    ------------
DIVIDENDS      which is         $1 2/3 Common    Common Stock
(CONT.)        referred to in   Stock plus the   and Class B
               this document    paid-in          Common Stock
               as the           surplus          will be
               "Available       attributed to    determined by
               Separate         shares of GM     the New
               Consolidated     $1 2/3 Common    Raytheon
               Net Income of    Stock issued     Board. It is
               Hughes           after the        currently
               Electronics"     closing of the   expected that
               and in the GM    Hughes           New Raytheon's
               Certificate of   Transactions,    dividend
               Incorporation    plus (2) all     policy with
               as the           of the           respect to the
               "Available       earnings of      Class A Common
               Separate         General Motors   Stock after
               Consolidated     after the        the Raytheon
               Net Income of    closing of the   Merger will
               Hughes."         Hughes           not differ
                                Transactions     from
               The current      other than the   Raytheon's
               dividend         earnings         current
               policy of the    attributed to    dividend
               GM Board is to   the New GM       policy with
               pay quarterly    Class H Common   respect to
               dividends on     Stock in         Raytheon
               GM Class H       accordance       Common Stock,
               Common Stock,    with the GM      which is to
               when, as and     Certificate of   pay a
               if declared by   Incorporation,   quarterly
               the GM Board,    plus or minus    dividend of
               at an annual     (3) the amount   $0.20 per
               rate equal to    of any           share. See
               approximately    adjustment       "New Raytheon
               35% of the       that may be      Capital
               Available        made by the GM   Stock--Common
               Separate Con-    Board as         Stock" below.
               solidated Net    described
               Income of        elsewhere in
               Hughes Elec-     this document.
               tronics for      The earnings
               the prior        attributed to
               year. Notwith-   the New GM
               standing the     Class H Common
               current divi-    Stock are
               dend policy of   referred to in
               the GM Board,    this document
               the quarterly    as the
               dividend paid    "Available
               on GM Class H    Separate
               Common Stock     Consolidated
               of $0.25 per     Net Income of
               share during     New Hughes
               1997 was based   Electronics"
               on an annual     and in the GM
               rate higher      Certificate of
               than 35% of      Incorporation,
               the Available    as proposed to
               Separate         be amended in
               Consolidated     the GM Spin-
               Net Income of    Off Merger, as
               Hughes Elec-     the "Available
               tronics for      Separate
               the preceding    Consolidated
               year.            Net Income of
                                Hughes." See
                                "New GM Class
                                H Common
                                Stock--GM
                                Certificate of
                                Incorporation
                                Provisions
                                Regarding
                                Dividends"
                                below.

                                General Motors
                                does not
                                currently
                                anticipate
                                paying any
                                cash dividends
                                initially on
                                the New GM
                                Class H Common
                                Stock
                                following the
                                Hughes
                                Transactions.
                                See "New GM
                                Class H

                                                        CHAPTER 6: CAPITAL STOCK

                 GM CLASS H     NEW GM CLASS H     CLASS A
                COMMON STOCK     COMMON STOCK    COMMON STOCK
                ------------    --------------   ------------
DIVIDENDS                       Common Stock--
(CONT.)                         Dividend
                                Policy" below.

                                With respect
                                to the
                                relationship
                                between
                                dividends (if
                                any) paid by
                                New Hughes
                                Electronics to
                                General Motors
                                and dividends
                                (if any) paid
                                by General
                                Motors to its
                                common
                                stockholders,
                                see the policy
                                statement of
                                the GM Board
                                adopted in
                                connection
                                with the
                                establishment
                                of the terms
                                of the New GM
                                Class H Common
                                Stock set
                                forth below
                                under
                                "Considerations
                                Relating to
                                GM's Dual-
                                Class Common
                                Stock Capital
                                Structure."

VOTING RIGHTS  GM Class H       New GM Class H   With respect
               Common           Common           to the
               Stockholders     Stockholders     election and
               are entitled     will be          removal of
               to cast one-     entitled to a    directors,
               half of a vote   fixed number     Class A Common
               per share on     of votes per     Stockholders
               all matters      share            will be
               submitted to     determined as    entitled to
               GM's common      described        such number of
               stockholders     below on all     votes for each
               for a vote       matters          share of Class
               and, with        submitted to     A Common Stock
               specified        GM's common      as shall be
               exceptions,      stockholders     necessary to
               vote together    for a vote       entitle the
               as a single      and, with        holders of all
               class with the   specified        shares of
               GM $1 2/3        exceptions,      Class A Common
               Common           will vote        Stock to vote,
               Stockholders     together as a    in the
               on all matters   single class     aggregate,
               (including the   with the GM $1   80.1% of the
               election and     2/3 Common       total voting
               removal of       Stockholders     power of all
               directors),      on all matters   holders of New
               based on their   (including the   Raytheon
               respective       election and     Common Stock.
               voting rights    removal of       With respect
               as set forth     directors),      to all other
               in the GM        based on their   matters
               Certificate of   respective       submitted to a
               Incorporation.   voting rights    vote of New
               The number of    as set forth     Raytheon's
               votes per        in the GM        common
               share is         Certificate of   stockholders,
               subject to       Incorporation    the Class A
               certain anti-    (as proposed     Common
               dilution         to be amended    Stockholders
               adjustments      in the GM        and the Class
               for stock        Spin-Off         B Common
               subdivisions     Merger). The     Stockholders
               and              number of        will each be
               combinations     votes to which   entitled to a
               and certain      each share of    single vote
               other events,    New GM Class H   per share and
               as set forth     Common Stock     the approval
               in the GM        will be          of any such
               Certificate of   entitled will    matter will
               Incorporation.   be the greater   require the
                                of (1) one-      approval of
                                half or (2) a    both classes
                                                 of New

CHAPTER 6: CAPITAL STOCK

                 GM CLASS H     NEW GM CLASS H     CLASS A
                COMMON STOCK     COMMON STOCK    COMMON STOCK
                ------------    --------------   ------------
VOTING RIGHTS                   number           Raytheon
(CONT.)                         (rounded to      Common Stock,
                                the nearest      each voting as
                                one-tenth)       a separate
                                which reflects   class. Except
                                the relative     as may be
                                market value     provided in
                                of New GM        connection
                                Class            with any class
                                H Common Stock   or series of
                                compared to      New Raytheon
                                the market       Preferred
                                value of GM $1   Stock issued
                                2/3 Common       from time to
                                Stock, based     time or as may
                                on the average   be required by
                                trading prices   law, New
                                of such stocks   Raytheon
                                during a         Common Stock
                                specified        will be the
                                period           only New
                                following the    Raytheon
                                consummation     Capital Stock
                                of the Hughes    entitled to
                                Transactions.    vote in the
                                Based on         election and
                                current market   removal of
                                prices, we       directors and
                                expect this      other matters
                                number to be     presented to
                                0.50 per         the
                                share. The       stockholders
                                number of        of New
                                votes per        Raytheon from
                                share will be    time to time.
                                subject to
                                certain anti-    Class A Common
                                dilution         Stockholders
                                adjustments      will have the
                                for stock        right to vote
                                subdivisions     directly on
                                and              matters
                                combinations     relating to
                                and certain      New Raytheon,
                                other events,    while GM Class
                                as set forth     H Common
                                in the GM        Stockholders
                                Certificate of   vote directly
                                Incorporation    on matters
                                (as proposed     relating to
                                to be amended    General
                                in the GM        Motors.
                                Spin-Off
                                Merger).

LIQUIDATION    The GM           The GM           The New
RIGHTS         Certificate of   Certificate of   Raytheon
               Incorporation    Incorporation,   Certificate of
               provides that    as proposed to   Incorporation
               upon the         be amended in    provides that
               liquidation,     the GM Spin-     upon the
               dissolution or   Off Merger,      liquidation,
               winding up of    provides that    dissolution or
               General          upon the         winding up of
               Motors, after    liquidation,     New Raytheon,
               the holders of   dissolution or   whether
               GM Preferred     winding up of    voluntary or
               Stock (if any)   the business     involuntary,
               and GM           of General       Class A Common
               Preference       Motors, after    Stockholders
               Stock receive    the holders of   and Class B
               the full         GM Preferred     Common
               preferential     Stock (if any)   Stockholders
               amounts to       and GM           will be
               which they are   Preference       entitled to
               entitled, GM     Stock receive    receive the
               $1 2/3 Common    the full         assets of New
               Stockholders     preferential     Raytheon
               and GM Class H   amounts to       available for
               Common           which they are   distribution
               Stockholders     entitled, GM     to its
               will receive     $1 2/3 Common    stockholders
               the remaining    Stockholders     in proportion
               assets of        and New GM       to the number
               General Motors   Class H Common   of shares held
               on a per share   Stockholders     by such
               basis in         will receive     holders,
               proportion to    the remaining    provided that
               their            assets of        the full
               respective per   General Motors   amounts
               share            on a per share   necessary to
               liquidation      basis in         satisfy any
               units, which     proportion to    creditors and
               are              their            preferential
               approximately    respective per   or

                                                        CHAPTER 6: CAPITAL STOCK

                    GM CLASS H      NEW GM CLASS H     CLASS A
                   COMMON STOCK      COMMON STOCK    COMMON STOCK
                   ------------     --------------   ------------
LIQUIDATION        one per share    share            participating
RIGHTS             of GM $1 2/3     liquidation      amounts owing
(CONT.)            Common Stock     units. GM $1     to the holders
                   and one-half     2/3 Common       of New
                   per share of     Stock is         Raytheon
                   GM Class H       entitled to      Preferred
                   Common Stock.    one              Stock (if any)
                   The number of    liquidation      have been paid
                   liquidation      unit per         or set aside
                   units per        share. New GM    for payment
                   share is         Class H Common   previously.
                   subject to       Stock will be
                   adjustment as    entitled to a    The
                   described        number of        liquidation
                   below with       liquidation      rights of
                   respect to       units equal to   Class A Common
                   voting rights    the number of    Stockholders
                   under "GM        votes to which   will relate to
                   Class H Common   each such        New Raytheon,
                   Stock--Voting    share is         while the
                   Rights."         entitled,        liquidation
                                    determined as    rights of GM
                   GM Class H       described        Class H Common
                   Common           below under      Stockholders
                   Stockholders     "New GM Class    relate to
                   have no direct   H Common         General
                   rights in the    Stock--Voting    Motors.
                   equity or        Rights,"
                   assets of        subject to
                   Hughes           adjustment as
                   Electronics,     described
                   but rather       above with
                   have rights in   respect to
                   the equity and   such voting
                   assets of        rights.
                   General Motors
                   (which           New GM Class H
                   includes 100%    Common
                   of the stock     Stockholders
                   of Hughes        will have no
                   Electronics).    direct rights
                                    in the equity
                                    or assets of
                                    New Hughes
                                    Electronics,
                                    but rather
                                    will have
                                    rights in the
                                    equity and
                                    assets of
                                    General Motors
                                    (which will
                                    include 100%
                                    of the stock
                                    of New Hughes
                                    Electronics).

RECAPITALIZATION,  Under the GM     Under the GM     Class A Common
REPURCHASE         Certificate of   Certificate of   Stockholders
RIGHTS AND         Incorporation,   Incorporation,   will have no
CERTAIN            all              as proposed to   comparable
DISPOSITIONS       outstanding      be amended in    right to that
AND OTHER          shares of GM     the GM Spin-     which they
TRANSACTIONS       Class H Common   Off Merger,      possess as GM
                   Stock may be     all              Class H Common
                   recapitalized    outstanding      Stockholders
                   as               shares of New    with respect
                   shares of GM     GM Class H       to the
                   $1 2/3 Common    Common Stock     potential
                   Stock (1) at     may be           recapitalization
                   any time in      recapitalized    of their GM
                   the sole         as shares of     Class H Common
                   discretion of    GM $1 2/3        Stock into GM
                   the GM Board     Common Stock     $1 2/3 Common
                   (provided that   (1) at any       Stock at a
                   certain          time after       120% exchange
                   requirements     December 31,     ratio, as
                   are met) or      2002 in the      currently
                   (2)              sole             provided for
                   automatically,   discretion of    under certain
                   if at any time   the GM Board,    circumstances
                   General Motors   or (2)           in the GM
                   disposes of      automatically,   Certificate of
                   substantially    if at any time   Incorporation.
                   all of the       General          Class A Common
                   business of      Motors, in one   Stockholders
                   Hughes           transaction or   may, however,
                   Aircraft (or     a series of      have the
                   its              related          potential to
                   successors) or   transactions,    realize
                   substantially    disposes of
                   all of the       substantially
                   other business   all of the
                   of Hughes        business of
                   Electronics to   New Hughes
                   a                Electronics
                                    (or its

CHAPTER 6: CAPITAL STOCK

                     GM CLASS H     NEW GM CLASS H      CLASS A
                    COMMON STOCK     COMMON STOCK     COMMON STOCK
                    ------------    --------------    ------------
RECAPITALIZATION,  person, entity   successors) to    premiums over
REPURCHASE         or group of      a person,         prevailing
RIGHTS AND         which General    entity or         market prices
CERTAIN            Motors is not    group of which    for Class A
DISPOSITIONS       a majority       General Motors    Common Stock
AND OTHER          owner. In the    is not a          in connection
TRANSACTIONS       event of such    majority          with certain
(CONT.)            recapitalization,owner. For        corporate
                   each GM Class    purposes of       transactions,
                   H Common         this              including
                   Stockholder      recapitalization  tender offers
                   would receive    provision of      for New
                   shares of GM     the GM            Raytheon
                   $1 2/3 Common    Certificate of    Common Stock
                   Stock having a   Incorporation,    and change in
                   market value,    "substantially    control
                   as of a          all of the        transactions
                   specified date   business" of      involving New
                   provided for     New Hughes        Raytheon,
                   in the GM        Electronics       although there
                   Certificate of   will mean at      can be no
                   Incorporation,   least 80% of      assurance in
                   equal to 120%    the business      this regard.
                   of the market    of New Hughes     See "New
                   value of such    Electronics,      Raytheon
                   holder's GM      based on the      Capital
                   Class H Common   fair market       Stock--
                   Stock on such    value of the      Limitations on
                   date.            assets, both      Changes in
                                    tangible and      Control"
                   As a result of   intangible, of    below. Such
                   the GM Spin-     New Hughes        premiums, if
                   Off Merger,      Electronics as    any, will not
                   the GM           of the time of    be limited by
                   Certificate of   the proposed      any formula in
                   Incorporation    transaction.      the New
                   will be          In the event      Raytheon
                   amended so       of any such       Certificate of
                   that the         recapitalization, Incorporation
                   Hughes           each New GM       comparable to
                   Transactions     Class H Common    that relating
                   will not         Stockholder       to the
                   result in a      would receive     recapitalization
                   recapitalization shares of GM      of GM Class H
                   of GM Class H    $1 2/3 Common     Common Stock
                   Common Stock     Stock having a    or New GM
                   into GM $1 2/3   market value,     Class H Common
                   Common Stock     as of a           Stock as
                   at a 120%        specified date    described
                   exchange         provided for      above.
                   ratio, as        in the GM
                   described        Certificate of    New Raytheon
                   above.           Incorporation     may not
                                    (as proposed      directly or
                                    to be amended     indirectly
                                    in the GM         redeem,
                                    Spin-Off          purchase,
                                    Merger), equal    repurchase or
                                    to 120% of the    otherwise
                                    market value      acquire for
                                    of such           consideration
                                    holder's New      any shares of
                                    GM Class H        New Raytheon
                                    Common Stock      Common Stock
                                    on such date.     unless such
                                    No automatic      action is (1)
                                    recapitalization  effected
                                    will occur        ratably in
                                    upon a            accordance
                                    disposition in    with the
                                    connection        number of
                                    with the          outstanding
                                    dissolution,      shares of
                                    liquidation       Class A Common
                                    and winding up    Stock and
                                    of General        Class B Common
                                    Motors and the    Stock, (2) for
                                    distribution      consideration
                                    of the net        of the same
                                    assets of         type and
                                    General Motors    amount as to
                                    to GM's common    shares of each
                                    stockholders.     class and (3)
                                                      not in any
                                    With respect      other way
                                    to certain        prejudicial to
                                    transfers of      the rights of
                                    assets by New     the holders of
                                                      one class of
                                                      New Raytheon
                                                      Common Stock
                                                      in favor of
                                                      the other

                                                        CHAPTER 6: CAPITAL STOCK

                  GM CLASS H    NEW GM CLASS H     CLASS A
                 COMMON STOCK    COMMON STOCK    COMMON STOCK
                 ------------   --------------   ------------
RECAPITALIZATION,               Hughes           class of New
REPURCHASE                      Electronics to   Raytheon
RIGHTS AND                      General Motors   Common Stock.
CERTAIN                         or the common
DISPOSITIONS                    stockholders     In the event
AND OTHER                       of General       of any
TRANSACTIONS                    Motors, see      corporate
(CONT.)                         the policy       merger,
                                statement of     consolidation,
                                the GM Board     purchase or
                                adopted in       acquisition of
                                connection       property or
                                with the         stock, or
                                establishment    other
                                of the terms     reorganization
                                of the New GM    in which any
                                Class H Common   consideration
                                Stock set        is to be
                                forth below      received by
                                under            the Class A
                                "Considerations  Common
                                Relating to      Stockholders
                                GM's Dual-       or the Class B
                                Class Common     Common
                                Stock Capital    Stockholders,
                                Structure."      the holders of
                                                 each class
                                                 will receive
                                                 the same type
                                                 and amount of
                                                 consideration
                                                 on a per share
                                                 basis.

CERTAIN        Not              Not              The New
LIMITATIONS    applicable.      applicable.      Raytheon
ON CHANGES                                       Certificate of
IN CONTROL                                       Incorporation
                                                 and the New
                                                 Raytheon By-
                                                 Laws contain
                                                 certain
                                                 provisions,
                                                 such as a
                                                 classified
                                                 board of
                                                 directors, a
                                                 provision
                                                 prohibiting
                                                 stockholder
                                                 action by
                                                 written
                                                 consent, a
                                                 provision
                                                 prohibiting
                                                 stockholders
                                                 from calling
                                                 special
                                                 meetings and a
                                                 provision
                                                 authorizing
                                                 the New
                                                 Raytheon Board
                                                 to consider
                                                 factors other
                                                 than
                                                 stockholders'
                                                 short-term
                                                 interests in
                                                 evaluating an
                                                 offer
                                                 involving a
                                                 change in
                                                 control, which
                                                 are not
                                                 present in the
                                                 GM Certificate
                                                 of
                                                 Incorporation
                                                 or the GM By-
                                                 Laws and which
                                                 could have the
                                                 effect of
                                                 delaying,
                                                 deferring or
                                                 preventing a
                                                 change in
                                                 control of New
                                                 Raytheon or
                                                 the removal of
                                                 existing
                                                 management, of
                                                 deterring
                                                 potential
                                                 acquirors from
                                                 making an
                                                 offer to
                                                 stockholders
                                                 of New

CHAPTER 6: CAPITAL STOCK

                  GM CLASS H    NEW GM CLASS H     CLASS A
                 COMMON STOCK    COMMON STOCK    COMMON STOCK
                 ------------   --------------   ------------
CERTAIN                                          Raytheon and
LIMITATIONS                                      of limiting
ON CHANGES IN                                    any
CONTROL                                          opportunity to
(CONT.)                                          realize
                                                 premiums over
                                                 prevailing
                                                 market prices
                                                 for New
                                                 Raytheon
                                                 Common Stock
                                                 in connection
                                                 therewith.

                                                 The New
                                                 Raytheon
                                                 Rights
                                                 Agreement,
                                                 which also has
                                                 no equivalent
                                                 at General
                                                 Motors, will
                                                 provide for
                                                 preferred
                                                 stock purchase
                                                 rights that
                                                 could have the
                                                 same effect.

                                                 New Raytheon,
                                                 like General
                                                 Motors, will
                                                 be subject to
                                                 Section 203 of
                                                 the Delaware
                                                 General
                                                 Corporation
                                                 Law.

                                                 In order to
                                                 preserve the
                                                 tax-free
                                                 status of the
                                                 Hughes Defense
                                                 Spin-Off, the
                                                 Hughes Telecom
                                                 Spin-Off and
                                                 the Raytheon
                                                 Merger, New
                                                 Raytheon will
                                                 be subject to
                                                 certain
                                                 covenants
                                                 under the
                                                 Spin-Off
                                                 Separation
                                                 Agreement
                                                 which will act
                                                 to prohibit
                                                 New Raytheon
                                                 from entering
                                                 into or
                                                 permitting (to
                                                 the extent
                                                 that New
                                                 Raytheon has
                                                 the right to
                                                 prohibit)
                                                 certain
                                                 transactions
                                                 and taking
                                                 certain
                                                 actions with
                                                 respect to the
                                                 New
                                                 Raytheon
                                                 Certificate of
                                                 Incorporation
                                                 or the New
                                                 Raytheon By-
                                                 Laws. Such
                                                 prohibitions,
                                                 to which
                                                 General Motors
                                                 is not
                                                 subject, could
                                                 have the
                                                 effect of
                                                 delaying,
                                                 deferring or
                                                 preventing a
                                                 change in
                                                 control of New
                                                 Raytheon and
                                                 of limiting
                                                 the
                                                 opportunity to
                                                 realize

                                                        CHAPTER 6: CAPITAL STOCK

                GM CLASS H      NEW GM CLASS H   CLASS A
                COMMON STOCK    COMMON STOCK     COMMON STOCK
                ------------    --------------   ------------
CERTAIN                                          premiums over
LIMITATIONS                                      prevailing
ON CHANGES IN                                    market prices
CONTROL                                          for New
(CONT.)                                          Raytheon
                                                 Common Stock
                                                 in connection
                                                 therewith
                                                 during the
                                                 period of
                                                 their
                                                 applicability.
                                                 For additional
                                                 information
                                                 regarding
                                                 these
                                                 prohibitions,
                                                 see
                                                 "Separation
                                                 and Transition
                                                 Arrangements--
                                                 Summary of
                                                 Spin-Off
                                                 Separation
                                                 Agreement--
                                                 Preservation
                                                 of Tax-Free
                                                 Status of the
                                                 Hughes
                                                 Transactions
                                                 and the
                                                 Raytheon
                                                 Merger" in
                                                 Chapter 3.

NUMBER OF      102,459,163      102,459,163      102,630,503
SHARES
OUTSTANDING
IMMEDIATELY
AFTER THE
HUGHES
TRANSACTIONS
(BASED ON THE
NUMBER OF
SHARES OF GM
CLASS H
COMMON STOCK
OUTSTANDING
AS OF
SEPTEMBER 30,
1997)

STOCK          GM Class H       Application      Application
EXCHANGE       Common Stock     has been made    will be made
LISTING        is listed on     to list New GM   to list Class
               the NYSE under   Class H Common   A Common Stock
               the symbol       Stock on the     on the NYSE.
               "GMH."           NYSE and such    It is expected
                                application      that Class A
                                has been         Common Stock
                                granted          will be listed
                                subject to       on the NYSE
                                notice of        under the
                                issuance. It     symbol "RTNA."
                                is
                                expected that
                                New GM Class H
                                Common Stock
                                will be listed
                                on the NYSE
                                under the
                                symbol "GMH."

FORM OF STOCK  Certificated.    Uncertificated   Uncertificated
OWNERSHIP                       (unless          (unless
                                otherwise        otherwise
                                requested).      requested).

CHAPTER 6: CAPITAL STOCK

                   CONSIDERATIONS RELATING TO GM'S DUAL-CLASS
                         COMMON STOCK CAPITAL STRUCTURE

OVERVIEW

  General Motors currently has a dual-class common stock capital structure with two classes of common stock outstanding: GM $1 2/3 Common Stock and GM Class H Common Stock. After the completion of the Hughes Transactions, General Motors will continue to have a dual-class common stock capital structure with two classes of common stock outstanding: GM $1 2/3 Common Stock and New GM Class H Common Stock. The following discussion addresses certain considerations relating to GM's dual-class common stock capital structure.

  The GM Certificate of Incorporation, both in its current form and as proposed to be amended in the GM Spin-Off Merger, restricts the power of the GM Board to declare and pay dividends on either class of common stock to certain defined amounts which are attributable to each separate class of common stock and subject to the amount legally available for the payment of dividends by General Motors. For dividend purposes, this restriction serves to preserve the interest in retained earnings of holders of each class of GM common stock in relation to the interests therein of holders of the other class. However, this restriction does not result in a physical segregation of the assets of General Motors on the one hand and Hughes Electronics (before the Hughes Transactions) or New Hughes Electronics (after the Hughes Transactions) on the other, nor does it result in the establishment of separate accounts or dividend or liquidation preferences with respect to such assets for the benefit of the holders of either of the separate classes of GM common stock. GM Class H Common Stockholders have no direct rights in the equity or assets of Hughes Electronics but rather, together with GM $1 2/3 Common Stockholders, have certain liquidation rights in the equity and assets of General Motors (which include 100% of the stock of Hughes Electronics). Similarly, New GM Class H Common Stockholders will have no direct rights in the equity or assets of New Hughes Electronics but rather, together with GM $1 2/3 Common Stockholders, will have certain liquidation rights in the equity and assets of General Motors (which include 100% of the stock of New Hughes Electronics) after the Hughes Transactions.

  The existence of two classes of common stock with separate dividend rights as provided for in the GM Certificate of Incorporation, both in its current form and as proposed to be amended in the GM Spin-Off Merger, can give rise to potential divergences among the interests of the holders of the two classes of GM common stock with respect to various intercompany transactions and other matters. Because General Motors is incorporated under the Delaware General Corporation Law (and will continue to be so after the Hughes Transactions), the laws of Delaware govern, and will continue to govern, the duties of the GM Board with respect to such divergences. Under Delaware law, the GM Board owes an equal fiduciary duty to all holders of GM common stock and must act with due care and on an informed basis in the best interests of General Motors and all such common stockholders, regardless of class. In this regard, the GM Board, in the discharge of its fiduciary duties, principally through its Capital Stock Committee (which is and will continue to be comprised entirely of independent directors of General Motors), oversees the policies, programs and practices of General Motors which may impact the potentially divergent interests of the two classes of GM common stock (and will continue to do so after the Hughes Transactions).

  The GM By-Laws, in defining the role of the Capital Stock Committee, currently provide that such committee shall oversee those matters in which the two classes of stockholders may have divergent interests, particularly as they relate to: (1) the business and financial relationships between General Motors or any of its units and Hughes Electronics; (2) dividends in respect of, disclosures to stockholders and the public concerning, and transactions by General Motors or any of its subsidiaries in, shares of GM Class H Common Stock; and (3) any matters arising in connection therewith, all to the extent the Capital Stock Committee may deem appropriate, and to recommend such changes in such policies, programs and practices as the Capital Stock Committee may deem appropriate. In performing this function, the Capital Stock Committee's role is not to make decisions concerning matters referred to its attention, but rather to oversee the process by which decisions concerning such matters are made. The Capital Stock Committee does this with a view towards,

                                                        CHAPTER 6: CAPITAL STOCK
among other things, assuring a process of fair dealing between General Motors and Hughes Electronics as well as fair consideration of the interests of all of GM's common stockholders in the resolution of such matters.

  After the Hughes Transactions, the Capital Stock Committee will continue to have the same oversight role with respect to the relationship between General Motors and New Hughes Electronics, dividend policies and practices of General Motors and such other matters as have the potential to have differing effects on holders of both classes of GM common stock as it currently does with respect to General Motors and Hughes Electronics.

BOARD OF DIRECTORS

  The Hughes Electronics Board currently has nine members. Three directors are independent directors of General Motors (one of whom is also a member of the Capital Stock Committee of the GM Board), three directors are executive officers of General Motors and three directors are executive officers of Hughes Electronics. Those directors of Hughes Electronics who are also executive officers of General Motors devote a substantial amount of their time to the business and affairs of General Motors and its other subsidiaries or to the oversight thereof.

  We expect that the persons currently serving as directors of Hughes Electronics will become directors of New Hughes Electronics. We are continuing to review the composition of the New Hughes Electronics board of directors and may make changes to the composition of the board following the completion of the Hughes Transactions. For additional information regarding the New Hughes Electronics board, see "Business of Hughes Telecom--Directors and Executive Officers of New Hughes Electronics" in Chapter 4.

NEW GM BOARD POLICY STATEMENT

  In connection with its determination of the terms of the New GM Class H Common Stock, the GM Board reviewed its policies and practices with respect to GM's dual-class common stock capital structure and adopted, subject to the consummation of the Hughes Transactions, the following policy statement:

                           GENERAL MOTORS CORPORATION
                               BOARD OF DIRECTORS

       GM BOARD POLICY STATEMENT REGARDING CERTAIN CAPITAL STOCK MATTERS

  (A) GENERAL POLICY. It is the policy of the Board of Directors of General Motors Corporation (the "GM Board"):

    (1) that all material matters as to which the holders of the two classes of GM common stock may have potentially divergent interests shall be resolved in a manner which the GM Board determines to be in the best interests of General Motors Corporation and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of GM common stock; and

    (2) that a process of fair dealing shall govern the relationship between GM and HEC and the means by which the terms of any material transaction between them shall be determined.

  (B) ADDITIONAL MATTERS. In relation to the foregoing policy, it is the further policy of the GM Board that:

    (1) QUARTERLY DIVIDENDS.

      (a) In contemplation of the GM Board's duty periodically to consider an appropriate dividend policy and practice in relation to Class H Common Stock and its expectation that the Board of Directors of HEC (the "HEC Board") shall, at least annually, consider and determine a quarterly dividend policy with respect to the common stock of HEC (100% of which is held by GM), the GM Board shall, at least annually, determine a quarterly dividend policy with respect to the Class H Common Stock.

CHAPTER 6: CAPITAL STOCK

                                                        CHAPTER 6: CAPITAL STOCK

      (b) The quarterly dividend policy of the GM Board with respect to the Class H Common Stock shall be to declare and pay quarterly dividends on the Class H Common Stock in an amount equal to the product of (i) the aggregate amount of each quarterly dividend received by GM as a stockholder of HEC, if any, multiplied by (ii) the fraction used to determine the Available Separate Consolidated Net Income of Hughes (as such term is used in GM's Restated Certificate of Incorporation, as amended) at the time such dividend was declared by HEC.

      (c) GM's payment of a quarterly dividend on the Class H Common Stock shall be made as soon as practicable after receipt of the corresponding dividend payment from HEC.

    (2) PRINCIPLES GOVERNING DIVIDENDS AND DISTRIBUTIONS OTHER THAN QUARTERLY DIVIDENDS.

      (a) Except as provided in paragraph (B)(2)(b) below, in the event that HEC directly or indirectly makes any transfer of material assets to GM or to GM's stockholders:

        (i) TRANSFERS OF HEC ASSETS TO GM. If such transfer of assets by HEC is to GM, the GM Board shall as soon thereafter as practicable declare and pay a dividend or make other provision with respect to a distribution on the Class H Common Stock so that there shall be distributed to the holders of Class H Common Stock a portion of such assets transferred to GM that is not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer to GM; provided that, if the GM Board determines that it is not reasonably practicable or not in the best interests of the holders of Class H Common Stock for GM to distribute any such assets to the holders of Class H Common Stock, GM shall distribute to such holders cash or other noncash assets having an equivalent fair value; and

        (ii) TRANSFERS OF HEC ASSETS TO GM'S STOCKHOLDERS. If such transfer of assets by HEC is to GM's stockholders, the portion of such assets transferred to the holders of Class H Common Stock shall be not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer.

      (b) EXCEPTIONS TO FOREGOING PRINCIPLES. The provisions of paragraph
    (B)(2)(a) above shall not apply to any of the following asset transfers:

        (i) any transfer that results in the recapitalization of Class H Common Stock into $1 2/3 Par Value Common Stock pursuant to the provisions of paragraph (c) of Division I of Article Fourth of GM's Restated Certificate of Incorporation, as amended;

        (ii) any transfer that is made pursuant to the quarterly dividend policy described in paragraph (B)(1) above;

        (iii) any transfer that is made in the ordinary course of HEC's business;

        (iv) any transfer for which HEC shall have received fair compensation as determined pursuant to this policy as described in paragraph (A) above, provided that, where required by paragraph (B)(3) below, stockholder consent to such transfer shall have been received; and

        (v) any transfer which shall have received the consent of the holders of a majority of the outstanding shares of Class H Common Stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class.

    (3) SEPARATE CLASS VOTES OF GM'S STOCKHOLDERS AS A CONDITION TO GM'S ACQUISITION OF A SIGNIFICANT PORTION OF HEC ASSETS. GM shall not acquire in one transaction or a series of related transactions a significant portion of the business of HEC for compensation without receiving the consent of the holders of a majority of the outstanding shares of Class H Common Stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class. For purposes of this paragraph, "significant portion of the business of HEC" shall mean more than 33% of the business of HEC, based on the fair market value of the assets, both tangible and intangible, of HEC as of the time that the proposed transaction is approved by the GM Board.

CHAPTER 6: CAPITAL STOCK

    (4) BASIS FOR COMMERCIAL TRANSACTIONS BETWEEN GM AND HEC. GM and HEC shall operate on the principle that all material commercial transactions between them shall be based on commercially reasonable terms.

  (C) MEANING OF "GM" AND "HEC" WITHIN THIS POLICY. For purposes of this policy, "GM" shall mean General Motors Corporation and its affiliates (other than HEC), and "HEC" shall mean Hughes Electronics Corporation, including any person controlled by Hughes Electronics Corporation.

  (D) ROLE OF CAPITAL STOCK COMMITTEE RELATING TO THIS POLICY. The Capital Stock Committee of the GM Board shall oversee the implementation of, and shall have authority to interpret, this policy.

  (E) DELEGATION. In administering this policy, the GM Board may, at its option, delegate its authority, including to the Capital Stock Committee, and may delegate to members of management the authority to implement any matter pursuant to this policy.

  (F) FIDUCIARY OBLIGATIONS. In making any and all determinations in connection with this policy, either directly or by appropriate delegation of authority, the GM Board shall act in its fiduciary capacity and pursuant to legal guidance concerning its obligations under applicable law.

  (G) GM BOARD MAY MAKE FUTURE PROPOSALS TO STOCKHOLDERS FOR RECAPITALIZATION TRANSACTIONS WHICH WOULD BE ON TERMS DIFFERENT FROM THOSE IN GM'S CURRENT RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED. Consistent with the terms of both GM's Restated Certificate of Incorporation, as amended, and Delaware General Corporation Law, the GM Board may, in the future, propose recapitalization transactions to GM stockholders on terms different from those provided for under GM's Restated Certificate of Incorporation, as amended. (Such alternative proposals were utilized by GM's Board of Directors in connection with the split-off of Electronic Data Systems Corporation in 1996 and the spin-off of the defense electronics business of HEC in 1997.)

  (H) INTERPRETATION, AMENDMENTS AND MODIFICATIONS OF THIS POLICY. This policy may at any time and from time to time be modified, rescinded and interpreted by the GM Board, and the GM Board may adopt additional or other policies or make exceptions with respect to the application of this policy in connection with particular facts and circumstances, all as the GM Board may determine, consistent with its fiduciary duties to General Motors Corporation and all of its common stockholders, to be in the best interests of General Motors Corporation and all of its common stockholders, and any such action may be taken with or without the approval of the stockholders of General Motors Corporation.

                                   * * * * *

  As set forth therein, this policy statement may be modified or rescinded at any time and from time to time by the GM Board and the GM Board may propose to GM stockholders alternative recapitalization proposals. The GM Board has no present intention to modify or rescind this policy statement or to propose a recapitalization of the New GM Class H Common Stock. See "Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--GM Board Policies and Practices Are Subject to Change" in Chapter 2.

  Notwithstanding this policy statement or the provisions concerning recapitalization of the New GM Class H Common Stock into GM $1 2/3 Common Stock at a 120% exchange ratio as provided under certain circumstances in the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, the GM Board may propose to GM's common stockholders for their approval one or more transactions on terms different from those provided for by such provisions or by this policy statement. See "Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--Potentially Diverging Interests of GM's Common Stockholders; Fiduciary Duties of the GM Board" in Chapter 2.

                                                        CHAPTER 6: CAPITAL STOCK
                            GM CLASS H COMMON STOCK

INTRODUCTION

  GM Class H Common Stock is one of two classes of GM common stock. The other class of GM common stock is GM $1 2/3 Common Stock. On the Record Date, there were approximately 103 million shares of GM Class H Common Stock, held by approximately 233,240 record holders, issued and outstanding.

  GM Class H Common Stockholders have no direct rights in the equity or assets of Hughes Electronics or Hughes Defense, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes Electronics). GM Class H Common Stock is designed to provide holders with financial returns based on the performance of Hughes Electronics. The intent of this design objective is achieved through (1) allocations under the GM Certificate of Incorporation of the earnings of General Motors attributable to Hughes Electronics between amounts available for the payment of dividends on GM Class H Common Stock and amounts available for the payment of dividends on the GM $1 2/3 Common Stock and (2) the announced current dividend policies and practices of the GM Board with respect to the GM Class H Common Stock, all as more fully described below. The GM Board is free at any time to change dividend policies and practices with respect to GM Class H Common Stock or the GM $1 2/3 Common Stock.

PRICE RANGE AND DIVIDENDS PAID

  The GM Class H Common Stock is listed and traded on the NYSE under the symbol "GMH." The table below shows the range of reported per share sale prices on the NYSE Composite Tape for the GM Class H Common Stock for the periods indicated, and the dividends paid per share on the GM Class H Common Stock in such periods. The last reported sale price of the GM Class H Common Stock on the NYSE on November 7, 1997 was $62 15/16 per share.

                                                                       DIVIDENDS
        CALENDAR YEAR                                     HIGH   LOW     PAID
        -------------                                    ------ ------ ---------
        1995
         First Quarter.................................. $41.75 $33.25   $0.23
         Second Quarter.................................  41.63  37.75    0.23
         Third Quarter..................................  42.75  39.13    0.23
         Fourth Quarter.................................  50.00  39.50    0.23
        1996
         First Quarter..................................  63.38  45.00    0.24
         Second Quarter.................................  68.25  57.50    0.24
         Third Quarter..................................  61.38  53.13    0.24
         Fourth Quarter.................................  59.25  49.50    0.24
        1997
         First Quarter..................................  64.88  54.25    0.25
         Second Quarter.................................  60.25  49.00    0.25
         Third Quarter..................................  67.50  56.13    0.25
         Fourth Quarter (through November 7, 1997)......  68.75  62.19     --

  On January 15, 1997, the day prior to the day on which General Motors announced that it intended to pursue the Hughes Transactions, the closing price of the GM Class H Common Stock, as reported on the NYSE Composite Tape, was $62 5/8, and the aggregate market value of the outstanding GM Class H Common Stock was approximately $6.3 billion. On such date, the closing price of the GM $1 2/3 Common Stock, as reported on the NYSE Composite Tape, was $60 1/8 and the aggregate market value of the outstanding GM $1 2/3 Common Stock was approximately $45.4 billion.

  On October 6, 1997, the day on which General Motors announced that the GM Board had approved the final terms of the Hughes Transactions, including the Distribution Ratio, the closing price of the GM Class H

CHAPTER 6: CAPITAL STOCK

Common Stock, as reported on the NYSE Composite Tape prior to such announcement, was $67.00, and the aggregate market value of the outstanding GM Class H Common Stock was approximately $6.9 billion. On such date, the closing price of the GM $1 2/3 Common Stock, as reported on the NYSE Composite Tape prior to such announcement, was $68.50 and the aggregate market value of the outstanding GM $1 2/3 Common Stock was approximately $48.4 billion.

GM CERTIFICATE OF INCORPORATION PROVISIONS REGARDING DIVIDENDS

  Subject to the rights of the holders of GM Preferred Stock (if any) and GM Preference Stock, under the GM Certificate of Incorporation, dividends on GM Class H Common Stock may be declared and paid out of the assets of General Motors only to the extent of the sum of (1) the paid-in surplus of General Motors attributable to the GM Class H Common Stock plus (2) an allocated portion of the earnings of Hughes Electronics after December 31, 1985, the date that General Motors acquired Hughes Aircraft, which is referred to as the Available Separate Consolidated Net Income of Hughes Electronics (determined as described below).

  The Available Separate Consolidated Net Income of Hughes Electronics for any quarterly period represents the separate consolidated net income of Hughes Electronics for such period, excluding the effects of GM purchase accounting adjustments arising at the time of GM's acquisition of Hughes Aircraft, calculated for such period and multiplied by a fraction, the numerator of which is a number equal to the weighted average number of shares of GM Class H Common Stock outstanding during the quarter (approximately 102 million during the third quarter of 1997) and the denominator of which was approximately 400 million for the third quarter of 1997, provided that such fraction shall never be greater than one. The GM Certificate of Incorporation permits the denominator to be adjusted from time to time as deemed appropriate by the GM Board (1) to reflect subdivisions and combinations of GM Class H Common Stock and stock dividends payable in shares of GM Class H Common Stock to GM Class H Common Stockholders, (2) to reflect the fair market value of contributions of cash or property by General Motors or its subsidiaries to Hughes Electronics or its subsidiaries and to reflect such contributions or contributions of GM capital stock by General Motors to, or for the benefit of, employees of Hughes Electronics or its subsidiaries in connection with employee benefit plans or arrangements and (3) to reflect payments by Hughes Electronics to General Motors of amounts applied to the repurchase by General Motors of shares of GM Class H Common Stock and purchases by Hughes Electronics of shares of GM Class H Common Stock. The GM Board has determined the denominator will be automatically adjusted at the end of each quarter to reflect on a weighted-average basis the number of shares of GM Class H Common Stock acquired or sold by Hughes Electronics during such quarter. For all purposes, determination of the Available Separate Consolidated Net Income of Hughes Electronics is in the discretion of the GM Board, subject to the provisions described above of the GM Certificate of Incorporation.

  As described above, under the GM Certificate of Incorporation, the amortization of intangible assets arising from the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft is charged against earnings attributable to GM $1 2/3 Common Stock and not against earnings attributable to GM Class H Common Stock. For additional information regarding these purchase accounting adjustments, see the Hughes Electronics financial information set forth in Exhibit 99 to the GM 1996 Form 10-K, which is incorporated into this document by reference. See "Where You Can Find More Information" in Chapter 7.

  For purposes of determining the approximate earnings per share attributable to GM Class H Common Stock for financial reporting purposes, an investor may divide the quarterly earnings allocated to GM Class H Common Stock (the Available Separate Consolidated Net Income of Hughes Electronics) by the weighted average number of shares of GM Class H Common Stock outstanding during such quarter, which is the numerator of the fraction described above. You can obtain approximately the same mathematical result by dividing the quarterly earnings used for computation of the Available Separate Consolidated Net Income of Hughes Electronics (i.e., net income) by the denominator of the fraction described above.

DIVIDEND POLICY

  The declaration of any dividend on either class of GM common stock is a matter to be acted upon by the GM Board upon the recommendation of GM management. Dividend policy with respect to GM Class H

                                                        CHAPTER 6: CAPITAL STOCK
Common Stock is, and with respect to New GM Class H Common Stock will be, one of the matters reviewed by the Capital Stock Committee of the GM Board. See "Considerations Relating to GM's Dual-Class Common Stock Capital Structure" above. The current dividend policy of the GM Board is to pay quarterly dividends on GM Class H Common Stock, when, as and if declared by the GM Board, at an annual rate equal to approximately 35% of the Available Separate Consolidated Net Income of Hughes Electronics for the prior year. Notwithstanding this dividend policy, the GM Board has decided that a quarterly dividend of $0.25 per share shall be paid on GM Class H Common Stock during 1997, an annual rate somewhat higher than 35% of the Available Separate Consolidated Net Income of Hughes Electronics for the preceding year.

  Under Delaware law and the GM Certificate of Incorporation, the GM Board is not required to declare dividends on any class of GM common stock. If and to the extent the GM Board chooses to declare dividends on either or both of the classes of its common stock, neither Delaware law nor the GM Certificate of Incorporation requires that there be any proportionate or other fixed relationship between the amount of dividends declared with respect to such different classes of common stock. The GM Board reserves the right to reconsider from time to time its policies and practices regarding dividends on GM common stock and to increase or decrease the dividends paid on GM common stock on the basis of GM's consolidated financial position, including liquidity, and other factors, including, with regard to GM Class H Common Stock, the earnings and consolidated financial position of Hughes Electronics. There is no fixed relationship, on a per share or aggregate basis, between the cash dividends that may be paid by General Motors to GM Class H Common Stockholders and cash dividends or other amounts that may be paid by Hughes Electronics to General Motors. However, it has been the practice of the Hughes Electronics Board to pay quarterly cash dividends to General Motors in an aggregate amount equal to the quarterly dividend per share paid by General Motors on GM Class H Common Stock multiplied by the denominator of the fraction used to determine the Available Separate Consolidated Net Income of Hughes Electronics. In addition, under the current dividend policies and practices of the GM Board, dividends on GM Class H Common Stock are not materially affected by developments involving the performance (operations, liquidity or financial condition) of General Motors (excluding Hughes Electronics).

VOTING RIGHTS

  Under the GM Certificate of Incorporation and subject to adjustment as described below under "--Subdivision or Combination," GM Class H Common Stockholders are entitled to cast one-half of a vote per share on all matters submitted to GM's common stockholders for a vote (including the election and removal of directors), while GM $1 2/3 Common Stockholders may cast one vote per share. Holders of both classes of GM common stock vote together as a single class on all matters, except that separate class votes are required for certain amendments to the GM Certificate of Incorporation, including any amendment which adversely affects the rights, powers or privileges of any class, which must also be approved by the holders of that class voting separately as a class.

LIQUIDATION RIGHTS

  In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the GM Certificate of Incorporation provides that, after the holders of GM Preferred Stock (if any) and GM Preference Stock receive the full preferential amounts to which they are entitled, GM Class H Common Stockholders and GM $1 2/3 Common Stockholders will receive the assets remaining for distribution to the GM's stockholders on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment as described below under "--Subdivision or Combination," each share of GM Class H Common Stock and GM $1 2/3 Common Stock would be entitled to liquidation units of approximately one-half and one, respectively. GM Class H Common Stockholders have no direct rights in the equity or assets of Hughes Electronics, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes Electronics).

CHAPTER 6: CAPITAL STOCK

RECAPITALIZATION

  Under the GM Certificate of Incorporation, all outstanding shares of GM Class H Common Stock may be recapitalized as shares of GM $1 2/3 Common Stock (1) at any time in the sole discretion of the GM Board (provided that, during each of the five full fiscal years preceding the exchange, the aggregate cash dividends on the GM Class H Common Stock have been no less than the product of the Payout Ratio (as defined below) for such year multiplied by the Available Separate Consolidated Net Income of Hughes Electronics for the prior fiscal year) or (2) automatically, if at any time General Motors disposes of substantially all of the business of Hughes Aircraft (or its successors) or of substantially all of the other business of Hughes Electronics to a person, entity or group of which General Motors is not a majority owner. In the event of such a recapitalization, each GM Class H Common Stockholder would receive shares of GM $1 2/3 Common Stock having a market value, as of a specified date provided for in the GM Certificate of Incorporation, equal to 120% of the market value of such holder's GM Class H Common Stock on such date. Based on the dividends paid on GM Class H Common Stock in 1992 through 1996, the conditions described in clause (1) above would be satisfied during 1997.

  No fractional shares of GM $1 2/3 Common Stock would be issued in any such exchange. In lieu of fractional shares, GM Class H Common Stockholders would receive cash equal to the product of (A) the fraction of a share of GM $1 2/3 Common Stock to which the holder would otherwise have been entitled multiplied by (B) the average market price per share of GM $1 2/3 Common Stock on such valuation date.

  The "Payout Ratio" equals the lesser of (A) 0.25 or (B) the quotient of (x) the total cash dividends paid on the GM $1 2/3 Common Stock in respect of such fiscal year, divided by (y) the consolidated net income of General Motors and its subsidiaries for each such fiscal year minus the Available Separate Consolidated Net Income of EDS (as defined in Article Fourth of the GM Certificate of Incorporation) for any portion of such fiscal year during which EDS was a direct or indirect wholly owned subsidiary of General Motors and the Available Separate Consolidated Net Income of Hughes Electronics for such fiscal year.

SUBDIVISION OR COMBINATION

  If General Motors subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of the GM $1 2/3 Common Stock or the GM Class H Common Stock, the voting and liquidation rights of shares of GM Class H Common Stock relative to GM $1 2/3 Common Stock will be appropriately adjusted. In the event of the issuance of shares of GM Class H Common Stock as a dividend on shares of GM $1 2/3 Common Stock, the liquidation rights of the applicable class of common stock would be adjusted so that the relative aggregate liquidation rights of each stockholder would not be changed as a result of such dividend.

                                                        CHAPTER 6: CAPITAL STOCK
                          NEW GM CLASS H COMMON STOCK

INTRODUCTION

  Upon the consummation of the Hughes Transactions, each outstanding share of GM Class H Common Stock will be recapitalized and converted into one share of New GM Class H Common Stock and will be entitled to receive a distribution of Class A Common Stock in accordance with the Distribution Ratio. Persons who currently hold GM Class H Common Stock will be holders of New GM Class H Common Stock and Class A Common Stock. Reference is also made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, Article Fourth of the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, a copy of which is attached as Exhibit A to Appendix A to this document. WE URGE YOU TO READ APPENDIX A (INCLUDING EXHIBIT A THERETO) CAREFULLY.

  New GM Class H Common Stockholders will have no direct rights in the equity or assets of New Hughes Electronics, but rather will have rights in the equity and assets of General Motors (which will include 100% of the stock of New Hughes Electronics). New GM Class H Common Stock has been designed to provide holders with financial returns based on the performance of New Hughes Electronics. The intent of this design objective has been achieved through (1) allocations under the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, of the earnings of General Motors attributable to New Hughes Electronics between amounts available for the payment of dividends on New GM Class H Common Stock and amounts available for the payment of dividends on the GM $1 2/3 Common Stock and (2) the dividend policies and practices of the GM Board with respect to the New GM Class H Common Stock, including the policy statement of the GM Board regarding certain capital stock matters, all as more fully described elsewhere in this document. General Motors, not New Hughes Electronics, will be the issuer of New GM Class H Common Stock. The GM Board will be free at any time to change dividend policies and practices with respect to New GM Class H Common Stock or the GM $1 2/3 Common Stock. See "Risk Factors Relating to GM's Dual-Class Common Stock Capital Structure--GM Board Policies and Practices Are Subject to Change" in Chapter 2.

GM CERTIFICATE OF INCORPORATION PROVISIONS REGARDING DIVIDENDS

  Under the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, dividends may be paid on GM's two classes of common stock to the extent of the assets of General Motors legally available for the payment of dividends, subject to the rights of the holders of GM Preferred Stock (if any) and GM Preference Stock, and subject to the allocation of the legally available amount between GM's two classes of common stock, as described below. The total amount legally available for the payment of dividends by a Delaware corporation is generally the excess of the fair market value of the corporation's net assets over amounts constituting the corporation's capital; this excess amount is referred to as "surplus." Dividends may also be paid, if there is no surplus, to the extent of the net profits for the then current and/or the preceding fiscal year.

  The GM Certificate of Incorporation, as proposed to be amended, will allocate the total amount legally available for the payment of dividends on GM's common stock between GM's two classes of common stock as follows:

 . Dividends may be paid on the GM $1 2/3 Common Stock to the extent of the assets of General Motors legally available for the payment of dividends reduced by the sum of (1) the amount initially attributed by the GM Board to the New GM Class H Common Stock as described below plus the paid in surplus attributable to shares of New GM Class H Common Stock issued after the closing of the Hughes Transactions, plus (2) the portion of the net earnings of General Motors after the closing of the Hughes Transactions attributed to the New GM Class H Common Stock in accordance with the GM Certificate of Incorporation, which is based on the Available Separate Consolidated Net Income of New Hughes

CHAPTER 6: CAPITAL STOCK
  Electronics, as described below, plus or minus (3) the amount of any adjustment made by the GM Board as described below.

 . Dividends may be paid on the New GM Class H Common Stock to the extent of the assets of General Motors legally available for the payment of dividends reduced by the sum of (1) the amount initially attributed by the GM Board to the GM $1 2/3 Common Stock as described below plus the paid in surplus attributable to shares of GM $1 2/3 Common Stock issued after the closing of the Hughes Transactions, plus (2) all of the earnings of General Motors after the closing of the Hughes Transactions other than the earnings attributed to the New GM Class H Common Stock in accordance with the GM Certificate of Incorporation, which is based on the Available Separate Consolidated Net Income of New Hughes Electronics, as described below, plus or minus (3) the amount of any adjustment that may be made by the GM Board as described below.

 . The GM Board has determined that the amount available for the payment of dividends on the outstanding shares of GM $1 2/3 Common Stock as of the closing of the Hughes Transactions will be the cumulative amount available for dividends on such shares as of immediately before the closing, reduced by a pro rata portion (approximately 74.7% based on the current Class H Fraction) of the net reduction in GM's total stockholders' equity resulting from the Hughes Transactions. The impact of this reduction is described below on a pro forma basis as of September 30, 1997.

 . The GM Board has determined that the amount initially available for the payment of dividends on the shares of New GM Class H Common Stock to be issued in the Hughes Transactions will be the cumulative amount available for dividends on shares of GM Class H Common Stock as of immediately before the closing of the Hughes Transactions, reduced by a pro rata portion (approximately 25.3% based on the current Class H Fraction) of the net reduction in GM's total stockholders' equity resulting from the Hughes Transactions. The impact of this reduction is described below on a pro forma basis as of September 30, 1997.

  The amount available for dividends on each class of GM common stock will be reduced from time to time by dividends paid on that class and will be adjusted from time to time for changes to the amount of surplus attributed to the class resulting from the repurchase or issuance of shares of that class. In addition, the amount of surplus, and therefore the amount available for dividends on each class, may be adjusted as provided by Delaware law for any reason deemed appropriate by the GM Board. Delaware law permits the board of directors of a corporation to adjust the total amount legally available for the payment of dividends to reflect a re-valuation of the assets and liabilities of the corporation in the exercise of its business judgment.

  Subject to the foregoing, the declaration and payment of dividends on each class of GM common stock, and the amount thereof, shall at all times be solely in the discretion of the GM Board. The GM Board may, in its sole discretion, declare dividends payable exclusively to the holders of GM $1 2/3 Common Stock, exclusively to the holders of GM Class H Common Stock or to the holders of both such classes in equal or unequal amounts, notwithstanding the respective amounts of surplus available for dividends to each class, the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.

  As of September 30, 1997, based on the stockholders' equity of General Motors reflected in its consolidated balance sheet at such date prepared in accordance with generally accepted accounting principles and subject to the authority of the GM Board to make adjustments as described above, the cumulative amount available for payment of dividends on GM common stock was approximately $26.0 billion, of which approximately $22.5 billion was available for dividends on the GM $1 2/3 Common Stock and approximately $3.5 billion was available for dividends on the GM Class H Common Stock. Based on the Recent Raytheon Stock Price, the estimated net effect of the Hughes Transactions on total stockholders' equity would be a reduction of approximately $1.1 billion. The GM Board has determined that it would be appropriate in the context of the Hughes Transactions to allocate the net reduction in total stockholders' equity between the two classes of GM common stock following the completion of the Hughes Transactions in proportion to the

                                                       CHAPTER 6: CAPITAL STOCK

derivative interests of the two existing classes of common stock in the earnings of Hughes Electronics, which are reflected in the Class H Fraction. Accordingly, the GM Board determined to allocate approximately 74.7% of the net reduction to the GM $1 2/3 Common Stock, resulting in a pro forma amount available for dividends on such stock of approximately $21.7 billion as of September 30, 1997. Similarly, the GM Board has set the initial amount available for dividends on the New GM Class H Common Stock to be issued upon the closing of the Hughes Transactions as the amount available for the payment of dividends on the GM Class H Common Stock immediately before the closing of the Hughes Transactions less approximately 25.3% of the net reduction in total stockholders' equity resulting from the Hughes Transactions, resulting in an initial amount available for dividends on the New GM Class H Common Stock that would have been approximately $3.3 billion on a pro forma basis as of September 30, 1997.

  As described above, under the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, the amortization of intangible assets arising from the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft applicable to the telecommunications and space business of Hughes Electronics will be charged against earnings attributable to GM $1 2/3 Common Stock and not against earnings attributable to New GM Class H Common Stock. For additional information regarding these purchase accounting adjustments, see the Hughes Telecom financial information set forth in Appendix E to this document.

  For purposes of determining the approximate earnings per share attributable to New GM Class H Common Stock for financial reporting purposes, an investor will be able to divide the quarterly earnings allocated to New GM Class H Common Stock (the Available Separate Consolidated Net Income of New Hughes Electronics) by the weighted average number of shares of New GM Class H Common Stock outstanding during such quarter, which is the numerator of the fraction described above. You will be able to obtain approximately the same mathematical result by dividing the quarterly earnings used for computation of the Available Separate Consolidated Net Income of New Hughes Electronics (i.e., net income) by the denominator of the fraction described above.

DIVIDEND POLICY

  Under Delaware law and the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, the GM Board will not be required to declare dividends on any class of GM common stock. If and to the extent the GM Board chooses to declare dividends on either or both of the classes of its common stock, neither Delaware law nor the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, will require that there be any proportionate or other fixed relationship between the amount of dividends declared with respect to such different classes of common stock. The GM Board reserves the right to reconsider from time to time its policies and practices regarding dividends on GM common stock and to increase or decrease the dividends paid on GM common stock on the basis of GM's consolidated financial position, including liquidity, and other factors, including, with regard to New GM Class H Common Stock, the earnings and consolidated financial position of New Hughes Electronics. Information concerning General Motors and its consolidated financial performance, including Management's Discussion and Analysis, may be found in the documents incorporated into this document by reference, including the GM 1996 Form 10-K.

  In connection with its determination of the terms of the New GM Class H Common Stock to be issued in the Hughes Transactions, the GM Board reviewed its policies and practices with respect to GM's dual-class common stock capital structure and, as described above, subject to consummation of the Hughes Transactions, adopted a policy statement which will provide, among other things, that the quarterly dividend policy of the GM Board with respect to the New GM Class H Common Stock will be to declare and pay quarterly dividends on the New GM Class H Common Stock in an amount equal to the product of (1) the aggregate amount of each quarterly dividend received by General Motors as a stockholder of New Hughes Electronics, if any, multiplied by (2) the fraction used to determine the Available Separate Consolidated Net Income of New

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CHAPTER 6: CAPITAL STOCK
Hughes Electronics at the time such dividend was declared by New Hughes Electronics. The policy statement further provides that GM's payment of a quarterly dividend on the New GM Class H Common Stock will be made as soon as practicable after receipt of the corresponding dividend payment from New Hughes Electronics. As set forth therein, this policy statement may at any time and from time to time be modified or rescinded by the GM Board. The GM Board has no present intention to modify or rescind this policy statement. See "Considerations Relating to GM's Dual-Class Common Stock Capital Structure--New GM Board Policy Statement" above.

  Following the completion of the Hughes Transactions, future earnings (if any) from the telecommunications and space business of New Hughes Electronics will be retained for the development of that business. As a result, it is not currently expected that dividends will initially be paid by New Hughes Electronics to General Motors. Accordingly, the GM Board does not currently intend to pay initially any cash dividends on New GM Class H Common Stock.

VOTING RIGHTS

  New GM Class H Common Stockholders will be entitled to a fixed number of votes per share on all matters submitted to GM's common stockholders for a vote and, with specified exceptions, as described below, will vote together as a single class with the GM $1 2/3 Common Stockholders on all matters (including the election and removal of directors), based on their respective voting rights as set forth in the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger. The number of votes to which each share of New GM Class H Common Stock will be entitled to the greater of (1) one-half or (2) a number (rounded to the nearest one-tenth) which reflects the relative market value of New GM Class H Common Stock compared to the market value of GM $1 2/3 Common Stock, to be determined based on the average trading prices of such stocks during the 20-trading day period starting on the eleventh trading day following the consummation of the Hughes Transactions. Each share of GM $1 2/3 Common Stock will continue to be entitled to one vote after the Hughes Transactions. The number of votes to which each share of GM Class H Common Stock and GM $1 2/3 Common Stock will be entitled will be subject to adjustment as described below under
"--Subdivision or Combination." New GM Class H Common Stock will be entitled to vote separately as a class only on (1) any amendment to the GM Certificate of Incorporation which adversely affects the rights, powers or privileges of the New GM Class H Common Stock and (2) any increase in the number of authorized shares of New GM Class H Common Stock.

LIQUIDATION RIGHTS

  In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, provides that, after the holders of GM Preferred Stock (if any) and GM Preference Stock receive the full preferential amounts to which they are entitled, New GM Class H Common Stockholders and GM $1 2/3 Common Stockholders will receive the assets remaining for distribution to GM's stockholders on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment as described below under "--Subdivision or Combination," each share of New GM Class H Common Stock will be entitled to liquidation units equal to the number of votes to which each such share is entitled, determined as described above under "--Voting Rights," and each share of GM $1 2/3 Common Stock will be entitled to one liquidation unit. New GM Class H Common Stockholders will have no direct rights in the equity or assets of New Hughes Electronics, but rather will have rights in the equity and assets of General Motors (which will include 100% of the stock of New Hughes Electronics).

RECAPITALIZATION AND CERTAIN OTHER TRANSACTIONS

  Under the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, all outstanding shares of New GM Class H Common Stock may be recapitalized as shares of GM $1 2/3 Common

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                                                        CHAPTER 6: CAPITAL STOCK
Stock (1) at any time after December 31, 2002 in the sole discretion of the GM Board or (2) automatically, if at any time General Motors, in one transaction or a series of related transactions, disposes of substantially all of the business of New Hughes Electronics (or its successors) to a person, entity or group of which General Motors is not a majority owner. For purposes of this recapitalization provision of the GM Certificate of Incorporation, "substantially all of the business" of New Hughes Electronics will mean at least 80% of the business of New Hughes Electronics, based on the fair market value of the assets, both tangible and intangible, of New Hughes Electronics as of the time of the proposed transaction. No automatic recapitalization will occur upon a disposition in connection with the dissolution, liquidation and winding up of General Motors and the distribution of the net assets of General Motors to GM's common stockholders. In the event of any recapitalization, each New GM Class H Common Stockholder would receive shares of GM $1 2/3 Common Stock having a market value, as of a specified date provided for in the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, equal to 120% of the market value of such holder's New GM Class H Common Stock on such date.

  No fractional shares of GM $1 2/3 Common Stock would be issued in any such exchange. In lieu of fractional shares, a New GM Class H Common Stockholder would receive cash equal to the product of (A) the fraction of a share of GM $1 2/3 Common Stock to which the holder would otherwise have been entitled multiplied by (B) the average market price per share of GM $1 2/3 Common Stock on such valuation date.

  As described above, the GM Board has adopted, subject to consummation of the Hughes Transactions, a policy statement which will provide, among other things, that, subject to certain exceptions, in the event that New Hughes Electronics transfers any material assets to General Motors, the GM Board shall declare and pay a dividend or make a distribution so that there will be distributed to New GM Class H Common Stockholders a portion of such assets (or cash or other assets having an equivalent fair value) that is not less than their proportionate tracking stock interest in New Hughes Electronics (determined accordingly to the fraction used to calculate the Available Separate Consolidated Net Income of New Hughes Electronics) at the time of such transfer. The policy statement further provides that, subject to certain exceptions, in the event that New Hughes Electronics transfers any such material assets to GM's stockholders, the portion of such assets transferred to the New GM Class H Common Stockholders will not be less than their proportionate tracking stock interest in New Hughes Electronics (determined as described above) at the time of such transfer. The exceptions to the foregoing provisions include an exception for any transfer for which Hughes Electronics shall have received fair compensation. However, the policy statement further provides that General Motors will not acquire in one transaction or a series of transactions a significant portion (more than 33%) of the business of New Hughes Electronics for compensation without receiving the consent of the holders of a majority of the outstanding shares of New GM Class H Common Stock, voting as a separate class, and GM $1 2/3 Common Stock, voting as a separate class.

SUBDIVISION OR COMBINATION

  If General Motors subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of the GM $1 2/3 Common Stock or the New GM Class H Common Stock, the voting and liquidation rights of shares of New GM Class H Common Stock relative to GM $1 2/3 Common Stock will be appropriately adjusted. In the event of the issuance of shares of New GM Class H Common Stock as a dividend on shares of GM $1 2/3 Common Stock, the liquidation rights of the applicable class of common stock would be adjusted so that the relative aggregate liquidation rights of each stockholder would not be changed as a result of such dividend.

STOCK EXCHANGE LISTING

  Application has been made to list the New GM Class H Common Stock on the NYSE and such application has been granted subject to notice of issuance. It is expected that New GM Class H Common Stock will be listed on the NYSE under the symbol "GMH."

TRANSFER AGENT AND REGISTRAR

  BankBoston, N.A. will serve as the Transfer Agent and Registrar for the New GM Class H Common Stock.

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CHAPTER 6: CAPITAL STOCK
                           NEW RAYTHEON CAPITAL STOCK

INTRODUCTION

  Under the New Raytheon Certificate of Incorporation, the authorized capital stock of New Raytheon will consist of Class A Common Stock, par value $0.01 per share, Class B Common Stock, par value $0.01 per share, and New Raytheon Preferred Stock, par value $0.01 per share.

  Holders of both classes of GM common stock will receive Class A Common Stock in the GM Spin-Off Merger. Upon the consummation of the Raytheon Merger (pursuant to which the then outstanding Raytheon Common Stock will be converted on a share-for-share basis into Class B Common Stock of New Raytheon), Class A Common Stock will be one of two classes of common stock of New Raytheon, neither of which will be a "tracking stock." There are no current plans for the New Raytheon Board to issue New Raytheon Preferred Stock.

  THE FOLLOWING DESCRIPTIONS OF NEW RAYTHEON CAPITAL STOCK (1) ARE SUMMARIES AND DO NOT PURPORT TO BE COMPLETE AND (2) GIVE EFFECT TO THE CONSUMMATION OF THE HUGHES DEFENSE SPIN-OFF AND THE RAYTHEON MERGER. SEE "DESCRIPTION OF THE HUGHES TRANSACTIONS" AND "DESCRIPTION OF THE RAYTHEON MERGER" IN CHAPTER 3 AND "COMPARISON OF GM CLASS H COMMON STOCK, NEW GM CLASS H COMMON STOCK AND CLASS A COMMON STOCK" ABOVE. REFERENCE IS ALSO MADE TO THE MORE DETAILED PROVISIONS OF, AND SUCH DESCRIPTIONS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FORMS OF THE NEW RAYTHEON CERTIFICATE OF INCORPORATION AND THE NEW RAYTHEON BY-LAWS, COPIES OF WHICH ARE FILED WITH THE SEC AS EXHIBITS TO A REGISTRATION STATEMENT OF WHICH THIS DOCUMENT IS A PART.

COMMON STOCK

  With respect to the election or removal of directors, (1) Class A Common Stockholders, representing approximately 30% of the equity ownership of New Raytheon as of immediately after the Raytheon Merger Effective Time, will be entitled to such number of votes for each share of Class A Common Stock as shall be necessary to entitle the holders of all shares of Class A Common Stock to vote, in the aggregate, 80.1% of the total voting power of all holders of New Raytheon Common Stock and (2) Class B Common Stockholders, representing approximately 70% of the equity ownership of New Raytheon as of immediately after the Raytheon Merger Effective Time, will be entitled to one vote for each share of Class B Common Stock, which votes shall represent, in the aggregate, 19.9% of the total voting power of all holders of New Raytheon Common Stock. The New Raytheon Board will determine the number of votes for each share of Class A Common Stock outstanding promptly following the fixing of a record date for each annual or special meeting of stockholders at which directors are to be elected or a vote with respect to removal of directors is to be taken. A plurality of votes cast shall elect directors. With respect to all stockholder matters other than the election and removal of directors, the Class A Common Stockholders and the Class B Common Stockholders will each be entitled to a single vote per share and the approval of any such matter will require the approval of both classes of New Raytheon Common Stock, each voting as a separate class. Except as may be provided in connection with any class or series of New Raytheon Preferred Stock issued from time to time or as may otherwise be required by law or the New Raytheon Certificate of Incorporation, the New Raytheon Common Stock will be the only capital stock of New Raytheon entitled to vote in the election and removal of directors and other matters presented to the stockholders of New Raytheon from time to time. The New Raytheon Common Stock will not have cumulative voting rights.

  Under Delaware law and the New Raytheon Certificate of Incorporation, the New Raytheon Board will not be required to declare dividends on either class of New Raytheon Common Stock. The New Raytheon Board reserves the right to reconsider from time to time its policies and practices regarding dividends on New Raytheon Common Stock and to increase or decrease the dividends paid on New Raytheon Common Stock on the basis of New Raytheon's consolidated financial position, including liquidity, and other factors. Subject to the rights of holders of New Raytheon Preferred Stock (if any) and applicable law, the Class A Common Stockholders and the Class B Common Stockholders will be entitled to receive such dividends as may be

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                                                        CHAPTER 6: CAPITAL STOCK
lawfully declared from time to time by the New Raytheon Board. The Class A
Common Stockholders and the Class B Common Stockholders will be entitled to receive the same amount per share of any such dividends, provided that the New Raytheon Board may declare a dividend or distribution of shares of Class A
Common Stock to Class A Common Stockholders and shares of Class B Common Stock to Class B Common Stockholders so long as, immediately following such dividend or other distribution, the number of shares of Class A Common Stock and Class B Common Stock then outstanding bears the same relationship to each other as immediately prior to such dividend or other distribution. Raytheon's current dividend policy is to pay a quarterly dividend of $0.20 per share on Raytheon Common Stock. Raytheon does not expect to change its policy prior to the Raytheon Merger. It is currently expected that New Raytheon's dividend policy with respect to the Class A Common Stock and the Class B Common Stock after the Raytheon Merger will not differ from Raytheon's current dividend policy with respect to Raytheon Common Stock.

  In the case of any split, subdivision, combination or reclassification of Class A Common Stock or Class B Common Stock, the shares of Class A Common Stock or the Class B Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as immediately prior to such split, subdivision, combination or reclassification.

  Upon any liquidation, dissolution or winding up of New Raytheon, whether voluntary or involuntary, the Class A Common Stockholders and the Class B Common Stockholders will be entitled to receive such assets as are available for distribution to stockholders in proportion to the number of shares held by such holders, respectively, without regard to class, after there shall have been paid or set aside for payment the full amounts necessary to satisfy any creditors and any preferential or participating rights to which the holders of each outstanding series of New Raytheon Preferred Stock (if any) are entitled by the express terms of such series.

  New Raytheon may not directly or indirectly redeem, purchase, repurchase or otherwise acquire for consideration any shares of New Raytheon Common Stock unless such action is (1) effected ratably in accordance with the number of outstanding shares of Class A Common Stock and Class B Common Stock, (2) for consideration of the same type and amount as to shares of each class and (3) not in any other way prejudicial to the rights of the holders of one class of New Raytheon Common Stock in favor of the other class of New Raytheon Common Stock. In the case of an offer to purchase shares of New Raytheon Common Stock by New Raytheon made to all holders of New Raytheon Common Stock, New Raytheon will purchase shares of New Raytheon Common Stock ratably in accordance with the number of shares of each class of New Raytheon Common Stock tendered thereunder.

  Under the New Raytheon Certificate of Incorporation, in the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the Class A Common Stockholders or the Class B Common Stockholders, the holders of each class must receive the same type and amount of consideration on a per share basis.

  The outstanding shares of New Raytheon Common Stock will be fully paid and nonassessable. The New Raytheon Common Stock will not have any preemptive, subscription or conversion rights. Additional shares of authorized New Raytheon Common Stock may be issued, as authorized by the New Raytheon Board from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

  Except as indicated above, the rights of the Class A Common Stockholders and the Class B Common Stockholders are in all respects and for all purposes and in all circumstances identical, and New Raytheon will not in any other manner directly or indirectly take any other action or in any other fashion agree to, facilitate, condone or support any transaction in which the Class A Common Stockholders and the Class B Common Stockholders are subject to discriminatory or unequal treatment.

  The dual-class capitalization of New Raytheon is designed, among other things, to allow the Hughes Defense Spin-Off and the Hughes Telecom Spin-Off to each be treated as a tax-free distribution for U.S.

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

CHAPTER 6: CAPITAL STOCK
federal income tax purposes. However, the dual-class capitalization may have certain adverse consequences. In particular, while we expect the shares of both Class A Common Stock and Class B Common Stock to trade on the NYSE, the listing policies of the NYSE with respect to corporations with dual-class capitalizations may change in the future, and there can be no assurance that such policies will allow for the continued listing of the lower vote Class B Common Stock.

PREFERRED STOCK

  The New Raytheon Board is empowered, without approval of its stockholders, to cause shares of New Raytheon Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the powers, preferences, rights and limitations of each series to be determined by it. Among the specific matters that may be determined by the New Raytheon Board are the rate of dividends (if any), the terms of redemption (if any), the obligation to purchase or redeem pursuant to a sinking fund or otherwise, and the terms thereof (if any), the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Raytheon, rights and terms of conversion or exchange (if any) and voting rights (if any). The Series A Preferred Stock of New Raytheon described under "--New Raytheon Rights Agreement" below is a series of New Raytheon Preferred Stock that has been authorized by the Hughes Defense Board.

  Although the New Raytheon Board currently has no plans to issue New Raytheon Preferred Stock, the issuance of shares of New Raytheon Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of New Raytheon Preferred Stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of New Raytheon Preferred Stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of New Raytheon Preferred Stock could adversely affect the voting power of the holders of the New Raytheon Common Stock. Although the New Raytheon Board is required to make any determination to issue any such stock based on its judgment as to the best interests of the stockholders of New Raytheon, the New Raytheon Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. The New Raytheon Board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements. The New Raytheon Board's ability to issue New Raytheon Preferred Stock, however, is limited by certain provisions of the Spin-Off Separation Agreement for a specified period of time after the GM Spin-Off Merger Effective Time. See "Separation and Transition Arrangements--Summary of Spin-Off Separation Agreement--Preservation of the Tax-Free Status of the Hughes Transactions and the Raytheon Merger" in Chapter 3.

NEW RAYTHEON RIGHTS AGREEMENT

  In connection with the Raytheon Merger, the Hughes Defense Board intends to adopt the New Raytheon Rights Agreement, effective as of immediately prior to the Raytheon Merger Effective Time. Immediately prior to the Raytheon Merger Effective Time, the Hughes Defense Board will declare a dividend of one New Raytheon Right to be paid at the GM Spin-Off Merger Effective Time in the case of Class A Common Stock and at the Raytheon Merger Effective Time in respect of each share of the Class B Common Stock to the holder of record thereof as of such effective time. Thus, each share of Class A Common Stock distributed to GM's common stockholders in the Hughes Defense Spin-Off will have a New Raytheon Right attached. The following description of the New Raytheon Rights and the New Raytheon Rights Agreement (1) is a summary and does not purport to be complete and (2) gives effect to the consummation of the Hughes Transactions and the Raytheon Merger.

  Each New Raytheon Right will entitle the registered holder to purchase from New Raytheon one one-hundredth of a share of New Raytheon Junior Preferred Stock at a price per one one-hundredth of a share to be

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                                                        CHAPTER 6: CAPITAL STOCK
determined by the Hughes Defense Board prior to the Raytheon Merger Effective Time (the "Exercise Price"), subject to adjustment. The terms of the New
Raytheon Rights will be set forth in the New Raytheon Rights Agreement.

  The New Raytheon Rights (1) will not be exercisable until the New Raytheon Rights Effective Date (as defined below) and (2) will expire on the 10th anniversary of the Raytheon Merger Effective Date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the New Raytheon Rights are earlier redeemed or exchanged by New Raytheon, in each case, as described below.

  The Exercise Price payable, and the number of shares of Series A Junior Participating Preferred Stock, $0.01 par value of New Raytheon (the "New Raytheon Junior Preferred Stock") or other securities or property issuable, upon exercise of the New Raytheon Rights are subject to adjustment from time to time to prevent dilution under the following circumstances:

 . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of New Raytheon Junior Preferred Stock;

 . upon the grant to holders of the shares of New Raytheon Junior Preferred
   Stock of certain rights or warrants to subscribe for or purchase shares of New Raytheon Junior Preferred Stock at a price, or securities convertible into shares of New Raytheon Junior Preferred Stock with a conversion price, less than the then-current market price of the shares of New Raytheon Junior Preferred Stock; or

 . upon the distribution to holders of the shares of New Raytheon Junior
   Preferred Stock of evidences of indebtedness or assets (other than certain dividend payments) or of subscription rights or warrants (other than those referred to above).

  The number of outstanding New Raytheon Rights and the number of one one-hundredths of a share of New Raytheon Junior Preferred Stock issuable upon exercise of each New Raytheon Right are also subject to adjustment in the event of a stock split of New Raytheon Common Stock or a stock dividend on New Raytheon Common Stock payable in New Raytheon Common Stock or subdivisions, consolidations or combinations of New Raytheon Common Stock occurring, in any such case, prior to the New Raytheon Rights Effective Date.

  The New Raytheon Rights received on the Raytheon Merger Effective Date will be evidenced by the certificates representing shares of New Raytheon Common Stock which will be on deposit with State Street Bank and Trust Company as Transfer Agent and Registrar for New Raytheon, until the New Raytheon Rights Effective Date. Ownership of New Raytheon Rights will be reflected on the account statements received in connection with the book-entry ownership of shares of New Raytheon Common Stock, including the Class A Common Stock distributed in the Hughes Defense Spin-Off. The "New Raytheon Rights Effective Date" is a date which is the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of (a) the outstanding shares of Class A Common Stock, (b) the outstanding shares of Class B Common Stock, or (c) the aggregate voting power in the election of directors (each, a "Triggering Holding") or (2) 10 business days (or a later date determined by the New Raytheon Board prior to any person or group becoming an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of a Triggering Holding.

  The New Raytheon Rights Agreement will provide that, until the New Raytheon Rights Effective Date (or earlier redemption or expiration of the New Raytheon Rights):

 . the New Raytheon Rights will be transferred with and only with the shares of New Raytheon Common Stock;

 . certificates representing shares of New Raytheon Common Stock will contain a notation incorporating the terms of the New Raytheon Rights by reference; and

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CHAPTER 6: CAPITAL STOCK

 . the surrender for transfer of any certificates representing shares of New
   Raytheon Common Stock will also constitute the transfer of the New Raytheon Rights associated with the shares of New Raytheon Common Stock represented by such certificate.

  As soon as practicable following the New Raytheon Rights Effective Date, separate certificates evidencing the New Raytheon Rights ("New Raytheon Rights Certificates") will be mailed to holders of record of the shares of New Raytheon Common Stock as of the close of business on the New Raytheon Rights Effective Date. Such separate New Raytheon Rights Certificates alone will then evidence the New Raytheon Rights.

  Flip-in Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a New Raytheon Right, other than New Raytheon Rights beneficially owned by the Acquiring Person (which rights become void upon acquisition of a Triggering Holding), will thereafter have the right to receive, upon exercise thereof at the then-current Exercise Price, that number of shares of Class B Common Stock having a market value of two times the Exercise Price of the New Raytheon Right (such right being referred to as a "Flip-in Right"). Thus, if Class B Common Stock at the time the Flip-in Right became exercisable were trading at $30 per share and the Exercise Price at such time were $120, each New Raytheon Right would thereafter be exercisable at $120 for eight shares of Class B Common Stock.

  Flip-over Right. In the event that, at any time on or after the date that any person has become an Acquiring Person, New Raytheon is acquired in a merger or other business combination transaction or 50% or more of consolidated assets or earning power are sold, each holder of a New Raytheon Right will thereafter have the right to receive, upon the exercise thereof at the then-current Exercise Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Exercise Price of the New Raytheon Right (such right being referred to as a "Flip-over Right"). Thus, if the acquiring company's common stock at the time of such transaction were trading at $30 per share and the Exercise Price of the New Raytheon Rights at such time were $120, each New Raytheon Right would thereafter be exercisable at $120 for eight shares (i.e., the number of shares that could be purchased for $240, or two times the exercise price of the rights) of the acquiring company's common stock.

  Exchange. At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of New Raytheon Common Stock, the New Raytheon Board may exchange the New Raytheon Rights (other than New Raytheon Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Class B Common Stock, or one one-hundredth of a share of New Raytheon Junior Preferred Stock, per New Raytheon Right (subject to adjustment).

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of a Triggering Holding of New Raytheon Common Stock, the New Raytheon Board may redeem the New Raytheon Rights in whole, but not in part, at a price of $0.01 per New Raytheon Right (the "Redemption Price"). The redemption of the New Raytheon Rights may be made effective at such time, on such basis and with such conditions as the New Raytheon Board, in its sole discretion, may establish. Immediately upon any redemption of the New Raytheon Rights, the right to exercise the New Raytheon Rights will terminate and the only right of the holders of New Raytheon Rights will be to receive the Redemption Price.

  Shares of New Raytheon Junior Preferred Stock purchasable upon exercise of the New Raytheon Rights will not be redeemable. Each share of New Raytheon Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of New Raytheon Common Stock. In the event of liquidation, the holders of the New Raytheon Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of New Raytheon Common Stock. Each share of New Raytheon Junior Preferred Stock will have 100 votes, and will vote on all matters together with the Class B Common Stockholders. Finally, in the event of any

                                                        CHAPTER 6: CAPITAL STOCK
merger, consolidation or other transaction in which New Raytheon Common Stock is exchanged, each share of New Raytheon Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of New Raytheon Common Stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the dividend, liquidation and voting rights of New Raytheon Junior Preferred Stock, the value of the one one-hundredth interest in a share of New Raytheon Junior Preferred Stock purchasable upon exercise of each New Raytheon Right should approximate the value of one share of Class B Common Stock.

  With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional shares of New Raytheon Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of New Raytheon Junior Preferred Stock, which may, at the election of the New Raytheon Board, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of New Raytheon Junior Preferred Stock on the last trading day prior to the date of exercise.

  The terms of the New Raytheon Rights may be amended by the New Raytheon Board without the consent of the holders of the New Raytheon Rights, including an amendment to lower (1) the threshold at which a person becomes an Acquiring Person and (2) the percentage of New Raytheon Common Stock proposed to be acquired in a tender or exchange offer that would cause the New Raytheon Rights Effective Date to occur, to not less than the greater of (a) the sum of 0.001% and the largest percentage of the outstanding New Raytheon Common Stock then known to New Raytheon to be beneficially owned by any person or group of affiliated or associated persons and (b) 10%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the New Raytheon Rights.

  Until a New Raytheon Right is exercised, the holder thereof, as such, will have no rights as a stockholder of New Raytheon, including, without limitation, the right to vote or to receive dividends.

  The New Raytheon Rights related to the shares of Class A Common Stock distributed in the Hughes Defense Spin-Off are being registered under the Exchange Act, with such shares. In the event that the New Raytheon Rights become exercisable, New Raytheon will register the shares of New Raytheon Junior Preferred Stock for which the New Raytheon Rights may be exercised in accordance with applicable law.

  The New Raytheon Rights will have certain antitakeover effects. The New Raytheon Rights will cause substantial dilution to any person or group that attempts to acquire New Raytheon without the approval of the New Raytheon Board. As a result, the overall effect of the New Raytheon Rights may be to render more difficult or discourage any attempt to acquire New Raytheon even if such acquisition may be favorable to the interests of New Raytheon's stockholders. Because the New Raytheon Board can redeem the New Raytheon Rights, the New Raytheon Rights should not interfere with a merger or other business combination approved by the New Raytheon Board. The New Raytheon Rights will be distributed to protect New Raytheon's stockholders from coercive or abusive takeover tactics and to give the New Raytheon Board more negotiating leverage in dealing with prospective acquirors.

LIMITATION ON NEW RAYTHEON DIRECTORS' LIABILITY

  The New Raytheon Certificate of Incorporation provides, as authorized by
Section 102(b)(7) of the Delaware General Corporation Law, that a director of New Raytheon will not be personally liable to New Raytheon or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the Delaware General Corporation Law.

CHAPTER 6: CAPITAL STOCK
  The inclusion of this provision in the New Raytheon Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited New Raytheon and its stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  Like General Motors, New Raytheon is a Delaware corporation and subject to
Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder, unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes (a) any merger or consolidation of the corporation with the interested stockholder, (b) any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, (c) certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder, (d) certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder or (e) certain transactions in which the interested stockholder receives financial benefits provided by the corporation. An "interested stockholder" generally is (1) any person that owns 15% or more of the outstanding voting stock of the corporation, (2) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder and (3) the affiliates or associates of any such person.

LIMITATIONS ON CHANGES IN CONTROL

  The New Raytheon By-Laws contain provisions requiring that advance notice be delivered to New Raytheon of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the New Raytheon Board. Generally, such advance notice provisions provide that the stockholder must give written notice to the Secretary of New Raytheon not less than 90 days nor more than 120 calendar days before the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered to the Secretary of New Raytheon not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by New Raytheon. In the event that the number of directors to be elected to the New Raytheon Board is increased and there is no public announcement by New Raytheon naming all of the nominees for director or specifying the size of the increased New Raytheon Board at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely if it is delivered not later than the close of business on the 10th calendar day following the day on which public announcement is first made by New Raytheon. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the New Raytheon By-Laws. For the annual meeting of stockholders in 1998, the first anniversary of the previous year's meeting shall be deemed to be May 28, 1998.

                                                        CHAPTER 6: CAPITAL STOCK
  The New Raytheon Certificate of Incorporation provides that, except as may be provided by the New Raytheon Certificate of Incorporation or in the resolution or resolutions providing for the issuance of any series of New Raytheon Preferred Stock, the number of directors shall not be fewer than three nor more than fifteen and provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 1998, 1999 and 2000, respectively. See "Chapter 5: New Raytheon." A director of New Raytheon may be removed only for cause.

  The New Raytheon Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting. Special meetings of the stockholders may be called by the Chairman of the New Raytheon Board or by the New Raytheon Board (if approved by a majority of directors which New Raytheon would have if there were no vacancies), but may not be called by stockholders. No business other than that stated in the notice shall be transacted at any special meeting. In the event New Raytheon calls a special meeting for the purpose of electing one or more directors to the New Raytheon Board, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the notice of special meeting, if notice by the stockholder is delivered to the Secretary of New Raytheon not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting and the nominees proposed by the New Raytheon Board to be elected at such meeting is first made by New Raytheon.

  The New Raytheon Certificate of Incorporation provides that the New Raytheon Board, in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the stockholders of New Raytheon, may in its discretion consider the long-term as well as short-term best interests of New Raytheon (including the possibility that these interests may be best served by the continued independence of New Raytheon), taking into account, and weighing as the directors deem appropriate, the effects of such action on employees, suppliers and customers of New Raytheon and its subsidiaries, the effect upon communities in which offices or other facilities of New Raytheon are located and any other factors the directors consider pertinent.

  In order to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, New Raytheon will be subject to certain covenants under the Spin-Off Separation Agreement which will act to prohibit New Raytheon from entering into or permitting (to the extent that New Raytheon has the right to prohibit) certain transactions, such as (1) certain acquisition transactions, stock issuance transactions and stock buyback transactions for two years following the Raytheon Merger Effective Time and (2) certain recapitalizations, reincorporations and similar transactions affecting the rights and privileges of New Raytheon Common Stock, in each case unless General Motors has, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, determined that such transactions would not jeopardize the tax-free status of any of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger. In addition, for three years following the Hughes Defense Spin-Off, New Raytheon will be prohibited from amending or changing the New Raytheon Certificate of Incorporation or the New Raytheon By-Laws in such a way as to affect the composition or size of the New Raytheon Board, the manner in which the New Raytheon Board is elected or the duties and responsibilities of the New Raytheon Board unless General Motors has, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger, determined that such actions would not jeopardize the tax-free status of any of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Raytheon Merger. For additional information regarding these prohibitions, see "Separation and Transition Arrangements-- Summary of Spin-Off Separation Agreement--Preservation of Tax-Free Status of the Hughes Transactions and the Raytheon Merger" in Chapter 3.

CHAPTER 6: CAPITAL STOCK

  The foregoing provisions of the New Raytheon Certificate of Incorporation, the New Raytheon By-Laws and the Spin-Off Separation Agreement, together with the New Raytheon Rights Agreement and the provisions of Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change in control of New Raytheon or the removal of existing management, of deterring potential acquirors from making an offer to stockholders of New Raytheon and of limiting any opportunity to realize premiums over prevailing market prices for New Raytheon Common Stock in connection therewith. For a description of certain other factors that could limit such changes in control and offers, see "Risk Factors Regarding New Raytheon After the Raytheon Merger--Certain Limitations on Changes in Control of New Raytheon; New Raytheon's Ability to Participate in Future Defense Industry Consolidation" in Chapter 2. This could be the case notwithstanding that a majority of New Raytheon's stockholders might benefit from such a change in control or offer.

STOCK EXCHANGE LISTING

  Application will be made to list the Class A Common Stock and the Class B Common Stock on the NYSE. It is expected that the trading symbol on the NYSE for the Class A Common Stock will be "RTNA" and the trading symbol for the Class B Common Stock will be "RTNB."

TRANSFER AGENT AND REGISTRAR

  State Street Bank and Trust Company will serve as the Transfer Agent and Registrar for the New Raytheon Common Stock.

                       CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS
                                   CHAPTER 7
                            CONSENT SOLICITATION AND
                             CERTAIN OTHER MATTERS

                                                                           PAGE
                                                                           ----
        SOLICITATION OF WRITTEN CONSENT OF GM'S COMMON STOCKHOLDERS......   269
         Matter to Be Approved...........................................   269
         Action by Written Consent.......................................   269
         Other Consent Solicitation Matters..............................   270
         Certain Plans...................................................   271
        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
         GENERAL MOTORS..................................................   272
        FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE.................   273
        ESTIMATED FEES AND EXPENSES......................................   274
        LEGAL MATTERS....................................................   275
        EXPERTS..........................................................   275
        WHERE YOU CAN FIND MORE INFORMATION..............................   276

CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS




                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                       CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS
                    SOLICITATION OF WRITTEN CONSENT OF GM'S
                              COMMON STOCKHOLDERS

MATTER TO BE APPROVED

  We are furnishing this document to you in connection with our solicitation of your approval of the Hughes Transactions, including the adoption of the GM Spin-Off Merger Agreement.

  The Hughes Transactions which you are being asked to approve include the Hughes Reorganization, the GM Spin-Off Merger (pursuant to which, among other things, the Hughes Defense Spin-Off and the recapitalization and conversion of GM Class H Common Stock into New GM Class H Common Stock will be effected), the Master Separation Agreement and all of the other agreements contemplated thereby and the completion of the other transactions and events described in the GM Spin-Off Merger Agreement.

  In order to consummate the Hughes Transactions, General Motors must obtain the consent of the holders of (1) a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class and (2) a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class. If General Motors obtains both of these approvals, as required by applicable law, General Motors will also have obtained the approval of a majority of the voting power of all outstanding shares of both classes of GM common stock, voting together as a single class based on their respective per share power pursuant to the provisions set forth in the GM Certificate of Incorporation. When voting together as a single class with respect to any proposal, holders of record of GM $1 2/3 Common Stock are entitled to one vote per share and holders of record of GM Class H Common Stock are entitled to one-half of a vote per share.

  You are not being asked to approve the Raytheon Merger, which has already been approved by Hughes Electronics as the sole stockholder of Hughes Defense. Although you are not being asked to approve the Raytheon Merger, the Raytheon Merger is conditioned upon, among other things, the approval of the Hughes Transactions by GM's common stockholders as described in this document. We and Raytheon are obligated to complete the Raytheon Merger immediately after the consummation of the Hughes Defense Spin-Off. If the Hughes Transactions are not completed, the Raytheon Merger will not take place and, if the Raytheon Merger cannot be completed, the Hughes Transactions will not be completed. See "Description of the Raytheon Merger" in Chapter 3.

  The GM Board has unanimously recommended that you approve the Hughes Transactions. To the best of GM's knowledge, all of GM's directors and executive officers currently intend to consent to the Hughes Transactions and, except in their capacities as members of the Hughes Electronics Board or the GM President's Council as described above under "Introduction to the Hughes Transactions--The Issuers" in Chapter 1 and "Special Factors--Background of the Hughes Transactions" and "--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Hughes Transactions" in Chapter 3, none of GM's executive officers who are not directors have made any recommendations with respect to the Hughes Transactions.

ACTION BY WRITTEN CONSENT

  We have delivered this document to you in order to obtain your written consent to consummate the Hughes Transactions. We will not hold a special meeting of GM's common stockholders with respect to the Hughes Transactions. Only GM's common stockholders of record on October 15, 1997, the Record Date, are entitled to consent with respect to the Hughes Transactions. On the Record Date, there were outstanding approximately 708 million shares of GM $1 2/3 Common Stock held by approximately 566,374 holders of record and approximately 103 million shares of GM Class H Common Stock held by approximately 233,240 holders of record. Approval of the Hughes Transactions by GM's common stockholders will be deemed to be obtained once consents have been received and not revoked from holders of the number of outstanding shares of GM $1 2/3 Common Stock and GM Class H Common Stock required for approval as described above. In no event will this be sooner than 20 business days after the date on which we complete the mailing of this

CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS document. Notwithstanding the foregoing, if we do not receive the number of consents required to approve the Hughes Transactions within 60 days of the date of the earliest dated consent delivered to us, no consent will be effective to approve the Hughes Transactions and we will not consummate the Hughes Transactions or the Raytheon Merger.

  The shares represented by each executed consent submitted with respect to the proposal to approve the Hughes Transactions will be deemed to have approved the Hughes Transactions.

  If you participate in any of the employee benefit or other plans described below or maintain other accounts under a different name (e.g., with and without a middle initial), you may receive more than one set of solicitation materials. To ensure that all of your shares are voted, you must execute and return every consent received.

  You may revoke your consent at any time before the approval of the Hughes Transactions by GM's common stockholders, which will occur when unrevoked consents representing the requisite number of shares required to approve the Hughes Transactions are delivered to General Motors (but no sooner than 20 business days after the completion of the mailing of this document to GM's common stockholders). To revoke your consent, file with the Secretary of General Motors a written notice of revocation or another form of written consent bearing a date later than the date of the consent. Any such notice of revocation of written consent should be sent to General Motors at the following address:

                       General Motors Corporation General Motors Building 3044 West Grand Boulevard Detroit, Michigan 48202-3091
                       Attention: Secretary

OTHER CONSENT SOLICITATION MATTERS

  Under the rules of the NYSE, brokers who hold shares in street names may not consent on behalf of customers to non-routine proposals such as the approval of the Hughes Transactions without specific instructions from such customers. Thus, "broker non-votes" with respect to the proposal to approve the Hughes Transactions will have the effect of a vote against such proposal.

  Arrangements will be made to furnish copies of solicitation materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of GM $1 2/3 Common Stock and GM Class H Common Stock. Brokers, dealers, banks, voting trustees and their nominees who desire a supply of this solicitation material for transmittal to beneficial owners should write to General Motors at the following address:

                       General Motors Corporation c/o Morrow & Co., Inc.909 Third Avenue, 20th Floor New York, New York 10022-4799

  General Motors will bear the cost of preparing and mailing this document and related materials to GM's common stockholders. General Motors will solicit written consents by mail, and the directors, officers and employees of General Motors may also solicit written consents by telephone, facsimile or personal interview. These persons will receive no additional compensation for such services. In addition, General Motors has retained Morrow & Co., Inc. to assist in soliciting written consents regarding the Hughes Transactions. General Motors has agreed to pay Morrow & Co., Inc. a fee of $125,000 and reasonable out-of-pocket expenses for its solicitation services. General Motors has also retained Morrow & Co., Inc. to assist in providing information regarding the Hughes Transactions.

                       CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS

CERTAIN PLANS

  If you are a participant in the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States (the "GM SSPP"), the General Motors Personal Savings Plan for Hourly-Rate Employees in the United States (the "GM PSP"), the General Motors Canadian Savings-Stock Purchase Program (the "GM Canadian SSPP"), the Hughes Salaried Employees' Thrift and Savings Plan (the "Hughes Salaried Plan"), the Hughes Tucson Bargaining Employees' Thrift and Savings Plan (the "Hughes Tucson Plan"), the Hughes California Hourly Employees' Thrift and Savings Plan (the "Hughes California Plan"), the Hughes Thrift and Savings Plan, the Saturn Individual Savings Plan for Represented Members (the "Saturn ISP"), the Saturn Personal Choices Savings Plan for Non-Represented Members (the "Saturn PCSP") or the GMAC Mortgage Corporation Savings Incentive Plan ("the "GMAC SIP"), each of your consents will also serve as a voting instruction for the trustees, plan committees or independent fiduciaries of those plans. With respect to the GM SSPP, the Hughes Salaried Plan, the Hughes Tucson Plan, the Hughes California Plan, the Hughes Thrift and Savings Plan, the Saturn PCSP and the GMAC SIP, if voting instructions are not received for shares in such plans, those shares will be voted by the trustee, plan committee or independent fiduciary. For the GM PSP and the Saturn ISP, shares in such plans for which voting instructions are not received will not be voted unless the trustee of each plan determines, respectively, that it is required to do so under ERISA. For the GM Canadian SSPP, shares for which voting instructions are not received will not be voted.

CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS
                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                    OWNERS AND MANAGEMENT OF GENERAL MOTORS

  The following table sets forth, based on information available to General Motors as of September 30, 1997, beneficial ownership of both classes of GM common stock for each current director, the Chief Executive Officer and the four other most highly compensated executive officers of General Motors and all current directors and officers of General Motors as a group. Each of these individuals, and the group as a whole, are owners of less than one percent of the outstanding shares and voting power of both classes of GM common stock (based on the number of shares of the applicable class outstanding on the Record Date).

  These shares do not include any shares of GM $1 2/3 Common Stock or GM Class H Common Stock held by the pension and profit sharing plans or endowment funds of other corporations or by educational and charitable institutions of which such directors and officers serve as directors or trustees.

  The following table also sets forth, based on information available to General Motors as of September 30, 1997, the three persons known to General Motors to be beneficial owners of more than five percent of either class of GM common stock.

                                                    SHARES    DEFERRED
                                                 BENEFICIALLY  STOCK             STOCK
DIRECTORS                    CLASS OF STOCK         OWNED      UNITS    TOTAL  OPTIONS(A)
---------                ----------------------- ------------ -------- ------- ----------
A. L. Armstrong......... GM $1 2/3 Common Stock      1,500     17,846   19,346    1,000
                         GM Class H Common Stock       112      4,760    4,872      --
P. Barnevik............. GM $1 2/3 Common Stock     10,000        359   10,359      --
                         GM Class H Common Stock       --         --       --       --
J. H. Bryan............. GM $1 2/3 Common Stock      2,000      4,428    6,428    1,000
                         GM Class H Common Stock       --         --       --       --
T. E. Everhart.......... GM $1 2/3 Common Stock        400      8,378    8,778    1,000
                         GM Class H Common Stock       --       4,620    4,620      --
C. T. Fisher, III....... GM $1 2/3 Common Stock      3,388      8,817   12,205    1,000
                         GM Class H Common Stock        58      4,397    4,455      --
G. M. C. Fisher......... GM $1 2/3 Common Stock      5,000        401    5,401    1,000
                         GM Class H Common Stock       --         --       --       --
J. W. Marriott, Jr...... GM $1 2/3 Common Stock      1,000      6,333    7,333      --
                         GM Class H Common Stock       --       2,460    2,460      --
A. D. McLaughlin........ GM $1 2/3 Common Stock        951      1,686    2,637      --
                         GM Class H Common Stock       --         963      963      --
H. J. Pearce............ GM $1 2/3 Common Stock     16,995     23,263   40,258  115,168
                         GM Class H Common Stock    23,888      7,340   31,228   54,084(b)
E. Pfeiffer............. GM $1 2/3 Common Stock      1,000      1,357    2,357      --
                         GM Class H Common Stock       --         112      112      --
J. G. Smale............. GM $1 2/3 Common Stock     16,000      5,417   21,417    1,000
                         GM Class H Common Stock       200         45      245      --
J. F. Smith, Jr......... GM $1 2/3 Common Stock     84,727     54,039  138,766  514,790
                         GM Class H Common Stock    19,687     11,209   30,896      --
L. W. Sullivan.......... GM $1 2/3 Common Stock        100      2,365    2,465      --
                         GM Class H Common Stock       --         441      441      --
D. Weatherstone......... GM $1 2/3 Common Stock      6,000     16,478   22,478      --
                         GM Class H Common Stock       --       5,407    5,407      --

                       CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS

                                                     SHARES    DEFERRED
                                                  BENEFICIALLY  STOCK                STOCK
DIRECTORS                     CLASS OF STOCK         OWNED      UNITS     TOTAL    OPTIONS(A)
---------                 ----------------------- ------------ -------- ---------- ----------
T. H. Wyman.............  GM $1 2/3 Common Stock        1,000    5,898       6,898     1,000
                          GM Class H Common Stock         250    2,730       2,980       --
OTHER NAMED EXECUTIVES
----------------------
C. M. Armstrong(c)......  GM $1 2/3 Common Stock        6,318      --        6,318    25,000
                          GM Class H Common Stock      61,652   15,274      76,926   211,818
L. R. Hughes............  GM $1 2/3 Common Stock       18,443   24,775      43,218   171,667
                          GM Class H Common Stock       7,683    5,485      13,168       --
G. R. Wagoner, Jr.......  GM $1 2/3 Common Stock       18,742   24,472      43,214   208,557
                          GM Class H Common Stock       6,234    5,485      11,719       --
All directors and
 officers of
 General Motors as a
 group..................  GM $1 2/3 Common Stock      193,564  206,312     399,876 1,042,182
                          GM Class H Common Stock     119,764   70,728     190,492   265,902
FIVE PERCENT OWNERS
-------------------
The Capital Group
 Companies, Inc.
333 South Hope Street
Los Angeles, CA 90071...  GM Class H Common Stock   5,383,900      --    5,383,900       --
Putnam Investments, Inc.
One Post Office Square
Boston, MA 02109........  GM Class H Common Stock   6,527,777      --    6,527,777       --
Fidelity Management &
 Research Company
82 Devonshire Street
Boston, MA 02109........  GM $1 2/3 Common Stock   60,407,423      --   60,407,423       --
                          GM Class H Common Stock     110,004      --      110,004       --

----------
(a) GM common stock that may be acquired within 60 days through exercise of stock options.
(b) In connection with the Hughes Transactions, 50% of these options will be adjusted and converted into options for shares of New GM Class H Common Stock and 50% of these options will be adjusted and converted into options for shares of GM $1 2/3 Common Stock.

(c) Resigned from his position as Chairman and Chief Executive Officer of Hughes Electronics on October 20, 1997. See "Recent Developments--New Leadership Team at Hughes Electronics" in Chapter 1.

  As of the Record Date, directors and executive officers of General Motors held an aggregate of 193,564 outstanding shares of GM $1 2/3 Common Stock and 119,794 outstanding shares of GM Class H Common Stock. In each case, such holdings constituted, as of the Record Date, less than 1% of the outstanding shares of each class of GM common stock.

                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

  This document contains certain forward-looking statements and information relating to General Motors (including Delco and Delphi) and Hughes Telecom that are based on the beliefs of General Motors and/or Hughes Telecom management as well as assumptions made by and information currently available to General Motors and/or Hughes Telecom management. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to General Motors (including Delco and Delphi), Hughes Telecom or GM management or Hughes Telecom management, are intended to identify forward-looking statements. Such statements reflect the current view of General Motors and/or Hughes Telecom with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this document. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this

CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS document as anticipated, believed, estimated or expected. General Motors and Hughes Telecom do not intend to update these forward-looking statements.

  This document also contains certain forward-looking statements and information relating to Hughes Defense, Raytheon and New Raytheon that are based on the beliefs of Raytheon and/or Hughes Defense management as well as assumptions made by and information currently available to Raytheon and/or Hughes Defense management. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to Hughes Defense, Raytheon, New Raytheon or Raytheon management or Hughes Defense management, are intended to identify forward-looking statements. Such statements reflect the current views of Raytheon and/or Hughes Defense with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this document. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document as anticipated, believed, estimated or expected. Raytheon and Hughes Defense do not intend to update these forward-looking statements.

  Statements made concerning expected financial performance (including future revenue and earnings growth), ongoing business strategies and possible future action which Hughes Electronics intends to pursue to achieve strategic objectives for each of its three principal business segments (including the Hughes Transactions) constitute forward-looking information. The implementation of these strategies and of such future actions and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Accordingly, no assurance can be given that Hughes Electronics will be able to successfully accomplish its strategic objectives or achieve such financial performance. The principal important risk factors which could cause actual performance and future actions to differ materially from the forward-looking statements made in this document include economic conditions, product demand and market acceptance, government action, competition, ability to achieve cost reductions, GM's global sourcing strategy with respect to automotive electronics, GM NAO volumes, technological risk, interruptions to production attributable to causes outside Hughes Electronics' control, and the receipt of various approvals with respect to the Hughes Transactions.

                          ESTIMATED FEES AND EXPENSES

  Estimated costs and fees of General Motors and its subsidiaries incurred in connection with the Hughes Transactions and the Raytheon Merger are as follows:

                                                                   (IN MILLIONS)
      Goldman Sachs...............................................     $28.5
      Merrill Lynch...............................................      21.0
      Salomon Brothers............................................      21.0
      Legal Fees and Expenses.....................................      12.0
      Printing and Mailing Expenses...............................       7.5
      Exchange Agent/Transfer Agent Fees..........................       3.8
      SEC Filing Fees.............................................       2.8
      Solicitation and Information Agent Fees and Expenses........       1.0
      Accounting Fees and Expenses................................       0.8
      Miscellaneous...............................................       1.6
                                                                      ------
        Total.....................................................    $100.0
                                                                      ======

  In general, all costs and expenses of either General Motors or Hughes Defense in connection with the Hughes Defense Spin-Off and the Raytheon Merger will be paid by the party that incurs such costs and expenses. Pursuant to the Spin-Off Separation Agreement, General Motors or one of its subsidiaries will pay all fees and out-of-pocket expenses of Hughes Defense in connection with Hughes Transactions and the Raytheon Merger except that Hughes Defense will pay all costs and expenses relating exclusively to the Raytheon

                       CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS Merger. General Motors or its subsidiaries (excluding Hughes Defense) will also pay all fees and expenses relating to the Hughes Transactions except (1) the costs of printing and engraving the certificates representing the Hughes
Defense Common Stock, (2) fees of any transfer or exchange agent engaged by Hughes Defense and (3) all fees relating to the listing of the Hughes Defense Common Stock on the NYSE, all of which will be paid by Hughes Defense. See "Separation and Transition Arrangements--Summary of Spin-Off Separation Agreement" in Chapter 3.

  With respect to those fees and expenses to be borne by General Motors or Hughes Telecom, General Motors and Hughes Telecom have agreed that all costs and expenses which relate exclusively to the Hughes Transactions (not including those incurred in connection with the Raytheon Merger) will be paid by General Motors and all of such costs and expenses which relate exclusively to the Raytheon Merger will be paid by New Hughes Electronics. In addition, they have agreed that certain of such costs and expenses which relate to both the Hughes Transactions and the Raytheon Merger will be shared equally by General Motors and New Hughes Electronics. These costs and expenses include the SEC filing fees, the printing and mailing expenses and the solicitation and information agent fees and expenses. As a result of these arrangements, we estimate that General Motors will pay for approximately 55% and New Hughes Electronics will pay for approximately 45% of the above-listed fees and expenses.


                                 LEGAL MATTERS

  The validity of the shares of New GM Class H Common Stock to be distributed to the former GM Class H Common Stockholders upon the consummation of the Hughes Transactions will be passed upon for General Motors by Warren G. Andersen, Esq., Attorney, Legal Staff of General Motors. The validity of the shares of Class A Common Stock to be distributed to the GM $1 2/3 Common Stockholders and the former GM Class H Common Stockholders upon the consummation of the Hughes Defense Spin-Off will be passed upon for Hughes Defense by Weil, Gotshal & Manges LLP. Certain matters relating to U.S. federal income tax considerations in connection with the Hughes Transactions will be passed upon for General Motors by Kirkland & Ellis. Certain matters relating to the U.S. federal income tax considerations in connection with the Raytheon Merger will be passed upon for Hughes Defense by Weil, Gotshal & Manges LLP.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of General Motors Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in the GM 1996 Form 10-K, incorporated by reference in this document, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report appearing therein, and have been so incorporated by reference in this document in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and financial statement schedule of Hughes Electronics Corporation as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in Exhibit 99 to the GM 1996 Form 10-K, incorporated by reference in this document, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports appearing therein, and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

  The combined financial statements of Hughes Defense as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in Appendix C to this document, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS

  The combined financial statements of Delco as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in Appendix D to this document, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

  The combined financial statements of Hughes Telecom as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in Appendix E to this document, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements and financial statement schedule of Raytheon Company and Subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in the Raytheon 1996 Form 10-K, incorporated by reference in this document, have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their reports appearing therein, and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

  The financial statements of the Defense Business of Texas Instruments Incorporated as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in Raytheon's Form 8-K dated March 14, 1997, which is incorporated into this document by reference, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing therein, and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of PanAmSat Corporation as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in the PanAmSat Proxy Statement on Schedule 14A, filed on April 18, 1997, incorporated by reference in this document, have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports appearing therein, and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  General Motors is subject to the information requirements of the Exchange Act and files reports and other information with the SEC. You may read and copy any reports or other information General Motors files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also request copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GM's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov," and the web site maintained by General Motors at "http://www.gm.com."

  GM $1 2/3 Common Stock and GM Class H Common Stock are listed on the NYSE. GM $1 2/3 Common Stock is also listed on the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange.

  Each of General Motors and Hughes Defense has filed a registration statement with respect to its stock to be issued to GM common stockholders in the Hughes Transactions. Pursuant to SEC rules and regulations, this document does not contain all the information you can find in such registration statements. You may read and copy this information in the same way as any other information that General Motors files with the SEC.

                  CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS

Statements in this document concerning any document filed as an exhibit to such registration statements are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to one or both registration statements. Each of such statements is qualified in its entirety by such reference.

  General Motors has filed a Schedule 13E-3 Transaction Statement under the Exchange Act with respect to the Hughes Transactions. Pursuant to the rules and regulations of the SEC, this document omits certain information contained in the Schedule 13E-3, including reports of financial advisors referred to in this document and filed as exhibits to the Schedule 13E-3. These reports, in the forms filed with the SEC, may be inspected and copied, and obtained by mail, from the SEC as set forth above and will be available for inspection and copying at the principal executive offices of General Motors at General Motors Corporation, 100 Renaissance Center, Detroit, Michigan 48243-7301 during regular business hours by any interested stockholder of General Motors or his or her representative who has been so designated in writing.

  The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC, including GM's regular annual and quarterly reports. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

  This document incorporates by reference the documents set forth below that General Motors previously filed with the SEC. These documents contain important information about General Motors and its finances and the Hughes Transactions.

        SEC FILINGS (FILE NO. 1-143)                      PERIOD
        ----------------------------                      ------
      Annual Report on Form 10-K.......   Year ended December 31, 1996
      Quarterly Reports on Form 10-Q..... Quarters ended March 31, 1997, June
                                          30, 1997 and September 30, 1997
                                          (currently expected to be filed on or
                                          about November 12, 1997).
      Current Reports on Form 8-K........ Dated January 16, 1997, January 27,
                                          1997, March 12, 1997, April 14, 1997,
                                          May 23, 1997, May 27, 1997, July 1,
                                          1997, July 14, 1997, October 6, 1997
                                          and October 13, 1997.

  This document also incorporates by reference the documents set forth below that Raytheon previously filed with the SEC. These documents contain important information about Raytheon and Texas Instruments Defense and their finances.

        SEC FILINGS (FILE NO. 1-2833)                    PERIOD
        -----------------------------                    ------
      Annual Report on Form 10-K.......  Year ended December 31, 1996
      Quarterly Reports on Form 10-Q...  Quarters ended March 30, 1997, June
                                         29, 1997 and September 28, 1997
                                         (currently expected to be filed on or
                                         about November 10, 1997).
      Current Reports on Form 8-K......  Dated January 4, 1997, January 16,
                                         1997, March 14, 1997, July 11, 1997,
                                         September 10, 1997 and October 7, 1997
                                         (as amended by the Current Report on
                                         Form 8-K/A filed on October 28, 1997).

  We are also incorporating by reference additional documents that we and Raytheon file with the SEC between the date of this document and the consummation of the Hughes Transactions. Any statement in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this document, except as so modified or superseded.

CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS

  As noted above under "Raytheon Information" in Chapter 1, Raytheon is seeking approval of the Raytheon Merger by its existing common stockholders and, in connection therewith, is sending the Raytheon Solicitation Statement to its common stockholders. The Raytheon Solicitation Statement contains information about Raytheon, about the Raytheon Merger and about the business and prospects of New Raytheon that may be of interest to you in considering the Hughes Transactions. We are incorporating into this document by reference the following sections of the Raytheon Solicitation Statement, which is a part of a Registration Statement on Form S-4 of HE Holdings, Inc. (Registration No. 333-39861), filed on November 10, 1997, as amended (which we refer to as the "Raytheon Registration Statement"), which has been filed with the SEC: (1) "Background," (2) "Appendix A--Merger Agreement," (3) "Appendix B-I--Bear Stearns Fairness Opinion," (4) "Appendix B-II--CSFB Fairness Opinion," (5) "Appendix C--Raytheon Consolidated Financial Statements" and (6) "Appendix E-- TI Defense Financial Statements." Although the Raytheon Registration Statement is technically a filing of HE Holdings, most of the information in the Raytheon Registration Statement, including information in the Raytheon Solicitation Statement relating to the business of Raytheon, historical and pro forma financial information and data relating to Raytheon and the information in the section entitled "Background," has been solely prepared by Raytheon and provided to HE Holdings for inclusion in the Raytheon Registration Statement.

  The "Background" section of the Raytheon Solicitation Statement contains, among other things, (1) information about the background of the Raytheon Merger from Raytheon's point of view, including information about the Raytheon board of directors' consideration of the Raytheon Merger and its decision to approve the Raytheon Merger and recommend it to the stockholders of Raytheon, as to which we have no direct knowledge, and (2) summaries of opinions of Raytheon's financial advisors, Bear Stearns and CSFB, regarding the fairness, in the case of Bear Stearns, of the Raytheon Merger and, in the case of CSFB, of the Raytheon Merger Consideration (as defined in the CSFB opinion), to the holders of Raytheon Common Stock from a financial point of view. Appendix A to the Raytheon Solicitation Statement contains a copy of the Raytheon Merger Agreement. Appendix B-I to the Raytheon Solicitation Statement contains a copy of the opinion of Bear Stearns, financial advisor to Raytheon, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the Raytheon Merger is fair to Raytheon stockholders from a financial point of view. Appendix B-II to the Raytheon Solicitation Statement contains a copy of the opinion of CSFB, financial advisor to Raytheon, to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the Merger Consideration (as defined in the opinion) was fair to the holders of Raytheon Common Stock from a financial point of view. You should note, however, that these materials were prepared for Raytheon's board of directors in connection with the Raytheon Merger, and Raytheon's board of directors and its financial advisors did not consider your interests as a stockholder of General Motors.

  In addition, this document incorporates by reference (1) PanAmSat's Consolidated Financial Statements contained in pages FIN-1 through FIN-19 of the Proxy Statement on Schedule 14A, filed on April 18, 1997, of PanAmSat (File No. 0-26712) and (2) the unaudited financial statements of PanAmSat contained in the Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997 of PanAmSat.

  If you are a GM common stockholder, we may have already sent you some of the GM documents incorporated by reference, but you can obtain any document incorporated by reference through us or the SEC. Documents incorporated by reference are available from General Motors without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. You may obtain documents incorporated by reference in this document by making a request to General Motors by telephone at (800) 331-9922 or in writing at the following address:

                       General Motors Corporation MC 482-111-238 3044 West Grand Boulevard Detroit, Michigan 48202-3091 Tel: (313) 556-2044

  If you would like to request documents from General Motors, please do so within 15 business days of the date of the mailing of this document in order to ensure timely delivery. Mailing is currently expected to be completed on or about November 18, 1997, but could be completed sooner.

                                                                        GLOSSARY
                                    GLOSSARY

  This Glossary contains certain terms used throughout this document. Certain other terms used exclusively in only one portion of this document do not appear in this Glossary. Unless otherwise indicated, all definitions speak as of the date of this document.

  "Available Separate Consolidated Net Income of Hughes Electronics" means, for any quarterly period, an amount representing the separate consolidated net income of Hughes Electronics for such period excluding the effects of GM purchase accounting adjustments arising at the time of GM's acquisition of Hughes Aircraft, calculated for such period and multiplied by a fraction, the numerator of which is a number equal to the weighted average number of shares of GM Class H Common Stock outstanding during the quarter (approximately 102 million during the third quarter of 1997) and the denominator of which was approximately 400 million for the third quarter of 1997; provided that such fraction shall never be greater than one. This term is defined in the GM Certificate of Incorporation as part of the terms of the GM Class H Common Stock and is used in determining the amount available for the payment of dividends on the GM Class H Common Stock.

  "Available Separate Consolidated Net Income of New Hughes Electronics" means, for any quarterly period, an amount representing the separate consolidated net income of New Hughes Electronics for such period excluding the effects of GM purchase accounting adjustments arising at the time of GM's acquisition of Hughes Aircraft, calculated for such period and multiplied by a fraction, the numerator of which is a number equal to the weighted average number of shares of New GM Class H Common Stock outstanding during the quarter and the denominator of which will initially be the denominator of the fraction described above in "Available Separate Consolidated Net Income of Hughes Electronics" as of immediately prior to the GM Spin-Off Merger Effective Time (currently expected to be approximately 400 million); provided that such fraction shall never be greater than one. This term will be defined in the GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, as part of the terms of the New GM Class H Common Stock and will be used in determining the amount available for the payment of dividends on the New GM Class H Common Stock. The GM Certificate of Incorporation, as proposed to be amended in the GM Spin-Off Merger, will use the term "Available Separate Consolidated Net Income of Hughes" to refer to what this document refers to as the Available Separate Consolidated Net Income of New Hughes Electronics.

  "Avicom Divestiture" means the agreement of Hughes Telecom to sell substantially all of the assets and liabilities of the Hughes Avicom business to Rockwell Collins, Inc. See "Business of Hughes Telecom--Hughes Avicom" in Chapter 4.

  "Bear Stearns" means Bear, Stearns & Co. Inc., in its capacity as financial advisor to Raytheon in connection with the Raytheon Merger.

  "Capital Stock Committee" means a standing committee of the GM Board, comprised entirely of independent directors of General Motors, which oversees those matters in which the two classes of GM's common stockholders may have divergent interests.

  "Class A Common Stock" means the Class A Common Stock, $0.01 par value per share, of Hughes Defense (i.e., HE Holdings) which will be distributed to GM's common stockholders pursuant to the GM Spin-Off Merger.

  "Class A Common Stockholder" means a holder of Class A Common Stock.

  "Class A Share Value" means the average closing market price of Raytheon Common Stock during the 30-day period ending on the fifth day before the consummation of the Raytheon Merger.

  "Class B Common Stock" means the Class B Common Stock, $0.01 par value per share, of Hughes Defense (i.e., HE Holdings) which will be distributed to Raytheon's common stockholders pursuant to the Raytheon Merger.

  "Class B Common Stockholder" means a holder of Class B Common Stock.

  "Class H Distribution" means the total number of shares of Class A Common Stock to be distributed to GM Class H Common Stockholders.

GLOSSARY

  "Class H Fraction" means the fraction which expresses the relationship between the number of shares of GM Class H Common Stock outstanding and the Class H Dividend Base, which is the denominator of the fraction that is used in the GM Certificate of Incorporation to allocate the earnings of Hughes Electronics between GM's two classes of common stock for dividend purposes. See "Special Factors--The Distribution Ratio" in Chapter 3.

  "CSFB" means Credit Suisse First Boston Corporation, in its capacity as financial advisor to Raytheon in connection with the Raytheon Merger.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

  "Delco" means Delco Electronics Corporation, a Delaware corporation and (1) before the Hughes Reorganization, a wholly owned subsidiary of Hughes Electronics comprising the automotive electronics business of Hughes Electronics, and (2) after the Hughes Reorganization, a wholly owned subsidiary of General Motors comprising the automotive electronics business of Hughes Electronics. "Delco" also means, as appropriate, the automotive electronics business of Hughes Electronics.

  "Delphi" means Delphi Automotive Systems, the automotive components sector of General Motors.

  "Department of Defense" means the U.S. Department of Defense.

  "Distribution Ratio" means the relationship between (1) the number of shares of Class A Common Stock to be allocated and distributed to the GM $1 2/3 Common Stockholders and (2) the number of shares of Class A Common Stock to be allocated and distributed to the GM Class H Common Stockholders, pursuant to the Hughes Defense Spin-Off. For a description of the Distribution Ratio and the methodology used by the GM Board to determine the Distribution Ratio, see "Special Factors--The Distribution Ratio" in Chapter 3.

  "EDS" means Electronic Data Systems Corporation, a Delaware corporation and formerly a wholly owned subsidiary of General Motors.

  "EDS Split-Off" means the split-off of EDS from General Motors consummated on June 7, 1996, pursuant to which all of the outstanding shares of common stock of EDS were exchanged for all of the outstanding shares of the Class E Common Stock, $0.10 par value, of General Motors.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

  "FTC" means the U.S. Federal Trade Commission.

  "General Motors" or "GM" means General Motors Corporation, a Delaware corporation. When we refer to "GM" or "General Motors" in this document, we mean General Motors and its subsidiaries (including Hughes Defense prior to the Hughes Defense Spin-Off) unless the context indicates that we mean otherwise.

  "GMAC" means General Motors Acceptance Corporation, a New York corporation and a wholly owned subsidiary of General Motors.

  "GM Board" means the Board of Directors of General Motors.

  "GM By-Laws" means the By-Laws of General Motors, as amended.

  "GM Certificate of Incorporation" means the Restated Certificate of Incorporation of General Motors, as amended.

                                                                        GLOSSARY

  "GM Class H Common Stock" means the Class H Common Stock, $0.10 par value per share, of General Motors.

  "GM Class H Common Stockholder" means a holder of GM Class H Common Stock.

  "GM 1996 Form 10-K" means the Annual Report on Form 10-K of General Motors for the year ended December 31, 1996.

  "GM $1 2/3 Common Stock" means the Common Stock, $1 2/3 par value per share, of General Motors and, following the GM Spin-Off Merger Effective Time, the Common Stock, $1 2/3 par value per share, of General Motors as the surviving corporation of the GM Spin-Off Merger.

  "GM $1 2/3 Common Stockholder" means a holder of GM $1 2/3 Common Stock.

  "GM Preference Stock" means the Preference Stock, $0.10 par value per share, of General Motors (including the Series B 9 1/8% Preference Stock, the Series D 7.92% Preference Stock and the Series G 9.12% Preference Stock).

  "GM Preferred Stock" means the Preferred Stock, without par value, of General Motors.

  "GM President's Council" means a standing council of certain members of senior management of General Motors, appointed by the GM Board and charged with senior policy-making authority, currently comprised of persons holding the following positions: (1) the Chairman, Chief Executive Officer and President of General Motors (Mr. John F. Smith, Jr.), (2) the Vice Chairman of General Motors, who has responsibility for, among other things, Hughes Electronics (Mr. Harry J. Pearce), (3) the Executive Vice President of General Motors and President of Delphi Automotive Systems (Mr. J.T. Battenberg III), (4) the Executive Vice President and President, International Operations of General Motors (Mr. Louis P. Hughes), (5) the Executive Vice President and Chief Financial Officer of General Motors (Mr. J. Michael Losh) and (6) the Executive Vice President of General Motors and President of GM NAO (Mr. G. Richard Wagoner). Prior to October 20, 1997, the GM President's Council also included Mr. C. Michael Armstrong, then Chairman and Chief Executive Officer of Hughes Electronics.

  "GM Recapitalization" means the recapitalization and conversion of each issued and outstanding share of GM Class H Common Stock into one share of New GM Class H Common Stock and the right to receive a distribution of Class A Common Stock in accordance with the Distribution Ratio. The GM Recapitalization will be accomplished pursuant to the GM Spin-Off Merger.

  "GM Recapitalization Opinion" means the opinion of Kirkland & Ellis, outside tax counsel to General Motors, to the effect that the GM Recapitalization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

  "GM Spin-Off Merger" means the merger of Merger Sub with General Motors, with General Motors as the surviving corporation of the GM Spin-Off Merger, to effect, among other things, the Hughes Defense Spin-Off and the GM Recapitalization.

  "GM Spin-Off Merger Agreement" means the Agreement and Plan of Merger by and between General Motors and Merger Sub, dated as of October 17, 1997, as amended.

  "GM Spin-Off Merger Effective Time" means the time at which the GM Spin-Off Merger becomes effective.

  "GM Transfer Agent" means BankBoston, N.A., in its capacity as the transfer agent for the GM common stock.

GLOSSARY

  "Goldman Sachs" means Goldman, Sachs & Co., in its capacity as financial advisor to General Motors, Hughes Electronics and Hughes Defense in connection with the Raytheon Merger.

  "Goldman Sachs Fairness Opinion" means the written opinion of Goldman Sachs, dated as of January 16, 1997, addressed to the Boards of Directors of General Motors, Hughes Electronics and Hughes Defense in connection with the Raytheon Merger that, on the basis of and subject to the assumptions and limitations and other matters set forth therein, as of the date thereof, the Aggregate Consideration (as defined therein) is fair to the GM Group (as defined therein) as a whole.

  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "HE Holdings" means HE Holdings, Inc., a Delaware corporation and (1) before the Hughes Reorganization, a wholly owned subsidiary of Hughes Electronics comprising the defense electronics business and the telecommunications and space business of Hughes Electronics, and (2) after the Hughes Reorganization (but before the Hughes Defense Spin-Off), a wholly owned subsidiary of General Motors comprising the defense electronics business of Hughes Electronics. HE Holdings is the corporate name currently used by the corporation that was called "Hughes Aircraft Company" when it was acquired by General Motors in 1985. HE Holdings will be the issuer of the Class A Common Stock to be distributed in the Hughes Defense Spin-Off. In the Raytheon Merger, Raytheon will merge with and into HE Holdings, with HE Holdings as the surviving corporation, which will be renamed "Raytheon Company" in connection with the merger. With respect to periods following the Raytheon Merger Effective Time, we sometimes refer in this document to HE Holdings as "New Raytheon."

  "Hughes Aircraft" means the corporation that was called "Hughes Aircraft Company" when it was acquired by General Motors in 1985. This corporation is currently named "HE Holdings, Inc." See the definition of "HE Holdings."

  "Hughes Defense" means HE Holdings. "Hughes Defense" also means, as appropriate, the defense electronics business of Hughes Electronics.

  "Hughes Defense By-Laws" means the Amended and Restated By-Laws of Hughes Defense, which will continue as the by-laws of New Raytheon after the Raytheon Merger. With respect to periods following the Raytheon Merger Effective Time, we sometimes refer in this document to the Hughes Defense By-Laws as the "New Raytheon By-Laws."

  "Hughes Defense Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of Hughes Defense, which will continue as the certificate of incorporation of New Raytheon after the Raytheon Merger. With respect to periods following the Raytheon Merger Effective Time, we sometimes refer in this document to the Hughes Defense Certificate of Incorporation as the "New Raytheon Certificate of Incorporation."

  "Hughes Defense Common Stock" means the Class A Common Stock and the Class B Common Stock. With respect to periods following the Raytheon Merger Effective Time, we sometimes refer in this document to the Hughes Defense Common Stock as "New Raytheon Common Stock."

  "Hughes Defense Recapitalization" means the adoption by Hughes Defense of the Hughes Defense Certificate of Incorporation, which authorizes Class A Common Stock and Class B Common Stock, and the recapitalization of the common stock, no par value per share, of Hughes Defense into shares of Class A Common Stock.

  "Hughes Defense Registration Statement" means the Registration Statement on Form S-4 of Hughes Defense, as amended and including exhibits, to register with the SEC the shares of Class A Common Stock to be distributed in the Hughes Defense Spin-Off. This document is part of the Hughes Defense Registration Statement.

  "Hughes Defense Spin-Off" means the spin-off of Hughes Defense from General Motors.

                                                                        GLOSSARY

  "Hughes Defense Spin-Off Committee" means a special committee of the GM Board formed to supervise the process of soliciting interest in Hughes Defense and to oversee matters relating to the Hughes Transactions. The Hughes Defense Spin-Off Committee, which has been renamed the "Hughes Transactions Committee," is currently comprised of John G. Smale, Thomas H. Wyman, John H. Bryan, Ann D. McLaughlin, Edmund T. Pratt and Dennis Weatherstone. See "Special Factors-- Background of the Hughes Transactions" in Chapter 3.

  "Hughes Electronics" means Hughes Electronics Corporation, a Delaware corporation and a wholly owned subsidiary of General Motors. See the definition of "New Hughes Electronics."

  "Hughes Electronics Board" means the Board of Directors of Hughes
Electronics.

  "Hughes Network Systems" means Hughes Network Systems, Inc., a Delaware corporation and a wholly owned subsidiary of Hughes Defense.

  "Hughes Reorganization" means all transfers of assets and liabilities by and among Delco, Hughes Telecom and Hughes Defense and their respective subsidiaries, the Hughes Telecom Spin-Off, the transfer of Delco from Hughes Electronics to General Motors, the merger of Hughes Electronics with General Motors (resulting in the liquidation of Hughes Electronics), the merger of the subsidiary of Hughes Defense which principally operates the defense electronics business with Hughes Defense (i.e., HE Holdings) (resulting in the liquidation of that subsidiary) and the Hughes Defense Recapitalization.

  "Hughes Telecom" means, before the Hughes Reorganization, the telecommunications and space business of Hughes Electronics. "Hughes Telecom" also means, as appropriate, the telecommunications and space business of New Hughes Electronics with respect to periods after the Hughes Reorganization.

  "Hughes Telecom Spin-Off" means the spin-off of Hughes Telecom by Hughes Defense to General Motors.

  "Hughes Transactions" means collectively (1) the Hughes Reorganization, (2) the Hughes Defense Spin-Off, (3) the GM Recapitalization, (4) the consummation of the GM Spin-Off Merger, (5) the execution and delivery of each of the Separation Agreements and (6) the consummation of the other transactions and events contemplated by the Transaction Agreements.

  "Hughes Transactions Exchange Agent" means BankBoston, N.A. in its capacity as the exchange agent for the Hughes Transactions.

  "Implementation Agreement" means the Implementation Agreement by and between General Motors and Raytheon, dated as of January 16, 1997, as amended.

  "Intercompany Payment" means the application of the proceeds of the new indebtedness to be incurred by Hughes Defense as contemplated by the Raytheon Merger Agreement. Such proceeds (up to $4.0 billion) will be made available to Hughes Telecom, with the amount, if any, in excess of $4.0 billion being made available to General Motors through the repayment of intercompany loans owing to Delco, which will be transferred to General Motors. See "Description of the Raytheon Merger--Raytheon Merger Agreement--Certain Covenants--Indebtedness" in Chapter 3.

  "Intercompany Payment Amount" means, as set forth in the Raytheon Merger Agreement, the amount of indebtedness for borrowed money that may be incurred by Hughes Defense prior to the Raytheon Merger Effective Time. See "Description of the Raytheon Merger--Raytheon Merger Agreement--Certain Covenants-- Indebtedness" in Chapter 3.

  "IRS" means the Internal Revenue Service of the U.S. Department of Treasury.

  "IRS Ruling" means the letter ruling, dated as of July 11, 1997, received from the IRS which holds, in part, that each of (1) the distribution of Class A Common Stock to the GM Class H Common Stockholders and the GM $1 2/3 Common Stockholders as contemplated by the GM Spin-Off Merger Agreement and (2) the

GLOSSARY
Hughes Telecom Spin-Off will constitute a tax-free (to the applicable distributing corporation and its stockholders) distribution under Sections 355 and 368(a)(1)(D) of the Code. The IRS Ruling includes a holding which constitutes the IRS Supplemental Ruling defined below.

  "IRS Supplemental Ruling" means the holding contained in the IRS Ruling that the consummation of the transactions contemplated by the GM Spin-Off Merger Agreement and the consummation of the Raytheon Merger will not in any way jeopardize the tax-free status of the EDS Split-Off.

  "Master Separation Agreement" means the Master Separation Agreement among General Motors, Hughes Telecom, Delco and Hughes Defense, to be entered into in connection with the consummation of the Hughes Transactions.

  "Merger Sub" means GM Mergeco Corporation, a Delaware corporation and a wholly owned subsidiary of General Motors, formed for the purpose of effecting the GM Spin-Off Merger.

  "Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as financial advisor to General Motors in connection with the Hughes Transactions.

  "Net Transaction Effect" means the Net Transaction Effect Base Amount, plus, if the Intercompany Payment Amount exceeds $4.0 billion, such excess multiplied by the Class H Fraction as of immediately prior to the GM Spin-Off Merger Effective Time. See "Special Factors--The Distribution Ratio" in Chapter 3.

  "Net Transaction Effect Base Amount" means $6.5 billion multiplied by the Class H Fraction as of immediately prior to the GM Spin-Off Merger Effective Time. See "Special Factors--The Distribution Ratio" in Chapter 3.

  "New GM Class H Common Stock" means the Class H Common Stock, $0.10 par value per share, of General Motors to be issued in the GM Spin-Off Merger.

  "New GM Class H Common Stockholder" means a holder of New GM Class H Common Stock.

  "New Hughes Electronics" means a wholly owned subsidiary of General Motors comprising the business of Hughes Telecom. See the definition of "Hughes Telecom."

  "New Raytheon" means Hughes Defense (i.e., HE Holdings) as the surviving corporation of the Raytheon Merger.

  "New Raytheon Board" means the Board of Directors of New Raytheon.

  "New Raytheon By-Laws" means the Amended and Restated By-Laws of New Raytheon, after the consummation of the Raytheon Merger. See the definition of "Hughes Defense By-Laws."

  "New Raytheon Capital Stock" means the New Raytheon Common Stock and the New Raytheon Preferred Stock.

  "New Raytheon Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of New Raytheon. See the definition of "Hughes Defense Certificate of Incorporation."

  "New Raytheon Common Stock" means the Class A Common Stock and the Class B Common Stock of New Raytheon. See the definition of "Hughes Defense Common Stock."

  "New Raytheon Preferred Stock" means the Preferred Stock, $0.01 par value per share, of New Raytheon.

                                                                        GLOSSARY

  "New Raytheon Right" means a right to purchase one one-hundredth of a share of New Raytheon Junior Preferred Stock as provided in the New Raytheon Rights Agreement.

  "New Raytheon Rights Agreement" means the Rights Agreement, to be entered into by and between HE Holdings and the Rights Agent (as defined in the New Raytheon Rights Agreement).

  "NYSE" means the New York Stock Exchange, Inc.

  "$1 2/3 Distribution" means the total number of shares of Class A Common Stock to be distributed to GM $1 2/3 Common Stockholders.

  "Original Merrill Lynch Fairness Opinion" means the written opinion of Merrill Lynch, dated October 6, 1997, addressed to the GM Board that, as of such date, on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Hughes Transactions and the Raytheon Merger, the consideration to be provided to General Motors and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Hughes Transactions was fair from a financial point of view to the GM $1 2/3 Common Stockholders and to the GM Class H Common Stockholders.

  "Original Salomon Brothers Fairness Opinion" means the written opinion of Salomon Brothers, dated October 6, 1997, addressed to the GM Board that, as of such date, on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Hughes Transactions and the Raytheon Merger, the consideration to be provided to General Motors and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Hughes Transactions was fair from a financial point of view to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders.

  "PanAmSat" means, before the PanAmSat Merger, PanAmSat Corporation, a Delaware corporation. "PanAmSat" also means, as appropriate, PanAmSat Corporation with respect to periods after the PanAmSat Merger.

  "PanAmSat Merger" means the series of transactions resulting in the merger of the satellite services operations of each of Hughes Telecom and PanAmSat into a new, publicly held company, which we also refer to herein as "PanAmSat," which were consummated on May 16, 1997.

  "Raytheon" means Raytheon Company, a Delaware corporation.

  "Raytheon Common Stock" means the Common Stock, $1.00 par value per share, of Raytheon.

  "Raytheon Merger" means the merger of Raytheon with Hughes Defense pursuant to the Raytheon Merger Agreement.

  "Raytheon Merger Agreement" means the Agreement and Plan of Merger by and between Hughes Defense and Raytheon, dated as of January 16, 1997, as amended.

  "Raytheon Merger Effective Time" means the time at which the Raytheon Merger becomes effective, which will be immediately following the consummation of the GM Spin-Off Merger.

  "Raytheon Merger Exchange Agent" means State Street Bank and Trust Company in its capacity as the exchange agent for the Raytheon Merger.

  "Raytheon Merger Opinions" means collectively the opinions of Wachtell, Lipton, Rosen & Katz, counsel to Raytheon, and Weil, Gotshal & Manges LLP, counsel to Hughes Defense, each to the effect that the Raytheon Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

GLOSSARY

  "Raytheon 1996 Form 10-K" means the Annual Report on Form 10-K of Raytheon for the year ended December 31, 1996.

  "Raytheon Registration Statement" means the Registration Statement on Form S-4 of HE Holdings, Inc. (Registration No. 333-39861), filed on November 10, 1997, as amended and including exhibits, to register with the SEC the shares of Class B Common Stock to be distributed in the Raytheon Merger.

  "Raytheon Solicitation Statement" means the proxy/consent solicitation statement of Raytheon with respect to the Raytheon Merger, which is a part of the Raytheon Registration Statement. The "Background" section and certain appendices of the Raytheon Solicitation Statement have been incorporated into this document by reference. See "Where You Can Find More Information" in Chapter 7.

  "Record Date" means October 15, 1997.

  "Registration Statements" means (1) the Registration Statement on Form S-4 of General Motors, as amended and including exhibits, to register with the SEC the shares of New GM Class H Common Stock to be distributed in the GM Spin-Off Merger and (2) the Hughes Defense Registration Statement.

  "Requisite Stockholder Approval" means the approval by (1) a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class, and
(2) a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class.

  "Salomon Brothers" means Salomon Brothers Inc, in its capacity as financial advisor to General Motors in connection with the Hughes Transactions.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

  "Separation Agreements" means collectively the Master Separation Agreement, the Spin-Off Separation Agreement, the Tax Sharing Agreement and all of the other agreements contemplated by the Master Separation Agreement.

  "Schedule 13E-3" means the Schedule 13E-3 Transaction Statement, as amended and including the exhibits, filed by General Motors in connection with the Hughes Transactions.

  "Spin-Off Separation Agreement" means the Spin-Off Separation Agreement by and between Hughes Defense and General Motors, to be entered into in connection with the consummation of the Hughes Transactions.

  "Tax Sharing Agreement" means the Tax Sharing Agreement by and among General Motors, Hughes Defense and Hughes Telecom, to be entered into in connection with the consummation of the Hughes Transactions.

  "Texas Instruments" means Texas Instruments Incorporated, a Delaware corporation.

  "Texas Instruments Defense" means the defense systems and electronics business of Texas Instruments, which was acquired by Raytheon on July 11, 1997.

  "Texas Instruments Defense Acquisition" means the acquisition by Raytheon of Texas Instruments Defense on July 11, 1997.

  "Transaction Agreements" means the GM Spin-Off Merger Agreement, the Implementation Agreement, the Raytheon Merger Agreement and the Separation Agreements.

                                                                        GLOSSARY

  "Treasury Regulations" means the rules and regulations promulgated by the U.S. Department of Treasury under the Code.

  "Updated Merrill Lynch Fairness Opinion" means the written opinion of Merrill Lynch, dated November 10, 1997, addressed to the GM Board that, as of such date, on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Hughes Transactions and the Raytheon Merger, the consideration to be provided to General Motors and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Hughes Transactions was fair from a financial point of view to the GM $1 2/3 Common Stockholders and to the GM Class H Common Stockholders.

  "Updated Salomon Brothers Fairness Opinion" means the written opinion of Salomon Brothers, dated November 10, 1997, addressed to the GM Board that, as of such date, on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Hughes Transactions and the Raytheon Merger, the consideration to be provided to General Motors and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Hughes Transactions was fair from a financial point of view to the GM $1 2/3 Common Stockholders and to the GM Class H Common Stockholders.

                                  APPENDICES

         APPENDIX A GM Spin-Off Merger Agreement
                     Exhibit A: Article Fourth of the GM
                      Certificate of Incorporation, After
                      Giving Effect to the
                      GM Spin-Off Merger
         APPENDIX B Fairness Opinions
                     Updated Merrill Lynch Fairness Opinion
                     Updated Salomon Brothers Fairness
                     Opinion
                     Goldman Sachs Fairness Opinion
                    Hughes Defense Combined Financial
         APPENDIX C Statements
                     Independent Auditors' Report
                     Hughes Defense Combined Financial
                      Statements
                      and Notes Thereto
         APPENDIX D Delco Combined Financial Statements
                     Independent Auditors' Report
                     Delco Combined Financial Statements
                      and Notes Thereto
                    Hughes Telecom Combined Financial
         APPENDIX E Statements
                     Independent Auditors' Report
                     Hughes Telecom Combined Financial
                      Statements
                      and Notes Thereto

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           GENERAL MOTORS CORPORATION

                                      AND

                             GM MERGECO CORPORATION

                          DATED AS OF OCTOBER 17, 1997

                          AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of October 17, 1997 by and between General Motors Corporation, a Delaware corporation ("GM"), and GM Mergeco Corporation, a Delaware corporation and a wholly owned subsidiary of GM ("Mergeco"). GM and Mergeco are sometimes referred to herein individually as a "Party" and collectively as the "Parties." Certain capitalized terms used herein have the meanings ascribed to such terms in Section 1 hereof.

  WHEREAS, Hughes is an indirect wholly owned subsidiary of GM;

  WHEREAS, Hughes and Raytheon desire to combine Raytheon's business with the Defense Business pursuant to the Hughes Merger Agreement;

  WHEREAS, as a condition to entering into the Hughes Merger Agreement, Raytheon has required that GM and Hughes agree that, at the time of consummation of the Hughes Merger, Hughes be an independent, publicly owned company, comprising the Defense Business;

  WHEREAS, Mergeco has been formed for the purpose of effectuating the spin-off of Hughes from GM and certain related transactions;

  WHEREAS, the Parties intend that, subject to the terms and conditions hereof, Mergeco will merge with and into GM in a tax-free (to GM and the holders of GM Common Stocks) transaction pursuant to which, among other things, (i) the GM Class H Stockholders will receive a distribution of shares of Hughes Class A Common Stock in respect of their shares of GM Class H Common Stock and GM Class H Common Stock will be recapitalized into New GM Class H Common Stock and (ii) the GM $1 2/3 Common Stockholders will receive a distribution of shares of Hughes Class A Common Stock in respect of their shares of GM $1 2/3 Common Stock; and

  WHEREAS, the GM board of directors has determined that the transactions contemplated hereby are desirable and in the best interests of GM and the holders of the GM Common Stocks and, by resolutions duly adopted, has approved and adopted this Agreement;

  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

  Section 1. Definitions

  "1 2/3 Defense Distribution" means 102,630,503 minus the Class H Defense Distribution.

  "Agreement" has the meaning set forth in the preface above.

  "Average Closing Price of Raytheon Common Stock" means the average closing price of Raytheon common stock, regular way, on the New York Stock Exchange during the 30-day period ending five days prior to the effective time of the Hughes Merger.

  "Class H Defense Distribution" means the sum of:

    (i) the product of multiplying (A) 102,630,503 times (B) the Class H Fraction, plus

    (ii) the result of dividing (Y) the Net Transaction Effect by (Z) the Average Closing Price of Raytheon Common Stock.

  "Class H Dividend Base" means the denominator of the fraction used to calculate the Available Separate Consolidated Net Income of Hughes (as defined in the GM Certificate of Incorporation), as of immediately prior to the Effective Time.

  "Class H Fraction" means a fraction, the numerator of which is equal to the total number of shares of GM Class H Common Stock outstanding immediately prior to the Effective Time and the denominator of which is equal to the Class H Dividend Base.

  "Closing" has the meaning set forth in Section 2(b) below.

  "Closing Time" has the meaning set forth in Section 2(b) below.

  "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

  "Defense Business" has the meaning ascribed to such term in the Master Separation Agreement.

  "Delaware Certificate of Merger" has the meaning set forth in Section 2(c) below.

  "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

  "Delco" has the meaning ascribed to such term in the Master Separation Agreement.

  "EDS" means Electronic Data Systems Corporation, a Delaware corporation and a former wholly owned subsidiary of GM.

  "Effective Time" has the meaning set forth in Section 2(d)(i) below.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

  "GM" has the meaning set forth in the preface above.

  "GM Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of GM, as amended and in effect immediately prior to the Effective Time.

  "GM Class H Common Stock" means the Class H Common Stock, $0.10 par value per share, of GM.

  "GM Class H Stockholder" means any holder of record of GM Class H Common
Stock.

  "GM Common Stocks" means collectively the GM $1 2/3 Common Stock and the GM Class H Common Stock.

  "GM Implementation Agreement" means the Implementation Agreement dated as of January 16, 1997 by and between GM and Raytheon, as amended from time to time.

  "GM Transactions" means collectively (i) the HEC Reorganization, (ii) the Hughes Recapitalization, (iii) the spin-off of Hughes from GM as contemplated hereby, (iv) the recapitalization of GM Class H Common Stock into New GM Class H Common Stock as contemplated hereby, (v) the consummation of the Spin-Off Merger pursuant hereto, (vi) the execution and delivery of each of the Separation Agreements and (vii) the consummation of the other transactions and events contemplated hereby.

  "GM $1 2/3 Common Stock" means, as of immediately prior to the Effective Time, the Common Stock, $1 2/3 par value per share, of GM and, at and after the Effective Time, the Common Stock, $1 2/3 par value per share, of the Surviving Corporation.

  "GM $1 2/3 Common Stockholder" means any holder of record of GM $1 2/3 Common Stock.

  "Governmental Authority" means any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority.

  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "HEC" means Hughes Electronics Corporation, a Delaware corporation, a wholly owned subsidiary of GM and the sole stockholder of Hughes.

  "HEC Reorganization" means the Telecom Spin-Off, the transfer of Delco by HEC to GM or another subsidiary of GM, the merger of Hughes Subsidiary with and into Hughes and all related transfers of assets and liabilities by and among Hughes, Telecom and Delco and their respective subsidiaries.

  "Hughes" means HE Holdings, Inc., a Delaware corporation and an indirectly wholly owned subsidiary of GM.

  "Hughes Class A Common Stock" means the Class A Common Stock, $0.01 par value per share, of Hughes, as set forth in Exhibit A to the Hughes Merger Agreement.

  "Hughes Class B Common Stock" means the Class B Common Stock, $0.01 par value per share, of Hughes, as set forth in Exhibit A to the Hughes Merger Agreement.

  "Hughes Distribution Ratio" means the relationship between (i) the number of shares of Hughes Class A Common Stock to be allocated and distributed to the holders of GM $1 2/3 Common Stock and (ii) the number of shares of Hughes Class A Common Stock to be allocated and distributed to the holders of GM Class H Common Stock, in each case pursuant to the Spin-Off Merger, as set forth in
Section 2(d) hereof.

  "Hughes Merger" means the merger of Raytheon with and into Hughes, with Hughes as the surviving corporation.

  "Hughes Merger Agreement" means the Agreement and Plan of Merger dated as of January 16, 1997 by and between Hughes and Raytheon, as amended from time to time.

  "Hughes Recapitalization" means the adoption by Hughes of a certificate of incorporation authorizing the Hughes Class A Common Stock and Hughes Class B Common Stock and the recapitalization of the shares of Hughes Common Stock owned by GM into shares of Hughes Class A Common Stock.

  "Hughes Spin-Off Separation Agreement" means the Hughes Spin-Off Separation Agreement attached as Exhibit J to the Master Separation Agreement, as amended from time to time in accordance with the terms thereof and Section 4.2(b) of the GM Implementation Agreement.

  "Hughes Subsidiary" means Hughes Aircraft Company, a Delaware corporation and, immediately prior to the consummation of the transactions constituting the HEC Reorganization, a wholly owned subsidiary of Hughes.

  "Intercompany Payment" has the meaning ascribed to such term in the Hughes Merger Agreement.

  "Intercompany Payment Amount" has the meaning ascribed to such term in the Hughes Merger Agreement.

  "IRS" means the Internal Revenue Service.

  "Master Separation Agreement" means the Master Separation Agreement attached as Exhibit B to the GM Implementation Agreement, as amended from time to time in accordance with the terms thereof and Section 4.2(b) of the GM
Implementation Agreement.

  "Mergeco" has the meaning set forth in the preface above.

  "Mergeco Share" means any share of the Common Stock, $0.01 par value, of Mergeco.

  "Merrill Lynch" has the meaning set forth in Section 3(c) below.

  "Net Transaction Effect" means $6.5 billion multiplied by the Class H Fraction; plus, if the Intercompany Payment Amount exceeds $4.0 billion, an amount equal to such excess multiplied by the Class H Fraction.

  "New GM Class H Common Stock" means the Class H Common Stock, $0.10 par value per share, of GM, as described on Exhibit A attached hereto.

  "Parties" has the meaning set forth in the preface above.

  "Party" has the meaning set forth in the preface above.

  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

  "Raytheon" means Raytheon Company, a Delaware corporation.

  "Registration Statements" means all registration statements under the Securities Act and the proxy or consent solicitation statement under the Exchange Act required to be filed by GM and Hughes in connection with the GM Transactions.
  "Requisite Stockholder Approval" means the approval of the holders of (i) a majority of the voting power of all outstanding shares of the GM Common Stocks, voting together as a single class based on their respective per share voting power pursuant to the provisions set forth in the GM Certificate of Incorporation, (ii) a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class.

  "Ruling" has the meaning set forth in Section 3(e) below.

  "Salomon Brothers" has the meaning set forth in Section 3(c) below.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

  "Separation Agreements" means collectively the Master Separation Agreement and all of the other agreements contemplated thereby.

  "Spin-Off Merger" has the meaning set forth in Section 2(a) below.

  "Subsidiary" means, with respect to a Party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its subsidiaries, or by such Party and one or more of its subsidiaries.

  "Supplemental Ruling" has the meaning set forth in Section 3(f) below.

  "Surviving Corporation" has the meaning set forth in Section 2(a) below.

  "Tax-Free Status of the EDS Split-Off" means the nonrecognition of taxable gain or loss for United States federal income tax purposes to GM and GM's current or former stockholders, including, without limitation, the former holders of GM's Class E Common Stock, par value $0.10 per share, in connection with the split-off of EDS from GM which split-off was consummated on June 7, 1996.

  "Telecom" has the meaning ascribed to such term in the Master Separation Agreement.

  "Telecom Spin-Off" means the spin-off of Telecom by Hughes to GM.

  Section 2. Basic Transaction.

  (a) The Spin-Off Merger. On the terms and subject to the conditions of this Agreement, Mergeco shall merge with and into GM (the "Spin-Off Merger") at and as of the Effective Time. GM shall be the corporation surviving the Spin-Off Merger (the "Surviving Corporation").

  (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, or at such other place as GM may determine, on such date and at such time as GM may determine (the "Closing Time"), which time shall be on or after the time at which all conditions to the obligations of GM to consummate the transactions contemplated hereby are satisfied or waived by GM and which time shall be immediately prior to the consummation of the Hughes Merger.
  (c) Actions at the Closing. At the Closing, GM will cause to be filed with the Secretary of State of the State of Delaware, as provided in Section 251 of the Delaware General Corporation Law, a Certificate of Merger (the "Delaware Certificate of Merger").

  (d) Effects of Spin-Off Merger.

    (i) General. The Spin-Off Merger shall become effective at such time (the "Effective Time") as GM files the Delaware Certificate of Merger with the Secretary of State of the State of Delaware or as is otherwise specified in the Delaware Certificate of Merger. The Spin-Off Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including the execution and delivery of any document) in the name and on behalf of either GM or Mergeco in order to carry out and effectuate the transactions contemplated by this Agreement.

    (ii) Certificate of Incorporation. At the Effective Time, Article Fourth of the GM Certificate of Incorporation will be amended to read in its entirety as set forth in Exhibit A attached hereto and the GM Certificate of Incorporation as in effect at and as of immediately prior to the Effective Time, with Article Fourth as so amended and with all Certificates of Designations then in effect, shall be the Certificate of Incorporation of the Surviving Corporation.

    (iii) Bylaws. The Bylaws of GM as in effect at and as of immediately prior to the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment as a result of the Spin-Off Merger.

    (iv) Directors and Officers. The directors and officers of GM in office at and as of immediately prior to the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

    (v) Distribution on and Recapitalization of GM Class H Common Stock. At and as of the Effective Time, by virtue of the Spin-Off Merger and without any action on the part of GM, Mergeco, any holder of any capital stock of GM or any other Person, (A) each share of GM Class H Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2(d)(viii)) shall be recapitalized and converted into one fully paid and nonassessable share of New GM Class H Common Stock and the right to receive a distribution of such number of fully paid and nonassessable shares of Hughes Class A Common Stock which is equal to the Class H Defense Distribution divided by the number of shares of GM Class H Common Stock (other than shares to be cancelled in accordance with 2(d)(viii)) outstanding as of immediately prior to the Effective Time (rounded to the nearest 0.00001 of a share) and (B) all such shares of GM Class H Common Stock shall be cancelled and shall cease to exist. No share of GM Class H Common Stock shall be exchanged for GM $1 2/3 Common Stock at a 120% exchange ratio as currently provided under certain circumstances in the GM Certificate of Incorporation by virtue of the Spin-Off Merger. Accordingly, from and after the Effective Time, (x) for all purposes of determining the record holders of New GM Class H Common Stock and Hughes Class A Common Stock, the holders of GM Class H Common Stock as of immediately prior to the Effective Time shall be deemed to be holders of New GM Class H Common Stock and Hughes Class A Common Stock distributed to such holders pursuant to this subsection and (y) subject to any transfer of such stock, each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, New GM Class H Common Stock and Hughes Class A Common Stock distributed to such holders pursuant to this subsection. Each such holder shall be entitled, upon proper surrender (in accordance with the requirements specified in the letter of transmittal and other instructions provided to such holder following the Effective Time) of the certificate or certificates representing the shares of GM Class H Common Stock formerly held by such holder, to receive a certificate or certificates representing, or other evidence of ownership of, shares of New GM Class H Common Stock and shares of Hughes Class A Common Stock then held by such holder.

    (vi) Distribution on and Conversion of GM $1 2/3 Common Stock. At and as of the Effective Time, by virtue of the Spin-Off Merger and without any action on the part of GM, Mergeco, any holder of any capital stock of GM or any other Person, each share of GM $1 2/3 Common Stock issued and outstanding as of immediately prior to the Effective Time (subject to Section 2(d)(viii)) shall be converted into (A) one fully paid and nonassessable share of GM $1 2/3 Common Stock of the Surviving Corporation having the same designations, rights, powers and preferences, and the same qualifications, limitations and restrictions thereof, as the share of GM $1 2/3 Common Stock being converted pursuant thereto and (B) the right to receive a distribution of such number of fully paid and nonassessable shares of Hughes Class A Common Stock which is equal to the $1 2/3 Defense Distribution divided by the number of shares of GM $1 2/3 Common Stock (other than shares described in Section 2(d)(viii)) outstanding as of immediately prior to the Effective Time (rounded to the nearest 0.00001 of a share). Accordingly, from and after the Effective Time, (x) for all purposes of determining the record holders of Hughes Class A Common Stock, the holders of GM $1 2/3 Common Stock as of immediately prior to the Effective Time shall be deemed to be holders of Hughes Class A Common Stock distributed to such holders pursuant to this subsection and (y) subject to any transfer of such stock, each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, Hughes Class A Common Stock distributed to such holder pursuant to this subsection. Without any action on the part of any holder of GM $1 2/3 Common Stock, following the Effective Time each such holder shall receive a certificate or certificates representing, or other evidence of ownership of, the shares of Hughes Class A Common Stock then held by such holder as a result of the foregoing.

    (vii) Other GM Capital Stock. All classes and series of GM capital stock outstanding as of immediately prior to the Effective Time, other than GM Class H Common Stock and GM $1 2/3 Common Stock, shall remain unaffected as a result of the Spin-Off Merger. At and as of the Effective Time, the capital stock of the Surviving Corporation, other than the New Class H Common Stock, shall be represented by the certificates representing the corresponding capital stock of GM outstanding as of immediately prior to the Effective Time.

    (viii) Treasury Shares. At and as of the Effective Time, by virtue of the Spin-Off Merger, without any action on the part of GM, Mergeco or any other Person, each share of GM Class H Common Stock held by GM as treasury stock as of immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no stock or other consideration shall be delivered in exchange therefor. No share of GM $1 2/3 Common Stock held by GM as treasury stock as of immediately prior to the Effective Time shall be converted into the right to receive a distribution of any shares of Hughes Class A Common Stock in connection herewith.

    (ix) Mergeco Shares. Each Mergeco Share issued and outstanding as of immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no stock or other consideration shall be delivered in exchange therefor.

  (e) Closing of Transfer Records. After the Effective Time, transfers of shares of GM Class H Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation or otherwise.

  (f) Exchange Procedures. Certificates representing, or other evidence of ownership of, the shares of New GM Class H Common Stock and Hughes Class A Common Stock to which holders of GM Common Stocks are entitled pursuant to Sections 2(d)(v) and (vi) shall be delivered as contemplated in Section 2.1(d) of the Hughes Spin-Off Separation Agreement.

  (g) GM Ownership of Hughes Class A Common Stock. As of immediately after the Effective Time, GM shall not own any shares of Hughes Class A Common Stock.

  Section 3. Conditions to Obligation to Close. The obligation of GM to consummate the Spin-Off Merger is subject to satisfaction of the following conditions:

  (a) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of any of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of any of the transactions contemplated by this Agreement;

  (b) the GM Transactions, including the adoption of this Agreement, shall have received the Requisite Stockholder Approval;

  (c) GM shall have received from each of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Salomon Brothers Inc ("Salomon Brothers") a written opinion, dated on or about the date of the proxy or consent solicitation statement included in the Registration Statements, addressed to GM's board of directors that, as of such date, on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the GM Transactions, the consideration to be provided to GM and its subsidiaries and to the holders of GM $1 2/3 Common Stock and the holders of GM Class H Common Stock in the GM Transactions is fair, from a financial point of view, to the holders of GM $1 2/3 Common Stock and to the holders of GM Class H Common Stock, together with a consent authorizing the inclusion of such opinion in the Registration Statements, and neither of such opinions shall have been withdrawn, revoked or modified;

  (d) GM shall have received from Goldman, Sachs & Co. a written confirmation, dated on or about the date of the proxy or consent solicitation statement included in the Registration Statements, of its opinion, dated January 16, 1997, to the boards of directors of GM, HEC and Hughes that, as of such date, on the basis of and subject to the assumptions, limitations and other matters set forth therein, the Aggregate Consideration (as defined therein) is fair to the GM Group (as defined therein) as a whole, together with a consent authorizing the use of such opinion and confirmation in connection with the Registration Statements, and neither of such opinion or confirmation shall have been withdrawn, revoked or modified;

  (e) GM shall have received a ruling from the IRS (the "Ruling"), in form and substance reasonably satisfactory to GM, to the effect that each of (i) the distribution of Hughes Class A Common Stock to GM Class H Stockholders and GM $1 2/3 Stockholders as contemplated by this Agreement and (ii) the Telecom

Spin-Off will constitute a tax-free (to the applicable distributing corporation and its stockholders) distribution under Sections 355 and 368(a)(1)(D) of the Code, and GM shall not have been notified by the IRS that the Ruling has been withdrawn, invalidated or modified in any way, and GM shall not have determined in good faith, on the basis of advice of tax counsel, that the representations and assumptions underlying the Ruling are not true and correct in all material respects;

  (f) GM shall have received a ruling from the IRS (the "Supplemental Ruling"), in form and substance reasonably satisfactory to GM, that the consummation of the transactions contemplated by this Agreement and the consummation of the Hughes Merger will not in any way jeopardize the Tax-Free Status of the EDS Split-Off, and GM shall not have been notified by the IRS that the Supplemental Ruling has been withdrawn, invalidated or modified in any way, and GM shall not have determined in good faith, on the basis of advice of tax counsel, that the representations and assumptions underlying the Supplemental Ruling are not true and correct in all material respects;

  (g) GM shall have received an opinion from Kirkland & Ellis, in form and substance reasonably satisfactory to GM, to the effect that, on the basis of and subject to the assumptions, representations, limitations and other matters set forth therein, (i) the recapitalization of GM Class H Common Stock into New GM Class H Common Stock contemplated hereby will be tax-free to GM and the holders thereof and (ii) each of GM Class H Common Stock and New GM Class H Common Stock is stock of GM for U.S. federal income tax purposes;

  (h) each of the HEC Reorganization and the Hughes Recapitalization shall have been fully consummated;

  (i) each of the Separation Agreements shall have been fully executed and delivered, and each of the same shall be in full force and effect;

  (j) GM's board of directors shall not have determined in good faith, in the exercise of its fiduciary obligations under applicable law, on the basis of oral or written advice of outside counsel, that consummation of the GM Transactions would not be both in the best interests of GM and its common stockholders and fair to the holders of GM $1 2/3 Common Stock and to the holders of GM Class H Common Stock;
  (k) all conditions to the Hughes Merger, other than the consummation of the Spin-Off Merger, shall have been satisfied or waived (provided that any such waiver by Hughes shall have been made only with GM's consent) and the parties to the Hughes Merger Agreement shall be prepared to cause the consummation of the Hughes Merger immediately following the Effective Time;

  (l) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and any applicable similar law of any foreign jurisdiction with respect to the GM Transactions shall have expired or otherwise been terminated and the Parties shall have made all other required notifications with respect to the GM Transactions and shall have received all other required authorizations, consents and approvals with respect to the GM Transactions of all governments and governmental agencies to which GM, its Subsidiaries or the GM Transactions are subject (including, without limitation, those of foreign governments and governmental agencies);

  (m) the Registration Statements shall have become effective under the Securities Act and the Exchange Act and no stop order suspending the effectiveness of any of the Registration Statements shall have been issued and no proceeding for that purpose shall have been initiated by the SEC;

  (n) the shares of New GM Class H Common Stock and Hughes Class A Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

  (o) the Intercompany Payment shall have been paid in full.

GM may waive any condition specified in this Section 3 in its sole discretion.

  Section 4. Termination.

  (a) Termination of Agreement. GM may terminate this Agreement (with the prior authorization of its board of directors, if applicable, whether before or after receipt of the Requisite Stockholder Approval) as provided below:

    (i) GM may terminate this Agreement by giving written notice to Mergeco at any time prior to the Effective Time in the event that GM's board of directors determines in good faith, in the exercise of its fiduciary obligations under applicable law, on the basis of oral or written advice of outside counsel, (A) that consummation of the GM Transactions as then set forth herein would not be both in the best interests of GM and its common stockholders and fair to the holders of GM $1 2/3 Common Stock and the holders of GM Class H Common Stock and (B) that the foregoing determination could not reasonably be avoided by adjusting the Hughes Distribution Ratio so as to satisfy the conditions set forth in Section 1.1 of the GM Implementation Agreement as of the date of such adjustment;

    (ii) GM may terminate this Agreement by giving written notice to Mergeco at any time prior to the Effective Time in the event that (A) any opinion or confirmation referred to in Section 3(c) is withdrawn or revoked or (B) any opinion or confirmation referred to in Section 3(d) is withdrawn or revoked.

    (iii) GM may terminate this Agreement by giving written notice to Mergeco at any time prior to the Effective Time in the event that GM has been notified by the IRS that the Ruling has been withdrawn, invalidated or modified in an adverse manner or has been notified by the IRS or otherwise reasonably determines, on the basis of advice of outside tax counsel, that the consummation of any of (A) the distribution of Hughes Class A Common Stock to GM Class H Stockholders and GM $1 2/3 Stockholders, (B) the Telecom Spin-Off and (C) the recapitalization of the GM Class H Common Stock into New GM Class H Common Stock will not be tax-free as contemplated by Section 3(e) or Section 3(g);

    (iv) GM may terminate this Agreement by giving written notice to Mergeco at any time prior to the Effective Time in the event that GM has been notified by the IRS that the Supplemental Ruling has been withdrawn, invalidated or modified or has been notified by the IRS or otherwise reasonably determines, on the basis of advice of outside tax counsel, that the consummation of the transactions contemplated by this Agreement will jeopardize the Tax-Free Status of the EDS Split-Off;

    (v) GM may terminate this Agreement by giving written notice to Mergeco in the event the GM Transactions, including the adoption of this Agreement, fail to receive the Requisite Stockholder Approval at the time contemplated by the Registration Statements; and

    (vi) GM may terminate this Agreement by giving written notice to Mergeco at any time following the termination of the Hughes Merger Agreement or the GM Implementation Agreement in accordance with their terms.

  (b) Effect of Termination. If GM terminates this Agreement pursuant to
Section 4(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

  Section 5. Amendment. Subject to Section 4.2(b) of the GM Implementation Agreement, this Agreement may be amended at any time and from time to time if set forth in a writing executed by both Parties; provided, however, that any such amendment made after this Agreement has received the Requisite Stockholder Approval shall not (i) alter or change the amount or kind of shares, securities, cash and/or property to be distributed to, or the rights to be received in exchange for or on recapitalization and conversion of, the GM Class H Common Stock, (ii) alter or change the amount or kind of shares, securities, cash and/or property to be distributed to, or the rights to be received by, GM $1 2/3 Common Stockholders, (iii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation or (iv) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of GM capital stock.

                                   * * * * *

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.
                                 GENERAL MOTORS CORPORATION

                                 /s/ General Motors Corporation

                                 GM MERGECO CORPORATION

                                 /s/ GM Mergeco Corporation

                   EXHIBIT A TO GM SPIN-OFF MERGER AGREEMENT

                 ARTICLE FOURTH OF THE GM AMENDED AND RESTATED
    CERTIFICATE OF INCORPORATION, AFTER GIVING EFFECT TO THE SPIN-OFF MERGER

  The complete text of Article Fourth of the General Motors Certificate of Incorporation, as proposed to be amended, appears below. New text is set forth in bold type and underlined. Deleted text has been lined through. Footnotes are for informational purposes only.

                                 ARTICLE FOURTH

  The total authorized capital stock of the Corporation is as follows:
2,706,000,000 shares, of which 6,000,000 shares shall be Preferred Stock, without par value ("Preferred Stock"), 100,000,000 shares shall be Preference Stock, $0.10 par value ("Preference Stock"), and 2,600,000,000 shares shall be Common Stock, of which 2,000,000,000 shares shall be Common Stock, $1 2/3 par value ("Common Stock"), and 600,000,000 shares shall be Class H Common Stock, $0.10 par value ("Class H Common Stock").

DIVISION I:
COMMON STOCK
AND CLASS H COMMON STOCK.

  The Common Stock and the Class H Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article FOURTH. The relative rights, privileges and restrictions of the shares of each class are as follows:

(a) Dividend Rights.

  Subject to the express terms of any outstanding series of Preferred Stock or Preference Stock, dividends may be paid in cash or otherwise upon the Common Stock and the Class H Common Stock out of the assets of the Corporation in the relationship and upon the terms provided for below with respect to each such class:

  (1) Dividends on Common Stock.

  Dividends on Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available FOR THE PAYMENT OF DIVIDENDS
<therefor> reduced by an amount equal to the sum of (A) THE AMOUNT DETERMINED
BY THE GM BOARD TO BE AVAILABLE FOR THE PAYMENT OF DIVIDENDS ON THE CLASS H COMMON STOCK AS OF /1/ (THE "HUGHES TRANSACTIONS DATE") PLUS the paid in surplus attributable to SHARES OF <the> Class H Common Stock ISSUED AFTER THE HUGHES TRANSACTIONS DATE; and (B) that portion of the earned surplus of the Corporation attributable to the Available Separate Consolidated Net Income of Hughes (as defined in subparagraph (A)(4)) EARNED SINCE THE HUGHES TRANSACTIONS DATE <(a)(5)) earned since the date of the acquisition by the Corporation of Hughes Electronics Corporation, its subsidiaries and successors ("Hughes")>. Dividends declared and paid with respect to shares of Common Stock and any adjustments to CAPITAL OR surplus resulting from either (i) the repurchase or issuance of any shares of Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the
<amounts> AMOUNT available for the payment of dividends on Common Stock.
Subject to the foregoing, the declaration and payment of dividends on the Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

  (2) Dividends on Class H Common Stock.

  Dividends on the Class H Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available FOR THE PAYMENT OF DIVIDENDS <therefor> reduced by an amount equal to the sum of (A) THE AMOUNT DETERMINED BY THE GM BOARD TO BE AVAILABLE FOR THE PAYMENT OF DIVIDENDS ON THE COMMON STOCK AS OF THE HUGHES TRANSACTIONS DATE PLUS the paid in surplus attributable to SHARES OF <the> Common Stock ISSUED AFTER THE HUGHES TRANSACTIONS DATE; and (B) the earned surplus of the Corporation EARNED SINCE THE HUGHES TRANSACTIONS DATE exclusive of that portion of such earned surplus attributable to the Available Separate Consolidated Net Income of Hughes earned since the HUGHES TRANSACTIONS DATE <date of the acquisition of Hughes by the Corporation >. Dividends declared and paid with respect to shares of
------

1 Insert date of the Effective Time (as defined in the Agreement and Plan of Merger to which this Exhibit is attached).

Class H Common Stock and any adjustments to CAPITAL OR surplus resulting from either (i) the repurchase or issuance of any shares of Class H Common Stock or
(ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the <amounts> AMOUNT available for the payment of dividends on Class H Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Class H Common Stock, and the amount thereof, shall <be> at all times be solely in the discretion of the Board of Directors of the Corporation.

  (3) Discrimination Between Common Stock and Class H Common Stock.

  The Board of Directors, subject to the provisions of subparagraphs (a)(1) and
(a)(2), may, in its sole discretion, declare dividends payable exclusively to the holders of Common Stock, exclusively to the holders of Class H Common Stock or to the holders of both such classes in equal or unequal amounts, notwithstanding the respective amounts <of surplus> available for dividends to each class, the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.

  (4)< Available Separate Consolidated Net Income of EDS.

  The "Available Separate Consolidated Net Income of EDS" for any period during which Electronic Data Systems Corporation (together with its subsidiaries and successors, "EDS") was a direct or indirect wholly-owned subsidiary of the Corporation shall mean the separate net income of EDS on a consolidated basis, determined in accordance with generally accepted accounting principles without giving effect to any adjustment which would result from accounting for the acquisition of EDS by the Corporation using the purchase method, calculated for each quarterly accounting period and multiplied by a fraction, the numerator of which shall be the weighted average number of shares of Class E Common Stock outstanding during such accounting period and the denominator of which shall initially be 121,888,889; provided, that such fraction shall in no event be greater than one. The denominator of the foregoing fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors of the Corporation (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class E Common Stock and stock dividends payable in shares of Class E Common Stock to holders of Class E Common Stock, (ii) to reflect the fair market value of contributions of cash or property by the Corporation to EDS or of cash or property of the Corporation to, or for the benefit of, employees of EDS in connection with employee benefit plans or arrangements of the Corporation or any of its subsidiaries, (iii) to reflect the number of shares of capital stock of the Corporation contributed to, or for the benefit of, employees of EDS in connection with benefit plans or arrangements of the Corporation or any of its subsidiaries, (iv) to reflect payments by EDS to the Corporation of amounts applied to the repurchase by the Corporation of shares of Class E Common Stock, and (v) to reflect the number of shares of Class E Common Stock repurchased by EDS and no longer outstanding; provided, that in the case of adjustments pursuant to clause (iv) or clause (v) above, adjustments shall be made only to the extent that the Board of Directors of the Corporation, in its sole discretion, shall have approved such repurchase of shares by the Corporation or EDS and, in the case of clause (iv) above, shall declare such payments by EDS to be applied to such repurchase. Any changes in the numerator or denominator of the foregoing fraction occurring after the end of a quarterly accounting period shall not result in an adjustment to the Available Separate Consolidated Net Income of EDS for such quarterly accounting period or any prior period. For all purposes, determination of the Available Separate Consolidated Net Income of EDS shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.

  (5)> Available Separate Consolidated Net Income of Hughes.

  The "Available Separate Consolidated Net Income of Hughes" shall mean the separate net income of Hughes ELECTRONICS CORPORATION, ITS SUBSIDIARIES AND SUCCESSORS AFTER THE HUGHES TRANSACTIONS DATE ("HUGHES") on a consolidated basis, determined in accordance with generally accepted accounting principles, without giving effect to any adjustment which would result from accounting for the acquisition of Hughes AIRCRAFT COMPANY by the Corporation using the purchase method, calculated for each quarterly accounting period and multiplied by a fraction, the numerator of which shall be the weighted average number of shares of Class H Common Stock outstanding during such accounting period and the denominator of which shall initially be
<200,000,000>               /2/; provided, that such fraction shall in no event
be greater than one. The denominator of the foregoing fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors of the Corporation (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class H Common Stock and stock dividends payable in shares of Class H Common Stock to holders of Class H Common Stock, (ii) to reflect the fair market value of contributions of cash or property by the Corporation to Hughes or of cash or property of the Corporation to, or for the benefit of, employees of Hughes in connection with employee benefit plans or arrangements of the Corporation or any of its subsidiaries, (iii) to reflect the number of shares of capital stock of the Corporation contributed to, or for the benefit of, employees of Hughes in connection with benefit plans or arrangements of the Corporation or any of its subsidiaries, (iv) to reflect payments by Hughes to the Corporation of amounts applied to the repurchase by the Corporation of shares of Class H Common Stock, and (v) to reflect the number of shares of Class H Common Stock repurchased by Hughes and no longer outstanding; provided, that in the case of adjustments pursuant to clause (iv) or clause (v) above, adjustments shall be made only to the extent that the Board of Directors of the Corporation, in its sole discretion, shall have approved such repurchase of shares by the Corporation or Hughes and, in the case of clause (iv) above, shall declare such payments by Hughes to be applied to such repurchase. Any changes in the numerator or denominator of the foregoing fraction occurring after the end of a quarterly accounting period shall not result in an adjustment to the Available Separate Consolidated Net Income of Hughes for such quarterly accounting period or any prior period. For all purposes, determination of the Available Separate Consolidated Net Income of Hughes shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.

(b) Voting Rights.

  The holders of Common Stock and Class H Common Stock shall vote together as a single class on all matters; provided, however, that (i) the holders of Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Common Stock; (ii) the holders of Class H Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Class H Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Class H Common Stock; and (iii) any increase in the number of authorized shares of Class H Common Stock shall be subject to approval by both (A) the holders of a majority of the shares of Common Stock and Class H Common Stock then outstanding, voting together as a single class based upon their respective voting rights, and (B) the holders of a majority of the shares of Class H Common Stock then outstanding, voting separately as a class. Subject to adjustment pursuant to paragraph (e) hereof, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the stock transfer books of the Corporation; and each holder of Class H Common Stock shall be entitled to <one-half (0.5)> THE CLASS H PORTION (AS DEFINED BELOW) of a vote, in person or by proxy, for each share of Class H Common Stock standing in his name on the stock transfer books of the Corporation. FOR PURPOSES OF THIS PARAGRAPH (B) AND PARAGRAPH (D) OF DIVISION I OF THIS ARTICLE FOURTH, "CLASS H PORTION" SHALL MEAN THE GREATER OF (X) 0.50 AND (Y) AN AMOUNT, ROUNDED TO THE NEAREST ONE-TENTH, EQUAL TO (I) THE AVERAGE OF THE CLOSING PRICES (AS DEFINED IN SUBPARAGRAPH (C)(5)) OF A SHARE OF CLASS H COMMON STOCK DURING THE
PERIOD OF TWENTY (20) CONSECUTIVE TRADING DAYS BEGINNING ON        /3/ DIVIDED
BY (II) THE AVERAGE OF THE CLOSING PRICES OF A SHARE OF COMMON STOCK DURING SUCH PERIOD.
------

2 Insert the number equal to the denominator of the Class H Dividend Base (as defined in the Agreement and Plan of Merger to which this Exhibit is attached) as of the Hughes Transactions Date.

3 Insert the date of the 11th trading day on the New York Stock Exchange after the Hughes Transactions Date.

(c) Exchangeability.

  (1) After December 31, <1995> 2002, the Board of Directors of the Corporation, in its sole discretion and by a majority vote of the directors then in office, may at any time effect a recapitalization of the Corporation by declaring that all of the outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock in accordance with the Exchange Rate (as defined in subparagraph (c)(4))<; provided, that the Board of Directors may effect such recapitalization only if, during each of the five full fiscal years preceding such recapitalization, the Board of Directors has declared and paid cash dividends on the Class H Common Stock equal to or greater than the Class H Payout Ratio for such year (as defined in subparagraph
(c)(2)) multiplied by the Available Separate Consolidated Net Income of Hughes for the prior fiscal year.>.

  <(2) For purposes of this paragraph (c) of Division I of this Article FOURTH, the term "Class H Payout Ratio" shall mean, for any fiscal year, the lesser of
(A) 0.25 or (B) the quotient of (x) the total cash dividends paid on the Common Stock in respect of such fiscal year, divided by (y) (i) the consolidated net income of the Corporation and its subsidiaries for such fiscal year minus (ii) the Available Separate Consolidated Net Income of EDS for any portion of such fiscal year during which EDS was a direct or indirect wholly owned subsidiary of the Corporation, minus (iii) the Available Separate Consolidated Net Income of Hughes for such fiscal year; provided, that nothing in this paragraph (c) shall be deemed to limit or restrict the authority of the Board of Directors of the Corporation to declare and pay dividends on Class H Common Stock and Common Stock at such times and in such amounts as the Board of Directors in its sole discretion (subject to paragraph (a)) may determine.

  (3)>(2) In the event of the sale, transfer, assignment or other disposition by the Corporation of <substantially all of the business of Hughes Aircraft Company, its subsidiaries and successors or of substantially all of the other business of Hughes> SUBSTANTIALLY ALL OF THE BUSINESS OF HUGHES (AS DEFINED IN SUBPARAGRAPH (C)(3)) to a person, entity or group of which the Corporation is not a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise), effective upon the consummation of such sale, transfer, assignment or other disposition and automatically without any action on the part of the Corporation or its Board of Directors or on the part of the holders of shares of Class H Common Stock, the Corporation shall be recapitalized and all outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock at the Exchange Rate<(as defined in subparagraph (c)(4)).>.

  (3) FOR PURPOSES OF SUBPARAGRAPH (C)(2) OF THIS SUBPARAGRAPH (C) OF DIVISION I OF THIS ARTICLE FOURTH, THE TERM "SUBSTANTIALLY ALL OF THE BUSINESS OF HUGHES" SHALL MEAN 80% OR MORE OF THE BUSINESS OF HUGHES, BASED ON THE FAIR MARKET VALUE OF THE ASSETS, BOTH TANGIBLE AND INTANGIBLE, OF HUGHES AS OF THE TIME THAT THE PROPOSED TRANSACTION IS APPROVED BY THE BOARD OF DIRECTORS OF THE CORPORATION.

  (4) For purposes of this paragraph (c) of Division I of this Article FOURTH, the term "Exchange Rate" applicable to the Class H Common Stock shall mean the number of shares of Common Stock for which each share of Class H Common Stock shall be exchangeable pursuant to subparagraphs (c)(1) and <(c)(3)>(C)(2), as the case may be, of this paragraph (c) determined as follows: Each share of Class H Common Stock shall be exchangeable for such number of shares of Common Stock (calculated to the nearest five decimal places) as is determined by dividing (A) the product resulting from multiplying (i) the Average Market Price Per Share (as defined in subparagraph (c)(5)) of such Class H Common Stock by (ii) 1.2, by (B) the Average Market Price Per Share of Common Stock.

  (5) For purposes of <computing the Exchange Rate applicable to the Class H Common Stock pursuant to> this paragraph (c) of Division I of this Article FOURTH, the "Average Market Price Per Share" of Common Stock or Class H Common Stock, as the case may be, shall mean the average of the <daily closing prices per> CLOSING PRICES OF A share <for> OF such Common Stock or Class H Common Stock for the fifteen (15) consecutive trading days ending one (1) trading day prior to either (A) in the case of an exchange pursuant to subparagraph (c)(1), the date the Exchange Notice (as defined in subparagraph (c)(8)) is mailed or
(B) in the
case of an exchange pursuant to subparagraph <(c)(3)>(C)(2), the date of the public announcement by the Corporation or one of its subsidiaries of the first to occur of the following: that the Corporation or one of its subsidiaries (1) has entered into an agreement in principle with respect to such transaction or
(2) has entered into a definitive agreement with respect thereto. <The closing price for each day shall be> FOR PURPOSES OF THIS PARAGRAPH (C) OF DIVISION I OF THIS ARTICLE FOURTH, THE "CLOSING PRICE" OF A SHARE OF COMMON STOCK OR CLASS H COMMON STOCK FOR EACH DAY SHALL MEAN the closing sales price THEREFOR as reported in The Wall Street Journal or, if not reported therein, as reported in another newspaper of national circulation chosen by the Board of Directors of the Corporation or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way on the New York Stock Exchange, or if the Common Stock or Class H Common Stock is not then listed or admitted to trading on the New York Stock Exchange, on the largest principal national securities exchange on which such stock is then listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, then the last reported sale prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or, if such sale prices shall not be reported thereon, the average of the closing bid and asked prices so reported, or, if such bid and asked prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, an appraised market value furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or the Finance Committee of the Corporation for that purpose.

  (6) No fraction of a share of Common Stock shall be issued in connection with the exchange of shares of Class H Common Stock into Common Stock, but in lieu thereof, each holder of Class H Common Stock who would otherwise be entitled to a fractional interest of a share of Common Stock shall, upon surrender of such holder's certificate or certificates (IF ANY) representing shares of Class H Common Stock, BE ENTITLED TO receive a cash payment (without interest) (the "Fractional Payment") equal to the product resulting from multiplying (A) the fraction of a share of Common Stock to which such holder would otherwise have been entitled by (B) the Average Market Price Per Share of the Common Stock <on the Exchange Date (as defined in subparagraph (c)(8))>.

  (7) No adjustments in respect of dividends shall be made upon the exchange of any shares of Class H Common Stock; provided, however, that if the Exchange Date (AS DEFINED IN SUBPARAGRAPH (C)(8)) with respect to Class H Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the exchange of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

  (8) At such time or times as the Corporation exercises <it> ITS right to cause all of the shares of Class H Common Stock to be exchanged for Common Stock in accordance with subparagraph (c)(1) of this paragraph (c) of Division I of this Article FOURTH and at such time as the Corporation causes the exchange of such Class H Common Stock for Common Stock as a result of a sale, transfer, assignment or other disposition of the type referred to in subparagraph <(c)(3)>(C)(2) of this paragraph (c), the Corporation shall give notice of such exchange to the holders of Class H Common Stock whose shares are to be exchanged, by mailing by first-class mail a notice of such exchange (the "Exchange Notice"), in the case of an exchange in accordance with subparagraph
(c)(1) not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such exchange (the "Exchange Date"), and in the case of an exchange in accordance with subparagraph <(c)(3)>(C)(2) as soon as practicable before or after the Exchange Date, in either case to their last addresses as they shall appear upon the Corporation's books. Each such Exchange Notice shall specify the Exchange Date and the Exchange Rate applicable to such exchange, and shall state that issuance of certificates representing, OR OTHER EVIDENCE OF OWNERSHIP OF, Common Stock to be received upon exchange of shares of Class H Common Stock shall be, IF SUCH SHARES OF CLASS H COMMON STOCK ARE HELD IN CERTIFICATED FORM, upon surrender of certificates representing such shares of Class H Common Stock.

  (9) Before any holder of shares of Class H Common Stock WHO HOLDS SUCH SHARES IN CERTIFICATED FORM shall be entitled to receive certificates representing
<such>, OR OTHER EVIDENCE OF OWNERSHIP OF, shares of Common Stock<, he> FOR
WHICH SUCH SHARES OF CLASS H COMMON STOCK WERE EXCHANGED, SUCH HOLDER shall surrender at such office as the Corporation shall specify certificates for such shares of Class H Common Stock duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, unless the Corporation shall waive such requirement. The Corporation will, as soon as practicable after such surrender of ANY SUCH certificates representing
<such> shares of Class H Common Stock, issue and deliver at the office of the transfer agent representing the Common Stock to the person for whose account such shares of Class H Common Stock were so surrendered, or to his nominee or nominees, certificates representing, OR OTHER EVIDENCE OF OWNERSHIP OF, the number of whole shares of Common Stock to which <he> SUCH HOLDER shall be entitled as aforesaid, together with the Fractional Payment, if any.

  (10) From and after the Exchange Date, all rights of a holder of shares of Class H Common Stock which were exchanged for shares of Common Stock shall cease except for the right<, upon surrender of the certificates representing such shares of Class H Common Stock,> to receive certificates representing, OR OTHER EVIDENCE OF OWNERSHIP OF, shares of Common Stock together with a Fractional Payment, if any, as contemplated by subparagraphs (c)(6) and (c)(9) of this paragraph (c) and rights to dividends as provided in subparagraph
(c)(7)<. No>; PROVIDED, HOWEVER, THAT NO holder of a certificate which immediately prior to the Exchange Date represented shares of Class H Common Stock shall be entitled to receive any <dividend or other distribution with respect to shares of Common Stock> OF THE FOREGOING until surrender of such
<holder's certificate for a certificate or certificates representing shares of
Common Stock> CERTIFICATE. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date applicable to the Class H Common Stock, the Corporation shall, however, be entitled to treat the certificates for Class H Common Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of Class H Common Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

  (11) If any <certificate for> shares of Common Stock <is> ARE to be issued in a name other than that in which the <certificate representing> shares of Class H Common Stock <surrendered in exchange> EXCHANGED therefor <is> ARE registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of <certificates for> such shares of Common Stock in a name other than that of the record holder of the <certificate surrendered> SHARES OF CLASS H COMMON STOCK EXCHANGED THEREFOR, or shall establish to the satisfaction of the Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (c), the Corporation shall not be liable to a holder of shares of Class H Common Stock for any shares of Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (12) At such time as any Exchange Notice is delivered with respect to any shares of Class H Common Stock, or at the time of the Exchange Date, if earlier, the Corporation shall have reserved and kept available, solely for the purpose of issuance upon exchange of the outstanding shares of Class H Common Stock, such number of shares of Common Stock as shall be issuable upon the exchange of the number of shares of Class H Common Stock specified or to be specified in the Exchange Notice, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding shares of Class H Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

(d) Liquidation Rights.

  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for the holders of Preferred Stock and Preference Stock the full preferential amounts to which they are entitled, the holders of Common Stock and Class H Common Stock shall be entitled to receive the assets of the Corporation remaining for distribution to its stockholders, on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment pursuant to paragraph (e) hereof, each share of Common Stock and Class H Common Stock shall <initially> be entitled to liquidation units of one (1.0) and <one-half (0.5)> THE CLASS H PORTION, respectively.

(e) Subdivision or Combination.

  (1) If after <December 20, 1985> THE HUGHES TRANSACTIONS DATE, the Corporation shall in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Common Stock or Class H Common Stock, or pay a stock dividend in shares of any class to holders of that class, the per share voting rights specified in paragraph (b) and the per share liquidation units specified in paragraph (d) of Class H Common Stock relative to Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting or liquidation rights of any class. Distribution by the Corporation of shares of any class of its common stock as a dividend on any other class of its common stock shall not require an adjustment pursuant to this paragraph (e)(1).

  (2) If after <December 20, 1985> THE HUGHES TRANSACTIONS DATE, the Corporation shall distribute shares of Class H Common Stock <(such class being hereinafter referred to as the "Distributed Class")> as a dividend (the "Dividend") on Common Stock<(such class being hereinafter referred to as the "Recipient Class")>, then the per share liquidation rights of the classes of common stock set forth in paragraph (d) above, as they may have been previously adjusted, shall be adjusted so that:

    (A) each holder of shares of <any class other than the Recipient Class >CLASS H COMMON STOCK shall be entitled to, with respect to such holder's interest in <each such class> SUCH CLASS H COMMON STOCK, the same percentage of the aggregate liquidation units of all shares of the Corporation's common stock immediately after the Dividend as such holder was entitled to<,> with respect to such holder's interest in such <class> CLASS H COMMON STOCK immediately prior to the Dividend; and

    (B) each holder of shares of <the Recipient Class> COMMON STOCK shall be entitled to, with respect to such holder's interest in <the Recipient Class> COMMON STOCK and all shares of <the Distributed Class >CLASS H COMMON STOCK issued with respect to such holder's shares of <the Recipient Class> COMMON STOCK, the same percentage of the aggregate liquidation units of all shares of the Corporation's common stock immediately after the Dividend as such holder was entitled to with respect to such holder's interest in <the Recipient Class> COMMON STOCK immediately prior to the Dividend; provided, that any adjustment pursuant to this subparagraph (e)(2)(B) shall be made to the liquidation units of <the Recipient Class> COMMON STOCK.

  In no event will any adjustments be made pursuant to this subparagraph (e)(2) if the adjustment called for herein would reduce the liquidation units of any class of common stock to less than zero.

  (3) The determination of any adjustment required under this paragraph (e) shall be made by the Corporation's Board of Directors; any such determination shall be binding and conclusive upon all holders of shares of all classes of the Corporation's common stock. Following any such determination, the Secretary of the Corporation shall maintain a record of any such adjustment.

DIVISION II:
PREFERRED STOCK.

  A statement of the relative rights of the holders of Preferred Stock and a statement of the limits of variation between each series of Preferred Stock as to rate of dividends and price of redemption and a statement of the voting powers and the designations, powers, privileges and rights, and the qualifications, limits or restrictions thereof of the various series thereof, except so far as the Board of Directors is expressly authorized to fix the same by resolution or resolutions for the various series of the Preferred Stock, are as follows:

  Preferred Stock of the Corporation may be issued in various series as may be determined from time to time by the Board of Directors, each such series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, and all series shall rank equally and be identical in all respects except as to the dividend rate and the amount payable upon the exercise of the right to redeem.

  The dividend on the Preferred Stock of each series shall be such rate as may be fixed by the Board of Directors in the resolution or resolutions providing for the issuance of the Preferred Stock of such series, and as shall be stated on the face or back of the certificates of stock therefor.

  The amount payable on the exercise of the right to redeem Preferred Stock of each series shall be an amount as may be fixed by the Board of Directors in the resolution or resolutions providing for the issuance of the Preferred Stock of such series, and as shall be stated on the face or back of the certificates of stock therefor.

  All other provisions herein set forth in respect of the Preferred Stock of the Corporation shall apply to all the Preferred Stock of the Corporation, irrespective of any variations between the Preferred Stock of the different series.

  The holders of the Preferred Stock shall be entitled to receive cumulative dividends, when and as declared by the Board of Directors, at the rates fixed for the respective series in the Certificate of Incorporation or in the resolution or resolutions of the Board of Directors providing for the issuance of the respective series, and no more, payable quarterly on the dates to be fixed by the By-Laws. The periods between such dates commencing on such dates are herein designated as "dividend periods." Dividends on all shares of any one series shall commence to accrue and be cumulative from the first day of the current dividend period within which shares of such series are first issued, but in the event of the issue of additional shares of such series subsequent to the date of the first issue of said shares of such series, all dividends paid on the shares of such series prior to the issue of such additional shares and all dividends declared payable to holders of record of shares of such series of a date prior to such issue shall be deemed to have been paid in respect of the additional shares so issued. Such dividends on the Preferred Stock shall be in preference and priority to any payment on any other class of stock of the Corporation.

  The dividends on the Preferred Stock shall be cumulative and shall be payable before any dividend on the Common Stock or Class H Common Stock or any series of the Preference Stock shall be paid or set apart so that if in any year dividends at the rates determined for the respective series of the Preferred Stock shall not be paid thereon, the deficiency shall be payable before any dividend shall be paid upon or set apart for the Common Stock or Class H Common Stock or any series of the Preference Stock. Dividends shall not be declared and paid on the shares of Preferred Stock of any one series for any dividend period unless dividends have been or are contemporaneously paid or declared and set apart for payment thereof on the shares of Preferred Stock of all series, for all the dividend periods terminating on the same or an earlier date.

  Whenever all cumulative dividends on the Preferred Stock outstanding shall have been paid and a sum sufficient for the payment of the next ensuing quarterly dividend on the Preferred Stock outstanding shall have been set aside from the surplus or net profits, the Board of Directors may declare dividends on the Common Stock or Class H Common Stock or any series of the Preference Stock, payable then or thereafter, out of any remaining surplus or net profits, and no holders of any shares of any series of Preferred Stock, as such, shall be entitled to share therein.

  At the option of the Board of Directors, the Preferred Stock shall be subject to redemption at the amounts fixed for the respective series in the Certificate of Incorporation or in the resolution or resolutions of the Board of Directors providing for the issuance of the respective series, together, in the case of each class or series, with accrued dividends on the shares to be redeemed, on any dividend paying date in such manner as the Board of Directors may determine.

  The holders of the Preferred Stock shall not have any voting power whatsoever, except upon the question of selling, conveying, transferring or otherwise disposing of the property and assets of the Corporation as an entirety and except as otherwise required by law.

DIVISION III:
PREFERENCE STOCK.

  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of Preference Stock from time to time in one or more series of any number of shares, with a distinctive serial designation for each series, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preference Stock authorized by this Article FOURTH, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preference Stock from time to time adopted by the Board of Directors. Subject to said limitations, and provided that each series of Preference Stock shall rank junior to the Preferred Stock with respect to the payment of dividends and distributions in liquidation, each series of Preference Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes of or any other series of the same or any other class or classes of stock of the Corporation or any other issuer, at such price or prices or at such rates of exchange, and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such series of Preference Stock.

  Shares of any series of Preference Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preference Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preference Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preference Stock.

DIVISION IV:
MISCELLANEOUS.

  From time to time, the Preferred Stock, the Preference Stock, the Common Stock and the Class H Common Stock may be increased or decreased according to law, and may be issued in such amounts and proportions as shall be determined by the Board of Directors, and as may be permitted by law.

  In the event of any liquidation or dissolution or winding up, whether voluntary or otherwise, of the Corporation, the holders of the Preferred Stock shall be entitled to be paid the redemption price of each series in full, as aforesaid, out of the assets whether capital or surplus, and, in every case, the unpaid dividends accrued on such shares, whether or not earned or declared, before any distribution of the assets to be distributed shall be made to the holders of Common Stock or Class H Common Stock or any series of the Preference Stock; but the holders of such shares shall be entitled to no further participation in such distribution. If the assets distributable on such liquidation, dissolution or winding up shall be insufficient to permit the payment to the holders of the Preferred Stock of the full amount of the redemption price of each series in full as aforesaid and accrued dividends as aforesaid, the said assets shall be distributed pro rata among the holders of the respective series of the Preferred Stock. After all payments are made as aforesaid, any required payments shall be made with respect to the Preference Stock, if any, outstanding, and the remaining assets and funds shall be divided among and paid to the holders of Common Stock and Class H Common Stock pro rata in proportion to the respective per share liquidation units of such classes. The merger or consolidation of the Corporation into or with any other corporation shall not be or be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.

  Any Preferred Stock, Preference Stock, Common Stock or Class H Common Stock, authorized hereunder or under any amendment hereof, in the discretion of the Board of Directors, may be issued, except as herein otherwise provided, in payment for property or services, or as bonuses to employees of the Corporation or employeEs of subsidiary companies, or for other assets or securities including cash, necessary or desirable, in the judgment of the Board of Directors, to be purchased or acquired from time to time for the Corporation, or for any other lawful purpose of the Corporation.

  If it seems desirable so to do, the Board of Directors may from time to time issue scrip for fractional shares of stock. Such scrip shall not confer upon the holder any right to dividends or any voting or other rights of a stockholder of the Corporation, but the Corporation shall from time to time, within such time as the Board of Directors may determine or without limit of time if the Board of Directors so determines, issue one or more whole shares of stock upon the surrender of scrip for fractional shares aggregating the number of whole shares issuable in respect of the scrip so surrendered, provided that the scrip so surrendered shall be properly endorsed for transfer if in registered form.

                                   APPENDIX B

                               FAIRNESS OPINIONS

                                              Corporate and Institutional
                                              Client Group

                                              World Financial Center
                                              North Tower
                                              New York, New York 10281-1328
                                              212 449 1000
LOGO

                                                          November 10, 1997

Board of Directors
General Motors Corporation
General Motors Building
3044 West Grand Boulevard
Detroit, Michigan 48202-3091

Members of the Board:

  General Motors Corporation ("GM") proposes to engage in a series of transactions involving its wholly owned subsidiary Hughes Electronics Corporation ("Hughes Electronics"). GM proposes that (1) certain assets and liabilities will be transferred among HE Holdings Inc., a wholly owned subsidiary of Hughes Electronics ("Hughes Defense"), Delco Electronics Corporation, a wholly owned subsidiary of Hughes Electronics ("Delco"), and the subsidiaries of Hughes Defense engaged in the telecommunications and space business (collectively, "Hughes Telecom") and their respective subsidiaries;
(2) Hughes Defense will incur up to $4.9 billion of debt, with the exact amount to be determined pursuant to the Raytheon Merger Agreement (as defined below), with Hughes Telecom receiving as equity at least $3.9 billion (less the amount of other outstanding Hughes Defense indebtedness) from the proceeds of the new debt (the "Hughes Telecom Funding"); (3) Hughes Electronics will be merged with and into GM, as a result of which Hughes Defense and Delco will become direct wholly owned subsidiaries of GM; (4) Hughes Aircraft Company, the subsidiary of Hughes Defense that is the principal operator of the defense electronics business of Hughes Defense, will be merged with and into Hughes Defense; and
(5) Hughes Defense will distribute 100% of the stock of Hughes Telecom to GM (the "Hughes Telecom Spin-Off") (collectively, the "Hughes Reorganization"). The Hughes Reorganization will be effected largely pursuant to a master separation agreement to be entered into among GM, Hughes Telecom, Delco and Hughes Defense (the "Master Separation Agreement").

  Immediately following the consummation of the Hughes Reorganization, GM proposes to spin off Hughes Defense (the "Hughes Defense Spin-Off" and, together with the Hughes Reorganization, the "Hughes Transactions"). The Hughes Defense Spin-Off will be accomplished through a merger (the "GM Spin-Off Merger") of GM Mergeco Corporation, a newly formed wholly owned subsidiary of GM ("Merger Sub"), with and into GM pursuant to an agreement and plan of merger to be entered into between GM and Merger Sub (the "GM Spin-Off Merger Agreement"). Pursuant to the GM Spin-Off Merger, (1) each share of GM's Class H Common Stock, par value $0.10 per share (the "GM Class H Common Stock"), will be recapitalized and converted into one share of a new class of GM common stock also to be called Class H Common Stock, par value $0.10 per share (the "New GM Class H Common Stock"), and the right to receive a pro rata interest in the Class H Defense Distribution (as defined below) of Class A Common Stock, par value $0.01 per share, of Hughes Defense (the "Class A Common Stock") and (2) each share of GM's Common Stock, par value $1 2/3 per share (the "GM $1 2/3 Common Stock"), will remain outstanding and will, among other things, represent the right to receive a pro rata interest in the $1 2/3 Defense Distribution (as defined below) of Class A Common Stock. You have advised us that the number of shares of Class A Common Stock to be distributed to the holders of New GM Class H Common Stock (the "Class H Defense Distribution") in the Hughes Defense

Spin-Off will equal the sum of (i) the product of (A) 102,630,503 (the total number of shares of Class A Common Stock to be distributed in the Hughes Defense Spin-Off) and (B) the Class H Fraction (as defined below), plus (ii) the amount obtained by dividing (C) the Net Transaction Effect (as defined below) by (D) the Average Closing Price of Raytheon Common Stock (as defined below). The remainder of the 102,630,503 shares of Class A Common Stock to be distributed in the Hughes Defense Spin-Off will be distributed to the holders of the GM $1 2/3 Common Stock (the "$1 2/3 Defense Distribution"). The "Class H Fraction" is the fraction equivalent to the tracking stock interest of the GM Class H Common Stock in the earnings of Hughes Defense (as contemplated by the Restated Certificate of Incorporation of GM, as amended (the "GM Certificate of Incorporation")) as of the time immediately prior to the Hughes Defense Spin-Off. The "Net Transaction Effect", as determined by the Board of Directors of GM, is (i) an amount equal to the product of (x) $6.5 billion and (y) the Class H Fraction plus (ii) an amount equal to the product of (x) the amount by which the Hughes Defense indebtedness outstanding immediately prior to the Hughes Defense Spin-Off exceeds $4.0 billion and (y) the Class H Fraction. The "Average Closing Price of Raytheon Common Stock" will be the average closing market price of common stock, par value $1.00 per share, of Raytheon ("Raytheon Common Stock") during the 30-day period ending on the fifth day prior to the consummation of the Raytheon Merger (as defined below).

  Immediately after consummation of the Hughes Defense Spin-Off, and in accordance with the terms of the Agreement and Plan of Merger dated as of January 16, 1997 (the "Raytheon Merger Agreement") between Hughes Defense and Raytheon Company ("Raytheon"), Raytheon will be merged with and into Hughes Defense (the "Raytheon Merger" and, together with the Hughes Transactions, the "Transactions"). Pursuant to the Raytheon Merger, each outstanding share of Raytheon Common Stock will be converted into the right to receive one share of Class B common stock, par value $0.01 per share, of Hughes Defense (the "Class B Common Stock"). Immediately following consummation of the Raytheon Merger, the Class A Common Stock will represent approximately 30.3% of the outstanding common stock (and 80.1% of the voting power in the election and removal of directors) of Hughes Defense, and the Class B Common Stock will represent approximately 69.7% of the outstanding common stock (and 19.9% of the voting power in the election and removal of directors) of Hughes Defense. You have advised us that GM has received a private letter ruling (the "IRS Ruling") from the Internal Revenue Service to the effect, and we have assumed, that the Hughes Defense Spin-Off and the Hughes Telecom Spin-Off will each be treated as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended.

  The management of GM has advised us that, subsequent to the consummation of the Hughes Transactions, GM's management expects to combine the operations of Delco and Delphi Automotive Systems, the automotive components sector of GM ("Delphi") (the "Delco/Delphi Combination").

  As a result of the Hughes Transactions, (1) the existing holders of GM Class H Common Stock will relinquish their approximately 25% tracking stock interest in Hughes Defense and Delco, will receive the Class H Defense Distribution and will maintain approximately a 25% tracking stock interest in Hughes Telecom through their ownership of New GM Class H Common Stock and (2) the existing holders of GM $1 2/3 Common Stock will relinquish their approximately 75% tracking stock interest in Hughes Defense, will receive the $1 2/3 Defense Distribution, will maintain approximately a 75% tracking stock interest in Hughes Telecom through their continued ownership of GM $1 2/3 Common Stock and, also through their ownership of GM $1 2/3 Common Stock, will have 100% of the tracking stock interest in the Delco/Delphi Combination.

  You have asked us whether, in our opinion, taking into account all relevant aspects of the Transactions, the consideration to be provided to GM and its subsidiaries and to the holders of GM $1 2/3 Common Stock and the holders of GM Class H Common Stock in the Hughes Transactions is fair from a financial point of view to the holders of the GM $1 2/3 Common Stock and the holders of the GM Class H Common Stock.

  In arriving at the opinion set forth below, we have, among other things:

 (1) reviewed GM's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, GM's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1997 and June 30, 1997 and unaudited financial information for the quarterly period ended September 30, 1997;

 (2) reviewed Raytheon's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996, Raytheon's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1997 and June 30, 1997 and unaudited financial information for the quarterly period ended September 30, 1997;

 (3) reviewed Hughes Electronics' Annual Reports and related financial information for the three fiscal years ended December 31, 1996;

 (4) reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets, liabilities and prospects of Hughes Electronics, Hughes Defense, Delco, Hughes Telecom and Raytheon furnished to us by GM, Hughes Electronics and Raytheon, as the case may be;

 (5) conducted discussions with members of senior management of GM, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon concerning their respective businesses and prospects and their views regarding the strategic rationale for, and the financial effects on GM, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon of the Hughes Transactions, the Delco/Delphi Combination and the Raytheon Merger;

 (6) reviewed certain information, including financial projections relating to the amount and timing of the revenue and cost savings synergies and related expenses expected to result from the Raytheon Merger (the "Raytheon Merger Expected Synergies"), furnished to us by GM, Hughes Electronics, Hughes Defense and Raytheon;

 (7) conducted discussions with members of senior management of GM, Hughes Electronics, Hughes Defense and Raytheon concerning the Raytheon Merger Expected Synergies;

 (8) reviewed certain information, including financial projections relating to the amount and timing of the revenue and cost savings synergies and related expenses expected to result from the Delco/Delphi Combination (the "Delco/Delphi Expected Synergies"), furnished to us by GM, Delco and Delphi;

 (9) conducted discussions with members of senior management of GM, Delco and Delphi concerning the Delco/Delphi Expected Synergies;

(10) conducted discussions with members of senior management of GM, Hughes Electronics and Hughes Telecom concerning recent and pending regulatory changes in the telecommunications industry, the competitive environment of the telecommunications and space industry and the need for Hughes Telecom to maintain the financial flexibility to enable Hughes Telecom to respond to competitive challenges and to avail itself of potential opportunities in such environment;

(11) compared the results of operations of Hughes Defense, Delco and Raytheon with those of certain companies that we deemed to be reasonably similar to Hughes Defense, Delco and Raytheon, respectively;

(12) considered the pro forma effects, including accounting, profit sharing and other pro forma effects, on each of GM, Hughes Defense and Hughes Telecom of the Hughes Transactions and the Raytheon Merger;

(13) reviewed the Raytheon Merger Agreement and exhibits thereto;

(14) reviewed the Implementation Agreement, dated as of January 16, 1997, between GM and Raytheon and exhibits thereto (the "Implementation Agreement");

(15) reviewed the form of the Master Separation Agreement and exhibits thereto attached to the Implementation Agreement as Exhibit B;

(16) reviewed the form of the GM Spin-Off Merger Agreement attached to the Implementation Agreement as Exhibit A;

(17) reviewed the GM Certificate of Incorporation and the GM By-Laws, as amended;

(18) reviewed the Solicitation Statement/Prospectus dated November 10, 1997 (the "GM Solicitation Statement/Prospectus") to be furnished to the holders of the GM Class H Common Stock and the GM $1 2/3 Common Stock, including the text of Article Fourth of the GM Certificate of Incorporation, as proposed to be amended in connection with the GM Spin-Off Merger, and the new GM Board policy statement regarding GM's dual-class common stock capital structure set forth therein;

(19) reviewed the IRS Ruling and the request to the Internal Revenue Service for such ruling; and

(20) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of GM, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon, or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of GM, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom or Raytheon. With respect to the financial projections and the analyses of the Raytheon Merger Expected Synergies and the Delco/Delphi Expected Synergies furnished to or discussed with us by GM, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon, as the case may be, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of GM, Hughes Electronics, Hughes Defense, Delco, Delphi, Hughes Telecom or Raytheon as to the expected future financial performance of Hughes Electronics, Hughes Defense, Delco, Hughes Telecom or Raytheon, and as to the Raytheon Merger Expected Synergies and the Delco/Delphi Expected Synergies, as the case may be. We have assumed that each of the Hughes Transactions and the Raytheon Merger will be consummated in accordance with its terms. We have also assumed that the Hughes Transactions will have the accounting treatment set forth in the GM Solicitation Statement/Prospectus.

  Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

  In connection with the preparation of this opinion, we have not been authorized by GM or the Board of Directors to solicit, nor have we solicited, third-party indications of interest with respect to a business combination or other extraordinary transaction involving Hughes Electronics or any of its subsidiaries or assets.

  We have received fees for our services as financial advisor to GM in connection with the Hughes Transactions and will receive additional fees for our services that are contingent upon the approval by the Board of Directors of, and the consummation of, certain of the Hughes Transactions. In addition, GM has agreed to indemnify us for certain liabilities arising out of our engagement. We have also, in the past, provided financial advisory and financing services to GM and its affiliates and Raytheon and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade shares of the GM $1 2/3 Common Stock, the GM Class H Common Stock, the Raytheon Common Stock and other securities of GM and Raytheon for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors. We express no opinion as to the prices at which either the New GM Class H Common Stock or the GM $1 2/3 Common Stock will trade subsequent to the consummation of the Hughes Transactions.

  On the basis of and subject to the foregoing, we are of the opinion that, taking into account all relevant aspects of the Transactions, the consideration to be provided to GM and its subsidiaries and to the holders of GM $1 2/3 Common Stock and the holders of GM Class H Common Stock in the Hughes Transactions is fair from a financial point of view to the holders of the GM $1 2/3 Common Stock and the holders of the GM Class H Common Stock.

                                 Very truly yours,

                                 Merrill Lynch, Pierce, Fenner & Smith

                                          Incorporated

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

SALOMON BROTHERS INC
Seven World Trade Center
New York, New York 10048

212-783-7000                                     ----------------
                                                   SALOMON
                                                   BROTHERS
                                                   ----------------------------
--------------------------------------------------------------------------------
                  SALOMON BROTHERS INC & WORLDWIDE AFFILIATES
--------------------------------------------------------------------------------

Atlanta . Bangkok . Beijing . Boston . Chicago . Frankfurt . Hong Kong . London
 . Los Angeles . Madrid . Melbourne . Mexico . Milan
Moscow . New Delhi . New York . Osaka . Paris . San Francisco . Seoul . Singapore . Sidney . Taipei . Tokyo . Toronto . Zug . Zurich

                                                          November 10, 1997

Board of Directors
General Motors Corporation
General Motors Building
3044 West Grand Boulevard
Detroit, Michigan 48202-3091

Members of the Board:

  We understand that General Motors Corporation ("General Motors") and its wholly owned subsidiary Hughes Electronics Corporation ("Hughes Electronics") propose to engage in a series of related transactions consisting of the following: (i) certain assets and liabilities of Hughes Electronics and its subsidiaries will be transferred among HE Holdings Inc., a wholly owned subsidiary of Hughes Electronics comprising the defense electronics business of Hughes Electronics ("Hughes Defense"), Delco Electronics Corporation, a wholly owned subsidiary of Hughes Electronics ("Delco"), and the telecommunications and space business of Hughes Electronics ("Hughes Telecom"); (ii) Hughes Defense will incur indebtedness in an amount (up to $4.9 billion) determined pursuant to the Agreement and Plan of Merger dated as of January 16, 1997 between Raytheon Company ("Raytheon") and Hughes Defense (the "Raytheon Merger Agreement"); (iii) at least $3.9 billion of the proceeds of the indebtedness to be incurred by Hughes Defense will be used to pay other borrowings of Hughes Electronics with the remainder received by Hughes Telecom as equity in the form of a cash infusion; (iv) the common stock of Delco and Hughes Telecom will be distributed to General Motors; (v) the Class A Common Stock of Hughes Defense will be distributed (the "Hughes Defense Spin-Off") to the holders of Common Stock, $1 2/3 par value per share, of General Motors ("GM $1 2/3 Common Stock"), and the holders of Class H Common Stock, $0.10 par value per share, of General Motors ("GM Class H Common Stock"), in accordance with the Distribution Ratio (as defined below), with holders of GM $1 2/3 Common Stock and GM Class H Common Stock receiving an aggregate of 102,630,503 shares of Class A Common Stock, par value $.01 per share, of Hughes Defense; (vi) immediately following the Hughes Defense Spin-Off, Hughes Defense will merge with Raytheon (the "Raytheon Merger;" the merged company being referred to as "New Raytheon"), with the Class A Common Stock of Hughes Defense remaining outstanding as Class A Common Stock of New Raytheon, representing 30.3% of the outstanding common stock (and 80.1% of the voting power in the election and removal of directors) of New Raytheon, and each outstanding share of Raytheon Common Stock being converted into one share of Class B Common Stock of New Raytheon; and (vii) each outstanding share of GM Class H Common Stock will be recapitalized and converted automatically into one share of a new class of GM Common Stock ("New GM Class H Common Stock"), which will be a tracking stock relating to Hughes Telecom, as a result of which holders of GM Class H Common Stock will relinquish their tracking stock interest in Delco and holders of GM $1 2/3 Common Stock will increase their interest in Delco. The transactions described in clauses (i) through (iv) of the immediately preceding sentence are referred to collectively as the "Hughes Reorganization," all of the transactions described in the immediately preceding sentence are referred to collectively as the "Transactions," and the Transactions other than the Raytheon Merger are referred to as the "Hughes Transactions." The Hughes Reorganization will be effected largely pursuant to a master separation agreement and related agreements to be entered into among General Motors, Hughes Telecom, Delco and Hughes Defense (collectively, the "Master

                                                 ----------------
                                                   SALOMON
                                                   BROTHERS
                                                   ----------------------------
Separation Agreement"). The consummation of the Hughes Transactions is subject to the satisfaction or waiver of the conditions to the Raytheon Merger.

  You have advised us that the number of shares of Class A Common Stock to be distributed to the holders of GM Class H Common Stock (the "Class H Defense Distribution") in the Hughes Defense Spin-Off will equal the sum of (i) the product of (A) 102,630,503 (the total number of shares of Class A Common Stock to be distributed in the Hughes Defense Spin-Off) and (B) the Class H Fraction (as defined below), plus (ii) the amount obtained by dividing (C) the Net Transaction Effect (as defined below) by (D) the Average Closing Price of Raytheon Common Stock (as defined below). The remainder of the 102,630,503 shares of Class A Common Stock to be distributed in the Hughes Defense Spin-Off will be issued to the holders of the GM $1 2/3 Common Stock (the "$1 2/3 Defense Distribution"). The ratio of the Class H Defense Distribution to the $1 2/3 Defense Distribution is referred to as the "Distribution Ratio." The "Class H Fraction" is the fractional equivalent to the tracking stock interest of the GM Class H Common Stock in the earnings of Hughes Defense (as contemplated by the Restated Certificate of Incorporation of General Motors, as amended) as of the time immediately prior to the Hughes Defense Spin-Off. The "Net Transaction Effect," as determined by the Board of Directors of General Motors (which is intended to compensate the holders of the GM Class H Common Stock fairly for the net effect of all other aspects of the Hughes Transactions on their investment in General Motors (principally the relinquishment of their tracking stock interest in the earnings of Delco)), is an amount equal to the product of
(i) $6.5 billion plus the amount by which the Hughes Defense indebtedness outstanding immediately prior to the Hughes Defense Spin-Off exceeds $4.0 billion and (ii) the Class H Fraction. The "Average Closing Price of Raytheon Common Stock" will be the average closing market price of Raytheon Common Stock during the 30-day period ending on the fifth day prior to the consummation of the Raytheon Merger.

  The terms of the Hughes Transactions are more fully described in the General Motors Solicitation Statement/Prospectus (the "Solicitation Statement"). You have advised us that General Motors has received a private letter ruling from the Internal Revenue Service (the "Private Letter Ruling") to the effect, and we have assumed, that for U.S. federal income tax purposes the Hughes Defense Spin-Off and certain other aspects of the Hughes Transactions will be treated as tax-free distributions under Section 355 of the Internal Revenue Code of 1986, as amended. We have also assumed that the Hughes Transactions will have the U.S. federal income tax consequences and the accounting treatment set forth in the Solicitation Statement.

  The management of General Motors has advised us that, subsequent to the consummation of the Hughes Transactions, General Motors' management expects to combine the operations of Delco and Delphi Automotive Systems ("Delphi"), the automotive components sector of General Motors (the "Delco/Delphi
Combination").

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, taking into account all relevant aspects of the Transactions, to the holders of the GM $1 2/3 Common Stock and to the holders of the GM Class H Stock, of the consideration to be provided to General Motors and its subsidiaries and to such common stockholders of General Motors in the Hughes Transactions.

  As you are aware, Salomon Brothers Inc has acted as financial advisor to General Motors in connection with the Hughes Transactions and will receive a fee for its services, a substantial portion of which is contingent upon consummation of the Hughes Transactions. We have also previously rendered certain other investment banking and financial advisory services to General Motors and its subsidiaries, including Hughes Electronics, and to Raytheon, including advice with respect to various acquisitions and capital market transactions, for which we received substantial compensation. In addition, in the ordinary course of our business, we actively trade the debt and equity

                                                 ----------------
                                                   SALOMON
                                                   BROTHERS
                                                   ----------------------------
securities of both General Motors (including its subsidiaries) and Raytheon for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) a copy of the Solicitation Statement;
(ii) the Raytheon Merger Agreement; (iii) the merger agreement pursuant to which the Hughes Defense Spin-Off will be effected; (iv) a draft version of the Master Separation Agreement; (v) certain publicly available information concerning General Motors and Hughes Electronics; (vi) certain publicly available information concerning Raytheon; (vii) certain other internal information, primarily financial in nature, including forecasts concerning the business and operations of General Motors, Hughes Defense, Delco, Delphi, and Hughes Telecom furnished to us by General Motors, Hughes Defense, Delco, Delphi and Hughes Telecom for purposes of our analysis; (viii) certain other internal information, primarily financial in nature, including forecasts concerning the business and operations of Raytheon furnished to us by Raytheon for purposes of our analysis; (ix) certain publicly available information concerning the trading of, and the trading market for, the GM $1 2/3 Common Stock, the GM Class H Common Stock and the Raytheon Common Stock; (x) the Restated Certificate of Incorporation of General Motors and the amendments thereto contemplated as part of the Hughes Transactions; (xi) the Policy Statement to be adopted by the General Motors Board of Directors with respect to General Motors' two classes of common stock upon issuance of the New GM Class H Common Stock; (xii) certain publicly available information with respect to certain other companies that we believe to be comparable to each of Hughes Defense, Delco, Hughes Telecom and Raytheon and the trading markets for certain of such other companies' securities; (xiii) the Private Letter Ruling and the request for such ruling; and (xiv) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of General Motors, Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon to discuss the foregoing as well as other matters we believe relevant to our inquiry.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information. We have not conducted or assumed any responsibility for conducting a physical inspection of any of the properties or facilities of Hughes Defense, Delco, Delphi, Hughes Telecom or Raytheon, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. We have assumed that all documents which we have reviewed in draft form will not, when finalized or executed, differ in any material respect from the drafts we have reviewed. With respect to projections (including estimates of projected revenue and cost synergies resulting from the Raytheon Merger and from the Delco/Delphi Combination), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the respective companies as to the respective future financial performances of such companies, and we express no view with respect to the accuracy or completeness of such projections or the assumptions on which they were based. You have advised us that in the absence of the other Hughes Transactions (or another transaction or series of transactions resulting in the transfer of Delco from Hughes Electronics to General Motors such that the tracking stock interest in the earnings of Delco held by holders of GM Class H Common Stock is reallocated to holders of GM $1 2/3 Common Stock), General Motors would be unable to realize fully the anticipated benefits of the Delco/Delphi Combination. We have further assumed that the Hughes Transactions will be consummated on the terms described, and in accordance with the timing contemplated, in the Solicitation Statement and in accordance with all applicable laws and provisions of General Motors' constituent instruments.

                                                 ----------------
                                                   SALOMON
                                                   BROTHERS
                                                   ----------------------------

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of each of Hughes Defense, Delco, Delphi, Hughes Telecom and Raytheon; (ii) the business prospects of each of Hughes Defense, Delco, Delphi, Hughes Telecom, Raytheon and New Raytheon; (iii) the historical and current market for the GM $1 2/3 Common Stock, the GM Class H Common Stock, the Raytheon Common Stock, and for the equity securities of certain other companies that we believe to be comparable to Hughes Defense, Delco, Delphi, Hughes Telecom, Raytheon and New Raytheon; (iv) the prospective market for each of the New GM Class H Common Stock and the common stock of New Raytheon following the Hughes Transactions;
(v) the expected cost savings and other financial synergies to be realized by General Motors as a result of the Delco/Delphi Combination; (vi) the expected impact of the Hughes Transactions on profit sharing payments from General Motors required under an agreement with the United Auto Workers; and (vii) the nature and terms of certain other transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our knowledge of the defense, telecommunications and automotive component industries as well as our experience in connection with similar transactions and securities valuation generally. As you are aware, we have not been requested to solicit, and we accordingly have not solicited, alternative proposals with respect to the disposition of, or any other extraordinary transaction involving, any of Hughes Defense, Delco or Hughes Telecom.

  Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and by rendering this opinion we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed below does not address the fairness of the Raytheon Merger (as to which you have been advised by another financial advisor). Our opinion as expressed below does not constitute an opinion or imply any conclusions as to the prices at which New Raytheon Common Stock, GM $1 2/3 Common Stock or New GM Class H Common Stock may trade following consummation of the Hughes Transactions. Our opinion is, in any event, limited to the fairness, from a financial point of view, to the holders of the GM $1 2/3 Common Stock and to the holders of the GM Class H Common Stock of the consideration to be provided to General Motors and its subsidiaries and to such common stockholders of General Motors in the Hughes Transactions taken as a whole, and does not address General Motors' underlying business decision to effect the Hughes Transactions or constitute a recommendation to any holder of the GM $1 2/3 Common Stock or any holder of GM Class H Common Stock as to how such holder should vote with respect to the Hughes Transactions.

  Based upon and subject to the foregoing, we are of the opinion as investment bankers that, taking into account all relevant aspects of the Transactions, the consideration to be provided to General Motors and its subsidiaries and to the common stockholders of General Motors in the Hughes Transactions is fair, from a financial point of view, to the holders of the GM $1 2/3 Common Stock and to the holders of the GM Class H Common Stock.

                                 Very truly yours,

                                 SALOMON BROTHERS INC

                                                                January 16, 1997

Board of Directors
General Motors Corporation
767 Fifth Avenue
New York, NY 10053

Board of Directors
Hughes Electronics Corporation
P.O. Box 80028
7200 Hughes Terrace
Los Angeles, CA 90045

Board of Directors
HE Holdings, Inc.
7200 Hughes Terrace
Los Angeles, CA 90045

Ladies and Gentlemen:

  You have requested our opinion as to the fairness to (i) HE Holdings, Inc., a Delaware corporation ("Hughes"), (ii) Hughes Electronics Corporation, a Delaware corporation ("HEC") and the holder of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Hughes, (iii) General Motors Corporation, a Delaware corporation and the parent of HEC ("GM"), (iv) the holders of GM's Common Stock, par value $1 2/3 per share (the "1 2/3 Common Stock"), and (v) the holders of GM's Class H Common Stock, par value $0.10 per share (the "GM Class H Common Stock" and together with the 1 2/3 Common Stock, the "Common Shares") (Hughes, HEC, GM and the holders of the Common Shares collectively referred to herein as the "GM Group"), of the Aggregate Consideration (as defined below) as contemplated by the Agreement and Plan of Merger dated as of January 16, 1997 by and between Raytheon Company, a Delaware corporation ("Raytheon"), and Hughes (the "Agreement"). Pursuant to the Agreement, Raytheon will merge ( the "Merger") with and into Hughes, which at such time and after giving effect to the GM Transactions (as defined below), will be comprised primarily of the defense-related businesses of Hughes.

  Pursuant to the Merger, (i) each issued and outstanding whole share of Class A Common Stock (as defined below) will remain outstanding and will be unchanged; (ii) each issued and outstanding fractional share of

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--------------------------------------------------------------------------------
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           Tel: 212-902-1000
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                                      B-11

Class A Common Stock will be converted into and represent an equivalent fractional share of Class B Common Stock (as defined below), which will be sold by the Exchange Agent as provided in the Agreement; and (iii) each issued and outstanding share of Common Stock, par value $0.01 per share ("Raytheon Common Stock"), of Raytheon will be converted into and represent one share of Class B Common Stock. Immediately following the Merger, as contemplated by the Agreement, the holders of the Class A Common Stock will own, in the aggregate, approximately 30% of the outstanding common stock of Hughes (the "Equity Interest"). Prior to the Hughes Spin-off (as defined below) and Merger, Hughes is to have indebtedness for borrowed money in an amount not to exceed $9.5 billion minus the Class A Common Stock Amount (as defined below) ((the "Permitted Indebtedness") and together with the Equity Interest, the "Aggregate Consideration"). The "Class A Common Stock Amount" is equal to (x) 102,630,503 shares multiplied by (y) the average closing price of Raytheon Common Stock on the New York Stock Exchange during the 30-day period ending 5 days prior to the Effective Time (as defined in the Agreement); provided, that in the event that such average closing price is greater than $54.29, the Permitted Indebtedness will be an amount determined as if such average closing price was deemed to be $54.29, and in the event such average closing price is less that $44.42, the Permitted Indebtedness will be an amount determined as if such average closing price was deemed to be $44.42.

  You have informed us that prior to the Merger, among other things, (i) Hughes will effectuate the Telecom Spin-off (as defined in the Hughes Distribution Agreement (as defined below)); (ii) HEC will be liquidated into GM, as a result of which Delco Electronics Corporation, a Delaware corporation and a wholly owned subsidiary of HEC, will become a direct, wholly-owned subsidiary of GM;
(iii) Hughes Aircraft Company, a Delaware corporation, will merge with and into Hughes with Hughes as the surviving entity; (iv) Hughes will recapitalize its outstanding capital stock into Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), and provide for a Class B Common Stock, par value $0.01 per share ("Class B Common Stock"); (v) a wholly-owned subsidiary of GM ("Mergeco") will merge with and into GM, pursuant to which, among other things, the Class A Common Stock will be distributed to and allocated among the holders of the Common Shares with the result that Hughes will be a publicly held company prior to the consummation of the Merger (the "Hughes Spin-Off"); and
(vi) GM will recapitalize its GM Class H Common Stock into a new class of GM common stock (the transactions set forth in clauses (i) through (vi) above being referred to herein as the "GM Transactions").

  It is understood that we are not opining as to the fairness of the GM Transactions or as to the fairness of the distribution to and allocation among the holders of the Common Shares of the Class A Common Stock in the Hughes Spin-Off. In fact, you have advised us that GM expects to receive, from other financial advisors opinions as to the fairness to the holders of the Common Shares, from a financial point of view, of the consideration to be received by GM and its subsidiaries and common stockholders in the GM Transactions. Our opinion is directed only to the fairness of the Aggregate Consideration to be received by the GM Group as a whole and does not (i) address GM's underlying business decision to effect the GM Transactions, (ii) address the fairness of the allocation of the Aggregate Consideration among the members of the GM Group or (iii) constitute a recommendation concerning how holders of the Common Shares should vote with respect to the GM Transactions.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Hughes having provided certain investment banking services to Hughes and HEC from time to time and having acted as financial advisor to Hughes, HEC and GM in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are also familiar with Raytheon having provided certain investment banking services to Raytheon from time to time, including having acted as its financial advisor in connection with the acquisition of Chrysler Technologies Airborne Systems in June 1996 and acting as a dealer in connection with its issuance of commercial paper.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Implementation Agreement dated as of January 16, 1997 by and between GM and Raytheon (the "Implementation Agreement"); the form of Agreement and Plan of Merger by and between GM and Mergeco, attached as an exhibit to the Implementation Agreement (the "Hughes Distribution Agreement"); the form of Master Separation Agreement among GM, Hughes and the other parties identified therein, attached as an exhibit to the Implementation Agreement, including the form of the Hughes Spin-Off Separation Agreement attached thereto; Annual Reports of HEC for the five years ended December 31, 1995; Annual Reports to Stockholders of Raytheon on Form 10-K for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q for Raytheon; certain other communications from GM and Raytheon to their respective stockholders; and certain internal financial analyses and forecasts for Hughes and Raytheon prepared by their respective managements. We also have held discussions with members of the senior management of Hughes and Raytheon regarding their past and current business operations, financial condition and future prospects of their respective companies, including forecasts of revenue and cost synergies that are expected to result from the Merger. In addition, we have reviewed the reported price and trading activity for the shares of Raytheon Common Stock; compared certain financial and stock market information for Raytheon with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed the accuracy and completeness thereof in all material respects for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts prepared by Hughes and Raytheon, including without limitation, projected revenue and cost synergies resulting from the Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Hughes and Raytheon and that such forecasts will be realized in all material respects in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Hughes or Raytheon or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Boards of Directors of GM, HEC and Hughes in connection with their consideration of the Merger. You have informed us that the Boards of Directors of GM, HEC and Hughes are considering the Merger in the context of the GM Transactions. As stated above, we are not opining as to the fairness of the GM Transactions. We are not expressing any opinion herein as to the prices at which the Class A Common Stock, the Class B Common stock or the GM Class H Common Stock may trade if and when they are issued.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Aggregate Consideration is fair to the GM Group as a whole.

                                 Very truly yours,

                                 GOLDMAN, SACHS & CO.

                                   APPENDIX C

                                 HUGHES DEFENSE

                         COMBINED FINANCIAL STATEMENTS

     INDEX                                                                PAGE
     -----                                                                ----
UNAUDITED COMBINED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997 AND FOR
THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996
  Combined Statement of Income and Parent Company's Net Investment.......  C-1
  Combined Balance Sheet.................................................  C-2
  Combined Statement of Cash Flows.......................................  C-3
  Notes to Combined Financial Statements.................................  C-4
COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995 AND FOR
THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 AND INDEPENDENT
AUDITORS' REPORT
  Independent Auditors' Report...........................................  C-6
  Combined Statement of Income and Parent Company's Net Investment.......  C-7
  Combined Balance Sheet.................................................  C-8
  Combined Statement of Cash Flows.......................................  C-9
  Notes to Combined Financial Statements................................. C-10

                                 HUGHES DEFENSE

                        COMBINED STATEMENT OF INCOME AND
                        PARENT COMPANY'S NET INVESTMENT
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                                                               (DOLLARS IN
                                                                MILLIONS)
REVENUES
  Net sales................................................ $5,157.1  $4,588.8
  Other income (expense), net..............................     10.3      (2.0)
                                                            --------  --------
    Total Revenues.........................................  5,167.4   4,586.8
                                                            --------  --------
COSTS AND EXPENSES
  Cost of sales and other operating charges, exclusive of
   items listed below......................................  4,245.6   3,756.7
  Selling, general, and administrative expenses............    273.6     227.4
  Depreciation and amortization............................    116.4     101.7
  Amortization of GM purchase accounting adjustments
   related to Hughes Aircraft Company......................     75.8      75.8
  Interest expense.........................................     72.1      66.7
                                                            --------  --------
    Total Costs and Expenses...............................  4,783.5   4,228.3
                                                            --------  --------
INCOME BEFORE INCOME TAXES.................................    383.9     358.5
Income taxes...............................................    176.6     164.9
                                                            --------  --------
  NET INCOME...............................................    207.3     193.6
                                                            --------  --------
Parent Company's Net Investment, beginning of period.......  4,823.0   4,680.2
  Net contributions from Parent Company....................    243.3     107.2
  Change in foreign currency translation adjustment........     (8.0)     (5.8)
                                                            --------  --------
PARENT COMPANY'S NET INVESTMENT, END OF PERIOD............. $5,265.6  $4,975.2
                                                            ========  ========


    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES DEFENSE

                             COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                       (DOLLARS IN MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.........................   $   72.9      $   59.7
  Accounts and notes receivable (less allowances)...      686.5         612.7
  Contracts in process, less advances and progress
   payments of $886.9 and $956.2....................    1,579.1       1,581.2
  Inventories.......................................      445.2         337.7
  Deferred income taxes.............................      232.9         285.3
  Prepaid expenses..................................       30.6          31.1
                                                       --------      --------
    Total Current Assets............................    3,047.2       2,907.7
                                                       --------      --------
Property, net.......................................    1,094.5       1,085.1
                                                       --------      --------
Intangible Assets, net of amortization of $1,360.3
 and $1,268.5.......................................    2,892.4       2,907.4
                                                       --------      --------
Investments and Other Assets, principally at cost
 (less allowances)..................................      128.0         128.2
                                                       --------      --------
    Total Assets....................................   $7,162.1      $7,028.4
                                                       ========      ========
LIABILITIES AND PARENT COMPANY'S NET INVESTMENT
Current Liabilities
  Accounts payable..................................   $  326.7      $  278.3
  Advances on contracts.............................      309.7         396.8
  Notes and loans payable...........................      118.6          94.5
  Accrued liabilities...............................      780.2       1,119.4
                                                       --------      --------
    Total Current Liabilities.......................    1,535.2       1,889.0
                                                       --------      --------
Long-Term Debt and Capitalized Leases...............       32.4          34.4
                                                       --------      --------
Other Liabilities and Deferred Credits..............      179.4         174.4
                                                       --------      --------
Deferred Income Taxes...............................      149.5         107.6
                                                       --------      --------
Contingent Liabilities
Parent Company's Net Investment.....................    5,265.6       4,823.0
                                                       --------      --------
    Total Liabilities and Parent Company's Net
     Investment.....................................   $7,162.1      $7,028.4
                                                       ========      ========


    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES DEFENSE

                        COMBINED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
                                                                (DOLLARS IN
                                                                 MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................. $ 207.3  $ 193.6
  Adjustments to reconcile net income to net cash used in
   operating activities
    Depreciation and amortization............................   116.4    101.7
    Amortization of GM purchase accounting adjustments
     related to Hughes Aircraft Company......................    75.8     75.8
    Deferred income taxes and other..........................    94.9     16.9
    Change in other operating assets and liabilities
      Accounts receivable....................................   (53.1)   105.2
      Contracts in process...................................    11.1    (72.3)
      Inventories............................................  (107.0)  (137.2)
      Accounts payable.......................................    43.7    (43.3)
      Advances on contracts..................................   (87.1)   (75.5)
      Accrued liabilities....................................  (341.1)  (156.5)
      Other..................................................     6.8    (45.6)
                                                              -------  -------
  Net Cash Used in Operating Activities......................   (32.3)   (37.2)
                                                              -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in companies, net of cash acquired..............  (143.3)   (28.7)
  Expenditures for property..................................   (95.5)  (113.3)
  Proceeds from disposal of property.........................    22.1     38.4
  (Increase) Decrease in notes receivable....................    (3.2)    28.4
                                                              -------  -------
  Net Cash Used in Investing Activities......................  (219.9)   (75.2)
                                                              -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in notes and loans payable....................    24.1     36.4
  Increase in long-term debt.................................     7.4     17.8
  Decrease in long-term debt.................................    (9.4)   (31.3)
  Net contributions from Parent Company......................   243.3    107.2
                                                              -------  -------
  Net Cash Provided By Financing Activities..................   265.4    130.1
                                                              -------  -------
Net increase in cash and cash equivalents....................    13.2     17.7
Cash and cash equivalents at beginning of the period.........    59.7     15.7
                                                              -------  -------
Cash and cash equivalents at the end of the period........... $  72.9  $  33.4
                                                              =======  =======



    Reference should be made to the Notes to Combined Financial Statements.

                                HUGHES DEFENSE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1: BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of only normal recurring items) which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.


  On January 16, 1997, Hughes Electronics Corporation ("Hughes Electronics"), General Motors Corporation ("GM"), the parent of Hughes Electronics, and Raytheon Company ("Raytheon") announced a series of planned transactions that would include:

 . The tax-free spin-off of 100% of the defense business of Hughes Electronics ("Hughes Defense") to holders of GM's $1 2/3 par value and Class H Common Stocks followed immediately by the tax-free merger of that business with Raytheon, after which there would be outstanding two classes of Raytheon/Hughes Defense common stock;

 . The transfer of Delco Electronics Corporation and related entities ("Delco"), from Hughes Electronics to GM and a reallocation of the derivative interest in the earnings of Delco currently held by GM Class H common stockholders to holders of GM $1 2/3 par value Common Stock; and

 . The recapitalization of GM Class H Common Stock into a GM tracking stock linked to the telecommunications and space business of Hughes Electronics ("Hughes Telecom"). GM would continue to own 100% of Hughes Telecom.

  On July 14, 1997, GM received a ruling from the Internal Revenue Service that its contemplated spin-off of Hughes Defense would be tax-free to GM and its stockholders. In addition, GM and Raytheon have reached agreement with the U.S. Department of Justice and U.S. Department of Defense regarding the basis upon which the merger of Hughes Defense and Raytheon can proceed consistent with the Government's enforcement of U.S. antitrust laws. On October 6, 1997, the GM Board of Directors approved the final terms for the above described transactions. The planned transactions must be approved by holders of GM $1 2/3 par value and Class H Common Stocks, among a number of other conditions. In addition, the merger of Hughes Defense and Raytheon is subject to approval by Raytheon stockholders. No assurance can be given that the above transactions will be completed. GM expects to solicit stockholders' approval of the planned transactions during the fourth quarter of 1997, after certain conditions are satisfied.

  Hughes Defense is not a legal entity. The combined financial statements present the financial position, results of operations and cash flows of Hughes Defense, which consists primarily of operations included in the Aerospace and Defense Systems segment of Hughes Electronics, certain other businesses identified in the Merger Agreements and certain Hughes Electronics Corporate assets, liabilities, income and expenses attributable to Hughes Defense. The combined financial statements do not include certain other defense operations of Hughes Electronics which will not be merged with Raytheon, consisting principally of the defense business of Hughes Electronics currently reported in the Hughes Electronics Telecommunications and Space segment. All transactions and balances between the entities included in the combined financial statements have been eliminated. All Hughes Defense amounts due from or payable to other Hughes Electronics businesses, except for certain loans payable to affiliates which are included in notes and loans payable, have been reported in Parent Company's Net Investment.

  The combined financial statements include allocations of corporate expenses from Hughes Electronics including research and development, general management, human resources, financial, legal, tax, quality, communications, marketing, international, employee benefits and other miscellaneous services. These costs and expenses have been charged to Hughes Defense based either on usage or using allocation methodologies which

                                 HUGHES DEFENSE

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)
                                  (UNAUDITED)
comply with U.S. Government cost accounting standards, primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis.

NOTE 2: INVENTORIES

  Inventories are stated at the lower of cost or market, principally using the average cost method.

  Major Classes of Inventories

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                        (DOLLARS IN MILLIONS)
      Productive material and supplies...............    $ 59.1        $ 63.5
      Work in process and finished goods.............     386.1         274.2
                                                         ------        ------
        Total........................................    $445.2        $337.7
                                                         ======        ======

NOTE 3: CONTINGENT LIABILITIES

  In conjunction with its performance on long-term contracts, Hughes Defense is contingently liable under standby letters of credit and bonds in the amount of $236.6 million at September 30, 1997. In Hughes Defense's past experience, no material claims have been made against these financial instruments.

  Hughes Defense is subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against it. The aggregate ultimate liability of Hughes Defense under these government regulations and under these claims and actions, was not determinable at September 30, 1997. In the opinion of Hughes Electronics and Hughes Defense management, such liability is not expected to have a material adverse effect on Hughes Defense's combined operations or financial position.

NOTE 4: NEW ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued SFAS Nos. 130 and 131. SFAS 130, "Reporting Comprehensive Income," establishes accounting standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," establishes accounting standards for the way public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Hughes Defense will adopt SFAS Nos. 130 and 131 which are effective for fiscal years beginning after December 15, 1997.

                          INDEPENDENT AUDITORS' REPORT

Hughes Electronics Corporation:

  We have audited the Combined Balance Sheet of the Defense Business of Hughes Electronics Corporation and subsidiaries ("Hughes Defense") as of December 31, 1996 and 1995 and the related Combined Statements of Income and Parent Company's Net Investment and of Cash Flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Hughes Defense's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Hughes Defense at December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the combined financial statements, effective January 1, 1994 Hughes Defense changed its method of accounting for postemployment benefits.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 21, 1997

                                 HUGHES DEFENSE

                          COMBINED STATEMENT OF INCOME
                      AND PARENT COMPANY'S NET INVESTMENT

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (DOLLARS IN MILLIONS)
 REVENUES
    Net Sales.................................... $6,382.7  $5,921.8  $5,896.0
    Other income, net............................      9.1      43.0      22.5
                                                  --------  --------  --------
        Total Revenues...........................  6,391.8   5,964.8   5,918.5
                                                  --------  --------  --------
 COSTS AND EXPENSES
    Cost of sales and other operating charges,
     exclusive of items listed below.............  5,211.1   4,783.4   4,762.2
    Selling, general and administrative expenses.    321.6     311.0     323.2
    Depreciation and amortization................    145.3     139.2     164.2
    Amortization of GM purchase accounting
     adjustments related to Hughes Aircraft
     Company.....................................    101.3     101.3     101.3
    Interest expense.............................     92.3      75.9      64.9
                                                  --------  --------  --------
        Total Costs and Expenses.................  5,871.6   5,410.8   5,415.8
                                                  --------  --------  --------
INCOME BEFORE INCOME TAXES.......................    520.2     554.0     502.7
Income taxes.....................................    239.3     235.4     226.2
                                                  --------  --------  --------
Income before cumulative effect of accounting
 change..........................................    280.9     318.6     276.5
Cumulative effect of accounting change...........      --        --        7.1
                                                  --------  --------  --------
  NET INCOME.....................................    280.9     318.6     269.4
                                                  --------  --------  --------
 Parent Company's Net Investment, beginning of
  period.........................................  4,680.2   4,198.2   4,283.3
    Net (distributions to) contributions from
     Parent Company..............................   (136.1)    173.2    (354.8)
    Change in minimum pension liability..........      0.4      (5.0)      --
    Foreign currency translation adjustment......     (2.4)     (4.8)      0.3
                                                  --------  --------  --------
 PARENT COMPANY'S NET INVESTMENT, END OF PERIOD.. $4,823.0  $4,680.2  $4,198.2
                                                  ========  ========  ========



    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES DEFENSE

                             COMBINED BALANCE SHEET

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.................................. $   59.7 $   15.7
  Accounts and notes receivables (less allowances)...........    612.7    754.6
  Contracts in process, less advances and progress payments
   of $956.2 and $1,259.2....................................  1,581.2  1,460.2
  Inventories................................................    337.7    291.3
  Deferred income taxes......................................    285.3    325.6
  Prepaid expenses...........................................     31.1     32.6
                                                              -------- --------
    Total Current Assets.....................................  2,907.7  2,880.0
                                                              -------- --------
Property, net................................................  1,085.1  1,061.9
                                                              -------- --------
Intangible Assets, net of amortization of $1,268.5 and
 $1,149.3....................................................  2,907.4  2,993.0
                                                              -------- --------
Investments and Other Assets, principally at cost (less
 allowances).................................................    128.2     91.0
                                                              -------- --------
    Total Assets............................................. $7,028.4 $7,025.9
                                                              ======== ========
LIABILITIES AND PARENT COMPANY'S NET INVESTMENT
Current Liabilities
  Accounts payable........................................... $  278.3 $  267.6
  Advances on contracts......................................    396.8    441.1
  Notes and loans payable....................................     94.5     84.0
  Accrued liabilities........................................  1,119.4  1,167.2
                                                              -------- --------
    Total Current Liabilities................................  1,889.0  1,959.9
                                                              -------- --------
Long-term Debt and Capitalized Leases........................     34.4     49.7
                                                              -------- --------
Other Liabilities and Deferred Credits.......................    174.4    200.9
                                                              -------- --------
Deferred Income Taxes........................................    107.6    135.2
                                                              -------- --------
Commitments and Contingent Liabilities
Parent Company's Net Investment..............................  4,823.0  4,680.2
                                                              -------- --------
    Total Liabilities and Parent Company's Net Investment.... $7,028.4 $7,025.9
                                                              ======== ========




    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES DEFENSE

                        COMBINED STATEMENT OF CASH FLOWS

                                                      YEARS ENDED DECEMBER
                                                               31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
                                                      (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................ $ 280.9  $ 318.6  $ 269.4
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation and amortization...................   145.3    139.2    164.2
    Amortization of GM purchase accounting
     adjustments related to Hughes Aircraft Company.   101.3    101.3    101.3
    Deferred income taxes and other.................    19.6    (25.8)    16.4
    Change in other operating assets and liabilities
      Accounts receivable...........................   148.0     46.8   (254.6)
      Contracts in process..........................  (117.2)  (153.9)   337.5
      Inventories...................................   (46.2)   (84.7)    28.5
      Accounts payable..............................     9.7   (146.6)  (143.9)
      Advances on contracts.........................   (44.3)    38.5     45.9
      Accrued liabilities...........................   (62.8)   253.8   (164.3)
      Other.........................................   (81.3)  (154.0)    63.3
                                                     -------  -------  -------
  Net Cash Provided by Operating Activities.........   353.0    333.2    463.7
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in companies, net of cash acquired.....   (28.7)  (549.2)     --
  Expenditures for property.........................  (178.3)   (99.4)  (174.1)
  Proceeds from disposal of property................    45.2     58.6     87.6
  Proceeds from sale of businesses..................     --      23.6      --
  (Increase) decrease in notes receivable...........    (6.3)     6.7      3.8
                                                     -------  -------  -------
  Net Cash Used in Investing Activities.............  (168.1)  (559.7)   (82.7)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in notes and loans payable...........    10.5     18.2     57.2
  Payment on long-term debt.........................   (15.3)    (7.9)   (26.3)
  Net (distributions to) contributions from Parent
   Company..........................................  (136.1)   173.2   (354.8)
                                                     -------  -------  -------
  Net Cash (Used in) Provided by Financing
   Activities.......................................  (140.9)   183.5   (323.9)
                                                     -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents........................................    44.0    (43.0)    57.1
Cash and cash equivalents at beginning of the year..    15.7     58.7      1.6
                                                     -------  -------  -------
Cash and cash equivalents at end of the year........ $  59.7  $  15.7  $  58.7
                                                     =======  =======  =======

    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES DEFENSE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  On January 16, 1997, Hughes Electronics Corporation ("Hughes Electronics"), General Motors Corporation ("GM"), the parent of Hughes Electronics and Raytheon Company ("Raytheon") announced a series of planned transactions that would include:

  . The tax-free spin-off of 100% of the defense business of Hughes
    Electronics ("Hughes Defense") to holders of GM's $1 2/3 par value and Class H Common Stocks followed immediately by the tax-free merger of that business with Raytheon, after which there would be outstanding two classes of Raytheon/Hughes Defense common stock;

  . The transfer of Delco Electronics Corporation and Related Entities
    ("Delco"), from Hughes Electronics to GM and a reallocation of the derivative interest in the earnings of Delco currently held by GM Class H common stockholders to holders of GM $1 2/3 par value Common Stock; and

  . The recapitalization of GM Class H Common Stock into a GM tracking stock linked to the telecommunications and space business of Hughes Electronics ("Hughes Telecom"). GM would continue to own 100% of Hughes Telecom.

  The planned transactions are subject to approval by holders of GM $1 2/3 par value and Class H Common Stocks. In addition, the merger of the Hughes Defense with Raytheon, which is contingent upon the spin-off of Hughes Defense, is subject to approval by the stockholders of Raytheon. The planned transactions also are subject to a variety of regulatory approvals.

  Hughes Defense is not a legal entity. The combined financial statements present the financial position, results of operations and cash flows of Hughes Defense, which consists primarily of operations included in the Aerospace and Defense Systems segment of Hughes, certain other businesses identified in the Merger Agreements and certain Hughes Electronics Corporate assets, liabilities, income and expenses attributable to Hughes Defense. The combined financial statements do not include certain other defense operations of Hughes Electronics which will not be merged with Raytheon, consisting principally of the defense business of Hughes Electronics currently reported in the Hughes Electronics Telecommunications and Space segment. All transactions and balances between the entities included in the combined financial statements have been eliminated. All Hughes Defense amounts due from or payable to other Hughes Electronics businesses, except for certain loans payable to affiliates, which are included in notes and loans payable, have been reported in Parent Company's Net Investment.

  The combined financial statements include allocations of corporate expenses from Hughes Electronics including research and development, general management, human resources, financial, legal, tax, quality, communications, marketing, international, employee benefits and other miscellaneous services. These costs and expenses have been charged to Hughes Defense based either on usage or using allocation methodologies which comply with U.S. Government cost accounting standards, primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis.

  Hughes Defense participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by Hughes daily. Accordingly, the Combined Balance Sheet includes only cash and cash equivalents held by Hughes Defense, consisting principally of cash held by foreign operations. Interest expense in the Combined Statement of Income and Parent Company's Net Investment includes interest expense associated with the debt included in the Combined Balance Sheet plus an allocated share of total HE Holdings, Inc. interest expense.

  Hughes Defense operates in one segment: the development, production and support of advanced defense electronics systems including missile, airborne radar and communications, information, training and simulation, command and control, torpedoes and sonar, electro-optical, air traffic control and guidance and control.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates in the Preparation of the Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

                                 HUGHES DEFENSE

 Revenue Recognition

  Sales under long-term contracts are recognized primarily using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Sales under certain commercial long-term contracts and to outside customers not pursuant to long-term contracts generally are recognized as products are shipped or services are rendered.

  Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

  Certain contracts contain cost or performance incentives which provide for increases in profits for surpassing stated objectives and decreases in profits for failure to achieve such objectives. Amounts associated with incentives are included in estimates of total sales values when there is sufficient information to relate actual performance to the objectives.

 Cash Flows

  Cash equivalents consist of highly liquid investments purchased with original maturities of 90 days or less.

  Net cash provided by operating activities reflects cash payments for interest made by Hughes Defense and by Hughes Electronics on behalf of Hughes Defense of $92.3 million, $75.9 million and $64.9 million in 1996, 1995 and 1994, respectively. Cash payments for income taxes made by Hughes Electronics on behalf of Hughes Defense amounted to $226.6 million, $299.0 million and $209.1 million in 1996, 1995 and 1994, respectively.

 Accounts Receivable and Contracts in Process

  Accounts receivable principally are related to long-term contracts and programs. Amounts billed under retainage provisions of contracts are not significant and substantially all amounts are collectible within one year.

  Contracts in process are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Engineering, tooling, manufacturing and applicable overhead costs, including administrative, research and development and selling expenses, are charged to costs and expenses when incurred. Contracts in process include amounts relating to contracts with long production cycles and $87.3 million of the 1996 amount is expected to be billed after one year. Contracts in process in 1996 also includes approximately $43.8 million relating to claims and requests for equitable adjustments. Under certain contracts with the U.S. Government, progress payments are received based on costs incurred on the respective contracts. Title to the inventories related to such contracts (included in contracts in process) vests with the U.S. Government.

 Inventories

  Inventories are stated at the lower of cost or market, principally using the average cost method.

                                                           1996     1995
                                                         -------- --------
                                                          (DOLLARS IN MILLIONS)
   Major Classes of Inventories
       Productive material and supplies................. $   63.5 $   75.6
       Work in process and finished goods...............    274.2    215.7
                                                         -------- --------
         Total.......................................... $  337.7 $  291.3
                                                         ======== ========

 Property and Depreciation

  Property is carried at cost. Depreciation of property is provided for based on estimated useful lives generally using accelerated methods. Recoverability of property is periodically evaluated by assessing whether the net book value can be recovered over its remaining life through undiscounted cash flows generated by the asset.

                                 HUGHES DEFENSE

 Intangible Assets

  Effective December 31, 1985, GM acquired Hughes Aircraft Company ("HAC"), now a wholly owned subsidiary of Hughes Electronics. The acquisition of HAC was accounted for as a purchase. The excess of the purchase price over the net tangible assets acquired, $4,244.7 million, was assigned to intangible assets, primarily goodwill. The portion of such intangible assets and related amortization attributable to Hughes Defense has been reflected in the accompanying combined financial statements.

  Intangible assets are amortized using the straight-line method over periods not exceeding 40 years. Recover- ability is periodically evaluated by assessing whether the unamortized carrying amount can be recovered over its remaining life through undiscounted cash flows generated by underlying tangible assets.

 Income Taxes

  Hughes Defense, along with other Hughes Electronics businesses and subsidiaries, joins with GM in filing a consolidated U.S. federal income tax return. Current and deferred income taxes are computed by Hughes Electronics and allocated to Hughes Defense according to principles established by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax laws. Hughes Electronics has paid Hughes Defense's share of the consolidated income tax liability. The income taxes that would have been paid by Hughes Defense if it were a separate taxpayer but were not paid under Hughes Electronics' policy results in an increase in the Parent Company's Net Investment.

 Research and Development

  Expenditures for research and development are charged to costs and expenses as incurred and amounted to $84.2 million in 1996, $100.0 million in 1995 and $126.8 million in 1994.

 Financial Instruments

  Hughes Electronics enters into foreign exchange-forward contracts on behalf of Hughes Defense to reduce Hughes Defense's exposure to fluctuations in foreign exchange rates. Such foreign exchange-forward contracts are accounted for in the accompanying combined financial statements as hedges to the extent they are designated as, and are effective as, hedges of firm foreign currency commitments.

 Foreign Currency

  Substantially all of Hughes Defense's foreign operations have determined the local currency to be their functional currency. Accordingly, most foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates. Income and expense accounts are translated at the average rates in effect during the year. The related translation adjustments are included in the foreign currency translation adjustment in the Combined Statement of Income and Parent Company's Net Investment. Foreign currency transaction net gains and losses included in the combined operating results were not material in all years presented.

 Market Concentrations

  Sales under U.S. Government contracts were approximately 70%, 71% and 74% of net sales in 1996, 1995 and 1994, respectively. No single U.S. Government program accounted for more than 10% of revenues.

 New Accounting Standards

  Effective January 1, 1996, Hughes Defense adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of this new accounting standard did not have a material effect on Hughes Defense's combined operating results or financial position.

                                 HUGHES DEFENSE

  Effective January 1, 1994, Hughes Defense adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This Statement requires accrual of the costs of benefits provided to former or inactive employees after employment, but before retirement. The unfavorable cumulative effect on Hughes Defense of adopting this Statement was $7.1 million, net of income taxes of $4.4 million. The charge primarily related to extended disability benefits which are accrued on a service-driven basis.

NOTE 3: RELATED-PARTY TRANSACTIONS

  The following table summarizes the significant related party transactions between Hughes Defense and other GM and Hughes Electronics entities:

                                                            1996   1995   1994
                                                           ------ ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
      Revenues............................................ $400.0 $273.6 $219.1
      Costs and expenses:
        Purchases.........................................   41.8   38.6   50.5
        Cost of sales.....................................  352.5  249.2  203.7
        Allocation of corporate expenses..................  150.4  157.3  192.6
        Imputed interest..................................   82.1   65.3   60.6

  Imputed interest was charged at a rate of 3.6% to Hughes Defense based on its average adjusted net operating assets for the years ended 1996, 1995 and 1994.

NOTE 4: PROPERTY, NET

                                                  ESTIMATED
                                                 USEFUL LIVES
                                                   (YEARS)      1996     1995
                                                 ------------ -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
      Land and improvements.....................   20 - 40    $  102.8 $  108.2
      Buildings and unamortized leasehold
       improvements.............................    3 - 45       842.7    828.0
      Machinery and equipment...................    3 - 23     1,306.4  1,323.0
      Furniture, fixtures and office machines...    7 - 10        65.7     60.7
      Construction in progress..................                 105.9     77.1
                                                              -------- --------
        Total...................................               2,423.5  2,397.0
      Less accumulated depreciation.............               1,338.4  1,335.1
                                                              -------- --------
      Property, net.............................              $1,085.1 $1,061.9
                                                              ======== ========

                                 HUGHES DEFENSE

NOTE 5: NOTES AND LOANS PAYABLE AND LONG-TERM DEBT AND CAPITALIZED LEASES

                                                                   1996   1995
                                                                  ------ ------
                                                                    (DOLLARS
                                                                  IN MILLIONS)
      Loans payable to banks..................................... $ 10.2 $ 13.0
      Loans payable to affiliate.................................   82.9   65.1
      Current portion of long-term debt..........................    1.4    5.9
                                                                  ------ ------
        Total notes and loans payable............................ $ 94.5 $ 84.0
                                                                  ====== ======
      Foreign bank debt.......................................... $ 27.1 $ 53.8
      Other......................................................    --     1.6
                                                                  ------ ------
        Subtotal.................................................   27.1   55.4
      Less current portion.......................................    1.4    5.9
                                                                  ------ ------
      Long-term debt.............................................   25.7   49.5
      Capitalized leases.........................................    8.7    0.2
                                                                  ------ ------
      Total long-term debt and capitalized leases................ $ 34.4 $ 49.7
                                                                  ====== ======

  At December 31, 1996, loans payable to affiliate, a subsidiary of GM, consists of $82.9 million with a maturity date of July 15, 1997, of which $34.9 million bears interest at a rate which approximates the London Interbank Offered Rate ("LIBOR") plus 0.10% and the remaining $48.0 million bears interest at a rate which approximates LIBOR plus 0.625%. At December 31, 1996, all foreign bank debt was denominated in British pounds sterling, bearing interest at rates ranging from 5.9% to 7.1%, with maturity dates from 1997 to 2003.

  Annual maturities of long-term debt and capitalized leases are $1.4 million in 1997, $2.4 million in 1998, $2.5 million in 1999, $2.8 million in 2000, $3.1 million in 2001 and $23.6 million thereafter.

  Property with a net book value of $14.8 million at December 31, 1996 was pledged as collateral under such debt.

NOTE 6: ACCRUED LIABILITIES

                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
      Payrolls and other compensation........................ $  344.5 $  349.7
      Contract related provisions............................    587.0    620.6
      Accrual for restructuring..............................     11.6     88.0
      Other..................................................    176.3    108.9
                                                              -------- --------
        Total................................................ $1,119.4 $1,167.2
                                                              ======== ========

NOTE 7: INCOME TAXES

  The income tax provision consisted of the following:

                                                          1996   1995    1994
                                                         ------ ------  ------
                                                             (DOLLARS IN
                                                              MILLIONS)
      U.S. federal, state and foreign taxes currently
       payable.......................................... $226.6 $299.0  $209.1
      U.S. federal, state and foreign deferred tax
       liabilities
       (assets)--net....................................   12.7  (63.6)   17.1
                                                         ------ ------  ------
        Total income tax provision...................... $239.3 $235.4  $226.2*
                                                         ====== ======  ======

--------
*  Excluding effect of accounting change.

                                 HUGHES DEFENSE

  Income before income taxes included the following components:

                                                            1996    1995   1994
                                                           ------  ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
      U.S. income......................................... $525.5  $546.2 $487.9
      Foreign (loss) income...............................   (5.3)    7.8   14.8
                                                           ------  ------ ------
        Total............................................. $520.2  $554.0 $502.7
                                                           ======  ====== ======

  The combined income tax provision was different than the amount computed using the U.S. statutory income tax rate for the reasons set forth in the following table:

                                                         1996    1995    1994
                                                        ------  ------  ------
                                                            (DOLLARS IN
                                                             MILLIONS)
      Expected tax at U.S. statutory income tax rate... $182.0  $193.9  $175.9
      U.S. state and local income taxes................   20.3    21.6    19.6
      Investment tax credits...........................    --    (15.0)    --
      Purchase accounting adjustments..................   35.5    35.5    35.5
      Non-deductible goodwill amortization.............    5.2     2.8     1.4
      Other............................................   (3.7)   (3.4)   (6.2)
                                                        ------  ------  ------
        Combined income tax provision.................. $239.3  $235.4  $226.2*
                                                        ======  ======  ======

--------
*  Excluding effect of accounting change.

  Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31, 1996 and 1995 were as follows:

                                             1996                 1995
                                     -------------------- --------------------
                                     DEFERRED  DEFERRED   DEFERRED  DEFERRED
                                       TAX        TAX       TAX        TAX
                                      ASSETS  LIABILITIES  ASSETS  LIABILITIES
                                     -------- ----------- -------- -----------
                                               (DOLLARS IN MILLIONS)
      Profits on long-term
       contracts....................  $185.6    $  --      $205.2    $  --
      Employee benefit programs.....    60.4       --        56.8       --
      Depreciation..................     --      128.6        --      156.8
      Accrued expenses..............    18.0       --         6.5       --
      Other.........................    75.5      11.8      100.8      11.8
                                      ------    ------     ------    ------
        Subtotal....................   339.5     140.4      369.3     168.6
      Valuation allowance...........   (21.4)      --       (10.3)      --
                                      ------    ------     ------    ------
        Total deferred taxes........  $318.1    $140.4     $359.0    $168.6
                                      ======    ======     ======    ======

  No provision has been made for U.S. Federal income taxes to be paid on the portion of the undistributed earnings of foreign subsidiaries deemed permanently reinvested. At December 31, 1996 and 1995, undistributed earnings of foreign subsidiaries amounted to approximately $49.8 million and $46.0 million, respectively. Repatriation of all accumulated foreign earnings would have resulted in tax liabilities of $13.8 million and $12.6 million, respectively.
  At December 31, 1996, Hughes Defense had $61.0 million of foreign operating loss carryforwards which expire in varying amounts between 1997 and 2001. The valuation allowance consists of a provision for all of the foreign operating loss carryforwards.

                                 HUGHES DEFENSE

NOTE 8: RETIREMENT AND INCENTIVE PLANS

  Certain employees of Hughes Defense and other Hughes Electronics businesses participate in contributory and non-contributory defined benefit retirement plans (the "Plans") maintained by Hughes Electronics. The Plans are available to substantially all full-time employees of Hughes Defense. Benefits are based on years of service and compensation earned during a specified period of time before retirement. The accumulated plan benefit obligations and plan net assets for the employees of Hughes Defense have not been separately determined and are not included in the Combined Balance Sheet. However, the fair value of plan assets exceeds the accumulated plan benefit obligations related to the Plans. In addition, employees of Hughes Defense and other Hughes Electronics businesses participate in certain other postretirement and postemployment benefit plans, principally health and life insurance plans, which are unfunded. The accumulated postretirement and postemployment benefit obligations related to employees of Hughes Defense have not been separately determined and are not included in the Combined Balance Sheet. Hughes Defense recorded expenses related to the pension, postretirement and postemployment benefits plans of approximately $60.7 million, $31.9 million and $21.4 million in 1996, 1995 and 1994, respectively.

  Certain other Hughes Defense employees (principally foreign employees and those employed by the businesses acquired in the CAE-Link and Magnavox Electronic Systems Company acquisitions (see Note 10)) are covered by contributory and non-contributory defined benefit retirement plans, where benefits are based on years of service and compensation earned during a specified period of time before retirement. The net pension cost, assets and liabilities related to these plans are not significant.

  Certain eligible employees of Hughes Defense participate in the Hughes Electronics Corporation Incentive Plan pursuant to which shares, rights, or options to acquire GM Class H Common Stock may be granted through May 31, 1997. The option price is equal to 100% of the fair market value of GM Class H Common Stock on the date the options are granted. These non-qualified options generally expire 10 years from the dates of grant and are subject to earlier termination under certain conditions.

  Employees of Hughes Defense also participate in other Hughes Electronics health and welfare plans. Charges related to these plans were $132.6 million, $147.0 million and $195.6 million in 1996, 1995 and 1994, respectively.

NOTE 9: SPECIAL PROVISION FOR RESTRUCTURING

  In 1992, Hughes Electronics recorded a special restructuring charge of $1,237.0 million primarily attributable to redundant facilities and related employment costs. Approximately $833.1 million was attributable to Hughes Defense and comprehended a reduction of Hughes Defense worldwide employment, a major facilities consolidation and a reevaluation of certain business lines that no longer met Hughes Defense strategic objectives. Restructuring costs of $75.4 million, $140.8 million and $184.4 million attributable to Hughes Defense were charged against the reserve during 1996, 1995 and 1994, respectively. The remaining liability attributable to Hughes Defense of $16.1 million relates primarily to reserves for excess facilities and other site consolidation costs. It is expected that these costs will be expended predominantly during 1997.

NOTE 10: ACQUISITIONS AND DIVESTITURES

  In December 1996, Hughes Defense announced that it had reached an agreement to acquire the Marine Systems Division of Alliant Techsystems, Inc. for $141.0 million. The Marine Systems Division is a leader in lightweight torpedo manufacturing and the design and manufacturing of underwater surveillance, sonar and mine warfare systems. The acquisition was completed in the first quarter of 1997. Also in 1996, Hughes Defense acquired an enterprise with operations that complement existing technological capabilities for $28.7 million.

                                 HUGHES DEFENSE

  In February 1995, Hughes Defense acquired substantially all of the assets of CAE-Link Corporation for $176.0 million. CAE-Link is an established supplier of simulation, training and technical services, primarily to the U.S. military and NASA. In December 1995, Hughes Defense acquired all of the stock of Magnavox Electronic Systems Company ("Magnavox") for $382.4 million. Magnavox is a leading supplier of military tactical communications, electronic warfare and command and control systems.

  All acquisitions were accounted for using the purchase method of accounting. The operating results of the entities acquired were combined with those of Hughes Defense from their respective acquisition dates. These acquisitions did not have a material impact on the operating results of Hughes Defense. The purchase price of each acquisition was allocated to the net assets acquired, including intangible assets, based upon their estimated fair values at the dates of acquisition.

  During 1995, Hughes Defense divested several non-strategic enterprises generating aggregate proceeds of approximately $23.6 million with no significant net income impact.

NOTE 11: DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  In the normal course of business, Hughes Electronics enters into transactions utilizing financial instruments with off-balance sheet risk on behalf of Hughes Defense to reduce Hughes Defense exposure to fluctuations in foreign exchange rates. The primary class of derivatives used is foreign exchange-forward contracts. These instruments involve, to varying degrees, elements of credit risk in the event a counterparty should default and market risk as the instruments are subject to rate and price fluctuations. Credit risk is managed through the periodic monitoring and approval of financially sound counterparties. Market risk is mitigated because the derivatives are used to hedge underlying transactions. Cash receipts or payments on these contracts normally occur at maturity. Hughes Electronics holds derivatives on behalf of Hughes Defense only for purposes other than trading.

  Foreign exchange-forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. Hughes Electronics uses these agreements on behalf of Hughes Defense to hedge risk of changes in foreign currency exchange rates associated with certain firm commitments denominated in foreign currency.

  The total notional amount of foreign exchange-forward contracts entered into by Hughes Defense at December 31, 1996 and 1995, was approximately $23.0 million and $31.0 million, respectively. The total notional amount of foreign exchange-forward contracts entered into by Hughes Electronics on behalf of Hughes Defense at December 31, 1996 and 1995, was approximately $136.0 million and $148.0 million, respectively.

NOTE 12: FAIR VALUE OF FINANCIAL INSTRUMENTS

  For notes and loans payable and long-term debt, the estimated fair value was $120.2 million and $134.2 million at December 31, 1996 and 1995, respectively. Such fair value is based on quoted market prices for similar issues or on current rates offered to Hughes Defense for debt of similar remaining maturities. The carrying value of debt with an original term of less than 90 days is assumed to approximate fair value.

  The fair values of derivative financial instruments reflect the estimated amounts Hughes Defense would receive or pay to terminate the contracts at the reporting date, which takes into account the current unrealized gains or losses on open contracts that are deferred and recognized when the offsetting gains and losses are recognized on the related hedged items. The fair value of foreign exchange-forward contracts is estimated based on foreign exchange rate quotes at the reporting date. At December 31, 1996 and 1995, the total estimated fair

                                 HUGHES DEFENSE
value of open contracts, which were in a net gain (loss) position, was $0.4 million and ($0.5) million, respectively. No amounts were recorded on the Combined Balance Sheet for these contracts in 1996 and 1995. For all financial instruments not described above, fair value approximates book value.

NOTE 13: COMMITMENTS AND CONTINGENT LIABILITIES

  In December 1994, Hughes Electronics entered into an agreement with Computer Sciences Corporation ("CSC") whereby CSC provides a significant amount of data processing services required by the non-automotive businesses of Hughes Electronics. Baseline service payments to CSC are expected to aggregate approximately $1.5 billion over the term of the eight-year agreement. Based on historical usage, approximately 85% of the costs incurred under the agreement are attributable to Hughes Defense. The contract is cancelable by Hughes Electronics with substantial early termination penalties.

  Minimum future commitments under operating leases having noncancelable lease terms in excess of one year, primarily for real property, aggregating $1,048.6 million, are payable as follows: $98.6 million in 1997, $86.0 million in 1998, $88.8 million in 1999, $84.2 million in 2000, $74.4 million in 2001 and $616.6 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $96.2 million in 1996, $114.1 million in 1995 and $133.7 million in 1994.

  In conjunction with its performance on long-term contracts, Hughes Defense is contingently liable under standby letters of credit and bonds in the amount of $227.0 million at December 31, 1996. In Hughes Defense's past experience, no material claims have been made against these financial instruments.

  Hughes Defense is subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against it. The aggregate ultimate liability of Hughes Defense under these government regulations and under these claims and actions, was not determinable at December 31, 1996. In the opinion of Hughes Electronics and Hughes Defense management, such liability is not expected to have a material adverse effect on Hughes Defense combined operations or financial position.

NOTE 14: EXPORT SALES

  Export sales from the U.S. were as follows:

                                                           1996   1995    1994
                                                          ------ ------ --------
                                                          (DOLLARS IN MILLIONS)
      Europe............................................. $321.5 $319.7 $  363.5
      Asia...............................................  335.8  269.6    204.0
      Middle East........................................  244.9  302.9    347.0
      Canada.............................................   54.3   25.6     70.7
      Other..............................................   12.4   10.4     18.6
                                                          ------ ------ --------
        Total............................................ $968.9 $928.2 $1,003.8
                                                          ====== ====== ========

                                   APPENDIX D

                                     DELCO

                         COMBINED FINANCIAL STATEMENTS

                                  INDEX                                   PAGE
                                  -----                                   ----
UNAUDITED COMBINED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997 AND FOR
THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996
  Combined Statement of Income and Parent Company's Net Investment.......  D-1
  Combined Balance Sheet.................................................  D-2
  Combined Statement of Cash Flows.......................................  D-3
  Notes to Combined Financial Statements.................................  D-4
COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995 AND FOR
THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 AND INDEPENDENT
AUDITORS' REPORT
  Independent Auditors' Report...........................................  D-6
  Combined Statement of Income and Parent Company's Net Investment.......  D-7
  Combined Balance Sheet.................................................  D-8
  Combined Statement of Cash Flows.......................................  D-9
  Notes to Combined Financial Statements................................. D-10

                                     DELCO

                        COMBINED STATEMENT OF INCOME AND
                        PARENT COMPANY'S NET INVESTMENT
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                                                               (DOLLARS IN
                                                                MILLIONS)
REVENUES
  Net Sales
    General Motors and affiliates.......................... $3,740.8  $3,847.8
    Outside................................................    369.4     392.3
  Other income (expense), net
    Interest income--General Motors and affiliates.........    143.6     133.3
    Other..................................................     (1.1)      5.9
                                                            --------  --------
      Total Revenues.......................................  4,252.7   4,379.3
                                                            --------  --------
COSTS AND EXPENSES
  Cost of sales and other operating charges, exclusive of
   items listed below......................................  3,388.2   3,339.7
  Selling, general, and administrative expenses............    169.6     198.3
  Depreciation and amortization............................    166.5     151.7
                                                            --------  --------
      Total Costs and Expenses.............................  3,724.3   3,689.7
                                                            --------  --------
INCOME BEFORE INCOME TAXES.................................    528.4     689.6
Income taxes...............................................    200.8     256.0
                                                            --------  --------
  NET INCOME...............................................    327.6     433.6
                                                            --------  --------
Parent Company's Net Investment, beginning of period.......  3,662.1   3,402.1
  Net distributions to Parent Company......................   (184.1)   (206.1)
                                                            --------  --------
PARENT COMPANY'S NET INVESTMENT, END OF PERIOD............. $3,805.6  $3,629.6
                                                            ========  ========



    Reference should be made to the Notes to Combined Financial Statements.

                                     DELCO

                             COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                       (DOLLARS IN MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.........................   $  245.3      $  741.0
  Accounts receivable (less allowances)
    General Motors and affiliates...................       65.0          82.3
    Trade receivables...............................      142.0         170.9
  Notes receivable--Hughes Electronics..............    3,065.9       1,976.2
  Contracts in process..............................       44.0         112.5
  Inventories.......................................      629.3         688.3
  Deferred income taxes.............................       58.9          76.4
  Prepaid expenses..................................       16.6          10.4
                                                       --------      --------
      Total Current Assets..........................    4,267.0       3,858.0
                                                       --------      --------
Notes receivable--Hughes............................        --          200.0
                                                       --------      --------
Property, net.......................................      974.9       1,066.1
                                                       --------      --------
Investments and Other Assets, principally at cost
 (less allowances)..................................      138.9         139.0
                                                       --------      --------
Deferred Income Taxes...............................      210.6         201.0
                                                       --------      --------
      Total Assets..................................   $5,591.4      $5,464.1
                                                       ========      ========
LIABILITIES AND PARENT COMPANY'S NET INVESTMENT
Current liabilities
  Accounts payable
    General Motors and affiliates...................   $   15.0      $   35.2
    Other trade payables............................      297.0         322.2
  Advances on contracts.............................        --           40.9
  Loans payable to General Motors...................       33.2          27.8
  Income taxes payable..............................       68.3          59.7
  Accrued liabilities
    General Motors and affiliates...................       33.3          44.1
    Other liabilities...............................      221.0         204.3
                                                       --------      --------
      Total Current Liabilities.....................      667.8         734.2
                                                       --------      --------
Other Liabilities and Deferred Credits..............       55.7          48.8
                                                       --------      --------
Postretirement Benefits Other Than Pensions.........    1,062.3       1,019.0
                                                       --------      --------
Contingent Liabilities
Parent Company's Net Investment.....................    3,805.6       3,662.1
                                                       --------      --------
      Total Liabilities and Parent Company's Net
       Investment...................................   $5,591.4      $5,464.1
                                                       ========      ========


    Reference should be made to the Notes to Combined Financial Statements.

                                     DELCO

                        COMBINED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                NINE MONTHS
                                                              ENDED SEPTEMBER
                                                                    30,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
                                                                (DOLLARS IN
                                                                 MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................. $ 327.6  $ 433.6
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization............................   166.5    151.7
    Provision for postretirement benefits other than
     pensions, net of cash payments..........................    43.3     22.9
    Net loss on sale of property.............................    10.6      1.9
    Deferred income taxes....................................     7.9     20.6
    Change in other operating assets and liabilities
      Accounts receivable....................................    46.2     19.9
      Contracts in process...................................    68.5     70.8
      Inventories............................................    59.0   (129.0)
      Accounts payable.......................................   (45.4)     9.7
      Advances on contracts..................................   (40.9)   (48.9)
      Income taxes payable...................................     8.6     43.0
      Accrued liabilities....................................     5.9      9.6
      Other..................................................    (1.3)    (5.8)
                                                              -------  -------
  Net Cash Provided by Operating Activities..................   656.5    600.0
                                                              -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for property and special tools................  (101.5)  (163.3)
  Proceeds from disposal of property.........................    17.7      1.4
  Increase in notes receivable--Hughes Electronics...........  (889.7)  (445.9)
                                                              -------  -------
  Net Cash Used in Investing Activities......................  (973.5)  (607.8)
                                                              -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in loans payable to General Motors............     5.4     27.8
  Net Distributions to Parent Company........................  (184.1)  (206.1)
                                                              -------  -------
  Net Cash Used in Financing Activities......................  (178.7)  (178.3)
                                                              -------  -------
Net decrease in cash and cash equivalents....................  (495.7)  (186.1)
Cash and cash equivalents at beginning of the period.........   741.0    926.1
                                                              -------  -------
Cash and cash equivalents at the end of the period........... $ 245.3  $ 740.0
                                                              =======  =======

    Reference should be made to the Notes to Combined Financial Statements.

                                     DELCO

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1: BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of only normal recurring items) which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

  On January 16, 1997, Hughes Electronics Corporation ("Hughes Electronics"), General Motors Corporation ("GM"), the parent of Hughes Electronics, and Raytheon Company ("Raytheon") announced a series of planned transactions that would include:

 . The tax-free spin-off of 100% of the defense business of Hughes Electronics
   ("Hughes Defense") to holders of GM's $1 2/3 par value and Class H Common Stocks followed immediately by the tax-free merger of that business with Raytheon, after which there would be outstanding two classes of Raytheon/Hughes Defense common stock;

 . The transfer of Delco Electronics Corporation and Related Entities
   ("Delco"), from Hughes Electronics to GM and a reallocation of the derivative interest in the earnings of Delco currently held by GM Class H common stockholders to holders of GM $1 2/3 par value Common Stock; and

 . The recapitalization of GM Class H Common Stock into a GM tracking stock linked to the telecommunications and space business of Hughes Electronics ("Hughes Telecom"). GM would continue to own 100% of Hughes Telecom.

  On July 14, 1997, GM received a ruling from the Internal Revenue Service that its contemplated spin-off of Hughes Defense would be tax-free to GM and its stockholders. In addition, GM and Raytheon have reached agreement with the U.S. Department of Justice and U.S. Department of Defense regarding the basis upon which the merger of Hughes Defense and Raytheon can proceed consistent with the Government's enforcement of U.S. antitrust laws. On October 6, 1997, the GM Board of Directors approved the final terms for the above described transactions. The planned transactions must be approved by holders of GM $1 2/3 par value and Class H Common Stocks, among a number of other conditions. In addition, the merger of Hughes Defense and Raytheon is subject to approval by Raytheon stockholders. No assurance can be given that the above transactions will be completed. GM expects to solicit stockholders' approval of the planned transactions during the fourth quarter of 1997, after certain conditions are satisfied.

  Delco is not a legal entity. The combined financial statements present the financial position, results of operations and cash flows of Delco, which consists primarily of operations included in the Automotive Electronics segment of Hughes Electronics, certain other Hughes Electronics businesses and certain Hughes Electronics Corporate assets, liabilities, income and expenses attributable to Delco. Delco includes the accounts of Delco Electronics Corporation, its domestic and foreign subsidiaries which are more than 50% owned and related entities, which are under common ownership and common management. Delco's share of earnings or losses of associated companies in which at least 20%, but not more than 50%, of the voting securities are owned is included in combined operating results under the equity method of accounting.

  The combined financial statements include allocations of corporate expenses from Hughes Electronics including financial, legal, tax, corporate communications, and human resources. In addition, GM provides certain services to and administers certain programs for Delco, including payroll administration, employee medical insurance and property and casualty insurance, financial, legal, tax and human resources. These costs have been charged to Delco based either on usage or using allocation methodologies primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis.

                                     DELCO

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)
                                  (UNAUDITED)

NOTE 2: INVENTORIES

  Inventories are stated at the lower of cost or market, principally using the average cost method.

  Major Classes of Inventories:

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                       (DOLLARS IN MILLIONS)
         Productive materials, work in process,
          vehicles and supplies.....................    $449.3        $492.2
         Finished product and service parts.........     180.0         196.1
                                                        ------        ------
           Total....................................    $629.3        $688.3
                                                        ======        ======

NOTE 3: CONTINGENT LIABILITIES

  In the normal course of business, Delco is subject to potential liability under product recall announced by vehicle original equipment manufacturers, such as GM, as they relate to products manufactured and sold by Delco. Delco is also subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against them. Some of the pending actions purport to be class actions. The aggregate ultimate liability of Delco under these potential recalls, government regulations, claims and actions was not determinable at September 30, 1997. In the opinion of management, such liability is not expected to have a material adverse effect on Delco's combined operations or financial position.

                          INDEPENDENT AUDITORS' REPORT

Hughes Electronics Corporation:

  We have audited the Combined Balance Sheet of Delco Electronics Corporation and Related Entities ("Delco") as of December 31, 1996 and 1995 and the related Combined Statements of Income and Parent Company's Net Investment and of Cash Flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Delco's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Delco at December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the combined financial statements, effective January 1, 1994 Delco changed its method of accounting for postemployment benefits.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana
October 3, 1997

                                     DELCO

                        COMBINED STATEMENT OF INCOME AND
                        PARENT COMPANY'S NET INVESTMENT

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (DOLLARS IN MILLIONS)
 REVENUES
    Net sales
        General Motors and affiliates............ $4,990.2  $5,176.9  $4,916.0
        Outside customers........................    569.9     580.3     644.7
    Other Income, net
        Interest Income--General Motors and
         Hughes Electronics......................    180.2     183.0     139.0
        Other....................................     22.2      12.6      11.6
                                                  --------  --------  --------
            Total Revenues.......................  5,762.5   5,952.8   5,711.3
                                                  --------  --------  --------
 COSTS AND EXPENSES
    Cost of sales and other operating charges,
     exclusive of items listed below.............  4,421.0   4,452.8   4,414.3
    Selling, general, and administrative
     expenses....................................    276.5     260.6     192.3
    Depreciation and amortization................    204.4     155.6     145.0
                                                  --------  --------  --------
        Total Costs and Expenses.................  4,901.9   4,869.0   4,751.6
                                                  --------  --------  --------
INCOME BEFORE INCOME TAXES.......................    860.6   1,083.8     959.7
Income taxes.....................................    325.8     411.3     364.7
                                                  --------  --------  --------
Income before cumulative effect of accounting
 change..........................................    534.8     672.5     595.0
Cumulative effect of accounting change...........      --        --       35.2
                                                  --------  --------  --------
  NET INCOME.....................................    534.8     672.5     559.8
                                                  --------  --------  --------
 Parent Company's Net Investment, beginning of
  period.........................................  3,402.1   2,949.5   2,566.7
  Net distributions to Parent Company............   (274.8)   (219.9)   (177.0)
                                                  --------  --------  --------
 PARENT COMPANY'S NET INVESTMENT, END OF PERIOD.. $3,662.1  $3,402.1  $2,949.5
                                                  ========  ========  ========


    Reference should be made to the Notes to Combined Financial Statements.

                                     DELCO

                             COMBINED BALANCE SHEET

                           DECEMBER 31, 1996 AND 1995

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
ASSETS
 Current Assets
  Cash and cash equivalents.................................. $  741.0 $  926.1
  Accounts receivable (less allowances)
    General Motors and affiliates............................     82.3    135.1
    Trade receivables........................................    170.9    169.4
  Notes receivable--Hughes Electronics.......................  1,976.2  1,239.1
  Contracts in process.......................................    112.5    178.8
  Inventories................................................    688.3    555.6
  Deferred income taxes......................................     76.4     56.1
  Prepaid expenses...........................................     10.4     16.0
                                                              -------- --------
      Total Current Assets...................................  3,858.0  3,276.2
                                                              -------- --------
 Notes receivable--Hughes Electronics........................    200.0    500.0
                                                              -------- --------
 Property, net...............................................  1,066.1  1,083.4
                                                              -------- --------
 Investments and Other Assets--principally at cost (less
  allowances)................................................    139.0    122.8
                                                              -------- --------
 Deferred Income Taxes.......................................    201.0    204.0
                                                              -------- --------
      Total Assets........................................... $5,464.1 $5,186.4
                                                              ======== ========
LIABILITIES AND PARENT COMPANY'S NET INVESTMENT
 Current Liabilities
  Accounts payable
    General Motors and affiliates............................ $   35.2 $   56.2
    Other trade payables.....................................    322.2    257.4
  Advances on Contracts......................................     40.9    108.1
  Loan payable to General Motors.............................     27.8     19.3
  Income taxes payable.......................................     59.7     58.0
  Accrued liabilities
    General Motors and affiliates............................     44.1     59.8
    Other liabilities........................................    204.3    209.1
                                                              -------- --------
      Total Current Liabilities..............................    734.2    767.9
                                                              -------- --------
 Other Liabilities and Deferred Credits......................     48.8     58.9
                                                              -------- --------
 Postretirement Benefits Other Than Pensions.................  1,019.0    957.5
                                                              -------- --------
Commitments and Contingent Liabilities
 Parent Company's Net Investment.............................  3,662.1  3,402.1
                                                              -------- --------
      Total Liabilities and Parent Company's Net Investment.. $5,464.1 $5,186.4
                                                              ======== ========

    Reference should be made to the Notes to Combined Financial Statements.

                                     DELCO

                        COMBINED STATEMENT OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                   YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1996      1995      1994
                                                   -------  --------  --------
                                                     (DOLLARS IN MILLIONS)
 CASH FLOWS FROM OPERATING ACTIVITIES
    Income before cumulative effect of accounting
     change....................................... $ 534.8  $  672.5  $  595.0
    Adjustments to reconcile income before
     cumulative effect of accounting change to net
     cash provided by operating activities
        Depreciation and amortization.............   204.4     155.6     145.0
        Provision for postretirement benefits
         other than pensions, net of cash
         payments.................................    61.5      42.9     102.6
        Net loss on sale of property..............    19.5      11.8       5.2
        Deferred income taxes*....................   (17.3)    (26.8)    (81.7)
        Change in other operating assets and
         liabilities
            Accounts receivable...................    51.3     (76.7)    217.6
            Contracts in process..................    66.3      (9.7)    (90.9)
            Inventories...........................  (132.7)      3.8     (51.2)
            Accounts payable......................    43.8     (45.2)     15.6
            Advances on contracts.................   (67.2)     52.5       1.4
            Income taxes payable..................     1.7       8.4     (23.9)
            Accrued liabilities...................   (20.5)   (141.9)    156.9
            Other*................................   (40.3)     (2.9)    (39.7)
                                                   -------  --------  --------
    Net Cash Provided by Operating Activities.....   705.3     644.3     951.9
                                                   -------  --------  --------
 CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in companies, net of cash acquired.      --     (63.2)      --
    Expenditures for property and special tools...  (196.5)   (264.1)   (165.7)
    Proceeds from disposal of property............     9.5      10.4       7.7
    Increase in notes receivable--Hughes
     Electronics..................................  (437.1)   (390.8)   (138.3)
                                                   -------  --------  --------
    Net Cash Used in Investing Activities.........  (624.1)   (707.7)   (296.3)
                                                   -------  --------  --------
 CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in loans payable to
     General Motors...............................     8.5     (33.8)     (8.6)
    Net distributions to Parent Company...........  (274.8)   (219.9)   (177.0)
                                                   -------  --------  --------
    Net Cash Used in Financing Activities.........  (266.3)   (253.7)   (185.6)
                                                   -------  --------  --------
 Net (decrease) increase in cash and cash
  equivalents.....................................  (185.1)   (317.1)    470.0
 Cash and cash equivalents at beginning of the
  year............................................   926.1   1,243.2     773.2
                                                   -------  --------  --------
 Cash and cash equivalents at end of the year..... $ 741.0  $  926.1  $1,243.2
                                                   =======  ========  ========

--------
*1994 amounts exclude the effect of accounting change.

    Reference should be made to the Notes to Combined Financial Statements.

                                     DELCO

                    NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

 Organization and Combination

  On January 16, 1997, Hughes Electronics Corporation ("Hughes Electronics"), General Motors Corporation ("GM"), the parent of Hughes Electronics, and Raytheon Company ("Raytheon") announced a series of planned transactions that would include:

 . The tax-free spin-off of 100% of the defense business of Hughes Electronics ("Hughes Defense") to holders of GM's $1 2/3 par value and Class H Common Stocks followed immediately by the tax-free merger of that business with Raytheon, after which there would be outstanding two classes of Raytheon/Hughes Defense common stock;

 . The transfer of Delco Electronics Corporation and Related Entities ("Delco"), from Hughes Electronics to GM and a reallocation of the derivative interest in the earnings of Delco currently held by GM Class H common stockholders to holders of GM $1 2/3 par value Common Stock; and

 . The recapitalization of GM Class H Common Stock into a GM tracking stock linked to the telecommunications and space business of Hughes Electronics ("Hughes Telecom"). GM would continue to own 100% of Hughes Telecom.

  The planned transactions are subject to approval by holders of GM $1 2/3 par value and Class H Common Stocks. In addition, the merger of Hughes Defense with Raytheon, which is contingent upon the spin-off of the Hughes Defense, is subject to approval by the stockholders of Raytheon. The planned transactions also are subject to a variety of regulatory approvals.

  Delco is not a legal entity. The combined financial statements present the financial position, results of operations and cash flows of Delco, which consists primarily of operations included in the Automotive Electronics segment of Hughes Electronics, certain other Hughes Electronics businesses and certain Hughes Electronics Corporate assets, liabilities, income and expenses attributable to Delco. Delco includes the accounts of Delco Electronics Corporation, its domestic and foreign subsidiaries which are more than 50% owned and related entities, which are under common ownership and common management. Delco's share of earnings or losses of associated companies in which at least 20%, but not more than 50%, of the voting securities are owned is included in combined operating results under the equity method of accounting.

  The combined financial statements include allocations of corporate expenses from Hughes Electronics including financial, legal, tax, corporate communications, and human resources. In addition, GM provides certain services to and administers certain programs for Delco, including payroll administration, employee medical insurance and property and casualty insurance, financial, legal, tax and human resources. These costs have been charged to Delco based either on usage or using allocation methodologies primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis.

  Delco participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by Hughes Electronics daily. Hughes Electronics maintains records of net amounts of cash transferred to Hughes Electronics from Delco and allocates interest income to Delco at rates which approximate the average rate of return on Hughes Electronics' cash portfolio. Such interest income aggregated $32.8 million in 1996, $49.5 million in 1995 and $32.7 million in 1994. GM also allocates interest income to Delco based on amounts owed to Delco by GM during any given month as a result of sales of products manufactured by Delco and sold to GM and affiliates. Such interest income is based on rates which approximate the average rate of return on GM's cash portfolio and aggregated $10.2 million in 1996, $8.5 million in 1995 and $7.3 million in 1994.

                                     DELCO

  Delco operates in one segment and designs and manufactures modern, high-technology electronics for use in automobiles and light trucks, including radios, controls for engines and transmissions, ignition modules, pressure sensors, navigation and communication systems, modules and sensors for airbags, controllers for anti-lock brakes, climate control, dashboard instrumentation, vehicle security electronics and other automotive electronic products. Delco also designs and manufactures certain components for military vehicles.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates in the Preparation of the Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

 Revenue Recognition

  Sales to GM affiliates and to outside customers are generally recognized as products are shipped or services are rendered. Estimated losses on contracts are recorded when identified.

  Sales under long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion.

  Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

 Product-Related Expenses

  Advertising and sales promotion, research and development and other product-related costs are charged to expense as incurred; provisions for estimated expenses related to product warranty are made at the time the products are sold. Advertising expense amounted to $12.5 million in 1996, $16.1 million in 1995 and $16.2 million in 1994. Research and development expense was $502.4 million in 1996, $526.8 million in 1995 and $516.8 million in 1994.

 Cash Flows

  Cash equivalents consist of highly liquid investments purchased with original maturities of 90 days or less.

  Net cash provided by operating activities reflects cash payments for income taxes of $343.1 million, $438.1 million and $446.4 million in 1996, 1995 and 1994, respectively.

 Inventories

  Inventories are stated at the lower of cost or market primarily using the weighted average cost and the first-in, first-out (FIFO) methods.

                                     DELCO

  Major Classes of Inventories:

                                                               1996   1995
                                                              ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
      Productive material, work in process, vehicles and
       supplies.............................................. $492.2 $397.6
      Finished product and service parts.....................  196.1  158.0
                                                              ------ ------
        Total................................................ $688.3 $555.6
                                                              ====== ======

 Property and Depreciation

  Property is carried at cost. Depreciation is provided based on estimated useful lives of groups of property generally using accelerated methods, which accumulate depreciation of approximately two-thirds of the depreciable cost during the first half of the estimated useful lives.

  Expenditures for special tools are amortized over their estimated useful lives, primarily using the units of production method. Amortization is applied directly to the asset account. Replacement of special tools for reasons other than changes in products is charged directly to cost of sales.

 Income Taxes

  Delco, along with other Hughes Electronics businesses and subsidiaries, joins with GM in filing a consolidated U.S. federal income tax return. Current and deferred income taxes are computed by Hughes Electronics and allocated to Delco according to principles established by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax laws. Provision has also been made for U.S. federal income tax to be paid on that portion of the undistributed earnings of the foreign subsidiaries that has not been deemed permanently reinvested.

 Foreign Currency

  Most of Delco's foreign operations have determined the local currency to be their functional currency. Accordingly, most foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates. Income and expense accounts are translated at the average rates in effect during the year. Net foreign currency transaction gains (losses) included in the Combined Statement of Income amounted to $1.8 million in 1996, ($2.8) million in 1995 and ($0.6) million in 1994.

 Market Concentrations and Labor Force

  Sales to GM and affiliates, consisting of various automotive electronic component parts, comprised approximately 89.7% of total sales in 1996, 89.9% in 1995 and 88.4% in 1994.

  Delco, on a world-wide basis, has a concentration of labor supply in employees working under collective bargaining agreements, which represent approximately 88% of its hourly work force.

 New Accounting Standards and Accounting Changes

  In June 1997, the Financial Accounting Standards Board issued SFAS Nos. 130 and 131. SFAS 130, "Reporting Comprehensive Income," establishes accounting standards for reporting and display of

                                     DELCO
comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," establishes accounting standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997.

  Effective January 1, 1996, Delco adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of this new accounting standard did not have a material effect on Delco's combined operating results or financial position.

  Effective January 1, 1994, Delco adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Statement requires accrual of the costs of benefits provided to former or inactive employees after employment, but before retirement. The unfavorable cumulative effect of adopting this Standard was $35.2 million, net of income taxes. The charge primarily related to extended disability benefits which are accrued on a service-driven basis.

NOTE 3: RELATED-PARTY TRANSACTIONS

  In the ordinary course of its operations Delco sells its products to and purchases certain products and services from GM and affiliates. In addition, Delco receives allocations of corporate expenses and enters into other transactions with Hughes Electronics and GM and affiliates. The following summarizes Delco's significant transactions with such related parties.

 Sales and Purchases

  The amounts due from and to GM and affiliates result from sales of products to and purchases of materials, vehicles and services from units controlled by GM. Vehicles purchased from GM amounted to approximately $87.6 million in 1996, $80.8 million in 1995 and $64.0 million in 1994. Other purchases from GM and affiliates, including computer systems services provided by Electronic Data Systems Corporation prior to its split-off from GM in May, 1996, amounted to approximately $75.0 million in 1996, $176.1 million in 1995 and $167.4 million in 1994.

 Allocations of Expenses

  Allocations of corporate expenses from Hughes Electronics amounted to $19.4 million in 1996, $18.8 million in 1995 and $12.8 million in 1994, and are included in Selling, general and administrative expenses in the Combined Statement of Income. Costs charged to Delco by GM for services provided were not material.

 Notes Receivable and Interest Income

  Notes receivable from Hughes Electronics bear interest at rates ranging from the London Interbank Offered Rate ("LIBOR") plus 0.15% to a rate of 9.5%. Delco recorded interest income related to the notes receivable from Hughes Electronics of $137.2 million in 1996, $125.0 million in 1995 and $99.0 million in 1994.

                                     DELCO

 Loan Payable

  The loan payable to GM bears interest at a rate which approximates LIBOR plus 0.15% (5.8% at December 31, 1996) and matures December 31, 1997. Interest expense paid to GM amounted to $1.6 million in 1996, $3.2 million in 1995 and $2.9 million in 1994.

NOTE 4: PROPERTY, NET

                                                     ESTIMATED
                                                      USEFUL
                                                       LIVES
                                                      (YEARS)    1996     1995
                                                     --------- -------- --------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
      Land and improvements.........................    --     $   33.4 $   29.8
      Buildings and leasehold improvements..........    40        318.8    311.1
      Machinery and equipment.......................   5-15     1,556.0  1,507.8
      Furniture, fixtures, and office machines......   5-15        23.4     25.2
      Construction in progress......................    --        131.5    152.6
                                                               -------- --------
        Total.......................................            2,063.1  2,026.5
      Less accumulated depreciation.................            1,084.7  1,011.1
                                                               -------- --------
      Net real estate, plants, and equipment........              978.4  1,015.4
      Special tools--less amortization..............    1-3        87.7     68.0
                                                               -------- --------
      Property, net.................................           $1,066.1 $1,083.4
                                                               ======== ========

NOTE 5: OTHER ACCRUED LIABILITIES

                                                                   1996   1995
                                                                  ------ ------
                                                                   (DOLLARS IN
                                                                    MILLIONS)
      Payrolls and other compensation............................ $139.7 $ 99.9
      Contract-related provisions................................    6.8   39.0
      Other......................................................   57.8   70.2
                                                                  ------ ------
        Total.................................................... $204.3 $209.1
                                                                  ====== ======

                                     DELCO

NOTE 6: INCOME TAXES

  The income tax provision consisted of the following:

                                                         1996    1995    1994
                                                        ------  ------  ------
                                                            (DOLLARS IN
                                                             MILLIONS)
      U.S. federal, state and foreign taxes currently
       payable......................................... $343.1  $438.1  $446.4
      U.S. federal, state and foreign deferred tax
       liabilities
       (assets)--net...................................  (17.3)  (26.8)  (81.7)
                                                        ------  ------  ------
        Total income tax provision..................... $325.8  $411.3  $364.7*
                                                        ======  ======  ======

--------
  *Excluding effect of accounting change.

  Income before income taxes included the following components:

                                                           1996    1995    1994
                                                          ------ -------- ------
                                                          (DOLLARS IN MILLIONS)
      U.S. income........................................ $767.7 $  992.5 $892.6
      Foreign income.....................................   92.9     91.3   67.1
                                                          ------ -------- ------
        Total............................................ $860.6 $1,083.8 $959.7
                                                          ====== ======== ======

  The combined income tax provision was different than the amount computed using the U.S. statutory income tax rate for the reasons set forth in the following table:

                                                         1996    1995    1994
                                                        ------  ------  ------
                                                            (DOLLARS IN
                                                             MILLIONS)
      Expected tax at U.S. statutory income tax rate... $301.2  $379.3  $335.9
      U.S. state and local income taxes................   30.1    38.0    31.8
      Foreign tax rate differential....................  (10.0)   (6.1)   (5.6)
      Other............................................    4.5     0.1     2.6
                                                        ------  ------  ------
      Combined income tax provision.................... $325.8  $411.3  $364.7*
                                                        ======  ======  ======

--------
  *Excluding effect of accounting change.

                                     DELCO

  Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31, 1996 and 1995 were as follows:

                                              1996                 1995
                                      -------------------- --------------------
                                      DEFERRED  DEFERRED   DEFERRED  DEFERRED
                                        TAX        TAX       TAX        TAX
                                       ASSETS  LIABILITIES  ASSETS  LIABILITIES
                                      -------- ----------- -------- -----------
                                                (DOLLARS IN MILLIONS)
      Postretirement benefits other
       than pensions.................  $427.3    $  --      $376.2    $  --
      Accrued expenses...............    42.9       --        92.8       --
      Employee benefits..............     9.0      13.4        9.0       6.9
      Depreciation...................     --       99.5        --       94.5
      Tax on unremitted earnings of
       foreign subsidiaries..........     --       93.4        --       82.8
      Other..........................    12.3       5.9       18.5      52.2
                                       ------    ------     ------    ------
        Subtotal.....................   491.5     212.2      496.5     236.4
      Valuation allowance............    (1.9)      --         --        --
                                       ------    ------     ------    ------
        Total deferred taxes.........  $489.6    $212.2     $496.5    $236.4
                                       ======    ======     ======    ======

  Provision has been made for U.S. federal income taxes to be paid on that portion of the undistributed earnings of foreign subsidiaries that has not been deemed permanently reinvested. At December 31, 1996 and 1995, undistributed earnings of foreign subsidiaries amounted to approximately $407.2 million and $346.9 million, respectively. Repatriation of all accumulated foreign earnings would have resulted in tax liabilities of $108.3 million and $97.2 million, respectively, for which Delco has provided deferred tax liabilities of $93.4 million and $82.8 million, respectively.

  At December 31, 1996, Delco had $5.7 million of foreign operating loss carryforwards which expire in 2001. The valuation allowance includes a provision for all of the foreign operating loss carryforwards.

NOTE 7: RETIREMENT AND INCENTIVE PLANS

  Substantially all the U.S. employees of Delco participate in the defined benefit and defined contribution pension plans of GM. Plans covering represented U.S. employees generally provide benefits of stated amounts for each year of service, as well as significant supplemental benefits for U.S. employees who retire with 30 years of service before normal retirement age. The benefits provided by the plans covering U.S. salaried employees are generally based on years of service and the employee's salary history. Certain nonqualified pension plans covering U.S. executives are based on targeted wage replacement percentages and are unfunded. The accumulated plan benefit obligation and plan net assets for the employees of Delco are not determined separately; however, GM charged Delco $53.1 million in 1996, $50.9 million in 1995 and $93.3 million in 1994, for benefits earned by these U.S. employees in those years. Various foreign employees are covered under other pension plans, which are not material to Delco.

  Certain eligible employees of Delco participate in the Hughes Electronics Corporation Incentive Plan pursuant to which shares, rights, or options to acquire GM Class H Common Stock may be granted through May 31, 1997. The option price is equal to 100% of the fair market value of GM Class H Common Stock on the date the options are granted. These non-qualified options generally expire 10 years from the dates of grant and are subject to earlier termination under certain conditions.

NOTE 8: OTHER POSTRETIREMENT BENEFITS

  Substantially all of the U.S. employees of Delco participate in various postretirement medical, dental, vision and life insurance plans of GM. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires that the cost of such benefits be recognized in the combined financial statements during the period U.S. employees provide service to Delco.

                                     DELCO

  The components of non-pension postretirement benefit cost are set forth below:

                                                            1996   1995    1994
                                                           ------  -----  ------
                                                               (DOLLARS IN
                                                                MILLIONS)
      Benefits earned during the year..................... $ 24.2  $22.2  $ 34.8
      Interest accrued on benefits earned in prior years..   83.2   82.9    88.5
      Net amortization....................................   (1.8)  (5.3)   10.3
                                                           ------  -----  ------
        Total non-pension postretirement benefit cost..... $105.6  $99.8  $133.6
                                                           ======  =====  ======

  The following table displays the components of Delco's net postretirement benefit obligation as recognized in the Combined Balance Sheet at December 31, 1996 and 1995:

                                                                1996     1995
                                                              --------  -------
                                                                (DOLLARS IN
                                                                 MILLIONS)
      Accumulated postretirement benefit obligation
       attributable to
        Current Retirees..................................... $  549.0  $ 528.1
        Fully eligible active plan participants..............    194.9    162.7
        Other active plan participants.......................    388.5    383.2
                                                              --------  -------
      Accumulated postretirement benefit obligation..........  1,132.4  1,074.0
      Unrecognized net amount resulting from changes in plan
       experience and actuarial assumptions..................    (80.0)   (83.1)
                                                              --------  -------
      Net postretirement benefit obligation..................  1,052.4    990.9
      Less current portion...................................     33.4     33.4
                                                              --------  -------
          Net long-term postretirement benefit obligation.... $1,019.0  $ 957.5
                                                              ========  =======

  The following table summarizes the principal assumptions used in determining the actuarial value of the accumulated postretirement benefit obligation:

                                                                  1996 1995 1994
                                                                  ---- ---- ----
      Weighted average discount rate............................  7.8% 7.5% 8.8%
      Weighted average discount rate of increase in future
       compensation levels related to pay-related life
       insurance................................................  4.4% 4.3% 4.2%
      Base weighted average health-care cost trend rate(1)......  6.5% 6.5% 8.7%
      Ultimate sustained weighted average health-care cost trend rate in 2002(2)..........................................  5.0% 5.0% 5.5%

--------
(1) Current year trend rate assumed at beginning of year is adjusted to actual in determining year-end obligations.
(2) Rate remains at 6.5% through 1999, and then decreases on a linear basis through 2002, to the ultimate weighted average trend rate of 5.0%

  A one percentage point increase in each future year of the weighted average health-care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1996 by approximately $114.0 million, and increase the service and interest cost components of the 1996 postretirement benefit expense by approximately $12.8 million.

  Delco has disclosed in the combined financial statements certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as "accumulated postretirement benefit obligations," "liabilities" or "obligations." Notwithstanding the recording of such amounts and the use of these terms, Delco does not admit or otherwise acknowledge that such amounts or existing postretirement benefit plans of Delco (other than pensions) represent legally enforceable liabilities of Delco.

                                     DELCO

NOTE 9: PROFIT SHARING PLANS

  Most U.S. employees of Delco participate in profit sharing plans which provide a range of percentage payouts when Delco's U.S. income before income taxes exceeds certain minimum thresholds. Delco distributed profit sharing payouts of approximately $14 million in 1996, $19 million in 1995 and $18 million in 1994.

NOTE 10: DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  In the normal course of business, Hughes Electronics enters into transactions utilizing financial instruments with off-balance sheet risk on behalf of Delco to reduce Delco's exposure to fluctuations in foreign exchange rates. The primary class of derivatives used by Delco is foreign exchange-forward contracts. These instruments involve, to varying degrees, elements of credit risk in the event a counterparty should default and market risk as the instruments are subject to rate and price fluctuations. Credit risk is managed through the periodic monitoring and approval of financially sound counterparties. Market risk is mitigated because the derivatives are used to hedge underlying transactions. Cash receipts or payments on these contracts normally occur at maturity. Hughes Electronics holds derivatives on behalf of Delco only for purposes other than trading.

  Foreign exchange-forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. Hughes Electronics uses these agreements on behalf of Delco to hedge risk of changes in foreign currency exchange rates associated with certain firm commitments denominated in foreign currency.

  The total notional amount of foreign exchange-forward contracts entered into by Hughes on behalf of Delco at December 31, 1996 and 1995, was approximately $28.9 million and $8.6 million, respectively. Delco's open contracts extend for periods averaging six months.

NOTE 11: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of derivative financial instruments reflect the estimated amounts Delco would receive or pay to terminate the contracts at the reporting date, which takes into account the current unrealized gains or losses on open contracts that are deferred and recognized when the offsetting gains and losses are recognized on the relate hedged items. The fair value of foreign exchange-forward contracts is estimated based on foreign exchange rate quotes at the reporting date. At December 31, 1996 and 1995, the estimated fair value of open contracts held by Hughes Electronics on behalf of Delco which were in a net gain (loss) position, was $1.9 million and $(0.1) million, respectively. No amounts were recorded on the Combined Balance Sheet for these contracts in 1996 and 1995. The fair value of related party notes receivable from Hughes Electronics is not determinable due to the lack of a market for such instruments. For all financial instruments not described above, fair value approximates book value.

NOTE 12: COMMITMENTS AND CONTINGENT LIABILITIES

  In July 1993, Delco entered into an agreement with Electronic Data Systems Corporation ("EDS") whereby EDS is the primary supplier of Delco's data processing services through December 31, 1998. Delco does not guarantee minimum service payments to EDS, however Delco must use EDS' services in accordance with GM's master service agreement with EDS.

  In the normal course of business, Delco is subject to potential liability under product recalls announced by vehicle original equipment manufacturers, such as GM, as they relate to products manufactured and sold by Delco. Delco is also subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against them. Some of the pending actions purport to be class actions. The aggregate ultimate liability of Delco under these potential recalls, government regulations, claims and actions was not determinable at December 31, 1996. In the opinion of management, such liability is not expected to have a material adverse effect on Delco's combined operations or financial position.

                                     DELCO

NOTE 13: SEGMENT REPORTING

  Delco operates in one business segment: the design and manufacture of modern high-technology electronics for use in automobiles.

 Geographic Segments

  Delco has foreign operations in Europe, Asia Pacific, Mexico and South America, which are included in Other Geographic Areas below. Sales and revenues between geographic areas are made at negotiated selling prices.

                                                 OTHER
                                       UNITED  GEOGRAPHIC
1996                                   STATES    AREAS    ELIMINATIONS COMBINED
----                                  -------- ---------- ------------ --------
                                                (DOLLARS IN MILLIONS)
 Net Sales and Revenues
    Sales to GM and Affiliates....... $4,934.1   $ 56.1         --     $4,990.2
    Sales to unaffiliated customers..    415.1    154.8         --        569.9
    Other Income.....................    184.8     17.6         --        202.4
    Sales among geographic areas.....     81.9    654.1     $(736.0)        --
                                      --------   ------     -------    --------
        Total........................ $5,615.9   $882.6     $(736.0)   $5,762.5
                                      --------   ------     -------    --------
 Income before cumulative effect of
  accounting change.................. $  438.8   $ 96.0         --     $  534.8
                                      --------   ------     -------    --------
 Total Assets........................ $5,046.8   $549.4     $(132.1)   $5,464.1
                                      ========   ======     =======    ========
                                                 OTHER
                                       UNITED  GEOGRAPHIC
1995                                   STATES    AREAS    ELIMINATIONS COMBINED
----                                  -------- ---------- ------------ --------
                                                (DOLLARS IN MILLIONS)
 Net Sales and Revenues
    Sales to GM and Affiliates....... $5,125.5   $ 51.4         --     $5,176.9
    Sales to unaffiliated customers..    462.5    117.8         --        580.3
    Other Income.....................    182.5     13.1         --        195.6
    Sales among geographic areas.....     88.5    651.5     $(740.0)        --
                                      --------   ------     -------    --------
        Total........................ $5,859.0   $833.8     $(740.0)   $5,952.8
                                      --------   ------     -------    --------
 Income before cumulative effect of
  accounting change.................. $  576.4   $ 96.1         --     $  672.5
                                      --------   ------     -------    --------
 Total Assets........................ $4,717.7   $567.7     $ (99.0)   $5,186.4
                                      ========   ======     =======    ========

                                                 OTHER
                                       UNITED  GEOGRAPHIC
1994                                   STATES    AREAS    ELIMINATIONS COMBINED
----                                  -------- ---------- ------------ --------
                                                (DOLLARS IN MILLIONS)
 Net Sales and Revenues
    Sales to GM and Affiliates....... $4,903.0   $ 13.0         --     $4,916.0
    Sales to unaffiliated customers..    570.1     74.6         --        644.7
    Other Income.....................    140.9      9.7         --        150.6
    Sales among geographic areas.....     90.9    623.2     $(714.1)        --
                                      --------   ------     -------    --------
        Total........................ $5,704.9   $720.5     $(714.1)   $5,711.3
                                      --------   ------     -------    --------
 Income before cumulative effect of
  accounting change.................. $  536.9   $ 58.1         --     $  595.0
                                      --------   ------     -------    --------
 Total Assets........................ $4,533.2   $445.0     $(135.8)   $4,842.4
                                      ========   ======     =======    ========

                                     DELCO

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

  Export sales from the U.S. were as follows:

                                                        1996     1995     1994
                                                      -------- -------- --------
                                                        (DOLLARS IN MILLIONS)
      Asia Pacific................................... $  181.3 $  185.5 $  164.3
      Europe.........................................    214.2    209.1    143.3
      Other North America (Canada and Mexico)........    833.7    953.4    737.9
      Other..........................................     42.3     40.8     27.9
                                                      -------- -------- --------
        Total........................................ $1,271.5 $1,388.8 $1,073.4
                                                      ======== ======== ========

                                   APPENDIX E

                                 HUGHES TELECOM

                         COMBINED FINANCIAL STATEMENTS

                                  INDEX                                   PAGE
                                  -----                                   ----
UNAUDITED COMBINED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997 AND FOR
THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996
  Combined Statement of Income and Parent Company's Net Investment....... E-1
  Combined Balance Sheet................................................. E-2
  Combined Statement of Cash Flows....................................... E-3
  Notes to Combined Financial Statements................................. E-4
COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995 AND FOR
THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 AND INDEPENDENT
AUDITORS' REPORT
  Independent Auditors' Report........................................... E-7
  Combined Statement of Income and Parent Company's Net Investment....... E-8
  Combined Balance Sheet................................................. E-9
  Combined Statement of Cash Flows....................................... E-10
  Notes to Combined Financial Statements................................. E-11

                                 HUGHES TELECOM

                        COMBINED STATEMENT OF INCOME AND
                        PARENT COMPANY'S NET INVESTMENT
                                  (UNAUDITED)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             -----------------
                                                               1997     1996
                                                             -------- --------
                                                                (DOLLARS IN
                                                                 MILLIONS)
REVENUES
  Product sales............................................. $2,064.4 $1,968.2
  Direct broadcast, leasing and other services..............  1,369.3    819.3
  Other income, net.........................................    470.7     95.0
                                                             -------- --------
    Total Revenues..........................................  3,904.4  2,882.5
                                                             -------- --------
COSTS AND EXPENSES
  Cost of products sold.....................................  1,567.8  1,455.7
  Broadcast programming and other costs.....................    742.0    493.6
  Selling, general, and administrative expenses.............    714.0    551.7
  Depreciation and amortization.............................    195.3    141.7
  Amortization of GM purchase accounting adjustments related
   to Hughes Aircraft Company...............................     15.9     15.9
  Interest expense..........................................     58.1     30.1
                                                             -------- --------
    Total Costs and Expenses................................  3,293.1  2,688.7
                                                             -------- --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND
 MINORITY INTERESTS.........................................    611.3    193.8
Income taxes................................................    244.5     82.0
Minority interests in losses of subsidiaries................     16.8     29.4
                                                             -------- --------
  INCOME FROM CONTINUING OPERATIONS.........................    383.6    141.2
Income (loss) from discontinued operations..................      1.2     (6.7)
                                                             -------- --------
  NET INCOME................................................    384.8    134.5
                                                             -------- --------
Parent Company's Net Investment, beginning of period........  2,491.6  2,608.9
  Net contributions from (distributions to) Parent Company..   517 .6   (317.3)
                                                             -------- --------
PARENT COMPANY'S NET INVESTMENT, END OF PERIOD.............. $3,394.0 $2,426.1
                                                             ======== ========


    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES TELECOM

                             COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                        (DOLLARS IN MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.........................    $  426.5      $    6.7
  Accounts and notes receivable (less allowances)...       462.3         423.0
  Contracts in process, less advances and progress
   payments of $63.4 and $54.2......................       512.5         401.4
  Inventories.......................................       601.3         423.1
  Net assets of discontinued operations.............        35.3          35.0
  Deferred subscriber acquisition costs.............        59.9          97.5
  Prepaid expenses and other, including deferred
   income taxes of $53.2
   and $26.7........................................       234.1         110.4
                                                        --------      --------
    Total Current Assets............................     2,331.9       1,497.1
                                                        --------      --------
Satellites, net.....................................     2,527.0       1,056.6
                                                        --------      --------
Property, net.......................................       805.1         690.8
                                                        --------      --------
Net Investment in Sales-type Leases.................       345.5         320.6
                                                        --------      --------
Intangible Assets, net of amortization of $299.5 and
 $260.4.............................................     2,777.6         468.0
                                                        --------      --------
Investments and Other Assets--principally at cost
 (less allowances)..................................       699.1         383.3
                                                        --------      --------
    Total Assets....................................    $9,486.2      $4,416.4
                                                        ========      ========
LIABILITIES AND PARENT COMPANY'S NET INVESTMENT
Current Liabilities
  Accounts payable..................................    $  411.4      $  359.0
  Advances on contracts.............................       264.7         287.8
  Deferred revenues.................................       171.2         142.8
  Accrued liabilities...............................       693.5         430.0
                                                        --------      --------
    Total Current Liabilities.......................     1,540.8       1,219.6
                                                        --------      --------
Long-Term Debt......................................     2,797.8           --
                                                        --------      --------
Deferred Gains on Sales and Leasebacks..............       219.7         234.8
                                                        --------      --------
Accrued Operating Leaseback Expense.................        78.7         107.8
                                                        --------      --------
Other Liabilities and Deferred Credits..............       328.7         136.9
                                                        --------      --------
Deferred Income Taxes...............................       483.3         204.1
                                                        --------      --------
Minority Interests..................................       643.2          21.6
                                                        --------      --------
Contingencies
Parent Company's Net Investment.....................     3,394.0       2,491.6
                                                        --------      --------
    Total Liabilities and Parent Company's Net
     Investment.....................................    $9,486.2      $4,416.4
                                                        ========      ========

    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES TELECOM

                        COMBINED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
                                                              (DOLLARS IN
                                                               MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Income from continuing operations...................... $   383.6  $   141.2
  Adjustments to reconcile income from continuing
   operations to net cash (used in) provided by operating
   activities
    Depreciation and amortization........................     195.3      141.7
    Amortization of GM purchase accounting adjustments
     related to Hughes Aircraft Company..................      15.9       15.9
    Net gain on sales of investments and businesses......    (489.7)    (120.3)
    Gross profit on sales-type leases....................     (33.6)     (47.9)
    Deferred income taxes and other......................     236.1       89.8
    Change in other operating assets and liabilities
      Accounts receivable................................     (28.4)     (82.5)
      Contracts in process...............................    (111.1)       4.4
      Inventories........................................    (178.2)    (143.5)
      Deferred subscriber acquisition costs..............      37.6        --
      Collections of principal on net investment in
       sales-type leases.................................      17.1       18.5
      Accounts payable...................................     (82.1)     146.7
      Advances on contracts..............................     (33.7)     147.4
      Deferred revenues..................................      28.4       46.4
      Accrued liabilities................................     272.3        3.2
      Deferred gains on sales and leasebacks.............     (15.1)     (46.5)
      Other..............................................      19.8      (49.2)
                                                          ---------  ---------
  Net Cash Provided by Operating Activities..............     234.2      265.3
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in companies, net of cash acquired..........  (1,466.2)       --
  Expenditures for property..............................    (140.8)    (205.2)
  Increase in satellites.................................    (472.9)    (146.4)
  Proceeds from sale and leaseback of satellite
   transponders..........................................       --       252.0
  Proceeds from disposal of property.....................     (12.1)      16.2
                                                          ---------  ---------
  Net Cash Used in Investing Activities..................  (2,092.0)     (83.4)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in notes and loans payables...................   1,759.1        --
  Proceeds from sale of minority interest in subsidiary..       --       137.5
  Contributions from (distributions to) Parent Company...     517.6     (317.3)
                                                          ---------  ---------
  Net Cash Provided by (Used in) Financing Activities....   2,276.7     (179.8)
                                                          ---------  ---------
Net cash provided by continuing operations...............     418.9        2.1
Net cash provided by (used in) discontinued operations...       0.9       (3.1)
                                                          ---------  ---------
Net increase (decrease) in cash and cash equivalents.....     419.8       (1.0)
Cash and cash equivalents at beginning of the year.......       6.7        7.6
                                                          ---------  ---------
Cash and cash equivalents at end of the period........... $   426.5  $     6.6
                                                          =========  =========

    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES TELECOM

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1: BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of only normal recurring items) which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

  On January 16, 1997, Hughes Electronics Corporation ("Hughes Electronics"), General Motors Corporation ("GM"), the parent of Hughes Electronics, and Raytheon Company ("Raytheon") announced a series of planned transactions that would include:

 . The tax-free spin-off of 100% of the defense business of Hughes Electronics
   ("Hughes Defense") to holders of GM's $1 2/3 par value and Class H Common Stocks followed immediately by the tax-free merger of that business with Raytheon, after which there would be outstanding two classes of Raytheon/Hughes Defense common stock;
 . The transfer of Delco Electronics Corporation and Related Entities
   ("Delco"), from Hughes Electronics to GM and a reallocation of the derivative interest in the earnings of Delco currently held by GM Class H common stockholders to holders of GM $1 2/3 par value common stock; and
 . The recapitalization of GM Class H Common Stock into a GM tracking stock linked to the Telecommunications and Space business of Hughes ("Hughes Telecom"). GM would continue to own 100% of Hughes Telecom.

  On July 14, 1997, GM received a ruling from the Internal Revenue Service that its contemplated spin-off of Hughes Defense would be tax-free to GM and its stockholders. In addition, GM and Raytheon have reached agreement with the U.S. Department of Justice and U.S. Department of Defense regarding the basis upon which the merger of Hughes Defense and Raytheon can proceed consistent with the Government's enforcement of U.S. antitrust laws. On October 6, 1997, the GM Board of Directors approved the final terms for the above described transactions. The planned transactions must be approved by holders of GM $1 2/3 par value and Class H common stocks, among a number of other conditions. In addition, the merger of Hughes Defense and Raytheon is subject to approval by Raytheon stockholders. No assurance can be given that the above transactions will be completed. GM expects to solicit stockholders' approval of the planned transactions during the fourth quarter of 1997, after certain conditions are satisfied.

  Hughes Telecom is not a legal entity. The combined financial statements present the financial position, results of operations and cash flows of Hughes Telecom, which consists primarily of the operations included in the Telecommunications and Space segment of Hughes Electronics, certain other Hughes Electronics businesses and certain Hughes Electronics Corporate assets, liabilities, income and expenses attributable to Hughes Telecom. All transactions and balances between the entities included in the combined financial statements have been eliminated. All Hughes Telecom amounts due from or payable to other Hughes Electronics businesses have been reported in Parent Company's Net Investment.

  The combined financial statements include allocations of corporate expenses from Hughes Electronics including research and development, general management, human resources, financial, legal, tax, quality, communications, marketing, international, employee benefits and other miscellaneous services. These costs and expenses have been charged to Hughes Telecom based either on usage or using allocation methodologies primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis.

                                 HUGHES TELECOM

                                  (UNAUDITED)

NOTE 2: INVENTORIES

  Inventories are stated at the lower of cost or market principally using the average cost method.

  Major Classes of Inventories

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                        (DOLLARS IN MILLIONS)
      Productive material and supplies...............    $ 82.1        $ 82.6
      Work in process................................     391.3         250.5
      Finished goods.................................     127.9          90.0
                                                         ------        ------
        Total........................................    $601.3        $423.1
                                                         ======        ======

NOTE 3: OTHER INCOME, NET

  Other income, net for the nine months ended September 30, 1997 includes a $489.7 million pre-tax gain recognized in connection with the PanAmSat Merger. The nine month period ended September 30, 1996 amount includes a $120.3 million pre-tax gain from the sale of a 2.5% equity interest in DIRECTV(R) to AT&T.

NOTE 4: DISCONTINUED OPERATIONS

  On November 3, 1997, Hughes Telecom entered into an agreement to sell substantially all of the assets and liabilities of the Hughes Avicom International, Inc. ("Hughes Avicom") business to Rockwell Collins, Inc. for cash. Accordingly, the Hughes Avicom business is presented as a discontinued operation. The sale is expected to close in the fourth quarter of 1997 pending regulatory approval, and result in a gain. Revenues for the discontinued operation were $86.1 million and $66.5 million for the nine months ended September 30, 1997 and 1996, respectively. Net income (losses) from the discontinued operation were $1.2 million and $(6.7) million for the nine months ended September 30, 1997 and 1996, respectively, net of income tax expense (benefit) of $0.9 million and $(6.8) million. The net assets of the discontinued operation at September 30, 1997 and December 31, 1996 were $35.3 million and $35.0 million, respectively.

  The sale will allow Hughes Telecom to better focus on its core space and telecommunications segments. Hughes Avicom is a supplier of products and services to the commercial airline market.

NOTE 5: CONTINGENCIES

  Hughes Telecom has an agreement with a finance company under which the finance company agreed to provide an open-end revolving credit program for consumer purchases of DSS equipment, installations and ancillary items at selected retail establishments. Funding under this program was discontinued effective September 10, 1996. The aggregate outstanding balances under this agreement at September 30, 1997 totaled approximately $170 million. Hughes Telecom has certain rights regarding the administration of the program and the losses from qualifying accounts under this program accrue to Hughes Telecom, subject to certain indemnity obligations of the finance company. Hughes Telecom has established allowances to provide for expected losses under the program. The allowances are subject to periodic review as management collects additional information about the performance of the consumer loan portfolios.

  In conjunction with its performance on long-term contracts, Hughes Telecom is contingently liable under standby letters of credit and bonds in the amount of $293.0 million at September 30, 1997. In Hughes Telecom's past experience, no material claims have been made against these financial instruments. In addition, Hughes

                                 HUGHES TELECOM

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

                                  (UNAUDITED)
Telecom has guaranteed up to $150.0 million of certain American Mobile Satellite Corporation ("AMSC") bank debt due June, 2001. Hughes Telecom owns approximately 27% of the common stock of AMSC. Hughes Telecom has also guaranteed up to $172.1 million of a Surfin Ltd. revolving credit facility which expires July, 1999. Hughes Telecom owns approximately 39% of Surfin Ltd.

  Hughes Telecom is subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against it. The aggregate ultimate liability of Hughes Telecom under these government regulations, and under these claims and actions, was not determinable at September 30, 1997. In the opinion of Hughes Electronics and Hughes Telecom management, such liability is not expected to have a material adverse effect on the Hughes Telecom's combined operations or financial position.

  Hughes Telecom has maintained a suit against the U.S. Government since September 1973, regarding the government's infringement and use of a Hughes Telecom patent (the "Williams Patent") covering "Velocity Control and Orientation of a Spin Stabilized Body," principally satellites. On June 17, 1994, the U.S. Court of Claims awarded Hughes Telecom damages of $114.0 million. Because Hughes Telecom believed that the record supported a higher royalty rate, it appealed that decision. The U.S. government, contending that the award was too high, also appealed. On June 19, 1996, the Court of Appeals for the Federal Circuit ("CAFC") affirmed the decision of the Court of Claims which awarded Hughes Telecom $114.0 million in damages, together with interest. The U.S. government petitioned the CAFC for a rehearing. That petition was denied in October 1996. The U.S. government then filed a petition with the U.S. Supreme Court seeking certiorari. On April 21, 1997 the U.S. Supreme Court, citing a recent decision it had rendered in Warner-Jenkinson v. Hilton Davis, remanded Hughes Telecom's suit over the Williams Patent back to the CAFC in order to have the CAFC determine whether the ruling in the Williams Patent matter was consistent with the U.S. Supreme Court's decision in the Warner-Jenkinson case. The previous liability decision of the Court of Claims in the Williams Patent matter, and its $114.0 million damage award to Hughes Telecom currently remain in effect pending reconsideration of the case by the CAFC. Hughes Telecom is unable to estimate the duration of this reconsideration process. While no amount has been recorded in the financial statements of Hughes Telecom to reflect the $114.0 million award, a resolution of this matter could result in a gain that would be material to the earnings of GM attributable to Class H Common Stock.

                          INDEPENDENT AUDITORS' REPORT

Hughes Electronics Corporation:

  We have audited the Combined Balance Sheet of the Telecommunications and Space Business of Hughes Electronics Corporation and subsidiaries ("Hughes Telecom") as of December 31, 1996 and 1995 and the related Combined Statements of Income and Parent Company's Net Investment and of Cash Flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Hughes Telecom's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Hughes Telecom at December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the combined financial statements, effective January 1, 1994 Hughes Telecom changed its method of accounting for postemployment benefits.

/s/ Deloitte & Touche LLP

Los Angeles, California

October 3, 1997, except for Note 14, as to which the date is November 3, 1997

                                 HUGHES TELECOM

                        COMBINED STATEMENT OF INCOME AND
                        PARENT COMPANY'S NET INVESTMENT

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                    YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1996      1995     1994
                                                   --------  -------- --------
                                                     (DOLLARS IN MILLIONS)
REVENUES
  Product sales................................... $3,009.0  $2,576.1 $2,322.5
  Direct broadcast, leasing and other services....    999.7     576.7    374.5
  Other income (expense), net.....................     75.9       8.2     (9.2)
                                                   --------  -------- --------
    Total Revenues................................  4,084.6   3,161.0  2,687.8
                                                   --------  -------- --------
COSTS AND EXPENSES
  Cost of products sold...........................  2,183.7   1,977.8  1,816.1
  Broadcast programming and other costs...........    631.8     335.2    146.9
  Selling, general and administrative expenses....    788.5     488.4    358.8
  Depreciation and amortization...................    194.6     179.9    139.9
  Amortization and adjustment of GM purchase
   accounting adjustments related to Hughes
   Aircraft Company...............................     21.0      21.0     21.0
  Interest expense................................     42.9      61.1     52.0
                                                   --------  -------- --------
    Total Costs and Expenses......................  3,862.5   3,063.4  2,534.7
                                                   --------  -------- --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
 TAXES AND MINORITY INTERESTS.....................    222.1      97.6    153.1
Income taxes......................................    104.8      31.4     55.5
Minority interests in net losses of subsidiaries..     52.6       4.6      --
                                                   --------  -------- --------
Income from continuing operations before
 cumulative effect of accounting change...........    169.9      70.8     97.6
Loss from discontinued operations.................      7.4      64.6     54.1
Cumulative effect of accounting change............      --        --       2.3
                                                   --------  -------- --------
    NET INCOME....................................    162.5       6.2     41.2
                                                   --------  -------- --------
Parent Company's Net Investment, beginning of
 period...........................................  2,608.9   2,301.0  1,973.3
  Net (distributions to) contributions from Parent
   Company........................................   (279.8)    301.7    286.5
                                                   --------  -------- --------
PARENT COMPANY'S NET INVESTMENT, END OF PERIOD.... $2,491.6  $2,608.9 $2,301.0
                                                   ========  ======== ========

    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES TELECOM

                             COMBINED BALANCE SHEET

                           DECEMBER 31, 1996 AND 1995

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.................................. $    6.7 $    7.6
  Accounts and notes receivable (less allowances)............    423.0    302.9
  Contracts in process, less advances and progress payments
   of $54.2 and $68.0........................................    401.4    455.5
  Inventories................................................    423.1    301.6
  Net assets of discontinued operations......................     35.0     34.4
  Deferred subscriber acquisition costs......................     97.5      --
  Prepaid expenses and other, including deferred income
   taxes of $26.7 and $16.3..................................    110.4     73.5
                                                              -------- --------
    Total Current Assets.....................................  1,497.1  1,175.5
                                                              -------- --------
Satellites, net..............................................  1,056.6  1,096.0
                                                              -------- --------
Property, net................................................    690.8    551.4
                                                              -------- --------
Net Investment in Sales-type Leases..........................    320.6    264.7
                                                              -------- --------
Intangible Assets, net of amortization of $260.4 and $233.2..    468.0    489.0
                                                              -------- --------
Investments and Other Assets--principally at cost (less
 allowances).................................................    383.3    376.0
                                                              -------- --------
    Total Assets............................................. $4,416.4 $3,952.6
                                                              ======== ========
LIABILITIES AND PARENT COMPANY'S NET INVESTMENT
Current Liabilities
  Accounts payable........................................... $  359.0 $  242.2
  Advances on contracts......................................    287.8    190.2
  Deferred revenues..........................................    142.8     29.1
  Accrued liabilities........................................    430.0    402.1
                                                              -------- --------
    Total Current Liabilities................................  1,219.6    863.6
                                                              -------- --------
Deferred Gains on Sales and Leasebacks.......................    234.8    183.2
                                                              -------- --------
Accrued Operating Leaseback Expense..........................    107.8     69.1
                                                              -------- --------
Other Liabilities and Deferred Credits.......................    136.9     62.2
                                                              -------- --------
Deferred Income Taxes........................................    204.1    125.4
                                                              -------- --------
Minority Interests...........................................     21.6     40.2
                                                              -------- --------
Commitments and Contingencies
Parent Company's Net Investment..............................  2,491.6  2,608.9
                                                              -------- --------
    Total Liabilities and Parent Company's Net Investment.... $4,416.4 $3,952.6
                                                              ======== ========

    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES TELECOM

                        COMBINED STATEMENT OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                      YEARS ENDED DECEMBER
                                                               31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
                                                      (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Income from continuing operations before
   cumulative effect of accounting change........... $ 169.9  $  70.8  $  97.6
  Adjustments to reconcile income from continuing
   operations to net cash provided by operating
   activities
    Depreciation and amortization...................   194.6    179.9    139.9
    Amortization of GM purchase accounting
     adjustments related to Hughes Aircraft Company.    21.0     21.0     21.0
    Net (gain) loss on investments and businesses
     sold and held for sale.........................  (120.3)    49.0     35.0
    Gross profit on sales-type leases...............   (51.8)   (62.9)   (56.1)
    Deferred income taxes and other.................    91.9    (76.5)   (22.9)
    Change in other operating assets and liabilities
     Accounts receivable............................  (120.1)  (110.3)   (20.2)
     Contracts in process...........................    54.1    174.1    (90.6)
     Inventories....................................  (121.5)  (109.3)    56.2
     Deferred subscriber acquisition costs..........   (97.5)     --       --
     Collections of principal on net investment in
      sales-type leases.............................    31.2     19.6     10.6
     Accounts payable...............................   116.8      7.1    111.3
     Advances on contracts..........................    97.6      8.6    (58.3)
     Accrued liabilities............................    22.4     86.4     68.8
     Deferred revenues..............................   113.7     22.5      6.6
     Deferred gains on sales and leasebacks.........   (57.2)   (27.1)   (27.1)
     Other..........................................    (9.6)  (155.4)   (52.4)
                                                     -------  -------  -------
  Net Cash Provided by Operating Activities.........   335.2     97.5    219.4
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for property.........................  (261.5)  (167.7)  (143.2)
  Increase in satellites............................  (191.6)  (223.7)  (349.9)
  Proceeds from sale and leaseback of satellite
   transponders.....................................   252.0      --       --
  Proceeds from disposal of property................    15.3      1.7      1.3
  Proceeds from sales of investments and businesses.     --      17.5      --
                                                     -------  -------  -------
  Net Cash Used in Investing Activities.............  (185.8)  (372.2)  (491.8)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of minority interest in
   subsidiary.......................................   137.5      --       --
  (Distributions to) contributions from Parent
   Company..........................................  (279.8)   301.7    286.5
                                                     -------  -------  -------
  Net Cash (Used in) Provided by Financing
   Activities.......................................  (142.3)   301.7    286.5
                                                     -------  -------  -------
Net cash provided by continuing operations..........     7.1     27.0     14.1
Net cash used in discontinued operations............    (8.0)   (25.2)   (18.5)
                                                     -------  -------  -------
Net (decrease) increase in cash and cash
 equivalents........................................    (0.9)     1.8     (4.4)
Cash and cash equivalents at beginning of the year..     7.6      5.8     10.2
                                                     -------  -------  -------
Cash and cash equivalents at end of the year........ $   6.7  $   7.6  $   5.8
                                                     =======  =======  =======

    Reference should be made to the Notes to Combined Financial Statements.

                                 HUGHES TELECOM

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  On January 16, 1997, Hughes Electronics Corporation ("Hughes Electronics"), General Motors Corporation ("GM"), the parent of Hughes Electronics and Raytheon Company ("Raytheon"), announced a series of planned transactions that would include:

 . The tax-free spin-off of 100% of the defense business of Hughes Electronics
   ("Hughes Defense") to holders of GM's $1 2/3 par value and Class H Common Stocks followed immediately by the tax-free merger of that business with Raytheon, after which there would be outstanding two classes of Raytheon/Hughes Defense common stock;

 . The transfer of Delco Electronics Corporation and Related Entities
   ("Delco"), from Hughes Electronics to GM and a reallocation of the derivative interest in the earnings of Delco currently held by GM Class H common stockholders to holders of GM $1 2/3 par value Common Stock; and

 . The recapitalization of GM Class H Common Stock into a GM tracking stock linked to the telecommunications and space business of Hughes ("Hughes Telecom"). GM would continue to own 100% of Hughes Telecom.

  The planned transactions are subject to approval by holders of GM $1 2/3 par value and Class H Common Stocks. In addition, the merger of Hughes Defense and Raytheon, which is contingent upon the spin-off of Hughes Defense, is subject to approval by the stockholders of Raytheon. The planned transactions also are subject to a variety of regulatory approvals.

  Hughes Telecom is not a legal entity. The combined financial statements present the financial position, results of operations and cash flows of Hughes Telecom, which consists primarily of the operations included in the Telecommunications and Space segment of Hughes Electronics, certain other Hughes Electronics businesses and certain Hughes Electronics Corporate assets, liabilities, income and expenses attributable to Hughes Telecom. All transactions and balances between the entities included in the combined financial statements have been eliminated. All Hughes Telecom amounts due from or payable to other Hughes Electronics businesses have been reported in Parent Company's Net Investment.

  The combined financial statements include allocations of corporate expenses from Hughes Electronics including research and development, general management, human resources, financial, legal, tax, quality, communications, marketing, international, employee benefits and other miscellaneous services. These costs and expenses have been charged to Hughes Telecom based either on usage or using allocation methodologies primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis.

  Hughes Telecom participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by Hughes Electronics daily. Accordingly, the Combined Balance Sheet includes only cash and cash equivalents held by Hughes Telecom, consisting principally of cash held at operating subsidiaries. Interest expense in the Combined Statement of Income and Parent Company's Net Investment includes an allocated share of total Hughes Electronics interest expense.

  Hughes Telecom is a leading manufacturer of communications satellites and provider of satellite-based services. It owns and operates one of the world's largest private fleets of geostationary communications satellites and is the world's leading supplier of satellite-based private business networks. Hughes Telecom also provides a broad range of satellite-related services and is a leader in the U.S. direct broadcast satellite market with its programming distribution service known as DIRECTV, which was introduced in the U.S. in 1994 and was the first high-powered, all digital, Direct-to-Home ("DTH") television distribution service in North America. It also provides communications equipment and services in the mobile communications and packet switching markets.

                                 HUGHES TELECOM

Its equipment and services are applied in, among other things, data, video and audio transmission, cable and network television distribution, private business networks, digital cellular communications and DTH satellite broadcast distribution of television programming.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates in the Preparation of the Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

 Revenue Recognition

  Revenues are generated from sales of satellites and telecommunications equipment under long-term contracts, DTH broadcast subscriptions and outright sales, sales-type leases and operating lease contracts with customers to provide satellite transponders, transponder capacity and related services.

  Sales under long-term contracts are recognized primarily using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

  Certain contracts contain cost or performance incentives which provide for increases in profits for surpassing stated objectives and decreases in profits for failure to achieve such objectives. Amounts associated with incentives are included in estimates of total sales values when there is sufficient information to relate actual performance to the objectives.

  Sales which are not pursuant to long-term contracts are generally recognized as products are shipped or services are rendered. DTH subscription revenues are recognized when programming is viewed by subscribers. Programming billed in advance of viewing is recorded as deferred revenues in the Combined Balance Sheet.

  Lease contracts qualifying for capital lease treatment (typically based on the term of the lease) are accounted for as sales-type leases. For sales-type lease transactions related to completed satellite transponders, at the time a customer enters into a sales-type lease, revenues are recognized at the net present value of the future minimum lease payments. The cost basis of the transponder is removed and charged to cost of sales. During the term of the lease, that portion of each periodic lease payment deemed to be attributable to interest income is recognized as income in each respective period. The balance of each periodic lease payment represents principal repayment and is recognized as a reduction of net investment in sales-type leases. Interest income from sales-type leases of $41.0 million, $26.9 million and $14.3 million is included in product sales for the years ended December 31, 1996, 1995 and 1994. Contracts for sales of transponders typically include telemetry, tracking and control ("TT&C") service agreements. Revenues related to TT&C service agreements are recognized as the services are performed.

  Transponder and other lease contracts that do not qualify as sales-type leases are accounted for as operating leases. Operating lease revenues are recognized on a straight-line basis over each respective lease term. Differences between operating lease payments received and revenues recognized are deferred and included in accounts receivable.

                                 HUGHES TELECOM

  Hughes Telecom has entered into agreements for the sale and leaseback of certain of its satellite transponders. Gains resulting from such transactions are deferred and amortized over the leaseback period. The leaseback transactions have been classified as operating leases and, therefore, the cost and associated depreciation related to satellite transponders sold are not included in the accompanying combined financial statements. Leaseback expense is recorded using the straight-line method over the term of the lease, net of amortization of the deferred gains. Differences between operating leaseback payments made and expense recognized are deferred and included in accrued operating leaseback expense.

 Cash Flows

  Cash equivalents consist of highly liquid investments purchased with original maturities of 90 days or less.

  Net cash provided by operating activities reflects cash payments for interest made by Hughes Telecom and by Hughes Electronics on behalf of Hughes Telecom of $55.8 million, $75.7 million and $66.0 million in 1996, 1995 and 1994, respectively. Cash payments for income taxes made by Hughes Electronics on behalf of Hughes Telecom amounted to $36.5 million, $160.5 million and $121.7 million in 1996, 1995 and 1994, respectively.

 Contracts in Process

  Contracts in process are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Engineering, tooling, manufacturing, and applicable overhead costs, including administrative, research and development and selling expenses, are charged to costs and expenses when incurred. Contracts in process include amounts relating to contracts with long production cycles, and $138.0 million of the 1996 amount is expected to be billed after one year. Amounts billed under retainage provisions of contracts are not significant, and substantially all amounts are collectible within one year. Under certain contracts with the U.S. government, progress payments are received based on costs incurred on the respective contracts. Title to the inventories related to such contracts (included in contracts in process) vests with the U.S. government.

 Inventories

  Inventories are stated at the lower of cost or market principally using the average cost method.

  Major Classes of Inventories

                                                                   1996   1995
                                                                  ------ ------
                                                                   (DOLLARS IN
                                                                    MILLIONS)
      Productive material and supplies........................... $ 82.6 $ 48.8
      Work in process............................................  250.5  153.3
      Finished goods.............................................   90.0   99.5
                                                                  ------ ------
        Total.................................................... $423.1 $301.6
                                                                  ====== ======

 Deferred Subscriber Acquisition Costs

  During 1996, Hughes Telecom introduced certain rebate programs which reduced the net retail price of Digital Satellite System ("DSS(R)") equipment when consumers subscribed to and prepaid for DIRECTV programming services for a minimum of one year. The rebate costs, net of accumulated amortization, which totaled $97.5 million at December 31, 1996, have been recorded as deferred subscriber acquisition costs and are being amortized over the one-year subscription commitment period.

                                 HUGHES TELECOM

 Property, Satellites and Depreciation

  Property and Satellites are carried at cost. Satellite costs include construction costs, launch costs, launch insurance, and capitalized interest. Depreciation is computed generally using the straight line method over the estimated useful lives of the assets. Recoverability of these assets is periodically evaluated by assessing whether the net book value can be recovered over its remaining life through undiscounted cash flows generated by the asset.

 Intangible Assets

  Effective December 31, 1985, GM acquired Hughes Aircraft Company ("HAC"), now a wholly owned subsidiary of Hughes Electronics including certain of the operations of Hughes Telecom. The acquisition of HAC was accounted for as a purchase. The excess of the purchase price over the net tangible assets acquired, $4,244.7 million, was assigned to intangible assets, primarily goodwill. The portion of such intangible assets and related amortization attributable to Hughes Telecom has been reflected in the accompanying combined financial statements.

  Intangible assets are amortized using the straight-line method over periods not exceeding 40 years. Recoverability is periodically evaluated by assessing whether the unamortized carrying amount can be recovered over its remaining life through undiscounted cash flows generated by underlying tangible assets.

 Software Development Costs

  Other assets includes certain software development costs capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalized software development costs were $87.0 million and $68.3 million at December 31, 1996 and 1995, respectively, net of accumulated amortization of $86.1 million and $74.6 million, respectively.

 Income Taxes

  Hughes Telecom, along with other Hughes Electronics businesses and subsidiaries, joins with GM in filing a consolidated U.S. federal income tax return. Current and deferred income taxes are computed by Hughes and allocated to Hughes Telecom according to principles established by SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax laws. Hughes Electronics has paid Hughes Telecom's share of the consolidated income tax liability. The income taxes that would have been paid by Hughes Telecom if it were a separate taxpayer but which were not paid under Hughes Electronics' policy results in an increase in the Parent Company's Net Investment.

 Research and Development

  Expenditures for research and development are charged to costs and expenses as incurred and amounted to $94.6 million in 1996, $74.6 million in 1995 and $86.7 million in 1994.

 Foreign Currency

  Substantially all of Hughes Telecom's foreign operations have determined the local currency to be their functional currency. Accordingly, most foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates. Income and expense accounts are translated at the average rates in effect during the year. Foreign currency transaction net gains and losses included in the combined operating results were not material in all years presented.

                                 HUGHES TELECOM

 Financial Instruments

  Hughes Electronics enters into foreign exchange-forward contracts on behalf of Hughes Telecom to reduce Hughes Telecom's exposure to fluctuations in foreign currency exchange rates. Such foreign exchange-forward contracts are accounted for in the accompanying combined financial statements as hedges to the extent they are designated as, and are effective as, hedges of firm foreign currency commitments.

 Market Concentrations

  Sales under U.S. Government contracts were 22.5%, 30.5% and 31.0% of net sales in 1996, 1995 and 1994, respectively. Hughes Telecom sells services and extends credit to a large number of customers in the commercial satellite communications market and to a large number of residential consumers. Management monitors its exposure to credit losses and maintains allowances for anticipated losses.

 New Accounting Standards and Accounting Changes

  In June 1997, the Financial Accounting Standards Board issued SFAS Nos. 130 and 131. SFAS 130, "Reporting Comprehensive Income," establishes accounting standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," establishes accounting standards for the way public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Hughes Telecom will adopt SFAS Nos. 130 and 131 which are effective for fiscal years beginning after December 15, 1997.

  Effective January 1, 1996, Hughes Telecom adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of this new accounting standard did not have a material effect on Hughes Telecom's combined operating results or financial position.

  Effective January 1, 1994, Hughes Telecom adopted SFAS 112, "Employers' Accounting for Postemployment Benefits." This Statement requires accrual of the costs of benefits provided to former or inactive employees after employment, but before retirement. The adoption of this new accounting standard reduced net income in 1994 by $2.3 million.

NOTE 3: RELATED-PARTY TRANSACTIONS

  In the ordinary course of its operations, Hughes Telecom provides telecommunications services and sells electronic components to, and purchases sub-components from, related parties. In addition, Hughes Telecom receives allocations of corporate expenses and interest costs from Hughes Electronics and GM.

                                 HUGHES TELECOM

  The following table summarizes the significant related party transactions between Hughes Telecom and other GM and Hughes Electronics entities:

                                                            1996   1995   1994
                                                           ------ ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
      Revenues............................................ $ 50.8 $ 53.6 $ 48.0
      Costs and expenses
        Purchases.........................................  241.5  144.0  113.5
        Allocation of corporate expenses..................   75.6   60.5   70.9
        Allocated interest................................   53.2   74.7   64.2

  Interest was allocated to Hughes Telecom based on Hughes Telecom's average adjusted net operating assets for the years ended 1996, 1995 and 1994. Hughes Telecom capitalized interest of $12.9 million, $14.6 million and $14.0 million for 1996, 1995 and 1994, respectively, as part of the cost of its satellites under construction.

NOTE 4: OTHER INCOME (EXPENSE)

  In March 1996, Hughes Telecom sold a 2.5% equity interest in DIRECTV, a wholly owned operation of Hughes Telecom, to AT&T for $137.5 million, with options to increase their ownership under certain conditions. The sale resulted in a $120.3 million pre-tax gain which is included in other income.

  During 1995, Hughes Telecom completed the divestiture of Hughes LAN Systems, for which a pre-tax charge of $35.0 million was taken in 1994.

NOTE 5: PROPERTY AND SATELLITES, NET

                                                  ESTIMATED
                                                 USEFUL LIVES
                                                   (YEARS)      1996     1995
                                                 ------------ -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
      Land and improvements.....................    10-20     $   47.5 $   48.4
      Buildings and unamortized leasehold
       improvements.............................    30-45        272.4    227.8
      Machinery and equipment...................     3-10        854.5    635.8
      Furniture, fixtures and office machines...     5-8          67.3     47.8
      Construction in progress..................      --         106.2    199.8
                                                              -------- --------
        Total...................................               1,347.9  1,159.6
      Less accumulated depreciation.............                 657.1    608.2
                                                              -------- --------
      Property, net.............................              $  690.8 $  551.4
                                                              ======== ========
      Satellites................................     9-15     $1,400.1 $1,353.0
      Less accumulated depreciation.............      --         343.5    257.0
                                                              -------- --------
        Total...................................              $1,056.6 $1,096.0
                                                              ======== ========

NOTE 6: LEASING ACTIVITIES

  Future minimum lease payments due from customers under noncancellable satellite transponder operating leases, exclusive of amounts due from sublessees reported below are $159.1 million in 1997, $124.4 million in 1998, $91.8 million in 1999, $83.0 million in 2000, $68.9 million in 2001 and $169.5 million thereafter.

                                 HUGHES TELECOM

  The components of the net investment in sales-type leases are as follows:

                                                                  1996    1995
                                                                 ------  ------
                                                                  (DOLLARS IN
                                                                   MILLIONS)
      Total minimum lease payments.............................. $696.7  $533.0
      Allowance for doubtful accounts...........................  (18.0)  (16.7)
      Less unearned interest income............................. (337.5) (232.8)
                                                                 ------  ------
      Total net investment in sales-type leases.................  341.2   283.5
      Less current portion......................................  (20.6)  (18.8)
                                                                 ------  ------
        Total................................................... $320.6  $264.7
                                                                 ======  ======

   Future minimum payments due from customers under sales-type leases as of December 31, 1996 are $62.3 million in 1997, $68.6 million in 1998, $74.0 million in 1999, $74.2 million in 2000, $74.2 million in 2001 and $343.4 million thereafter.

  In February 1996, Hughes Telecom entered into a sale and leaseback of certain satellite transponders on Galaxy III-R with General Motors Acceptance Corporation ("GMAC"), a subsidiary of GM. Proceeds from the sale were $252.0 million, and the sale resulted in a gain of $108.8 million, which was deferred and is being amortized over the seven-year leaseback period. In 1991 and 1992, Hughes Telecom entered into agreements for the sale and leaseback of certain transponders on SBS-6 and Galaxy VII, respectively, resulting in deferred gains of $96.1 million in 1991 and $180.0 million in 1992, which are being amortized over their respective leaseback periods. The transponder leaseback terms include early buyout options of $151.7 million in 1998 and $366.2 million in 1999 and end of lease buyout options of $114.2 million in 2003 and $78.7 million in 2004. As of December 31, 1996, the future minimum leaseback amounts payable to lessors under the operating leasebacks and the future minimum sublease amounts due from sublessees under noncancelable subleases are as follows:

                                                               MINIMUM  SUBLEASE
                                                              LEASEBACK AMOUNTS
                                                              PAYMENTS    DUE
                                                              --------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
      1997...................................................  $110.4    $ 68.9
      1998...................................................   107.3      56.4
      1999...................................................   133.3      40.4
      2000...................................................   164.7      40.5
      2001...................................................    90.9      40.2
      Thereafter.............................................   173.7     149.4
                                                               ------    ------
        Total................................................  $780.3    $395.8
                                                               ======    ======

NOTE 7: ACCRUED LIABILITIES

                                                                   1996   1995
                                                                  ------ ------
                                                                   (DOLLARS IN
                                                                    MILLIONS)
      Payrolls and other compensation............................ $115.5 $102.9
      Contract-related provisions................................  159.5  189.6
      Reserve for consumer finance and rebate programs...........  120.5    --
      Other......................................................   34.5  109.6
                                                                  ------ ------
        Total.................................................... $430.0 $402.1
                                                                  ====== ======

                                 HUGHES TELECOM

NOTE 8: INCOME TAXES

  The income tax provision (benefit) consisted of the following:

                                                          1996   1995    1994
                                                         ------ ------  ------
                                                             (DOLLARS IN
                                                              MILLIONS)
      U.S. federal, state and foreign taxes currently
       payable.......................................... $ 36.5 $160.5  $121.7
      U.S. federal, state and foreign deferred tax
       liabilities
       (assets)--net....................................   68.3 (129.1)  (66.2)
                                                         ------ ------  ------
        Total income tax provision...................... $104.8 $ 31.4  $ 55.5*
                                                         ====== ======  ======

------
*Excluding effect of accounting change.

  Income from continuing operations before income taxes and minority interests included the following components:

                                                             1996  1995   1994
                                                            ------ ----- ------
                                                                (DOLLARS IN
                                                                 MILLIONS)
      U.S. income.......................................... $218.4 $96.0 $154.5
      Foreign income (loss)................................    3.7   1.6   (1.4)
                                                            ------ ----- ------
        Total.............................................. $222.1 $97.6 $153.1
                                                            ====== ===== ======

  The combined income tax provision was different than the amount computed using the U.S. statutory income tax rate for the reasons set forth in the following table:

                                                         1996    1995    1994
                                                        ------  ------  ------
                                                            (DOLLARS IN
                                                             MILLIONS)
      Expected tax at U.S. statutory income tax rate... $ 77.7  $ 34.2  $ 53.6
      U.S. state and local income taxes................    9.4     4.1     6.5
      Purchase accounting adjustments..................    7.3     7.3     7.3
      Foreign sales corporation tax benefit............  (24.0)  (19.7)  (15.8)
      Investment tax credits...........................    --     (5.0)    --
      Minority interests in partnerships' losses.......   17.7     2.0     --
      Losses of equity method investee.................   14.8     4.2     1.9
      Other............................................    1.9     4.3     2.0
                                                        ------  ------  ------
        Total income tax provision..................... $104.8  $ 31.4  $ 55.5*
                                                        ======  ======  ======

------
*Excluding effect of accounting change.

                                 HUGHES TELECOM

  Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31, 1996 and 1995 were as follows:

                                               1996                 1995
                                       -------------------- --------------------
                                       DEFERRED  DEFERRED   DEFERRED  DEFERRED
                                         TAX        TAX       TAX        TAX
                                        ASSETS  LIABILITIES  ASSETS  LIABILITIES
                                       -------- ----------- -------- -----------
                                                 (DOLLARS IN MILLIONS)
      Profits on long-term contracts.   $124.8    $133.3     $103.8    $142.1
      Sales and leasebacks...........    119.6                 88.4
      Depreciation...................              255.2                209.0
      Sale of equity interest in
       DIRECTV.......................               48.7
      Other..........................     49.6      23.9       70.6       8.3
                                        ------    ------     ------    ------
      Subtotal.......................    294.0     461.1      262.8     359.4
      Valuation allowance............    (10.3)               (12.5)
                                        ------    ------     ------    ------
        Total deferred taxes.........   $283.7    $461.1     $250.3    $359.4
                                        ======    ======     ======    ======

  No provision has been made for U.S. federal income taxes related to the portion of undistributed earnings of foreign subsidiaries deemed permanently reinvested. At December 31, 1996 and 1995, undistributed earnings of foreign subsidiaries amounted to approximately $5.3 million and $5.1 million, respectively. Repatriation of all accumulated earnings would have resulted in tax liabilities of $0.5 million in both years.

  At December 31, 1996, Hughes Telecom had $6.9 million of foreign operating loss carryforwards which expire in varying amounts between 1997 and 2001. The valuation allowance includes a provision for all of the foreign operating loss carryforwards.

NOTE 9: RETIREMENT AND INCENTIVE PLANS

  Certain employees of Hughes Telecom and other Hughes Electronics businesses participate in contributory and non-contributory defined benefit retirement plans (the "Plans") maintained by Hughes Electronics. These Plans are available to substantially all full-time employees of Hughes Telecom. Benefits are based on years of service and compensation earned during a specified period of time before retirement. The accumulated plan benefit obligations and plan net assets for the employees of Hughes Telecom have not been separately determined and are not included in the Combined Balance Sheet. However, the fair value of plan assets exceeds the accumulated plan benefit obligations related to these Plans. In addition, employees of Hughes Telecom and other Hughes Electronics businesses participate in certain other postretirement and postemployment benefit plans, principally health and life insurance plans, which are unfunded. The accumulated postretirement and postemployment benefit obligations related to employees of Hughes Telecom have not been separately determined and are not included in the Combined Balance Sheet. Hughes Telecom recorded expenses related to the pension, postretirement and postemployment benefits plans of approximately $27.6 million, $8.9 million and $6.9 million in 1996, 1995 and 1994, respectively.

  Certain eligible employees of Hughes Telecom participate in the Hughes Electronics Corporation Incentive Plan pursuant to which shares, rights, or options to acquire GM Class H Common Stock may be granted through May 31, 1997. The option price is equal to 100% of the fair market value of GM Class H Common Stock on the date the options are granted. These non-qualified options generally expire 10 years from the dates of grant and are subject to earlier termination under certain conditions.

                                 HUGHES TELECOM

  Employees of Hughes Telecom also participate in other Hughes health and welfare plans. Charges related to these plans were $61.7 million, $51.5 million and $51.9 million in 1996, 1995 and 1994, respectively.

NOTE 10: SPECIAL PROVISION FOR RESTRUCTURING

  In 1992, Hughes Electronics recorded a special restructuring charge of $1,237.0 million primarily attributable to redundant facilities and related employment costs. Approximately $155.6 million was attributable to Hughes Telecom and comprehended a reduction of Hughes Telecom's employment, a major facilities consolidation, and a reevaluation of certain business lines that no longer met Hughes Telecom's strategic objectives. Restructuring costs of $19.4 million, $44.7 million and $39.7 million attributable to Hughes Telecom were charged against the reserve during 1996, 1995 and 1994, respectively. The remaining liability attributable to Hughes Telecom of $23.9 million relates primarily to reserves for excess facilities. It is expected that these costs will be expended predominantly during the next year.

NOTE 11: ACQUISITION OF PANAMSAT CORPORATION

  In May 1997, Hughes Telecom and PanAmSat Corporation merged their respective satellite services operations into a new publicly-held company, which retained the name PanAmSat. Hughes Telecom contributed its Galaxy satellite services business in exchange for a 71.5% interest in the new company. PanAmSat stockholders received a 28.5% interest in the new company and $1.5 billion in cash. Such cash consideration and other funds required to consummate the merger were funded by new debt financing totaling $1,725.0 million provided by Hughes Electronics, which borrowed such funds from GM. PanAmSat is a leading provider of international satellite services.

NOTE 12: DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  In the normal course of business, Hughes Electronics enters into transactions utilizing financial instruments with off-balance sheet risk on behalf of Hughes Telecom to reduce Hughes Telecom's exposure to fluctuations in foreign currency exchange rates. The primary class of derivatives used is foreign exchange-forward contracts. These instruments involve, to varying degrees, elements of credit risk in the event a counterparty should default and market risk as the instruments are subject to rate and price fluctuations. Credit risk is managed through the periodic monitoring and approval of financially sound counterparties. Market risk is mitigated because the derivatives are used to hedge underlying transactions. Cash receipts or payments on these contracts normally occur at maturity. Hughes Electronics holds derivatives on behalf of Hughes Telecom only for purposes other than trading.

  Foreign exchange-forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. Hughes Electronics uses these agreements on behalf of Hughes Telecom to hedge risk of changes in foreign currency exchange rates associated with certain firm commitments denominated in foreign currency.

  The total notional amount of foreign exchange-forward contracts entered into by Hughes Telecom at December 31, 1996 and 1995, was approximately $1.0 million and $4.0 million, respectively. The total notional amount of foreign exchange-forward contracts entered into by Hughes Electronics on behalf of Hughes Telecom at December 31, 1996 and 1995, was approximately $34.0 million and $97.0 million, respectively.

                                 HUGHES TELECOM

NOTE 13: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values of derivative financial instruments reflect the estimated amounts Hughes Telecom would receive or pay to terminate the contracts at the reporting date, which takes into account the current unrealized gains or losses on open contracts that are deferred and recognized when the offsetting gains and losses are recognized on the related hedged items. The fair value of foreign exchange-forward contracts is estimated based on foreign exchange rate quotes at the reporting date. At December 31, 1996 and 1995, the total estimated fair value of open contracts, which were in a net gain position, was $2.3 million and $11.3 million, respectively. No amounts were recorded on the Combined Balance Sheet for these contracts in 1996 and 1995. For all financial instruments not described above, fair value approximates book value.

  The carrying amount of the net investment in sales-type leases approximates its fair value because the interest rates implicit in the leases approximate current market rates.

NOTE 14: DISCONTINUED OPERATIONS

  On November 3, 1997, Hughes Telecom entered into an agreement to sell substantially all of the assets and liabilities of the Hughes Avicom International, Inc. ("Hughes Avicom") business to Rockwell Collins, Inc. for cash. Accordingly, the Hughes Avicom business is presented as a discontinued operation. The sale is expected to close in the fourth quarter of 1997, pending regulatory approval, and result in a gain. Revenues for the discontinued operation were $89.9 million, $49.6 million and $75.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net losses from the discontinued operation for the years ended December 31, 1996, 1995 and 1994, respectively, were $7.4 million, $64.6 million and $54.1 million, net of income tax benefits of $4.8 million, $41.8 million and $34.9 million.

  The net assets of the discontinued operation are as follows:

                                                        DECEMBER 31, DECEMBER 31,
                                                            1996         1995
                                                        ------------ ------------
                                                              (IN MILLIONS)
Current assets.........................................    $73.6        $101.8
Property, net..........................................     10.3           9.8
Other assets...........................................     13.9          17.9
Current liabilities....................................    (62.1)        (94.6)
Other liabilities......................................     (0.7)         (0.5)
                                                           -----        ------
  Net assets of discontinued operations................    $35.0        $ 34.4
                                                           =====        ======

  The sale will allow Hughes Telecom to better focus on its core space and telecommunications segments. Hughes Avicom is a supplier of products and services to the commercial airline market.

NOTE 15: COMMITMENTS AND CONTINGENCIES

  Hughes Telecom signed agreements in 1995 and 1996 to procure commercial satellite launches, a significant number of which are expected to be used in connection with satellites ordered by outside customers. The agreements provide for launches beginning in 1998 and also contain options for additional launch vehicles. The total amount of the commitments, which is dependent upon the number of options exercised, market conditions, and other factors, could exceed $2.0 billion.

  Hughes Telecom has an agreement with a finance company under which the finance company agreed to provide an open-end revolving credit program for consumer purchases of DSS equipment, installations and ancillary items at selected retail establishments. Funding under this program was discontinued effective September 10, 1996. The aggregate outstanding balances under this agreement at December 31, 1996 totaled

                                 HUGHES TELECOM

$194.5 million. Hughes Telecom has certain rights regarding the administration of the program and the losses from qualifying accounts under this program accrue to Hughes Telecom, subject to certain indemnity obligations of the finance company. Hughes Telecom has established allowances to provide for expected losses under the program. The allowances are subject to periodic review as management collects additional information about the performance of the consumer loan portfolios.

  In December 1994, Hughes Electronics entered into an agreement with Computer Sciences Corporation (CSC) whereby CSC provides a significant amount of data processing services required by the non-automotive businesses of Hughes Electronics. Baseline service payments to CSC are expected to aggregate approximately $1.5 billion over the term of the eight-year agreement. Based on historical usage, approximately 10% of the costs incurred under the agreement are attributable to Hughes Telecom. The contract is cancelable by Hughes Electronics with substantial early termination penalties.

  At December 31, 1996, minimum future commitments under noncancelable operating leases having lease terms in excess of one year, exclusive of satellite transponders leaseback payments disclosed in Note 6, are primarily for real property and aggregated $221.3 million, payable as follows: $41.7 million in 1997, $29.2 million in 1998, $22.6 million in 1999, $21.3 million in 2000, $19.7 million in 2001 and $86.8 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $52.7 million in 1996, $54.7 million in 1995 and $63.6 million in 1994.

  Hughes Telecom has commitments to purchase minimum quantities of certain electronic components totaling approximately $129.0 million. In conjunction with its performance on long-term contracts, Hughes Telecom is contingently liable under standby letters of credit and bonds in the amount of $152.5 million at December 31, 1996. In Hughes Telecom's past experience, no material claims have been made against these financial instruments. In addition, Hughes Telecom has guaranteed up to $150.0 million of certain American Mobile Satellite Corporation ("AMSC") bank debt due June, 2001. Hughes Telecom owns approximately 27% of the common stock of AMSC. Hughes Telecom has also guaranteed up to $150.0 million of a Surfin Ltd. revolving credit facility which expires July, 1999. Hughes Telecom owns approximately 39% of Surfin Ltd.

  Hughes Telecom is subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against it. The aggregate ultimate liability of Hughes Telecom under these government regulations, and under these claims and actions, was not determinable at December 31, 1996. In the opinion of Hughes Electronics and Hughes Telecom management, such liability is not expected to have a material adverse effect on the Hughes Telecom's combined operations or financial position.

  Hughes Telecom has maintained a suit against the U.S. Government since September 1973, regarding the government's infringement and use of a Hughes Telecom patent (the "Williams Patent") covering "Velocity Control and Orientation of a Spin Stabilized Body," principally satellites. On June 17, 1994, the U.S. Court of Claims awarded Hughes Telecom damages of $114.0 million. Because Hughes Telecom believed that the record supported a higher royalty rate, it appealed that decision. The U.S. government, contending that the award was too high, also appealed. On June 19, 1996, the Court of Appeals for the Federal Circuit ("CAFC") affirmed the decision of the Court of Claims which awarded Hughes Telecom $114.0 million in damages, together with interest. The U.S. government petitioned the CAFC for a rehearing. That petition was denied in October 1996. The U.S. government then filed a petition with the U.S. Supreme Court seeking certiorari. On April 21, 1997, the U.S. Supreme Court, citing a recent decision it had rendered in Warner-Jenkinson v. Hilton Davis, remanded Hughes Telecom's suit over the Williams Patent back to the CAFC in order to have the CAFC determine whether the ruling in the Williams Patent matter was consistent with the U.S. Supreme Court's decision in the Warner-Jenkinson case. The previous liability decision of the Court of Claims in the Williams Patent matter, and its $114.0 million damage award to Hughes Telecom currently remain in effect pending reconsideration of the case by the CAFC. Hughes Telecom is unable to estimate the duration of this reconsideration process. While no

                                 HUGHES TELECOM
amount has been recorded in the financial statements of Hughes Telecom to reflect the $114.0 million award, a resolution of this matter could result in a gain that would be material to the earnings of GM attributable to GM Class H Common Stock.

NOTE 16: SEGMENT REPORTING

  The Satellite Manufacturing segment is a world leader in the design and construction of satellites and related components. The Network Systems segment includes satellite-based business networks, wireless communications equipment and other communications services. The Direct-to-Home Broadcast segment provides digital programming services via satellite, primarily to residential consumers, both in the U.S. and in foreign countries. The Satellite Services segment is engaged in selling, leasing and operating satellite transponders and provides services for cable television systems, news companies and private business networks.

                                                 DIRECT-TO-           INTERCOMPANY
                            SATELLITE   NETWORK     HOME    SATELLITE ELIMINATIONS
                          MANUFACTURING SYSTEMS  BROADCAST  SERVICES   AND OTHER    TOTAL
                          ------------- -------- ---------- --------- ------------ --------
                                                (DOLLARS IN MILLIONS)
1996
Revenues................    $2,050.2    $1,067.4  $  744.4  $  483.4    $(260.8)   $4,084.6
Operating Profit (Loss)
 (1)....................       181.7       116.1    (310.9)    243.0      (40.8)      189.1
Identifiable Assets (2).     1,085.4       958.7   1,077.1   1,275.5       19.7     4,416.4
Depreciation and
 Amortization...........        52.1        28.3      67.3      58.5        9.4       215.6
Capital Expenditures
 (3)....................        87.8        45.3      63.5     308.7      (55.9)      449.4
1995
Revenues................    $1,716.8    $  909.2  $  241.0  $  394.0    $(100.0)   $3,161.0
Operating Profit (Loss)
 (1)....................       146.7        64.6    (159.0)    166.3      (68.1)      150.5
Identifiable Assets (2).     1,014.0       778.3     842.9   1,138.0      179.4     3,952.6
Depreciation and
 Amortization...........        51.4        25.2      48.6      76.5       (0.8)      200.9
Capital Expenditures
 (3)....................        53.2        50.5     107.5     280.5      (49.4)      442.3
1994
Revenues................    $1,462.4    $  813.6  $  108.3  $  331.5    $ (28.0)   $2,687.8
Operating Profit (Loss)
 (1)....................       114.2        68.9     (44.0)    106.7      (31.5)      214.3
Identifiable Assets (2).       936.8       848.9     682.0     868.4      273.2     3,609.3
Depreciation and
 Amortization...........        47.4        23.5      23.5      54.1       12.4       160.9
Capital Expenditures
 (3)....................        35.6        36.8     265.4     114.7      (53.5)      399.0

------

(1) Operating profit and depreciation and amortization include purchase accounting adjustments associated with GM's purchase of Hughes Aircraft Company related to Hughes Telecom of $17.7 million in 1996, 1995 and 1994, respectively, attributable to Satellite Manufacturing; and $3.3 million in 1996, 1995 and 1994, respectively, attributable to Satellite Services. Operating profit amounts related to the Satellite Manufacturing segment for 1995 and 1994 have been reclassified from prior presentations.

(2) Identifiable assets of the Satellite Manufacturing and Satellite Services segments include the unamortized purchase accounting adjustments associated with the purchase of Hughes Aircraft Company attributable to Hughes Telecom. Satellite Manufacturing includes unamortized purchase accounting adjustments of $395.1 million in 1996, $412.8 million in 1995 and $430.5 million in 1994. Satellite Services includes unamortized purchase accounting adjustments of $72.9 million in 1996, $76.2 million in 1995 and $79.5 million in 1994.
(3) Expenditures related to satellites are included in the segments as follows:
    $259.2 million, $234.9 million and $59.2 million in 1996, 1995 and 1994, respectively, for the Satellite Services segment; and $53.1 million and $209.5 million in 1995 and 1994, respectively, for the Direct-To-Home Broadcast segment.

                                 HUGHES TELECOM

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)


  A reconciliation of operating profit shown above to Income before Income Taxes shown in the Combined Statement of Income and Parent Company's Net Investment follows:

                                                          1996    1995    1994
                                                         ------  ------  ------
                                                             (DOLLARS IN
                                                              MILLIONS)
      Operating Profit.................................. $189.1  $150.5  $214.3
      Other Income--net.................................   75.9     8.2    (9.2)
      Allocated Interest Expense........................  (42.9)  (61.1)  (52.0)
                                                         ------  ------  ------
        Income (Loss) from continuing operations before
         Income Taxes and minority interests............ $222.1  $ 97.6  $153.1
                                                         ======  ======  ======

  Export sales from the U.S. were as follows:

                                                            1996    1995   1994
                                                          -------- ------ ------
                                                          (DOLLARS IN MILLIONS)
      Europe............................................. $  626.0 $292.9 $152.1
      Asia...............................................    640.2  549.0  460.0
      Latin America......................................     86.9   34.4   85.0
      Africa.............................................     28.2   14.1    4.9
      Other..............................................     14.1   34.1   35.3
                                                          -------- ------ ------
        Total............................................ $1,395.4 $924.5 $737.3
                                                          ======== ====== ======

  To find any of the sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read.

TABLE OF CONTENTS

CHAPTER 1: INTRODUCTION

CHAPTER 2: RISK FACTORS

CHAPTER 3: THE HUGHES TRANSACTIONS AND THE RAYTHEON MERGER

CHAPTER 4: FINANCIAL AND BUSINESS REVIEWS

CHAPTER 5: NEW RAYTHEON

CHAPTER 6: CAPITAL STOCK

CHAPTER 7: CONSENT SOLICITATION AND CERTAIN OTHER MATTERS

GLOSSARY

APPENDICES

                                                 Printed on Recycled paper.
                                                LOGO

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF GENERAL MOTORS.

 Delaware General Corporation Law

  Under Section 145 of the Delaware General Corporation Law, General Motors is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

  Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  Section 145(c) of the Delaware General Corporation Law provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under
Section 145.

 Amended and Restated Certificate of Incorporation

  The GM Certificate of Incorporation provides that no director of General Motors shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to General Motors or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174, or any successor provision thereto, of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

 By-Laws

  Under Article V of the GM By-Laws, General Motors shall indemnify and advance expenses to every director and officer (and to such person's heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys' fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. General Motors shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the GM Board. General Motors shall pay the expenses of directors and officers incurred in defending any action, suit or proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article V of the GM By-Laws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article V of the GM By-Laws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the GM By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the GM Certificate of Incorporation or the GM By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

 Transaction Agreements

  In the Master Separation Agreement, Delco and Hughes Telecom will agree to indemnify and defend the directors and officers of General Motors against any losses, claims, damages, liabilities or actions arising, whether prior to or following the Hughes Reorganization, out of or in connection with the liabilities, assets and businesses of Delco and Hughes Telecom, respectively (including any losses arising out of or in connection with the merger of Hughes Electronics into General Motors). Hughes Telecom will also agree to indemnify and defend the directors and officers of General Motors against any losses, claims, damages, liabilities or actions arising out of or in connection with any breach of its representations and warranties to Hughes Defense concerning the sufficiency of the assets of Hughes Defense immediately following the GM Spin-Off Merger. In the same agreement, Hughes Defense will agree to indemnify the directors and officers of General Motors against any losses, claims, damages, liabilities or actions arising out of or in connection with its liabilities (including in connection with any breach by Hughes Defense of any of the Transaction Agreements after the GM Spin-Off Merger), assets or business. Delco, Hughes Telecom and Hughes Defense have agreed to reimburse the directors and officers of General Motors for any legal or other expenses reasonably incurred in connection with the investigation or defense of any such loss, claim, damage, liability or action. The amount of indemnification provided for under the Master Separation Agreement shall be increased to take account of any net tax cost incurred by the director or officer arising from the receipt or accrual of an indemnification payment (grossed up for such increase) and reduced to take account of any net tax benefit realized by the director or officer arising from incurring or paying such loss or other liability.

  In the Spin-Off Separation Agreement, Hughes Defense will agree to indemnify and defend the directors and officers of General Motors against all losses relating to or arising from or due to: (1) any breach by Hughes Defense of the Spin-Off Separation Agreement, (2) any untrue statement of a material fact or any omission to state a material fact in the Hughes Defense Registration Statement or the Registration Statement on Form S-4 of Hughes Defense, as amended and including exhibits, to register with the SEC the shares of Class B Common Stock relating to Raytheon, the Raytheon Merger, plans regarding New Raytheon after the Raytheon Merger and other forward-looking information regarding New Raytheon and (3) any actions taken (or omitted to be taken) by Raytheon in violation of the Raytheon Merger Agreement. The amount of indemnification provided for under the Spin-Off Separation Agreement shall be increased to take account of any net tax cost incurred by the director or officer arising from the receipt or accrual of an indemnification payment (grossed up for such increase) and reduced to take account of any net tax benefit realized by the director or officer arising from incurring or paying such loss or other liability.

  In the Tax Sharing Agreement, from and after the Distribution Date (as defined therein), Hughes Defense will agree to indemnify and hold harmless the directors and officers of General Motors against (1) all Income Tax Liabilities (as defined therein) which Hughes Defense (or any other member of the Hughes Group (as defined therein) or the Hughes Post-Merger Group (as defined therein) ) is required to pay, or reimburse General Motors or Hughes Telecom, under Section 2 thereof and (2) all Income Taxes (as defined therein) incurred by any member of the GM Group (as defined therein) or Hughes Group by reason of the breach by Hughes Defense of any of its covenants thereunder and, in either case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

 Insurance

  General Motors is insured against liabilities which it may incur by reason of Article V of the GM By-Laws. In addition, directors and officers are insured, at GM's expense, against some liabilities which might arise out of their employment and not be subject to indemnification under Article V of the GM By-Laws.

  Pursuant to a resolution adopted by the GM Board on December 1, 1975, General Motors to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of General Motors, or any of them, who incur or are threatened with personal liability, including expense, under ERISA or any amendatory or comparable legislation or regulation thereunder.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  The following documents are exhibits to this Registration Statement.

      EXHIBIT
      NUMBER                     DESCRIPTION OF DOCUMENT
      -------                    -----------------------
      2(a)     Agreement and Plan of Merger by and between General Motors
               Corporation and GM Mergeco Corporation, dated as of
               October 17, 1997 (included as Appendix A to the
               Solicitation Statement/Prospectus which forms a part of
               this Registration Statement).
      2(b)     Agreement and Plan of Merger by and between HE Holdings,
               Inc. and Raytheon Company, dated as of January 16, 1997
               (filed as Exhibit 2(a) to the Current Report on Form 8-K
               of General Motors Corporation, dated January 16, 1997, and incorporated herein by reference).
      2(c)     Implementation Agreement by and between General Motors
               Corporation and Raytheon Company, dated as of January 16,
               1997 (filed as Exhibit 2(b) to the Current Report on Form
               8-K of General Motors Corporation, dated January 16, 1997, and incorporated herein by reference).
      2(d)     Form of Master Separation Agreement among General Motors
               Corporation, Hughes Network Systems, Inc., Delco
               Electronics Corporation and HE Holdings, Inc.*
      2(e)     Form of Hughes Spin-Off Separation Agreement by and
               between HE Holdings, Inc. and General Motors Corporation.*
      2(f)     Form of Tax Sharing Agreement among General Motors
               Corporation, HE Holdings, Inc. and Hughes Network Systems,
               Inc.*
      4(a)     Restated Certificate of Incorporation, as amended, filed
               as Exhibit 3(i) to the Current Report on Form 8-K of
               General Motors Corporation dated June 7, 1996, and
               Amendment to Article Fourth of the Certificate of
               Incorporation--Division III--Preference Stock, by reason
               of the Certificates of Designations filed with the
               Secretary of State of the State of Delaware on September
               14, 1987 and the Certificate of Decrease filed with the
               Secretary of State of the State of Delaware on September
               29, 1987 (pertaining to the six series of Preference Stock contributed to the General Motors pension trusts),
               incorporated by reference to Exhibit 19 to the Quarterly
               Report on Form 10-Q of General Motors Corporation for the
               quarter ended June 30, 1990 in the Form SE of General
               Motors Corporated dated August 6, 1990; as further amended by the Certificate of Designations filed with the
               Secretary of State of the State of Delaware on June 28,
               1991 (pertaining to Series A Conversion Preference Stock), incorporated by reference to Exhibit 4(a) to Form S-8
               Registration Statement No. 33-43744 in the Form SE of
               General Motors Corporation dated November 1, 1991; as
               further amended by the Certificate of Designations filed
               with the Secretary of State of the State of Delaware on
               December 9, 1991 (pertaining to Series B 9 1/8% Preference
               Stock), incorporated by reference to Exhibit 4(a) to Form
               S-3 Registration Statement No. 33-45216 in the Form SE of
               General Motors Corporation dated January 27, 1992; as
               further amended by the Certificate of Designations filed
               with the Secretary of State of the State of Delaware on
               February 14, 1992 (pertaining to Series C Convertible
               Preference Stock), incorporated by reference to Exhibit
               (3)(a) to the Annual Report on Form 10-K of General Motors
               Corporation for the year ended December 31, 1991 in the
               Form SE of General Motors Corporation dated March 20,
               1992; as further amended by the Certificate of
               Designations filed with the Secretary of State of the
               State of Delaware on July 15, 1992 (pertaining to Series D
               7.92% Preference Stock), incorporated by reference to
               Exhibit 3(a)(2) to the Quarterly Report on Form 10-Q of
               General Motors Corporation for the quarter ended June 30,
               1992 in the Form SE of General Motors Corporation dated
               August 10, 1992; and as further amended by the Certificate of Designations filed with the Secretary of State of the
               State of Delaware on December 15, 1992 (pertaining to
               Series G 9.12% Preference Stock), incorporated by
               reference to Exhibit 4(a) to Form S-3 Registration
               Statement No. 33-49309 in the Form SE of General Motors
               Corporation dated January 25, 1993.

      EXHIBIT
      NUMBER                     DESCRIPTION OF DOCUMENT
      -------                    -----------------------
      4(b)     By-Laws of General Motors Corporation, as amended to Au-
               gust 4, 1997 (filed as Exhibit 3(ii) to the Quarterly Re-
               port on Form 10-Q at General Motors Corporation for the
               quarter ended June 30, 1997).
      5        Opinion of Warren G. Andersen, Esq.*
      8(a)     Opinion of Kirkland & Ellis.*
      8(b)     Opinion of Weil, Gotshal & Manges LLP.*
     23(a)     Consent of Deloitte & Touche LLP, independent auditors.**
     23(b)     Consent of Coopers & Lybrand L.L.P., independent audi-
               tors.**
     23(c)     Consent of Ernst & Young LLP, independent auditors.**
     23(d)     Consent of Arthur Andersen LLP, independent auditors.**
     23(e)     Consent of Warren G. Andersen (included in Exhibit 5
               above).
     23(f)     Consent of Kirkland & Ellis (included in Exhibit 8(a)
               above).
     23(g)     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorpo-
               rated.**
     23(h)     Consent of Salomon Brothers Inc.**
     23(i)     Consent of Goldman, Sachs & Co.**
     23(j)     Consent of Weil, Gotshal & Manges LLP (included in Exhibit
               8(b) above).
     23(k)     Consent of Bear, Stearns & Co., Inc.**
     23(l)     Consent of Credit Suisse First Boston Corporation.**

    --------
    *Filed previously.
    **Filed herewith.

FAIRNESS OPINIONS

  Incorporated as Appendix B to the Solicitation Statement/Prospectus which forms a part of this Registration Statement.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    1. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    3. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assessed by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    5. To respond to requests for information that is incorporated by reference into this Solicitation Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    6. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DETROIT, STATE OF MICHIGAN, ON NOVEMBER 10, 1997.

                                          General Motors Corporation

                                                 /s/ John F. Smith, Jr.
                                          By: _________________________________
                                                    John F. Smith, Jr.
                                                 Chairman of the Board of
                                            Directors, Chief Executive Officer
                                                       and President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON NOVEMBER 10, 1997 IN THE CAPACITIES INDICATED.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


         /s/ John F. Smith, Jr.             Chairman of the Board of Directors, Chief
___________________________________________   Executive Officer, and President
           (John F. Smith, Jr.)

           /s/ Harry J. Pearce              Vice Chairman of the Board of
___________________________________________   Directors
             (Harry J. Pearce)


           /s/ J. Michael Losh              Executive Vice President and
___________________________________________   Chief Financial Officer
             (J. Michael Losh)

          /s/ John D. Finnegan              Vice President and Treasurer
___________________________________________
            (John D. Finnegan)


          /s/ Wallace W. Creek              Comptroller
___________________________________________
            (Wallace W. Creek)

           /s/ Peter R. Bible               Chief Accounting Officer
___________________________________________
             (Peter R. Bible)


          /s/ Anne L. Armstrong             Director
___________________________________________
            (Anne L. Armstrong)

           /s/ Percy Barnevik               Director
___________________________________________
             (Percy Barnevik)

            /s/ John H. Bryan               Director
___________________________________________
              (John H. Bryan)

         /s/ Thomas E. Everhart             Director
___________________________________________
           (Thomas E. Everhart)
       /s/ Charles T. Fisher, III           Director
___________________________________________
         (Charles T. Fisher, III)

Principal Financial Officers

Principal Accounting Officers

         /s/ George M.C. Fisher             Director
___________________________________________
           (George M.C. Fisher)
      /s/ J. Willard Marriott, Jr.          Director
___________________________________________
        (J. Willard Marriott, Jr.)
         /s/ Ann D. McLaughlin              Director
___________________________________________
            (Ann D. McLaughlin)
          /s/ Eckhard Pfeiffer              Director
___________________________________________
            (Eckhard Pfeiffer)
           /s/ John G. Smale                Director
___________________________________________
              (John G. Smale)
         /s/ Louis W. Sullivan              Director
___________________________________________
            (Louis W. Sullivan)
        /s/ Dennis Weatherstone             Director
___________________________________________
           (Dennis Weatherstone)
          /s/ Thomas H. Wyman               Director
___________________________________________
             (Thomas H. Wyman)

                           Detach Consent Card Here

-------------------------------------------------------------------------------
              CONSENT TO ACTION OF STOCKHOLDERS WITHOUT A MEETING
                   REVOCABLE CONSENT SOLICITED ON BEHALF OF
                          GENERAL MOTORS CORPORATION

  The undersigned, a common stockholder of General Motors Corporation ("General Motors" or "GM"), acting with respect to all of the shares of Common Stock, par value $1 2/3 per share ("GM $1 2/3 Common Stock"), and/or GM Class H Common Stock, par value $0.10 per share ("GM Class H Common Stock" and, together with the GM $1 2/3 Common Stock, the "GM Common Stock"), as applicable, held by the undersigned on October 15, 1997 (the "Record Date"), hereby consents, withholds consent or abstains as specified on the reverse side with respect to the taking of corporate action without a meeting pursuant to Section 228 of the Delaware General Corporation Law. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Solicitation Statement/Prospectus (the "Solicitation Statement/Prospectus") furnished herewith to stockholders of General Motors who held shares of GM Common Stock on the Record Date.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTION DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

  Stockholders wishing to approve the action set forth herein should mark the "Consent" box on the reverse side of this consent card. Those opposing any such action should register their position by marking the "Withhold Consent" or "Abstain" box on the reverse side of this consent card or by not returning this consent card. Unless you otherwise indicate on this consent card, this consent card will be voted as set forth on the reverse side with respect to all shares of both classes of GM Common Stock held by the undersigned on the Record Date, and if no choice is indicated but this consent card is otherwise completed, you will be deemed to have consented to the action set forth on the reverse side of this consent card. By executing this card, the undersigned hereby revokes any and all prior consents and hereby affirms that, as of the Record Date, the undersigned had the power to deliver a consent for the number of shares represented by this consent.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO GIVE CONSENT TO THE ACTION SET FORTH ON THE REVERSE SIDE OF THIS CARD.

  Consummation of the Hughes Transactions is conditioned upon receiving the consent of the holders of (1) a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class, and (2) a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class. Unless previously revoked, this consent will be effective when and if delivered to General Motors along with consents representing the percentages of shares indicated in the immediately preceding sentence (but no sooner than 20 business days following the mailing of the Solicitation Statement/Prospectus to GM common stockholders).

                     PLEASE SIGN AND DATE ON REVERSE SIDE
                                 C O N S E N T

                           Detach Consent Card Here

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-------------------------------------------------------------------------------
PLEASE MARK VOTES AS IN THIS EXAMPLE.
                                       X
-------------------------------------------------------------------------------
FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTION DESCRIBED BELOW.

 THE BOARD OF DIRECTORS OF GENERAL MOTORS CORPORATION RECOMMENDS STOCKHOLDERS
                        CONSENT TO THE PROPOSAL BELOW.
-------------------------------------------------------------------------------





      Consent [ ]                   Withhold [ ]               Abstain [ ]
                                    Consent

1. PROPOSAL: APPROVAL OF THE HUGHES TRANSACTIONS, INCLUDING THE HUGHES REORGANIZATION, THE GM SPIN-OFF MERGER AGREEMENT AND RELATED TRANSACTIONS

   The approval of the Hughes Transactions, including the Hughes Reorganization, the GM Spin-Off Merger (including the Hughes Defense Spin-Off and the recapitalization and conversion of GM Class H Common Stock into New GM Class H Common Stock), the Master Separation Agreement and all of the other agreements contemplated thereby and the consummation of the other transactions and events contemplated by the GM Spin-Off Merger Agreement, including the adoption of the GM Spin-Off Merger Agreement.
   When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   Signature ________________ Signature, if held jointly ________________
   Title ________________  Dated: ________________

   IN ORDER FOR THIS CONSENT CARD TO BE VALID, IT MUST BE DATED. PLEASE
   DATE AND SIGN THIS CARD EXACTLY AS YOUR NAME APPEARS HEREON, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

              CONSENT TO ACTION OF STOCKHOLDERS WITHOUT A MEETING
                    REVOCABLE CONSENT SOLICITED ON BEHALF OF
                           GENERAL MOTORS CORPORATION                     COMMON

  The undersigned, a common stockholder of General Motors Corporation ("General Motors" or "GM"), acting with respect to all of the shares of Common Stock, par value $1 2/3 per share ("GM $1 2/3 Common Stock"), held by the undersigned on October 15, 1997 (the "Record Date"), hereby consents, withholds consent or abstains as specified on the reverse side with respect to the taking of corporate action without a meeting pursuant to Section 228 of the Delaware General Corporation Law. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Solicitation Statement/Prospectus (the "Solicitation Statement/Prospectus") furnished herewith to stockholders of General Motors who held shares of GM common stock on the Record Date.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTION DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

  Stockholders wishing to approve the actions set forth herein should mark the "Consent" box on the reverse side of this consent card. Those opposing such action should register their position by marking the "Withhold Consent" or "Abstain" box on the reverse side of this consent card or by not returning this consent card. Unless you otherwise indicate on this consent card, this consent card will be voted as set forth on the reverse side with respect to all shares of GM $1 2/3 Common Stock held by the undersigned on the Record Date, and if no choice is indicated but this consent card is otherwise completed, you will be deemed to have consented to the action set forth on the reverse side of this consent card. By executing this card the undersigned hereby revokes any and all prior consents and hereby affirms that, as of the Record Date, the undersigned had the power to deliver a consent for the number of shares represented by this consent.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO GIVE CONSENT TO THE ACTION SET FORTH ON THE REVERSE SIDE OF THIS CARD.

  Consummation of the Hughes Transactions is conditioned upon receiving the consent of the holders of (1) a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class, and (2) a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class. Unless previously revoked, this consent will be effective when and if delivered to General Motors along with consents representing the percentages of shares indicated in the immediately preceding sentence (but no sooner than 20 business days following the mailing of the Solicitation Statement/Prospectus to GM common stockholders).

                      PLEASE SIGN AND DATE ON REVERSE SIDE
--------------------------------------------------------------------------------
                                                                          COMMON
[x] PLEASE MARK VOTES AS IN THIS EXAMPLE.


FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTION DESCRIBED BELOW.
--------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS OF GENERAL MOTORS CORPORATION RECOMMENDS STOCKHOLDERS
                         CONSENT TO THE PROPOSAL BELOW.
--------------------------------------------------------------------------------

PROPOSAL: APPROVAL OF THE HUGHES TRANSACTIONS, INCLUDING THE HUGHES REORGANIZATION, THE GM SPIN-OFF MERGER AGREEMENT AND RELATED TRANSACTIONS

[_] CONSENT   [_] WITHHOLD CONSENT    [_]ABSTAIN

The approval of the Hughes Transactions, including the Hughes Reorganization, the GM Spin-Off Merger (including the Hughes Defense Spin-Off and the recapitalization and conversion of GM Class H Common Stock into New GM Class H Common Stock), the Master Separation Agreement and all of the other agreements contemplated thereby and the consummation of the other transactions and events contemplated by the GM Spin-Off Merger Agreement, including the adoption of the GM Spin-Off Merger Agreement.

                                    When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                          Signature __________________ Dated: _________________

                          Signature __________________ Dated: _________________

              CONSENT TO ACTION OF STOCKHOLDERS WITHOUT A MEETING
                    REVOCABLE CONSENT SOLICITED ON BEHALF OF
                           GENERAL MOTORS CORPORATION                    CLASS H

  The undersigned, a common stockholder of General Motors Corporation ("General Motors" or "GM"), acting with respect to all of the shares of Class H Common Stock, par value $0.10 per share ("GM Class H Common Stock"), held by the undersigned on October 15, 1997 (the "Record Date"), hereby consents, withholds consent or abstains as specified on the reverse side with respect to the taking of corporate action without a meeting pursuant to Section 228 of the Delaware General Corporation Law. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Solicitation Statement/Prospectus (the "Solicitation Statement/Prospectus") furnished herewith to stockholders of General Motors who held shares of GM common stock on the Record Date.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTION DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

  Stockholders wishing to approve the action set forth herein should mark the "Consent" box on the reverse side of this consent card. Those opposing such action should register their position by marking the "Withhold Consent" or "Abstain" box on the reverse side of this consent card or by not returning this consent card. Unless you otherwise indicate on this consent card, this consent card will be voted as set forth on the reverse side with respect to all shares of GM Class H Common Stock held by the undersigned on the Record Date, and if no choice is indicated but this consent card is otherwise completed, you will be deemed to have consented to the action set forth on the reverse side of this consent card. By executing this card the undersigned hereby revokes any and all prior consents and hereby affirms that, as of the Record Date, the undersigned had the power to deliver a consent for the number of shares represented by this consent.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO GIVE CONSENT TO THE ACTION SET FORTH ON THE REVERSE SIDE OF THIS CARD.

  Consummation of the Hughes Transactions is conditioned upon receiving the consent of the holders of (1) a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class, and (2) a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class. Unless previously revoked, this consent will be effective when and if delivered to General Motors along with consents representing the percentages of shares indicated in the immediately preceding sentence (but no sooner than 20 business days following the mailing of the Solicitation Statement/Prospectus to GM common stockholders).

                      PLEASE SIGN AND DATE ON REVERSE SIDE
--------------------------------------------------------------------------------
                                                                         CLASS H
[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTION DESCRIBED BELOW.
--------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS OF GENERAL MOTORS CORPORATION RECOMMENDS STOCKHOLDERS
                         CONSENT TO THE PROPOSAL BELOW.
--------------------------------------------------------------------------------

PROPOSAL: APPROVAL OF THE HUGHES TRANSACTIONS, INCLUDING THE HUGHES REORGANIZATION, THE GM SPIN-OFF MERGER AGREEMENT AND RELATED TRANSACTIONS

[_] CONSENT    [_] WITHHOLD CONSENT [_] ABSTAIN

The approval of the Hughes Transactions, including the Hughes Reorganization, the GM Spin-Off Merger (including the Hughes Defense Spin-Off and the recapitalization and conversion of GM Class H Common Stock into New GM Class H Common Stock), the Master Separation Agreement and all of the other agreements contemplated thereby and the consummation of the other transactions and events contemplated by the GM Spin-Off Merger Agreement, including the adoption of the GM Spin-Off Merger Agreement.

                                   When shares are held by joint tenants, both must sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                         Signature __________________ Dated: _________________

                         Signature __________________ Dated: _________________